Exhibit 99.1
THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A JOINT CHAPTER 11 PLAN OF REORGANIZATION PRIOR TO THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE. BECAUSE NO CHAPTER 11 CASES HAVE YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF THEIR CHAPTER 11 CASES, SIMMONS COMPANY, BEDDING HOLDCO INCORPORATED, SIMMONS BEDDING COMPANY AND THEIR DOMESTIC SUBSIDIARIES EXPECT TO SEEK PROMPTLY AN ORDER OF THE BANKRUPTCY COURT APPROVING THIS DISCLOSURE STATEMENT AND THE SOLICITATION OF VOTES AND CONFIRMING THE JOINT PREPACKAGED REORGANIZATION PLAN DESCRIBED HEREIN.
DISCLOSURE STATEMENT
DATED OCTOBER 13, 2009
PREPETITION SOLICITATION OF VOTES
WITH RESPECT TO THE JOINT PLAN OF REORGANIZATION
OF
SIMMONS COMPANY
BEDDING HOLDCO INCORPORATED
SIMMONS BEDDING COMPANY
AND
THEIR DOMESTIC SUBSIDIARIES
FROM HOLDERS OF
LOANS UNDER THE EXISTING SECOND AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT
SENIOR SUBORDINATED NOTES
AND
SENIOR DISCOUNT NOTES

The information in this Disclosure Statement (as defined below) is being provided to you solely for purposes of (a) voting to accept or reject the prepackaged Plan and (b) in the case of holders of allowed Holdco Note Claims (as defined below) who are Eligible Investors (as defined below), electing, subject to the limitations described herein, to purchase Class A Units (as defined below) being offered to Eligible Investors in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).
NEITHER THIS DISCLOSURE STATEMENT NOR THE PLAN DESCRIBED HEREIN HAS BEEN FILED WITH OR REVIEWED BY, AND THE CLASS A UNITS TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH, THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER THE SECURITIES ACT OR UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS. THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.
No person is authorized in connection with this Disclosure Statement to give any information or to make any representation not contained in this Disclosure Statement, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Debtors (as defined below) or any of their representatives.
The statements contained in this Disclosure Statement are made as of the date hereof unless otherwise specified. Although the Debtors have no obligation to update this Disclosure Statement, they reserve the right to amend, modify or withdraw this Disclosure Statement at any time prior to the voting deadline.
Certain of the information, including but not limited to the historical financial information of Simmons Company, contained herein was provided by the Company (as defined below). The Purchasers and the Sponsors (each as defined below) have not performed an independent analysis as to the accuracy or completeness thereof and therefore disclaim any responsibility for such information.
Certain of the information, including but not limited to the projected and historical financial and business information of Serta Holdings contained herein was provided by the Purchasers and the Sponsors. The Company has not performed an independent analysis as to the accuracy or completeness thereof and therefore disclaims any responsibility for such information.
The terms of the prepackaged Plan (as defined below) and the other documents relating to the transactions contemplated by the Plan govern in the event of any inconsistency with the summaries in this Disclosure Statement. Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed to them in the Plan, which is attached hereto as Exhibit A.
All exhibits to the Disclosure Statement are incorporated into and are a part of this Disclosure Statement as if set forth in full herein.
This Disclosure Statement is being conducted to obtain sufficient acceptances of the Plan prior to a filing of the Chapter 11 Cases. Because no cases under chapter 11 of the Bankruptcy Code has yet been commenced, this Disclosure Statement has not been approved by any U.S. bankruptcy court as containing “adequate information” within the meaning of section 1125(a) of the Bankruptcy Code.
* * * * *

THE VOTING DEADLINE TO ACCEPT OR REJECT THE JOINT PREPACKAGED REORGANIZATION PLAN IS 5:00 P.M., EASTERN TIME, ON NOVEMBER 12, 2009, UNLESS EXTENDED BY THE DEBTORS. IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE.

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TABLE OF ATTACHMENTS

EXHIBIT A	The Plan
EXHIBIT B-1	Simmons Company’s Form 10-K for the year ended December 29, 2008
EXHIBIT B-2	Simmons Company’s Form 10-Q for the quarter ended June 27, 2009
EXHIBIT C	Projected Financial Information of Serta Holdings
EXHIBIT D	Projected Financial Information of New Parent
EXHIBIT E	Description of the Class A Units
EXHIBIT F	Liquidation Analysis and Best Interests Test
EXHIBIT G	Projected Financial Information of Simmons Company
EXHIBIT H	List of Subsidiaries
EXHIBIT I	Current Ownership Structure of the Debtors
EXHIBIT J	Debt Commitment Letter
EXHIBIT K	ABL Commitment Letter

NOTICE TO HOLDERS OF HOLDCO NOTE CLAIMS
The Plan involves a private offering exempt from the registration requirements of the Securities Act of Class A Units of New Parent (as defined below) to holders of allowed Holdco Note Claims who are (a) “qualified institutional buyers” as that term is defined in Rule 144A under the Securities Act (or accounts or funds under common management with a “qualified institutional buyer”), (b) “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act, and (c) not “underwriters” as defined in section 1145(b) of the Bankruptcy Code (each such holder, an “Eligible Investor”). Holders of allowed Holdco Note Claims who are Eligible Investors may elect, subject to the terms and conditions of the Plan to use the cash distributions otherwise payable to them under the Plan to purchase Class A Units. The election to purchase Class A Units is a separate investment decision from approval of the Plan. Holders of allowed Holdco Note Claims who are not Eligible Investors, or who are Eligible Investors and do not elect to purchase Class A Units, will receive cash distributions under the Plan.
Neither this Disclosure Statement nor the Plan has been filed with or reviewed by, and the Class A Units to be issued on or after the Effective Date will not have been the subject of a registration statement filed with, the Securities and Exchange Commission or any securities regulatory authority of any state under the Securities Act or under any state securities or “blue sky” laws. The Plan has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, and neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of the information contained herein or therein. Any representation to the contrary is a criminal offense. This Disclosure Statement does not constitute an offer or solicitation in any state or other jurisdiction in which such offer or solicitation is not authorized.
The right of each Eligible Investor to elect, subject to the limitations herein, to purchase Class A Units is given on the basis of this Disclosure Statement and is subject to the terms described herein. Any decision to participate in that election must be made based on the information contained in this document. In making an investment decision, prospective investors must rely on their own examination of New Parent and its proposed subsidiaries and the terms of that election and the Class A Units. Prospective investors should not construe anything in this Disclosure Statement as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the election, subject to the limitations herein, to purchase Class A Units under applicable legal investment or similar laws or regulations.
Each prospective investor in the Class A Units must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in such election or possesses or distributes this Disclosure Statement and must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which it is subject, and neither the Debtors nor their representatives shall have any responsibility herefore.
None of the Debtors, the Reorganized Debtors, New Parent, the owners of New Parent, the Solicitation Agent (each as defined below), any of their affiliates, or any of their respective officers, directors, agents, advisors or representatives makes any recommendation as to whether an Eligible Investor should elect, subject to the limitations herein, to purchase Class A Units. Each Eligible Investor must make its own determination as to whether to make any such election.
The terms of the prepackaged Plan and the other documents relating to the transactions contemplated by the Plan govern in the event of any inconsistency with the summaries in this Disclosure Statement.
The Class A Units are an illiquid, unlisted investment in a private company that will not file reports with the Securities and Exchange Commission and will not provide investors with protections commonly available for equity investments in public companies. See SECTION XII — “CERTAIN FACTORS TO BE CONSIDERED” for a discussion of some of the risks that should be considered prior to making any investment decision with respect to the Class A Units.

v

* * * * *
FOR NEW HAMPSHIRE RESIDENTS
NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Disclosure Statement contains certain forward-looking statements, including, without limitation, projected financial information and statements concerning the conditions in the bedding industry and the operations, economic performance and financial condition of the Debtors or Reorganized Debtors, Serta Holdings, and New Parent (each as defined below) and their respective subsidiaries, including in particular statements relating to their respective businesses and growth strategies and product development efforts. The words “believe,” “expect,” “anticipate,” “intend,” “project,” “forecast,” “plan,” “will,” “should,” and other similar expressions are used to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future financial and operation results. Any forward-looking statements contained in this Disclosure Statement represent current expectations of the Debtors, for such statements made by the Debtors, or Serta Holdings, for such statements made by Serta Holdings, based on present information and current assumptions, and are thus prospective and subject to risks and uncertainties which could cause actual results to differ materially from those expressed in such forward-looking statements. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to:
•	the level of competition in the bedding industry;
•	legal and regulatory requirements;
•	the success of new products;
•	relationships with major suppliers;
•	relationships with significant customers and licensees;
•	labor relations and labor organizations;
•	departure of key personnel;
•	encroachments on intellectual property;
•	product liability claims and other litigation;
•	changes in federal or state tax laws or the administration of these laws;
•	the timing, cost and success of opening new, or closing old, manufacturing facilities;
•	the level of indebtedness of the Reorganized Debtors or Serta Holdings;
•	interest rate risks;
•	access to financial credit by the Reorganized Debtors, Serta Holdings and their customers and vendors;
•	inability to refinance debt maturities on anticipated terms;
•	future acquisitions;

•	the ability of New Parent to recognize the benefit of the projected cost-savings and synergies from its acquisition of the Company;
•	an increase in return rates;
•	the severity and length of the current economic recession and its effect on the markets in which the Reorganized Debtors and Serta Holdings will operate; and
•	other risks and factors identified (a) under SECTION XII — “CERTAIN FACTORS TO BE CONSIDERED” and (b) from time to time in Simmons Company’s reports filed with the Securities and Exchange Commission (the “SEC”) that are incorporated herein by reference.
All forward-looking statements including in this Disclosure Statement and incorporated by reference herein are based on information available to the Debtors, for such statements made by the Debtors, or Serta Holdings, for such statements made by Serta Holdings, on the date of this Disclosure Statement. Except as provided by law, neither the Debtors nor Serta Holdings undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of the above risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this Disclosure Statement will in fact occur. All subsequent written and oral forward-looking statements attributable to any of the Debtors or persons acting on Debtors’, or Serta Holdings or persons acting on Serta Holdings’, behalf and incorporated by reference herein are expressly qualified in their entirety by the cautionary statements contained throughout this Disclosure Statement.

INCORPORATION BY REFERENCE
Simmons Company files annual, quarterly and current reports and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including Simmons Company, that file electronically with the SEC. The public can obtain any documents that Simmons Company files electronically with the SEC at http://www.sec.gov.
The Debtors are incorporating by reference information into this Disclosure Statement, which means that they are disclosing important information to you by referring you to another document. Any information referred to in this way is considered part of this Disclosure Statement from the date the Debtors file that document. Any reports filed by Simmons Company with the SEC after the date of this Disclosure Statement and before the date that a bankruptcy court of competent jurisdiction approves this Disclosure Statement will automatically update and, where applicable, supersede any information contained in this Disclosure Statement or incorporated by reference in this Disclosure Statement.
The Debtors incorporate by reference in this Disclosure Statement (a) the documents attached as exhibits hereto and (b) the documents set forth below that have been previously filed by Simmons Company with the SEC and certain additional documents that may be filed hereafter; provided, however, that the Debtors are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:
•	Simmons Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008 (attached as Exhibit B-1 hereto);
•	Simmons Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2009 (attached as Exhibit B-2 hereto);
•	Simmons Company’s Current Reports on Form 8-K filed on January 15, 2009, February 5, 2009, February 17, 2009, March 17, 2009, March 23, 2009, March 30, 2009, April 20, 2009, May 28, 2009, June 2, 2009, July 1, 2009, July 16, 2009, July 31, 2009, August 14, 2009, August 21, 2009, August 28, 2009, September 11, 2009, September 25, 2009 and October 1, 2009; and
•	any filings Simmons Company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Disclosure Statement and before the date that a bankruptcy court of competent jurisdiction approves this Disclosure Statement.

SUPPORT FOR THE PLAN
Certain holders of SBC Note Claims and guarantees of SBC Note Claims, and certain holders of Holdco Note Claims have entered into a Restructuring Support Agreement with the Debtors and the Purchasers pursuant to which such holders agree to support the Plan, not to support any competing plan of reorganization, and to vote their claims to accept the Plan, in each case subject to the terms and conditions of the Restructuring Support Agreement. Such holders have informed the Debtors that they hold, in the aggregate as of the Record Date:
•	75.4% of the amount of outstanding SBC Note Claims and Guarantees of SBC Note Claims; and
•	72.6% of the amount of outstanding Holdco Note Claims.

x

GLOSSARY OF TERMS
The terms in the following table are used in the Disclosure Statement and/or the Plan. The definitions below are summaries. Please refer to the Plan for the complete definitions of these terms.

AOT	AOT Bedding Holdings Corp.

Bankruptcy Code	Title 11 of the United States Code.

Bankruptcy Court	The United States Bankruptcy Court for the District of Delaware.

Bedding Holdco	Bedding Holdco Incorporated, a Delaware corporation and the sole stockholder of SBC.

Chapter 11 Cases	The cases to be filed by the Debtors in connection with the Plan.

Class A Units	Class A units in New Parent, subscription price $1,000 per unit.

Company	Bedding Holdco, SBC and each of their subsidiaries.

Debtors	Collectively, Holdco, Bedding Holdco, SBC, The Simmons Manufacturing Co., LLC, Windsor Bedding Co., LLC, World of Sleep Outlets, LLC, Simmons Contract Sales, LLC, Dreamwell, Ltd., Simmons Capital Management, LLC, and Simmons Export Co. (each individually a “Debtor”), and, when the context so requires, in their capacity as debtors and debtors-in-possession under sections 1107 and 1108 of the Bankruptcy Code.

DIP Debtors	All of the Debtors other than Holdco.

DIP Facility	Credit and Guaranty Agreement, expected to be entered into on or shortly after the Petition Date, by and among the DIP Debtors, the lenders party thereto, Deutsche Bank Securities Inc., as sole bookrunner and lead arranger, and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent.

Disclosure Statement	This document with the annexed Exhibits.

Effective Date	A business day selected by the Debtors on or after the date of confirmation of the Plan, on which all conditions to the effectiveness of the Plan have been satisfied or waived and there is no stay of the order confirming the Plan.

Eligible Investor	See section in introductory legend titled “Notice to Holders of Holdco Note Claims.”

General Unsecured Claims	Any unsecured claim against any of the Debtors not specifically described elsewhere, such as trade claims.

Holdco	Simmons Company, a Delaware corporation and the sole stockholder of Bedding Holdco.

Holdco Notes and Holdco Note Claims	The 10% Senior Discount Notes due 2014, issued by Holdco and all claims under such notes.

Intermediate Holdings	AOT Bedding Intermediate Holdings, LLC.

NBC	National Bedding Company L.L.C.

New ABL Facility	$75 million asset-based revolving credit facility that Wells Fargo Foothill, LLC, as agent, is committed to provide in accordance with the ABL Commitment Letter (as defined in Section I.H).

New Common Stock	1,000,000 shares of common stock of Bedding Holdco authorized for issuance under Section 5.17 of the Plan.

New Parent	AOT Bedding Super Holdings, LLC.

Petition Date	The date on which the Debtors commence the Chapter 11 Cases.

Plan	The Debtors’ proposed chapter 11 plan of reorganization annexed as Exhibit A to this Disclosure Statement.

Plan Sponsor Agreement	That certain Plan Sponsor Agreement, dated as of September 24, 2009, by and among the Purchasers and the Debtors.

Purchasers	New Parent and Intermediate Holdings.

Reorganized Bedding Holdco	Bedding Holdco, on and after the Effective Date.

Reorganized Debtors	The Debtors, as reorganized on the Effective Date in accordance with the terms of the Plan.

Reorganized Holdco	Holdco, on and after the Effective Date.

Reorganized SBC	SBC, on and after the Effective Date (including any successor corporation, partnership or limited liability company by merger).

Restructuring Support Agreement	That certain Restructuring Support Agreement, dated as of September 24, 2009, by and among the Debtors, the Purchasers, and creditor and lender parties identified on the signature pages thereto.

SBC	Simmons Bedding Company, a Delaware corporation and the principal operating company of the Debtors.

SBC Credit Agreement and SBC Credit Agreement Claims	That certain Second Amended and Restated Credit and Guaranty Agreement, dated as of May 25, 2006 (as has been or may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time), among (i) SBC, as borrower, (ii) Bedding Holdco, The Simmons Manufacturing Co., LLC, World of Sleep Outlets, LLC, Simmons Contract Sales, LLC, Windsor Bedding Co., LLC, Simmons Export Co., Dreamwell, Ltd., and Simmons Capital Management, LLC, as guarantors, (iii) Deutsche Bank AG, New York Branch, as administrative agent, and (iv) the other lenders, issuing banks, and parties thereto. All claims under the SBC Credit Agreement.

SBC Notes and SBC Note Claims	The 7.875% Senior Subordinated Notes due 2014, issued by SBC and all claims under such notes.

Serta Holdings	AOT Bedding Holdings Corp., NBC, and Star Bedding Products Co. (together with their respective subsidiaries).

Solicitation Agent	Epiq Bankruptcy Solutions, LLC.

Special Committee	The committee of the board of directors for each of Holdco, Bedding Holdco and SBC formed to oversee the restructuring and new money investment/sale process for its respective company. When used in this Disclosure Statement, the term “Special Committee” may refer to one or all of the committees.

Sponsors	Ares Corporate Opportunities Fund, L.P., Ares Corporate Opportunities Fund III, L.P., and Ontario Teachers’ Pension Plan Board.

Voting Deadline	November 12, 2009

Voting Record Date	October 6, 2009

I. INTRODUCTION
Holdco, Bedding Holdco, SBC and each of SBC’s domestic subsidiaries are seeking to restructure their debt obligations through a “prepackaged” chapter 11 plan of reorganization. A copy of the Plan is attached as Exhibit A to this Disclosure Statement. Please refer to the Plan for definitions of terms used in this Disclosure Statement but not otherwise defined herein or in the Glossary of Terms.
The Debtors are soliciting votes to accept the Plan before they file petitions to commence the Chapter 11 Cases under the Bankruptcy Code. The Debtors believe that this prepetition solicitation will significantly simplify, shorten, and reduce the cost of the administration of, and minimize disputes during, the Chapter 11 Cases and will minimize the disruption of their businesses that could result from traditional bankruptcy cases.
As part of the proposed restructuring, certain affiliates of the Sponsors are acquiring the Company. The Debtors will use the equity investment by the Purchasers and the exit financing (as described in detail in Section IV.F. below), in part, to fund distributions to creditors. The Purchasers have joined with the Debtors as proponents of the Plan.
The purpose of the Disclosure Statement is to provide sufficient information to enable creditors who are entitled to vote to make an informed decision on whether to accept or reject the Plan. The Disclosure Statement describes how creditors will be treated under the Plan, describes the sale of each of the Debtors (other than Holdco) to the Purchasers, and sets forth certain detailed information about the Debtors’ history and future prospects. The Disclosure Statement also describes voting procedures, the terms of the Plan, alternatives to the Plan, the effects of confirmation of the Plan, and the manner in which distributions will be made. The summaries of the Plan and other documents related to the restructuring are qualified in their entirety by the Plan, its exhibits, and the documents and exhibits contained in the appendix to be filed with the Bankruptcy Court in a supplement to the Plan. Such appendix will be filed with the Bankruptcy Court within five business days prior to the hearing to confirm the Plan.
Additional information about Holdco and its affiliates can be found by visiting the website of the SEC at http://www.sec.gov and performing a search under the “Filings & Forms (EDGAR)” link.
A. Voting Deadline and Record Date
This Disclosure Statement and the attached Plan are the only materials creditors should use to determine whether to vote to accept or reject the Plan. The Voting Record Date and the Voting Deadline are as follows:

Voting Record Date	October 6, 2009

Voting Deadline	November 12, 2009
B. Current Ownership Structure
The current ownership structure of the Debtors is set forth on Exhibit I attached hereto.

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C. Current Capital Structure
The current capital structure of the Debtors is set forth in the following table:

		Outstanding
		(projected as of
Debtors	Material Debt Obligations	Nov 15, 2009)
Simmons Company (“Holdco”)	- Holdco Note Claims	$267,007,367
(Holding company — owns Bedding Holdco)	- Guaranty of the SBC Note Claims

Bedding Holdco Incorporated	- Guaranty of the SBC Credit	see below
(“Bedding Holdco”)	Agreement Claims
(Holding company — owns SBC)

Simmons Bedding Company (“SBC”)	- SBC Credit Agreement Claims	$542,281,142
(Principal operating company and owner of all operating subsidiaries)	- SBC Note Claims	$221,767,758

Domestic Subsidiaries of Simmons Bedding Company	- Guaranties of the SBC Credit Agreement Claims and the SBC Note Claims (by all domestic subsidiaries)	see above
In addition to the debt obligations described above, SBC and its domestic subsidiaries have approximately $56.7 million of trade obligations projected to be outstanding assuming the Petition Date is November 15, 2009 and SBC has approximately $13.4 million of industrial revenue bond secured obligations and foreign debt. Holdco is owned by Bedding Superholdco Incorporated, which in turn is owned 72% by Thomas H. Lee Equity Fund V, L.P. and its affiliates (together, “THL”), 9% by Fenway Partners Capital Fund II, L.P. and its affiliates, and 19% by certain management and directors of SBC. Bedding Superholdco Incorporated, which has its own creditors, is not part of the Chapter 11 Cases.
D. Initial Negotiations with Creditors
Discussions with SBC’s secured creditors began in November 2008, when an event of default based on a breach of the maximum leverage ratio financial covenant arose under the SBC Credit Agreement. Negotiations for an amendment of that agreement were unsuccessful and SBC decided to pursue a long-term restructuring of its financial obligations. In connection with the amendment process, SBC retained Miller Buckfire & Co., LLC (“Miller Buckfire”) to advise on all strategic alternatives available. Due to the severe economic downturn in the Fall of 2008 and the Debtors’ highly leveraged capital structure, Miller Buckfire recommended conducting a new money investment/sale process for the Company while exploring standalone restructuring possibilities. Discussions with certain holders of the SBC Notes began shortly thereafter. SBC has been in payment default of the SBC Notes since February, 2009. Commencing in November 2008, holders of the SBC Credit Agreement Claims entered into a forbearance agreement with SBC. That forbearance has been extended several times and currently extends through November 16, 2009. In anticipation of the payment default under the SBC Notes in February, 2009, the holders of the SBC Note Claims have granted similar forbearance terms and extensions to the Debtors since February, 2009.

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E. The Special Committee
In January 2009, the board of directors of each of Holdco, Bedding Holdco and SBC formed a special committee of their respective boards to oversee the restructuring and new money investment/sale process. The Special Committee was formed because the boards recognized that certain of their members were affiliated with parties that may be interested in bidding to purchase some or all of the Company. The Special Committee consists of B. Joseph Messner and William P. Carmichael, both of whom are independent and disinterested members of the board of directors of each of Holdco, Bedding Holdco and SBC. In carrying out its responsibilities of evaluating and overseeing proposals for restructuring the Debtors’ debt or for a potential new money investment/sale, the Special Committee was advised by (i) Miller Buckfire, (ii) Weil, Gotshal & Manges LLP (“Weil Gotshal”), the Debtors’ corporate and restructuring counsel, and (iii) its own separate counsel, Morris James LLP. A detailed discussion of the Special Committee can be found in Section IV.A., below.
F. The New Money Investment/Sale Process and Restructuring Negotiations
The new money investment/sale process took place from January to August 2009, and involved contacting over seventy-five potential strategic and financial buyers, including THL. Over fourteen potential bidders submitted proposals or expressions of interest in purchasing or investing in the Company. During the sale process, certain holders of the Holdco Notes and the SBC Notes and their respective legal counsel and the financial advisors to the holders of SBC Notes joined in the restructuring negotiations. Under the direction of the Special Committee, the Debtors’ advisors conducted extensive discussions with the largest holders from its three creditor groups to determine whether a standalone restructuring or a sale would provide the highest value.
By early August 2009, the Special Committee, having considered the views of the Debtors’ major creditors and in reliance in part upon the advice of its advisors, determined that the Purchasers had submitted the best bid to maximize the value of the Company. On August 13, 2009, Bedding Holdco and the Purchasers entered into an exclusivity agreement in which Bedding Holdco agreed to final, exclusive negotiations with the Purchasers to determine whether the bid submitted, and relevant documentation, would be acceptable to the Debtors and their creditors. During this exclusivity period, the Special Committee continued to explore the potential for a standalone restructuring. After consultation with major creditors, the Special Committee decided to recommend to the boards of directors of each of Holdco, Bedding Holdco, and SBC a restructuring based on a sale to the Purchasers. The boards of directors of each of Holdco, Bedding Holdco, and SBC approved the transaction on September 22, 2009 subject to appropriate documentation, and the Debtors and the Purchasers entered into the Plan Sponsor Agreement on September 24, 2009. The Company values the transaction at $758 million. As of the Record Date, holders of 75.4% of the SBC Notes and 72.6% of the Holdco Notes had agreed to support the proposed sale and restructuring. The sale to the Purchasers and restructuring will take place in Debtors’ prepackaged Chapter 11 Cases.
A description of creditor recoveries appears in Section G, below. Details about the new money investment/sale process, the Purchasers, the terms of the Plan Sponsor Agreement, and the agreement under which creditors support the sale and restructuring can be found in Sections IV and V, below.

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G. Summary of Anticipated Distributions Under the Plan
As required by the Bankruptcy Code, the Plan separately classifies the claims of creditors and the equity interests of shareholders. Under the Plan, the Debtors will pay all allowed administrative and priority claims in full. Claims under The Simmons Manufacturing Co., LLC’s (a Debtor under the Plan) industrial revenue bonds and miscellaneous secured claims will be reinstated or paid in full. The following chart describes the treatment for the remaining classes.

			Recovery
			(assuming Petition
			Date of November
Class	Designation	Treatment	15, 2009)
4A – 4I	SBC Credit Agreement Claims	Paid in full in cash	100.0%
5A – 5H	SBC Note Claims	$185 million — $190 million in cash	83.4% — 85.7%[1]
6	Holdco Note Claims	$10 million — $15 million in cash, which Eligible Investors may apply to purchase Class A Units	3.7% — 5.6%[2] (potentially higher, depending on level of expenses and return on investment in Class A Units)
7A – 7H	General Unsecured Claims (including vendors and all trade)	Paid in full in cash in accordance with existing terms	100.0%
8	Equity Interests in SBC	Canceled	0%
9	Equity Interests in Bedding Holdco	$10 million — $15 million (for distribution to Class 6 only)	NA
10	Equity Interests in Holdco	Canceled	0%
More details concerning creditor distributions can be found in Section II, below. As described below, on completion of the proposed sale and restructuring, the Purchasers will own both Reorganized Bedding Holdco and AOT. In order for the holders of the Holdco Notes to assess whether to invest the cash they will receive under the Plan in Class A Units, the Disclosure Statement includes certain financial information for both the Reorganized Debtors and Serta Holdings. Holders of Holdco Notes should refer to Section II.F., below.
Eligible Investors who are holders of allowed Holdco Note Claims may elect to use the cash they otherwise would receive pursuant to the Plan to acquire Class A Units in New Parent. The offer of Class A Units is made pursuant to an exemption from the registration requirements of the Securities Act. The Class A Units are illiquid securities in a private company and subject to significant risks, including those described under SECTION XII — “CERTAIN FACTORS TO BE CONSIDERED.”

[1]	Final recovery is based on the amount of restructuring expenses incurred by the Debtors, and the distribution to such Classes of the $190 million will be reduced by the lesser of one-third of the amount of restructuring expenses exceeding $42,125,500 or $5 million. See Section II.E. — SBC Note Claims (Class 5A — 5H).

[2]	Final recovery is based on the amount of restructuring expenses incurred by the Debtors, and the distribution to such Classes of the $15 million will be reduced by the lesser of one-third of the amount of restructuring expenses exceeding $42,125,500 or $5 million. In addition, in the event that the restructuring expenses are less than $37,125,000, such excess will be paid to the holders of the Holdco Notes in cash. See Section II.F. — Holdco Note Claims (Class 6).

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H. Financing for the Plan
Under the Plan, secured creditors, unsecured trade creditors, and administrative and priority creditors are being paid in full or reinstated. In addition, holders of the SBC Notes and the Holdco Notes are receiving cash recoveries. The Debtors are financing those payments from an equity investment by the Purchasers of approximately $310 million (some portion of which may be funded by certain holders of the Holdco Notes in accordance with the terms of that certain equity commitment letter dated as of September 24, 2009), and the proceeds of the issuance of $425 million senior secured term notes. Certain holders of the SBC Notes, Holdco Notes and SBC Credit Agreement Claims, as well as an affiliate of one of the Purchasers, have committed to purchase such senior secured term notes. The terms and conditions of the senior secured term notes offering are set forth in the Commitment Letter, dated as of September 24, 2009, among Intermediate Holdings and the commitment parties set forth on Exhibit A thereto (the “Commitment Parties”), which is attached hereto as Exhibit J (the “Debt Commitment Letter”). Wells Fargo Foothill, LLC, as agent (the “ABL Lender”), is committed to provide a new $75 million asset-based revolving credit facility (the “New ABL Facility”). The terms and conditions of the New ABL Facility are set forth in the Commitment Letter, dated as of October 8, 2009, between Intermediate Holdings and the ABL Lender, which is attached hereto as Exhibit K (the “ABL Commitment Letter”). Details regarding the exit financing appear in Section IV.F., below.
I. Reasons for the Solicitation; Recommendation
The Debtors anticipate that by conducting the solicitation in advance of commencing the Chapter 11 Cases, the duration of the bankruptcy will be significantly shortened and the administration of the cases, which otherwise can be lengthy, complex, and extremely expensive, will be significantly shortened, greatly simplified, and much less costly.
The Debtors believe that the Plan represents the best recovery available for creditors. It reached that conclusion after an analysis of the financial prospects for the Debtors, the results of the new money investment/sale process conducted by the Special Committee and the Debtors’ advisors, extensive negotiations with the creditor constituencies, and a review of available alternatives. Based on these factors, the board of directors of each of Holdco, Bedding Holdco and SBC believe that the Plan is in the best interests of the Debtors and the holders of SBC Credit Agreement Claims, SBC Note Claims and Holdco Note Claims, and strongly recommends those holders to vote to accept the Plan.
J. Summary of Voting Procedures
The Disclosure Statement and related materials are being furnished prior to the commencement of the Chapter 11 Cases to (i) holders of SBC Credit Agreement Claims whose names (or the names of whose nominees) appear as of the Voting Record Date in the Register (as defined in the SBC Credit Agreement) maintained by the SBC Credit Agreement agent and in the records maintained by the Debtors; (ii) holders of SBC Note Claims whose names (or the names of whose nominees) appear as of the Voting Record Date in the holder list preserved by Wells Fargo Bank Minnesota, National Association, as trustee under the indenture governing the SBC Notes, the list of participants (as defined in the indenture governing the SBC Notes) provided by The Depository Trust Company (“DTC”) and in the records maintained by SBC; (iii) holders of Holdco Note Claims whose names (or the names of whose nominees) appear as of the Voting Record Date in the holder list preserved by Wilmington Trust Company, as trustee under the indenture governing the Holdco Notes, the list of participants (as defined in the indenture governing the Holdco Notes) provided by DTC and in the records maintained by Holdco; and (iv) holders of equity interests in Bedding Holdco. IF SUCH NOMINEES OF THE HOLDERS OF ELIGIBLE CLAIMS DO NOT HOLD FOR THEIR OWN ACCOUNT, THEY SHOULD PROVIDE COPIES OF THE SOLICITATION PACKAGE TO THE BENEFICIAL OWNERS OF THE ELIGIBLE CLAIMS.

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All votes to accept or reject the Plan must be cast by using the ballot enclosed with this Disclosure Statement or, in the case of a nominee, the master ballot provided to such nominee (or manually executed facsimiles thereof). No other votes will be counted. Consistent with the provisions of Rule 3018 of the Bankruptcy Rules, the Debtors have fixed October 6, 2009 as the Voting Record Date for the determination of holders of record of claims entitled to vote to accept or reject the Plan. Ballots must be received by the Solicitation Agent no later than the Voting Deadline, which is currently set at 5:00 p.m., Eastern time, on November 12, 2009. Except to the extent requested by the Debtors or as permitted by the Bankruptcy Court pursuant to Rule 3018 of the Bankruptcy Rules, ballots received after the Voting Deadline will not be counted or otherwise used in connection with the Debtors’ request for confirmation of the Plan (or any permitted modification thereof). Subject to the terms and conditions of the Restructuring Support Agreement, the Debtors reserve the right to use acceptances of the Plan received in the solicitation to seek confirmation of the Plan under any other circumstances, including in one or more non-prepackaged chapter 11 cases filed by the Debtors. In addition, the Debtors expressly reserve the right to extend the Voting Deadline, by oral or written notice to the Solicitation Agent, until the necessary ballots have been received.
Subject to the terms and conditions of the Plan Sponsor Agreement, the Restructuring Support Agreement and the Plan, the Debtors reserve the right to amend the Plan either before or after the Petition Date. Subject to the terms and conditions of the Plan Sponsor Agreement, the Restructuring Support Agreement and the Plan, amendments to the Plan that do not materially and adversely affect the treatment of claims may be approved by the Bankruptcy Court at the confirmation hearing without the necessity of resoliciting votes. In the event resolicitation is required, the Debtors will furnish new ballots to be used to vote to accept or reject the Plan, as amended.
II. TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN
A. Other Priority Claims (Class 1)
The claims in Class 1 relate primarily to prepetition wages and employee benefit plan contributions unpaid as of the Petition Date. The Debtors estimate the claims in this class total approximately $17.7 million. The Class 1 claims that have not been paid as of the Effective Date will be paid in full in cash unless they agree with the Debtors to a lesser recovery.
B. IRB Claims (Class 2)
The claims in Class 2 consist of the claims arising under the Company’s industrial revenue bonds related to projects in Shawnee Mission, Kansas and Janesville, Wisconsin. The claims in this class total $12.5 million. The IRB Claims will be reinstated on the Effective Date.
C. Other Secured Claims (Class 3)
The claims in Class 3 include the claims of miscellaneous creditors secured under equipment leases, mechanics’ and tax liens, and liens of landlords. The claims in Class 3 will either be reinstated or paid in full on the Effective Date. If not reinstated, holders of Class 3 claims will either be paid in full in cash on the Effective Date, or will receive proceeds from the sale of the collateral securing their claims or the actual collateral securing the claims.

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D. SBC Credit Agreement Claims (Class 4A — 4I)
Classes 4A — 4I consist of SBC Credit Agreement Claims. The claims in Class 4A-4I are allowed in the amount of $542,281,142. The SBC Credit Agreement Claims are the largest claims against the Debtors. This class consists of the following prepetition claims assuming a Petition Date of November 15, 2009:

Instrument	Amount
Revolver	$64,532,384
Tranche D Term Loan	$465,000,000
Letters of Credit	$10,277,327
Subtotal	$539,809,711
Prepetition Interest	$2,471,431
Total Prepetition claims	$542,281,142
Under the Plan, holders of SBC Credit Agreement Claims will be paid in full in cash, provided that, in the event any of the SBC Credit Agreement Claims arise from an outstanding letter of credit, such letter of credit will be replaced with a new letter of credit under the DIP Facility or the New ABL Facility. To the extent that any letters of credit issued and outstanding under the SBC Credit Agreement are replaced by a new letter of credit under either the DIP Facility or the New ABL Facility, the amount of the SBC Credit Agreement Claims shall be reduced by the face amount of any replaced letters of credit and the amount of the DIP Facility claims or the amount outstanding under the New ABL Facility on the Effective Date, as applicable, shall be increased by the face amount of any new letters of credit issued in connection with any such replacement. The New ABL Facility is described in further detail in Section IV.F.2 below.
E. SBC Note Claims (Class 5A — 5H)
Classes 5A — 5H consist of SBC Note Claims. For purposes of the Plan, the allowed claims in Class 5A-5H total $221,767,758. This amount includes the outstanding principal amount of the SBC Notes, plus interest accruing through an assumed Petition Date of November 15, 2009. The claims in Class 5 are subordinate to the SBC Credit Agreement Claims in Class 4. Under the Plan, each holder of an allowed SBC Note Claim will receive its pro rata share of between $185 million and $190 million in cash, depending on the amount of restructuring expenses incurred by the Debtors. The Company currently estimates that those expenses will be approximately $38 million. In that event, holders of claims in these Classes will receive their pro rata share of $190 million. However, if those expenses exceed $42,125,000, one-third of that excess (up to a maximum of $5 million) will reduce the cash distribution.
F. Holdco Claims (Class 6)
Class 6 consists of all claims against Holdco arising under the Holdco Notes and claims against Holdco arising from Holdco’s guaranty of the SBC Notes. For purposes of the Plan, the allowed claims in Class 6 total $298,775,125, which represents $267,007,367 of principal and interest accrued on the Holdco Notes and the aggregate amount of claims remaining unpaid on the SBC Notes, after giving effect to the treatment of Class 5 and assuming a November 15, 2009 Petition Date. Due to the fact that such guaranty claims are subordinate to the Holdco Notes, the entire distribution to Class 6 will be made to the holders of the Holdco Notes.
Under the Plan, each holder of an allowed Holdco Note Claim will receive its pro rata share of between $10 million and $15 million in cash, depending on the amount of restructuring expenses incurred by the Debtors. The Company currently estimates that those expenses will be approximately $38 million. In that event, holders of claims in this Class will receive their pro rata share of $15 million. However, if those expenses exceed $42,125,000, one-third of that excess (up to a maximum of $5 million) will reduce the cash distribution. In addition, in the event that the restructuring expenses are less than $37,125,000, such excess (the “Excess Class 6 Distribution”) will be paid to the holders of the Holdco Notes in cash.

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As discussed in Section IV.C., below, New Parent will be the parent company of the Reorganized Debtors and Serta Holdings after giving effect to the Plan. Subject to the limitations described below, each Eligible Investor holding allowed Holdco Note Claims will be entitled to elect to use all of the cash it will otherwise receive as a holder of a Claim in Class 6 (other than Excess Class 6 Distributions) to purchase Class A Units. Approximately 6.9% of the initial amount of Class A Units will be made available for this purpose.
New Parent intends to operate as a private company not subject to the registration requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the limited liability company agreement for New Parent provides that there may not be more than 400 holders of record of equity interests in New Parent at any time for purposes of section 12(g)(1) of the Exchange Act. In order to comply with this provision of the limited liability company agreement, the number of record holders who may elect to take Class A Units under the Plan has been limited. The Company does not believe that the number of record holders of Holdco Notes approaches 400, but it does not have exact information at this time. In the unlikely event that there are over 400 Eligible Investors who elect to take Class A Units, only the Eligible Investors holding the 400 largest amounts of allowed Holdco Note Claims will receive Class A Units. The remaining holders will, of course, receive their pro rata portion of the cash described above.
A description of the Class A Units is provided in Exhibit E. The Class A Units are an illiquid, unlisted investment in a private company that will not file reports with the SEC and will not provide investors with protections commonly available for equity investments in other companies. See SECTION XII — “CERTAIN FACTORS TO BE CONSIDERED” for a discussion of some of the risks that should be considered with respect to the Class A Units. All Eligible Investors are urged to review Exhibit E and SECTION XII — “CERTAIN FACTORS TO BE CONSIDERED”, and to seek their own investment and tax advice, prior to making any election to purchase Class A Units.

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G. General Unsecured Claims (Class 7A — 7H)
The claims in Classes 7A — 7H consist of the claims of suppliers and other vendors, landlords with prepetition rent claims, litigation claimants to the extent not covered by insurance, parties to contracts with the Debtors, and other general unsecured claims. For completeness, these classes also include claims covered by insurance in whole or in part maintained by the Debtors. However, such claims will be entitled to share in the treatment of this class only to the extent they are not covered by such insurance. The Debtors estimate that the Class 7 claims total $56.7 million assuming a November 15, 2009 Petition Date. The following table lists the types of claims and the estimated amount in these groups to the extent material:

Type of Claim	Amount
Accounts Payable	$18.4 million
Sales incentive claims	$26.7 million
Royalty claims	$0.2 million
THL Managers V, LLC Management Fee	$1.9 million
Warranty claims	$0.7 million
Freight	$2.5 million
Other (including, without limitation, credit balances in accounts receivable)	$6.3 million
Total	$56.7 million
The holders of the Class 7 claims will be paid in full after the Effective Date on customary payment terms consistent with past practice, unless any such holder and the Reorganized Debtors agree to some other treatment.
Based on the information now available to them, the Debtors believe that all Class 7 claims (other than de minimis claims) are claims against SBC and its Debtor subsidiaries, and not claims against Bedding Holdco or Holdco.
H. Equity Interests in SBC (Class 8)
This class consists of the currently outstanding 3,000 shares of SBC common stock, $0.01 par value. All of such issued and outstanding shares are currently held by Bedding Holdco. Bedding Holdco will receive no property under the Plan and the equity interests in SBC will be cancelled as of the Effective Date.
I. Equity Interests in Bedding Holdco (Class 9)
Class 9 consists of the outstanding 3,000 shares of common stock of Bedding Holdco, $0.01 par value, currently held by Holdco. The equity interests in Bedding Holdco will be cancelled as of the Effective Date. Solely for purposes of making distributions to Class 6, Holdco will receive the cash distribution described in Section II.F., above.
J. Equity Interests in Holdco (Class 10)
Class 10 consists of the outstanding 3,000 shares of common stock of Holdco, $0.01 par value, currently held by Bedding Superholdco Incorporated. Bedding Superholdco Incorporated will receive no property under the Plan and the equity interests in Holdco will be cancelled as of the Effective Date.
III. GENERAL INFORMATION REGARDING THE DEBTORS
The Debtors are one of the world’s largest manufacturers and marketers of bedding products. Together with their non-debtor foreign affiliates, the Debtors operate 21 bedding manufacturing facilities across the U.S., Canada, and Puerto Rico. Since 1876, the Debtors or their predecessors have been developing innovative products and technologies that provide users of their products a better night’s sleep. The Debtors’ headquarters are located in Atlanta, Georgia.

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The Debtors manufacture, sell and distribute their bedding products to individual end-users through a diverse base of over 2,100 retailers in the U.S. with approximately 13,500 store locations, including furniture stores, specialty sleep shops, department stores, furniture rental stores, mass merchandisers and juvenile specialty stores. The Debtors also sell their products to hospitality customers, such as hotels, casinos and resort properties through Simmons Contract Sales, LLC, a Debtor under the Plan, and sell overstock and discontinued models through retail outlets operated by World of Sleep Outlets, LLC, a Debtor under the Plan. Additionally, the Debtors license their intellectual property through Dreamwell, Ltd., a Debtor under the Plan, to both international companies that manufacture and sell Simmons branded bedding products throughout the world and to North American manufacturers and distributors of bedding accessories, furniture, airbeds, and other products.
Additional information concerning the Debtors and their financial condition and results of operations, on a consolidated basis, is set forth in Holdco’s recent periodic filings with the SEC attached hereto as Exhibits B-1 and B-2. The current ownership structure of the Debtors is set forth on Exhibit I attached hereto.
IV. EVENTS LEADING TO THE CHAPTER 11 CASES
The Debtors have experienced and continue to experience financial difficulties due primarily to the downturn in the North American economy since the second half of 2007 and its significant impact on the housing sector, consumer confidence and consumer financing, as well as the significant increase in raw material costs and diesel fuel costs during 2008. The impact of the economy on bedding purchases accelerated late in the third quarter of 2008. In the fourth quarter of 2008 International Sleep Products Association (ISPA)’s Bedding Barometer sample of leading mattress manufacturers reported sales dollar declines of approximately 22%, 29% and 17% in October, November and December 2008, respectively. For all of 2008, ISPA reported a sales dollar decline of 9.1% and through August 2009, ISPA’s Barometer reported a sales dollar decline of 14.7%. The sales declines in 2008 and 2009 were unprecedented in the industry. For the 33 years between 1974, when ISPA began keeping bedding industry statistics, and 2007 there were only 2 years when ISPA reported a sales dollar decline, the worst year being a decline of 1.9% in 1982.
In response to declining consumer demand, in June of 2008, SBC announced a salaried workforce reduction of approximately 8% through voluntary and involuntary terminations which was completed in the third quarter of 2008. A second reduction in salaried workforce of approximately 20% occurred in November 2008. In addition, due to slowing demand, SBC announced plans to consolidate its southeastern manufacturing operations into its new state of the art facility in Waycross, Georgia, as well as facilities in Dallas, Texas and Charlotte, North Carolina. Further, following a work stoppage in Bramalea, Ontario, Canada, Simmons Canada, Inc. closed the facility in September 2008.
For the fiscal quarter ended September 27, 2008, the Company’s domestic net sales were down 14.8% compared to the same period of 2007. This decline in sales, along with significant increases in raw material costs and the chapter 11 filing of a major customer, in combination with the Company’s highly leveraged capital structure, resulted in a breach of the maximum leverage ratio covenant in the SBC Credit Agreement, which ripened into an event of default on November 12, 2008.
In October 2008, upon becoming aware of a likely upcoming covenant default, SBC commenced discussions with a committee of the holders of the SBC Credit Agreement Claims regarding a possible amendment to the SBC Credit Agreement pursuant to which the senior lenders would agree, in effect, to waive the covenant default in exchange for certain concessions from SBC. On November 12, 2008, to facilitate the ongoing amendment negotiations, SBC and the holders of the SBC Credit Agreement Claims entered into a forbearance agreement that prohibited the senior lenders from exercising their respective rights and remedies against SBC until November 26, 2008, and, subject to certain conditions (which the Company subsequently satisfied), December 10, 2008.

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When SBC and the senior lenders failed to reach agreement on the terms of an amendment to the SBC Credit Agreement, the Company initiated a comprehensive review of its various strategic alternatives, including a wholesale restructuring of its capital structure, and expanded the scope of the engagements of each of Weil Gotshal and Miller Buckfire in connection therewith. On December 9, 2008, the Company publicly announced that it had commenced negotiations with its creditor constituencies to achieve an organized financial restructuring and, a day later, entered into a second forbearance agreement that required the senior lenders to continue to forbear from exercising their rights and remedies against the Debtors until March 31, 2009. Following the execution of the second forbearance agreement, the Company began to explore various means of maximizing value for its stakeholders, and Miller Buckfire began soliciting proposals from prospective purchasers and investors in the Company. Concurrently, Miller Buckfire solicited interest from various lending institutions in connection with providing debt financing to prospective purchasers of the Company. The prospective purchasers and lenders conducted preliminary due diligence on the Company in January and February of 2009.
On January 15, 2009, in spite of its strong cash position, SBC did not make a regular scheduled interest payment on the SBC Notes because such payment would have triggered the termination of SBC’s forbearance agreement with its senior lenders. Accordingly, the Debtors entered into a forbearance agreement with holders of a majority in aggregate principal amount of the then outstanding SBC Notes pursuant to which such holders agreed to an initial period of forbearance ending on March 31, 2009.
In accordance with the terms of the forbearance agreements, SBC has provided regular updates to its forbearing creditor constituencies regarding the financial performance of the Debtors and the status of the restructuring process, including by (i) facilitating bi-weekly meetings between its senior management team and advisors, on one hand, and representatives of each of the senior lenders and certain holders of the SBC Notes, on the other hand, to discuss the ongoing financial performance, operations and liquidity of the Company, (ii) delivering rolling 13-week cash flow forecasts to representatives of the forbearing creditors and (iii) facilitating frequent meetings between the Debtors’ advisors and representatives of the senior lenders and holders of the SBC Notes to discuss the status of each material restructuring proposal.
To continue the Debtors’ ongoing discussions with its various creditor constituencies and solicit their support for the Plan, the parties to each of the forbearance agreements have amended those documents on seven occasions to extend the forbearance periods thereunder, the most recent of which extended the forbearance period until November 16, 2009.
In addition to the defaults described above, in April, 2009, Holdco received a notice of default from the trustee under the indenture governing the Holdco Notes relating to its failure to file a 10-Q for the third quarter of 2008 or a 10-K for the fiscal year 2008. Holdco cured the indenture default prior to the expiration of the sixty day cure period.
A. The Special Committee
Due to the fact that certain of the members of the boards of directors of each of Holdco, Bedding Holdco and SBC were affiliated with potential bidders to be approached by Miller Buckfire, each of the boards of directors of Holdco, Bedding Holdco, and SBC formed a Special Committee to oversee the sale process, evaluate and negotiate proposals for the restructuring of the Debtors’ debt or a potential sale of the Company and to take all other actions it deemed necessary to maximize the value of the Company. On January 23, 2009, the board of directors of each of Holdco, Bedding Holdco and SBC appointed William P. Carmichael and B. Joseph Messner to the Special Committee. Specifically, the Special Committee had the responsibility to evaluate all restructuring proposals developed by the Debtors, their advisors or their creditors. The Special Committee retained Morris James LLP to advise on corporate governance matters and to assist the committee in evaluating the potential restructuring proposals.
As part of its duties, the Special Committee could, among other things, reject any proposal, propose changes to a proposal or discuss alternative transactions with a bidder or creditor, engage in negotiations with respect to any proposal, or recommend that the boards of directors of each of Holdco, Bedding Holdco and SBC accept a proposal. As their first order of business, the Special Committee approved a restructuring framework proposal which was prepared by Miller Buckfire and delivered to the SBC Credit Agreement Agent, as required under the terms of the forbearance agreements.

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The Special Committee held frequent meetings throughout the duration of the sale process. The Debtors’ advisors were present at those meetings to provide updates on the status of the restructuring process and to receive direction from the Special Committee. In addition, the Special Committee met on occasion with management of the Debtors and with the Debtors’ advisors and separately with its own counsel.
B. The New Money Investment/Sale Process
In December, 2008, and early January, 2009, Miller Buckfire identified over 75 potential strategic and financial buyers for the Company. On or about January 5, 2009, Miller Buckfire began contacting those parties to determine their interest in investing in or purchasing the Company. Thirty-four parties executed confidentiality agreements and were given access to confidential and proprietary information regarding the Company for the purposes of evaluating a potential transaction. Potential strategic and financial investors were invited to submit non-binding bids by January 29, 2009. Miller Buckfire requested that such preliminary proposals address certain pertinent information, such as the proposed structure of the transaction, the proposed valuation of the Debtors, and the bidders’ proposed financing plans. Miller Buckfire received fourteen preliminary indications of interest from both strategic and financial bidders. Based on the content of the bids and in consultation with the Special Committee, the Company invited nine bidders to continue in the process. During early February 2009, the Company held initial management presentations in Atlanta, Georgia. Bidders were also provided additional confidential and proprietary information necessary for them to evaluate the potential transaction.
Given the capital market conditions that existed when the new money investment/sales process began, the Company and Miller Buckfire also contacted fifteen traditional and alternative lending sources to determine the debt capital available to facilitate bidders’ proposals. Potential lenders were asked to submit proposals in advance of the bidders’ first round deadline, which were then summarized and provided to the bidders as a baseline for their individual proposals.
On February 22, 2009, Miller Buckfire invited the bidders chosen after the first round to provide a second round offer by providing a definitive mark-up of a form plan sponsor agreement and plan term sheet by March 6, 2009. Miller Buckfire received seven second-round bids, including one from THL, in partnership with another private equity firm. Based on all the bids received, the Special Committee, in reliance in part on the advice of its advisors, determined that the Purchasers’ bid provided the highest value and was the best offer for the Company. The Purchasers were then invited to complete their business and legal diligence and provide a third round proposal. While the Purchasers were conducting their diligence, the Company and Miller Buckfire continued discussions with other bidders, including one other strategic bidder. After submitting a third round proposal, the Purchasers and the Company began negotiating the Plan Sponsor Agreement and Plan term sheet. On April 20 and April 21 and as required by the forbearance agreements in effect at that time, the Purchasers presented their bid to the holders of the SBC Credit Agreement Claims and certain holders of the SBC Notes, respectively. In considering the Purchasers’ bid at that time, the Special Committee received and evaluated the views of the largest holders of the SBC Notes and the holders of claims under the SBC Credit Agreement. In late April, given the Company’s strong first quarter financial performance, Miller Buckfire provided a Q1 2009 business update to all second round bidders and solicited revised proposals.
Prompted by general improvements in the debt capital markets, specifically the increase in new issuances to non-investment grade companies, as well as the continued strong financial performance of the Company, the Special Committee directed Miller Buckfire to re-contact the entities that submitted second-round bids and other potentially interested parties and assess their interest in submitting revised or new proposals, respectively. Accordingly, while the Purchasers and the Company continued to negotiate the Plan Sponsor Agreement, the Company received revised proposals from three second-round bidders, including the Purchasers, a first proposal from a new bidder, and proposals from certain holders of the SBC Notes and certain holders of the Holdco Notes. Each bidder conducted extensive business and legal due diligence, including quality of earnings analyses, and was given access to senior- and mid-level management at the Company. Concurrently, the Company continued to work with potential debt capital providers on various debt proposals and authorized the bidders to seek debt financing from debt capital providers who were not in discussions with the Company.

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After additional deliberation, the Special Committee directed its advisors to ask two bidders, one of which was the Purchasers, to finalize all outstanding diligence and provide updated proposals. During this time, the Company, in conjunction with its major creditors, negotiated various aspects of each bidder’s proposal including valuation, treatment of creditors, and the Plan Sponsor Agreement terms and conditions.
The Purchasers submitted their final bid on August 10, 2009, along with a request for a three-week exclusivity period to finalize the Plan Sponsor Agreement. The Special Committee determined that the Purchasers had submitted the highest and best bid for the Company. Accordingly, an exclusivity agreement between Bedding Holdco and the Purchasers was executed on August 14, 2009, and was subsequently amended such that the exclusivity period was extended through September 30, 2009.
The terms and conditions of the Purchasers’ agreement to purchase the Company, reflected in the Plan Sponsor Agreement, are the result of hundreds of hours of discussions between the Purchasers and the Debtors over a period of over six months, involving multiple rounds of competitive bidding for the Company, numerous meetings, and dozens of drafts of the Plan Sponsor Agreement leading to the final negotiated transaction reflected in the Plan.
Throughout the new money investment/sale process, the Company and its advisors maintained an open dialogue with key lenders under the SBC Credit Agreement and holders of SBC Notes and commencing in July 2009 with certain holders of Holdco Notes regarding standalone restructuring alternatives. The Company was required to deliver a standalone restructuring proposal approved by the Company’s boards of directors to its senior lenders in accordance with its December 10, 2008 forbearance agreement. Such proposal was delivered to the senior lenders and holders of SBC Notes on January 23, 2009. In addition, certain significant holders of SBC Notes and Holdco Notes both independently and jointly provided standalone restructuring proposals to the Company with the last of such proposals provided in August 2009. After considering all available alternatives, key holders of the SBC Notes and Holdco Notes advised the Company that the Purchasers’ proposal was superior to standalone restructuring alternatives.
The new money investment/sales process required a significant time commitment from the Company, especially senior management, and its advisors including: (i) the creation of an extensive data room containing thousands of documents, (ii) over 20 management presentations to both debt and equity providers and (iii) hundreds of hours spent with bidders to facilitate business diligence and their evaluation of the proposed transaction.
A detailed description of the valuation is set forth in SECTION X.D. — “FEASIBILITY OF THE PLAN AND THE BEST INTERESTS TEST — VALUATION OF THE REORGANIZED DEBTORS.”
C. Plan Sponsor Agreement
On September 24, 2009, the Debtors and Purchasers entered into the Plan Sponsor Agreement, pursuant to which the Purchasers agreed to acquire 100% of the newly issued common stock of Bedding Holdco for aggregate consideration of approximately $758 million, representing an equity investment by the Purchasers in an amount equal to approximately $310 million, exit financing in an amount equal to $425 million, assumption of industrial revenue bonds aggregating to $12.5 million, assumption of the obligations under the Loan Agreement between Banco Santander Puerto Rico and Simmons Caribbean Bedding Inc., dated December 17, 1997 in an amount equal to approximately $900,000, the assumption of obligations under letters of credit aggregating approximately $10 million, and the assumption of certain pension and severance liabilities of approximately $14 million. The obligations of the parties to consummate the acquisition are conditioned on: the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and other competition laws; the receipt of proceeds contemplated by the senior secured term notes exit financing discussed in Section IV.F., below; no material adverse effect on or material change in or to the businesses, assets, properties, results of operations or financial condition of SBC and its subsidiaries (taken as a whole) since December 27, 2008; Bedding Holdco not incurring more than $57,125,000 of expenses related to the restructuring of its capital structure; the tax liability incurred by Bedding Holdco and its subsidiaries arising as a result of the transactions contemplated by the Plan Sponsor Agreement not exceeding a specified amount; no indebtedness outstanding as of the closing date after giving effect to the transactions contemplated by the Plan Sponsor Agreement, except for the exit financing and certain other indebtedness to be assumed by the Purchasers at closing; receipt of third party consents under certain of the Debtors’ material contracts; and other standard and customary conditions.

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The Purchasers may terminate their obligations under the Plan Sponsor Agreement in certain circumstances, including, among other things, (i) in connection with a breach of the Plan Sponsor Agreement by the Debtors; (ii) the occurrence of a material adverse effect on or a material adverse change in or to the business, assets, properties, results of operations or financial condition of Bedding Holdco and its subsidiaries (taken as a whole) since December 27, 2008; (iii) prohibited changes to the Plan, Plan Sponsor Order or Confirmation Order to which the Purchasers have not consented; (iv) the occurrence of certain termination events under the Restructuring Support Agreement; or (v) a failure to meet certain milestones related to the Chapter 11 Cases. For example, subject to certain rights of the Debtors and the Purchasers to extend milestone termination dates, (i) the Debtors are required to obtain acceptance of the Plan by at least two-thirds in amount and more than one-half in number of the holders of the SBC Note Claims and the Holdco Note Claims, and to commence the Chapter 11 Cases, not later than November 8, 2009; (ii) an order approving the Plan Sponsor Agreement must be entered by the Bankruptcy Court not later than 25 days after the Petition Date; (iii) an order confirming the Plan must be entered not later than sixty days after the Petition Date; and (iv) the closing of the transactions contemplated by the Plan Sponsor Agreement must occur not later that March 15, 2010. Failure to meet these milestones would allow the Purchasers to terminate the Plan Sponsor Agreement and, in certain circumstances, require the Debtors to pay the Purchasers up to $3 million as expense reimbursement. In addition, the Debtors are obligated to pay to the Purchasers a termination fee equal to $21 million and expense reimbursement up to $3 million if the Purchasers terminate their obligations under the Plan Sponsor Agreement in connection with (a) a breach of the Plan Sponsor Agreement by the Debtors, (b) certain prohibited changes to the Plan, Plan Sponsor Order or Confirmation Order to which the Purchasers have not consented, or (c) the occurrence of certain termination events under the Restructuring Support Agreement.
The Debtors may terminate their obligations under the Plan Sponsor Agreement in certain circumstances, including, among other things, as a result of a breach of the Plan Sponsor Agreement by the Purchasers and failure to meet certain of the milestones referenced above.
Under the Plan Sponsor Agreement, the Debtors are prohibited from taking certain actions to facilitate, encourage, or solicit inquiries or proposals for transactions that involve the acquisition of Bedding Holdco or its subsidiaries. However, in the event that the Debtors receive an unsolicited proposal for such a transaction that the board of directors of Bedding Holdco determines is superior to the transaction described in the Plan Sponsor Agreement, then the Debtors may terminate the Plan Sponsor Agreement and pursue such competing transaction at a cost of $21 million payable to the Purchasers as a termination fee and reimbursement of up to $3 million of the Purchasers’ expenses.
The Plan Sponsor Agreement was filed on Form 8-K with the SEC on September 25, 2009 and is incorporated by reference in its entirety in this Disclosure Statement. In the event of an inconsistency between the summary of the terms of the Plan Sponsor Agreement described in this Disclosure Statement and the terms contained in the Plan Sponsor Agreement, the terms contained in the Plan Sponsor Agreement shall govern. You are urged to read the Plan Sponsor Agreement in its entirety.

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D. Guarantee
On September 24, 2009, concurrently with the entry of the Purchasers into the Plan Sponsor Agreement, the Sponsors entered into Guarantees (the “Guarantee”) in favor of the Debtors. Each of the Sponsors, severally and not jointly, guaranteed its respective pro-rata share of: (a) the due and punctual payment by Intermediate Holdings of the equity commitment amount of $309,532,384, plus its pro-rata share of the Surplus Amount (as that term is defined in the Plan Sponsor Agreement), if any, that becomes due at closing under Article II of the Plan Sponsor Agreement, (b) the reimbursement of expenses by the Purchasers of any amounts that become payable when due pursuant to Section 9.2 (Expenses) of the Plan Sponsor Agreement, and (c) the payment by the Purchasers of any liquidated damages that become payable when due pursuant to Section 9.3(c) (Remedies) of the Plan Sponsor Agreement. Each of the Sponsors’ obligations described in (a) through (c) is capped at a maximum amount equal to such Sponsor’s pro rata share of such obligation (the “Guaranteed Amounts”). In addition to its payment guarantee described above, each Sponsor agrees to take commercially reasonable efforts (other than payment of additional funds not guaranteed thereunder) as are within its control and necessary to cause the Purchasers to comply with their obligations under the Plan Sponsor Agreement prior to and at closing. The Debtors agree that the right to seek specific performance is their sole and exclusive remedy against the Sponsors with respect to the obligations of the Sponsor set forth in the preceding sentence in order to prevent breaches or threatened breaches of, or to enforce compliance with, such Sponsor’s obligations under its Guarantee and the Purchasers’ obligations under the Plan Sponsor Agreement. In no event shall the Sponsors have any liability for monetary damages except with respect to their Guaranteed Amounts as set forth in the Guarantee.
In addition, each Guarantee provides that no Debtor has a right of recovery against, and no liability shall attach to, be imposed on or otherwise be incurred by, such Sponsor or the former, current or future directors, officers, employees, agents, affiliates, controlling persons, general or limited partners, or permitted assignees of such Sponsor, the Purchasers or any former, current or future stockholder, director, officer, employee, agent, affiliate, controlling person, member, manager, general or limited partner, or assignee of any of the foregoing (each, other than such Sponsor, an “Affiliate”), through the Purchasers or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of the Purchasers against such Sponsor or an Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, in each case arising under or in connection with the Guarantee, the Plan Sponsor Agreement or the transactions contemplated thereby, except for the rights of the Debtors to recover from such Sponsor under and to the extent provided in its respective Guarantee and subject to the Guaranteed Amounts, as applicable, and the other limitations described therein.
E. Restructuring Support Agreement
On September 24, 2009, the Debtors, the Purchasers, and certain of the Debtors’ creditors, including holders of SBC Note Claims and Holdco Note Claims, entered into the Restructuring Support Agreement, pursuant to which such consenting creditors agreed to support the Plan and the sale of the Company to the Purchasers. Specifically, subject to the terms and conditions specified in the Restructuring Support Agreement, the consenting creditors agreed to vote to accept the Plan, support confirmation of the Plan, support first day motions, and not take any action inconsistent with the Plan or propose, support or solicit the formulation of any plan of reorganization or liquidation in the Chapter 11 Cases other than the Plan or any competing transaction as contemplated under the Plan Sponsor Agreement. The Restructuring Support Agreement also obligates the Purchasers and the Debtors, subject to the Debtors’ fiduciary duties, to seek approval and confirmation of the Plan.
The Restructuring Support Agreement automatically terminates on the earlier to occur of the Effective Date or March 15, 2010, upon the termination of the Plan Sponsor Agreement, if the Chapter 11 Cases are dismissed or converted to chapter 7 cases, or in certain circumstances where a chapter 11 trustee is appointed in any of the Chapter 11 Cases. The Restructuring Support Agreement may also be terminated by consenting creditors (i) in the event of an injunction preventing the consummation of the transactions contemplated by the Plan or Plan Sponsor Agreement; (ii) if Debtors approve, or enter into definitive documentation with respect to, a transaction that competes with the transactions contemplated by the Plan Sponsor Agreement as described in Section IV.C., above; (iii) if Debtors withdraw the Plan; (iv) if the Petition Date has not occurred on or prior to December 8, 2009; (v) if an order confirming the Plan has not been entered within seventy-five days after the Petition Date; or (vi) in the event of certain amendments to the Plan Sponsor Agreement or the Plan that adversely affect consenting creditors.
Consenting creditors under the Restructuring Support Agreement may transfer any claim that is subject to the terms thereof, provided that each transferee of such claim agrees to be bound by the terms thereof. Consenting creditors may also acquire additional claims, which shall be deemed to be subject to the terms of the Restructuring Support Agreement. Additional holders of claims may elect to become party to the Restructuring Support Agreement by executing and delivering to Debtors a counterpart thereof.

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The Company does not believe that the Restructuring Support Agreement is material to the decision to approve or reject the Plan, but the Company will make the Restructuring Support Agreement available to any creditor who would like to review it and requests a copy from the Company, subject to the applicable confidentiality provisions therein. In the event of an inconsistency between the summary of the terms of the Restructuring Support Agreement specified herein and the terms specified in the Restructuring Support Agreement, the terms in the Restructuring Support Agreement shall govern.
F. Exit Financing
In addition to the equity investment to be made by the Purchasers (which may be funded in part by certain funds and accounts managed by DDJ Capital Management, LLC, Farallon Capital Management, LLC, Sola Ltd, and Solus Core Opportunities Master Fund Ltd) under the Plan Sponsor Agreement and the Debtors’ existing cash balances, the Debtors will finance distributions under the Plan with the proceeds of the issuance of $425 million aggregate principal amount of new 11.25% senior secured term notes (which are also referred to as the “notes” herein) to be issued by Reorganized SBC on the date of the closing of the transactions contemplated by the Plan Sponsor Agreement and, if necessary, borrowings under the New ABL Facility.
The receipt of the proceeds of the senior secured term notes financing is a condition to the obligation of the Purchasers to consummate the acquisition contemplated by the Plan Sponsor Agreement. See “SECTION XII.E. — CERTAIN FACTORS TO BE CONSIDERED — FAILURE TO CONSUMMATE THE PLAN AND TRANSACTIONS CONTEMPLATED BY THE PLAN SPONSOR AGREEMENT.” There is no similar condition in the Plan Sponsor Agreement with respect to the New ABL Facility.
1. Senior Secured Term Notes
The following description is a summary of the material provisions of the terms of the notes and the indenture, to be entered into, governing the notes (the “Indenture”). It does not state all of the terms of the notes or the Indenture in their entirety. For more complete information in respect of the terms of the notes and the Indenture, you should read the Debt Commitment Letter and the description of notes. The Company does not believe that the description of notes is material to the decision to approve or reject the Plan, but the Company will make the description of notes available to any creditor who would like to review it and requests a copy from the Company. In the event of an inconsistency between the summary of the terms of the senior secured term notes specified herein and the terms specified in the Debt Commitment Letter and the description of notes, the Debt Commitment Letter and the description of notes shall govern. The terms of the Debt Commitment Letter can be amended by the parties thereto in accordance with the terms thereof.
a. Principal, Interest and Maturity. In accordance with the terms and subject to the conditions set forth in the Debt Commitment Letter, Intermediate Holdings has agreed to cause Reorganized SBC to issue and sell, and the Commitment Parties have agreed to purchase, $425 million of aggregate principal amount of the initial series of 11.25% senior secured term notes on the date of the closing of the transactions contemplated by the Plan Sponsor Agreement. As noted in Section I.H., above, such Commitment Parties include certain holders of the SBC Notes, certain holders of the Holdco Notes, certain holders of the SBC Credit Agreement Claims and affiliates of the Purchasers. The senior secured term notes will bear interest at a rate of 11.25% per annum, payable semiannually in arrears, and will mature five years and six months from the date on which the notes are first issued.
b. Guarantees, Ranking and Security. The indebtedness evidenced by the notes will be fully and unconditionally guaranteed by each of Reorganized SBC’s restricted domestic subsidiaries and by any other parties that become guarantors after the date on which the notes are first issued and such indebtedness, and the guarantees thereof, will constitute senior obligations of Reorganized SBC and the guarantors, respectively and will rank pari passu in right of payment with all existing and future senior debt of Reorganized SBC and the guarantors, as the case may be. Subject to certain customary exceptions, the notes and the note guarantees will be secured by (i) first priority liens on and security interests in all of the assets of Reorganized SBC and the guarantors securing the New ABL Facility on a second priority basis and (ii) second priority liens on and security interests in all of the assets of Reorganized SBC and the guarantors securing the New ABL Facility on a first priority basis, which first priority basis liens and security interests securing the New ABL Facility shall be limited in all respects to the extent of the Maximum ABL Debt Amount (as defined in the description of notes) (as more fully described in Section F.2.c. below).

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c. Unregistered Notes. The notes will not be registered under the Securities Act or any other securities laws, or have the benefit of any exchange or other registration rights.
d. Redemption. Until the second anniversary of the date on which the notes are first issued, Reorganized SBC will have the option to redeem (i) up to 35% of the aggregate principal amount of the notes at a redemption price of 111.25% of the principal amount thereof, plus accrued and unpaid interest as of the redemption date (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds from one or more equity offerings conducted by Reorganized SBC or any direct or indirect parent thereof (so long as such net cash proceeds are contributed by such parent to Reorganized SBC as common equity) or (ii) all or part of the notes at a redemption price equal to 100% of the principal amount of notes redeemed, plus a “make-whole” premium calculated in accordance with the terms of the description of notes. Beginning on the second anniversary of the date on which the notes are first issued, Reorganized SBC may redeem all or part of the notes at (i) 103% of the principal amount thereof between the second and third anniversary of the date on which the notes are first issued, (ii) 101% of the principal amount thereof between the third and fourth anniversary of the date on which the notes are first issued, and (iii) 100% of the principal amount thereof on and after the fourth anniversary of the date on which the notes are first issued, plus, in each case, accrued and unpaid interest as of the applicable redemption date (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date). Reorganized SBC will not be required to make mandatory redemption or sinking fund payments with respect to the notes.
e. Covenants. The indenture governing the notes will contain “incurrence-based” covenants limiting the ability of Reorganized SBC and its restricted subsidiaries to, among other things, (a) incur additional indebtedness or issue additional preferred stock, (b) make certain “restricted” payments, including the payment of cash dividends, the repurchase, redemption or other acquisition of the equity interests of Reorganized SBC or any restricted subsidiaries, the payment of the principal amount of any subordinated indebtedness (except at the stated maturity thereof) and the making of certain investments, (c) consummate a merger or sale of all or substantially all of the assets of Reorganized SBC and its restricted subsidiaries, taken as a whole, subject in each case to (x) the ability of Reorganized SBC to demonstrate compliance with a stipulated financial test after giving effect to the contemplated transaction or (y) certain exceptions or “baskets” described more fully in the description of notes. In addition to the “incurrence-based” covenants described in the foregoing sentence, the indenture will also contain restrictions on, among other things, the ability of Reorganized SBC and its restricted subsidiaries to incur liens, consummate certain asset sales, designate unrestricted subsidiaries, engage in transactions with their affiliates, or designate AOT and certain subsidiaries of AOT as guarantors and restricted subsidiaries, subject to the exceptions set forth in the description of notes. The indenture also requires Reorganized SBC to provide certain reports on a password-protected website as more fully described in the description of notes. The indenture will not include any financial maintenance covenants.
f. Change of Control Offer. Upon the occurrence of a change of control (as defined in the description of notes), if Reorganized SBC has not then exercised its option (if any) to redeem the notes in accordance with the provisions described in the description of notes, each holder of the notes will have a right to require Reorganized SBC to repurchase all or any part of such holder’s notes in cash at a price equal to 101% of the aggregate principal amount of the repurchased notes, plus accrued and unpaid interest as of the repurchase date (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date).

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g. Asset Sale Offer. Within 365 days following the receipt by Reorganized SBC or its restricted subsidiaries of the net proceeds of any asset sale consummated in accordance with the terms of the indenture, Reorganized SBC or the applicable restricted subsidiary may apply such proceeds to (i) repay senior debt or acquire, repair or replace collateral securing the New ABL Facility on a first priority basis or current or non-current assets (other than cash or cash equivalents) with the net proceeds that are proceeds of the collateral securing the New ABL Facility on a first priority basis, (ii) acquire all or substantially all of the assets of, or a majority of the voting stock of, a business that derives a majority of its revenues from the businesses engaged in by Reorganized SBC and its restricted subsidiaries, provided that such assets or voting stock are to be pledged as collateral and such person whose voting stock was acquired becomes a guarantor, (iii) make certain capital expenditures, provided that any assets acquired through such capital expenditures from net proceeds from the sale of collateral are to be held by Reorganized SBC or a guarantor and pledged as part of the collateral or (iv) acquire, repair or replace other non-current assets (other than collateral securing the New ABL Facility on a first priority basis) used or useful in a business that derives a majority of its revenues from the business engaged in by Reorganized SBC and its restricted subsidiaries, provided that any such assets acquired, repaired or replaced from net proceeds that are proceeds from collateral securing the notes shall be held by Reorganized SBC or a guarantor and pledged as part of the collateral securing the notes on a first priority basis. On or before the 366th day after an asset sale, if the aggregate amount of net proceeds not applied in accordance with the foregoing sentence exceeds $15.0 million, Reorganized SBC must make an offer to repurchase the outstanding notes at a price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to the date of the repurchase.
h. Conditions to Issuance and Sale of Senior Secured Term Notes. The purchase by the Commitment Parties of the senior secured term notes is subject to the satisfaction or waiver of all applicable conditions set forth in the Debt Commitment Letter, including, among other things, of the following material conditions: the funding of the equity investment by the Purchasers; the consummation of the acquisition by the Purchasers pursuant to the Plan Sponsor Agreement; the absence of prohibited changes to the Plan Sponsor Agreement, the Plan and the Confirmation Order; the execution and delivery of the definitive documentation for the sale and issuance of the notes; the receipt of certain financial statements; the entry of the Confirmation Order on the docket of the Bankruptcy Court and the absence of an order to stay or vacate such Confirmation Order; the absence of a “Company Material Adverse Effect” (as defined in the Plan Sponsor Agreement); and the perfection of certain liens and security interests. The issuance to each Commitment Party of the notes by SBC is conditioned on such Commitment Party’s providing, or giving adequate assurance of its readiness to provide at closing of the acquisition, an amount in cash equal to its amount of commitment; the consummation of the acquisition; and the execution and delivery of the definitive documentation for the notes. Please refer to Exhibit J for a complete list of all the conditions.
2. New ABL Facility
The following description is a summary of the material terms and conditions of the New ABL Facility. It does not state all of the terms and conditions of the New ABL Facility in their entirety. For more complete information in respect of the terms and conditions of the New ABL Facility, you should read the ABL Commitment Letter. In the event of any inconsistency between the summary of the terms and conditions of the New ABL Facility specified herein and the terms and conditions specified in the ABL Commitment Letter, the ABL Commitment Letter shall govern. The terms and conditions of the ABL Commitment Letter can be amended by the parties thereto in accordance with the terms thereof.
a. Description of Facility. Subject to the terms and conditions set forth in the ABL Commitment Letter, the ABL Lender is committed to provide, and act as agent under, a senior secured revolving credit facility with a maximum credit amount of up to $75 million, the proceeds of which will be available to (i) repay the existing secured working capital indebtedness of the borrowers (as defined in the term sheet attached to the ABL Commitment Letter) on the Effective Date, (ii) otherwise enable the borrowers to consummate the Plan existing on the Effective Date, (iii) fund certain fees and expenses associated with the New ABL Facility and (iv) finance the ongoing general corporate needs of the borrowers. A portion of the New ABL Facility will be made available to Reorganized SBC and its domestic subsidiaries and a portion of the New ABL Facility will be made available to Reorganized SBC’s Canadian subsidiaries. The New ABL Facility will mature four years from the date of the closing thereof.
b. Guarantors. The obligations of the borrowers under the facility will be guaranteed by Reorganized Bedding Holdco and all of Reorganized Bedding Holdco’s present and future U.S. and Canadian subsidiaries; however, any Canadian subsidiary that is characterized as a corporation for U.S. federal income tax purposes will only provide a guaranty of the obligations of the Canadian borrowers.

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c. Collateral. The indebtedness under the New ABL Facility and the guarantees thereof will be secured by (i) a first priority perfected security interest in the borrowers’ and guarantors’, owned, or after-acquired (a) accounts (but excluding such accounts for equipment sold or leased) and certain royalty and licensing receivables, (b) inventory, (c) to the extent evidencing or governing accounts and inventory, general intangibles, documents, contract rights, chattel paper and instruments (including promissory notes), (d) to the extent relating any of the items referred to in the preceding clauses (a), (b), and (c), guarantees, letters of credit, security and other credit enhancements, letter-of-credit rights and supporting obligations, (e) cash and cash equivalents from whatever source, all lockboxes (excluding safe deposit boxes), deposit accounts and, solely to the extent constituting cash or cash equivalents or representing a claim to cash equivalents, securities accounts as original collateral, (f) all intercompany loans and advances among the borrowers and guarantors, (g) books, records and other property relating to or referring to any of the foregoing, (h) all proceeds and products related to the foregoing; but with respect to each of the foregoing, excluding all asset sale proceeds accounts and all cash, cash equivalents, money, instruments, securities, investment property and financial assets held in or credited to any asset sale proceeds accounts, and (ii) a second priority perfected security interest in all or substantially all of the owned or after-acquired property and assets of the borrowers and the guarantors (other than the assets and properties that secure the New ABL Facility on a first priority basis) that secure the senior secured term notes on a first priority basis and all proceeds and products thereof, and (b) all of the stock of each borrower and guarantor (other than Reorganized Bedding Holdco) and all proceeds and products thereof. The priority of the security interests and the allocation of rights among the lenders under the New ABL Facility, on one hand, and the holders of the senior secured term notes, on the other hand, will be set forth in an intercreditor agreement.
d. Borrowing Base. Although the maximum credit amount under the New ABL Facility is $75 million, advances to the borrowers thereunder may not, at any one time, exceed the “borrowing base,” the calculation of which will take into account (i) 85% of the value of the borrowers’ accounts receivable (including certain royalty and licensing receivables), not older than 90 days from the invoice date, minus certain “reserves”, (ii) 95% of the amount of cash held in certain blocked deposit accounts and (iii) the least of (a) 65% of eligible inventory, net of customary reserves, (b) 85% times the net orderly liquidation value of the borrowers’ eligible inventory and (c) 33% of the amount of credit availability created by the borrowers’ eligible accounts receivable. The amount available to the U.S. borrowers and the Canadian borrowers under the New ABL Facility will be based upon the accounts and inventory of the U.S. borrowers and Canadian borrowers, respectively.
e. Letter of Credit Subfacility. Under the New ABL Facility, the borrowers will be entitled to request that the administrative agent issue guarantees of payment with respect to letters of credit issued by Wells Fargo Bank, N.A. in an aggregate amount not to exceed $30 million at any one time outstanding, which sublimit may be divided between the portion of the revolving facility made available to the U.S. borrowers and the portion of the revolving facility made available to the Canadian borrowers.
f. Interest and Fees. The New ABL Facility borrowers will be permitted to elect that the loans outstanding thereunder bear interest at a rate per annum equal to (a) the base rate plus 4.50% or (b) the LIBOR rate plus 3.50%. Interest on base rate loans will be payable monthly in arrears. Interest on LIBOR rate loans will be payable on the last day of each relevant interest period (which may be a period of 1, 2 or 3 months, as selected by the applicable borrower). In addition, the terms of the facility require the borrowers to pay, monthly in arrears, (x) an “Unused Revolver Fee” in an amount equal to .50% per annum times the unused portion of the revolving facility and (y) a “Letter of Credit Fee” equal to the margin applicable to LIBOR rate loans times the undrawn amount of each issued letter of credit. Following the occurrence and during the continuance of an event of default, and upon the written election of the required lenders, all amounts due under the New ABL Facility will bear interest at a rate equal to 2.0% above the interest rate otherwise applicable thereto and the “Letter of Credit Fee” will be increased by 2% per annum.

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g. Covenants. The credit agreement governing the New ABL Facility will contain customary affirmative and negative covenants, subject, in certain cases, to materiality thresholds, baskets and customary exceptions and qualifications to be agreed. The affirmative covenants will include, among other things, financial and collateral reporting obligations, and a requirement that the borrowers and the guarantors and their respective subsidiaries satisfy their respective ongoing obligations under the Plan, if any. The negative covenants will include, among other things, limitations on the ability of the borrowers, the guarantors and their respective subsidiaries to incur or suffer to exist indebtedness or liens, dispose of assets, make or suffer to exist investments, engage in transactions with affiliates or consummate transactions that result in a change of control. In addition, the credit agreement governing the New ABL Facility will contain a springing financial covenant pursuant to which the borrower, on a consolidated basis, will be required to maintain a stipulated fixed charge coverage ratio at any time that excess availability under the facility falls below $14 million, provided, that, no default or event of default will occur as a result of the borrower failing to maintain such fixed charge coverage ratio if within 15 days after the date the excess availability under the facility falls below $14 million Reorganized SBC receives a cash equity contribution resulting in excess availability being equal to or greater than $14 million,
h. Conditions to the New ABL Facility. The initial availability of the New ABL Facility is subject to the satisfaction or waiver of all applicable conditions set forth in the ABL Commitment Letter, including, among other things, of the following conditions: the contribution of equity by the Purchasers; the consummation of the acquisition pursuant to the Plan Sponsor Agreement; the absence of prohibited changes to material acquisition documents, including the Plan Sponsor Agreement, the Restructuring Support Agreement, the Plan and the Confirmation Order; the offering of the senior secured term notes having occurred in an aggregate principal amount not exceeding $425 million; the execution and delivery of customary loan documents, including an intercreditor agreement; minimum availability under the New ABL Facility (after giving effect to the initial use of proceeds, including the payment of all fees and expenses) of not less than $35 million; the receipt of documentation related to the offering of the senior secured term notes; the completion by the agent of the initial borrowing base; the perfection of certain liens and security interests; and certain bankruptcy related conditions. In addition, if the Confirmation Order is not a “Final Order” (as defined in the Plan) at the time of the funding of the New ABL Facility, the ABL Lender also may require as a condition to the funding that the Bankruptcy Court approve the New ABL Facility, together with the applicable guarantees and other loan documents, as postpetition financing of the Debtors pursuant to section 364(c), (d) and (e) of the Bankruptcy Code prior to effectiveness of the Plan, as more fully described in paragraph (i) of Annex B to the ABL Commitment Letter. Please refer to Exhibit K for a complete list of all conditions.
G. DIP Facility Commitment
On August 20, 2009, SBC received a commitment from Deutsche Bank Trust Company Americas for a super-priority secured debtor in possession revolving credit facility in an aggregate principal amount of $35 million. On or shortly after the Petition Date, the DIP Debtors expect to seek Bankruptcy Court approval of the DIP Facility pursuant to section 364 of the Bankruptcy Code in order to fund the DIP Debtors’ working capital needs during the pendency of the Chapter 11 Cases. See Section VIII.B — “ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES — DEBTOR IN POSSESSION FINANCING.”
V. THE PURCHASERS
A. The Sponsors
Serta Holdings is, and New Parent will be, a portfolio company controlled by the Sponsors. The Sponsors have guaranteed certain limited obligations of the Purchasers under the Plan Sponsor Agreement, but are not parties to the Plan Sponsor Agreement or the Restructuring Support Agreement, nor are they proponents of the Plan. No Sponsor shall have any liability or obligation with respect to the transactions contemplated hereby except as set forth in its several guarantee. Each Sponsor disclaims any responsibility for any statement in this Disclosure Statement other than the statements about such Sponsor contained in this Section V.A.

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1. Ares Management. Ares Management LLC (“Ares”) is an SEC-registered investment adviser and alternative asset manager with total committed capital under management of approximately $29 billion as of June 2009. With complementary pools of capital in private equity, private debt and capital markets, Ares Management has the ability to invest across all levels of a company’s capital structure — from senior debt to common equity — in a variety of industries in a growing number of international markets. The Ares Private Equity Group has a proven track record of partnering with high quality, middle-market companies, such as Serta Holdings and creating value with its flexible capital. Other notable current investments include General Nutrition Centers, Inc., Hanger Orthopedic Group, Inc. (NYSE: HGR) and Maidenform Brands, Inc. (NYSE: MFB). The firm is headquartered in Los Angeles with approximately 250 employees located across the United States and Europe. For more information, visit the Ares website at www.aresmgmt.com.
2. Ontario Teachers. Ontario Teachers’ Private Capital (“Ontario Teachers’”) is one of the world’s largest private equity investors. It is the private investment department of the Ontario Teachers’ Pension Plan, the largest single-profession pension plan in Canada. The Ontario Teachers’ Pension Plan is an independent corporation responsible for investing the fund and administering the pensions of Ontario’s 284,000 active and retired teachers. For more information visit www.otpp.com.
B. Serta Holdings
1. Overview. Serta Holdings, primarily through its subsidiary NBC, is the largest manufacturer and distributor of Serta®-branded mattresses in the United States and controls the Serta® brand/name. With 28 of the 34 exclusive domestic manufacturing licenses, NBC accounts for approximately 85% of total Serta® mattress sales. Serta Inc. was founded in 1931 to manage the Serta® brand on behalf of licensees nationwide. NBC was founded in 1989 through the acquisition of a single Serta® licensee. Since then, the company has grown both organically and through acquisitions. In February 2003, NBC approximately doubled its revenues by acquiring Sleepmaster LLC out of chapter 11 bankruptcy. The Sleepmaster acquisition combined the #1 and #2 Serta licensees into a single organization with the ability to control both the management and growth of the Serta® brand.
2. Ownership. AOT was formed to acquire NBC and certain of its affiliates in 2005. AOT’s stockholders consist of funds affiliated with Ares and Ontario Teachers, certain co-investors of Ares and entities affiliated with the original NBC ownership.
3. Products. Serta Holdings manufactures a variety of bedding products, including mattresses and foundations (box springs) marketed primarily under the Serta® brand. Each of Serta Holdings’ brands offers products at queen retail price points, ranging from under $100 to approximately $5,000. The brands are positioned to appeal to a wide range of consumers. In addition, each brand offers a variety of different types of material, design and size. This variety offers retailers a choice of products, allowing retailers to develop their own product assortment to facilitate step-up sales and to meet various consumer comfort and support preferences.
Serta Holdings’ core product lines are marketed under the Perfect Day® by Serta® and Serta Perfect Sleeper® brands. Other products are marketed under the Sertapedic brand. Serta Holdings has also developed product lines around several additional brands developed in-house or licensed from third-parties. These brands include Vera Wang by Serta®, the Trump Collection, Better Homes & Gardens, and Five-Star Mattress.
Serta Holdings also operates a research and development center at its headquarters in suburban Chicago. In this facility, Serta Holdings develops new bedding products and tests fabrics, quilting, upholstery and spring components for durability, comfort, safety and manufacturing ease.
4. Marketing. Serta Holdings has developed a marketing organization which has contributed historically to growth, gains in market share and positive financial performance. The approach is based on an integrated marketing program known as the Serta Marketing Star Philosophy. The Serta Marketing Star Philosophy seeks to generate consumer demand and position the company to win competitive retail floor space by integrating (i) national advertising, (ii) local retail advertising, (iii) product display, (iv) sales education and (v) high quality service.

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5. Sales. Serta Holdings maintains relationships with approximately 2,400 customers across a range of distribution channels. Serta Holdings’ customer base is diversified. Serta Holdings’ top 10 largest customers account for 44% of sales. No single customer accounts for more than 1.4% of sales. Serta Holdings’ primary distribution channels are retail, national accounts, and contract.
a. Retail. The retail channel represents approximately 47% of Serta Holdings’ 2008 sales. Serta Holdings serves a retail customer base with over 2,000 retail accounts. Serta Holdings markets its products to a variety of retail customers, including specialty bedding retailers (sleep shops), Serta®-exclusive sleep shops under the America’s Mattress program, furniture stores and department stores, and other retailers. Specialty sleep shops are a significant and growing segment of the bedding industry. In recent years, Serta Holdings has expanded its share of distribution in the specialty sleep shop channel by providing exclusive brands and products to large multi-vendor chains and furniture stores. Serta Holdings has also developed a group of approximately 345 independently owned and operated Serta®-exclusive mattress stores through the “America’s Mattress” program. This program provides Serta Holdings the ability to sell a full range of Serta® products in a focused, proprietary distribution channel.
b. National Accounts. National accounts represent approximately 39% of Serta Holdings’ 2008 sales. The national accounts include “big-box” stores, department stores, value channels, rent-to-own and direct-to-consumer accounts. Many of Serta Holdings’ key national accounts sell primarily Serta®-branded mattresses, while others (particularly large department stores such as Macy’s) tend to have more than one brand of mattress on their showroom floor. National accounts are serviced by multiple Serta Holdings manufacturing locations and by plants controlled by independent licensees. Serta Holdings seeks to manage these customers through a single point of contact and coordinates with various Serta Holdings plant and independent licensee plants with a goal to provide consistent and high quality product, pricing and service across all regions.
c. Contract. Contract customers represent approximately 14% of Serta Holdings’ 2008 sales. Contract customers include the hospitality industry and other institutional customers. Generally, contract customers order relatively large quantities of mattresses manufactured under particular design specifications. Market demand is primarily driven by the construction or remodeling of hotels and resorts. Serta Holdings is a provider of mattresses to many of the largest hotel chains in the country.
6. Manufacturing. Serta Holdings manufactures and distributes products to its customers primarily in a just-in-time fashion, typically fulfilling customer orders within 48–72 hours of the orders being placed through its network of 20 manufacturing facilities in the United States and Canada. As a result, Serta Holdings and its licensees carry relatively little raw material or finished goods inventory.
7. Purchasing. Serta Holdings purchases a number of raw materials, virtually all of which are commodity in nature. These include textiles, thread, polyester fiber quilting, polyurethane foam upholstery, steel springs and wood boards. Leggett & Platt, the largest furniture component supplier in the country, is Serta Holdings’ largest supplier. Serta Holdings also purchases a small amount of finished products such as bed frames and adjustable bed foundations.
8. Distribution. Serta Holdings generally delivers products directly to the customer’s warehouse or store the day after manufacturing. Due to the just-in-time nature of production operations, manufacturing must be scheduled in the sequence of delivery to customer so that finished products are loaded on trailers immediately after manufacturing. Approximately 80% of orders are fulfilled through Serta Holdings’ proprietary distribution network consisting of tractors and trailers owned or leased by Serta Holdings, with the balance of deliveries provided by third-party logistics providers.

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9. Properties. NBC’s corporate office is located in Hoffman Estates, Illinois. NBC’s corporate group management team centrally controls the administrative, manufacturing, sales management, marketing and product design for the entire organization.
Production, sales, customer service and accounting functions are conducted at each factory location. Serta Holdings’ principal properties as of September 30, 2009 were comprised of:

	Square
Location	Footage	Union	Title

Manufacturing Facilities
Batesville, MS	122,500	No	Owned
Beloit, WI	204,500	No	Owned
Cullman, AL	122,500	No	Owned
Denver, CO	75,000	Yes	Owned
Glendale, AZ	75,000	No	Owned
Houston, TX	75,000	No	Owned
Jamestown, NY	122,500	No	Owned
Middleboro, MA	150,000	Yes	Owned
Moreno Valley, CA	232,000	Yes	Owned
Cincinnati, OH	150,000	Yes	Leased
Clear Lake, IA	112,500	No	Owned
Grovetown, GA	125,000	No	Owned
Honolulu, HI	62,687	Yes	Leased
Lancaster, PA	97,000	No	Owned
Puyallup, WA	74,790	Yes	Owned
Toronto, Ontario	106,000	Yes	Leased
West Palm, FL	236,250	No	Owned
Whitsett, NC	125,000	Yes	Owned
Greene County, NY	232,000	No	Owned
Montreal, Quebec	69,052	No	Leased
Corporate Headquarters	90,000	No	Owned
The owned real estate portfolio has been valued in the aggregate at approximately $131 million.
10. Warranties. Serta Holdings’ conventional innerspring bedding products generally offer limited warranties of 10 to 20 years against manufacturing defects, with specialty products offering a 20 to 30 year warranty against manufacturing defects, and promotional products generally carrying warranties of one to five years. Historically, Serta Holdings’ cost of honoring warranty claims has not been material.
11. Employees. Factory employees are compensated on either hourly wage or “piece work” wherein production exceeding standard rate is compensated in addition to hourly wage. Salaried managers at each location are provided bonus programs based on the profitability of their factory. NBC has not experienced any labor stoppages or strikes since its founding. Serta Holdings generally considers its employee relations to be good.

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12. Legal Proceedings. On June 10, 2009 Tempur-Pedic Management, Inc. and Tempur-Pedic North America, LLC (collectively, “Tempur-Pedic”) filed a complaint in the U.S. District Court for the Western District of Virginia, Big Stone Gap Division against Serta, Inc., SBC, The Simmons Manufacturing Co., LLC, and 15 other bedding manufacturers for alleged infringement of U.S. Patent No. 7,507,468 (the “‘468 Patent”). The patent relates to certain mattress constructions utilizing layers of viscoelastic and other foam materials. Specifically, Tempur-Pedic’s complaint alleges that Serta, Inc. manufactures and/or sells mattresses, cushions, pillows and other products, incorporating viscoelastic foam materials, that infringe on the ‘468 Patent. Tempur-Pedic has not filed a motion for a preliminary injunction. Neither SBC, nor The Simmons Manufacturing Co., LLC, nor Serta, Inc. has requested or obtained any legal opinion regarding non-infringement, invalidity, or enforceability of the ‘468 Patent in connection with this matter. At this time, Tempur-Pedic has not specified the amount of damages it is seeking from SBC, The Simmons Manufacturing Co., LLC or Serta, Inc. in connection with this matter. Serta, Inc. filed its Answer and Affirmative Defenses, including the defense of invalidity of the ‘468 Patent, on July 31, 2009. The parties met and conferred on the Rule 26(f) Order on September 25, 2009 and the court has set a scheduling conference on October 19, 2009. Discovery has commenced. Serta, Inc. believes that Tempur-Pedic’s claims are without merit and intends to vigorously defend against Tempur-Pedic’s lawsuit.
Serta Holdings is not currently involved in any other material legal proceedings. Serta Holdings is involved from time to time in routine litigation and legal proceedings incidental to its business. Although no assurance can be given as to the outcome or expense associated with any of these proceedings, Serta Holdings believes that none of such proceedings, either individually or in the aggregate, will have a material adverse effect on its financial condition.
13. Existing Indebtedness.
a. Description of Facilities. On August 31, 2005 (amended as of February 28, 2007), NBC and AOT Bedding Holdings Corp. Canada, as borrowers, entered into a $475 million senior secured first priority credit facility pursuant to a Credit and Guaranty Agreement (the “First Lien Credit Agreement”) by and among the borrowers, the guarantors (as described below), the various lenders, Goldman Sachs Credit Partners L.P., as sole lead arranger, sole bookrunner and sole syndication agent, Merrill Lynch Capital Corporation, as administrative agent and collateral agent, and General Electric Capital Corporation and BMO Capital Markets Financing Inc., as documentation agents. The facility includes a term loan in an aggregate principal amount not to exceed $425 million, revolving loan commitments from the lenders in an aggregate amount not to exceed $50 million and swing line loan commitments in an amount not to exceed the lesser of (i) $10 million and (ii) the aggregate unused amount of revolving commitments then in effect. The revolving loan facility will mature on August 31, 2010 and the First Lien term loan facility will mature on February 28, 2013.
On the same date (also amended as of February 28, 2007), NBC, as borrower, also entered into a $210 million senior secured second priority credit facility pursuant to a Credit and Guaranty Agreement (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “AOT Credit Agreements”) by and among the borrower, the guarantors (as described below), the various lenders, Goldman Sachs Credit Partners L.P., as sole lead arranger, sole bookrunner, co-syndication agent, administrative agent and collateral agent, General Electric Capital Corporation, as co-syndication agent and General Electric Capital Corporation and BMO Capital Markets Financing Inc., as documentation agents. The facility consists of a term loan facility, which will mature on February 28, 2014.
b. Guarantors. The obligations of the borrowers under the AOT Credit Agreements are guaranteed by AOT and all of AOT’s present and future domestic subsidiaries (other than the borrowers and Serta, Inc.).
c. Interest Rate. The First Lien term loans bear interest (i) at the Base Rate plus 1.00% per annum; or (ii) at the adjusted Eurodollar Rate plus 2.00% per annum. The First Lien revolving loans that are Eurodollar rate loans bear interest at the adjusted Eurodollar Rate plus the Applicable Margin (equal to 2.00% if the Leverage Ratio is equal to or greater than 4.50:1.00 or 1.75% if the Leverage Ratio is less than 4.50:1.00). The First Lien revolving loans and swing line loans that are Base Rate loans bear interests at the Base Rate plus the Applicable Margin (as described above) minus 1.00% per annum. The terms “Base Rate”, “adjusted Eurodollar Rate” and “Applicable Margin” are defined in the Credit Agreement. The Second Lien term loans bear interest (i) at the Base Rate plus 4.00% per annum; or (ii) at the adjusted Eurodollar Rate plus 5.00% per annum. The current weighted average cost of capital on the term loan facilities is 3.26%.

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d. Collateral. The indebtedness under the facilities and the guarantees thereof are secured by a first priority and second priority perfected security interest in all of the borrowers’ and guarantors’ real, personal and mixed property (including capital stock) in which liens were granted pursuant to the collateral documents.
e. Letter of Credit Subfacility. Under the First Lien Credit Agreement, the borrowers are entitled to request the issuing bank to issue letters of credit in an aggregate amount not to exceed $10 million at any one time outstanding.
f. Voluntary Prepayment. Loans under the AOT Credit Agreements generally may be prepaid in whole or in part without premium or penalty, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. The borrowers may at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the revolving commitments in an amount up to the amount by which the revolving commitments exceed the total utilization of revolving commitments at the time of such termination or reduction. The Second Lien Credit Agreement includes a restriction prohibiting prepayment of loans thereunder unless (a) the Senior Leverage Ratio (as described in the Second Lien Credit Agreement) is less than 2.50:1.00 or (b) no loans are outstanding under the First Lien Credit Agreement (or any permitted refinancings thereof) and no letters of credit, commitments to extend credit or obligations to make payments remain outstanding under the First Lien Credit Agreement that have not been fully cash collateralized.
g. Mandatory Prepayment. The following mandatory prepayments are required pursuant to the First Lien Credit Agreement: (a) prepayments in an amount equal to 100% of net cash proceeds received from an asset sale, other than net cash proceeds reinvested in long-term productive or other capital assets of the general type used in the business of AOT and its subsidiaries; (b) prepayments in an amount equal to 100% of net cash proceeds of insurance received in respect of any loss of property or assets of AOT or any of its subsidiaries, other than net cash proceeds reinvested in long-term productive or other capital assets of the general type used in the business of AOT and its subsidiaries, which investment may include the repair, restoration or replacement of the applicable asset; (c) prepayments in an amount equal to 50% (subject to reduction to a lower percentage upon achievement of certain financial ratios) of any cash proceeds received from a capital contribution to, or the issuance of any capital stock of, AOT or its subsidiaries (other than issuances pursuant to an employee stock option plans or equity issued to the stockholders of AOT and the NBC holding investors); (d) prepayments in an amount equal to 100% of any cash proceeds received from incurrence of any indebtedness by AOT or its subsidiaries (other than indebtedness permitted under the credit agreement); and (e) prepayments in an amount equal to 75% (subject to reduction to a lower percentage upon achievement of certain financial ratios) of “consolidated excess cash flow” (as defined in the Credit Agreement). The foregoing mandatory prepayments are also required pursuant to the Second Lien Credit Agreement only to the extent there are no loans outstanding under the First Lien Credit Agreement (or any permitted refinancings thereof), and no letters of credit, commitments to extend credit or obligations to make payments remain outstanding under the First Lien Credit Agreement that have not been fully cash collateralized.
h. Covenants. Both the First Lien and the Second Lien Credit Agreements contain customary affirmative and negative covenants, subject, in certain cases, to materiality thresholds, baskets and customary exceptions and qualifications. The affirmative covenants includes, among other things, delivery of financial statements and other reports; maintenance of existence; payment of taxes and claims; maintenance of properties; maintenance of insurance; lender meetings; and compliance with laws. The negative covenants include, among other things, limitations on the ability of the borrowers, the guarantors and their respective subsidiaries to incur indebtedness or liens, make negative pledges, make restricted junior payments, make investments, or engage in transactions with affiliates; restrictions on subsidiary distributions; restrictions on mergers and acquisitions; covenants with respect to Serta, Inc.; and restrictions on permitted activities of AOT and amendments or waivers of organizational documents, subordinated indebtedness and other material agreements, in each case in a manner adverse to the borrowers, guarantors, their respective subsidiaries and the lenders.

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In addition, the First Lien Credit Agreement contains a springing financial covenant pursuant to which AOT will be required to maintain a certain First Lien Leverage Ratio ranging from 6.50:1.00 to 6.00 to 1.00 (as described in the First Lien Credit Agreement) for the preceding four-fiscal quarter period ending on the date of determination) beginning with the first fiscal quarter, and only for those subsequent quarters in which the outstanding principal balance of the revolving loans exceeds $30 million; provided, that, no default or event of default will occur as a result of AOT failing to maintain such First Lien Leverage Ratio if within 10 days subsequent to delivery of the related compliance certificate, AOT issues securities for cash or otherwise receive cash contributions to the capital of AOT, in an aggregate amount equal to the lesser of (a) the amount necessary to cure the relevant failure to comply with the financial ratio and (b) $10 million. AOT does not currently have any revolving loans outstanding.
The foregoing description is a summary of the material provisions of the terms of the First Lien Credit Agreement and the Second Lien Credit Agreement. It does not state all of the terms of the First Lien Credit Agreement and the Second Lien Credit Agreement in their entirety. The Company does not believe that the First Lien Credit Agreement and the Second Lien Credit Agreement are material to the decision to approve or reject the Plan, but the Company will make the First Lien Credit Agreement and the Second Lien Credit Agreement available to any creditor who would like to review it and requests a copy from the Company. In the event of an inconsistency between the summary of the terms of the First Lien Credit Agreement and the Second Lien Credit Agreement specified herein and the terms specified in the First Lien Credit Agreement and the Second Lien Credit Agreement, the First Lien Credit Agreement and the Second Lien Credit Agreement shall govern.
VI. MANAGEMENT AND CORPORATE STRUCTURE
A. Reorganized Debtors
1. Corporate Structure of the Reorganized Debtors
Immediately following the closing of the transactions contemplated by the Plan Sponsor Agreement, Reorganized Bedding Holdco will be wholly owned by Intermediate Holdings, which is wholly owned by New Parent. Reorganized SBC will continue as a wholly owned subsidiary of Reorganized Bedding Holdco and will remain the operating company of the Reorganized Debtors’ business.
2. Boards of Directors of Reorganized Debtors
On the Effective Date, the term of each member of the boards of directors of each of Bedding Holdco and SBC will expire. The size and composition of the board of directors of Reorganized Bedding Holdco and Reorganized SBC on and after the Effective Date have not been determined, but will consist of certain individuals to be designated by the Purchasers prior to the hearing to confirm the Plan.
3. Management of Reorganized Debtors
The Debtors anticipate that the members of SBC’s current management group will maintain their positions as executive officers of Reorganized SBC on and after the Effective Date. The biographies for the current management group members can be found in Holdco’s most recent 10-K, attached hereto as Exhibit B-1. All members of SBC’s executive leadership team executed new employment agreements, to which Reorganized SBC will become a party following the Effective Date.
a. Management Incentive Programs
Reorganized SBC is expected to maintain a management bonus program similar to SBC’s existing program. The Purchasers will implement a stock incentive program for management which they expect to put in place upon the closing of the transactions contemplated by the Plan Sponsor Agreement. However, no final determinations about the details of such a program have been made at this time.

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B. New Parent
Immediately following the closing of the transactions contemplated by the Plan Sponsor Agreement, New Parent, through its wholly-owned subsidiary, Intermediate Holdings, will be the ultimate parent company of Reorganized Bedding Holdco and AOT. At closing, members of New Parent will include the Sponsors, certain co-investors of Ares Management, entities affiliated with management of NBC, certain members of management of Reorganized SBC and holders of the Holdco Notes.
The Serta Holdings’ debt capital structure will remain unchanged following the closing and the debt of Serta Holdings will remain at AOT and its subsidiaries’ level. See SECTION V.B. — “THE PURCHASERS — SERTA HOLDINGS” for more detail. The new debt issued to fund the acquisition of the Company will be issued and borrowed at SBC and its subsidiaries’ level. For additional information regarding the exit financing, see Section IV.F., above.
Set forth below is an organizational chart of New Parent following the closing of the transactions described in the Plan Sponsor Agreement.
Concurrently with the closing of the transactions contemplated by the Plan, existing stockholders of AOT will exchange their stock in AOT for, in the aggregate, $200 million of Class A units of New Parent (which amount will be increased by the amount received by AOT representing the exercise price for any AOT options exercised between the date of the Plan Sponsor Agreement and the closing). The Class A units being offered to Eligible Investors will be entitled to the same distributions on a pari passu basis as the Class A units being issued to current holders of stock of AOT.
The Purchasers intend to operate Reorganized Bedding Holdco and AOT as separate and distinct entities with separate management teams that will continue to compete with one another in the marketplace. Operating cost synergies will be effectuated and their benefits allocated through a master services agreement between the two companies, pursuant to which the companies will provide goods and services to one another on terms negotiated on an arm’s length basis and verified by an independent third-party auditor. For a summary of projected financial information of New Parent, see Exhibit D attached hereto.

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On August 31, 2005, in connection with the acquisition of NBC, ACOF Manager, L.P., an affiliate of Ares Management (the “Advisor”), entered into a management services agreement with Serta Holdings to provide advisory services to Serta Holdings for a term of 10 years. During such term, the Advisor receives an aggregate sum of $500,000 per annum, plus VAT where applicable, in quarterly installments. The advisory fees are intended to be flat fees and, as such are payable to the Advisor irrespective of the actual level of services provided. In addition, the agreement provides that Serta Holdings shall reimburse the Advisor for its reasonable out-of-pocket expenses incurred in connection with the services provided. While not a party to the management services agreement, Ontario Teachers is instead entitled to receive a special dividend payable by AOT pursuant to AOT’s certificate of incorporation in an amount equal to $500,000 per annum, payable in quarterly installments similar to the advisory fee paid to the Advisor.
Upon closing of the transactions contemplated by the Plan Sponsor Agreement, it is intended that the Advisor or another affiliate of Ares Management will enter into a management services agreement with the Company on terms substantially similar to the AOT management service agreement described above. Similarly, such advisor shall receive from the Company an advisory fee of $500,000 per annum, plus VAT where applicable, in addition to reimbursement of reasonable out-of-pocket expenses in connection with its services. In addition, Ontario Teachers will receive a special distribution on account of its Class A-2 Units in the same amounts as the advisory fee received by the advisor. See Exhibit E for additional information about the special distribution.
VII. SUMMARY OF OTHER PROVISIONS OF THE PLAN
A. Administrative Expenses for the Debtors
Obligations of the Debtors that arise after the Petition Date are known as administrative expenses. These include postpetition credit provided by vendors and suppliers, obligations to customers, tax claims, and obligations under the DIP Facility. All such claims are required to be paid in full in cash on the effective date of the Plan or in accordance with normal business terms. Certain prepetition claims are entitled to priority in the Chapter 11 Cases, such as certain amounts for wages and taxes. These amounts must also be paid in full. The Debtors have the ability to pay priority tax claims (including interest) over an extended period (up to five years). The Debtors expect that Holdco’s administrative expenses will be de minimis because it is a holding company.
B. Allowed Claims
Notwithstanding any provision in the Plan to the contrary, the Debtors or Reorganized Debtors will only make distributions to holders of allowed claims. No holder of a disputed claim or disputed equity interest will receive any distribution on account thereof until and to the extent that its disputed claim or disputed equity interest becomes an allowed claim or allowed equity interest.
C. Securities Law Matters and Restrictions on Transfer of the Class A Units
The Debtors and New Parent are relying on a private transaction exemption under the Securities Act to exempt the offer of the Class A Units that may be deemed to occur through the solicitation of acceptances of the Plan prior to the Petition Date, and are relying on section 1145(a)(1) of the Bankruptcy Code to exempt the offer and sale of Class A Units pursuant to the Plan from the registration requirements of the Securities Act and applicable state securities and blue sky laws.

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Section 1145(a)(1) of the Bankruptcy Code exempts the offer or sale of securities pursuant to a plan of reorganization from the registration requirements of the Securities Act and from registration under state securities laws if the following conditions are satisfied: (i) the securities are issued by a company (a “debtor” under the Bankruptcy Code) under a plan of reorganization (or an affiliate participating in a joint plan with the debtor, or successors to the debtor under a plan); (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor; and (iii) the securities are issued in exchange for the recipients’ claim against or interest in the debtor, or principally in such exchange and partly for cash or property. In general, offers and sales of securities made in reliance on the exemption afforded under section 1145(a)(1) of the Bankruptcy Code are deemed to be made in a public offering, so that the recipients thereof, other than underwriters or affiliates, are free to resell such securities without registration under the Securities Act. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.
A person who is an “underwriter” of the Class A Units, as that term is defined in section 1145(b) of the Bankruptcy Code, will not be an Eligible Investor entitled to elect to receive Class A Units under the Plan. Section 1145(b) of the Bankruptcy Code defines the term “underwriter” as one who (a) purchases a claim with a view toward distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view toward distribution, or (d) is a control person of the issuer of the securities.
THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE SECURITIES AND BANKRUPTCY MATTERS DESCRIBED HEREIN. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, THE DEBTORS ENCOURAGE EACH CREDITOR AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER OR AN AFFILIATE, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.
D. Means for Implementing the Plan
1. Joint Chapter 11 Plan
The Plan is a joint chapter 11 plan for each of the Debtors, with the Plan for each Debtor being non-severable and mutually dependent on the Plan for each other Debtor. This means that the failure to obtain confirmation of the Plan at one of the Debtors will result in a failure to confirm the Plan with respect to each of the other Debtors.
2. Authorization of New Securities and Plan-Related Documents
Each of the Reorganized Debtors is authorized to enter into all agreements necessary for the New ABL Facility and the issuance of the senior secured term notes. On, or as soon as reasonably practicable after, the Effective Date, Reorganized Bedding Holdco is authorized to and shall distribute, or cause to be distributed, New Common Stock, the Class A Units and other New Securities and Documents, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person or any further corporate action. All documents, agreements and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of the Plan, and any other agreement or document related to or entered into in connection with same, shall become, and shall remain, effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person or any further corporate action (other than as expressly required by such applicable agreement).

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3. Fees and Expenses
The Plan provides that the Reorganized Debtors will pay the reasonable fees and expenses of various parties involved in the restructuring effort, including the administrative agent under the DIP Facility and the SBC Credit Agreement, the respective indenture trustees for the holders of SBC Note Claims and Holdco Note Claims, counsel to certain of the Debtors’ major creditors, and counsel to the directors of the Debtors.
E. Provisions Governing Distributions
1. Distribution Record Date
At the close of business on the Confirmation Date, the transfer ledgers for holders of the Classes of claims or equity interests (other than the New Common Stock) maintained by the Debtors shall be closed, and there shall be no further changes in the record holders of such debt. The Reorganized Debtors have no obligation to recognize any transfer of any such claims or equity interests occurring after the Confirmation Date and shall be entitled instead to recognize and deal for all purposes under the Plan with only those record holders listed on the transfer ledgers as of the close of business on the Confirmation Date.
2. Date of Distributions
Except for the residual payments to holders of SBC Note Claims, Holdco Note Claims, or as otherwise provided in the Plan, distributions and deliveries with respect to allowed claims will be made on the Effective Date or as soon thereafter as is practical.
3. Delivery of Distributions
Subject to Bankruptcy Rule 9010, distributions to the holders of the SBC Notes and the Holdco Notes will be made to the indenture trustee for such notes. Distributions with respect to the SBC Credit Agreement Claims will be made to the agent under the SBC Credit Agreement. In the event that any distribution to any holder is returned as undeliverable, the Reorganized Debtors shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Reorganized Debtors have determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.
4. Minimum Distributions
The Reorganized Debtors shall not be obligated to make a distribution of less than $1,000.00 on account of an Allowed Claim to any holder of a Claim unless a request therefor is made in writing to the Reorganized Debtors.
F. Procedures for Resolving Disputed, Contingent, and Unliquidated Claims
1. Objections to Claims
The Reorganized Debtors shall be entitled to object to claims. Any objections will be served and filed on or before the later of one hundred twenty (120) days after the Effective Date or such date as may be fixed by the Bankruptcy Court. At such time as a disputed claim becomes allowed, the Reorganized Debtors will make appropriate distributions.

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2. Preservation of Rights to Settle Claims
In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Claims, rights, causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any Person or entity without the approval of the Bankruptcy Court, subject to the terms of Section 7.1 of the Plan, the Confirmation Order and any contract, instrument, release, indenture, or other agreement entered into in connection herewith. The Reorganized Debtors or their successor(s) may pursue such retained Claims, rights, or causes of action, suits, or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.
G. Treatment of Executory Contracts and Unexpired Leases
1. General Treatment
Except as otherwise provided in the Plan or any subsequent supplement thereto, or in any contract, instrument, release, indenture, or other agreement or document entered in connection with the Plan, as of the Effective Date, all executory contracts and unexpired leases to which any of the Debtors are parties are assumed except for an executory contract or unexpired lease that (i) previously has been assumed or rejected pursuant to Final Order, (ii) previously expired or terminated by its own terms, (iii) is set forth in a schedule as an executory contract or unexpired lease to be rejected to be filed as part of the Plan Supplement, (iv) is rejected pursuant to the terms of the Plan, (v) is not capable of assumption pursuant to section 365(c) of the Bankruptcy Code, or (vi) is the subject of a separate motion to assume or reject such executory contract or unexpired lease filed by the Debtors with Purchaser Approval under section 365 of the Bankruptcy Code prior to the Confirmation Date.
2. Cure of Defaults
Except to the extent that different treatment has been agreed to by the non-debtor party or parties to any executory contract or unexpired lease to be assumed pursuant to Section 8.2 of the Plan, the Debtors or Reorganized Debtors shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within thirty (30) days after the Confirmation Date, file and serve a pleading (such pleading subject to Purchaser Approval) with the Bankruptcy Court listing the cure amounts of all executory contracts or unexpired leases to be assumed. The parties to such executory contracts or unexpired leases to be assumed by the Debtors or Reorganized Debtors shall have fifteen (15) days from service to object to the cure amounts listed by the Debtors or Reorganized Debtors. If there are any objections filed, the Bankruptcy Court shall hold a hearing. The Debtors or Reorganized Debtors shall retain their right, with Purchaser Approval, to reject any of their executory contracts or unexpired leases, including contracts or leases that are subject to a dispute concerning amounts necessary to cure any defaults.
3. Rejection Claims
In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served on counsel for the Debtors and the Reorganized Debtors on or before the date that is thirty (30) days after the Confirmation Date or such later rejection date that occurs as a result of a dispute concerning amounts necessary to cure any defaults.

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4. Assignment
Pursuant to sections 105(a), 363 and 365 of the Bankruptcy Code, the Debtors (with Purchaser Approval) or Reorganized Debtors may transfer and assign any of their executory contracts or unexpired leases that have not been rejected without any further act, authority, or notice. Any executory contract or unexpired lease so transferred and assigned shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such executory contract or unexpired lease (including those of the type described in sections 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment. Any provision that prohibits, restricts, or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition on any such transfer and assignment constitutes an unenforceable anti-assignment provision and is void and of no force or effect.
5. Survival of the Debtors’ Indemnification Obligations
Subject to Section 10.7 of the Plan, any obligations of the Debtors pursuant to any separate indemnification agreements with current and former officers and directors or pursuant to their corporate charters and bylaws or other organizational documents to indemnify current and former officers, directors, agents, and/or employees with respect to actions, suits, and proceedings against such parties, shall not be discharged or impaired by confirmation of the Plan and such obligations shall be deemed and treated as executory contracts assumed by the Debtors hereunder and shall continue as obligations of the Reorganized Debtors.
6. Survival of Other Employment Arrangements and Equity
Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit plans of the Debtors, including benefit plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Commencement Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed under the Plan. The Debtors’ obligations under such plans and programs shall survive confirmation of the Plan. Notwithstanding anything in Section 8.7 of the Plan to the contrary, any equity incentive plans of Bedding Superholdco Incorporated or any of the Debtors, including but not limited to the Third Amended and Restated Simmons Holdco, Inc. Equity Incentive Plan, incentive and compensatory warrants issued in connection with Bedding Holdco’s acquisition of the assets of Comfor Products, Inc., and any stock option, restricted stock or other equity agreements and any stock appreciation rights or similar equity incentives or equity based incentives or other obligations or liabilities the value of which depend on the price of, or distributions paid with respect to, equity securities, shall be cancelled as of the Effective Date and the Debtors shall have no liability or responsibility in respect of such equity interests.
7. Insurance Policies
All insurance policies pursuant to which the Debtors have rights and obligations as of the date of the entry of the Confirmation Order and that qualify as executory contracts shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect. All insurance policies shall revest in the Reorganized Debtors. The Debtors intend to purchase new director and officer insurance which will be put in place as of the Effective Date.
8. Workers’ Compensation Programs
Except as otherwise expressly provided in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under (i) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds and any other policies, programs and plans regarding or relating to workers’ compensation and workers’ compensation insurance. All such contracts and agreements are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, with a cure amount of zero.

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H. Conditions Precedent
Both confirmation and the effective date of the Plan are subject to the occurrence of certain conditions. The Debtors will not proceed to confirmation if, for any reason, the Plan Sponsor Agreement has been terminated. The effective date of the Plan is dependent on all conditions to the Plan Sponsor Agreement, including closing of the senior secured term notes exit financing discussed in Section IV.F., above, being satisfied or waived. If there is a failure of any such conditions, the Plan will not become effective and the rights of creditors and equity holders will be preserved.
I. Effect of Confirmation
Confirmation acts to re-vest all the property of the Debtors in the Reorganized Debtors, free and clear of all liens, other than as provided in the Plan. Confirmation also discharges all claims and terminates all equity interests, other than as explicitly provided in the Plan. All parties will be prohibited from seeking to pursue any prepetition claims against the Reorganized Debtors or any of their current or former officers and directors. All parties will also be prohibited from interfering with the Plan.
J. Termination of Existing Management Agreement
Subject to the effectiveness of the releases and the exculpation described below, THL Managers V, LLC and its affiliates are terminating all existing management agreements with the Debtors and waiving any outstanding claims under such agreements.
K. Releases and Exculpation
The Plan provides for mutual and general releases and exculpation of the Debtors, direct and indirect stockholders of the Debtors, each creditor that votes to accept the Plan, the Purchasers, any party that has provided management services to the Debtors, and each of their respective current and former officers, directors, managers, members, employees, agents, representatives, and affiliates. The releases do not prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, causes of action or liabilities they may have against (A) any current or former employee that are based on an alleged breach of a confidentiality, non-compete, or any other contractual obligation owed to the Debtors through the Effective Date or (B) any current or former employee (other than executive officers) that is based on an alleged breach of a fiduciary obligation owed to the Debtors through the Effective Date. The releases also do not cut off certain indemnification obligations or affect obligations incurred by the parties under agreements executed in connection with the restructuring. The releases do not release any party for causes of action based on a final determination of gross negligence, intentional fraud, or criminal misconduct, and the exculpation does not release any party from liability based on a final determination of willful misconduct, intentional fraud, or criminal conduct.
Nothing in this section shall be deemed to limit or modify any of the Releases and Exculpations contained in Section 10.5 or 10.6 of the Plan.
L. Retention of Causes of Action/Reservation of Rights
Except with respect to the releases and exculpation provided under the Plan, the Debtors and the Reorganized Debtors will retain all causes of action, claims, rights of setoff or recoupment, rights under the Bankruptcy Code, including, without limitation, the right to require the turnover of property of the Debtors’ estates, or any applicable non-bankruptcy law or rule, common law, equitable principle or other source of right or obligation, including, without limitation, (i) any and all claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim, and/or claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors, or representatives; and (ii) the turnover of any property of the Debtors’ estates.

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Nothing contained in the Plan or in the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Commencement Date, against or with respect to any claim left unimpaired by the Plan. The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff, and other legal or equitable defenses which they had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim left unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.
Nothing in this section or in the Plan shall be deemed to limit or modify any of the Releases or Exculpations contained in Sections 10.5 or 10.6 of the Plan.
M. Retention of Jurisdiction
On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over most matters arising in, arising under, and related to the Chapter 11 Cases. However, choice of forum provisions in the exit financing documents will be respected.
N. Determination of Tax Filings and Taxes
For all taxable periods ending on or prior to, or including, the Effective Date, Bedding Holdco shall prepare and file (or cause to be prepared and filed) on behalf of the Simmons Group (as defined below), all combined, consolidated or unitary tax returns, reports, certificates, forms or similar statements or documents for any group of entities that include Bedding Holdco (collectively, “Group Tax Returns”) required to be filed or that Bedding Holdco otherwise deems appropriate, including the filing of amended Group Tax Returns or requests for refunds. If requested by Bedding Holdco, Bedding Superholdco Incorporated or Holdco, as appropriate, shall promptly execute or cause to be executed and filed any Group Tax Returns of the Simmons Group submitted by Bedding Holdco to Bedding Superholdco Incorporated, or Holdco (as applicable) for execution or filing. Neither Bedding Superholdco Incorporated nor Holdco shall file or amend any Group Tax Return for any taxable periods (or portions thereof) described in the first sentence of this clause (a) without Bedding Holdco’s prior written consent.
Bedding Superholdco Incorporated, Holdco, and Bedding Holdco shall cooperate fully with each other regarding the implementation of Section 12.5(b) of the Plan (including the execution of appropriate powers of attorney) and shall make available to each other as reasonably requested all information, records and documents relating to taxes governed by Section 12.5 of the Plan until the expiration of the applicable statute of limitations or extension thereof or at the conclusion of all audits, appeals or litigation with respect to such taxes. Without limiting the generality of the foregoing, Bedding Superholdco Incorporated shall execute on or prior to the Effective Date a power of attorney authorizing Bedding Holdco to correspond, sign, collect, negotiate, settle and administer tax payments and Group Tax Returns for the taxable periods described in Section 12.4 of the Plan.
If Bedding Superholdco Incorporated or Holdco receives written notice from a taxing authority of any pending examination, claim, settlement, proposed adjustment or related matters with respect to taxes that could affect any other member of the Simmons Group (by operation of law or by reason of this Plan), it shall so notify Bedding Holdco in writing within ten (10) business days thereafter. Bedding Holdco shall have the sole right, at its expense, to control, conduct, compromise and settle any tax contest, audit or administrative or court proceeding relating to any liability for taxes of the Simmons Group. With respect to any such proceeding and with respect to the preparation and filing of any Group Tax Returns of the Simmons Group, Bedding Holdco may act in its own self-interest and in the interest of its subsidiaries and affiliates, without regard to any adverse consequences to Bedding Superholdco Incorporated or Holdco.

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If Bedding Superholdco Incorporated or Holdco is dissolved, merged out of existence, or otherwise treated in a manner that terminates the Simmons Group for applicable tax purposes, immediately before such termination, Bedding Superholdco Incorporated or Holdco (as applicable) shall designate Bedding Holdco as the “substitute agent” (within the meaning of Treasury Regulation Section 1.1502-77) for the Simmons Group in accordance with Treasury Regulation Section 1.1502-77 and Rev. Proc. 2002-43, 2002-2 C.B. 99, in either case, as amended or supplemented, and any comparable provision under state or local law, with respect to all taxable periods ending on or before, or including, the Effective Date.
Bedding Holdco shall be entitled to the entire amount of any refunds and credits (including interest thereon) with respect to or otherwise relating to any taxes of the Simmons Group, including for any taxable period ending on or prior to, or including, the Effective Date. Within five (5) business days after receipt of any such refunds or credits, Bedding Superholdco Incorporated or Holdco (as applicable) shall notify Bedding Holdco thereof and shall transfer any such refunds to Bedding Holdco by wire transfer or otherwise in accordance with written instructions provided by Bedding Holdco.
O. Amendments and Severability
Generally, the Debtors may amend certain provisions of the Plan with Purchaser Approval, but may not otherwise amend the Plan. Specifically, the Debtors have agreed in the Restructuring Support Agreement not to make any amendments to the Plan that amend, modify or are inconsistent with (i) any of the releases or exculpation provided under the Plan, (ii) the obligation under the Plan to pay the reasonable fees and expenses of (A) the administrative agent under the restated Credit and Guaranty Agreement for the SBC Credit Agreement Claims, (B) the respective indenture trustees for the holders of the SBC Note Claims and the Holdco Note Claims, or (C) counsel and/or financial advisors for certain parties named in the Restructuring Support Agreement, (iii) the requirement in the Plan that the Plan is a joint chapter 11 plan for each of Holdco, Bedding Holdco, and SBC with the Plan for each such Debtor being non-severable and mutually dependent on the Plan for each such other Debtor, or (iv) the treatment of the Lenders, the holders of SBC Notes, the holders of Holdco Notes, or any equity interests in any of the Debtors. The Debtors are also prohibited from amending Section 8.9 of the Plan (Existing Management Agreement) without the prior written consent of THL Managers V, LLC.
If the Bankruptcy Court finds any provision of the Plan to be invalid or unenforceable, it shall have the power to interpret such provision to make it valid or enforceable, provided its interpretation is consistent with the original purpose of the provision. Such interpretation by the Bankruptcy Court will not affect the remainder of the Plan, which will remain in full force and effect; provided that no such alternation or interpretation of the Plan will operate to modify or amend the terms and conditions of the Plan Sponsor Agreement without the consent of the Purchasers.
VIII. ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES
A. Commencement of the Chapter 11 Cases
If the Debtors receive the requisite acceptances in response to the solicitation, the Debtors intend to promptly commence the Chapter 11 Cases. The Debtors may decide to commence the Chapter 11 Cases even without the requisite acceptances of the Plan. From and after the Petition Date, the Debtors will continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.
The Debtors do not expect the Chapter 11 Cases to be protracted. To expedite their emergence from chapter 11, the Debtors intend to seek the relief detailed below, among other things, from the Bankruptcy Court on the Petition Date. If granted, this relief will facilitate the administration of the Chapter 11 Cases. There can be no assurance, however, that the Bankruptcy Court will grant the requested relief. Bankruptcy courts customarily provide these and various other forms of administrative and other relief in the early stages of Chapter 11 Cases. The Debtors intend to seek all necessary and appropriate relief from the Bankruptcy Court in order to facilitate their reorganization goals, including without limitation, the matters described below. All votes to accept the Plan shall be deemed to constitute consents to the relief to be sought by the Debtors upon the commencement of the Chapter 11 Cases as summarized below and set forth in greater detail in the respective motions and applications.

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1. Joint Administration
The Debtors will seek authority to consolidate under a single case name, in a single docket, for administrative purposes, the separate filings that would result if the Bankruptcy Court maintained entirely separate dockets for each of the cases. This relief will, among other things, reduce costs for parties making filings with the Bankruptcy Court and obviate the need for duplicate pleadings and files maintained by the Bankruptcy Court.
2. Schedules and Statement of Financial Affairs
Section 521 of the Bankruptcy Code and Rule 1007 of the Bankruptcy Rules direct the Debtors to prepare and file schedules of assets and liabilities, claims, executory contracts and unexpired leases and related information, and a statement of financial affairs within fifteen business days (or thirty business days if certain conditions are met) of the commencement of the Chapter 11 Cases, unless otherwise ordered by the Bankruptcy Court. The purpose of this requirement is to provide the Debtors’ creditors, equity security holders and other interested parties with sufficient information to make informed decisions with respect to the Debtors’ reorganization. The Debtors intend to seek a sixty day extension of the applicable deadline to file their schedules and/or a waiver of all or part of the scheduling requirement in light of the nature of their Chapter 11 proceedings and decision not to impair general unsecured creditors.
3. Approval of Prepetition Solicitation and Scheduling of Confirmation Hearing
To facilitate the prompt confirmation and consummation of the Plan, the Debtors intend to seek an order scheduling a combined hearing to (i) approve the prepetition solicitation procedures, including this Disclosure Statement, and (ii) confirm the Plan for a date immediately following the end of the applicable notice period therefor, or as soon thereafter as the Bankruptcy Court’s calendar permits.
4. Cash Management System
Because of the administrative hardship that any operating changes would impose on the Debtors, the Debtors intend to seek authority from the Bankruptcy Court to continue using their existing cash management system, bank accounts and business forms. Absent authorization to continue using the cash management system, the Debtors’ cash flow could be severely impeded, to the detriment of the Debtors’ estate and creditors. The Debtors also intend to seek authority to maintain their existing investment practices.
Continued use of the existing cash management system will facilitate the Debtors’ smooth and orderly transition into chapter 11, minimize the disruption to their businesses while in chapter 11, and expedite their emergence from chapter 11. Requiring the Debtors to adopt and implement a new cash management system would likely increase the costs of the Chapter 11 Cases, primarily as a result of the significant time and expense associated with the transition to a new cash management system. For the same reasons, requiring the Debtors to cancel their existing bank accounts and establish new accounts and create new business forms, and obtain surety bonds in connection with their investment practices, would only frustrate the Debtors’ efforts to reorganize expeditiously.
5. Payment of Prepetition Employee Wages, Compensation and Employee Benefits
The Debtors will seek authority to pay all accrued but unpaid amounts due for employee wages, salaries and benefit programs in the ordinary course of the Debtors’ businesses. Such employee benefit plans and policies include: (i) medical, health, dental and vision insurance; (ii) life, disability, workers’ compensation and employee counseling and assistance; (iii) severance benefits; (iv) incentive benefits; and (v) 401(k) matching plan benefits. The Debtors will also request that they be permitted to (a) pay all accrued but unpaid expense reimbursements, vacation benefits and employee payroll deductions associated with the Debtors’ payroll, and other employee benefit obligations; and (b) maintain and pay all accrued but unpaid prepetition amounts owed to the Debtors’ payroll and employee benefits administrators.

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6. Honoring Prepetition Obligations Under Customer-Related Programs and Otherwise Continuing Customer-Related Practices and Programs
The Debtors intend to seek authority to honor and continue, in the ordinary course of their businesses, the various programs and practices currently in place with their customers and the parties who administer such programs. These programs and practices are designed to ensure customer satisfaction, increase sales, respond to competitive pressures, maintain customer loyalty, improve profitability, and generate goodwill for the Debtors and their products.
7. Adequate Assurance to Utility Companies
The Debtors intend to seek interim and final orders (a) prohibiting any utility companies that provide utility services to the Debtors from altering, refusing or discontinuing any such utility services; (b) deeming such utility companies adequately assured of payment within the meaning of section 366 of the Bankruptcy Code without the need for payment of additional deposits or security; and (c) establishing procedures for determining requests by utility companies for additional assurances of future payment.
8. Authority to Pay Prepetition Claims of Critical Vendors
The Debtors employ the use of “just-in-time” inventory manufacturing techniques given that the Debtors manufacture and ship most of their bedding products within five days of their initial receipt of an order. Under this approach, the Debtors typically do not maintain on hand more than approximately one week’s supply of their finished products or two and one-half weeks’ supply of the raw materials needed to manufacture their finished products. In some instances, the Debtors may maintain as little as a one day supply of products or raw materials on hand. The Debtors closely coordinate with their vendors to efficiently manage their supply purchases and to maintain their inventories of finished products and raw materials at very low levels. Given these low inventories, the Debtors’ ability to continue manufacturing their bedding products largely depends upon their continued ability to access the goods, materials and services provided by their suppliers.
Given this, the Debtors will seek authority to pay the prepetition fixed, liquidated, and undisputed claims of its raw materials suppliers, dedicated third party logistic providers, proprietary software providers and information technology service providers with whom the Debtors continue to do business and whose materials, goods and services are essential and critical to the Debtors’ reorganization. The Debtors will submit that the payment of such claims should be authorized on a number of grounds, including that: (i) a substantial amount of the critical vendor claims are entitled to administrative expense status pursuant to section 503(b)(9) of the Bankruptcy Code because their claims arise from the delivery of goods within twenty days of the Petition Date; (ii) a certain number of the critical vendors are parties to executory contracts and their claims under such contracts would be subject to priority treatment if the Debtors elected to assume those contracts under section 365(a) of the Bankruptcy Code; (iii) certain of the critical vendors have reclamation rights under section 546 of the Bankruptcy Code, which, if exercised, would undermine the Debtors’ ability to continue their manufacturing operations, and, thus, their ability to generate revenues; and (iv) payment of the critical vendor claims is necessary to the preservation of the Debtors’ business and is therefore a valid exercise of the Bankruptcy Court’s authority under section 105(a) of the Bankruptcy Code.
Additionally, the Debtors will seek authority to (i) grant various vendors and suppliers administrative expense priority status under section 503(b) of the Bankruptcy Code for any undisputed obligations arising from the postpetition delivery of goods and services under outstanding prepetition purchase orders; and (ii) in the exercise of their business judgment and in accordance with their customary business practices, satisfy such undisputed obligations to vendors in the ordinary course of business.

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9. Payment of Prepetition Sales and Use Taxes
The Debtors intend to seek authority to pay all prepetition sales, use and excise taxes owed to any taxing authority, including any such taxes and assessments that are subsequently determined upon audit to have accrued during the period prior to the Petition Date, and any related penalties and interest thereon.
10. Payment of Prepetition Insurance and Related Charges
The Debtors intend to seek authority to maintain their workers’ compensation, general liability, property and other insurance programs and to pay any accrued but unpaid amounts due as of the Petition Date in connection with such programs.
11. Retention of Professionals
The Debtors intend to seek authority from the Bankruptcy Court to retain and employ certain professionals to represent and assist them in connection with the Chapter 11 Cases. The professionals that have been intimately involved in the negotiation and development of the Plan and other aspects of the Debtors’ reorganization include: (i) Weil Gotshal, as counsel for the Debtors, (ii) Miller Buckfire, as investment banker and financial advisor to the Debtors; (iii) CRG Partners Group LLC, as an advisor to the Debtors; (iv) Morris James LLP, as counsel to the Special Committee; (v) Deloitte & Touche LLP, as tax advisors on elections available as part of the chapter 11 process; and (vi) Epiq Bankruptcy Solutions, LLC, as Solicitation Agent for the Debtors.
The Debtors may also retain additional professionals to assist in the restructuring process, including additional counsel to assist with asset dispositions and to pursue litigation claims.
12. Procedures for Interim Compensation and Reimbursement of Expenses of Professionals
The Debtors intend to seek authority to establish procedures which would require each professional retained by the Debtors, and subject to a formal retention application, to file with the Bankruptcy Court and serve upon the Debtors, the Administrative Agent for the holders of SBC Credit Agreement Claims and the United States Trustee, among other parties, a detailed statement of services rendered and expenses incurred for the month preceding the rendering of such services. Such procedures would provide that if no party timely objects to the professional’s monthly statement or only objects to a portion of such monthly statement, the Debtors would be authorized to pay each of the professionals the lesser of (i) 80% of the fees incurred for the month and 100% of the expense disbursements for such month, or (ii) 80% of the fees incurred for the month and 100% of the expense disbursements for such month that are not subject to an objection. These payments would be subject to the Bankruptcy Court’s subsequent final approval as part of the normal interim fee application process.
13. Retention of Professionals Utilized in Ordinary Course of Business
The Debtors intend to seek authority, pursuant to sections 105 and 327 of the Bankruptcy Code, to retain and employ professionals utilized in the ordinary course of their businesses on terms substantially similar to those in effect prior to the Petition Date without the need to file separate retention applications and obtain separate retention orders for such professionals.
B. Debtor in Possession Financing
On or shortly after the Petition Date, the DIP Debtors expect to seek Bankruptcy Court approval of a DIP Facility to fund the DIP Debtors’ working capital needs during the pendency of the Chapter 11 Cases. The DIP Facility will be a senior secured revolving credit facility with (i) a maximum borrowing capacity of up to $35 million, (ii) a letter of credit sublimit of an amount to be determined, (iii) a maturity of the earlier of (x) 6 months from the Petition Date (with the ability to extend such maturity to 12 months) and (y) the Effective Date, (iv) an interest rate of LIBOR plus 450 basis points per annum (subject to a LIBOR floor of 3.00%), (v) an unused line fee of 1.00%, (vi) a to be determined minimum monthly EBITDA financial covenant and (vii) conditions precedent, representations and warranties, affirmative and negative covenants and events of default to be agreed upon and which are normal and customary for transactions of this type.

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The obligations under the DIP Facility will be (i) secured by a first priority priming lien on substantially all of the existing and after-acquired assets of the DIP Debtors, including assets constituting collateral securing obligations to the holders of SBC Credit Agreement Claims under the SBC Credit Agreement and (ii) guaranteed by the domestic subsidiaries of SBC. Additionally, obligations under the DIP Facility will be entitled to superpriority administrative expense status.
IX. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors, and, except as provided below, to holders of SBC Credit Agreement Claims, SBC Note Claims, and Holdco Note Claims (collectively, “Claims”). This discussion does not address the U.S. federal income tax consequences to holders of Claims who are unimpaired and holders of SBC Note Claims who purchase senior secured term notes of Reorganized SBC on the Effective Date.
The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or any other tax authority, or an opinion of counsel, with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or such other authorities. Thus, no assurance can be given that the IRS or such other authorities would not assert, or that a court would not sustain, a different position from any discussed herein.
This summary does not address foreign, state or local tax consequences of the contemplated transactions, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, holders of Claims that are, or hold Claims through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, dealers in securities or foreign currencies, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, and persons holding Claims that are part of a straddle, hedging, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal taxes other than income taxes, nor does it apply to any person that acquires any of the Class A Units in the secondary market.
This discussion assumes that the Claims and the Class A Units are held as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Tax Code and that New Parent will properly elect to be treated as a corporation for U.S. federal income tax purposes as of the date of its formation.

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The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances.
Internal Revenue Service Circular 230 Notice: To ensure compliance with Internal Revenue Service Circular 230, holders of Claims are hereby notified that: (A) any discussion of federal tax issues contained or referred to in this Disclosure Statement is not intended or written to be used, and cannot be used, by holders of Claims for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code; (B) such discussion is written in connection with the promotion or marketing by the Debtors of the transactions or matters addressed herein; and (C) holders of Claims should seek advice based on their particular circumstances from an independent tax advisor.
A. Consequences to the Debtors
For U.S. federal income tax purposes, the Debtors are members of an affiliated group of corporations (or disregarded entities wholly owned by members of such group), of which Bedding Superholdco Incorporated is the common parent, which files a single consolidated U.S. federal income tax return (the “Simmons Group”).
The Simmons Group has reported net operating loss (“NOL”) carryforwards of approximately $95 million for U.S. federal income tax purposes as of the end of 2008. The Simmons Group may incur further operating losses during its taxable year ending December 26, 2009. The amount of any such NOL carryforwards and other losses, and the extent to which any limitations might apply, remains subject to audit and adjustment by the IRS.
As discussed below, in connection with the Plan, the amount of the Simmons Group’s NOL carryforwards may be significantly reduced or eliminated, and other tax attributes of the Simmons Group (such as tax basis in assets) may be reduced.
The Simmons Group will terminate for U.S. federal consolidated return filing purposes on the Effective Date upon the issuance of the New Common Stock. After the Effective Date, the Reorganized Debtors (other than Holdco) will be members of a new affiliated group of corporations. The Debtors expect that this group will file a single consolidated U.S. federal income tax return; accordingly, references to the Simmons Group in the remainder of this discussion refer, as applicable, to the reorganized Simmons Group.
1. Cancellation of Debt
In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes — such as NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets — by the amount of any cancellation of debt income (“COD”) incurred pursuant to a confirmed chapter 11 plan. The amount of COD incurred is generally the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor. Certain statutory or judicial exceptions may apply to limit the amount of COD incurred for U.S. federal income tax purposes. If advantageous, a borrower can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes. Where the borrower joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the borrower and other members of the group also be reduced.
The Debtors expect to incur substantial COD as a result of the implementation of the Plan, with the result that there will be substantial reductions in the NOL carryforwards or other tax attributes of the Simmons Group. Alternatively, the American Recovery and Reinvestment Act of 2009 permits the Debtors to elect to defer the inclusion of COD resulting from the Plan, with the amount of COD becoming includible in their income ratably over a five-taxable year period beginning in the fourth or fifth taxable year after the COD arises (depending on whether the Plan is consummated in 2009 or 2010). The collateral tax consequences of making such election are complex. The Debtors do not expect to make the deferral election in connection with their annual tax return preparation.
The U.S. federal income tax consequences applicable to situations where members of a consolidated group recognize COD and depart such consolidated group in the same taxable year are complex and, in certain respects, unclear. Although not currently expected, the application of such rules could result in the Simmons Group incurring a material cash tax liability as a result of the consummation of the transactions contemplated by the Plan.

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2. Potential Limitations on NOL Carryforwards and Other Tax Attributes
Following the Effective Date, any remaining NOL carryforwards and certain other tax attributes (including current year NOLs) allocable to periods prior to the Effective Date (collectively, “pre-change losses”) will be subject to limitations if Section 382 of the Tax Code applies as a result of the changes in ownership described below. Any Section 382 limitations apply in addition to, and not in lieu of, the use of attributes or the attribute reduction that results from the COD arising in connection with the Plan. Absent electing to defer the inclusion of COD, the Debtors believe that there will be no material tax attributes remaining after the Effective Date to which Section 382 of the Tax Code would apply due to the expected reduction of tax attributes on account of COD as discussed above.
Under Section 382 of the Tax Code, if a corporation (or consolidated group) undergoes an “ownership change” and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. The consummation of the transactions contemplated by the Plan would constitute an “ownership change” of the Simmons Group for these purposes.
In general, the amount of the annual limitation to which a corporation that undergoes an ownership change will be subject is equal to the product of (i) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (ii) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (e.g., 4.48% for ownership changes occurring in October 2009). As discussed below, this annual limitation often may be increased in the event the corporation (or consolidated group) has an overall “built-in” gain in its assets at the time of the ownership change. For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation is generally determined immediately after (rather than before) the ownership change after giving effect to the discharge of creditors’ claims, but subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets.
Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year. However, if the corporation does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, or if certain shareholders claim worthless stock deductions and continue to hold their stock in the corporation at the end of the taxable year, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses, absent any increases due to recognized built-in gains discussed below. Generally, NOL carryforwards expire after 20 years.
Section 382 of the Tax Code also limits the deduction of certain “built-in” losses recognized subsequent to the date of the ownership change. If a loss corporation has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized (or, according to an IRS notice, treated as recognized) during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. In general, a loss corporation’s net unrealized built-in gain or loss will be deemed to be zero unless the actual value is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.

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An exception to the foregoing annual limitation rules generally applies where qualified creditors of a debtor corporation receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan.
3. Alternative Minimum Tax
In general, a U.S. federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation’s regular U.S. federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).
In addition, if a corporation undergoes an ownership change and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets is reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.
Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.
B. Consequences to Holders of Claims
As used in this section of the Disclosure Statement, the term “U.S. Holder” means a beneficial owner of Claims or Class A Units that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds Claims or Class A Units, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding any of such instruments, you should consult your own tax advisor.
1. Distributions under the Plan
Pursuant to the Plan, and in complete and final satisfaction of their respective Claims, U.S. Holders of (i) SBC Credit Agreement Claims will receive from SBC their pro rata share of $542,281,142 in cash, (ii) SBC Note Claims will receive from SBC their pro rata share of (a) $185 million and (b) the Class 5 Residual Amount; and (iii) Holdco Note Claims will receive from Holdco their pro rata share of (a) $10 million, (b) the Class 6 Residual Amount in cash, and (c) Excess Class 6 Distributions; provided, however, upon an effective election by any such holder of Holdco Note Claims, such cash (other than cash from Excess Class 6 Distributions) shall immediately be converted into Class A Units plus cash in lieu of fractional shares thereof.
Distributions to U.S. Holders of SBC Credit Agreement Claims, SBC Note Claims and Holdco Note Claims may be made subsequent to the Effective Date. Under the Tax Code, a portion of any distribution received after the Effective Date may be treated as imputed interest depending on, among other things, whether the U.S. Holder is an accrued or cash basis taxpayer. In addition, it is possible that any loss and a portion of any gain realized by such holder may be deferred until such holder has received its final distribution. All holders of such Claims should consult their tax advisors as to tax consequences of distributions subsequent to the Effective Date.

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An exchange by a U.S. Holder of SBC Credit Agreement Claims, SBC Note Claims, or Holdco Note Claims solely for cash should be treated as a fully taxable transaction, with the consequences described below in the Section entitled “Fully Taxable Exchange”; provided, however, a U.S. Holder of a Holdco Note Claim that elects to immediately convert its cash to Class A Units may be treated for U.S. federal income tax purposes as having received such Class A Units directly pursuant to the Plan with its temporary receipt of cash disregarded.
Assuming a U.S. Holder is treated for U.S. federal income tax purposes as receiving Class A Units pursuant to the Plan, the U.S. federal income tax consequences of the Plan to a U.S. Holder electing to receive Class A Units in respect of its Holdco Note Claims will depend on whether the Holdco Note Claims constitute “securities” of Holdco for U.S. federal income tax purposes. If the Holdco Note Claims constitute securities of Holdco, then the deemed receipt of Class A Units in exchange therefor may qualify as exchanged pursuant to a “G” reorganization for U.S. federal income tax purposes, with the consequences described below in “—Reorganization Treatment.” If, on the other hand, the Holdco Note Claims do not constitute securities of Holdco, then the deemed receipt of Class A Units (and, if applicable, cash) in exchange therefor should be treated as a fully taxable transaction, with the consequences described below in the Section below entitled “Fully Taxable Exchange.”
The term “security” is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of less than five years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities. Additionally, the IRS has ruled that new debt obligations with a term of less than five years issued in exchange for and bearing the same terms (other than interest rate) as securities should also be classified as securities for this purpose, since the new debt represents a continuation of the holder’s investment in the corporation in substantially the same form.
U.S. Holders of Holdco Note Claims electing to use cash they will otherwise receive as a holder of a Claim in Class 6 (other than the Excess Class 6 Distributions) to purchase Class A Units are urged to consult their own tax advisors regarding the appropriate status for U.S. federal income tax purposes of their Claims.
Reorganization Treatment. The classification of an exchange as pursuant to a reorganization for U.S. federal income tax purposes generally serves to defer the recognition of any gain or loss by the U.S. Holder. Notwithstanding the foregoing, in the case of an Excess Class 6 Distribution, a U.S. Holder of Holdco Note Claims would generally have to recognize its gain, if any, to the extent of the cash received in the reorganization (excluding cash received in lieu of fractional shares).
In addition, even within an otherwise tax-free reorganization exchange, however, a U.S. Holder will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income. See Section below entitled “Payment of Accrued Interest.”
In an exchange pursuant to a reorganization, a U.S. Holder’s aggregate tax basis in any Class A Units (including any fractional shares of Class A Units received, but subject to the deemed redemption discussed below) received will equal the U.S. Holder’s aggregate adjusted tax basis in the Holdco Note Claims exchanged therefor, increased by any gain (excluding any gain recognized in the deemed redemption discussed below) or interest income recognized in the exchange, and decreased by any cash received (excluding any cash received in lieu of fractional shares). A U.S. Holder’s holding period in any Class A Units received will include the U.S. Holder’s holding period in the Holdco Note Claims exchanged therefor, except to the extent of any exchange consideration received in respect of accrued but unpaid interest.

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Any cash received in lieu of fractional shares will be treated as if the U.S. Holder received such fractional shares followed by a redemption of such fractional shares in a fully taxable transaction. The U.S. Holder generally should recognize a capital gain or loss in an amount equal to the difference, if any, between (i) the sum of cash received in lieu of the fractional shares and (ii) the U.S. Holder’s portion of its adjusted tax basis in the Class A Units allocable to such fractional shares.
Fully Taxable Exchange. If the exchange of a Claim pursuant to the Plan is a fully taxable exchange, the exchanging U.S. Holder generally should recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of amounts of cash and the fair market value of any Class A Units, received (other than any exchange consideration received in respect of a Claim for accrued but unpaid interest), and (ii) the U.S. Holder’s adjusted tax basis in the Claims exchanged (other than any basis attributable to accrued but unpaid interest). See Section below entitled “Character of Gain or Loss.” In addition, a U.S. Holder of a Claim will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income. See Section below entitled “Payment of Accrued Interest.”
Generally, a U.S. Holder’s adjusted tax basis in a Claim will be equal to the cost of the Claim to such U.S. Holder, increased by any original issue discount (“OID”) previously included in income. If applicable, a U.S. Holder’s tax basis in a Claim will also be (i) increased by any market discount previously included in income by such U.S. Holder pursuant to an election to include market discount in gross income currently as it accrues, and (ii) reduced by any cash payments received on the Claim other than payments of qualified stated interest, and by any amortizable bond premium which the U.S. Holder has previously deducted.
In the case of a taxable exchange, a U.S. Holder’s tax basis in any Class A Units received will equal the amount taken into account in respect of such stock in determining the U.S. Holder’s gain or loss. The U.S. Holder’s holding period in such stock should begin on the day following the exchange date.
Character of Gain or Loss. Except to the extent that any consideration received pursuant to the Plan is received in satisfaction of accrued but unpaid interest during its holding period (see Section below entitled “Payment of Accrued Interest”), where gain or loss is recognized by a U.S. Holder in respect of the satisfaction and exchange of its Claim, such gain or loss will be capital gain or loss except to the extent any gain is recharacterized as ordinary income pursuant to the market discount rules discussed below. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital loss is subject to significant limitations.
A U.S. Holder that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code. In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount. The de minimis amount is equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity. Generally, qualified stated interest is a stated amount of interest payable in cash at least annually.
Under these rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant interest basis) during the U.S. Holder’s period of ownership, unless the U.S. Holder elected to include the market discount in income as it accrued. If a U.S. Holder of Claims did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange, up to the amount of gain that the U.S. Holder recognizes in the exchange.

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In the case of an exchange of Claims that qualifies as a reorganization, the Tax Code indicates that any accrued market discount in respect of such Claims in excess of the gain recognized in the exchange should not be currently includible in income under Treasury regulations to be issued. However, such accrued market discount should carry over to any non-recognition property received in exchange therefor (i.e., Class A Units). Any gain recognized by a U.S. Holder upon a subsequent disposition of such exchange consideration would be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific Treasury regulations implementing this rule have not been issued.
Payment of Accrued Interest. In general, to the extent that any consideration received pursuant to the Plan by a U.S. Holder of a Claim is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the U.S. Holder as interest income (if not previously included in the U.S. Holder’s gross income). Conversely, a U.S. Holder generally recognizes a deductible loss to the extent any accrued interest claimed or amortized OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. Accordingly, it is also unclear whether, by analogy, a U.S. Holder of a Claim that does not constitute a security would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.
The Plan provides that consideration received in respect of a Claim is allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest (in contrast, for example, to a pro rata allocation of a portion of the exchange consideration received between principal and interest, or an allocation first to accrued but unpaid interest). There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes. You are urged to consult your own tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest for U.S. federal income tax purposes.
2. Ownership and Disposition of Class A Units
New Parent intends to elect to be treated as a corporation for U.S. federal income tax purposes. As a consequence, the Class A Units should be treated as stock in a corporation for U.S. federal income tax purposes.
Payment of Dividends. Distributions on the Class A Units, if any, generally will constitute dividends for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the Class A Units, but not below zero, and then the excess, if any, will be treated as gain from the sale of the Class A Units.
Disposition of Class A Units. Unless a non-recognition provision applies and subject to the discussion above with respect to market discount (see Section IX.B.1 “CONSEQUENCES TO HOLDERS OF CLAIMS — DISTRIBUTIONS UNDER THE PLAN — Character of Gain or Loss”) and the discussion below, U.S. Holders generally should recognize capital gain or loss upon the sale or exchange of the Class A Units in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the Class A Units and the sum of the cash plus the fair market value of any property received from such disposition. Any such gain or loss generally should be long-term if the U.S. Holder’s holding period for its Class A Units is more than one year at that time. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital loss is subject to significant limitations.

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Notwithstanding the above, and potentially only in case the exchange for Class 6 is treated as pursuant to a reorganization, any gain recognized by a U.S. Holder upon a subsequent taxable disposition of the Class A Units (or any stock or property received for it in a later tax-free exchange) received in exchange for the Holdco Note Claims, will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) the sum of any ordinary loss deductions incurred upon exchange of the Claim and any deductions incurred by reason of the worthlessness or partial worthlessness of the Claim, decreased by any income (other than interest income) recognized by the U.S. Holder upon exchange of the Claim, and (ii) with respect to a cash basis U.S. Holder and in addition to (i), any amounts which would have been included in its gross income if the U.S. Holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting.
3. Information Reporting and Backup Withholding
Payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the Plan and payments of proceeds from the sale, retirement or other disposition of the exchange consideration, may be subject to “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information, and, in some cases, a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld should generally be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.
Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. You are urged to consult your own tax advisor regarding these regulations and whether the contemplated transactions under the Plan would be subject to these regulations and require disclosure on your tax return.
X. FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST
A. Feasibility of the Plan
In connection with confirmation of the Plan, section 1129(a)(11) of the Bankruptcy Code requires that the Bankruptcy Court find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This is the so-called “feasibility” test. To support their belief in the feasibility of the Plan, the Debtors, with the assistance of their financial advisors, have prepared the Financial Projections attached hereto as Exhibit G.
The projections of the Debtors’ financial performance indicate that the Reorganized Debtors should have sufficient cash resources to make the payments required under the Plan on the Effective Date, repay and service debt obligations and maintain operations on a going-forward basis. Accordingly, the Debtors believe that the Plan complies with the standard of section 1129(a)(11) of the Bankruptcy Code. As noted in the projections, however, the Debtors caution that no representations can be made as to the accuracy of the projections or as to the Reorganized Debtors’ ability to achieve the projected results. Many of the assumptions upon which the projections are based are subject to uncertainties outside the control of the Debtors. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtors’ financial results. See Section XII — “CERTAIN FACTORS TO BE CONSIDERED” for a discussion of certain risk factors that could affect financial feasibility of the Plan.

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THE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING FINANCIAL PROJECTIONS. FURTHERMORE, THE FINANCIAL PROJECTIONS HAVE NOT BEEN AUDITED BY HOLDCO’S INDEPENDENT CERTIFIED ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE FINANCIAL PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH HAVE NOT BEEN ACHIEVED TO DATE AND MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, LITIGATION, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY, IF NOT ALL, OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE FINANCIAL PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE FINANCIAL PROJECTIONS.
B. Best Interests Test
Even if the Plan is accepted by all holders of claims that are eligible to vote, the Bankruptcy Code requires that the Bankruptcy Court determine that the Plan is in the best interests of all holders of claims and equity interests that are impaired by the Plan or that have not accepted the Plan. The “best interests” test, set forth in section 1129(a)(7) of the Bankruptcy Code, requires the Bankruptcy Court to find either that all members of an impaired class of claims or equity interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date.
To calculate the probable distribution to members of each impaired class of claims and equity interests if a debtor were liquidated under chapter 7, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the disposition of the Debtors’ assets if their Chapter 11 Cases were converted to chapter 7 cases under the Bankruptcy Code. This “liquidation value” would consist primarily of the proceeds from a forced sale of the Debtors’ assets by a chapter 7 trustee.
The amount of liquidation value available to holders of unsecured claims against the Debtors would be reduced by, first, the claims of secured creditors (to the extent of the value of their collateral), and second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the chapter 7 cases and the Chapter 11 Cases. Costs of a liquidation of the Debtors under chapter 7 of the Bankruptcy Code would include the compensation of a chapter 7 trustee, as well as counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the Debtors in the Chapter 11 Cases (such as compensation of attorneys, financial advisors, and accountants) that are allowed in the chapter 7 cases, litigation costs, and claims arising from the operations of the Debtors during the pendency of the Chapter 11 Cases. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay unsecured claims or to make any distribution in respect of equity interests. The liquidation would also prompt the rejection of executory contracts and unexpired leases and thereby create a significantly greater amount of unsecured claims.
In a chapter 7 liquidation, no junior class of claims or equity interests may be paid unless all classes of claims or equity interests senior to such junior class are paid in full. Section 510(a) of the Bankruptcy Code provides that subordination agreements are enforceable in a bankruptcy case to the same extent that such subordination agreements are enforceable under applicable non-bankruptcy law. Therefore, no class of claims or equity interests that is contractually subordinated to another class would receive any payment on account of its claims or equity interests, unless and until such senior class were paid in full.

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Once the Bankruptcy Court ascertains the recoveries in liquidation of the Debtors’ secured and priority creditors, it would then determine the probable distribution to unsecured creditors from the remaining available proceeds of the liquidation. If this probable distribution has a value greater than the value of distributions to be received by the unsecured creditors under the Plan, then the Plan is not in the best interests of creditors and cannot be confirmed by the Bankruptcy Court. As shown in the Liquidation Analysis attached hereto as Exhibit F, the Debtors believe that each member of each class of impaired claims and equity interests will receive at least as much, if not more, under the Plan as they would receive if the Debtors were liquidated.
C. Liquidation Analysis
As noted above, the Debtors believe that under the Plan all holders of impaired claims and equity interests will receive property with a value not less than the value such holder would receive in a liquidation of the Debtors under chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired claims and equity interests, including (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a chapter 7 trustee and professional advisors to the trustee, (b) the erosion in value of assets in a chapter 7 case in the context of the rapid liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail, (c) the adverse effects on the Debtors’ businesses as a result of the likely departure of key employees and the probable loss of customers, (d) the substantial increases in claims, such as estimated contingent claims, which would be satisfied on a priority basis or on parity with the holders of impaired claims and equity interests of the Chapter 11 Cases, (e) the reduction of value associated with a chapter 7 trustee’s operation of the Debtors’ businesses, and (f) the substantial delay in distributions to the holders of impaired claims and equity interests that would likely ensue in a chapter 7 liquidation and (ii) the liquidation analysis prepared by the Debtors, which is attached hereto as Exhibit F.
The Debtors believe that any liquidation analysis is speculative, as such an analysis necessarily is premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. Thus, there can be no assurance as to values that would actually be realized in a chapter 7 liquidation, nor can there be any assurance that a Bankruptcy Court would accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.
For example, the liquidation analysis necessarily contains an estimate of the amount of claims which will ultimately become allowed claims. This estimate is based solely upon the Debtors’ review of their books and records and the Debtors’ estimates as to additional claims that may be filed in the Chapter 11 Cases or that would arise in the event of a conversion of the cases from chapter 11 to chapter 7. No order or finding has been entered by the Bankruptcy Court or any other court estimating or otherwise fixing the amount of claims at the projected-amounts of allowed claims set forth in the liquidation analysis. In preparing the Liquidation Analysis, the Debtors have projected an amount of allowed claims that is at the lower end of a range of reasonableness such that, for purposes of the liquidation analysis, the largest possible liquidation dividend to holders of allowed claims can be assessed. The estimate of the amount of allowed claims set forth in the liquidation analysis should not be relied on for any other purpose, including any determination of the value of any distribution to be made on account of allowed claims under the Plan.
To the extent that confirmation of the Plan requires the establishment of amounts for the chapter 7 liquidation value of the Debtors, funds available to pay claims, and the reorganization value of the Debtors, the Bankruptcy Court will determine those amounts at the confirmation hearing. Accordingly, the annexed Liquidation Analysis is provided solely to disclose to holders the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.
D. Valuation of the Reorganized Debtors
The investment by the Purchasers is the culmination of an eight-month marketing process during which Miller Buckfire contacted over seventy potential strategic and financial buyers. The process included several rounds of active bidding by several interested parties, as well as the exploration of stand-alone restructuring opportunities. A detailed description of the sales/investment process is set forth in Section IV.B., above.

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Under the Plan, the Purchasers are acquiring 100% of newly-issued common stock of Bedding Holdco. Miller Buckfire values the purchase price at approximately $758 million, consisting of an equity investment of approximately $310 million, new long-term financing of $425 million, and the assumption of approximately $23 million of existing obligations. The bid by the Purchasers was materially greater than the next highest bid.
Miller Buckfire believes that the value generated by the active bidding pursuant to the investment/sale process described above resulting in the Purchasers’ winning bid is the best measure of the Debtors’ value in light of, among other things, (i) the extended and robust nature of the investment/sale process, which benefited from the Company’s strong EBITDA performance, significant liquidity position, and creditor support, (ii) the fact that the Purchasers are strategic investors with greater incentive to acquire the Company than financial bidders, (iii) the extensive negotiations with significant creditors on the terms of a stand-alone restructuring, and (iv) the high level of support for the transaction with the Purchasers by the holders of Holdco Notes and SBC Notes. Miller Buckfire believes that the extensive sale/investment process undertaken in this case resulted in the highest value for the Debtors.
The valuation set forth herein does not purport to be an estimate of the post-reorganization market value of the Company’s or the Purchasers’ securities. Such trading value, if any, may be materially different from the reorganized equity value associated with the valuation analysis.
In addition, the valuation described herein does not constitute a recommendation to any holder of claims against the Debtors as to how to vote on the Plan. The estimated reorganized value also does not constitute an opinion as to the fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.
XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
The Debtors believe that the Plan affords holders of eligible claims the potential for the greatest realization on the Debtors’ assets and, therefore, is in the best interests of such holders. If, however, the requisite acceptances are not received, or the requisite acceptances are received, the Chapter 11 Cases are commenced, and the Plan is not subsequently confirmed and consummated, the theoretical alternatives include: (i) commencement of “non-prepackaged” or “traditional” chapter 11 cases, (ii) formulation of an alternative plan or plans of reorganization, and (iii) liquidation of the Debtors under chapter 7 or 11 of the Bankruptcy Code.
A. Commencement of a “Traditional” Chapter 11 Case
If the requisite acceptances are not received, the Debtors nevertheless could commence “traditional” chapter 11 cases, in which circumstance they could continue to operate their businesses and manage their properties as debtors-in-possession, but would become subject to the numerous restrictions imposed on debtors-in-possession by the Bankruptcy Code. The Debtors could have difficulty sustaining operations in the face of the high costs, erosion of customer confidence, loss of key employees, difficulty in obtaining performance bonds and general liquidity difficulties that could well result if they remained chapter 11 debtors-in-possession for a protracted length of time. Ultimately, the Debtors (or other parties in interest) could propose another plan or liquidate the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code.
B. Alternative Plan(s)
If the requisite acceptances are not received or if the Plan is not confirmed, the Debtors (or, if the Debtors’ exclusive periods in which to file and solicit acceptances of a reorganization plan have expired or been terminated, any other party- in-interest) could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plans might involve either a reorganization and continuation of the Debtors’ businesses or an orderly liquidation of assets.

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As described above, the Debtors conducted extensive negotiations with the major holders of the SBC Notes and Holdco Notes on the potential terms of multiple standalone restructuring plans. Although such an alternative plan may be possible, the Debtors and the holders of such notes all concluded the transactions contemplated by and the treatment under the Plan is superior to the potential results under any such an alternative. Accordingly, the Debtors believe that the Plan, as described herein, enables holders of eligible claims to realize the greatest possible value under the circumstances, and that, as compared to any alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated.
C. Liquidation under Chapter 7 or Chapter 11
If no plan is confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors’ assets for distribution to creditors in accordance with the priorities by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of claims against or equity interests in the Debtors.
The Debtors believe that in liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors’ assets. The assets available for distribution to creditors would be reduced by such additional expenses and by claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors’ assets.
The Debtors could also be liquidated pursuant to the provisions of a chapter 11 plan of liquidation. In a liquidation under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of claims and equity interests under a chapter 11 liquidation plan probably would be delayed substantially.
Although preferable to a chapter 7 liquidation, the Debtors believe that any alternative liquidation under chapter 11 is a much less attractive alternative for creditors than the Plan because of the greater return the Debtors anticipate will be provided by the Plan. THE DEBTORS BELIEVE THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER BENEFITS TO HOLDERS OF IMPAIRED CLAIMS THAN WOULD ANY OTHER REASONABLY CONFIRMABLE REORGANIZATION PLAN OR LIQUIDATION UNDER ANY CHAPTER OF THE BANKRUPTCY CODE.
The liquidation analysis, prepared by the Debtors with their financial advisors, is premised upon a liquidation in a chapter 7 case and is attached hereto as Exhibit F. In the analysis, the Debtors have taken into account the nature, status, and underlying value of the assets of the Debtors, the ultimate realizable value of such assets, and the extent to which the assets are subject to liens and security interests.
Based on the Debtors’ experience in seeking investors and potential purchasers during the past year, the Debtors have no knowledge of a buyer ready, willing, and able to purchase the Debtors as a whole or even to purchase significant portions of the Debtors as ongoing businesses. Therefore, the likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a liquidation of the Debtors’ assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of the Debtors, the recoveries projected to be available in liquidation are not likely to afford holders of claims as great a realization potential as does the Plan.

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XII. CERTAIN FACTORS TO BE CONSIDERED
Holders of eligible claims should consider the risks and uncertainties below in making their decisions regarding whether to vote to accept the Plan and, in the case of Eligible Investors, to elect to purchase Class A Units. The risks and uncertainties described below are not the only ones the Debtors and New Parent face. Additional risks and uncertainties not presently known to the Debtors or New Parent, or that each currently deems immaterial, may also harm their businesses.
A. Competition Clearance
The Purchasers’ obligations to consummate the transaction contemplated by the Plan Sponsor Agreement is subject to the expiration or termination prior to expiration of the applicable waiting period under the HSR Act and other competition laws. The parties currently expect that the applicable waiting period will expire or will be terminated prior to expiration, but such expiration or termination is not certain until it occurs. If the waiting period does not expire or is not terminated prior to the expiry of the Plan Sponsor Agreement, the Plan will not become effective and the Debtor could be exposed to the risks involved in a longer bankruptcy proceeding that is more expensive and disruptive to its business.
On October 7, 2009, the Competition Bureau of Canada provided the parties with a no-action letter advising that grounds do not exist at this time to initiate a proceeding before the competition tribunal under the Canadian Competition Act (the “Competition Act”) to challenge the proposed transaction in Canada. The Competition Act provides that the commissioner may bring an action before the competition tribunal regarding the proposed transaction within one year from closing, but a change in the commission’s view is not expected.
B. Bankruptcy Proceedings and Debtors’ Circumstances
While the Debtors would hope that a chapter 11 filing solely for the purpose of implementing an agreed-upon restructuring would be of short duration and would not be seriously disruptive to their business, the Debtors cannot be certain that this would be the case. Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that the Debtors might spend in chapter 11 or to assure that the Plan will be confirmed.
Even if the Plan is confirmed on a timely basis, a prolonged chapter 11 proceeding could have an adverse effect on the Debtors’ business. Among other things, it is possible that a protracted bankruptcy proceeding could adversely affect (i) the Debtors’ relationships with their key suppliers, (ii) the Debtors’ relationships with their customers, particularly those that depend on SBC or any of its subsidiaries as a supplier, and (iii) the Debtors’ relationships with their employees.
A chapter 11 proceeding will also result in the Debtors’ incurrence of substantial administrative expense claims and professional fee claims and will require the Debtors’ management to devote substantial time and energy which could otherwise be directed at improving the operation of the Debtors’ businesses and implementing a strategic business plan.
The extent to which a chapter 11 proceeding disrupts the Debtors’ business will likely be directly related to the length of time it takes to complete the proceeding. If the Debtors are unable to obtain confirmation of the Plan on a timely basis because of a challenge to the Plan or a failure to satisfy the conditions to the Plan, they may be forced to operate in Chapter 11 for an extended period while they try to develop an alternative reorganization plan that can be confirmed. Such a circumstance would increase both the probability and the magnitude of the adverse effects described above.

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C. Failure to Receive Requisite Acceptances
If the requisite acceptances are received, the Debtors intend to file voluntary petitions for relief under chapter 11 of the Bankruptcy Code and to seek, as promptly thereafter as practicable, confirmation of the Plan. If the requisite acceptances are not received, the Debtors may nevertheless file petitions for relief under chapter 11 and seek confirmation of a modified plan notwithstanding the dissent of certain classes of claims. The Bankruptcy Court may confirm a modified plan pursuant to the “cramdown” provisions of the Bankruptcy Code which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired class of claims or equity interests if it determines that the rejecting class is being treated appropriately given the relative priority of the claims or equity interests in such class. In order to confirm a plan against a dissenting class, the Bankruptcy Court must also find that at least one impaired class has accepted the plan, with such acceptance being determined without including the acceptance of any “insider” in such class.
There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable to the holders of impaired claims and equity interests as those proposed in the Plan.
D. Failure to Confirm the Plan
Even if the requisite acceptances are received and, with respect to those classes deemed to have rejected the Plan, the requirements for “cramdown” are met, the Bankruptcy Court, which as a court of equity may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors (see Section X.A. — “FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST — FEASIBILITY OF THE PLAN”) and that the value of distributions to dissenting holders of claims and equity interests may not be less than the value such holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. See Section X.B. — “FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST — BEST INTERESTS TEST.” Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.
Additionally, the solicitation must comply with the requirements of section 1126(b) of the Bankruptcy Code and the applicable bankruptcy rules with respect to the length of the solicitation period, compliance with applicable non-bankruptcy law, if any, and in the absence of applicable non-bankruptcy law, the adequacy of the information contained in this Disclosure Statement (as defined in section 1125(a)(1) of the Bankruptcy Code). If the Bankruptcy Court were to find that the solicitation did not so comply, all acceptances received pursuant to the solicitation could be deemed invalid and the Debtors could be forced to resolicit acceptances under section 1125(b) of the Bankruptcy Code, in which case confirmation of the Plan could be delayed and possibly jeopardized. The Debtors believe that the solicitation complies with the requirements of section 1126(b) of the Bankruptcy Code, that duly executed ballots will be in compliance with applicable provisions of the Bankruptcy Code, and that if the requisite acceptances are received, the Plan should be confirmed by the Bankruptcy Court.
The Debtors’ ability to propose and confirm an alternative reorganization plan is uncertain. Confirmation of any alternative reorganization plan under chapter 11 of the Bankruptcy Code would likely take significantly more time and result in delays in the ultimate distributions to the holders of eligible claims. If confirmation of an alternative plan of reorganization was not possible, the Debtors would likely be liquidated. Based upon the Debtors’ analysis, liquidation under chapter 7 would result in distributions of reduced value to holders of eligible claims. See Section X — “FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST.” In a liquidation under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. However, it is unlikely that any liquidation would realize the full going concern value of their businesses. Instead, the Debtors’ assets would be sold separately. Consequently, the Debtors believe that a liquidation under chapter 11 would also result in smaller distributions, if any, to the holders of eligible claims than those provided for in the Plan.

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E. Failure to Consummate the Plan and Transactions Contemplated by the Plan Sponsor Agreement
Consummation of the Plan is conditioned upon, among other things, entry of the Confirmation Order and an order (which may be the confirmation order) approving the assumption and assignment of all executory contracts and unexpired leases (other than those specifically rejected by the Debtors) to the Reorganized Debtors or their assignees. As of the date of this Disclosure Statement, there can be no assurance that any or all of the foregoing conditions will be met (or waived) or that the other conditions to consummation, if any, will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed.
The obligation of the Purchasers to consummate the transactions contemplated by the Plan Sponsor Agreement is subject to the satisfaction or waiver by the Purchasers in their sole discretion of certain conditions precedent, including compliance by the Debtors with their obligations under the Plan Sponsor Agreement and certain conditions that are beyond the control of the Debtors. These conditions precedent include, among other things, (i) no material adverse effect on or material change in or to the businesses, assets, properties, results of operations or financial condition of Bedding Holdco and its subsidiaries (taken as a whole) since December 27, 2008; (ii) Bedding Holdco not incurring more than $57,125,000 of expenses related to the restructuring of its capital structure; (iii) the tax liability incurred by Bedding Holdco and its subsidiaries arising as a result of the transactions contemplated by the Plan Sponsor Agreement not expected to exceed a certain amount; (iv) no indebtedness being outstanding as of the closing date after giving effect to the transactions contemplated by the Plan Sponsor Agreement, except for the exit financing and certain other indebtedness to be assumed by the Purchasers at closing; (v) receipt of third party consents under certain of the Debtors’ material contracts; and (vi) satisfaction of the conditions to effectiveness of the Plan. In addition, the obligations of the Purchasers to consummate the transactions contemplated by the Plan Sponsor Agreement are subject to availability of the senior secured term note exit financing (or alternative financing) at effectiveness of the Plan and, accordingly, the conditions to such exit financing are effectively conditions precedent to the Purchaser’s obligations as well. As of the date of this Disclosure Statement, there can be no assurance that any or all of the foregoing conditions will be satisfied, and the Purchasers have no duty to agree to any waiver of these conditions. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed. You are urged to read each of the Plan Sponsor Agreement, which was filed on Form 8-K with the SEC on September 25, 2009 and is incorporated by reference in this Disclosure Statement, and the Debt Commitment Letter attached as Exhibit J in their entirety.
F. Claims Estimations
There can be no assurance that the estimated amount of claims set forth herein are correct and the actual allowed amounts of claims may differ from estimates. The estimated amounts are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the actual allowed amounts of claims may vary from those estimated therein.
In the event that (i) the Plan Sponsor Agreement is terminated at any time, (ii) as provided in Section 12.8 of the Plan, the Debtors revoke or withdraw the Plan, or the Confirmation Order is not entered or consummation of the Plan does not occur, or (iii) the Plan is amended in violation of Section 12.6(a)(i) thereto, the Plan and all votes cast in favor thereof, will be null and void.

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G. Certain Tax Considerations
THERE ARE A NUMBER OF MATERIAL INCOME TAX CONSIDERATIONS, RISKS AND UNCERTAINTIES ASSOCIATED WITH CONSUMMATION OF THE PLAN. INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSION SET FORTH IN SECTION IX — “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN” FOR A DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED UNDER THE PLAN BOTH TO THE COMPANY AND TO CERTAIN HOLDERS OF CLAIMS THAT ARE IMPAIRED UNDER THE PLAN.
H. Inherent Uncertainty of Financial Projections
The projections of the Debtors’ financial performance cover the Debtors’ operations through the period ending December 28, 2013. These projections are based on numerous assumptions that are an integral part of the projections, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, industry performance, general business and economic conditions, competition, adequate financing, absence of material contingent or unliquidated litigation or indemnity claims, and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. The projections of the Debtors’ financial performance assume that the Debtors will be able to achieve a successful arrangement with their surety providers for the continued provision of bid and performance bonds. Even if the Debtors are able to obtain sufficient bonding capacity, they will likely be required to secure such bonds with a significant amount of cash collateral. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of Reorganized Debtors’ operations. These variations may be material and may adversely affect the ability of the Reorganized Debtors to pay the obligations owing to certain holders of claims entitled to distributions under the Plan and other post-Effective Date indebtedness. Because the actual results achieved throughout the periods covered by the projections of the Debtors’ financial performance may vary from the projected results, the projections should not be relied upon as a guaranty, representation or other assurance of the actual results that will occur. Please see “Cautionary Statement Regarding Forward Looking Statements” in this Disclosure Statement.
I. Risks Relating to New Parent and its Business
1. Deteriorating Economic Conditions
General U.S. and world economic conditions have weakened significantly, and New Parent expects this weakness to continue for the balance of 2009 and into 2010, with a possible turnaround expected in the second half of the year. The unemployment rate is expected to continue to rise, consumer confidence and spending, including spending on larger homes or second homes, has decreased dramatically and the stock market remains extremely volatile. In addition, in an economic recession or under other adverse economic conditions, customers and vendors may be more likely to fail to meet contractual terms or their payment obligations. Such failures will impact New Parent’s cash flow and the ability of the Company and Serta Holdings to repay their indebtedness. A further decline in economic conditions may have continued negative impact on New Parent’s business, as well as the value of the Class A Units.
2. Bedding Industry Competition
The bedding industry is highly competitive. The highly competitive nature of the bedding industry means the Company and Serta Holdings will be continually subject to the potential loss of market share or the inability to gain market share, difficulty in raising prices, and margin reductions. The Company and Serta Holdings may not be able to compete effectively in the future. In addition, some of the Company’s and Serta Holdings’ principal competitors may be less highly-leveraged, have greater access to financial or other resources, have lower cost operations and/or be better able to withstand changing market conditions.

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3. Regulatory Requirements
The Company and Serta Holdings’ products are and will continue to be subject to regulation in the United States and Canada by various federal, state, provincial and local regulatory authorities. In addition, other governments and agencies in other jurisdictions regulate the sale and distribution of the Company and Serta Holdings’ products. Compliance with these regulations may negatively impact New Parent’s business. For example, the products manufactured, distributed and sold by the Company and Serta Holdings come within the scope of several provisions of the Consumer Product Safety Improvement Act of 2008 (“CPSIA”), which was signed into law on August 14, 2008. CPSIA section 102 requires that as of November 12, 2008, a Certificate of Compliance (“COC”) issued by the manufacturer accompany all products subject to regulation by the CPSC, that the COC be provided to all distributors and retailers to whom such regulated product is shipped, and that the COC be available for inspection upon request of the CPSC. All of the products subject to regulation by the CPSC that the Company and Serta Holdings manufacture were accompanied by a COC in advance of the November 12, 2008 deadline, and the Company and Serta Holdings are able to produce the COCs upon request, in accordance with current federal law. Further, CPSIA section 101 establishes limitations on the levels of lead that may be present in certain products intended for use by children; similarly, CPSIA section 108 regulates the levels of certain phthalates which may be present in certain products intended for use by children. Many of the juvenile products, as well as certain specific adult mattress manufactured or distributed by the Company and Serta Holdings that are marketed for use by children are subject to and comply with these regulations. Similarly, many of the juvenile products manufactured and distributed by the Company will be subject to the requirements of CPSIA section 104, which requires registration of certain children’s products, and are preparing and expect to be in full compliance before CPSIA section 104 becomes effective. The Company and Serta Holdings will continue to monitor rulemaking by the CPSC and work toward compliance with additional requirements of the CPSIA, particularly with respect to juvenile products sold by the Company, and expect to be in full compliance in advance of the respective effective dates. The Company and Serta Holdings incurred and will continue to incur significant costs related to the new standards. In addition, the CPSC and other regulatory agencies may also adopt new laws, rules and regulations relating to other standards. The Company and Serta Holdings’ product solutions will not necessarily meet all future standards. Compliance with such new laws, rules and regulations may increase the New Parent’s costs, alter the manufacturing processes and impair the performance of the Company and Serta Holdings’ products. Further, any bankruptcy filing by or against the Debtors could adversely affect their ability to comply with new laws, rules or regulations on a timely basis.
The Company’s and Serta Holdings’ marketing and advertising practices could become the subject of proceedings before regulatory authorities or the subject of claims by other parties which could require the Company and Serta Holdings to alter or end such practices or adopt new practices that are not as effective or are more expensive. In addition, the Company’s and Serta Holdings’ operations are subject to federal, state, provincial and local laws and regulations relating to pollution, environmental protection, occupational health and safety and labor and employee relations. The Company and Serta Holdings may not be in complete compliance with all such requirements at all times. Under various environmental laws, New Parent, Serta Holdings and the Company may be held liable for the costs of remediation of releases of hazardous substances at any properties currently or previously owned or operated by the Company or Serta Holdings or at any site to which the Company or Serta Holdings sent hazardous substances for disposal. Such liability may be imposed without fault, and the amount of such liability could be material. The Company and Serta Holdings are subject to investigation under various labor and employment laws and regulations by both governmental entities and employees and former employees. Should liability be imposed as a result of such activity, particularly in the context of class or multi-plaintiff litigation, New Parent’s profitability could be reduced. Further, any bankruptcy filing by or against the Debtors or their affiliates would result in significant expense for legal counsel and professional advisors.
4. New Product Launches
Each year the Company and Serta Holdings invest significant time and resources in research and development to improve their product offerings. In addition, the Company and Serta Holdings incur increased costs in the near term associated with the introduction of new product lines, including training of their employees in new manufacturing, sales processes, and the production and placement of new floor samples for their customers. The Company and Serta Holdings are subject to a number of risks inherent in new product introductions, including development delays, failure of new products to achieve anticipated levels of market acceptance, and costs associated with failed product introductions. In addition, the Company and Serta Holdings have a limited ability to increase prices on existing products, and any failure of new product introductions may reduce their ability to sell their products at appropriate price levels. The filing of the Plan could adversely affect the Debtors’ ability to improve their product offerings.

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5. Seasonality
The Company and Serta Holdings have historically experienced and expect to continue to experience seasonal and quarterly fluctuations in net sales and operating income. The Company and Serta Holdings’ third quarter sales are typically higher than their other fiscal quarters. This seasonality is attributed principally to retailers’ sales promotions related to the 4th of July and Labor Day holidays. This seasonality means that a sequential quarter to quarter comparison may not be a good indication of New Parent’s performance or how each of the Company and Serta Holdings will perform in the future.
6. Dependence upon Suppliers and Third-Party Providers
Each of the Company and Serta Holdings purchase substantially all of their conventional bedding raw materials centrally to obtain volume discounts and achieve economies of scale. A large percentage of their raw materials is obtained from a small number of suppliers. For the year ended December 27, 2008, the Company purchased approximately 74% of its raw materials from 10 suppliers. For the year ended December 31, 2008, Serta Holdings purchased approximately 80% of its raw materials from 10 suppliers. As a result of the current economic climate, the Company and Serta Holdings’ suppliers have experienced and may in the future experience disruptions in their relationships with their suppliers, which disrupt their ability to provide the requisite supplies and negatively impact the New Parent’s manufacturing processes. Any future supply disruptions could adversely affect New Parent’s’ ability to manufacture the Company and Serta Holdings’ products and sales.
The Company has supply agreements with several suppliers including Leggett & Platt Incorporated (“L&P”), Foamex L.P. (“Foamex”), and National Standard LLC (“National Standard”). Similarly, Serta Holdings has supply agreements with several suppliers including L&P, Flexible Foam Products, Inc. (“Flexible Foam”), and Carpenter Co. (“Carpenter”).
L&P supplies the majority of certain bedding components (including certain spring components, insulator pads, wire, quilt backing and flange material) to the U.S. bedding industry. In 2008, the Company and Serta Holdings purchased approximately 30% and 31% of their raw materials from L&P, respectively. To ensure an adequate supply of various components, the Company has entered into agreements with L&P, generally expiring in the year 2010, for the supply of certain spring components. Among other things, these agreements generally require the Company to purchase a majority of their requirements of several components from L&P. The Company intends to negotiate a new agreement with L&P to extend the term. L&P is also the exclusive supplier for Serta Holdings’ continuous coil spring units. National Standard is the Company’s exclusive supplier for the stranded wire used in their Advanced Pocketed Coil™ products. Foamex is the Company’s exclusive supplier of NxG™ advanced visco-foam used in the Company’s Comfor-Pedic® and Beautyrest NxG™ products.
The Company and Serta Holdings may not be able to renew these agreements with their suppliers or find alternative sources for some of these components on terms as favorable to each as they currently receive. If this happens, New Parent’s business, financial condition and results of operations could be impaired if the Company and/or Serta Holdings lose L&P, Foamex, National Standard, Flexible Foam or Carpenter as a supplier. Further, if the Company does not reach committed levels of purchases, various additional payments could be required to be paid to L&P, and certain sales volume rebates or exclusivity to certain products could be lost. If Serta Holdings does not reach committed levels of purchases from L&P, certain volume rebates could be lost. With the exception of certain products of L&P, Foamex and National Standard with respect to the Company and certain products of L&P with respect to Serta Holdings, each of the Company and Serta Holdings believes that they can readily replace their supply, if or when the need arises, within ninety days as they have already identified and use alternative resources.

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Additionally, the Company’s domestic operations primarily utilize three third-party logistics providers which, in the aggregate, accounted for approximately 80% of the Company’s outbound wholesale shipments for the year ended December 27, 2008. Serta Holdings’ domestic operations utilize third-party logistics providers which accounted for approximately 20% of Serta Holdings’ outbound wholesale shipments for the year ended December 31, 2008.
The filing of the Plan could adversely affect the Debtors’ ability to obtain new or maintain existing relationships with suppliers and third-party providers. Any instability of, or change in the Debtors’ relationship with, these providers could materially disrupt the Debtors’ business and New Parent’s business following the closing.
7. Fluctuations in the Cost and Availability of Raw Materials
The major raw materials that the Company and Serta Holdings purchase for production are foam, wire, spring components, lumber, cotton, insulator pads, innersprings, foundation constructions, fabrics and roll goods consisting of fiber, ticking and non-wovens. The price and availability of these raw materials, as well as the cost of fuel to transport the products to market, are subject to market conditions affecting supply and demand. During 2007 and 2008, the cost of these components remained elevated above historical averages. Further, the price of lumber obtained from Canada has increased as a result of increased tariffs and may increase due to adverse fluctuations in exchange rates. Additionally, during 2007 and 2008, the Company and Serta Holdings’ distribution costs were negatively impacted by the rapid rise in diesel prices. New Parent’s financial condition and results of operations may be impaired by further increases in raw material and diesel costs to the extent the Company and Serta Holdings are unable to pass those higher costs on to their customers. In addition, if these materials are not available on a timely basis or at all, the Company and Serta Holdings may not be able to produce their products, and their sales may decline.
8. Dependence on Significant Customers
The Company’s top 10 customers collectively accounted for approximately 38.6% of its bedding shipments for the year ended December 27, 2008. Serta Holdings’ top 10 customers collectively accounted for approximately 44% of its bedding shipments for the year ended December 31, 2008. Most of the Company and Serta Holdings’ customer arrangements are by purchase order or are terminable at will. Several of the customer arrangements are governed by long-term supply agreements. A substantial decrease or interruption in business from either the Company or Serta Holdings’ significant customers could result in a reduction in net sales, an increase in bad debt expense or the loss of future business, any of which could impair New Parent’s business, financial condition or results of operations. Additionally, the expiration of a long-term supply agreement could result in the loss of future business, or the payment of additional amounts to secure a contract renewal or an increase in required advertising support, any of which could impair New Parent’s business, financial condition or results of operations. Further, if the Company or Serta Holdings’ customers seek bankruptcy protection, such customers could act to terminate all or a portion of their business with such company, originate new business with the Company or Serta Holdings’ competitors and terminate or assign the long-term supply agreements, which could impair New Parent’s results of operations. Any loss of revenue from major customers, including the non-payment or late payment of invoices, could negatively affect New Parent’s business, results of operations and financial condition.
Retailers may, and in the past some of the Company and Serta Holdings’ retailers did, consolidate, undergo restructurings or reorganizations, or realign their affiliations. These events may result, and have temporarily resulted, in a decrease in the number of stores that carry or carried the Company or Serta Holdings’ products, an increase in the ownership concentration in the retail industry, and/or our being required to record significant bad debt expense and write-off the unamortized portion of expenditures for customer supply agreements. Retailers may decide to carry only a limited number of brands of mattress products, which could affect the Company or Serta Holdings’ ability to sell their products to them on favorable terms, if at all, and could negatively impact New Parent’s business, financial condition or results of operations. The filing of the Plan could adversely affect the Debtors’ relationship with retailers, which could impair the Debtors’ business, financial condition or results of operations or New Parent’s business, financial condition or results of operations following the closing.

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9. Cost-Cutting
A variety of factors could prevent the Company and Serta Holdings from achieving their goal of better aligning their product offerings and cost structure with customer needs in the current business environment through reducing their operating expenses and eliminating redundancies. For example, the Company and Serta Holdings’ efforts to improve efficiencies in their plant network could lead to disruptions and cause their facilities to have to operate above optimal capacity and could increase distribution expenses. If either company receive unanticipated orders, these incremental volumes could be unprofitable due to the higher costs of operating above their optimal capacity. In addition, they may not be able to sufficiently increase capacity to meet any increased demand. As a result, New Parent may not achieve their expected cost savings in the time anticipated, or at all. In such case, New Parent’s results of operations and profitability may be negatively impacted, making the Company and/or Serta Holdings less competitive and potentially causing them to lose market share.
10. Cost-Savings and Synergies
A variety of factors could prevent each of the Company and Serta Holdings from achieving the estimated cost savings and synergies that have been used for the purposes of preparing the financial projections set forth in Exhibits D and G attached hereto. If the companies have difficulties achieving these and other synergies or cost saving initiatives, New Parent’s business, financial condition or results of operations may be negatively impacted, as may the value of the Class A Units.
11. Substantial Indebtedness
Serta Holdings has and the Company will have following the closing a substantial amount of indebtedness that such company may be unable to extend, refinance or repay. See Section V.B.13 for a description of the outstanding indebtedness of Serta Holdings and Section IV.F. for a description of the exit financing facilities of the Company as of the closing. The substantial indebtedness at each company could have important consequences. For example, it could:
•	limit the Company or Serta Holdings’ ability to pay dividends on its equity securities;
•	make it more difficult for each of the Company and Serta Holdings to satisfy its obligations with respect to its outstanding debt, and a failure with any financial and other restrictive covenants could result in an event of default under such company’s debt instruments and agreements;
•	require each of the Company and Serta Holdings to dedicate a substantial portion of its cash flow to pay principal and interest on its debt, which will reduce the funds available for dividends on New Parent’s equity securities, working capital, capital expenditures, acquisitions and other general corporate purposes;
•	limit the Company or Serta Holdings and each of their subsidiaries’ flexibility in planning for and reacting to changes in their business and in the industry in which they operate;
•	make the Company or Serta Holdings and each of their subsidiaries more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;
•	limit the Company or Serta Holdings and each of their subsidiaries’ ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of their strategy, or other purposes; and
•	place the Company or Serta Holdings and each of their subsidiaries at a disadvantage compared to other competitors who have less debt.

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Any of the above listed factors could negatively impact the Company or Serta Holdings’ business, financial condition or results of operations, as well as the value of the Class A Units.
In addition, Serta Holdings’ credit facilities and the Company’s exit financing facilities as described in this Disclosure Statement contain various provisions which limit each company’s management’s discretion in managing its respective business by, among other things, restricting their ability to:
•	borrow money;
•	pay dividends on stock or restrict dividends or other payments from their subsidiaries;
•	make certain types of investments and other restricted payments;
•	create liens;
•	sell certain assets or merge with or into other companies; and
•	enter into certain transactions with affiliates.
12. Change in Labor Relations
At eight of the Company’s 21 manufacturing facilities the Company’s employees (approximately 56% of their workforce as of December 27, 2008) are represented by various labor unions with separate collective bargaining agreements. The Company’s collective bargaining agreements are typically negotiated for two- to five-year terms. At eight of Serta Holdings’ 18 domestic manufacturing facilities, Serta Holdings’ employees (approximately 26% of their manufacturing workforce as of December 31, 2008) are represented by various labor unions with separate collective bargaining agreements. Serta Holdings’ collective bargaining agreements are typically negotiated in three-year terms. The Company and/or Serta Holdings may not be able to renew these contracts on a timely basis or on favorable terms. It is possible that labor union efforts to organize employees at additional non-union facilities may be successful. It is also possible that the Company and/or Serta Holdings may experience labor-related work stoppages in the future. Any of these developments could disrupt the Company or Serta Holdings’ business operations or increase costs, which could negatively impact the Company or Serta Holdings’ sales and profitability, as well as the value of the Class A Units.
13. Change in Executive Leadership
The Company and Serta Holdings depend on the continued services of the executive leadership teams of each of the Company and Serta Holdings. The loss of any of these key officers at either company could impair such company’s ability to execute their business strategy and negatively impact their business, financial condition and results of operations. Neither the Company nor Serta Holdings carries key man insurance for any of their management executives. In the event the Plan is not confirmed and the new employment agreements discussed in Section VI.A.3. above are not in place, there is a risk that the Debtors will not be able to retain their executive leadership and other key employees.

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14. Foreign Exchange Risks
The Company and Serta Holdings currently conduct operations in Canada. The Company and Serta Holdings’ Canadian operations are subject to fluctuations in currency exchange rates, the potential imposition of trade restrictions, and tariff and other tax increases. The Company has also limited its ability to independently expand in certain international markets where it has granted licenses to manufacture and sell Simmons products. Serta Holdings has also granted licenses to manufacture and sell Serta® products in certain international markets. However, the licenses are not perpetual and generally exist for five- or ten-year periods. Fluctuations in the currency exchange rate between the U.S. dollar and the Canadian dollar may affect New Parent’s membership equity interest and New Parent’s financial condition or results of operations. In addition, as a result of a recent tax treaty between the U.S. and Canada, the withholding tax on transfers of cash from the Company and Serta Holdings’ Canadian operations to their respective U.S. operations has increased substantially which could impact New Parent’s results of operations.
15. FDIC Limits
As of June 27, 2009, the Company had approximately $67.3 million held in accounts at several financial institutions in the U.S., Canada and Puerto Rico. As of June 30, 2009, Serta Holdings has approximately $66.4 million held in accounts at several financial institutions in the U.S. and Canada. Although the Federal Deposit Insurance Corporation (“FDIC”) insures deposits in U.S. banks and thrift institutions up to $250,000 per eligible account, the amount that the Company and Serta Holdings have deposited at these banks substantially exceeds the FDIC limit. If any of the financial institutions where such funds have been deposited were to fail, the Company and Serta Holdings may lose some or all of their deposited funds that exceed the FDIC’s $250,000 insurance coverage limit. Such a loss would have a severe negative effect on each company and New Parent’s operations and liquidity.
16. Underfunded Retirement Plans
Simmons Canada Inc. has a registered combined non-contributory defined benefit and defined contribution pension plan for substantially all of the employees of Simmons Canada and a retirement compensation arrangements (“RCA”) for certain senior officials of Simmons Canada. As of December 27, 2008, the projected benefit obligation exceeded the fair value of the plan assets of the defined benefit segment of the pension plan (“Pension Plan”) by $2.9 million. As of December 27, 2008, the fair value of the plan assets exceeded the projected benefit obligation of the RCA by $0.7 million. Simmons Canada Inc. expects to make estimated minimum funding contributions totaling approximately $1.1 million in 2009 related to the Pension Plan. No contributions are expected for the RCA in 2009. Simmons Canada Inc. also has unfunded supplemental executive retirement plans (“SERP”) for certain former executives. As of December 27, 2008, Simmons Canada Inc. had a liability of $3.1 million related to the SERP and anticipate making contributions to the SERP of $0.2 million in 2009. If the performance of the assets in the Pension Plan do not meet Simmons Canada Inc.’s expectations, or if other actuarial assumptions are modified, Simmons Canada Inc.’s future cash payments to the Pension Plan could be higher than they expected.
17. Intellectual Property Risks
Brands and branded products are very important to the Company and Serta Holdings’ business. The Company and Serta Holdings have a large number of well-known trademarks and service marks registered in the U.S., Canada and abroad, and they continue to pursue many pending applications to register marks domestically and internationally. The Company and Serta Holdings also have a significant portfolio of patents and patent applications that have been issued or are being pursued both domestically and abroad. In addition, certain marks, trade secrets, know-how and other proprietary materials that the Company and Serta Holdings use in their business are not registered or subject to patent protection. Each company’s intellectual property is important to the design, manufacture, marketing and distribution of their products and services.

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To compete effectively with other companies, the Company and Serta Holdings must maintain the proprietary nature of the Company and Serta Holdings’ owned and licensed intellectual property. Despite their efforts, the Company and Serta Holdings cannot eliminate the following risks: (i) it may be possible for others to circumvent their trademarks, service marks, patents and other rights; (ii) their products and promotional materials, including trademarks, service marks, may now or in the future violate the proprietary rights of others; (iii) the Company and Serta Holdings may be prevented from using their own trademarks, service marks, product designs or manufacturing technology, if challenged; (iv) it may be cost prohibitive to enforce or defend their trademarks, service marks, patents and other rights; (v) the Company and Serta Holdings’ pending applications regarding trademarks, service marks and patents may not result in marks being registered or patents being issued; and (vi) the Company and Serta Holdings may be unable to protect their technological advantages when their patents expire.
The nature and value of SBC, The Simmons Manufacturing Co., LLC, and Serta Holdings’ intellectual property may be affected by a change in law domestically or abroad. In light of the political and economic circumstances in certain foreign jurisdictions, the Company and Serta Holdings’ rights may not be enforced or enforceable in foreign countries even if they are validly issued or registered.
While New Parent does not believe that its overall success depends upon any particular intellectual property rights, any inability to maintain the proprietary nature of the Company or Serta Holdings’ intellectual property could have a material negative effect on their business. For example, an action to enforce their rights, or an action brought by a third party challenging their rights, could impair their financial condition or results of operations, either as a result of a negative ruling with respect to their use, the validity or enforceability of their intellectual property or through the time consumed and legal costs involved in bringing or defending such an action.
On June 10, 2009, Tempur-Pedic filed a complaint in the U.S. District Court for the Western District of Virginia, Big Stone Gap Division against SBC, The Simmons Manufacturing Co., LLC, Serta, Inc. and 15 other bedding manufacturer for alleged infringement of the ‘468 Patent. The patent relates to certain mattress constructions utilizing layers of viscoelastic and other foam materials. Specifically, Tempur-Pedic alleges that the Company’s Comfor-Pedic® Original and Beautyrest® NxG™ 250 Firm products and Serta, Inc.’s Vera Wang Serenity Collection signature Visco line of products infringe its ‘468 Patent.
Tempur-Pedic has not filed a motion for a preliminary injunction. Neither SBC, nor The Simmons Manufacturing Co., LLC, nor Serta, Inc. has requested or obtained any legal opinion regarding non-infringement, invalidity, or enforceability of the ’468 Patent in connection with this matter. At this time, Tempur-Pedic has not specified the amount of damages it is seeking from SBC, The Simmons Manufacturing Co., LLC, or Serta, Inc. in connection with this matter. SBC and The Simmons Manufacturing Co., LLC filed its Answer and Affirmative Defenses, including defenses of non-infringement, invalidity and unenforceability of the patent on July 31, 2009. Serta, Inc. filed its Answer and Affirmative Defenses, including defenses of non-infringement, invalidity and unenforceability of the patent on July 31, 2009. The parties met and conferred on the Rule 26(f) Order on September 25, 2009 and the court has set a scheduling conference on October 19, 2009. Discovery has commenced. SBC, The Simmons Manufacturing Co., LLC and Serta Holdings believe that Tempur-Pedic’s claims are without merit and intend to vigorously defend against Tempur-Pedic’s lawsuit.
As a separate matter, on August 21, 2009, the Company filed a Petition for Inter Partes Reexamination of the ‘468 Patent in the U.S. Patent and Trademark Office, based upon prior art that the Company believes presents strong grounds for reexamination of the validity of the Tempur-Pedic claims.
18. Exposure to Product Liability Claims
The Company and Serta Holdings face an inherent business risk of exposure to product liability claims if the use of any of the Company or Serta Holdings’ products results in personal injury or property damage. In the event that any of the products prove to be defective or if they are determined not to meet state or federal legal requirements, the Company or Serta Holdings, as applicable, may be required to recall or redesign those products, which could be costly and impact the Company and Serta Holdings’ profitability. The Company and Serta Holdings maintain insurance against product liability claims, but such coverage may not continue to be available on terms acceptable to each of them and such coverage may not be adequate to cover types of liabilities actually incurred. A successful claim brought against the Company or Serta Holdings if not fully covered by available insurance coverage, or any claim or product recall that results in significant adverse publicity against such company, could have a material negative effect on New Parent’s business and/or result in consumers purchasing fewer of such company’s products, which could also reduce New Parent’s liquidity and profitability.

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19. Return Rates and Warranty Reserves
As the Company and Serta Holdings increase their sales, their return rates may not remain within their historical levels. An increase in return rates could significantly impair their liquidity and profitability. Each company also generally provides their customers with a limited warranty against manufacturing defects on their conventional innerspring and specialty bedding products of ten to 20 and 30 years, respectively. The Company’s juvenile bedding products generally have warranty periods ranging from five years to a lifetime. The historical costs to each company of honoring warranty claims have been within their respective management’s expectations. However, as the Company and Serta Holdings have released new products in recent years, many new products are fairly early in their product life cycles. Because these products have not been in use by customers for the full warranty period, each company relies on the combination of historical experience and product testing for the development of their estimate for warranty claims. However, the actual level of warranty claims could prove to be greater than the level of warranty claims estimated during product testing. The companies have also experienced non-warranty returns for reasons generally related to order entry errors, shipping damage, and to accommodate customers. If the Company and Serta Holdings’ warranty and non-warranty reserves are not adequate to cover future claims, their inadequacy could reduce New Parent’s liquidity and profitability.
20. Terrorist Attacks
Additional terrorist attacks in the U.S. or against U.S. targets, or threats of war or the escalation of current hostilities involving the U.S. or its allies, or military or trade disruptions impacting the Company and Serta Holdings’ domestic or foreign suppliers of components of their products, may impact New Parent’s operations, including, but not limited to, causing supply chain disruptions and decreased sales of the Company and Serta Holdings’ products. These events could also cause an increase in oil or other commodity prices, which could adversely affect the Company and Serta Holdings’ raw materials or transportation costs. More generally, any of these events could cause consumer confidence and spending to decrease. These events also could cause an economic recession in the U.S. or abroad. Any of these occurrences could have a significant impact on New Parent’s business, financial condition or results of operations.
21. Swine Flu Pandemic
A significant outbreak of swine flu, or a similar pandemic, or even a perceived threat of such an outbreak, could cause significant disruptions to the Company and Serta Holdings’ supply chain, manufacturing capability, corporate support infrastructure or distribution system that could adversely impact the Company and Serta Holdings’ ability to produce and deliver products. Similarly, such events could cause significant adverse impacts on consumer confidence and consumer demand generally. Any of these occurrences could have a significant impact on New Parent’s business, financial condition or results of operations.
J. Risks Relating to the Class A Units
The Class A Units are not an appropriate investment other than for Eligible Investors that are willing to accept significant illiquidity and other risks not present in other equity investments. New Parent urges Eligible Investors to consider these risks carefully before making any investment in the Class A Units.
1. No Listing or Trading Market
The Class A Units are illiquid securities without a trading market. New Parent does not anticipate that the Class A Units will be listed on a national securities exchange or the NASDAQ Stock Market or quoted on any automated dealer quotation systems. Accordingly, Eligible Investors who purchase Class A Units may not be able to sell the Class A Units for their fair value, or at all. No Eligible Investor should elect to purchase Class A Units unless the Eligible Investor is prepared to hold the Class A Units for a long and uncertain period of time.

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2. Significant Contractual Transfer Restrictions
Class A Units are not freely transferable. Class A Units are subject to significant contractual transfer restrictions that may affect the future trading prices of Class A Units and/or the development of an active trading market in such units, and the ability of holders of Class A Units to sell their investment. For further information about the transfer restrictions on the Class A Units, please see the section of Exhibit E entitled “Transfer Restrictions.”
3. Limited Financial Information and Investor Protections
Holders of Class A Units will not have the benefit of various investor protection laws and regulations that benefit holders of equity securities of U.S. issuers that are listed on the NYSE, NASDAQ stock market or other national securities exchanges or are otherwise registered under Section 12 of the Exchange Act. While such holders will be entitled to annual and quarterly consolidated financial statements of New Parent, there will be less information available about us, our managers, executive officers, beneficial owners and prospective purchasers of our Class A Units than is regularly published by or about public U.S. issuers. Moreover, the information that is provided by New Parent will not be subject to the same scrutiny as the information provided by issuers with equity securities listed on a national securities exchange or otherwise registered pursuant to Section 12. Moreover, New Parent will not be subject to any corporate governance rules applicable to companies listed on NYSE, NASDAQ stock market or other national securities exchange, or the rules under the Exchange Act concerning the ownership and trading of securities of New Parent by control persons, officers, directors and employees.
4. Control by Sponsors with Divergent Interests
New Parent will be controlled by the Sponsors who will seek to influence the direction of New Parent and will have the ability to control its management, policies and financing decisions, to elect all of the members of its board of managers and to control the vote on all matters coming before its holders of Class A Units. In addition, the Sponsors will have the right to drag-along holders of Class A Units in certain transactions involving the sale of the Company or a majority of the equity interests of New Parent, as described in the limited liability company agreement of New Parent. Holders of Class A Units will be required to sell their Class A Units in proportion to the sale made by, and on the same terms and conditions as, the Sponsors to the purchaser of such units in such a transaction. The interests of the Sponsors may conflict with the interests of the other holders of Class A Units.
5. Limited Fiduciary Duties
The managers of New Parent will be subject to fiduciary duties to the holders of Class A Units to the extent of fiduciary duties owed by directors of a Delaware corporation to its stockholders; provided, however, that the “corporate opportunity doctrine,” will not apply and the operating agreement of New Parent may eliminate or limit personal liability of managers to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.
6. No Control Over Subsequent Issuances of Securities; No Preemptive Rights
The issuance of additional classes of units by the board of managers of New Parent could adversely affect holders of Class A Units and may negatively impact the investment of Eligible Investors. The board of managers of New Parent is authorized to issue additional classes of units without the approval of holders of Class A Units. The board of managers also has the power, without the approval of Class A Units, to set the terms of any such classes of units that may be issued, including voting rights, distribution rights, and preferences over Class A Units with respect to distributions or upon New Parent’s dissolution, winding-up and liquidation and other terms. If the board of managers of New Parent issues additional classes of units in the future that have a preference over the Class A Units with respect to the payment of distributions or upon the liquidation, dissolution, or winding up of New Parent, or if the board of managers of New Parent issues classes of units with voting rights that dilute the voting power of the Class A Units, the rights of holders of the Class A Units or the market price of the Class A Units could be materially and adversely affected. Class A Units will not benefit from pre-emptive rights.

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7. Effective Subordination to Class B Units
The entitlement of holders of Class A Units to distributions from New Parent is subordinated in nature to the distribution rights of Class B units in New Parent (“Class B Units”). Class A Units will only receive a distribution after Class B Units have received an aggregate distribution from time to time or at any time of the initial subscription price of $1,000 per share, accreting at a 6% rate, compounded annually (the “Class B Liquidation Preference”). Until the Class B Liquidation Preference has been reduced to zero, Class A Units will not receive any distribution from New Parent. If the Class B Liquidation Preference has been reduced to zero, Class A Units will be entitled to distributions from New Parent, before additional distributions may be paid on Class B Units, until Class A Units receive a “catch-up” amount equal to the total distributions on Class B Units. Thereafter, additional distributions will be paid on Class A and Class B Units on a pro rata basis.
8. Risks Relating to U.S. Taxation
Under United States Treasury Regulations Section 1.1502-6, Reorganized SBC and its subsidiaries (could become liable for U.S. federal income tax liabilities of Bedding Superholdco Incorporated and Holdco for periods during which such companies were members of a federal tax consolidated group. The U.S. federal income tax consequences applicable to situations where members of a consolidated group recognize COD and depart such consolidated group in the same taxable year are complex and, in certain respects, unclear. Although not currently expected, the application of such rules could result in the Simmons Group incurring a material cash tax liability to Bedding Superholdco Incorporated and Holdco for periods prior to the Effective Date as a result of the consummation of the transactions contemplated by the Plan.
XIII. THE SOLICITATION; VOTING PROCEDURES
A. Voting Deadline
The period during which ballots with respect to the Plan will be accepted by the Debtors (and may be withdrawn or revoked unless the Bankruptcy Court issues an order to the contrary) will terminate on the Voting Deadline. Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court, ballots that are received after the Voting Deadline will not be counted or otherwise used by the Debtors in connection with the Debtors’ request for confirmation of the Plan (or any permitted modification thereof).
The Debtors reserve the absolute right, at any time or from time to time, to extend, by oral or written notice to the Solicitation Agent, the period of time (on a daily basis, if necessary) during which ballots will be accepted for any reason including determining whether or not the requisite acceptances have been received, by making a public announcement of such extension no later than 8:00 a.m., Eastern time, on the first business day next succeeding the previously announced Voting Deadline. Without limiting the manner in which the Debtors may choose to make any public announcement, the Debtors will not have any obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a news release through the Dow Jones News Service. There can be no assurance that the Debtors will exercise their right to extend the solicitation period for the receipt of ballots.
B. Voting Procedures
Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, only holders of impaired claims and equity interests who actually vote will be counted. The failure of a holder to deliver a duly executed ballot will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

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The Debtors are providing the solicitation package to holders of eligible claims and equity interests whose names (or the names of whose nominees) appear as of the Voting Record Date in the register maintained by the agent under the SBC Credit Agreement and the records maintained by the Debtors, the holder list preserved by the trustee under the indenture governing the SBC Notes, the list of participants under the indenture governing the SBC Notes provided by the DTC and in the records maintained by SBC, and the holder list preserved by trustee under the indenture governing the Holdco Notes, the list of participants under the indenture governing the Holdco Notes provide by the DTC and in the records maintained by Holdco, and holders of equity interests in Bedding Holdco. Nominees should provide copies of the solicitation package to the beneficial owners of the eligible claims. Any beneficial owner of eligible claims who has not received a ballot should contact his/her or its nominee or the Solicitation Agent.
Holders of eligible claims should provide all of the information requested by the ballots holders of eligible claims receive. Holders of eligible claims should complete and return all ballots that holders of eligible claims receive in the return envelope provided with each such ballot.
C. Special Note for the holders of SBC Notes and the holders of Holdco Notes
For purposes of the SBC Notes and the Holdco Notes (the “Notes”), only the holders of the Notes as of the Voting Record Date are entitled to vote on the Plan. The indenture trustee will not vote on behalf of the holders of such notes. Holders must submit their own ballots.
1. Beneficial Owners
A beneficial owner holding Notes as record holder in its own name should vote on the Plan by completing and signing the enclosed ballot and returning it directly to the Solicitation Agent on or before the Voting Deadline using the enclosed self-addressed envelope.
Any beneficial owner holding Notes in “street name” through a nominee may vote on the Plan by one of the following two methods (as selected by such beneficial owner’s nominee).
•	Complete and sign the enclosed beneficial owner ballot. Return the ballot to your nominee as promptly as possible and in sufficient time to allow such nominee to process the ballot and return it to the Solicitation Agent by the Voting Deadline. If no self-addressed envelope was enclosed for this purpose, contact the Solicitation Agent for instructions.
•	Complete and sign the pre-validated ballot (as described below) provided to you by your nominee. Return the pre-validated ballot to the Solicitation Agent by the Voting Deadline using the enclosed self-addressed envelope.
Any ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such nominee properly completes and delivers to the Solicitation Agent that ballot or a master ballot that reflects the vote of such beneficial owner.
2. Nominees
A nominee that on the Voting Record Date is the registered holder of Notes for a beneficial owner should obtain the votes of the beneficial owners of such Notes, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:
a. Pre-Validated Ballots
A nominee may pre-validate a ballot by: (i) signing the ballot; (ii) indicating on the ballot the name of the registered holder and the amount of Notes held by the nominee; and (iii) forwarding such ballot together with the solicitation package and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then complete the information requested in the ballot, review the certifications contained in the ballot, and return the ballot directly to the Solicitation Agent in the pre-addressed envelope so that it is received by the Solicitation Agent before the Voting Deadline. A list of the beneficial owners to whom “pre-validated” ballots were delivered should be maintained by the nominee for inspection for at least one year from the Voting Deadline.

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b. Master Ballots
A nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his/her or its vote on the ballot, complete the information requested in the ballot, review the certifications contained in the ballot, execute the ballot, and return the ballot to the nominee. After collecting the ballots, the nominee should, in turn, complete a master ballot compiling the votes and other information from the ballot, execute the master ballot, and deliver the master ballot to the Solicitation Agent so that it is received by the Solicitation Agent before the Voting Deadline. All ballots returned by beneficial owners should either be forwarded to the Solicitation Agent (along with the master ballot) or retained by the nominees for inspection for at least one year from the Voting Deadline.
EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE SOLICITATION AGENT SO THAT IT IS RECEIVED BY THE SOLICITATION AGENT BEFORE THE VOTING DEADLINE.
3. Securities Clearing Agency
The Debtors expect that the DTC, as a nominee holder of the Notes, will arrange for its participants to vote by providing a record date listing of participants entitled to vote. Such participants will be authorized to vote their Voting Record Date positions held in the name of such securities clearing agency.
4. Miscellaneous
For purposes of voting to accept or reject the Plan, the beneficial owners of Notes will be deemed to be the “holders” of the claims represented by such Notes. Unless otherwise ordered by the Bankruptcy Court, ballots that are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Solicitation Agent attempt to contact such voters to cure any such defects in the ballots.
Except as provided below, unless the ballot is timely submitted to the Solicitation Agent before the Voting Deadline together with any other documents required by such ballot, the Debtors may, in their sole discretion, reject such ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.
In the event of a dispute with respect to any SBC Note Claim or Holdco Note Claim, any vote to accept or reject the Plan cast with respect to such claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.
D. Fiduciaries and other Representatives
If a ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, unless otherwise determined by the Company, must submit proper evidence satisfactory to the Company of authority to so act. Authorized signatories should submit the separate ballot of each beneficial owner for whom they are voting.

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UNLESS THE BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE SOLICITATION AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST OF THE BANKRUPTCY COURT THAT ANY SUCH BALLOT BE COUNTED. IN NO CASE SHOULD A BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE NOMINEE OR THE SOLICITATION AGENT.
E. Parties Entitled to Vote
Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or equity interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or equity interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or equity interest as it existed before the default.
In general, a holder of a claim or equity interest may vote to accept or to reject a plan if the claim or equity interest is “allowed,” which means generally that no party-in-interest has objected to such claim or equity interest, and the claim or equity interest is impaired by the plan. If, however, the holder of an impaired claim or equity interest will not receive or retain any property under the plan on account of such claim or equity interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and equity interests do not actually vote on the plan. If a claim or equity interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or equity interest to have accepted the plan and, accordingly, holders of such claims and equity interests are not entitled to vote on the plan.
Classes 1, 2, 3 and 7 of the Plan are not impaired. Accordingly, under section 1126(f) of the Bankruptcy Code, all such classes of claims and equity interests are deemed to have accepted the Plan and are not entitled to vote in respect of the Plan.
Classes 8 and 10 will not receive or retain any property under the Plan on account of their claims and equity interests. Accordingly, under section 1126(g) of the Bankruptcy Code, Classes 8 and 10 are deemed to have rejected the Plan and is not entitled to vote in respect of the Plan.
Therefore, in accordance with sections 1126 and 1129 of the Bankruptcy Code, the Debtors are soliciting acceptances only from holders of claims and equity interests in Classes 4, 5, 6 and 9.
A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.
F. Agreements Upon Furnishing Ballots
The delivery of an accepting ballot to the Solicitation Agent by a holder of eligible claims pursuant to one of the procedures set forth above will constitute the agreement of such holder to accept (i) all of the terms of, and conditions to the solicitation and (ii) the terms of the Plan; provided, however, all parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code.
G. Waivers of Defects, Irregularities, Etc.
Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation or withdrawal of ballots will be determined by the Solicitation Agent and the Debtors in their sole discretion, which determination will be final and binding. As indicated in Section XIII.H., effective withdrawals of ballots must be delivered to the Solicitation Agent prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular ballot. The interpretation (including the ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

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H. Withdrawal of Ballots; Revocation
Any party who has delivered a valid ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Solicitation Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must (i) contain the description of the claim(s) to which it relates and the aggregate principal amount represented by such claim(s), (ii) be signed by the withdrawing party in the same manner as the ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the claim(s) and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Solicitation Agent in a timely manner at the address set forth in Section XIII.J. Prior to the filing of the Plan, Bedding Holdco intends to consult with the Solicitation Agent to determine whether any withdrawals of ballots were received and whether the requisite acceptances of the Plan have been received. As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of ballots.
Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of ballots which is not received in a timely manner by the Solicitation Agent will not be effective to withdraw a previously cast ballot.
Any party who has previously submitted to the Solicitation Agent prior to the Voting Deadline a properly completed ballot may revoke such ballot and change his or its vote by submitting to the Solicitation Agent prior to the Voting Deadline a subsequent properly completed ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed ballot is received, only the ballot which bears the latest date will be counted for purposes of determining whether the requisite acceptances have been received.
Upon termination of the Plan Sponsor Agreement, all votes cast and all ballots shall be deemed to be automatically withdrawn and null and void.
The Debtors will pay all costs, fees and expenses relating to the solicitation, including customary mailing and handling costs of nominees.
I. Delivery of Extinguished Securities
The Debtors are not at this time requesting the delivery of, and neither the Debtors nor the Solicitation Agent will accept, certificates representing any securities which will, on and after the Effective Date, be cancelled. In connection with the Effective Date, the Debtors will furnish all record holders of extinguished securities with appropriate letters of transmittal to be used to remit their extinguished securities in exchange for the distribution under the Plan. Information regarding such remittance procedure (together with all appropriate materials) will be distributed by the Reorganized Debtors after the confirmation date.

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J. Further Information; Additional Copies
If you have any questions or require further information about the voting procedure for voting your claim or about the solicitation package, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits to such documents (at your own expense, unless otherwise specifically required by of Rule 3017(d) of the Bankruptcy Rules), please contact the Solicitation Agent:
Epiq Bankruptcy Solutions, LLC
757 Third Avenue 3rd Floor
New York, New York 10017
Telephone: (646) 282-2500
XIV. RECOMMENDATION AND CONCLUSION
For all of the reasons set forth in this Disclosure Statement, the Debtors believe that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of eligible claims to vote to accept the Plan, and to complete and return their ballots so that they will be received by the Solicitation Agent on or before 5:00 p.m., Eastern time, on November 12, 2009.
Dated: October 13, 2009
SIMMONS COMPANY, ON BEHALF OF ITSELF
AND ITS DIRECT AND INDIRECT DOMESTIC SUBSIDIARIES
SET FORTH ON EXHIBIT H

By:	/s/ William S. Creekmuir
Name: William S. Creekmuir
Title: Executive Vice President, Chief Financial Officer,
Treasurer and Assistant Secretary

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EXHIBIT A
The Plan
Please see attached.

Exhibit A
UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
SIMMONS BEDDING COMPANY, et al.,	:	Case No. ( )
:
Debtors.	:	(Jointly Administered)
:
:
x
JOINT PLAN OF REORGANIZATION OF SIMMONS BEDDING
COMPANY, ET AL. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP
Michael F. Walsh, Esq.
767 5th Avenue
New York, New York 10153
(212) 310-8000

- and -

RICHARDS, LAYTON & FINGER, PA
Mark D. Collins, Esq.
Michael J. Merchant, Esq.
Richards, Layton & Finger, P.A.
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Phone: (302) 651-7700
Facsimile: (302) 651-7701

Proposed Attorneys for Simmons Bedding Company, et al.
Dated: Wilmington, Delaware
October 13, 2009

Simmons Company, Bedding Holdco Incorporated, Simmons Bedding Company and their domestic subsidiaries, as debtors and debtors in possession in the above-captioned chapter 11 cases, and AOT Bedding Super Holdings, LLC and AOT Bedding Intermediate Holdings, LLC propose the following joint chapter 11 Plan of Reorganization pursuant to section 1121 of title 11 of the United States Code.
SECTION 1. DEFINITIONS AND RULES OF INTERPRETATION
A. Definitions.
Except as expressly provided or unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in this Article I. Terms defined herein by reference to the Plan Sponsor Agreement are used herein with the meanings assigned to such terms in the Plan Sponsor Agreement without giving effect to any amendments of such agreement. Any term that is used and not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to it therein. Where the context requires, any definition applies to the plural as well as the singular number:
1.1. Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Reorganization Cases allowed under sections 503(b), 507(a)(1), or 1114(e) of the Bankruptcy Code, including, without limitation, (i) any actual, necessary costs and expenses, incurred after the Commencement Date, of preserving the Debtors’ estates or operating the Debtors’ businesses, (ii) any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Reorganization Cases, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, (iii) the compensation and reimbursement of expenses of professionals to the extent allowed by Final Order under sections 330 or 503 of the Bankruptcy Code, and (iv) any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.
1.2. Affiliate has the meaning ascribed to such term in section 101(2) of the Bankruptcy Code.
1.3. Allowed means, with reference to a Claim, (i) a Claim against a Debtor that has been listed by such Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (ii) a Claim that has been timely filed and as to which no objection to allowance or request for estimation has been timely interposed and not withdrawn, or (iii) any Claim expressly allowed by a Final Order or hereunder, provided that any Claim that is allowed for the limited purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed” for the purpose of Distributions hereunder; and, provided, further, that an “Allowed” Claim shall not include, for purposes of calculating Distributions under the Plan, interest on such Claim from and after the Petition Date, except as provided in section 506(b) of the Bankruptcy Code, any applicable Final Order, or as otherwise expressly set forth in this Plan.
1.4. Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Reorganization Cases.
1.5. Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, or any other court with jurisdiction over the Reorganization Cases, and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Reorganization Cases under section 151 of title 28 of the United States Code.

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1.6. Bankruptcy Rules means, collectively, the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Reorganization Cases, and any Local Rules of the Bankruptcy Court.
1.7. Bedding Holdco means Bedding Holdco Incorporated, a Delaware corporation.
1.8. Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.
1.9. Cash means legal tender of the United States of America.
1.10. Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.
1.11. Class means any group of Claims or Equity Interests classified by the Plan of Reorganization pursuant to section 1122(a)(1) of the Bankruptcy Code.
1.12. Class 5 Residual Amount means $5,000,000 less an amount equal to one-third of the Restructuring Expenses in excess of $42,125,000, as determined pursuant to Section 5.6 herein, provided that the Class 5 Residual Payment shall not be less than $0.
1.13. Class 6 Excess Amount means the amount by which the Restructuring Expenses are less than $37,125,000, as determined pursuant to Section 5.6 herein.
1.14. Class 6 Parent Stock means shares of the Class A membership interests issued by AOT Bedding Super Holdings, LLC, having the rights and privileges described in the Equity Term Sheet attached hereto as Exhibit A.
1.15. Class 6 Residual Amount means $5,000,000 less an amount equal to one-third of the Restructuring Expenses in excess of $42,125,000, as determined pursuant to Section 5.6 herein, provided that the Class 6 Residual shall not be less than $0.
1.16. Commencement Date means [     ], 2009.
1.17. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.
1.18. Confirmation Order means the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to section 1129 of the Bankruptcy Code.
1.19. Debtors means, collectively, Holdco, Bedding Holdco, SBC, The Simmons Manufacturing Co., LLC, Windsor Bedding Co., LLC, World of Sleep Outlets, LLC, Simmons Contract Sales, LLC, Dreamwell, Ltd., Simmons Capital Management, LLC, and Simmons Export Co. (each individually a “Debtor,” and, when the context so requires, in its capacity as a debtor and debtors in possession under sections 1107 and 1108 of the Bankruptcy Code). When the term “Debtors” is used with respect to periods after the Effective Date, “Debtors” shall mean the “Reorganized Debtors.”

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1.20. Debtors in Possession means the Debtors in their capacity as debtors in possession in the Reorganization Cases pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.
1.21. DIP Facility means the debtor in possession credit facility, dated as of [                    ,] 2009, among the Debtors in Possession, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, and the lenders party thereto.
1.22. Disbursing Agent means any entity (including any applicable Debtor if it acts in such capacity) in its capacity as a disbursing agent under section 6.3 hereof.
1.23. Disputed Claim means any Claim that has not been Allowed, provided that any Claim asserted against the Debtors that has been disallowed or expunged by the Bankruptcy Court or withdrawn by the entity asserting such Claim shall, at that point, no longer be a Claim against the Debtors.
1.24. Effective Date means a Business Day on or after the Confirmation Date specified by the Debtors on which (i) no stay of the Confirmation Order is in effect and (ii) the conditions to the effectiveness of the Plan of Reorganization specified in section 9 hereof have been satisfied or waived.
1.25. Equity Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) or general or limited partnership interest in any of the Debtors.
1.26. Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Reorganization Cases, no portion of which has been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a Final Order.
1.27. General Unsecured Claim means an unsecured Claim other than an SBC Note Claim or a Holdco Note Claim that is not entitled to priority under section 507 of the Bankruptcy Code, including the claims of suppliers and other vendors, landlords with prepetition rent claims and/or claims based on rejection of leases, litigation claimants to the extent not covered by insurance, parties to contracts with the Debtors that are being rejected, deficiency claims of mortgage lenders, and other general unsecured claimants.
1.28. Holdco means Simmons Company.
1.29. Holdco Note Claims means all Claims against Holdco arising under Holdco’s 10% Senior Discount Notes due 2014.

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1.30. Holdco Subordinated Guaranty Claims means all Claims against Holdco arising under that certain Supplemental Indenture, dated as of December 29, 2005, pursuant to which Holdco guarantied the SBC Note Claims. Pursuant to the indenture governing the SBC Note Claims, Claims arising under such guaranty are expressly subordinated to senior indebtedness of Holdco, which includes the Holdco Note Claims.
1.31. Impaired means, with reference to a Claim or Equity Interest, that the treatment of such Claim or Equity Interest under the Plan does not satisfy the requirements specified in either subsection 1124(1) or 1124(2) of the Bankruptcy Code.
1.32. Intercompany Claim means (i) any account reflecting intercompany book entries by or against any Debtor with respect to any Affiliate, (ii) any Claim that is not reflected in such book entries and is held by or against any Debtor with respect to any Affiliate or (iii) Claims arising under any contract or other agreement between any Debtor and its Affiliate.
1.33. IRB Claims means the Claims arising under that certain Placement Contract, dated as of December 23, 1996 (as may be or has been amended, modified or supplemented to date), by and among the City of Shawnee, Kansas, The Simmons Manufacturing Co., LLC (by assignment from Simmons Company), and SunTrust Bank, Atlanta, as placement agent.
1.34. New ABL Financing means [the new asset based revolving credit agreement provided by Wells Fargo Foothill].
1.35. New Common Stock means 1,000,000 shares of common stock of Bedding Holdco authorized for issuance under Section 5.17 of the Plan.
1.36. New Notes means SBC’s 11.25% senior secured notes due 2015. The New Notes are governed by that certain New Notes Indenture, the form of which is set forth in the Plan Supplement.
1.37. New Notes Financing means the $425,000,000 of exit financing on the terms and conditions of that certain Commitment to Purchase, dated as of September 24, 2009, among AOT Bedding Intermediate Holdings LLC and various Commitment Parties (as defined therein), including all exhibits and other attachments thereto, to finance the transactions set forth in the Plan and the Plan Sponsor Agreement and to provide post Effective Date funding for the Reorganized Debtors’ working capital requirements.
1.38. New Notes Indenture means that certain indenture, dated as of the Effective Date, in the form set forth in the Plan Supplement.
1.39. New Notes Indenture Documents has the meaning set forth in Section 5.15 herein.
1.40. New Notes Purchasers means the holders from time to time of the New Notes in respect of the New Notes Financing.
1.41. New Securities and Documents has the meaning set forth in Section 5.13 herein.
1.42. Other Priority Claim means any Claim against any of the Debtors other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(3), (4), (5), (6), (7), or (9) of the Bankruptcy Code.

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1.43. Other Secured Claim means any Secured Claim other than SBC Credit Agreement Claims.
1.44. Person means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, government or agency or political subdivision thereof or any other form of legal entity.
1.45. Plan or Plan of Reorganization means this joint chapter 11 plan of reorganization, including the exhibits hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.
1.46. Plan Sponsor Agreement means that certain Plan Sponsor Agreement, dated as of September 24, 2009, by and among Purchasers, Holdco, Bedding Holdco, SBC, and SBC’s subsidiary Debtors.
1.47. Plan Supplement means the compilation of documents, including any exhibits to the Plan of Reorganization not included herewith, that the Debtors may file with the Bankruptcy Court on or before the date that is five (5) Business Days prior to the commencement of the hearing to confirm the Plan.
1.48. Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code that is due and payable on or before the Effective Date. Any Claims asserted by a governmental unit on account of penalties shall not be Priority Tax Claims.
1.49. Purchasers means AOT Bedding Super Holdings, LLC, a Delaware limited liability company and its wholly-owned subsidiary, AOT Bedding Intermediate Holdings, LLC, a Delaware limited liability company.
1.50. Purchaser Approval means, with respect to any action, that the action is taken in consultation with the Purchasers and the Purchasers have consented thereto, such consent not to be unreasonably withheld or delayed in the case of any action that is reasonably necessary for the consummation of the transactions specified in the Plan. Without limiting the generality of the foregoing, the Purchasers may withhold their consent in their sole discretion to any action that (i) would materially and adversely affect the Purchasers, the Reorganized Debtors or their Subsidiaries at and after Closing, or the rights and remedies of the Purchasers under the Plan Sponsor Agreement, Plan Sponsor Order, Confirmation Order, or Plan or (ii) would have the effect of (A) increasing any amount payable by or any liabilities of the Purchasers or their Affiliates (other than the Reorganized Debtors or their Subsidiaries), (B) the Purchasers paying (or incurring any liability to pay) from funds or property that would otherwise be available to the Reorganized Debtors any consideration to any creditor or equity holder of the Debtors impaired by the Plan other than (1) distributions specified in the Plan as in effect on the date hereof and (2) Restructuring Expenses, (C) changing or preventing the satisfaction of any condition to the effectiveness of the Plan, or (D) modifying or amending the terms and conditions of the Plan Sponsor Agreement or any other agreement signed by any Purchaser, Sponsor, or their respective Affiliates.
1.51. Reorganization Cases means the above-captioned, jointly administered cases under chapter 11 of the Bankruptcy Code.

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1.52. Reorganized Bedding Holdco means Bedding Holdco, as reorganized on and after the Effective Date (including any successor corporation, partnership or limited liability company by merger).
1.53. Reorganized Debtors means the Debtors, as reorganized on and after the Effective Date in accordance with the terms of the Plan of Reorganization.
1.54. Reorganized SBC means Simmons Bedding Company, as reorganized on and after the Effective Date (including any successor corporation, partnership or limited liability company by merger).
1.55. Restructuring Expenses has the meaning assigned to that term in the Plan Sponsor Agreement.
1.56. SBC means Simmons Bedding Company, a Delaware corporation.
1.57. SBC Credit Agreement Claims means all Claims (including all Secured Obligations and Hedge Agreements as defined in the Pledge and Security Agreement referenced below) against the Debtors arising under (x) the Second Amended and Restated Credit and Guaranty Agreement, dated as of May 25, 2006, as has been or may be further amended, restated, supplemented or otherwise modified from time to time, among (i) Simmons Bedding Company, as borrower, (ii) Bedding Holdco Incorporated, The Simmons Manufacturing Co., LLC, World of Sleep Outlets, LLC, Simmons Contract Sales, LLC, Windsor Bedding Co., LLC, Simmons Export Co., Dreamwell Ltd., and Simmons Capital Management, LLC, as guarantors, (iii) Deutsche Bank AG, New York Branch, as administrative agent (the “Prepetition Agent”), and (iv) the other lenders and issuing banks from time to time, parties thereto (the “SBC Credit Agreement”) (y) the Pledge and Security Agreement, dated as of December 19, 2003, and each other Collateral Document (as defined in the SBC Credit Agreement), in each case, as has been or may be further amended, restated, supplemented or otherwise modified from time to time, among SBC, the guarantors party thereto and the Prepetition Agent, and (z) any bilateral letter of credit arrangements among the Debtors and the Prepetition Agent in its individual capacity that are collateralized by Cash.
1.58. SBC Note Claims means all Claims against SBC arising under SBC’s 7.875% Senior Subordinated Notes due 2014 and all Claims against SBC’s Debtor subsidiaries for guarantying the Claims against SBC.
1.59. Schedules means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended from time to time through the Confirmation Date.
1.60. Secured Claim means a Claim, the amount of which (i) has been determined by a Final Order to be secured pursuant to section 506(a) and, if applicable, section 1111 of the Bankruptcy Code or (ii) in the absence of such Final Order, has been agreed by the Debtors to be secured (as set forth in the Plan or otherwise).
1.61. Simmons Group means (i) the affiliated group of corporations, within the meaning of Section 1504 of the Tax Code, of which Bedding Superholdco Incorporated is the common parent, and (ii) any other group of corporations filing consolidated, combined or unitary tax returns for state or local tax purposes of which Bedding Superholdco Incorporated is the common parent.

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1.62. Tax Code means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations promulgated thereunder.
1.63. Unimpaired means, with reference to a Claim or Equity Interest, that the treatment of such Claim or Equity Interest under the Plan satisfies the requirements specified in either subsection 1124(1) or 1124(2) of the Bankruptcy Code.
B. Rules of Interpretation; Application of Definitions and Rules of Construction.
Unless otherwise specified, all section or exhibit references in the Plan of Reorganization are to the respective section in, or exhibit to, the Plan of Reorganization, as the same may be amended or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan of Reorganization as a whole and not to any particular section, subsection, or clause contained therein. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan of Reorganization. The headings in the Plan of Reorganization are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.
SECTION 2. ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS
2.1. Administrative Expense Claims.
Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, the Debtors shall pay to such holder Cash in an amount equal to such Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date or (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes Allowed; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, or liabilities arising under loans, advances, or other financial accommodations made to or other obligations incurred by the Debtors, as debtors in possession, whether or not incurred in the ordinary course of business, shall be paid by the Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.
2.2. Compensation and Reimbursement Claims.
All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under section 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code (i) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is forty-five (45) days after the Effective Date, (ii) shall be paid in full from the Debtors’ or Reorganized Debtors’ Cash on hand in such amounts as are allowed by the Bankruptcy Court (A) on the later of (x) the Effective Date, or (y) within five (5) Business Days after the date on which the order approving such Allowed Administrative Expense Claim is entered, or (B) on such other terms as may be mutually agreed on between the holder of such an Allowed Administrative Expense Claim and the Debtors or, on and after the Effective Date, the Reorganized Debtors. The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Confirmation Date and until the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

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2.3. Priority Tax Claims.
Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the option of the Debtors or the Reorganized Debtors, but subject to Purchaser Approval, (i) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of the (a) Effective Date or (b) first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years after the date of assessment of such Allowed Priority Tax Claim. The Debtors reserve the right to prepay an Allowed Priority Tax Claim at any time under this option. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.
2.4. DIP Financing Claims
Debtors shall pay or cause the payment in Cash on the Effective Date of all amounts outstanding under the DIP Facility approved by the Bankruptcy Court, which payment shall terminate any such agreement other than the provisions thereof that expressly survive termination. On the Effective Date, the Debtors shall either replace or backstop any letters of credit issued thereunder with new letters of credit or provide Cash as collateral for the outstanding obligations under the DIP Facility with respect thereto, in each case, in accordance with the terms of the DIP Facility. On such payment, all of the Debtors’ respective obligations, liabilities and indebtedness in respect of the DIP Facility and all liens and security interests securing the same shall be satisfied, discharged, and terminated in full, and the Reorganized Debtors shall have no further obligations, liabilities or indebtedness under the DIP Facility or any documents relating thereto other than the provisions thereof that expressly survive termination and with respect to arrangements relating to letters of credit that are either backstopped or collateralized by Cash as provided in the second sentence of this Section 2.4.

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SECTION 3. CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS
The following table designates the Classes of Claims against and Equity Interests in the Debtors and specifies which of those Classes are (i) Impaired or Unimpaired by the Plan of Reorganization, (ii) entitled to vote to accept or reject the Plan of Reorganization, and (iii) deemed to accept or reject the Plan of Reorganization. A Claim or Equity Interest is designated in a particular class only to the extent it falls within the description of that class, and is classified in any other class to the extent that a portion thereof falls within the description of such other class.
Classes 4A — 4I consist of SBC Credit Agreement Claims against SBC and guaranty claims against Bedding Holdco and each of SBC’s debtor subsidiaries. Classes 5A — 5H consist of SBC Note Claims against SBC and the Claims against each of SBC’s debtor subsidiaries for guarantying the SBC Note Claims. Class 6 consists of the Holdco Note Claims and the Holdco Subordinated Guaranty Claims. Classes 7A — 7H consist of General Unsecured Claims against SBC and its debtor subsidiaries.

Class	Designation	Treatment	Entitled to Vote
1	Other Priority Claims	Unimpaired	No (deemed to accept)
2	IRB Claims	Unimpaired	No (deemed to accept)
3	Other Secured Claims	Unimpaired	No (deemed to accept)
4A – 4I	SBC Credit Agreement Claims	Impaired	Yes
5A – 5H	SBC Note Claims	Impaired	Yes
6	Holdco Claims	Impaired	Yes
7A – 7H	General Unsecured Claims	Unimpaired	No (deemed to accept)
8	Equity Interests in SBC	Impaired	No (deemed to reject)
9	Equity Interests in Bedding Holdco	Impaired	Yes
10	Equity Interests in Holdco	Impaired	No (deemed to reject)
SECTION 4. TREATMENT OF CLAIMS AND EQUITY INTERESTS
Except as otherwise specified in the Plan, all distributions will be made on the Effective Date or as soon thereafter as practical.
4.1. Other Priority Claims (Class 1).
Except to the extent that a holder of an Allowed Other Priority Claim (i) has been paid by a Debtor, in whole or in part, prior to the Effective Date or (ii) agrees to a less favorable treatment, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for such Other Priority Claim, Cash in the full amount of such Allowed Other Priority Claim.
4.2. IRB Claims (Class 2).
The IRB Claims shall be reinstated and Unimpaired in accordance with section 1124(2) of the Bankruptcy Code.

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4.3. Other Secured Claims (Class 3).
Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, at the option of the Debtors, but subject to Purchaser Approval, (i) each Allowed Other Secured Claim shall be reinstated and Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, or (ii) each holder of an Allowed Other Secured Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Other Secured Claim, either (w) Cash in the full amount of such Allowed Other Secured Claim, including any postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, (x) the proceeds of the sale or disposition of the collateral securing such Allowed Other Secured Claim to the extent of the value of the holder’s secured interest in such collateral, (y) the collateral securing such Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code.
4.4. SBC Credit Agreement Claims (Class 4A-4I).
For purposes of the Plan, the Claims in Class 4A-4I are Allowed in the amount of $542,281,142. Each holder of an Allowed SBC Credit Agreement Claim shall receive, in full satisfaction of such Claim, Cash from SBC equal to the Allowed amount of such Claim, plus accrued interest at the contractual non-default rate and other amounts through the Effective Date. Each letter of credit outstanding on the Effective Date that would give rise to a SBC Credit Agreement Claim either shall be replaced with a new letter of credit under the New ABL Facility or shall be collateralized by Cash on or before the Effective Date in accordance with the restated SBC Credit Agreement for the SBC Credit Agreement Claims or any other applicable bilateral agreements.
4.5. SBC Note Claims (Class 5A-H).
For purposes of the Plan, the Claims in Class 5A-H are Allowed in the amount of $221,767,758. Each holder of an Allowed SBC Note Claim against SBC and SBC’s debtor subsidiaries shall receive from SBC, in full satisfaction of such Claim, its pro rata share of Cash in the amount of (i) $185,000,000 plus (ii) the Class 5 Residual Amount.
4.6. Holdco Claims (Class 6).
For purposes of the Plan, the Claims in Class 6 are Allowed in the amount of $298,775,125 which consists of $267,007,367 for the Holdco Note Claims and $31,767,758 for the Holdco Subordinated Guaranty Claims. Each holder of an Allowed Claim in Class 6 shall receive from Holdco, in full satisfaction of such Claim, its pro rata share of Cash in an amount equal to (i) $10,000,000 plus (ii) the Class 6 Residual Amount plus (iii) the Class 6 Excess Amount, provided, however, that pursuant to section 510(a) of the Bankruptcy Code, the contractual subordination of the Holdco Subordinated Guaranty Claims to the Holdco Note Claims shall be enforced and all distributions to which holders of Allowed Holdco Subordinated Guaranty Claims are entitled under this Section shall be made pro rata to holders of Allowed Holdco Note Claims.
In addition, each holder of an Allowed Claim in Class 6 who is entitled to receive a Cash distribution under this Section and who is (a) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) or an affiliated fund of a “qualified institutional buyer,” (b) an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended), and (c) not an “underwriter” as defined in Section 1145(b) of the Bankruptcy Code, shall have the right to use all but not part of its distribution under clause (i) and clause (ii) (but not clause (iii)) of the previous paragraph to purchase shares of Class 6 Parent Stock at a price per share equal to the per share subscription price paid for Class A membership interests in AOT Beddings Super Holdings, LLC by Parent, as calculated pursuant to the terms set forth on the Equity Term Sheet attached hereto as Exhibit A; provided, however, that in order to avoid AOT Beddings Super Holdings LLC becoming a public reporting company, the holders of the 400 largest Allowed Holdco Note Claims electing and eligible to purchase Class 6 Parent Stock shall be the only holders entitled to purchase such shares. Holders entitled to purchase shares of Class 6 Parent Stock shall make such election on the ballot to accept the Plan, and such election shall be subject to the accuracy of the representations and warranties as to securities law matters described on the ballot. No fractional shares of Class 6 Parent Stock shall be issued or distributed under the Plan. Each holder electing to purchase Class 6 Parent Stock shall receive the total number of whole shares of Class 6 Parent Stock to which such Person is entitled, and Cash in lieu of any fraction of a share.

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4.7. General Unsecured Claims (Class 7A-7H).
Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, the claims in Class 7A-7H are Unimpaired. Holders of trade payables in the ordinary course as of the Effective Date shall receive payment after the Effective Date on customary payment terms consistent with past practice, except as any such holder and the applicable Reorganized Debtor shall otherwise agree.
4.8. Equity Interests in SBC (Class 8).
The holder of Equity Interests in Class 8 shall receive no property under the Plan and such Equity Interests shall be cancelled as of the Effective Date.
4.9. Equity Interests in Bedding Holdco (Class 9).
The holder of Equity Interests in Class 9 shall receive Cash (i) in an amount equal to $10,000,000 plus (ii) the Class 6 Residual Amount, solely for distributions to holders of Allowed Claims in Class 6 in accordance with the treatment of such Class under Section 4.6 hereof. The Equity Interests in Class 9 shall be cancelled as of the Effective Date.
4.10. Equity Interests in Holdco (Class 10).
The holder of Equity Interests in Class 10 shall receive no property under the Plan and such Equity Interests shall be cancelled as of the Effective Date.
SECTION 5. MEANS FOR IMPLEMENTATION
5.1. Effect of Distribution to Creditors.
Except as specifically provided herein, all Plan distributions made to creditors holding Allowed Claims in any Class are intended to be and shall be final, and no Plan distribution to the holder of a Claim in one Class shall be subject to being shared with or reallocated to the holders of any Claim in another Class by virtue of any prepetition collateral trust agreement, shared collateral agreement, subordination agreement, or other similar inter-creditor arrangement.
5.2. Joint Chapter 11 Plan.
The Plan is a joint chapter 11 plan for each of the Debtors, with the Plan for each Debtor being non-severable and mutually dependent on the Plan for each other Debtor.
5.3. Continued Corporate Existence.
On or after the Effective Date, Holdco may, in its discretion, liquidate or, with the agreement of Purchasers, merge into any of the other Reorganized Debtors. Except as provided herein, each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate or limited liability entity with all the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution, or otherwise) under applicable state law. On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire, and dispose of property and compromise or settle claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan of Reorganization or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the date the Confirmation Order is entered for professional fees and expenses, disbursements, expenses related to support services (including fees relating to the preparation of professional fee applications) without application to, or approval of, the Bankruptcy Court. Windsor Bedding Co., LLC, one of the above-captioned Debtors which has no assets, shall be dissolved as soon as practical after the Effective Date.

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5.4. Plan Sponsor Agreement.
The Plan Sponsor Agreement previously has been approved by the Bankruptcy Court. In accordance with the Plan Sponsor Agreement, the Debtors shall issue and sell to the Purchasers and the Purchasers shall purchase all the shares of New Common Stock on the Effective Date for the purchase price specified therein.
5.5. Investment in Reorganized SBC.
On the Effective Date, Reorganized Bedding Holdco shall invest the Cash it receives from Purchasers pursuant to the Plan Sponsor Agreement in Reorganized SBC in exchange for 100% of the newly issued common stock of Reorganized SBC.
5.6. Determination of Class 5 and Class 6 Residual Payments.
The Reorganized Debtors shall (i) follow the procedures specified in Section 2.3 of the Plan Sponsor Agreement to determine the amount of the Restructuring Expenses, (ii) use such amount to calculate the Class 5 Residual Payment, the Class 6 Excess Amount, and the Class 6 Residual Payment, and (iii) distribute such amounts in accordance with Sections 4.5 and 4.6 of the Plan.
5.7. Payment of Certain Fees and Expenses.
On the Effective Date, the Reorganized Debtors shall pay the reasonable fees and expenses of the (i) administrative agent under the DIP Facility and the restated Credit and Guaranty Agreement for the SBC Credit Agreement Claims, (ii) the respective indenture trustees for the holders of the SBC Note Claims and the Holdco Note Claims, (iii) counsel to DDJ Capital Management, LLC and its affiliates and accounts and Farallon Capital Management, L.L.C. and its affiliates and accounts, (iv) counsel and financial advisor to JP Morgan Asset Management, MSD SBI, L.P., and Oaktree Capital Management, L.P. (on behalf of various funds and accounts) and (v) counsel to the directors of the Debtors.
5.8. Cancellation of Agreements and Securities.
Except (i) for purposes of evidencing a right to distributions under the Plan, (ii) with respect to executory contracts and unexpired leases assumed by the Debtors with Purchaser Approval, or (iii) otherwise as provided herein, all the agreements and other documents evidencing the Claims (other than with respect to Claims in Classes 7A — 7H), Equity Interest, or rights of any holder of a Claim or Equity Interests Impaired under the Plan shall be cancelled on the Effective Date, provided, however, that the indenture governing the SBC Note Claims, the indenture governing the Holdco Note Claims and the credit agreement governing the SBC Credit Agreement Claims shall continue in effect solely for the purposes of (a) allowing the indenture trustee or administrative agent, as applicable, to make distributions on account of Classes 4, 5 and 6 respectively, and to perform such other necessary administrative functions with respect thereto and (b) permitting such parties to maintain any rights or liens they may have for fees, costs, and expenses thereunder.

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5.9. Directors and Executive Officers.
On the Effective Date, the term of each member of the current Boards of Directors of Bedding Holdco and SBC shall automatically expire. The size and composition of the board of directors of Reorganized Bedding Holdco and Reorganized SBC on and after the Effective Date have not been determined, but will consist of certain individuals to be designated by the Purchasers prior to the hearing to confirm the Plan. The persons serving as executive officers of Bedding Holdco and SBC immediately before the Effective Date shall maintain their current positions after the Effective Date, subject to new employment agreements or arrangements as set forth in the Plan Supplement.
5.10. Management Incentive Plan.
Reorganized Bedding Holdco and Reorganized SBC shall adopt the new management incentive plan set forth in the Plan Supplement.
5.11. Effectuating Documents; Further Transactions.
The chairman of the board of directors, president, chief financial officer, any executive vice-president or senior vice-president, or any other appropriate officer of each Debtor shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such other actions, as may be necessary/ or appropriate, to effectuate and further evidence the terms and conditions of the Plan of Reorganization. The secretary or assistant secretary of the appropriate Debtor shall be authorized to certify or attest to any of the foregoing actions.
5.12. Sources of Consideration for Plan Distributions.
Except as otherwise provided in the Plan of Reorganization or the Confirmation Order, all consideration necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from the existing Cash balances of the Debtors, the purchase price specified in the Plan Sponsor Agreement, the New ABL Financing, the New Notes Financing, the issuance of the New Common Stock, and the operations of the Debtors or the Reorganized Debtors. The Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors’ consolidated cash management systems.
5.13. Intercompany Claims.
Except as otherwise expressly provided in the Plan of Reorganization to the contrary, on the Effective Date, the Intercompany Claims of Debtors against Debtors and their Affiliates shall be reinstated or discharged and satisfied at the option of Reorganized SBC by contributions, distributions or otherwise.
5.14. Issuance of New Securities and Related Documentation.
On, or as soon as reasonably practicable after, the Effective Date, Reorganized SBC is authorized to and shall distribute, or cause to be distributed, its new common stock, the New Notes, and any and all other securities, notes, instruments, certificates and other documents or agreements required to be issued, executed or delivered pursuant to the Plan of Reorganization (collectively the “New Securities and Documents”), in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person. All documents, agreements and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of the Plan of Reorganization, and any other agreement or document related to or entered into in connection with same, shall become, and shall remain, effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by such applicable agreement).

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5.15. Authorization of New Securities and Plan-Related Documents.
Each of the Reorganized Debtors is authorized to enter into all agreements necessary for the New ABL Financing and the New Notes Financing. On, or as soon as reasonably practicable after, the Effective Date, Reorganized Bedding Holdco is authorized to and shall distribute, or cause to be distributed, New Common Stock and other New Securities and Documents, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person or any further corporate action. All documents, agreements and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of the Plan of Reorganization, and any other agreement or document related to or entered into in connection with same, shall become, and shall remain, effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person or any further corporate action (other than as expressly required by such applicable agreement).
5.16. New Notes Financing.
On the Effective Date, the Reorganized Debtors shall enter into the New Notes Financing and shall execute and deliver, and are authorized to execute, deliver, file, record and issue the New Notes Indenture and all other related documents (collectively, the “New Notes Indenture Documents”), and the Reorganized Debtors and Debtors are further authorized to execute, deliver, file, record and issue any other agreements, instruments or documents reasonably requested by the trustee under the New Notes Indenture to effectuate or memorialize the New Notes Financing, in each case, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by the New Notes Indenture). Upon the effectiveness of the New Notes Financing in accordance with the terms of the New Notes Indenture Documents, (i) the Debtors or Reorganized Debtors, as applicable, are authorized to perform their obligations thereunder including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages or indemnities, (ii) the New Notes Indenture Documents shall constitute the legal, valid and binding obligations of the Reorganized Debtors which are parties thereto, enforceable in accordance with their respective terms, and (iii) no obligation, payment, transfer or grant of security under the New Notes Indenture Documents shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff or counterclaim. Confirmation of the Plan shall be deemed approval of the New Notes Financing (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors and the Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the New Notes Indenture Documents. The Reorganized Debtors may use the New Notes Financing for any purpose permitted thereunder, including the funding of obligations under the Plan and satisfaction of ongoing working capital needs.

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The Debtors and the Reorganized Debtors, as applicable, and the other persons granting any liens and security interests to secure the obligations under the New Notes Indenture Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence perfection of such liens and security interests under the provisions of any applicable federal, state, provincial or other law (whether domestic or foreign) (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any such filings, recordings, approvals and consents), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.
5.17. New Common Stock.
Upon the Effective Date, all shares of New Common Stock will be, or will be deemed to be, duly authorized and validly issued and be, or deemed to be, fully paid and non assessable, and issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person, and not listed on any stock exchange or regulated market.
SECTION 6. DISTRIBUTIONS
6.1. Distribution Record Date.
At the close of business on the Confirmation Date, the transfer ledgers for holders of the Classes of Claims or Equity Interests (other than the New Common Stock) maintained by the Debtors shall be closed, and there shall be no further changes in the record holders of such debt. The Reorganized Debtors and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any such Claims or Equity Interests occurring after the Confirmation Date and shall be entitled instead to recognize and deal for all purposes under the Plan of Reorganization with only those record holders listed on the transfer ledgers as of the close of business on the Confirmation Date.
6.2. Date of Distributions.
Except as otherwise provided herein, distributions and deliveries under the Plan with respect to Allowed Claims shall be made on the Effective Date or as soon thereafter as is practicable. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.
6.3. Disbursing Agent.
The Disbursing Agent shall make all distributions required under the Plan of Reorganization, except with respect to a holder of a Claim whose distribution is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, which distributions shall be deposited with the appropriate indenture trustee, agent, or servicer, who shall deliver such distributions to the holders of Claims in accordance with the provisions of the Plan of Reorganization and the terms of the relevant indenture or other governing agreement.

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If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity (or, in the case of an indenture or other agreement that governs distributions and is administered by an indenture trustee, agent, or servicer), such Disbursing Agent, indenture trustee, agent, or servicer shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan of Reorganization and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtors.
6.4. Powers of Disbursing Agent.
The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all distributions contemplated hereby, and (iii) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court or pursuant to the Plan of Reorganization.
6.5. Surrender of Securities or Instruments.
Except with respect to holders of SBC Credit Agreement Claims, as a condition to receiving any distribution under the Plan of Reorganization, each holder of a certificated instrument or note must surrender such instrument or note held by it to the Disbursing Agent or its designee. Any holder of such instrument or note that fails to (i) surrender such instrument or note, or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance, and amount reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims and may not participate in any distribution hereunder. Any distribution so forfeited shall become property of the Reorganized Debtors.
6.6. Delivery of Distributions.
Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made to the Disbursing Agent, the indenture trustee, or the Prepetition Agent for the holders of the SBC Credit Agreement Claims, as the case may be, who shall transmit such distribution to the last known address of the applicable holders of Allowed Claims. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.
6.7. Manner of Payment Under Plan of Reorganization.
At the option of the Debtors, any Cash payment to be made hereunder may be made by a check, wire transfer, or such other commercially reasonable manner as the payor shall determine in its sole discretion, or as otherwise required or provided in applicable agreements. Any distributions that revert to any of the Reorganized Debtors or are otherwise cancelled (such as to the extent any distributions have not been claimed within one year or are cancelled pursuant to Section 6.6 hereof) shall revest solely in Reorganized SBC.

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6.8. Calculation of Distribution Amounts of New Common Stock.
No fractional shares of New Common Stock shall be issued or distributed under the Plan. Each Person entitled to receive New Common Stock shall receive the total number of whole shares of New Common Stock to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Stock, such number of shares to be distributed shall be rounded down to the nearest whole number.
6.9. Withholding and Reporting Requirements.
In connection with the Plan of Reorganization and all distributions thereunder, the Disbursing Agent shall, to the extent applicable as determined in its sole discretion, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan of Reorganization shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements. All persons holding Claims shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provisions of the Plan of Reorganization to the contrary, (a) each holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distributions, and (b) no distribution shall be made to or on behalf of such holder pursuant to the Plan of Reorganization unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any Cash, New Common Stock, other New Securities and Documents and/or other consideration or property to be distributed pursuant to the Plan of Reorganization shall, pending the implementation of such arrangements, be treated as an unclaimed distribution pursuant to Section 6.6 herein. Any party issuing any instruments or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or distributing party for payment of any such tax obligations.
6.10. Setoffs.
The Debtors and the Reorganized Debtors may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), any claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim the Debtors or the Reorganized Debtors may have against the holder of such Claim. Nothing in the Plan of Reorganization shall be deemed to expand rights to setoff under applicable non-bankruptcy law. Notwithstanding the foregoing, the Reorganized Debtors shall be deemed to waive and shall have no right of setoff or recoupment against the holders of the SBC Credit Agreement Claims, the SBC Note Claims and the Holdco Note Claims.
6.11. Distributions After Effective Date.
Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

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6.12. Allocation of Distributions Between Principal and Interest.
To the extent that any Allowed Claim entitled to a distribution under the Plan of Reorganization is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated to the principal amount (as determined for federal income tax purposes) of the Claim first, and then to accrued but unpaid interest.
6.13. Postpetition Interest on Claims.
Except as provided in the DIP Facility and with respect to the SBC Credit Agreement Claims (for the avoidance of doubt, each of which shall accrue and be paid postpetition interest in accordance with the terms set forth in the agreements governing the DIP Facility and the SBC Credit Agreement Claims (at the non-default rate), as applicable), as, required by applicable bankruptcy law or as expressly set forth in the Plan, postpetition interest shall not accrue on or after the Commencement Date.
6.14. Minimum Distributions.
The Reorganized Debtors shall not be obligated to make a distribution of less than $1,000.00 on account of an Allowed Claim to any holder of a Claim unless a request therefor is made in writing to the Reorganized Debtors.
SECTION 7. PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS
7.1. Objections to Claims.
The Reorganized Debtors shall be entitled to object to Claims. Any objections to Claims shall be served and filed on or before the later of (i) one hundred twenty (120) days after the Effective Date or (ii) such date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (i) above.
7.2. Payments and Distributions with Respect to Disputed Claims.
Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.
7.3. Estimation of Claims.
The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code or other applicable law regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

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7.4. Distributions Relating to Disputed Claims.
At such time as a Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall distribute to the holder of such Claim, such holder’s pro rata portion of the property distributable with respect to the Class in which such Claim belongs. To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed and any property withheld pending the resolution of such Claim shall be reallocated pro rata to the holders of Allowed Claims in the same class.
7.5. Preservation of Rights to Settle Claims.
In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Claims, rights, causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any Person or entity without the approval of the Bankruptcy Court, subject to the terms of Section 7.1 hereof, the Confirmation Order and any contract, instrument, release, indenture, or other agreement entered into in connection herewith. The Reorganized Debtors or their successor(s) may pursue such retained Claims, rights, or causes of action, suits, or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.
7.6. Disallowed Claims.
All Claims held by Persons or entities against whom or which any Debtor or Reorganized Debtor has commenced a proceeding asserting a cause of action under sections 542, 543, 544, 545, 547, 548, 549, and/or 550 of the Bankruptcy Code shall be deemed “disallowed” claims pursuant to section 502(d) of the Bankruptcy Code and holders of such claims shall not be entitled to vote to accept or reject the Plan of Reorganization. Claims that are deemed disallowed pursuant to this section shall continue to be disallowed for all purposes until the avoidance action against such party has been settled or resolved by Final Order and any sums due to the Debtors or the Reorganized Debtors from such party have been paid.
SECTION 8. EXECUTORY CONTRACTS AND UNEXPIRED LEASES
8.1. Plan Sponsor Agreement.
As of the Effective Date, Bedding Holdco and SBC hereby expressly assume the Plan Sponsor Agreement.
8.2. General Treatment.
Except as otherwise provided in the Plan of Reorganization, or in any contract, instrument, release, indenture, or other agreement or document entered in connection with the Plan of Reorganization, as of the Effective Date, all executory contracts and unexpired leases to which any of the Debtors are parties are hereby assumed except for an executory contract or unexpired lease that (i) previously has been assumed or rejected pursuant to Final Order, (ii) previously expired or terminated by its own terms, (iii) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, filed as part of the Plan Supplement, (iv) are rejected pursuant to the terms of the Plan, (v) are not capable of assumption pursuant to section 365(c) of the Bankruptcy Code, or (vi) is the subject of a separate motion to assume or reject such executory contract or unexpired lease filed by the Debtors with Purchaser Approval under section 365 of the Bankruptcy Code prior to the Confirmation Date.

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8.3. Cure of Defaults.
Except to the extent that different treatment has been agreed to by the non-debtor party or parties to any executory contract or unexpired lease to be assumed pursuant to Section 8.2 hereof, the Debtors or Reorganized Debtors shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within thirty (30) days after the Confirmation Date, file and serve a pleading (such pleading subject to Purchaser Approval) with the Bankruptcy Court listing the cure amounts of all executory contracts or unexpired leases to be assumed. The parties to such executory contracts or unexpired leases to be assumed by the Debtors or Reorganized Debtors shall have fifteen (15) days from service to object to the cure amounts listed by the Debtors or Reorganized Debtors. If there are any objections filed, the Bankruptcy Court shall hold a hearing. The Debtors or Reorganized Debtors shall retain their right, with Purchaser Approval, to reject any of their executory contracts or unexpired leases, including contracts or leases that are subject to a dispute concerning amounts necessary to cure any defaults.
8.4. Rejection Claims.
In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan of Reorganization results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served on counsel for the Debtors and the Reorganized Debtors on or before the date that is thirty (30) days after the Confirmation Date or such later rejection date that occurs as a result of a dispute concerning amounts necessary to cure any defaults.
8.5. Assignment.
Pursuant to sections 105(a), 363 and 365 of the Bankruptcy Code, the Debtors (with Purchaser Approval) or Reorganized Debtors may transfer and assign any of their executory contracts or unexpired leases that have not been rejected without any further act, authority, or notice. Any executory contract or unexpired lease so transferred and assigned shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such executory contract or unexpired lease (including those of the type described in sections 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment. Any provision that prohibits, restricts, or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition on any such transfer and assignment constitutes an unenforceable anti-assignment provision and is void and of no force or effect.

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8.6. Survival of the Debtors’ Indemnification Obligations.
Subject to Section 10.7 herein, any obligations of the Debtors pursuant to any separate indemnification agreements with current and former officers and directors or pursuant to their corporate charters and bylaws or other organizational documents to indemnify current and former officers, directors, agents, and/or employees with respect to actions, suits, and proceedings against such parties, shall not be discharged or impaired by confirmation of the Plan of Reorganization and such obligations shall be deemed and treated as executory contracts assumed by the Debtors hereunder and shall continue as obligations of the Reorganized Debtors.
8.7. Survival of Other Employment Arrangements.
Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit plans of the Debtors, including benefit plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Commencement Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed under the Plan of Reorganization. The Debtors’ obligations under such plans and programs shall survive confirmation of the Plan of Reorganization. Notwithstanding anything in this Section 8.7 to the contrary, any equity incentive plans of Bedding Superholdco Incorporated or any of the Debtors, including but not limited to the Third Amended and Restated Simmons Holdco, Inc. Equity Incentive Plan, and any stock option, restricted stock or other equity agreements and any stock appreciation rights or similar equity incentives or equity based incentives or other obligations or liabilities the value of which depend on the price of, or distributions paid with respect to, equity securities, shall be cancelled as of the Effective Date and the Debtors shall have no liability or responsibility in respect of such equity interests.
8.8. Insurance Policies.
All insurance policies pursuant to which the Debtors have rights and obligations as of the date of the entry of the Confirmation Order and that qualify as executory contracts shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect. All insurance policies shall revest in the Reorganized Debtors.
8.9. Existing Management Agreement.
If the releases provided in Section 10.5 hereof and the exculpation provided in Section 10.6 hereof are effective and no less favorable to all of (i) the Released Parties that are party to that certain Management Agreement, dated as of the 19th day of December, 2003, between SBC and THL Managers V, LLC or any other prepetition management agreement between the Debtors and their direct or indirect shareholders (or any affiliates of their direct or indirect shareholders) (each, a “Management Agreement”) and (ii) all affiliates of THL Managers V, LLC, than provided under the terms of the Plan, dated October 13, 2009, then each such Management Agreement as of the Effective Date shall be terminated and any outstanding Claims arising thereunder shall be waived and discharged. For the avoidance of doubt, if a Management Agreement survives the Effective Date, all defenses with respect to amounts due thereunder also shall survive the Effective Date, notwithstanding the releases provided in Section 10.5.
8.10. Workers’ Compensation Programs.
Except as otherwise expressly provided in the Plan of Reorganization, as of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under (i) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds and any other policies, programs and plans regarding or relating to workers’ compensation and workers’ compensation insurance. All such contracts and agreements are treated as executory contracts under the Plan of Reorganization and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, with a cure amount of zero.

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SECTION 9. CONDITIONS PRECEDENT
9.1. Conditions Precedent to Confirmation.
The confirmation of the Plan of Reorganization is subject to the satisfaction or waiver of the following conditions precedent:
(a) the Confirmation Order shall be in form and substance reasonably acceptable to the Debtors and the Purchasers; and
(b) the Plan Sponsor Agreement shall not have been terminated.
9.2. Conditions Precedent to the Effective Date.
The occurrence of the Effective Date of the Plan of Reorganization is subject to the satisfaction or waiver of the following conditions precedent:
(a) the Confirmation Order, in form and substance satisfactory to the Debtors and the Purchasers, shall have been entered ten (10) days prior to the Effective Date and shall be in full force and effect and there shall not be a stay or injunction in effect with respect thereto;
(b) the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are necessary to implement the Plan of Reorganization and required by law, regulation, or order;
(c) the conditions in the New Notes Financing shall have been satisfied or waived; and
(d) the conditions to Closing (as defined in the Plan Sponsor Agreement) shall have been satisfied or waived in accordance with the terms thereof, other than those conditions to be satisfied simultaneously with the Closing under the Plan Sponsor Agreement.
9.3. Effect of Failure of Conditions to Effective Date.
If the Plan Sponsor Agreement is terminated in accordance with its terms after the Confirmation Date or the Effective Date has not occurred by March 15, 2010, then (i) the Confirmation Order shall be vacated, (ii) no distributions under the Plan of Reorganization shall be made, (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (iv) all the Debtors’ obligations with respect to the Claims and the Equity Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other entity or to prejudice in any manner the rights of the Debtors or any other entity in any further proceedings involving the Debtors or otherwise.

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9.4. Waiver of Conditions.
Each of the conditions set forth in Sections 9.1 and 9.2, other than as set forth in subsections 9.2(a) and (b) thereof, may be waived in whole or in part by the Debtors, with the consent of the Purchasers in their sole discretion, without any notice to other parties in interest or the Bankruptcy Court and without a hearing.
9.5. Effect of Termination of Plan Sponsor Agreement.
Upon the termination of the Plan Sponsor Agreement at any time, (i) the Plan shall automatically be null and void, (ii) all votes cast in respect of the Plan shall automatically be null and void and deemed withdrawn, and (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding such termination of the Plan Sponsor Agreement, and (iv) all the Debtors’ obligations with respect to the Claims and the Equity Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other entity or to prejudice in any manner the rights of the Debtors or any other entity in any further proceedings involving the Debtors or otherwise.
SECTION 10. EFFECT OF CONFIRMATION
10.1. Vesting of Assets.
On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ estates shall vest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges, and other interests, except for the liens and security interests granted to secure the New Notes Financing and the New ABL Financing and except as provided herein. The Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.
10.2. Discharge of Claims and Termination of Equity Interests.
Upon the Effective Date and in consideration of the rights afforded herein and the payments and distributions to be made hereunder, except as otherwise expressly provided herein or in the Confirmation Order, each holder (as well as any trustees and agents on behalf of each holder) of a Claim against the Debtors or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released and discharged the Debtors to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights and liabilities of any kind, nature or description that arose prior to the Effective Date. On the Effective Date, all holders of such Claims and Equity Interests shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against the Debtors, Reorganized Debtors, or any of their assets or properties, or the terminated Equity Interests based on any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest.
Except as otherwise provided herein or in the Confirmation Order, all persons or entities who have held, now hold or may hold Claims against any of the Debtors or Equity Interests and all other parties in interest, along with their respective present and former employees, agents, officers, directors, principals and affiliates, are permanently enjoined from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to such Claim or Equity Interest against the Debtors or the Reorganized Debtors, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors or the Reorganized Debtors with respect to such Claim or Equity Interest, (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or the Reorganized Debtors or against the property or interests in property of the Debtors or the Reorganized Debtors with respect to such Claim or Equity Interest, or (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligations due from Debtors or the Reorganized Debtors, with respect to such Claim or Equity Interest. Such injunction shall extend to any successors of the Debtors and Reorganized Debtors and their respective properties and interest in properties.

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10.3. Term of Injunctions or Stays.
(a) Unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.
(b) Unless otherwise ordered by the Bankruptcy Court, on or after the Confirmation Date, any person or group of persons constituting a “fifty percent shareholder” of Bedding Superholdco Incorporated within the meaning of section 382(g)(4)(D) of the Tax Code shall be enjoined from claiming a worthless stock deduction with respect to any Equity Interests in Bedding Superholdco Incorporated held by such person(s) (or otherwise treating such Equity Interests as worthless for U.S. federal income tax purposes) for any taxable year of such person(s) ending prior to the Effective Date.
10.4. Injunction Against Interference with Plan of Reorganization.
On the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties-in-interest, along with their respective present or former employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan of Reorganization.
10.5. Releases.
For purposes of this section, “Released Party” means (i) each Debtor or Reorganized Debtor, (ii) each direct or indirect shareholder of the Debtors, including Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Cayman Fund V, L.P., 1997 Thomas H. Lee Nominee Trust, Thomas H. Lee Investors Limited Partnership, Thomas H. Lee Partners, L.P., Great-West Investors, L.P., Putnam Investments Employees’ Securities Company I, LLC, Putnam Investments Employees’ Securities Company II, LLC, and Fenway Partners Capital Fund II, L.P., (iii) each holder of a SBC Credit Agreement Claim who votes to accept the Plan and the administrative agent and collateral agent for the holders of the SBC Credit Agreement Claims, (iv) each holder of a SBC Note Claim who votes to accept the Plan, (v) each holder of a Holdco Note Claim who votes to accept the Plan, (vi) each of the Purchasers, (vii) DDJ Capital Management, LLC and its affiliates and accounts, Farallon Capital Management, L.L.C. and its affiliates and accounts, Sola Ltd and Solus Core Opportunities Master Fund Ltd and their respective affiliates, JP Morgan Asset Management and its affiliates, MSD SBI, L.P. and its affiliates, and Oaktree Capital Management, L.P. (on behalf of various funds and accounts) and its affiliates, (viii) each entity or person providing management services to a Debtor, including THL Managers V, LLC, and (ix) with respect to each of the forgoing, each of their respective direct or indirect subsidiaries, current and former officers and directors, managers, members, employees, agents, representatives, financial advisors, professionals, accountants, and attorneys, and each of their predecessors, successors, and assigns.

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As of the Confirmation Date, but subject to the occurrence of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party and any person seeking to exercise the rights of the Debtors’ estates, including, without limitation, any successor to the Debtors or any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, shall be deemed to unconditionally, forever release, waive, and discharge each other Released Party, from any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever in connection with or related in any way to the Debtors, the operation of the Debtors’ businesses, the incurrence by the Debtors of any indebtedness or the use of proceeds thereof, the Reorganization Cases, and the Plan of Reorganization, including any distributions to be made by any indenture trustee or agent under indentures or other agreements, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date; provided, however, that nothing in this Section 10.5 shall be deemed to (i) prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, causes of action or liabilities they may have against (A) any current or former employee that are based on an alleged breach of a confidentiality, non-compete, or any other contractual obligation owed to the Debtors through the Effective Date or (B) any current or former employee (other than executive officers) that is based on an alleged breach of a fiduciary obligation owed to the Debtors through the Effective Date, (ii) release indemnities (or any liabilities or obligations thereunder) set forth in any applicable credit agreement or indenture that survive the termination thereof, (iii) waive or modify in any manner any written agreement entered into by a Released Party on or after September 21, 2009, or any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities arising thereunder, (iv) waive or release the rights of the Released Parties to enforce the Restructuring Support Agreement, made and entered into as of September 24, 2009, among the Debtors, AOT Bedding Super Holdings, LLC, AOT Bedding Intermediate Holdings, LLC, and the creditors and lenders party thereto or the Plan and the contracts, instruments, indentures, and other agreements or documents delivered or assumed thereunder or in connection therewith, and (v) operate as a waiver or release from any causes of action based on gross negligence, intentional fraud, or criminal misconduct, in each case as determined by a final order entered by a court of competent jurisdiction.
Without limiting the generality of the foregoing, as of the Effective Date, the Debtors shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code or other applicable law that belong to the Debtors and/or which the Debtors could have prosecuted as debtors or debtors in possession against the other Released Parties relating to distributions made on account of principal, interest, fees, or other obligations under and relating to the SBC Credit Agreement Claims, the SBC Note Claims, the Holdco Note Claims, or management fees or expense reimbursements whether brought under the Bankruptcy Code or other applicable law.

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10.6. Exculpation.
Notwithstanding anything provided herein, as of the Effective Date and subject to the occurrence of the Effective Date, the following parties, entities, and individuals shall have no liability for any action or failure to act with respect to formulation, negotiation, preparation, confirmation, or consummation of the Plan or the administration of the Reorganization Cases (other than liability determined by a final order of a court of competent jurisdiction for actions or failure to act amounting to willful misconduct, intentional fraud, or criminal conduct arising out of the Reorganization Cases or any liability arising out of an express contractual obligation)): (i) the Debtors; (ii) the direct or indirect shareholders of the Debtors, including Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Cayman Fund V, L.P., 1997 Thomas H. Lee Nominee Trust, Thomas H. Lee Investors Limited Partnership, Thomas H. Lee Partners, L.P., Great-West Investors, L.P., Putnam Investments Employees’ Securities Company I, LLC, Putnam Investments Employees’ Securities Company II, LLC, and Fenway Partners Capital Fund II, L.P.; (iii) the agent and the informal steering committee for the holders of the SBC Credit Agreement Claims; (iv) the indenture trustee for the holders of the SBC Note Claims; (v) the Purchasers; (vi) the New Notes Purchasers; (vii) DDJ Capital Management, LLC and its affiliates and accounts, Farallon Capital Management, L.L.C. and its affiliates and accounts, Sola Ltd and Solus Core Opportunities Master Fund Ltd and their respective affiliates, JP Morgan Asset Management and its affiliates, MSD SBI, L.P. and its affiliates, and Oaktree Capital Management, L.P. and its affiliates (on behalf of various funds and accounts); (viii) the entities and persons providing management services to a Debtor, including THL Managers V, LLC; and (ix) each of their respective direct or indirect subsidiaries, current and former officers and directors, managers, members, employees, agents, representatives, financial advisors, professionals, accountants, and attorneys, and each of their predecessors, successors, and assigns. Any act or omission taken with the approval of the Bankruptcy Court will be conclusively deemed not to constitute gross negligence or willful misconduct.
10.7. Retention of Causes of Action/Reservation of Rights
(a) Except with respect to the releases and exculpation provided hereunder, the Debtors and the Reorganized Debtors shall retain all causes of action, Claims, rights of setoff or recoupment, rights under the Bankruptcy Code, including, without limitation, the right to require the turnover of property of the Debtors’ estates, or any applicable non-bankruptcy law or rule, common law, equitable principle or other source of right or obligation, including, without limitation, (i) any and all Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors, or representatives; and (ii) the turnover of any property of the Debtors’ estates.
(b) Nothing contained herein or in the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan of Reorganization. The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff, and other legal or equitable defenses which they had immediately prior to the Commencement Date fully as if the Reorganization Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim left unimpaired by the Plan of Reorganization may be asserted after the Confirmation Date to the same extent as if the Reorganization Cases had not been commenced.
(c) Nothing in clauses (a) and (b) of this Section 10.7 shall be deemed to limit or otherwise modify Section 10.5 or Section 10.6 hereof.
10.8. Solicitation of the Plan of Reorganization.
As of and subject to the occurrence of the Confirmation Date: (i) the Debtors shall be deemed to have solicited acceptances of the Plan of Reorganization in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (ii) the Debtors and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan of Reorganization, and therefore are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan of Reorganization or the offer and issuance of any securities under the Plan of Reorganization.

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10.9. Exemption from Certain Transfer Taxes.
Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange (or deemed issuance, transfer or exchange) of a security, (b) the creation of any mortgage, deed of trust, Lien, pledge or other security interest, (c) the making or assignment of any lease or sublease, or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan of Reorganization (including, without limitation, any merger agreements, agreements of consolidation, restructuring, disposition, liquidation, dissolution, deeds, bills of sale and transfers of tangible property) will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation, such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders) or other similar taxes. Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased property approved by the Bankruptcy Court on or prior to the Effective Date shall be deemed to have been in furtherance of or in connection with the Plan of Reorganization.
10.10. Other Exemptions.
(a) Pursuant to section 4(2) and Regulation D of the Securities Act of 1933, the offer and sale of the New Common Stock to Purchasers and the new common stock of SBC to Bedding Holdco shall be exempt from registration.
(b) Pursuant to section 1145 of the Bankruptcy Code, section 5 of the Securities Act of 1933 and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security, do not apply to the offer or sale of the Class 6 Parent Stock to holders of Claims in Class 6 to any person that is not an underwriter as defined in section 1145(b) of the Bankruptcy Code.
(c) Pursuant to section 1125 of the Bankruptcy Code, any Person that solicits the acceptance of the Plan or any participation (in good faith and in compliance with the applicable provisions of the Bankruptcy Code) in the offer, issuance, sale or purchase of a security, offered or sold under the Plan (including without limitation the Class 6 Parent Stock), shall not be liable for violation of any applicable law, rule, or regulation governing solicitation of acceptance of a plan or the offer, issuance, sale, or purchase of securities.
10.11. Corporate Action.
(a) Upon the Effective Date, all matters provided herein that would otherwise require approval of the stockholders or directors of one or more of the Debtors or Reorganized Debtors, including, without limitation, (i) adoption or assumption, as applicable, of executory contracts and unexpired leases, (ii) selection of the directors and officers, as appropriate, for the Reorganized Debtors, (iii) the execution and entry into the New ABL Financing and the New Notes Financing, (iv) the distribution of the New Common Stock, and (v) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date) shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated, without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

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(b) On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors (including, any vice-president, president, chief executive officer, treasurer or chief financial officer of any Debtor or Reorganized Debtor), as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including (i) the New ABL Financing and the New Notes Financing, (ii) the organizational documents of the Reorganized Debtors, and (iii) any and all other agreements, documents, securities and instruments relating to the foregoing. The authorizations and approvals contemplated by this Section shall be effective notwithstanding any requirements under nonbankruptcy law. The issuance of the New Common Stock shall be exempt from the requirements of section 16(b) of the Securities and Exchange Act of 1934 (pursuant to rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director deputized for purposes thereof) as of the Effective Date.
10.12. Termination of Subordination Rights and Settlement of Related Claims.
The classification and manner of satisfying all Claims and Equity Interests under the Plan of Reorganization take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) and (c) of the Bankruptcy Code or otherwise. All subordination rights that a holder of a Claim or Equity Interest may have with respect to any distribution to be made pursuant to the Plan of Reorganization will be discharged and terminated and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan of Reorganization to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights; provided, however, that nothing contained herein shall preclude any Person or entity from exercising their rights pursuant to and consistent with the terms of the Plan of Reorganization and the contracts, instruments, releases, indentures and other agreements or documents delivered under or in connection with the Plan.
SECTION 11. RETENTION OF JURISDICTION
On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Reorganization Cases for, among other things, the following purposes:
(a) to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;
(b) to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;
(c) to ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

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(d) to allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any objections to the allowance or priority of Claims or Equity Interests;
(e) to resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which any Debtor is party or with respect to which any Debtor or Reorganized Debtor may be liable, including, without limitation, any matter relating to the terms and conditions of any such executory contract or unexpired lease as assumed or assigned, or the obligation of any party to perform thereunder, and to hear, determine, and if necessary, liquidate any Claims arising therefrom;
(f) to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;
(g) to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of the Plan of Reorganization, the Confirmation Order, or any other order of the Bankruptcy Court;
(h) to hear and determine any application to modify the Plan of Reorganization in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan of Reorganization, the disclosure statement for the Plan or Reorganization, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;
(i) to hear and determine all applications under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;
(j) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan of Reorganization, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing, provided that, notwithstanding the foregoing, any forum selection provisions in such agreements, instruments, or other documents shall be respected;
(k) to take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan of Reorganization or to maintain the integrity of the Plan of Reorganization following consummation;
(l) to hear any disputes arising out of, and to enforce, the order approving alternative dispute resolution procedures to resolve personal injury, employment litigation, and similar claims pursuant to section 105(a) of the Bankruptcy Code;
(m) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;
(n) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

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(o) to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;
(p) to enter a final decree closing the Reorganization Cases;
(q) to enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Reorganization Cases;
(r) to recover all assets of the Debtors and property of the Debtors’ estates, wherever located; and
(s) to hear and determine any rights, Claims, or causes of action held by or accruing to the Debtors pursuant to the Confirmation Order, the Bankruptcy Code or any federal statute or legal theory.
SECTION 12. MISCELLANEOUS PROVISIONS
12.1. Payment of Statutory Fees.
On the Effective Date, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.
12.2. Dissolution of Committees.
Any creditor or equity committee appointed pursuant to section 1102 of the Bankruptcy Code in the Reorganization Cases shall dissolve on the Effective Date.
12.3. Substantial Consummation.
On the Effective Date, the Plan of Reorganization shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.
12.4. Request for Expedited Determination of Taxes.
The Reorganized Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Commencement Date through the Effective Date.
12.5. Determination of Tax Filings and Taxes.
(a) For all taxable periods ending on or prior to, or including, the Effective Date, Bedding Holdco shall prepare and file (or cause to be prepared and filed) on behalf of the Simmons Group, all combined, consolidated or unitary tax returns, reports, certificates, forms or similar statements or documents for any group of entities that include Bedding Holdco (collectively, “Group Tax Returns”) required to be filed or that Bedding Holdco otherwise deems appropriate, including the filing of amended Group Tax Returns or requests for refunds. If requested by Bedding Holdco, Bedding Superholdco Incorporated or Holdco, as appropriate, shall promptly execute or cause to be executed and filed any Group Tax Returns of the Simmons Group submitted by Bedding Holdco to Bedding Superholdco Incorporated, or Holdco (as applicable) for execution or filing. Neither Bedding Superholdco Incorporated nor Holdco shall file or amend any Group Tax Return for any taxable periods (or portions thereof) described in the first sentence of this clause (a) without Bedding Holdco’s prior written consent.

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(b) Bedding Superholdco Incorporated, Holdco, and Bedding Holdco shall cooperate fully with each other regarding the implementation of this Section 12.5(b) of the Plan (including the execution of appropriate powers of attorney) and shall make available to each other as reasonably requested all information, records and documents relating to taxes governed by this Section 12.5 until the expiration of the applicable statute of limitations or extension thereof or at the conclusion of all audits, appeals or litigation with respect to such taxes. Without limiting the generality of the foregoing, Bedding Superholdco Incorporated shall execute on or prior to the Effective Date a power of attorney authorizing Bedding Holdco to correspond, sign, collect, negotiate, settle and administer tax payments and Group Tax Returns for the taxable periods described in Section 12.4.
(c) If Bedding Superholdco Incorporated or Holdco receives written notice from a taxing authority of any pending examination, claim, settlement, proposed adjustment or related matters with respect to taxes that could affect any other member of the Simmons Group (by operation of law or by reason of this Plan), it shall so notify Bedding Holdco in writing within ten (10) business days thereafter. Bedding Holdco shall have the sole right, at its expense, to control, conduct, compromise and settle any tax contest, audit or administrative or court proceeding relating to any liability for taxes of the Simmons Group. With respect to any such proceeding and with respect to the preparation and filing of any Group Tax Returns of the Simmons Group, Bedding Holdco may act in its own self-interest and in the interest of its subsidiaries and affiliates, without regard to any adverse consequences to Bedding Superholdco Inc. or Holdco.
(d) If Bedding Superholdco Incorporated or Holdco is dissolved, merged out of existence, or otherwise treated in a manner that terminates the Simmons Group for applicable tax purposes, immediately before such termination, Bedding Superholdco Inc. or Holdco (as applicable) shall designate Bedding Holdco as the “substitute agent” (within the meaning of Treasury Regulation Section 1.1502-77) for the Simmons Group in accordance with Treasury Regulation Section 1.1502-77 and Rev. Proc. 2002-43, 2002-2 C.B. 99, in either case, as amended or supplemented, and any comparable provision under state or local law, with respect to all taxable periods ending on or before, or including, the Effective Date.
(e) Bedding Holdco shall be entitled to the entire amount of any refunds and credits (including interest thereon) with respect to or otherwise relating to any taxes of the Simmons Group, including for any taxable period ending on or prior to, or including, the Effective Date. Within five (5) business days after receipt of any such refunds or credits, Bedding Superholdco Incorporated or Holdco (as applicable) shall notify Bedding Holdco thereof and shall transfer any such refunds to Bedding Holdco by wire transfer or otherwise in accordance with written instructions provided by Bedding Holdco.
12.6. Amendments.
(a) Plan of Reorganization Modifications. The Plan of Reorganization may be amended, modified, or supplemented by the Debtors or the Reorganized Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code; provided however, that the Debtors or Reorganized Debtors shall not amend or modify (i) the Plan so as to violate Section 1.2(d) of the Restructuring Support Agreement, made and entered into as of September 24, 2009, among the Debtors, AOT Bedding Super Holdings, LLC, AOT Bedding Intermediate Holdings, LLC, and the creditors and lenders party thereto and (ii) Section 8.9 of the Plan without the prior written consent of THL Managers V, LLC. Such amendment shall be made only with Purchaser Approval. In addition, after the Confirmation Date, the Debtors (with Purchaser Approval) or Reorganized Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan of Reorganization or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan of Reorganization.

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(b) Other Amendments. Subject to the terms of the Plan Sponsor Agreement, prior to the Effective Date, the Debtors, with Purchaser Approval, may make appropriate technical adjustments and modifications to the Plan of Reorganization without further order or approval of the Bankruptcy Court.
12.7. Effectuating Documents and Further Transactions.
Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan of Reorganization.
12.8. Revocation, Withdrawal, or Non-Consummation of the Plan.
Subject to the terms of the Plan Sponsor Agreement, the Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation Order is not entered or consummation of the Plan does not occur, then (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (c) constitute an admission of any sort by the Debtors or any other Person, and (iv) the Plan Sponsor Agreement and the Plan Sponsor Order shall continue in full force and effect.
12.9. Severability.
If, prior to the entry of the Confirmation Order, any term or provision of the Plan of Reorganization is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, with Purchaser Approval, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan of Reorganization will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan or Reorganization, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms. No alteration or interpretation of the Plan of Reorganization pursuant to this section shall operate to modify or amend the terms and conditions of the Plan Sponsor Agreement without the consent of the Purchasers in their sole discretion.

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12.10. Governing Law.
Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.
12.11. Time.
In computing any period of time prescribed or allowed by the Plan of Reorganization, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.
12.12. Binding Effect.
The Plan of Reorganization shall be binding on and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, and each of their respective successors and assigns, including, without limitation, the Reorganized Debtors, and all other parties-in-interest in the Reorganization Cases.
12.13. Notices.
All notices, requests, or demands to or on the Debtors or Reorganized Debtors shall be (i) in writing, (ii) served by certified mail (return receipt requested), hand delivery, overnight delivery service, first class mail, or facsimile transmission, and, (iii) unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
For the Reorganized Debtors:
SIMMONS BEDDING COMPANY
One Concourse Parkway
Atlanta, Georgia 30328-5369
Attn: Kristen K. McGuffey
Telephone: (770) 392-2502
Telecopier: (770) 206-2669
- and -
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
Attn: Michael F. Walsh, Esq.
Telephone: (212) 310-8000
Telecopier: (212) 310-8007

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For the Purchasers:
AOT BEDDING INTERMEDIATE HOLDINGS, LLC
c/o National Bedding Company, L.L.C.
2600 Forbs Avenue
Hoffman Estates, IL 60192
Attn: Romeo Leemrijse
         Nav Rahemtulla
Telecopier: (416) 730-5082
                           - and -
                    (310) 432-8641
- and -
SULLIVAN & CROMWELL LLP
125 Broad Street
New York, New York 10004-2498
Attn: Andrew G. Dietderich
Telephone: (212) 558-3830
Telecopier: (212) 558-3588

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For the administrative agent for holders of SBC Credit Agreement Claims:
DEUTSCHE BANK AG, NEW YORK BRANCH
60 Wall Street, 2nd Floor
New York, New York 10005
Attn: Vincent D’Amore
Telecopier: (212) 797-5695
- and -
SIMPSON, THATCHER & BARTLETT LLP
425 Lexington Avenue
New York, New York 10017-3954
Attn: Sandeep Qusba
Telephone: (212) 455-2000
Telecopier: (212) 455-2502
For certain holders of SBC Note Claims:
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attn: Brian Hermann
 Julie M. D’Ambruoso
Telephone: (212) 373-3000
Telecopier: (212) 757-3990
For certain holders of Holdco Note Claims:
GOODWIN PROCTER LLP
620 Eighth Avenue
New York, NY 10018
Attn: Allan S. Brilliant
Telephone: (212) 813-8800
Telecopier: (212) 355-3333

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Dated:	New York, New York
October 13, 2009

Respectfully submitted, SIMMONS BEDDING COMPANY ON BEHALF OF ITSELF AND THE DIRECT AND INDIRECT SUBSIDIARIES SET FORTH ON EXHIBIT B
By:
Name:
Title:

SIMMONS COMPANY
By:
Name:
Title:

BEDDING HOLDCO INCORPORATED (f/k/a THL-SC BEDDING COMPANY)
By:
Name:
Title:

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AOT Bedding Intermediate Holdings, LLC
By:
Name:
Title:

SULLIVAN & CROMWELL LLP Attorneys for AOT Bedding Intermediate Holdings, LLC
By:
Andrew G. Dietderich

37

EXHIBITS AND SCHEDULES
TO THE PLAN OF REORGANIZATION

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Exhibit A
Schedule 4.6
EQUITY TERM SHEET

i

Exhibit A
EQUITY TERM SHEET
The following is a summary of the material terms of the Class A Units being offered to Eligible Investors and certain related provisions of the Amended and Restated Operating Agreement of New Parent (the “Operating Agreement”) and of the Delaware Limited Liability Company Act (“DLLCA”). In addition to reviewing this description, Eligible Investors contemplating a purchase of Class A Units should review SECTION XII — “CERTAIN FACTORS TO BE CONSIDERED” of the Disclosure Statement for a discussion of some of risks that should be considered prior to making any investment decision.

Issuer	New Parent, the direct or indirect owner of the Company and AOT after effectiveness of the Plan.

Class A Units	Class A units in New Parent having a subscription price of $1,000 per unit (“Class A Units”). Upon effectiveness of the Plan, Class A Units will be held by: (i) the Sponsors and their affiliates and co-investors who currently are the equity holders of AOT, (ii) the owners of other assets contributed to New Parent at or prior to effectiveness of the Plan, (iii) management, employees and independent directors pursuant to a management and employee compensation and stock ownership plan approved by the Sponsors, and (iii) any Eligible Investors holding allowed Holdco Note Claims that elect to use cash distributions under the Plan to purchase Class A Units in accordance with the Plan (the “Permitted Class A Units” and, together with the Permitted Class B Units, the “Permitted Initial Interests”).

Class A Units shall be subscribed for and purchased at par. The aggregate subscription price for the initial Class A Units issued in exchange for the capital stock of AOT and other assets contributed to New Parent at or prior to Closing in connection with the transactions contemplated by the Plan shall be $200 million, provided that such amount shall be increased by the aggregate amount received by AOT after September 24, 2009 representing the exercise price for any options to acquire AOT stock exercised during such period.

New Parent reserves the right to divide the Class A Units for purposes of the definitive Operating Agreement into two sub-classes, Class A-1 Units and Class A-2 Units. Only Ontario Teachers (for a portion of its Units) will hold Class A-2 Units. The Class A-1 Units and Class A-2 Units would be identical, except that the Class A-2 Units shall not vote with respect to election of the Board of Managers (“Board”) of New Parent and shall be entitled to receive supplemental distributions in an amount equal to the management fees payable to Ares and its affiliates provided that the aggregate of management fees and the supplemental distributions referenced above payable to the Sponsors and their affiliates shall not exceed $2 million annually, plus documented out-of-pocket expenses. Such supplement distributions will be payable prior to the application of the Distribution Waterfall described below.

Class B Units	New Parent also is issuing upon effectiveness of the Plan Class B units in New Parent having a subscription price of $1,000 per unit (“Class B Units”), to finance a portion of the costs of acquiring the Company pursuant to the Plan Sponsor Agreement, together with related fees and expenses of New Parent, and potentially to finance other acquisitions of assets by New Parent and its subsidiaries from licensees or other parties. New Parent estimates that the aggregate subscription price of Class B Units initially issued will be less than $365 million, although the final amount of Class B Units to be issued will depend upon the financial requirements of New Parent. New Parent does not intend to raise indebtedness to finance the Plan, but reserves the right to do so or to raise indebtedness at any time thereafter.

New cash investments by the Sponsors, their affiliates and co-investors in New Parent at effectiveness of the Plan will be made by purchasing Class B Units. The Sponsors may subscribe for the necessary Class B Units themselves or may seek to obtain acquisition financing commitments from others. For example, New Parent has obtained acquisition financing commitments from DDJ Capital Management, LLC, Farallon Capital Management, LLC, Sola Ltd, and Solus Core Opportunities Master Fund Ltd. (the “New Parent Financing Parties”) to purchase $55 million of the Class B Units. However, the Sponsors have agreed with the Debtors that, regardless of the commitments from the New Parent Financing Parties or any other person, each Sponsor remains obligated with respect to its guarantee of the purchase price due at Closing under the Plan Sponsor Agreement to the extent described under “SECTION IV.D. —EVENTS LEADING TO THE CHAPTER 11 CASES —GUARANTEE” in the Disclosure Statement, subject to the terms and conditions of the Plan Sponsor Agreement.

Initial Capitalization	Other than the Class A Units and the Class B Units upon confirmation of the Plan, New Parent will have no other outstanding equity or equity-like securities or instruments or options, rights, convertible securities or similar securities providing for the issuance of any additional equity or equity-like securities or instruments. There is no limit on the number of Class A Units or Class B Units that may be issued upon effectiveness of the Plan. In addition, subject to the preemptive rights in favor of Class B Units (but not Class A Units), the Operating Agreement authorizes the Board to issue additional units at any time and from time to time, whether of an existing class or series or a new class or series, in each case on such terms and conditions as the Board may determine.

Liquidation Preference	Class A Units have no liquidation preference. Class B Units are entitled to a “Liquidation Preference” equal to the initial subscription price per share as reduced from time to time by the aggregate amount of all distributions paid per share of Class B Units. The then outstanding Liquidation Preference shall accrete at a 6% rate, compounded annually. The Liquidation Preference shall never be less than zero.

2

Distributions	All cash or non-cash dividends or distributions paid with respect to the equity securities of New Parent (other than supplemental distributions with respect to Class A-2 Units or pursuant to management and employee compensation and stock ownership plans approved by the Sponsors) shall be applied as follows (the "Distribution Waterfall”):
first, to make distributions on a pro rata basis on the Class B Units until such time as their Liquidation Preference has been reduced to zero;
second, to make distributions on a pro rata basis on the Class A Units other than those issued pursuant to an equity incentive or ownership plan until such time as there has been paid $1,000 per such unit;
third, to make distributions on a pro rata basis on certain Class A Units issued pursuant to an equity incentive or ownership plan until such time as there has been paid $1,000 per such unit;
fourth, to make “catch-up” distributions on a pro rata basis to all Class A Units until the aggregate amount of distributions for each such Class A Unit since the Closing equals the aggregate amount of distributions for each Class B Units since the Closing; and fifth, to make distributions on Class A Units and Class B Units on a pro rata basis.

100% of all distributable net cash and non-cash proceeds received by New Parent arising from a “Sale of the Company”, defined as the sale of all or substantially all of the consolidated assets of New Parent (whether held by New Parent or one or more of its subsidiaries and whether by way of an asset sale, security sale, tender offer, merger or other similar transaction) shall be distributed to New Parent’s equity holders in accordance with the Distribution Waterfall, unless New Parent and each holder of Class B Units other than those held by the Sponsors or their affiliates consent in writing.

Conversion Upon IPO	In connection with an initial public offering of common stock by New Parent (an “IPO”), the Class A Units and the Class B Units shall automatically convert, without any action by the holders thereof, into fully paid and nonassessable shares of common stock or other similar equity securities (the “Converted Securities”). The amount of Converted Securities to be issued to any holder of Class A or Class B Units shall be determined by applying the Distribution Waterfall to the market value of all Class A and Class B Units pursuant to such procedure as the Board shall approve.

Management; Limited Voting Rights	The Board will have the exclusive right and full power and authority to manage and control the business and affairs of New Parent. The Board will be elected by the holders of Class A-1 Units holding a plurality of the Class A-1 Units present in person or represented by proxy and entitled to vote on the election of managers at any meeting of members.

3

As of the effective date of the Plan, because of the level of their holdings of Class A-1 Units, the Sponsors will control the vote with respect to the election of managers. It is not anticipated that other holders of Class A-1 Units, whether individually or in the aggregate, other than the Sponsors, will have any representation on the Board or influence in the manner in which New Parent is managed.

The Operating Agreement also will specify that the members of the Board are subject to fiduciary duties to the members of New Parent to the extent of the fiduciary duties owed by directors of a Delaware corporation to its stockholders; provided, however, that the corporate opportunity doctrine will not apply and that the Operating Agreement may eliminate or limit the personal liability of the managers to the extent permitted under Section 102(b)(7) of the Delaware General Corporation Law. These are important limitations on investors’ rights, and Eligible Investors considering an investment in the Class A-1 Units should consult with their own legal counsel prior to making an investment decision.

The Class A Units do not have special voting or approval rights or other minority protections available in some other private companies. However, the majority in interest of the Class B Units which are not held by the Sponsors or any of their affiliates or co-investors do have the right to approve the entrance into or material amendment or modification of any related party transactions among New Parent and/or its controlled subsidiaries, on the one hand, and the Sponsors and/or any of their affiliates (other than New Parent and/or its controlled affiliates), on the other hand (other than (x) management fees to Ares or its affiliates pursuant to a management agreement and supplemental distributions to Ontario Teachers with respect to its Class A-2 Units which in the aggregate shall not exceed $2 million in the aggregate during any calendar year, plus reasonable documented out-of-pocket expenses, and (y) the participation by the Sponsors and/or their affiliates in the financing of the transactions contemplated by the Plan), to the extent any such transaction is not at least as favorable to New Parent or the applicable controlled subsidiary as a transaction with a third party on arm’s-length terms.

Reporting	New Parent will provide to each holder of Class A or Class B Units annual and quarterly consolidated financial statements, including a balance sheet, income statement and statement of cash flows. In addition, New Parent has agreed to provide the New Parent Financing Parties and their affiliates committing to invest in Class B Units with the following additional information so long as they maintain a certain minimum holding of Class B Units: (a) such quarterly reporting as AOT Bedding Holdings Corp. (or its subsidiaries), Holdco (or its subsidiaries) and/or New Parent provides to its debt investors from time to time, and (b) reasonable access to Sponsor directors and officers on the Board. New Parent may or may not agree to provide additional financial information from time to time. The provision of all information shall be subject to such confidentiality restrictions as New Parent or the Sponsors may reasonably require.

4

Drag and Tag Rights	The Sponsors will have the right to drag-along holders of the Class A or Class B Units in a transaction (a “Change of Control Transaction”) involving (i) a Sale of the Company to any person or entity other than a Sponsor or any of its affiliates or (ii) a sale to any person or entity other than a Sponsor or any of its affiliates of a majority of the equity interests in New Parent. In the case of any drag-along sale, holders of Class A or Class B Units shall be entitled to participate in the net cash or non cash proceeds of the sale in accordance with the Distribution Waterfall as provided in “Distributions” above, and shall only be required to sell their units (a) in proportion to the sale by the Sponsors of their Class A and/or Class B Units in such sale, (b) on no less favorable terms and conditions as the Sponsors and (c) without giving any representations or warranties (or otherwise having liability) to the purchaser other than as to clear title, due authority, required approvals and absence of conflicts. Notwithstanding the foregoing, drag-along rights shall expire upon an IPO.

Following the disposition of one-third, in the aggregate, taking into consideration all prior transfers, of the outstanding Class A Units by the Sponsors, the holders of Class A or Class B Units will have the right to tag-along, in connection with any disposition of Class A Units by the Sponsors, provided that the holders of Class B Units will tag on an as converted basis and without separate payment of the Liquidation Preference. Following the disposition of one-third, in the aggregate, taking into consideration all prior transfers, of the outstanding Class B Units by the Sponsors, the holders of Class B Units will have the right to tag-along in connection with any disposition of Class B Units by the Sponsors. Notwithstanding the foregoing, tag-along rights will not apply to transfers among the Sponsors and/or their affiliates and/or limited partners. Subject to the drag-along outlined above, the holders of Class A and Class B Units shall also be permitted to tag-along in any Change of Control transaction and all proceeds from the sale of interests in such Change of Control transaction shall be distributed pursuant to the Distribution Waterfall. In addition, tag-along rights shall expire upon an IPO.

Transfer Restrictions	The Class A Units are subject to significant restrictions on transfer.

Prior to an initial public offering of New Parent, no member shall transfer any Class A Units, other than in one of the following transactions:
•	with respect to a transfer by Ares or Ontario Teachers, a transfer with the prior written consent of the other;

5

•	a transfer pursuant to the drag-along or tag-along provisions described in “Drag and Tag Rights” above;
•	a transfer to a Permitted Transferee (as defined below);
•	a transfer to a person that is also a member immediately prior to the consummation of such transfer or to its Permitted Transferee;
•
a transfer of Class A Units with the prior written consent of New Parent, which shall not be unreasonably withheld, conditioned or delayed, subject to a right of first refusal in favor of the Sponsors and New Parent providing for a five business day period in which the Sponsors and New Parent may elect to accept or reject the offer and, if the offer is rejected, a 60-day selling period for the transferring member; or

•
if a member holds Class A Units and Class B Units, a transfer of all or a portion of the Class B Units and all of the Class A Units held by such member, if any, with the prior written consent of New Parent, which shall not be unreasonably withheld, conditioned or delayed, subject to a right of first offer in favor of the Sponsors and New Parent providing for a five business day period in which the Sponsors and New Parent may elect to accept or reject the offer and, if the offer is rejected, a 60-day selling period for the transferring member.

"Permitted Transferee” means:
•
with respect to any member who is a natural person, (a) such member’s spouse, parents, grandparents and descendents, including adopted relationships and the spouses of all such persons (the foregoing persons being a “Family Group”) and (b) any trust which is for the primary benefit of such Member and/or such Member’s Family Group (a “Trust”) or a charitable organization which is controlled by such member;

•
with respect to any member that is a Trust, such Trust’s beneficiaries, the members of the Trust’s beneficiaries’ respective Family Groups, and any corporation, partnership, limited liability company or other entity in which the beneficial owners of all the equity interests are members of such Trust’s beneficiaries’ respective Family Groups and/or the Trust; and

•
with respect to any member that is a fund, (a) any investment manager, investment advisor or general partner of such member, (b) any investment fund, investment account or investment entity whose investment manager, investment advisor or general partner is such member or (c) any investment fund, investment account or investment entity whose investment manager, investment advisor or general partner is the same entity as such member’s investment manager, investment advisor or general partner, provided that in no event shall the limited partners of such member constitute Permitted Transferees.

6

Notwithstanding the foregoing, a proposed transfer of units will not be effective:
•	if the proposed transferee is any of New Parent’s competitors, customers or suppliers or any of their respective controlled, commonly controlled or controlling affiliates;
•
until the proposed transferee, if not already a party to the Operating Agreement, has executed a joinder and any other standard and customary documentation as may be required by New Parent form time to time;

•	if such transfer is for units in minimum denominations of less than $5 million in initial subscription price, unless such units represent all of the units held by the transferring member;
•
if the proposed transferee is not a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) or a fund or account under common management with a “qualified institutional buyer”;

•	if such transfer does not comply with applicable securities laws; and
•
if, after giving effect to such transfer, more than 400 persons (excluding the Sponsors, their respective affiliates, and the managers, officers and employees of New Parent and its subsidiaries) would hold of record equity securities of any class of New Parent for purposes of Section 12(g) of the Exchange Act.

In addition, the Operating Agreement limits the total number of record holders that may hold any class of equity securities of New Parent at any one time to 400 (excluding the Sponsors, their respective affiliates, and the managers, officers and employees of New Parent and its subsidiaries) (or such larger number established by the Board) and authorizes New Parent (i) to notify an Affected Member (as defined below) that it has 10 days to (x) rescind the transaction causing such member to become an Affected Member or (y) otherwise reconfigure its ownership of the units to cause such member to no longer be an Affected Member and (ii) if the member remains an Affected Member after such 10-day period, to (xx) require that the Affected Member transfer its units to an existing member (not affiliated with any Sponsor) in the event that the limit is exceeded or (yy) if no transfer is practicable in a timely manner to avoid the registration requirements of Section 12(g), New Parent may redeem an Affected Member’s units to reduce

7

the number of record holders to 400 (or such larger number established by the Board). The price at which such transfer or redemption shall be effected will not be less than the greater of (x) the fair market value of the units as determined in good faith by the Board and (y) the subscription price of the units. Pending such a compulsory transfer or redemption, the Affected Member whose units are to be transferred or redeemed shall not have the right to vote or receive distributions in respect of such units. The Board may from time to time, without the approval of the members, increase the maximum number of record holders that may hold any class of equity securities of New Parent at any one time. "Affected Member” shall mean (i) a member which is the purported transferee of units pursuant to a transfer which causes the record holders that hold any class of equity securities of New Parent at any one time to exceed 400 (or such larger number established by the Board) as calculated for purposes of Section 12(g) of the Securities Exchange Act of 1934 (excluding the Sponsors, their respective affiliates, and the managers, officers and employees of New Parent and its subsidiaries) or (ii) (x) if New Parent concludes that record holders that held any class of equity securities of New Parent on the Effective Date of the Plan exceeded 400 (or such larger number established by the Board) as calculated for purposes of Section 12(g) (excluding the Sponsors, their respective affiliates, and the managers, officers and employees of New Parent and its subsidiaries), those members holding the smallest number of units of such class of equity securities of New Parent on the Effective Date of the Plan required to transfer their units to cause the record holders of such class of equity securities of New Parent at such time to equal 400 (or such larger number established by the Board) as calculated for purposes of Section 12(g) (excluding the Sponsors, their respective affiliates, and the managers, officers and employees of New Parent and its subsidiaries) or (y) if New Parent concludes that record holders that held any class of equity securities of New Parent exceeded 400 (or such larger number established by the Board) as calculated for purposes of Section 12(g) (excluding the Sponsors, their respective affiliates, and the managers, officers and employees of New Parent and its subsidiaries) after the Effective Date of the Plan as the result of a change in the nature of the ownership of a member’s units, the member the nature of whose ownership so changed.

Preemptive Rights	Holders of Class A Units will not benefit from preemptive rights. The Sponsors and other holders of Class B Units will have preemptive rights as they may agree from time to time.

Registration Rights	The Class A Units will be issued to Eligible Investors will be offered and sold in reliance on the exemption afforded under section 1145(a)(1) of the Bankruptcy Code and deemed to be made in a public offering under section 1145(c) of the Bankruptcy Code. Accordingly, as a general matter, Eligible Holders, other than underwriters or affiliates of the issuer, should be free to resell such securities without registration under the Securities Act and New Parent is not undertaking to provide registration rights to all of its members. New Parent reserves the right to grant to underwriters, affiliates or purchasers of larger positions, whether in Class A Units, Class B Units or other interests, such registration rights as may be separately agreed from time to time.

8

Tax Matters	New Parent will elect to be classified as a corporation for U.S. federal income tax purposes effective as of the date of its formation; provided, however, that if New Parent subsequently elects to be classified as a partnership for U.S. federal income tax purposes, New Parent shall comply with the tax covenants set forth below.

Neither New Parent nor Holdings shall engage, directly or indirectly through any entity owned by New Parent or Holdings that is treated as a pass-through entity for U.S. federal income tax purposes, in any activity that could result in unrelated business taxable income within the meaning of Section 512 of the Internal Revenue Code of 1986, as amended (the “Code”) (including by reason of Section 514 of the Code) or income effectively connected with a U.S. trade or business for U.S. federal income tax purposes being allocated to any of the members of New Parent or Holdings, or that could result in a member of New Parent or Holdings being treated as engaged in a U.S. trade or business for U.S. federal income tax purposes by reason of its investments.

The Operating Agreement shall include such other provisions relating to tax matters as investors in the Class B Units or as New Parent may determine from time to time, subject to the rights of the Sponsors and other investors in New Parent.

Dissolution	New Parent will be dissolved and liquidated upon the earliest to occur of the following events:
•	the determination by the Board that continued operation of New Parent is not in the best interest of the members;
•	any event which makes it unlawful for New Parent to be continued; or
•	the entry of a decree of judicial dissolution pursuant to the DLLCA.

The proceeds of sale and all other assets of New Parent will be applied in accordance with the provisions described under "—Distributions” above after the prior payment with respect to the debts and liabilities of New Parent and the expenses of liquidation or distribution, as may be determined by the Board, and the setting up of any reserves which the Board shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of New Parent or the members arising out of or in connection with New Parent.

9

Amendments	Except as expressly provided in the Operating Agreement, any provision of the Operating Agreement may be amended from time to time by the Board. Notwithstanding the foregoing, (a) any amendment or modification to the Operating Agreement which adversely affects the rights or privileges of the Class B Units shall require the affirmative vote by members holding at least a majority of the issued and outstanding Class B Units, other than those held by the Sponsors, their respective affiliates or Ares’ co-investors, and (b) any amendment or modification of the preemptive rights in favor of holders of Class B Units which adversely affects the rights or privileges of the Class B Units shall require the affirmative vote by each member holding Class B Units.

10

Exhibit B
Signatory Direct and Indirect Subsidiaries of Simmons Bedding Company

i

Exhibit B
Signatory Direct and Indirect Subsidiaries of Simmons Bedding Company

1.	The Simmons Manufacturing Co., LLC

2.	Windsor Bedding Co., LLC

3.	World of Sleep Outlets, LLC

4.	Simmons Contract Sales, LLC

5.	Dreamwell, Ltd.

6.	Simmons Capital Management, LLC

7.	Simmons Export Co.

EXHIBIT B-1
Simmons Company’s Form 10-K for the year ended December 29, 2008
Please see attached.

Exhibit B-1
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 10-K

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 27, 2008

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission file number 333-124138
SIMMONS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	20-0646221
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Concourse Parkway, Suite 800, Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (770) 512-7700
Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Name of each exchange on which registered

Not applicable	Not applicable
Securities registered pursuant to Section 12(b) of the Act: None
Indicate by check mark if the registrant is a well-known seasoned issuer as defined in Rule 405 of the Securities Act. Yes: ☐ No: ☑
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes: ☑ No: ☐
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes: ☐ No: ☑
Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☑
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 229.405 of this chapter) during the preceeding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes: ☐ No: ☑
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act).

Large accelerated filer: ☐	Accelerated filer: ☐	Non-accelerated filer: ☑	Smaller reporting company: ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes: ☐ No: ☑
The aggregate market value of the voting and non-voting common equity stock held by non-affiliates computed by reference to the price at the common equity was last sold, or average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter, June 27, 2008: Not applicable
The number of shares of the registrant’s common stock outstanding as of June 10, 2009: 100
DOCUMENTS OR PARTS THEREOF INCORPORATED BY REFERENCE: None

As used within this report, the term “Holdings” refers only to Simmons Company, a Delaware corporation, the terms “Company,” “Simmons,” “we,” “our,” and “us” refer to Simmons Company and its subsidiaries, and the term “Simmons Bedding” refers to Simmons Bedding Company, a Delaware corporation, and its subsidiaries. We refer to our parent company, Simmons Holdco, Inc., as “Simmons Holdco.” Holdings is a holding company with no material assets other than its ownership of the common stock of its wholly-owned subsidiary, THL-SC Bedding Company (“THL-SC”), which is also a holding company with no material assets other than its ownership of the common stock of its wholly-owned subsidiary, Simmons Bedding. All of Holdings’ business operations are conducted by Simmons Bedding. Holdings was incorporated in 2003. We principally manufacture and sell adult-sized bedding products which we refer to as “conventional bedding products” throughout this report.
We are a voluntary filer with the Securities and Exchange Commission (“SEC”). Copies of our quarterly reports on Form 10-Q and annual reports on Form 10-K along with other reports and information filed with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our information may also be obtained electronically by accessing the SEC’s web site at http://www.sec.gov.
PART I

ITEM 1.	BUSINESS.
OVERVIEW
Founded in 1870, Simmons is one of the world’s largest mattress manufacturers, manufacturing and marketing a broad range of products under our well-recognized brand names. The majority of our products are conventional innerspring mattresses and foundations that utilize our Pocketed Coil® and patented Advanced Pocketed Coil™ technologies and are marketed under our Beautyrest®, Beautyrest Black®, Beautyrest NxG™ and Beautyrest Studio™ brand names. In addition, we manufacture and market open coil innerspring mattresses under our DeepSleep® and BeautySleep® brand names and specialty (non-innerspring) visco-elastic products that utilize a patented NxG™ Advanced Memory Foam under our ComforPedic by Simmons™ brand name and specialty products made from natural latex under our Natural Care® brand names. We manufacture, sell and distribute our premium branded bedding products principally to retail and hospitality customers throughout the U.S. and Canada. Additionally, we license our intellectual property to international companies that manufacture and sell our premium branded bedding products throughout the world and to U.S. and Canadian manufacturers and distributors of bedding accessories, furniture, airbeds and other products. We sell products through a diverse North American base of approximately 3,300 retailers, representing over 15,500 outlets, including furniture stores, specialty sleep shops, department stores, furniture rental stores, mass merchandisers and juvenile specialty stores.
We believe that we are the industry leader in product innovation which helps drive unit sales and average unit selling price (“AUSP”) increases. Over our almost 140-year history, we have developed numerous innovations, including the first mass-produced innerspring mattress, the Pocketed Coil® and patented Advanced Pocketed Coil™ innersprings, the “Murphy Bed,” the Hide-a-Bed® sofa and our patented “no flip” mattress. We have proven research and development capabilities which we apply to design, develop, manufacture and market innovative sleep products that provide consumers with a better night’s sleep.
We operate 19 conventional bedding manufacturing facilities and two juvenile bedding manufacturing facilities strategically located throughout the U.S., Canada and Puerto Rico and, because we have national in-house manufacturing capabilities, we have the ability to service multi-state accounts, maintain consistent quality of products and leverage research and development activities. Our just-in-time manufacturing capability enables us to manufacture and ship almost all orders to our retail customers within five business days of receiving their order and also minimizes our working capital requirements.

As of December 27, 2008, Simmons Bedding was not in compliance with certain covenants of its $540.0 million senior credit facility and was operating under a forbearance agreement with Simmons Bedding’s senior lenders. On January 15, 2009, Simmons Bedding did not make a scheduled payment of interest due on its $200.0 million 7.875% senior subordinated notes (the “Subordinated Notes”) resulting in a default under the indenture governing the Subordinated Notes. As a result, we entered into a forbearance agreement with more than a majority of the outstanding Subordinated Notes holders, pursuant to which such noteholders have agreed to refrain from enforcing their respective rights and remedies under the Subordinated Notes and the related indenture. Both forbearance agreements, as amended, with our senior lenders and the noteholders provide a forbearance period through June 30, 2009 and, upon meeting certain conditions, a further extension to July 31, 2009. We incurred fees and expenses in connection with the forbearance agreements and related amendments.
As a condition to the forbearance agreement with our senior lenders, we initiated a financing restructuring process in December 2008. A special committee of independent directors was formed by our board of directors on January 23, 2009 to evaluate and oversee proposals for restructuring our debt obligations, including seeking additional debt or equity capital and evaluating various strategic alternatives of the Company. There can be no assurance that we will be successful in implementing a restructuring. If we are unable to successfully complete a restructuring, comply with the terms of the forbearance agreements, or extend the forbearance periods as needed to successfully complete a restructuring, our payment obligations under the senior credit facility and the Subordinated Notes may be accelerated. If there is an acceleration of payments under the senior credit facility or the Subordinated Notes, then Holdings would be in default under its Discount Notes and Simmons Holdco would be in default under its Toggle Loan. We would not have the ability to repay any amounts accelerated under our various debt obligations without obtaining additional equity and/or debt financing. An acceleration of payments could result in a voluntary filing of bankruptcy by, or the filing of an involuntary petition for bankruptcy against, Simmons Bedding, THL-SC, Holdings, Simmons Holdco or any of our affiliates. Due to the possibility of such circumstances occurring, we are seeking a negotiated restructuring, including a restructuring of our debt obligations and/or sale of us, our affiliates or our assets, which could occur pursuant to a pre-packaged, pre-arranged or voluntary bankruptcy filing. Any bankruptcy filing could have a material adverse effect on our business, financial condition, liquidity and results of operations. The considerations above raise substantial doubt about our ability to continue as a going concern. For further information regarding our debt covenant violations and related forbearance agreements please see Item 1A “Risk Factors — Risks Related to Our Liquidity” and Item 7 “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Liquidity and Capital Resources.”

RECENT ACQUISITIONS AND DISPOSITIONS
In June 2007, we acquired certain assets of CP Holdco, Inc., a specialty producer of foam mattresses and pillows (the “ComforPedic Acquisition”). In November 2006, we purchased Simmons Canada Inc. (“Simmons Canada”), a former licensee of Simmons Bedding and one of the largest bedding manufacturers in Canada (the “Canada Acquisition”). In August 2006, we sold our specialty sleep retail stores, Sleep Country USA, LLC (“SCUSA”), and now operate only as a manufacturer and distributor of bedding products principally to retailers or hospitality customers. The sale of SCUSA is referred to as the “SCUSA Disposition”.
MERGER AND DISTRIBUTION TO SHAREHOLDERS
In February 2007, Holdings merged with another entity to become a wholly-owned subsidiary of Simmons Holdco, a holding company. Simmons Holdco was established to borrow $300.0 million under a senior unsecured loan (“Toggle Loan”) to fund a distribution of $278.3 million to Holdings’ then existing class A stockholders (the transactions are collectively referred to as the “2007 Distribution”). After the merger, the ownership structure of Simmons Holdco was identical to Holdings’ ownership structure prior to the merger. As of December 27, 2008, Thomas H. Lee Equity Fund V, L.P. and its affiliates (“THL”), Fenway Partners Capital Fund II, L.P. and its affiliates (“Fenway”), and our management and directors held 71.1%, 8.4% and 20.5%, respectively, of Simmons Holdco’s voting stock, after giving effect to restricted stock and stock options issued to management and directors under our equity incentive plan.
OUR SEGMENTS
We have two reportable segments organized by geographic area, Domestic (U.S. including Puerto Rico) and Canada. Both reportable segments manufacture, sell and distribute premium branded bedding products to retail customers and institutional users of bedding products, such as the hospitality industry. We derived approximately 87.6% of our 2008 net sales from our Domestic segment.
INDUSTRY
We compete principally in the U.S. wholesale bedding industry, which generated sales of approximately $6.2 billion in 2008, according to the International Sleep Products Association (“ISPA”). While there are over 550 conventional bedding manufacturers in the U.S. according to the U.S. Census Bureau, six companies (including Simmons) accounted for approximately 68% of the conventional bedding industry’s 2007 wholesale revenues and the top 15 accounted for approximately 81% of the conventional bedding industry’s 2007 wholesale revenues, according to Furniture/Today, a home furnishings industry publication. The remainder of the domestic conventional bedding market primarily consists of hundreds of smaller independent local and regional manufacturers.
The U.S. bedding industry has been historically characterized by growing unit demand, rising AUSP, stability in various economic environments, and minimal imports. The compound annual growth rate of total conventional bedding industry sales has been approximately 5.2% over the last 20 years. However, in 2008, the total conventional bedding industry sales declined 9.1%, the largest sales decrease since ISPA has been tracking the industry in the mid-1970s.
COMPETITION
We believe that we principally compete against our top competitors on the basis of product selection, brand recognition, product innovation, quality and customer service programs, including co-operative advertising, sales force training and marketing assistance. We believe we compare favorably to our primary competitors in each of these areas. In addition, only a few companies (including Simmons) have national, company-operated manufacturing and distribution capabilities. According to Furniture/Today, we are the second largest bedding manufacturer in the U.S., with an estimated 15.7% share of the industry’s wholesale revenues for 2007. In June 2009, Consolidated Bedding, Inc., the maker of Spring Air mattresses and the sixth largest bedding manufacturer in the United States in 2007 according to Furniture/Today, filed for Chapter 7 bankruptcy protection and ceased production.
Other than the top six manufacturers, the U.S. bedding industry consists of several smaller national manufacturers, with the remainder being independent local and regional manufacturers. These local and regional manufacturers generally focus on the sale of lower price point products. While we primarily manufacture differentiated bedding products targeted for mid- to upper-end price points, we offer a full line of bedding products to our retailer base.

BEDDING PRODUCTS
Our conventional mattress products are targeted to cover a breadth of marketplace price points (currently $299 to $5,999 per queen set) and offer consumers a wide range of mattress constructions with varying styles, firmnesses and features which enables us to serve the majority of traditional and specialty consumer sleep needs.
Our mattress products are produced utilizing one or a combination of technologies and construction techniques, including Pocketed Coil® springs, patented Advanced Pocketed Coil™ springs, open coil innersprings, gel, latex, visco-elastic, and/or polyurethane foam. The majority of our products are manufactured utilizing our Pocketed Coil® springs, which were originally developed by us in 1925. The Pocketed Coil® springs are made of heavy gauge steel, pre-compressed, then placed in a durable, non-allergenic soft fabric encasements. Pocketed Coil® springs work independently from each other to reduce motion across the sleep surface, resulting in better conformability to the sleeping body and the reduction of motion transferred across the bed from one partner to the other. This technology was upgraded with our patented Advanced Pocketed Coil™ spring technology, which was introduced in October 2003 and utilizes stranded wire for each coil to provide significantly more durability and enhanced motion separation benefits.
Every conventional mattress we manufacture features our innovative “no flip” design, which we were the first to distribute nationally in 2000. This patented design offers enhanced sleep benefits and product durability, along with the consumer convenience of never having to flip the mattress. All of our mattress products were re-engineered during 2007 to comply with the U.S. Consumer Product Safety Commission’s (“CPSC”) new open flame resistance standard that went into effect on July 1, 2007.
The Beautyrest® mattress, our flagship premium product featuring the Pocketed Coil® springs, has been our primary brand since we introduced the Pocketed Coil® spring in 1925 and we expect it to continue generating the majority of our sales. In January 2007, we introduced a new Beautyrest® 2007 product line, which offers higher coil densities and improved comfort features.
In July 2006, we first introduced the Beautyrest Black® product line, which targets the $1,999 — $5,999 queen retail price points, and uses our exclusive and patented Advanced Pocketed Coil™ spring. The Beautyrest Black® product line is targeted to those consumers seeking to indulge themselves with the ultimate in luxury with the very latest technologies. In February 2009, we updated our Beautyrest Black® product line.
In January 2008, we first introduced the Beautyrest NxG™ product line, which targets the $1,999 — $3,499 queen retail price points, and combines the patented NxG™ Advanced Memory Foam with our Pocketed Coil® springs. The Beautyrest NxG™ product line also features our patent pending EvenLoft™ design that utilizes a body contouring stretch knit fabric.
In July 2008, we first introduced the Beautyrest Studio™ product line, which targets the $499 — $799 queen retail price points, to provide a new lower price point entry into the Beautyrest® Pocketed Coil® spring technology. The Beautyrest Studio™ line features a European low profile design along with soft knit fabrics.
Our DeepSleep® product line is targeted at the queen retail price points under $1,000 for the value conscious consumers. The DeepSleep® product line is constructed utilizing durable open coil innersprings and soft fabrics. After June 2009, distribution of this product line will be replaced by our new BeautySleep® product line, which was introduced in February 2009. The BeautySleep® product line, which targets the $399 — $799 queen retail price points, features open coil innersprings combined with foam encasement, soft knit fabrics, visco memory foam and BackGuard® support. The BeautySleep® product line aggressively targets consumers who are seeking a well-recognized brand name product at velocity price points.
Our specialty bedding products include the ComforPedic by Simmons™ line, memory foam bedding line made with a patented NxG™ Advanced Memory Foam, and the Natural Care® line. Our ComforPedic by Simmons™ product line retails at $1,799 — $4,999 queen retail price points. Our environmentally-friendly Natural Care® product line contains natural rubber tree based latex plus soy enhanced based foam. The Natural Care® product line retails at $1,099 — $4,999 queen retail price points.
Domestically, we also manufacture and sell Simmons® branded crib mattresses, featuring interlocking coil construction for support and comfort that is durable enough to last through the toddler years, and Simmons® branded juvenile soft good products, including items such as vinyl contour changing pads and terry covers, vinyl replacement pads, and other accessory items.

CUSTOMERS
Our strong brand names and reputation for high quality products, innovation and service to our customers, together with the attractive retail margins associated with bedding products, have enabled us to establish a strong customer base for conventional bedding products throughout the U.S. and Canada and across major distribution channels, including furniture stores, specialty sleep shops, department stores and rental furniture stores. Additionally, we distribute domestically juvenile bedding products through mass merchandisers, furniture stores and specialty retailers. We manufacture and supply bedding to over 15,500 outlets throughout North America, representing approximately 3,300 retail customers.
We also distribute branded products directly to institutional users of bedding products such as the hospitality industry and certain agencies of the U.S. government. Major hospitality accounts include Starwood Hotels & Resorts Worldwide, Inc. (“Starwood Hotels”), La Quinta Inns, Inc., Best Western International, Inc., Marriott International, Inc., Choices Hotels International, Inc. and Wyndham Worldwide Corporation. In 1999, Starwood Hotels selected our Beautyrest® mattress as a product for their Heavenly Bed® program, which is included in the guest rooms of their Westin properties.
Our five largest customers accounted for approximately 26% of our product shipments for the year ended December 27, 2008 with no one customer representing more than 10% of product shipments for the year.
SALES, MARKETING AND ADVERTISING
Our revenue is principally generated through the wholesale distribution of conventional bedding products, including mattresses and foundations, to retailers. Our sales are dependent on our ability to create brand loyalty for our products with the end consumer. Our selling infrastructure provides retailers with coordinated marketing campaigns, as well as local support tailored to the competitive environments of each individual market. Our sales force is trained extensively in advertising, merchandising and salesmanship, all of which increase the value of the marketing support they provide to retailers. We believe that our focus on better sleep and our training of our sales associates and our customers’ retail sales associates differentiates us from our competitors.
We develop advertising and retail sales incentive programs specifically for individual retailers. Point-of-sale materials, including mattresses and foundation displays that we design and supply highlight the differentiating features and benefits of our products. We believe that our sales training and consumer education programs are the most effective in the industry. We have designed these programs to teach retail sales associates product knowledge and sales skills.
PATENTS AND TRADEMARKS
We own many trademarks, including Simmons®, Beautyrest®, Beautyrest Black®, Beautyrest Studio™, ComforPedic®, ComforPedic by Simmons™, Natural Care®, BeautySleep®, Deep Sleep®, Pocketed Coil®, Advanced Pocketed Coil™ and NxG™, most of which are registered or applied for in the U.S. and in many foreign countries. We protect portions of our manufacturing equipment and processes under both trade secret and patent law. We possess several patents on the equipment and processes used to manufacture our Pocketed Coil® and Advanced Pocketed Coil™ springs and the duration of our patents range from 2009 through 2028. We do not consider our overall success to be dependent upon any particular intellectual property rights.
LICENSING
During the late 1980’s and early 1990’s, we disposed of most of our foreign operations and secondary domestic lines of business via license arrangements. We now license internationally (excluding Canada and Puerto Rico) the Simmons® and Beautyrest® trademarks, and many of our other trademarks, processes and patents to third-party manufacturers which produce and distribute Simmons® branded conventional bedding products within their designated territories. These licensing agreements allow us to reduce our exposure to political and economic risks abroad by minimizing investments in those markets. We have 16 foreign licensees and eight sub-licensees. These foreign licensees have rights to sell Simmons-branded products in over 100 countries.
Additionally, the Company has ten domestic and Canadian third-party licensees. Some of these licensees manufacture and distribute juvenile furniture and healthcare-related furniture, and non-bedding upholstered furniture. Additionally, the Company has licensed the Simmons® trademark and other trademarks, generally for limited terms, to manufacturers of occasional use airbeds, futons, comforters, pillows, mattress pads, sheets, blankets, and other products.
Licensing revenue is recorded as earned, based upon the sales of licensed products by our licensees. For 2008, 2007 and 2006, the Company’s licensing agreements as a whole generated royalties and technology fees of approximately $9.5 million, $10.1 million and $8.7 million, respectively.

SUPPLIERS
We purchase substantially all of our conventional bedding raw materials centrally in order to maximize economies of scale and volume discounts. The major raw materials that we purchase are foam, wire, spring components, lumber, insulator pads, innersprings, foundation constructions, and fabrics and other roll goods consisting of fiber and non-wovens. We obtain a large percentage of our required raw materials from a small number of suppliers. For the year ended December 27, 2008, we bought approximately 74% of our raw material needs from ten suppliers. We believe that supplier concentration is common in the bedding industry.
We have supply agreements with several suppliers including Leggett & Platt, Incorporated (“L&P”), Foamex L.P. (“Foamex”), and National Standard Company. With the exception of certain products supplied by L&P, Foamex, and National Standard Company, we believe that we can readily replace supply, if or when the need arises, within 90 days as we have already identified and use alternative resources.
L&P supplies the majority of certain bedding components (including certain spring components, insulator pads, wire, fiber, quilt backing and flange material) to the U.S. bedding industry. In 2008, we purchased approximately 30% of our raw materials from L&P. To ensure an adequate supply of various components, we have entered into agreements with L&P, generally expiring in the year 2010, for the supply of certain spring components. Among other things, these agreements generally require us to purchase a majority of our requirements of several components from L&P. We intend to negotiate a new agreement with L&P to extend the term. National Standard Company is our exclusive supplier for the stranded wire used in our patented Advanced Pocketed Coil™ products. Foamex is our exclusive supplier for NxG™ visco-foam used in our ComforPedic® and Beautyrest NxG™ products.
MANUFACTURING AND FACILITIES
We currently operate 21 manufacturing facilities, two of which only manufacture juvenile bedding, strategically located throughout the U.S., Canada and Puerto Rico. We manufacture most conventional bedding to order and use “just-in-time” production techniques in our manufacturing processes to more efficiently serve our customers’ needs and to minimize our inventory carrying costs. We generally schedule, produce and ship almost all of our conventional bedding orders within five business days of receipt of the order. This rapid delivery capability allows us to minimize our inventory of finished products and better satisfy customer demand for prompt shipments.
We invest substantially in new product development, enhancement of existing products and improved operating processes, which we believe is crucial to maintaining our strong industry position. Much of this research is performed at the Simmons Institute of Technology and Education (“SITE”), our 38,000 square foot research and education center in Atlanta, Georgia. Our marketing and manufacturing departments work closely with our engineering staff at SITE to develop and test new products for marketability and durability. Costs associated with the research and development of new products amounted to approximately $2.9 million, $2.8 million and $2.4 million for 2008, 2007 and 2006, respectively.
We also seek to reduce costs and improve productivity by continually developing more efficient manufacturing and distribution processes at SITE. At the same time, we work to ensure that we maintain high quality products by conducting product and materials testing, designing manufacturing facilities and equipment and improving process engineering and development.
We keep abreast of bedding industry developments through sleep research conducted by industry groups and by our own research performed by our marketing and engineering departments. We also participate in the Better Sleep Council, an industry association that promotes awareness of sleep issues, and ISPA.

WARRANTIES AND PRODUCT RETURNS
Our conventional innerspring bedding products generally offer ten-year limited warranties against manufacturing defects and our conventional specialty bedding products offer 20 to 25 year limited warranties against manufacturing defects. Our juvenile bedding products generally offer five-year to lifetime limited warranties against manufacturing defects. We believe that our warranty terms are generally consistent with those of our primary national competitors. The historical costs to us of honoring warranty claims have been within management’s expectations. We have also experienced non-warranty returns for reasons generally related to order entry errors and shipping damage. We resell our non-warranty returned products primarily through as-is furniture dealers and our World of Sleep Outlets, LLC (“World of Sleep”) stores.
EMPLOYEES
As of December 27, 2008, we had approximately 2,800 full time employees. Employees at eight of our 21 manufacturing facilities (approximately 56% of our workforce) are represented by various labor unions with separate collective bargaining agreements. Our collective bargaining agreements are typically negotiated for two- to five-year terms.
We consider overall relations with our workforce to be satisfactory. We have had no labor-related work stoppages in the United States in over 30 years. In August 2008, the Simmons Canada unionized workforce at our Bramalea, Ontario manufacturing facility commenced a strike during labor negotiations. We permanently closed the facility in September 2008. As a result of the labor strike and subsequent facility closure, we shifted our manufacturing production to our other facilities.

SEASONALITY/OTHER
Our third quarter sales are typically higher than our other fiscal quarters. We attribute this seasonality principally to retailers’ sales promotions related to the 4th of July and Labor Day holidays. For the last five years, third quarter sales have represented on average 27% of our consolidated net sales.
Most of our sales are by short term purchase orders. Because the level of production is generally prompted to meet customer demand, we have a negligible backlog of orders. Most finished goods inventories of bedding products are physically stored at manufacturing locations until shipped.
REGULATORY MATTERS
As a manufacturer of bedding and related products, we use and retain on site small quantities of liquid cleaning materials and of a number of substances, such as glue, lubricating oil, solvents, and other petroleum products that are used completely in the production process. Among other state and federal statues, we are subject to the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, similar Canadian statutes and related state and provincial statutes and regulations. Cleaning materials or lubricants used in the maintenance area are disposed of by licensed and permitted disposal companies and are in such quantities that do not exceed the very small generator threshold which does not require additional regulatory documentation. All required disposal documentation is maintained at the manufacturing facilities. We have made and will continue to make capital and other expenditures to comply with environmental requirements. As is the case with manufacturers in general, if a release of hazardous substances occurs on or from our properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of our properties, we may be held liable, the amount of such liability could be material and our financial condition or results of operations could be materially adversely affected.
As a result of our efforts to rectify environmental contamination at and in the vicinity of two former facilities in Jacksonville, Florida and Linden/Elizabeth, New Jersey, the current levels of contamination have been diminished to levels allowing for natural attenuation and monitoring as determined by the respective state environmental agencies. Monitoring of the Jacksonville site will continue through at least 2009 on a quarterly basis and will be reevaluated in the fourth quarter of the year. Monitoring at the Linden/Elizabeth site is anticipated to be ongoing. While the current estimate of such liabilities is approximately $0.1 million, future liability for such matters is difficult to predict.
We have recorded an insignificant reserve based upon our best estimate to reflect our potential liability for environmental matters. Because of the uncertainties associated with environmental remediation, the costs incurred with respect to the potential liabilities could exceed our recorded reserves.
Our bedding and other product lines are subject to various federal, state and provincial laws and regulations relating to flammability, sanitation and other standards. We believe that we are in material compliance with all such laws and regulations. Various federal, state and other regulatory agencies may adopt new laws, rules and regulations and compliance with such new laws, rules and regulations may increase our costs, alter our manufacturing processes and/or impair the performance of our products.

ITEM 1A.	RISK FACTORS.
Our business, financial condition and liquidity, as well an investment in our and our affiliates’ securities, involve substantial risks and uncertainties, including those described below.
Risks Related to Our Liquidity and Restructuring
We are not in compliance with certain covenants under the senior credit facility and the indenture governing the Subordinated Notes, and as a result we have entered into related forbearance agreements. If we are unable to successfully complete a restructuring, comply with the terms of the forbearance agreements, or extend the forbearance period as needed to complete a restructuring, our payment obligations under the senior credit facility and the Subordinated Notes may be accelerated, which could lead to a bankruptcy filing. A bankruptcy filing would subject our business and operations to certain risks and have a negative effect on the value of our debt.
Simmons Bedding’s senior credit facility requires us to maintain specified consolidated financial ratios and satisfy certain consolidated financial tests. At September 27, 2008, December 27, 2008 and March 28, 2009, Simmons Bedding was not in compliance with the maximum leverage financial covenant and certain other covenants contained in its senior credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Debt — Senior Credit Facility.” As a result, as of November 12, 2008, Simmons Bedding has operated under a forbearance agreement with its senior lenders. Pursuant to the forbearance agreement, the senior lenders agreed to, among other things, forbear from exercising their default related rights and remedies under the senior credit facility through March 31, 2009, subject to earlier termination in some circumstances. Simmons Bedding entered into amendments to the forbearance agreement on March 25, 2009 and May 27, 2009 with its senior lenders, whereby the senior lenders extended their forbearance period through May 31, 2009 and June 30, 2009, respectively, and upon meeting certain conditions, a further extension to July 31, 2009. We have incurred fees and expenses in connection with this forbearance agreement and related amendments. In addition, we have entered into deposit account control agreements with our senior lenders that may limit our access to cash held in such accounts in the case of an event of default under the senior credit facility.
On January 15, 2009, Simmons Bedding did not make the scheduled payment of interest due on its Subordinated Notes resulting in a default under the indenture governing the Subordinated Notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Debt — Subordinated Notes.” On February 4, 2009, Simmons Bedding and the holders of more than a majority of the outstanding Subordinated Notes entered into a forbearance agreement, pursuant to which such holders have agreed to refrain from enforcing their respective rights and remedies under the Subordinated Notes and the related indenture through March 31, 2009. Simmons Bedding entered into amendments to the forbearance agreement on March 25, 2009 and May 27, 2009, whereby such holders extended their forbearance period through May 31, 2009 and June 30, 2009, respectively, and upon meeting certain additional conditions, a further extension to July 31, 2009. Pursuant to the terms of the forbearance agreement, such holders have agreed to take any actions that are necessary to prevent an acceleration of the payments due under the Subordinated Notes during the forbearance period. Because such holders represent more than a majority of the Subordinated Notes, they have the power under the indenture to rescind any acceleration of the Subordinated Notes by either the trustee or the other holders of the Subordinated Notes. We have incurred fees and expenses in connection with this forbearance agreement and related amendments.
If we are unable to successfully complete a restructuring, comply with the terms of the forbearance agreements, or extend the forbearance period as needed to successfully complete a restructuring, our payment obligations under the senior credit facility and the Subordinated Notes may be accelerated. If there is an acceleration of payments under the senior credit facility or the Subordinated Notes, then Holdings would be in default under its Discount Notes and Simmons Holdco would be in default under its Toggle Loan. We would not have the ability to repay any amounts accelerated under our various debt obligations without obtaining additional equity and/or debt financing. An acceleration of payments could result in a voluntary filing of bankruptcy by, or the filing of an involuntary petition for bankruptcy against, Simmons Bedding, THL-SC, Holdings, Simmons Holdco or any of our affiliates. Due to the possibility of such circumstances occurring, we are seeking a negotiated restructuring, including a restructuring of our debt obligations and/or sale of us, our affiliates or our assets, which could occur pursuant to a pre-packaged, pre-arranged or voluntary bankruptcy filing.
Any bankruptcy by or against us or our affiliates would subject our business and operations to various risks, including (i) the incurrence of significant costs, including expenses for legal counsel and professional advisors, (ii) difficulty maintaining or increasing our sales, (iii) difficulty obtaining and maintaining relationships with dealers, suppliers and vendors, which may require us to pay them on a current cash basis, (iv) difficulty in maintaining our manufacturing operations, (v) difficulty in retaining and motivating key employees or recruiting new employees, (vi) difficulty in maintaining or obtaining sufficient financing to fund our operations and any reorganization plan and meet future obligations, (vii) potential defaults under our contractual obligations such as leases and (viii) the incurrence of cancellation of indebtedness income that is equal to or in excess of our accrued net operating losses and that could result in an increase in our cash tax payments and our effective tax rate and reduce our cash flows from operations. In addition, we may not be able to successfully develop or consummate a plan of reorganization that is acceptable to the bankruptcy court and our creditors, investors and other stakeholders. Any bankruptcy filing would adversely impact the ability of Simmons Bedding, THL-SC, Holdings or Simmons Holdco to repay their respective debt. Any debt or equity holder of Simmons Bedding, Holdings or Simmons Holdco could suffer the loss of a significant part or all of its loan or investment as a result of a bankruptcy filing.

We and our affiliates currently have substantial indebtedness that we or our affiliates may be unable to extend, refinance or repay, and we are seeking to implement a restructuring. Any restructuring could have a negative impact on our business and liquidity and investments in the debt and equity securities of Simmons Bedding, Holdings, and Simmons Holdco. In addition, a restructuring may not be successful. A restructuring or a failure to implement a restructuring could result in a bankruptcy filing, which would have a material adverse effect on our business, financial conditions, liquidity and operations, raise substantial doubt about our ability to continue as a going concern and effect the value of our debt.
We currently have a substantial amount of debt that we may be unable to extend, refinance or repay. If we are unable to refinance or extend our debt, or such debt is accelerated due to our default because we are unable to comply with the terms of the forbearance agreements or otherwise, or if we are unable to extend the forbearance periods as needed to successfully complete a restructuring, our assets will not be sufficient to repay such debt in full, and our available cash flow will not be adequate to maintain our current operations. A special committee of independent directors was formed by our board of directors to evaluate and oversee proposals for a restructuring and/or sale of Simmons Bedding, THL-SC, Holdings, Simmons Holdco or any of our affiliates or the assets of Simmons Bedding, THL-SC, Holdings, Simmons Holdco or any of our affiliates, which could likely occur pursuant to a pre-packaged, pre-arranged or voluntary filing of bankruptcy. Such bankruptcy filing could have the material adverse impacts described above. In addition, any restructuring may require us to obtain debtor-in-possession financing which may not be available in the amounts required, on acceptable terms, on a timely basis or at all. Current credit market conditions could make it more difficult to obtain acceptable debtor-in-possession financing or to refinance our indebtedness as part of any restructuring. If we are unable to obtain any requisite debtor-in-possession financing, we may not be able to successfully implement our restructuring. There can be no assurance that we will be successful in implementing a restructuring.
Even if we are successful in implementing a restructuring, the terms of such restructuring could have a negative impact on our business and liquidity, including (i) limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service or refinancing or to fund operations, (ii) limiting our ability to use or prohibiting our use of any operating cash flow to pay dividends to service our or Simmons Holdco’s debt or fund our business, (iii) limiting our ability to capitalize on our business opportunities and react to competitive pressures and regulatory changes and (iv) limiting our ability or increasing the costs to refinance our debt. In addition, if the restructuring and any related bankruptcy filing involves the sale of Simmons Bedding or its assets, we may not have any remaining operating assets to generate cash flow to repay the debt of Simmons Bedding, THL-SC, Holdings, Simmons Holdco or any of our affiliates and the proceeds may not be sufficient to repay such debt in full, and, as a result, any debt or equity holder of Simmons Bedding, Simmons or Simmons Holdco could suffer the loss of a significant part or all of its loan or investment.
If we are unable to successfully complete a restructuring, comply with the terms of the forbearance agreements or extend the forbearance periods prior to a successful completion of a restructuring, our senior lenders and holders of Subordinated Notes will be entitled to accelerate their debt upon the termination of the forbearance agreements. If there is an acceleration of payments under the senior credit facility, then Simmons Bedding would be in default under its Subordinated Notes, Holdings would be in default under its Discount Notes, and Simmons Holdco would be in default under its Toggle Loan. We would not have the ability to repay any amounts accelerated under our various debt obligations without obtaining additional equity and/or debt financing. An acceleration of payments could result in a voluntary filing of bankruptcy by Simmons Bedding, THL-SC, Holdings, Simmons Holdco or any of our affiliates or the filing of an involuntary petition for bankruptcy against Simmons Bedding, THL-SC, Holdings, Simmons Holdco or any of our affiliates, which would have the material adverse impacts described above.
Our financial statements have been prepared assuming that we will continue as a going concern. However, if we do not retain the necessary financing to meet our obligations and pay our liabilities when they come due or restructure our debt in a manner satisfactory to our lenders, it could result in a voluntary filing of bankruptcy by Simmons Bedding, THL-SC, Holdings, Simmons Holdco or any of our affiliates or the filing of an involuntary petition for bankruptcy against Simmons Bedding, THL-SC, Holdings, Simmons Holdco or any of our affiliates, which would have the material adverse impacts described above.
The factors described in this Annual Report on Form 10-K, including in the footnotes to our consolidated financial statements, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from this uncertainty. In addition, our independent registered public accounting firm has included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern in their audit report for the fiscal year ended December 27, 2008. No assurances can be made regarding our ability to satisfy our liquidity and working capital requirements, to obtain the necessary financing to meet our obligations and pay our liabilities when they come due or our ability to successfully complete a restructuring. Failure to successfully implement a restructuring on a timely basis or at all would result in depleting our available funds and not being able to pay our obligations when they become due and continue as a going concern. Failure to satisfy such obligations and our other liquidity and working capital requirements could result in a voluntary filing of bankruptcy by Simmons Bedding, THL-SC, Holdings, Simmons Holdco or any of our affiliates or the filing of an involuntary petition for bankruptcy against Simmons Bedding, THL-SC, Holdings, Simmons Holdco or any of our affiliates, which would have the material adverse impacts described above.

We have received a notice of defaults under the indenture governing the Discount Notes and we may receive additional notices under our debt obligations in the future. If we are unable to cure these defaults under the Discount Notes, payment under our Discount Notes could be accelerated, and could result in further defaults under the senior credit facility and the Subordinated Notes, as well as a default under the Toggle Loan or our other debt obligations.
On April 14, 2009, we received a notice sent on behalf of holders of the Discount Notes, purporting to own more than 25% of the $269.0 million principal amount of the outstanding Discount Notes, pursuant to which such holders have notified us that our failure to furnish to the holders of the Discount Notes (i) a Quarterly Report on Form 10-Q for the quarter ended September 27, 2008 and (ii) an Annual Report on Form 10-K for the fiscal year ended December 27, 2008, each as required under the indenture governing the Discount Notes, constitutes defaults thereunder. Under the indenture governing the Discount Notes, we have until June 13, 2009 to cure these defaults. In addition, having received the notice, if we fail to cure these defaults by June 13, 2009, the forbearance periods under both the forbearance agreements pertaining to the senior credit facility and the Subordinated Notes will terminate. By the filing of this Annual Report on Form 10-K for fiscal year ended December 27, 2008 and the simultaneous filing of the Quarterly Report on Form 10-Q for the quarter ended September 27, 2008, we have cured these defaults within the specified cure period. We have not filed the Quarterly Report on Form 10-Q for the first quarter ended March 28, 2009, and we may receive further notices of default related to such failure or other defaults under the Discount Notes or the Toggle Loan.
If we are unable to cure these or any other defaults, payments under our debt obligations could be accelerated, and result in defaults under the senior credit facility, the Subordinated Notes, the Discount Notes, the Toggle Loan or our other debt obligations. A default or an acceleration of payments under our debt obligations could result in a voluntary filing of bankruptcy by Simmons Bedding, THL-SC, Holdings, Simmons Holdco or any of our affiliates or the filing of an involuntary petition for bankruptcy against Simmons Bedding, THL-SC, Holdings, Simmons Holdco or any of our affiliates, which would have the material adverse impacts described above.
The senior credit facility and the indentures related to our debt instruments contain various covenants which limit management’s discretion in the operation of our business.
The senior credit facility and the indentures related to the Subordinated Notes, the Discount Notes and the Toggle Loan and the existing forbearance agreements related to the senior credit facility and the Subordinated Notes contain various provisions which limit management’s discretion in managing our business by, among other things, restricting our ability to:
•	borrow money;

•	pay dividends on stock or repurchase stock;

•	make certain types of investments and other restricted payments;

•	create liens;

•	sell certain assets or merge with or into other companies;

•	enter into certain transactions with affiliates;

•	sell stock in certain of our subsidiaries; and

•	restrict dividends or other payments from our subsidiaries.
In addition, the senior credit facility requires Simmons Bedding to meet certain financial ratios. Covenants in the senior credit facility require Simmons Bedding to use a portion of the proceeds it receives in specified debt or equity issuances to repay outstanding borrowings under its senior credit facility.

Even if we are able to refinance or extend our indebtedness or enter into a successful restructuring plan, our substantial indebtedness could still adversely affect our financial health and reduce the cash available to support our business and operations.
On a consolidated basis, we are currently highly leveraged. As of December 27, 2008, we had $988.2 million of total indebtedness outstanding and less than $0.1 million available on our revolving loan under our senior credit facility. Even if we are able to successfully complete a restructuring, we may still maintain some indebtedness. Any indebtedness could have important consequences. For example, it could:
•	make it more difficult for Simmons to satisfy its obligations with respect to our outstanding debt, and a failure to comply with any financial and other restrictive covenants could result in an event of default under our debt instruments and agreements;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

•	increase our vulnerability to interest rate increases, as borrowings under the senior credit facility and certain other debt are at variable rates, resulting from financial market conditions, ratings downgrades or other factors;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit, among other things, our ability to borrow additional funds.
In addition, we may be able to incur additional indebtedness in the future. If new debt is added, the related risks described above could intensify.
Each of Holdings and Simmons Holdco is a holding company with no operations. Each of Holdings and Simmons Holdco may not have access to the cash flow and other assets of its subsidiaries that may be needed to make payments on its respective debt obligations.
Holdings is a holding company that conducts no operations. Its primary assets are deferred financing fees and the capital stock of THL-SC, which in turn is a holding company that conducts no operations and the only assets of which are the capital stock of Simmons Bedding. Simmons Holdco is our parent company and it has no material assets other than its ownership of our capital stock. Operations are conducted through Simmons Bedding and its subsidiaries, and Holdings’ ability to make payments on the Discount Notes and Simmons Holdco’s ability to make payments on the Toggle Loan are solely dependent on the earnings and distribution of funds from Simmons Bedding and its subsidiaries through loans, dividends or otherwise. However, none of Holdings’ or Simmons Holdco’s subsidiaries is obligated to make capital contributions, dividends, loans or other payments available to it for payment on the Discount Notes or the Toggle Loan. The terms of the senior credit facility and the forbearance agreements significantly restrict Simmons Bedding from paying dividends and otherwise transferring assets to Holdings or to Simmons Holdco, except for administrative, legal and accounting services. Further, the Subordinated Notes significantly restrict Simmons Bedding and its subsidiaries from paying dividends to Holdings or to Simmons Holdco and otherwise transferring assets to Holdings or to Simmons Holdco. Given the restrictions in Simmons Bedding’s existing debt instruments, we currently anticipate that, in order to pay interest on or the principal amount at maturity of the Discount Notes or Toggle Loan, we would be required to adopt one or more alternatives, such as refinancing all of our indebtedness, selling our equity securities or the equity securities or assets of Simmons Bedding, or seeking capital contributions or loans from our affiliates. There can be no assurance that any of the foregoing actions could be effected as part of the restructuring on satisfactory terms, if at all, or that any of the foregoing actions would enable us to refinance our indebtedness or pay interest on or the principal amount of the Discount Notes or Toggle Loan, or that any of such actions would be permitted by the terms of any other debt instruments of ours or our subsidiaries then in effect. In addition, it is likely that any restructuring that we would implement would not enable us to make any further payments on the Discount Notes or Toggle Loan, and as a result, any equity or debt holder of Simmons Bedding, Holdings or Simmons Holdco could suffer the loss of a significant part or all of its loan or investment.

The actions of Simmons Holdco’s controlling stockholder could conflict with the interests of the holders of our debt.
Simmons Holdco’s stockholders include affiliates of THL, affiliates of Fenway Partners and certain members of our management and directors. As of December 27, 2008, affiliates of THL owned 71.1% of all voting stock. THL has the ability to elect all of the members of our board of directors, subject to certain voting agreements under our stockholders’ agreement, appoint new management and approve any action requiring the approval of our stockholders. The directors have the corporate authority, subject to any restrictions under our debt and forbearance agreements, to make decisions affecting our capital structure, including the issuance of additional indebtedness, the terms of any restructuring and the declaration of dividends. In February 2007, Simmons Holdco borrowed $300.0 million under the Toggle Loan to distribute $278.3 million to certain of Holdings’ then existing stockholders. In 2004, the net proceeds of the issuance of the $269.0 million aggregate amount of the Discount Notes were used to pay a dividend to stockholders. In addition, transactions may be pursued that could enhance THL’s equity investment while involving risks to our interests or the interests of our investors. In particular, these and other actions of Simmons Holdco’s controlling stockholder could negatively impact the debt or equity holders of Simmons Bedding, Holdings or Simmons Holdco.
We are vulnerable to interest rate risk with respect to our debt, which could lead to an increase in interest expense and reduce our cash available for operations.
We are subject to interest rate risk in connection with our variable rate indebtedness. Interest rate changes could increase the amount of our interest payments and thus negatively impact our future earnings and cash flows. Our annual interest expense on our floating rate indebtedness will increase by $0.5 million for each 1/8th percentage point increase in interest rates.
Risks Related to Our Business
Deteriorating economic conditions could negatively affect our revenues and profitability.
General U.S. and world economic conditions have weakened significantly, and we expect this weakness to continue in 2009. The unemployment rate is expected to continue to rise, consumer confidence and spending, including spending on larger homes or second homes, has decreased dramatically and the stock market remains extremely volatile. In addition, tightening credit markets and related interest rate increases for, and limitations on availability of, consumer credit could negatively impact consumer purchases of our mattresses. Given these expected economic conditions, it will be more difficult for us to grow revenue and achieve profitability. In the fourth quarter of 2008, we significantly lowered our projected future operating results for both our Domestic and Canada reporting units based on deterioration of consumer spending and increased material costs. In addition, in an economic recession or under other adverse economic conditions, customers and vendors may be more likely to fail to meet contractual terms or their payment obligations. Such failures will impact our cash flow and ability to repay our indebtedness. A further decline in economic conditions may have continued material adverse effect on our business.
We operate in the highly competitive bedding industry, and if we are unable to compete successfully, we may lose customers and our sales may decline.
The bedding industry is highly competitive. There are approximately 550 bedding manufacturers in the U.S. The top six manufacturers (including us) accounted for approximately 68% of the conventional bedding industry’s wholesale revenues in 2007 and the top 15 accounted for 81% of wholesale revenues, according to Furniture/Today, an industry publication. The highly competitive nature of the bedding industry means we are continually subject to the potential loss of market share or the inability to gain market share, difficulty in raising prices, and margin reductions. We may not be able to compete effectively in the future. In addition, some of our principal competitors may be less highly-leveraged, have greater access to financial or other resources, have lower cost operations and/or be better able to withstand changing market conditions.

Regulatory requirements relating to our products may increase our costs, alter our manufacturing processes and impair our product performance.
Our products are and will continue to be subject to regulation in the U.S. and Canada by various federal, state, provincial and local regulatory authorities. In addition, other governments and agencies in other jurisdictions regulate the sale and distribution of our products. Compliance with these regulations may negatively impact our business. For example, the products manufactured, distributed and sold by the Company come within the scope of several provisions of the Consumer Product Safety Improvement Act of 2008 (“CPSIA”), which was signed into law on August 14, 2008. CPSIA Section 102 requires that as of November 12, 2008, a Certificate of Compliance (“COC”) issued by the manufacturer accompany all products subject to regulation by the CPSC, that the COC be provided to all distributors and retailers to whom such regulated product is shipped, and that the COC be available for inspection upon request of the CPSC. All of the products subject to regulation by the CPSC that we manufacture were accompanied by a COC in advance of the November 12, 2008 deadline, and we are able to produce the COCs upon request, in accordance with current federal law. Further, CPSIA Section 101 establishes limitations on the levels of lead that may be present in certain products intended for use by children; similarly, CPSIA Section 108 regulates the levels of certain phthalates which may be present in certain products intended for use by children. Many of the juvenile products manufactured or distributed by us are subject to and comply with these regulations. We are currently preparing to meet the requirements of CPSIA Section 104, which final rule is to be issued August 14, 2009. CPSIA Section 104 will require registration of certain children’s products. We will continue to monitor rulemaking by the CPSC and to work toward compliance with additional requirements of the CPSIA, particularly with respect to juvenile products sold by us, and expect to be in full compliance in advance of the respective effective dates. We incurred and will continue to incur significant costs related to the new standards. In addition, the CPSC and other regulatory agencies may also adopt new laws, rules and regulations relating to other standards. Our product solutions will not necessarily meet all future standards. Compliance with such new laws, rules and regulations may increase our costs, alter our manufacturing processes and impair the performance of our products. Further, any bankruptcy filing by or against us could adversely affect our ability to comply with new laws, rules or regulations on a timely basis.

Legal and regulatory requirements may impose costs or charges on us that impair our business and reduce our profitability.
Our marketing and advertising practices could become the subject of proceedings before regulatory authorities or the subject of claims by other parties which could require us to alter or end these practices or adopt new practices that are not as effective or are more expensive. In addition, our operations are subject to federal, state, provincial and local laws and regulations relating to pollution, environmental protection, occupational health and safety and labor and employee relations. We may not be in complete compliance with all such requirements at all times. Under various environmental laws, we may be held liable for the costs of remediation of releases of hazardous substances at any properties currently or previously owned or operated by us or at any site to which we sent hazardous substances for disposal. Such liability may be imposed without fault, and the amount of such liability could be material. We are subject to investigation under various labor and employment laws and regulations by both governmental entities and employees and former employees. Should liability be imposed as a result of such activity, particularly in the context of class or multi-plaintiff litigation, our profitability could be reduced. Further, any bankruptcy filing by or against us or our affiliates would result in significant expense for legal counsel and professional advisors.
Our new product launches may not be successful, which could cause a decline in our market share and our level of profitability.
Each year we invest significant time and resources in research and development to improve our product offerings. In addition, we incur increased costs in the near term associated with the introduction of new product lines, including training of our employees in new manufacturing, sales processes, and the production and placement of new floor samples for our customers. We are subject to a number of risks inherent in new product introductions, including development delays, failure of new products to achieve anticipated levels of market acceptance, and costs associated with failed product introductions. In addition, we have a limited ability to increase prices on existing products, and any failure of new product introductions may reduce our ability to sell our products at appropriate price levels. Further, any bankruptcy filing by or against us or our affiliates could adversely affect our ability to improve our product offerings.
We may experience further fluctuations in our operating results due to seasonality, which could make sequential quarter to quarter comparison an unreliable indication of our performance.
We have historically experienced and expect to continue to experience seasonal and quarterly fluctuations in net sales and operating income. Our third quarter sales are typically higher than our other fiscal quarters. We attribute this seasonality principally to retailers’ sales promotions related to the 4th of July and Labor Day holidays. This seasonality means that a sequential quarter to quarter comparison may not be a good indication of our performance or how we will perform in the future.
We rely on a relatively small number of suppliers and third-party providers, and if we experience difficulty with a major supplier or a major third-party provider, we may have difficulty finding alternative sources. This could disrupt our business.
We purchase substantially all of our conventional bedding raw materials centrally to obtain volume discounts and achieve economies of scale. We obtain a large percentage of our raw materials from a small number of suppliers. For the year ended December 27, 2008, we purchased approximately 74% of our raw materials from ten suppliers. As a result of the current economic climate, our suppliers have experienced and may in the future experience disruptions in their relationships with their suppliers, which disrupt their ability to provide us with requisite supplies and negatively impact our manufacturing. Any future supply disruptions could adversely affect our ability to manufacture our products and sales.
We have supply agreements with several suppliers including L&P, Foamex, and National Standard Company. However, there is no guarantee that we will be able to renew these agreements. With the exception of certain products of L&P, Foamex and National Standard Company, we believe that we can readily replace our supply, if or when the need arises, within 90 days as we have already identified and use alternative resources.

L&P supplies the majority of certain bedding components (including certain spring components, insulator pads, wire, fiber, quilt backing and flange material) to the U.S. bedding industry. In 2008, we purchased approximately 30% of our raw materials from L&P. To ensure an adequate supply of various components, we have entered into agreements with L&P, generally expiring in the year 2010, for the supply of certain spring components. Among other things, these agreements generally require us to purchase a majority of our requirements of several components from L&P. National Standard Company is our exclusive supplier for the stranded wire used in our Advanced Pocketed Coil™ products. Foamex is our exclusive supplier for NxG™ visco-foam used in all of our Comforpedic® and Beautyrest NxG™ products.
Because we may not be able to find alternative sources for some of these components on terms as favorable to us as we currently receive, or at all, our business, financial condition and results of operations could be impaired if we lose L&P, Foamex or National Standard Company as a supplier. Further, if we do not reach committed levels of purchases, various additional payments could be required to be paid to L&P, and certain sales volume rebates or exclusivity to certain products could be lost.
Additionally, our domestic operations primarily utilize two third-party logistics providers which, in the aggregate, accounted for approximately 62% of our outbound wholesale shipments for the year ended December 27, 2008.
Any bankruptcy filing by or against us or our affiliates could adversely affect our ability to obtain new or maintain existing relationships with suppliers and third-party providers. Any instability of, or change in our relationship with, these providers could materially disrupt our business.

We are subject to fluctuations in the cost and availability of raw materials, which could increase our costs or disrupt our production.
The major raw materials that we purchase for production are foam, wire, spring components, lumber, cotton, insulator pads, innersprings, foundation constructions, fabrics and roll goods consisting of fiber, ticking and non-wovens. The price and availability of these raw materials, as well as the cost of fuel to transport our products to market, are subject to market conditions affecting supply and demand. Our material costs continue to be impacted by the higher prices for steel and petroleum based products, which principally affects the cost of foam, innerspring and foundation components. During 2007 and 2008, the cost of these components remained elevated above historical averages. Further, the price of lumber we obtain from Canada has increased as a result of increased tariffs and may increase due to adverse fluctuations in exchange rates. Additionally, during 2007 and 2008, our distribution costs were negatively impacted by the rapid rise in diesel prices. Our financial condition and results of operations may be impaired by further increases in raw material and diesel costs to the extent we are unable to pass those higher costs on to our customers. In addition, if these materials are not available on a timely basis or at all, we may not be able to produce our products, and our sales may decline.
Because we depend on our significant customers, a decrease or interruption in their business with us could reduce our sales and profits.
Our top five customers collectively accounted for approximately 26% of our bedding shipments for the year ended December 27, 2008. Most of our customer arrangements are by purchase order or are terminable at will. Several of our customer arrangements are governed by long-term supply agreements. A substantial decrease or interruption in business from our significant customers could result in a reduction in net sales, an increase in bad debt expense or the loss of future business, any of which could impair our business, financial condition or results of operations. Additionally, the expiration of a long-term supply agreement could result in the loss of future business, or the payment of additional amounts to secure a contract renewal or an increase in required advertising support, any of which could impair our business, financial condition or results of operations. Further, if our customers seek bankruptcy protection, they could act to terminate all or a portion of their business with us, originate new business with our competitors and terminate or assign our long-term supply agreements, which could impair our results of operations. Any loss of revenue from our major customers, including the non-payment or late payment of our invoices, could materially adversely affect our business, results of operations and financial condition.
Retailers may, and in the past some of our retailers did, consolidate, undergo restructurings or reorganizations, or realign their affiliations. These events may result, and have temporarily resulted, in a decrease in the number of stores that carry or carried our products, an increase in the ownership concentration in the retail industry, and/or our being required to record significant bad debt expense. Retailers may decide to carry only a limited number of brands of mattress products, which could affect our ability to sell our products to them on favorable terms, if at all, and could negatively impact our business, financial condition or results of operations. Any bankruptcy by or against us or our affiliates could adversely affect our relationship with retailers, which could impair our business, financial condition or results of operations.
If our cost cutting measures are not successful, we may become less competitive.
A variety of factors could prevent us from achieving our goal of better aligning our product offerings and cost structure with customer needs in the current business environment through reducing our operating expenses and eliminating redundancies. For example, our efforts to consolidate our plants could cause our other facilities to have to operate above optimal capacity and could increase distribution expenses. If we receive unanticipated orders, these incremental volumes could be unprofitable due to the higher costs of operating above our optimal capacity. In addition, we may not be able to sufficiently increase capacity to meet any increased demand. As a result, we may not achieve our expected cost savings in the time anticipated, or at all. In such case, our results of operations and profitability may be negatively impacted, making us less competitive and potentially causing us to lose market share.

A change or deterioration in labor relations or the inability to renew our collective bargaining agreements could disrupt our business operations and increase our costs, which could negatively impact sales and decrease our profitability.
At eight of our 21 manufacturing facilities our employees (approximately 56% of our workforce) are represented by various labor unions with separate collective bargaining agreements. Our collective bargaining agreements are typically negotiated for two- to five-year terms. We may not be able to renew these contracts on a timely basis or on favorable terms. It is possible that labor union efforts to organize employees at additional non-union facilities may be successful. It is also possible that we may experience labor-related work stoppages in the future. Any of these developments could disrupt our business operations or increase costs, which could negatively impact our sales and profitability.
The loss of the services of any member of our executive leadership team could impair our ability to execute our business strategy and negatively impact our business, financial condition and results of operations.
We depend on the continued services of our executive leadership team, including Stephen Fendrich, our President and Chief Operating Officer; Dominick Azevedo, our Executive Vice President — Sales; William Creekmuir, our Executive Vice President and Chief Financial Officer; Kristen McGuffey, our Executive Vice President and General Counsel; Timothy Oakhill, our Executive Vice President — Marketing and Licensing; and Kimberly Samon, our Executive Vice President — Human Resources. The loss of any of our key officers could impair our ability to execute our business strategy and negatively impact our business, financial condition and results of operations. We have non-compete agreements with our executive leadership team. We do not carry key man insurance for any of our management executives. Any bankruptcy filing by or against us or our affiliates could adversely affect our ability to retain and motivate our executive leadership team or other key employees.

Our international operations are subject to foreign exchange, tariff and tax risks and our ability to expand in certain international markets is limited by the terms of licenses we have granted to manufacture and sell Simmons products.
We currently conduct significant operations in Canada. Our Canadian operations are subject to fluctuations in currency exchange rates, the potential imposition of trade restrictions, and tariff and other tax increases. We have also limited our ability to independently expand in certain international markets where we have granted licenses to manufacture and sell Simmons products. Fluctuations in the currency exchange rate between the U.S. dollar and the Canadian dollar may affect our shareholders equity and our financial condition or results of operations. In addition, as a result of a recent tax treaty between the United States and Canada, the withholding tax on transfers of cash from our Canadian operations to our U.S. operations has increased substantially which could impact our results of operations.
We have substantial funds held at few financial institutions that exceed the insurance coverage offered by the FDIC, the loss of which would have a severe negative affect on our operations and liquidity.
As of December 27, 2008, we had approximately $54.9 million held in accounts at few financial institutions in the United States, Canada and Puerto Rico. Although the FDIC insures deposits in banks and thrift institutions up to $250,000 per eligible account, the amount that we have deposited at these banks substantially exceeds the FDIC limit. If any of the financial institutions where we have deposited funds were to fail, we may lose some or all of our deposited funds that exceed the FDIC’s $250,000 insurance coverage limit. Such a loss would have a severe negative effect on our operations and liquidity.
We have retirement plans that are currently under funded and we will be required to make cash payments to the plans, reducing the cash available for our business.
We have a registered combined non-contributory defined benefit and defined contribution pension plan for substantially all of the employees of Simmons Canada and a retirement compensation arrangements (“RCA”) for certain senior officials of Simmons Canada. As of December 27, 2008, the projected benefit obligation exceeded the fair value of the plan assets of the defined benefit segment of the pension plan (“Pension Plan”) by $2.9 million. As of December 27, 2008, the fair value of the plan assets exceeded the projected benefit obligation of the RCA by $0.7 million. We expect to make estimated minimum funding contributions totaling approximately $1.1 million in 2009 related to the Pension Plan. No contributions are expected for the RCA in 2009. We also have unfunded supplemental executive retirement plans (“SERP”) for certain former executives. As of December 27, 2008, we had a liability of $3.1 million related to the SERP and anticipate making contributions to the SERP of $0.2 million in 2009. If the performance of the assets in the Pension Plan do not meet our expectations, or if other actuarial assumptions are modified, our future cash payments to the Pension Plan could be higher than we expected.
If we are not able to protect or maintain our trademarks, patents, trade secrets and other intellectual property, we may not be able to prevent competitors from developing similar products or from marketing in a manner that capitalizes on our trademarks, patents and other intellectual property.
Brands and branded products are very important to our business. We have a large number of well-known trademarks and service marks registered in the U.S., Canada and abroad, and we continue to pursue many pending applications to register marks domestically and internationally. We also have a significant portfolio of patents and patent applications that have been issued or are being pursued both domestically and abroad. In addition, certain marks, trade secrets, know-how and other proprietary materials that we use in our business are not registered or subject to patent protection. Our intellectual property is important to the design, manufacture, marketing and distribution of our products and services.
To compete effectively with other companies, we must maintain the proprietary nature of our owned and licensed intellectual property and maintain our trade secrets, know-how and other proprietary materials. Despite our efforts, we cannot eliminate the following risks:
•	it may be possible for others to circumvent our trademarks and service marks, patents and other rights;

•	our products and promotional materials, including trademarks, service marks, may now or in the future violate the proprietary rights of others;

•	we may be prevented from using our own trademarks, service marks, product designs or manufacturing technology, if challenged;

•	it may be cost prohibitive to enforce or defend our trademarks, service marks, patents and other rights;

•	our pending applications regarding trademarks, service marks and patents may not result in marks being registered or patents being issued;

•	we may be unable to protect our technological advantages when our patents expire; and

•	our trade secrets, know-how and other proprietary materials may be revealed to the public or our competitors and no longer provide protection for the related intellectual property.

The nature and value of our intellectual property may be affected by a change in law domestically or abroad. In light of the political and economic circumstances in certain foreign jurisdictions, our rights may not be enforced or enforceable in foreign countries even if they are validly issued or registered.
While we do not believe that our overall success depends upon any particular intellectual property rights, any inability to maintain the proprietary nature of our intellectual property could have a material negative effect on our business. For example, an action to enforce our rights, or an action brought by a third party challenging our rights, could impair our financial condition or results of operations, either as a result of a negative ruling with respect to our use, the validity or enforceability of our intellectual property or through the time consumed and legal costs involved in bringing or defending such an action.
We may face exposure to product liability claims, which could reduce our liquidity and profitability and reduce consumer confidence in our products.
We face an inherent business risk of exposure to product liability claims if the use of any of our products results in personal injury or property damage. In the event that any of our products prove to be defective or if they are determined not to meet state or federal legal requirements, we may be required to recall or redesign those products, which could be costly and impact our profitability. We maintain insurance against product liability claims, but such coverage may not continue to be available on terms acceptable to us and such coverage may not be adequate to cover types of liabilities actually incurred. A successful claim brought against us if not fully covered by available insurance coverage, or any claim or product recall that results in significant adverse publicity against us, could have a material negative effect on our business and/or result in consumers purchasing fewer of our products, which could also reduce our liquidity and profitability.
An increase in our return rates or an inadequacy in our warranty reserves could reduce our liquidity and profitability.
Our return rates may not remain within our historical levels. An increase in return rates could significantly impair our liquidity and profitability. We also generally provide our customers with a limited warranty against manufacturing defects on our conventional innerspring and specialty bedding products of ten and 20 to 25 years, respectively. Our juvenile bedding products generally have warranty periods ranging from five years to a lifetime. The historical costs to us of honoring warranty claims have been within management’s expectations. However, as we have released new products in recent years, many new products are fairly early in their product life cycles. Because our products have not been in use by our customers for the full warranty period, we rely on the combination of historical experience and product testing for the development of our estimate for warranty claims. However, our actual level of warranty claims could prove to be greater than the level of warranty claims we estimated based on our products’ performance during product testing. We have also experienced non-warranty returns for reasons generally related to order entry errors, shipping damage, and to accommodate customers. If our warranty and non-warranty reserves are not adequate to cover future claims, their inadequacy could reduce our liquidity and profitability.
Additional terrorist attacks in the U.S. or against U.S. targets or actual or threats of war or the escalation of current hostilities involving the U.S. or its allies could negatively impact our business, financial condition or results of operations.
Additional terrorist attacks in the U.S. or against U.S. targets, or threats of war or the escalation of current hostilities involving the U.S. or its allies, or military or trade disruptions impacting our domestic or foreign suppliers of components of our products, may impact our operations, including, but not limited to, causing supply chain disruptions and decreased sales of our products. These events could also cause an increase in oil or other commodity prices, which could adversely affect our raw materials or transportation costs. More generally, any of these events could cause consumer confidence and spending to decrease. These events also could cause or act to prolong an economic recession in the U.S. or abroad. Any of these occurrences could have a significant impact on our business, financial condition or results of operations.
An outbreak of swine flu or a pandemic, or the threat of a pandemic, may adversely impact our ability to produce and deliver our products or may adversely impact consumer demand.
A significant outbreak of swine flu, or a similar pandemic, or even a perceived threat of such an outbreak, could cause significant disruptions to our supply chain, manufacturing capability, corporate support infrastructure or distribution system that could adversely impact our ability to produce and deliver products. Similarly, such events could cause significant adverse impacts on consumer confidence and consumer demand generally. Any of these occurrences could have a significant impact on our business, financial condition or results of operations.

ITEM 1B.	UNRESOLVED STAFF COMMENTS.
None.

ITEM 2.	PROPERTIES.
Our corporate offices are located at One Concourse Parkway, Atlanta, Georgia 30328. We also maintain corporate offices in Ontario, Canada for our Canadian operations and a research and development facility in Atlanta, Georgia. The following table sets forth selected information regarding our manufacturing facilities as of December 27, 2008 (square footage in thousands):

	SQUARE
LOCATIONS	FOOTAGE	Title
United States
Agawam, Massachusetts (Springfield)	129.0	Leased
Aurora, Colorado (Denver)	129.0	Leased
Charlotte, North Carolina	175.0	Leased
Compton, California (Los Angeles)	223.4	Leased
DFW Airport, Texas (Dallas)	213.0	Leased
Fredericksburg, Virginia	128.5	Leased
Hazleton, Pennsylvania	214.8	Leased
Honolulu, Hawaii	63.3	Leased
Janesville, Wisconsin	290.2	Owned
Mableton, Georgia (Atlanta) (2)	148.3	Leased
Neenah, Wisconsin (1)	40.0	Leased
Salt Lake City, Utah	77.5	Leased
San Leandro, California	257.0	Leased
Shawnee Mission, Kansas (Kansas City)	130.0	Owned
Sumner, Washington (Seattle)	150.0	Leased
Tolleson, Arizona (Phoenix)	103.4	Leased
Waycross, Georgia	217.5	Owned
York, Pennsylvania (1)	29.0	Leased

Canada
Kirkland, Quebec	157.4	Leased
Bramalea, Ontario (2)	227.1	Leased
Calgary, Alberta	130.0	Owned
Delta, British Columbia	76.2	Leased

Puerto Rico
Trujillo Alto, Puerto Rico	50.0	Owned

	3,359.6

(1)	These facilities only manufacture juvenile products.

(2)	The Bramalea, Ontario and Mableton, Georgia facilities ceased production in August and September 2008, respectively. The Mableton, Georgia facility lease expired on May 31, 2009 and the Bramalea, Ontario facility lease will expire on August 31, 2012.
We believe that our facilities, taken as a whole, have adequate productive capacity and sufficient manufacturing equipment to conduct business at levels exceeding current demand.
In addition, as of December 27, 2008, we operated seven retail outlet stores through our World of Sleep subsidiary. In the first quarter of 2009, we closed one of the retail outlet stores.

ITEM 3.	LEGAL PROCEEDINGS.
From time to time, we have been involved in various legal proceedings. In November 2008, three former employees filed a wrongful dismissal class action against our subsidiary, Simmons Canada Inc., on behalf of themselves and a proposed class comprised of the unionized former employees who were terminated as a result of our closure of our Bramalea, Ontario facility in September 2008. We have entered into tentative settlement agreements with the plaintiffs, however, the agreement will not be final until certain conditions are met, including plaintiffs’ obtaining leave of court to dismiss the case. Based on the settlement agreements, we have recognized an expense which is included as restructuring charges on our 2008 consolidated statement of operations and comprehensive income. With the exception of this matter, we believe that all current litigation is routine in nature, incidental to the conduct of our business and not material.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.
Not applicable.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.
There is no established public trading market for any class of our common equity. As of December 27, 2008, there was one holder of record for our common stock. As of December 27, 2008, there were 56 holders of record of class A common stock and 115 holders of record of class B common stock of Simmons Holdco, which owns 100% of our common stock.
During 2007, Simmons Holdco paid $278.3 million of merger consideration to then existing class A stockholders. Any payment of future dividends or distributions and the amounts thereof will be dependent upon our earnings, fiscal requirements and other factors deemed relevant by our board of directors. Our ability to pay dividends is restricted by the terms of the forbearance agreements, senior credit facility, Discount Notes and Subordinated Notes.

ITEM 6.	SELECTED FINANCIAL DATA.
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA
Set forth below is our selected historical consolidated financial and other operating data. We derived our historical statement of operations and balance sheet data for 2004, 2005, 2006, 2007 and 2008 from our audited consolidated financial statements.
As a result of the SCUSA Disposition and Canada Acquisition, the historical consolidated financial and other data for the periods presented exclude SCUSA’s operating results for the periods subsequent to August 2006 and include Simmons Canada’s operating results for the periods subsequent to November 2006.
The accompanying selected historical consolidated financial and other operating data contain all adjustments that, in the opinion of management, are necessary to present fairly our financial position for the periods presented. All adjustments in the periods presented herein are normal and recurring in nature unless otherwise disclosed. The information presented below should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements and related notes and other financial information appearing elsewhere herein.

	Year Ended
	Dec. 27,	Dec. 29,	Dec. 30,	Dec. 31,	Dec. 25,
	2008	2007	2006	2005	2004
	(52 Weeks)	(52 Weeks)	(52 Weeks)	(53 Weeks)	(52 Weeks)
	(Amounts in millions)
Statement of Operations Data:
Net sales	$1,028.7	$1,126.8	$961.6	$855.3	$869.9
Cost of goods sold (1)	648.8	676.3	544.2	488.1	477.1
Selling, general and administrative expenses (1)	328.9	346.2	311.1	293.6	309.6
Amortization of intangibles	6.3	6.1	5.7	5.7	4.9
Goodwill and trademark impairments (2)	547.6	—	—	—	—
Gain on the sale of Sleep Country USA	—	—	(43.3)	—	—
Other (3) (4)	0.7	(10.0)	(7.9)	(8.5)	(1.2)

Operating income (loss)	(503.6)	108.3	152.0	76.3	79.5
Interest expense	73.5	76.2	81.2	70.7	44.3
Interest income	(0.4)	(0.5)	(1.3)	(0.3)	(0.1)

Income (loss) before income taxes	(576.7)	32.6	72.0	5.9	35.3
Income tax expense (benefit)	(84.5)	8.7	24.4	2.6	11.5

Net income (loss)	$(492.2)	$23.9	$47.6	$3.3	$23.8

Balance Sheet Data:
Working capital (5)	$34.5	$11.7	$6.4	$17.0	$18.0
Cash and cash equivalents	54.9	27.5	20.8	24.6	24.2
Total assets (2) (6) (7)	890.8	1,477.7	1,373.7	1,280.8	1,307.3
Total debt	988.2	901.5	896.8	907.8	917.7
Total common stockholder’s equity (deficit) (6) (7)	(362.3)	188.2	149.9	104.3	102.8

Other Data:
EBITDA (8)	$84.2	$139.4	$182.0	$104.3	$102.7
Non-cash stock compensation expense	(0.4)	0.1	0.8	—	3.3
Transaction related expenditures, including cost of products sold	1.4	4.6	1.7	0.6	8.8
Financial restructuring charges	4.9	—	—	—	—
Operating restructuring charges	16.4	—	—	0.3	13.5
Management fees	1.8	1.7	1.7	1.6	1.7
Capital expenditures	17.1	25.1	13.6	6.8	18.2

(1)	Certain general and administrative costs were reclassified from selling, general and administrative expenses to cost of products sold. Selling, general and administrative expense decreased and cost of products sold increased $5.4 million and $4.8 million for 2005 and 2004, respectively.

(2)	In the fourth quarter of fiscal 2008, we significantly lowered our projected future operating results for both our Domestic and Canada reporting units based on deterioration of consumer spending and increased material costs. Based on the lower projected future operating results, we determined that the forecasted earnings and cash flows of the reporting units no longer supported their goodwill and trademark carrying values. As a result, non-cash pretax goodwill and trademark impairment charges were recognized for our Domestic reporting unit of $294.0 million and $225.8 million, respectively, and non-cash pretax goodwill and trademark impairment charges were recognized for our Canada reporting unit of $9.9 million and $17.9 million, respectively.

(3)	Includes the following items to the extent applicable for the periods presented: stock based compensation expense, restructuring charges, transaction expense, and licensing revenues.

(4)	In the first quarter of fiscal 2006, we adopted Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), Share-Based Payments (“SFAS 123R”). Under SFAS 123R, the fair value of our stock-based compensation awards on the date of grant are recognized as an expense over the vesting period. Prior to the adoption of SFAS 123R, we used the intrinsic value method to account for our stock based awards for our employees and directors in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. Under APB 25, compensation cost was measured at the date of grant as the excess of the fair value of the award over the purchase price and recognized as an expense over the vesting period. Upon adoption of SFAS 123R, we made a one-time cumulative adjustment of less than $0.1 million to record an estimate of future forfeitures on all outstanding restricted stock awards.

(5)	Defined as current assets (excluding cash and assets held for sale), less current liabilities (excluding current maturities of long-term debt and liabilities held for sale).

(6)	In the first quarter of 2007, we adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the adoption of FIN 48, we recognized an $18.3 million increase in our liability for uncertain tax positions. This was accounted for as a decrease in retained earnings of $2.2 million, and increases in goodwill and deferred tax assets of $12.6 million and $3.5 million, respectively.

(7)	In the fourth quarter of 2007, we adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS 158”). SFAS 158 requires the recognition of the overfunded or underfunded status of a defined benefit post retirement plan as an asset or liability on the Company’s balance sheet and the recognition of changes in the funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of the funded status of a plan as of the date of the Company’s year end balance sheet. This pronouncement does not require prior periods to be restated to reflect the impact of SFAS 158. The Company adopted SFAS 158 on December 29, 2007. The adoption of the pronouncement reduced accumulated other comprehensive income by $0.4 million and did not impact the Company’s results of operations or cash flows.

(8)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a non-GAAP financial measure that we define as net income before interest expense, income taxes, depreciation, amortization and impairment charges. We use EBITDA, adjusted for other unusual, non-cash or non-recurring items, as a tool to measure our operating performance and, after applying various adjustments, as a basis for determining the following:
•	the allocation of our resources;

•	the return on investment of acquisitions and major cash expenditures;

•	the compensation of our management;

•	the vesting of our restricted stock and stock options;

•	the valuation of our common stock; and

•	our compliance with debt covenants.

We use EBITDA as a tool for measuring our operating performance because we are and have historically had a highly-leveraged capital structure which results in significant interest expense and minimal cash tax expense. We believe EBITDA provides useful information to the holders of our notes and security analysts by assisting them in making informed investment decisions as we have historically been valued and sold based upon multiples of EBITDA. EBITDA differs from Adjusted EBITDA, which is defined by our senior credit facility (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”).
EBITDA has important limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. For example, EBITDA does not reflect:
•	our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital needs;

•	the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts and Simmons Holdco debts;

•	tax payments that represent a reduction in cash available to us; and

•	any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.
Because of these and other limitations, we report our results under GAAP and use EBITDA to measure our performance. The following table presents for the periods set forth below a reconciliation of our net income (loss) to EBITDA (amounts in millions):

	Year Ended
	Dec. 27,	Dec. 29,	Dec. 30,	Dec. 31,	Dec. 25,
	2008	2007	2006	2005	2004

Net income (loss)	$(492.2)	$23.9	$47.6	$3.3	$23.8
Depreciation and amortization	39.9	30.6	28.7	27.7	23.1
Goodwill and trademark impairments	547.6	—	—	—	—
Income taxes	(84.5)	8.7	24.4	2.6	11.5
Interest expense	73.5	76.2	81.2	70.7	44.3

EBITDA	$84.2	$139.4	$182.0	$104.3	$102.7

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
OVERVIEW
We are one of the world’s largest mattress manufacturers, manufacturing and marketing a broad range of products under our well-recognized brand names. The majority of our products are conventional innerspring mattresses and foundations that utilize our Pocketed Coil® and Advanced Pocketed Coil™ technologies and are marketed under our Beautyrest®, Beautyrest Studio™, Beautyrest Black®, and Beautyrest NxG™ brand names. In addition, we manufacture and market open coil innerspring products under our DeepSleep® and BeautySleep® brand names, specialty (non-innerspring) visco-elastic products that utilize a patented NxG™ Advanced Memory Foam under our ComforPedic by Simmons™ brand name and specialty products made from natural latex foam under our Natural Care® brand name. We manufacture, sell and distribute our premium branded bedding products principally to retail and hospitality customers throughout the U.S. and Canada. Additionally, we license our intellectual property to international companies that manufacture and sell our premium branded bedding products throughout the world and to U.S. and Canadian manufacturers and distributors of bedding accessories, furniture, water beds, airbeds and other products. We sell products through a diverse North American base of approximately 3,300 retailers, representing over 15,500 outlets, including furniture stores, specialty sleep shops, department stores, furniture rental stores, mass merchandisers and juvenile specialty stores.
In November 2006, we purchased Simmons Canada, a former licensee of Simmons and one of the largest bedding manufacturers in Canada. In August 2006, we sold our specialty sleep retail stores, SCUSA, and now operate only as a manufacturer and distributor of bedding products principally to retailers or hospitality customers. Following the acquisition of Simmons Canada and disposition of SCUSA, we have two reportable segments organized by geographic area, Domestic (U.S. including Puerto Rico) and Canada. In 2008, we derived approximately 87.6% of our net sales from our Domestic segment.
In June 2007, we also expanded our specialty bedding platform by acquiring the ComforPedic® brand of specialty mattresses and pillows which utilize NxG™ Advanced Memory Foam. Also during 2007, we re-engineered all of our products to be compliant with the CPSC’s new open flame resistance standard for the bedding industry that went into effect on July 1, 2007 and rolled the new compliant products out to our customers during the first half of 2007. In the process, we incurred $6.7 million of one-time manufacturing costs related to the conversion and the rollout of new products, including inefficiencies that occurred as a result of the disruption of our production processes. Our re-engineered products have added flame-retardant materials which have increased the costs our products. Additionally, we incurred $19.2 million of incremental selling costs (floor sample discounts, marketing materials, etc.) in comparison to 2006 related to the rollout of our new products to our customers.
During 2008, our Domestic conventional bedding net sales decreased $94.2 million, or 9.4%, compared to 2007. We attribute the decrease to an overall mattress industry downturn as a result of slowing consumer spending.
Our material costs continued to be impacted by the higher prices for steel and petroleum based products, which principally affects the cost of our foam, innerspring and foundation components. During 2007 and 2008, the cost of these components remained elevated above historical averages. Additionally, our distribution costs were negatively impacted by the rapid rise in diesel prices during these periods. Due to the significant increase in inflation we experienced during the last half of 2007 and throughout 2008, we have taken steps to eliminate costs from our overall cost structure and have plans to further eliminate additional costs from our future cost structure to help offset the inflation. In 2008, we completed two salaried workforce reductions and closed two conventional bedding manufacturing facilities located in Mableton, Georgia and Bramalea, Ontario. In September 2008, our Chairman and Chief Executive Officer, Charles R. Eitel, resigned and his duties were assumed by Stephen G. Fendrich, our President and Chief Operating Officer, and the executive committee of our board of directors. As a result of these actions, we incurred pre-tax restructuring charges associated with severance and fringe benefits and lease facility costs totaling $10.2 million in 2008.
In addition, to partially offset inflationary pressures, we implemented a price increase for our Domestic innerspring products that targets retail price points above $1,000 and all foundations in November 2007 and implemented a price increase for our Domestic innerspring products that targets retail price points below $1,000 in March 2008. In June 2008, we implemented a further price increase on our Beautyrest®, ComforPedic by SimmonsTM and Natural Care® products and foundations. These price increases in the aggregate raised our prices on average by 9.7%.

As of December 27, 2008, Simmons Bedding was not in compliance with certain covenants of its $540.0 million senior credit facility and was operating under a forbearance agreement with Simmons Bedding’s senior lenders. On January 15, 2009, Simmons Bedding did not make a scheduled payment of interest due on its Subordinated Notes resulting in a default under the indenture governing the Subordinated Notes. As a result, we entered into a forbearance agreement with more than a majority of the outstanding Subordinated Notes holders, pursuant to which such noteholders have agreed to refrain from enforcing their respective rights and remedies under the Subordinated Notes and the related indenture. Both forbearance agreements, as amended, with our senior lenders and the noteholders provide a forbearance period through June 30, 2009 and, upon meeting certain conditions, a further extension to July 31, 2009. We incurred fees and expenses in connection with the forbearance agreements and related amendments.
As a condition to the forbearance agreement with our senior lenders, we initiated a financing restructuring process in December 2008. A special committee of independent directors was formed by our board of directors on January 23, 2009 to evaluate and oversee proposals for restructuring our debt obligations, including seeking additional debt or equity capital and evaluating various strategic alternatives of the Company. There can be no assurance that we will be successful in implementing a restructuring. If we are unable to successfully complete a restructuring, comply with the terms of the forbearance agreements, or extend the forbearance periods as needed to successfully complete a restructuring, our payment obligations under the senior credit facility and the Subordinated Notes may be accelerated. If there is an acceleration of payments under the senior credit facility or the Subordinated Notes, then Holdings would be in default under its Discount Notes and Simmons Holdco would be in default under its Toggle Loan. We would not have the ability to repay any amounts accelerated under our various debt obligations without obtaining additional equity and/or debt financing. An acceleration of payments could result in a voluntary filing of bankruptcy by, or the filing of an involuntary petition for bankruptcy against, Simmons Bedding, THL-SC, Holdings, Simmons Holdco or any of our affiliates. Due to the possibility of such circumstances occurring, we are seeking a negotiated restructuring, including a restructuring of our debt obligations and/or sale of us, our affiliates or our assets, which could occur pursuant to a pre-packaged, pre-arranged or voluntary bankruptcy filing. Any bankruptcy filing could have a material adverse effect on our business, financial condition, liquidity and results of operations. The considerations above raise substantial doubt about our ability to continue as a going concern. For further information regarding our debt covenant violations and related forbearance agreements please see Item 1A “Risk Factors — Risks Related to Our Liquidity” and Item 7 “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Liquidity and Capital Resources.”

CRITICAL ACCOUNTING POLICIES
In preparing our consolidated financial statements in conformity with GAAP, we must make decisions that impact the reported amounts and the related disclosures. Those decisions include the selection of the appropriate accounting principles to be applied and the assumptions on which to base estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We evaluate our estimates and judgments on an on-going basis. We believe the critical accounting policies described below require management’s more significant judgments, assumptions and estimates.
Allowance for doubtful accounts. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. We evaluate the adequacy of the allowance on a periodic basis. The evaluation includes consideration of a review of historical loss experience, the aging of the receivable balances, adverse situations that may affect a customer’s ability to pay the receivable, and prevailing economic conditions. If the result of the evaluation of the reserve requirements differs from the actual aggregate allowance, adjustments are made to the allowance. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. As of December 27, 2008 and December 29, 2007, our accounts receivable balance was $95.9 million and $120.0 million, net of the allowances for doubtful accounts, discounts and returns of $5.4 million and $4.6 million, respectively. For 2008, 2007 and 2006, we recorded provisions for bad debt of $7.8 million (0.8% of net sales), $4.3 million (0.4% of net sales) and $1.0 million (0.1% of net sales), respectively, in our results of operations.
Impairment of goodwill. We test goodwill for impairment at the reporting unit level on an annual basis in the fourth quarter by comparing the fair value of its reporting units to their carrying values. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. If the carrying amount exceeds the fair value of the reporting unit, we perform the second step of the goodwill impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill.
Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions including revenue growth rates and operating margins, discount rates and future market conditions, among others. Fair value of our reporting units is generally determined based on an equal weighting of the market approach and income approach methodologies. The market approach estimates fair value by applying multiples of potential earnings, such as EBITDA, of similar public entities. Management believes this approach is appropriate because it provides a fair value using multiples from entities with operations and economic characteristics similar to our reporting units. The income approach is based on projected future debt-free cash flow that is discounted to present value using factors that consider the timing and risk of the future cash flows. Management believes this approach is appropriate because it provides a fair value estimate based upon the reporting units expected long-term operating and cash flow performance. The income approach also incorporates the potential impact of cyclical downturns, anticipated changes in product sales mix and inflation and other changes in product costs that could occur in the reporting unit and its industry. The income approach is based on a reporting unit’s five year projections of operating results and cash flows that are discounted using the estimate of the market based weighted average cost of capital for the bedding industry. The future operating projections are based on consideration of past performance and the projections and assumptions used in our current operating plans. Such assumptions are subject to change as a result of changing economic and competitive conditions.

In the fourth quarter of 2008, we significantly lowered our projected future operating results for both our Domestic and Canada reporting units based on deterioration of consumer spending and increased material costs. Our five year projections of operating results assumed that the current economic downturn would continue through 2009, followed by recovery in the second half of 2010 through 2011, and long-term industry growth rates for 2012 and beyond. Operating margin assumptions during the five year projection periods were consistent with the Company’s historical averages. We used a 17% discount rate to calculate the terminal value of our reporting units, which was higher than the 14% discount rate used in 2007. Our discount rate increased principally as a result of higher risk premiums associated with the our debt due to the combination of the Company being in violation of certain debt covenants and disruptions in the credit market as of the testing date. A one percentage point increase in the discount rate would have decreased the fair value of the Domestic and Canada reporting units by $15.0 million and $2.0 million, respectively. A one percentage point decrease in the discount rate would have increased the fair value of the Domestic and Canada reporting units by $15.0 million and $2.5 million, respectively. We used a long-term growth factor of 4% to calculate the terminal value of its reporting units, which is consistent with the rate used in 2007. Based on the lower projected future operating results, we determined that the forecasted earnings and cash flows of the reporting units no longer supported their carrying value of goodwill. As a result, non-cash pretax goodwill impairment charges were recognized for our Domestic and Canada reporting units of $294.0 million and $9.9 million, respectively. We did not recognize any goodwill or trademark impairment charges for 2007 and 2006.
Intangible Assets. Definite-lived intangible assets are amortized using the straight-line method, which we believe is most appropriate, over their estimated period of benefit, ranging from ten to twenty-five years. Since we have the intent and ability to renew our trademarks and our branded products have a long history of being a market leader in the bedding industry, we determined that our trademarks will generate cash flows for an indefinite period of time and consider trademarks to be indefinite-lived intangible assets. Indefinite-lived intangible assets are not amortized. We review the useful lives of definite-lived and indefinite-lived intangible assets every reporting period.
We evaluate indefinite-lived intangible assets for impairment at least annually or whenever events or circumstances indicate their carrying value might be impaired. The carrying value of an indefinite-lived intangible asset is considered impaired when its carrying value exceeds its fair market value. In such an event, an impairment loss is recognized equal to the amount of that excess.
Fair value of our trademarks is determined using a relief of royalty method. The relief of royalty method assumes that, in lieu of ownership, a company would be willing to pay a royalty in order to exploit the related benefits of the trademarks. This approach is dependent on a number of factors, including estimate of future operating projections, royalty rates for trademarks, and a discount rate. The future operating projections are based on consideration of past performance and the projections and assumptions used in our current operating plans. Such assumptions are subject to change as a result of changing economic and competitive conditions. The royalty rate is based on a combination of our existing agreements to license its trademarks to third-parties and licenses within the furniture and household products industry. The discount rate is based upon the estimate of the market based weighted average cost of capital for the bedding industry. As a result of our lowering our projected future operating results due to deterioration of consumer spending and increased material costs, we recognized a trademark impairment charge in 2008 related to our Domestic and Canada reporting segments of $225.8 million and $17.9 million, respectively. We did not recognize any trademark impairment charges in 2007 and 2006.
Warranty accrual. The conventional innerspring bedding products that we currently manufacture generally include a ten-year non-prorated warranty. The conventional specialty bedding products that we currently manufacture generally include a non-prorated warranty of 20 to 25 years. Our juvenile bedding products have warranty periods ranging from five years to a lifetime. We record the estimated cost of warranty claims when products are sold. Our new products undergo extensive quality control testing and are primarily constructed using similar techniques and materials of our historical products. Therefore, we estimate the cost of warranty claims based on historical sales and warranty returns and the current average costs to settle a warranty claim. We include the estimated impact of recoverable salvage value in the calculation of the current average costs to settle a warranty claim.

The following table presents a reconciliation of our warranty accrual for fiscal years 2008, 2007 and 2006 (in thousands):

	December 27,	December 29,	December 30,
	2008	2007	2006
Balance at beginning of year	$4,291	$3,668	$3,009
Additional warranties issued	2,853	2,466	1,627
Accruals related to pre-existing warranties (including change in estimate)	22	296	98
Warranty settlements	(2,403)	(2,139)	(1,066)

Balance at end of year	$4,763	$4,291	$3,668

Co-operative advertising and rebate programs. We enter into agreements with many of our customers to provide funds for advertising and promotion of our products. We also enter into volume and other rebate programs with certain customers whereby funds may be rebated to the customer based on meeting certain sales targets or other metrics. When sales are made to these customers, we record accrued liabilities pursuant to these agreements. Based on achievement of sales levels, management regularly assesses these liabilities based on forecasted and actual sales and claims. In assessing the liabilities, management makes judgment decisions based on its knowledge of customer purchasing habits to determine whether all the co-operative advertising earned will be used by the customer and whether the customer will meet the requirements to receive rebates. Additionally, management must determine whether the co-operative advertising costs meet the requirement for classification as selling, general and administrative expense versus a reduction of sales. Co-operative advertising costs are classified as a selling expense when the customer provides proof of advertising our products and our payments to the customer are less than or equal to the cost of the advertisement. Costs of our co-operative advertising and rebate programs totaled $148.3 million, $146.4 million and $126.5 million for 2008, 2007 and 2006, respectively.

Pensions. We have a registered combined non-contributory defined benefit and defined contribution pension plan for substantially all of the employees of Simmons Canada. Under the Pension Plan, benefits are based upon an employee’s earnings and years of credited service. The registered defined benefit plan is funded based on the funding requirements of applicable government regulations. In addition, we have retirement compensation arrangements (“RCA”) for certain senior officials of Simmons Canada which provide retirement benefits in addition to the Pension Plan. As of December 27, 2008, the projected benefit obligation exceeded the fair value of the plan assets of the Pension Plan by $2.9 million. As of December 27, 2008, the fair value of the plan assets exceeded the projected benefit obligation of the RCA by $0.7 million. We expect to make estimated minimum funding contributions totaling approximately $1.1 million in 2009 related to the Pension Plan. No contributions are expected for the RCA in 2009. We also have unfunded SERP for certain former executives. As of December 27, 2008, we had a liability of $3.1 million related to the SERP and anticipate making contributions to the SERP of $0.2 million in 2009. Pension expenses and the pension obligations are actuarially determined and are affected by our assumptions with respect to the discount rate for obligations, the future rate of increase in compensation levels, and the long term rate of return on plan assets. The assumed discount rate is based upon a portfolio of high-grade corporate bonds, which are used to develop a yield curve. This yield curve is applied to the expected duration of the pension obligation. The rate of increase in compensation levels is based on our assessment of the current and future economic environment and overall salary trends. The expected long-term rate of return considers the allocation of plan assets, the historical performance of total plan assets, and economic and other indicators of future performance.
Income taxes. In the first quarter of 2007, we adopted FIN 48, which prescribes a recognition threshold and measurement criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the adoption of FIN 48, we recognized an $18.3 million increase in our liability for uncertain tax positions. This was accounted for as a decrease in retained earnings of $2.2 million, and increases in goodwill and deferred tax assets of $12.6 million and $3.5 million, respectively.
Our annual tax rate is based on our income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our annual tax expense and in evaluating our tax positions. We establish reserves to remove some or all of the tax benefit of any of our tax positions at the time we determine that the positions become uncertain based upon one of the following: (i) the tax position is not “more likely than not” to be sustained, (ii) the tax position is “more likely than not” to be sustained, but for a lesser amount, or (iii) the tax position is “more likely than not” to be sustained, but not in the financial period in which the tax position was originally taken. For purposes of evaluating whether or not a tax position is uncertain, (i) we presume the tax position will be examined by the relevant taxing authority that has full knowledge of all relevant information, (ii) the technical merits of a tax position are derived from authorities such as legislation and statutes, legislative intent, regulations, rulings and case law and their applicability to the facts and circumstances of the tax position, and (iii) each tax position is evaluated without considerations of the possibility of offset or aggregation with other tax positions taken. We adjust these reserves, including any impact on the related interest and penalties, in light of changing facts and circumstances, such as the progress of a tax audit.
A number of years may elapse before a particular matter for which we have established a reserve is audited and finally resolved. The number of years with open statutes varies depending on the tax jurisdiction. The tax benefit that has been previously reserved because of a failure to meet the “more likely than not” recognition threshold would be recognized in our income tax expense in the first interim period when the uncertainty disappears under any one of the following conditions: (i) the tax position is “more likely than not” to be sustained, (ii) the tax position, amount, and/or timing is ultimately settled through negotiation or litigation, or (iii) the statute of limitations for the tax position has expired.

Tax law may require items to be included in the tax return at different times than when these items are reflected in the consolidated financial statements. As a result, the annual tax rate reflected in our consolidated financial statements is different than that reported in our tax return (our cash tax rate). Some of these differences are permanent, such as expenses that are not deductible in our tax return, and some differences reverse over time, such as depreciation expense. These timing differences create deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities. The tax rates used to determine deferred tax assets or liabilities are the enacted tax rates in effect for the year in which the differences are expected to reverse. Based on the evaluation of all available information, we recognize future tax benefits, such as net operating loss carryforwards, to the extent that realizing these benefits is considered more likely than not. We will have to generate $54.1 million of taxable income to fully recognize the tax benefits of our net operating loss carryforwards for federal income tax purposes of $18.9 million as of December 27, 2008. We will have to generate $108.5 million of taxable income to fully recognize the tax benefits of our net operating loss carryforwards for state income tax purposes of $7.7 million as of December 27, 2008.
We evaluate our ability to realize the tax benefits associated with deferred tax assets by analyzing our forecasted taxable income using both historical and projected future operating results, the reversal of existing temporary differences, taxable income in prior carryback years (if permitted) and the availability of tax planning strategies. A valuation allowance is required to be established unless we determine that it is more likely than not that we will ultimately realize the tax benefit associated with a deferred tax asset. As of December 27, 2008 and December 29, 2007, we had a valuation allowance on our deferred tax assets of $22.8 million and $9.3 million, respectively.
Additionally, deferred tax liabilities are not recorded for undistributed earnings of our foreign subsidiaries that are deemed to be indefinitely reinvested in the foreign jurisdiction.

Self-Insurance liabilities. We retain a portion of the risks related to our general liability, product liability, automobile, worker’s compensation and health insurance programs. The exposure for unpaid claims and associated expenses, including incurred but not reported losses, generally is estimated with the assistance of external actuaries and by considering pending claims and historical trends and data. The estimated accruals for these liabilities could be affected if future occurrences or loss developments significantly differ from utilized assumptions. The estimated liability associated with settling unpaid claims is included in accrued liabilities. As of December 27, 2008 and December 29, 2007, we had recorded $5.7 million and $5.3 million for liabilities for exposures to unpaid self-insured claims.
Litigation and contingent liabilities. From time to time, we are parties to or targets of lawsuits, claims, investigations and proceedings, including product liability, personal injury, patent and intellectual property, commercial, contract, environmental, health and safety, and employment matters, which are handled and defended in the ordinary course of business. We accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. We believe the amounts reserved are adequate for such pending matters; however, results of operations could be negatively affected by significant litigation adverse to us.
RESULTS OF OPERATIONS
The following table sets forth historical consolidated financial information as a percent of net sales:

	Fiscal Years Ended
	Dec. 27,	Dec. 29,	Dec. 30,
	2008	2007	2006

Net sales	100.0%	100.0%	100.0%
Cost of products sold	63.1%	60.0%	56.6%

Gross margin	36.9%	40.0%	43.4%
Selling, general and administrative	32.0%	30.7%	32.4%
Goodwill impairments	29.5%	0.0%	0.0%
Trademark impairments	23.7%	0.0%	0.0%
Restructuring charges	1.0%	0.0%	0.0%
Gain on sale of SCUSA	0.0%	0.0%	-4.5%
Amortization of intangibles	0.6%	0.5%	0.6%
Licensing revenues	-0.9%	-0.9%	-0.9%

Operating income (loss)	-49.0%	9.6%	15.8%
Interest expense	7.1%	6.8%	8.5%
Interest income	0.0%	0.0%	-0.1%

Income (loss) before income taxes	-56.1%	2.8%	7.4%
Income tax expense (benefit)	-8.2%	0.8%	2.5%

Net income (loss)	-47.9%	2.1%	5.0%

YEAR ENDED DECEMBER 27, 2008 COMPARED TO YEAR ENDED DECEMBER 29, 2007
Net Sales. Our net sales decreased $98.1 million, or 8.7%, to $1,028.7 million for 2008 compared to $1,126.8 million for 2007 principally due to a decline in our Domestic net sales. Our Domestic segment net sales decreased $94.2 million, or 9.4%, to $908.2 million (includes $7.3 million of inter-segment net sales) for 2008 compared to $1,002.4 million (includes $0.9 million of inter-segment net sales) for 2007. Our Domestic segment net sales declined primarily as a result of decreases in our conventional bedding unit volume of 14.1%, or $136.5 million, which was offset slightly by an increase in our average unit selling price (“AUSP”) of 5.6%, or $46.4 million, compared to 2007. Our Domestic segment unit volume decreased principally due to an overall U.S. mattress industry downturn as a result of slowing consumer spending in the current economic recession. Our improvement in Domestic segment AUSP was primarily attributable to (i) our product price increases implemented in November 2007, March 2008 and June 2008 and (ii) a shift in our product sales mix to our higher priced products.
Our Canada segment net sales increased $2.5 million, or 2.0%, to $127.8 million for 2008 compared to $125.3 million for 2007. In local currency, our Canada segment net sales decreased for 2008 by 0.1% compared to 2007. The sales decrease was due to a decline in conventional bedding AUSP of 3.5%, partially offset by an increase in conventional bedding unit volume of 5.2%. Our Canada segment unit volume increased principally due to the success of our 2008 Canadian product line, introduced in the first quarter of 2008, and promotional pricing. Our Canadian segment AUSP decreased principally due to promotional pricing and a shift in sales mix to lower priced products. In September 2008, we implemented a price increase on our Canadian product lines.

Gross Profit. Our consolidated gross profit decreased $70.7 million to $379.9 million (36.9% of consolidated net sales) for 2008 compared to $450.6 million (40.0% of consolidated net sales) for 2007. Our Domestic segment gross profit decreased $60.8 million to $351.0 million (38.6% of Domestic segment net sales) for 2008 compared to $411.8 million (41.1% of Domestic segment net sales) for 2007. Our Domestic segment gross margin decrease of 2.5 percentage points for 2008 compared to 2007 was due principally to an increase in our conventional bedding material cost per unit and manufacturing cost per unit of 12.3% and 5.5%, respectively. Our material cost per unit increased primarily due to (i) the addition of flame retardant materials to meet the CPSC’s open flame resistance standard which went into effect July 1, 2007; (ii) inflation in the costs of raw materials, particularly in the prices of steel and foam; and (iii) a change in our sales mix to products with higher material content. Our manufacturing cost per unit increased principally due to our fixed manufacturing costs being absorbed by fewer units.
Our Canada segment gross profit decreased $9.9 million to $28.9 million (22.6% of Canada segment net sales) for 2008 compared to $38.8 million (31.0% of Canada segment net sales) for 2007. Our Canada segment gross margin decreased 8.4 percentage points due primarily to (i) the purchasing of product from the Domestic segment following the closure of our Bramalea, Ontario facility at a higher cost than to produce the product; (ii) a shift in sales mix to products with lower gross margin; (iii) inflation in material costs; and (iv) manufacturing inefficiencies related to the new product line introduced in January 2008.
Selling, General and Administrative Expenses (“SG&A”). Our consolidated SG&A decreased $17.3 million to $328.9 million (32.0% of consolidated net sales) for 2008 compared to $346.3 million (30.7% of consolidated net sales) for 2007. Our Domestic segment SG&A decreased $19.6 million to $301.8 million (33.2% of Domestic segment net sales) for 2008 compared to $321.3 million (32.1% of Domestic segment net sales) for 2007. In 2007, our Domestic segment incurred significantly higher product rollout costs as a result of the introduction of our current Beautyrest® product line in 2007. As a result of not introducing a new Beautyrest® product line and other cost savings initiatives, our Domestic segment had $24.0 million less fixed selling and brand development expenses for 2008 compared to 2007. Our Domestic segment also had lower salaries and fringe benefits of $3.8 million in 2008 compared to 2007 principally due to reduced management bonus expense and less employees. Partially offsetting these decreases in 2008, our Domestic segment had higher volume variable selling and distribution expenses of $0.9 million despite lower sales volumes principally due to a $6.8 million increase in co-operative advertising expense. Our co-operative advertising expense increased due to a shift in our sales mix to customer and products with higher subsidies and more co-operative advertising costs being classified as a selling expense rather than a reduction of sales for 2008 compared to 2007. Our Domestic SG&A for 2008 compared to 2007 also included an increase of (i) bad debt expense of $3.5 million primarily as a result of Mattress Discounters Corp. filing for reorganization under Chapter 11 of the Bankruptcy Code in August 2008; (ii) depreciation expense of $1.6 million principally due to the implementation of our new enterprise resource planning (“ERP”) system; and (iii) consulting and professional fees of $0.7 million principally due to costs incurred related to the forbearance agreements and associated debt restructuring activities. In addition, our Domestic SG&A for 2008 included a one-time retiree healthcare plan curtailment charge of $1.5 million associated with the closure of our Mableton, Georgia facility in September 2008.
Our Canada segment SG&A increased $2.9 million to $27.8 million (21.7% of Canada segment net sales) for 2008 from $25.0 million (19.9% of Canada segment net sales) for 2007. Our Canada segment SG&A increased principally due to a $1.7 million pension plan curtailment/contractual termination benefits charge in 2008 as a result of the closure of our Bramalea, Ontario facility in September 2008. In addition, our Canada segment SG&A for 2008 increased due to higher distribution expense as a result of increased sales volumes, increased diesel fuel costs and more miles driven following the shift of Bramalea, Ontario production to other manufacturing facilities.
Goodwill and Trademark Impairment Charges. During 2008, we recognized a total non-cash charge of $547.6 million related to the impairment of goodwill and trademarks associated with our Domestic and Canada reporting units. The impairment resulted from our 2008 annual impairment testing of goodwill and trademarks performed in the fourth quarter of 2008. The impairment charges were a result of our lowering our projected future operating results due to decreases in consumer spending and increased material costs. No such impairments were identified in 2007.

Restructuring Charges. For 2008, we recognized pretax restructuring costs of $10.2 million. No such costs were recognized for 2007. The restructuring charges primarily relate to (i) severance and benefits in connection with two salaried workforce reductions announced and completed in 2008 in response to the downturn in the economy since the second half of 2007 and (ii) severance, benefits and lease facility costs associated with the closure of our Mableton, Georgia and Bramalea, Ontario manufacturing facilities announced and completed in 2008.
Amortization of Intangibles. For 2008, amortization of intangibles increased $0.2 million to $6.3 million from $6.1 million for 2007.
Licensing Revenues. For 2008, licensing revenues decreased $0.6 million, or 5.8%, to $9.5 million from $10.1 million for 2007. In 2007, we recognized additional royalties generated from licensee sales audits of previous years. No additional royalties were recognized from sales audits in 2008.
Interest Expense. For 2008, interest expense decreased $2.7 million to $73.5 million from $76.2 million for 2007. The decreased interest expense was primarily due to lower LIBOR base rates on our senior credit facility. Our non-cash interest expense, which includes accretion of our Discount Notes and the amortization of deferred financing fees, increased $2.5 million to $25.1 million for 2008 compared to $22.6 million for 2007.
Interest Income. For 2008, interest income decreased $0.1 million to $0.4 million from $0.5 million for 2007.
Income Taxes. The combined federal, state, and foreign effective income tax rate of (14.7)% for 2008 differs from the federal statutory rate of 35.0% primarily due to goodwill impairment deductions for book purposes that are not deductible for tax purposes. The combined federal, state, and foreign effective income tax rate of 26.6% for 2007 differs from the federal statutory rate of 35.0% primarily due to a decrease in the U.S. multi-state and Canada federal tax rates applied to deferred items and the reversal of valuation allowances, partially offset by an increase in our liabilities for uncertain tax positions.

YEAR ENDED DECEMBER 29, 2007 COMPARED TO YEAR ENDED DECEMBER 30, 2006
Net Sales. Our net sales increased $165.2 million, or 17.2%, to $1,126.8 million for 2007 compared to $961.6 million for 2006. Our consolidated net sales for 2007 included $125.4 million of net sales associated with our Canada segment, which was acquired in November 2006 ($12.7 million of net sales included in our consolidated net sales for 2006). Our consolidated net sales for 2006 included $49.0 million of net sales associated with our retail operations, which were sold in August 2006. Our Domestic segment net sales, which exclude the net sales associated with our Canada segment and our former retail operations, increased $102.4 million, or 11.4%, to $1,002.4 million for 2007 compared to $900.0 million for 2006. Our Domestic segment net sales improved primarily as a result of increases in our conventional bedding unit volume of 10.6%, or $91.3 million, and our AUSP of 1.3%, or $12.8 million, compared to 2006. Our Domestic segment unit volume increased principally due to strong demand for our Beautyrest®, Beautyrest BlackTM and DeepSleep® products, which we attribute to more effective marketing and brand development. Additionally, our sales growth benefited from our products being competitive across a broad range of price points, effective selling practices and strong customer relationships. Our improvement in Domestic segment AUSP was primarily attributable to the increase in products at higher price points exceeding the increase in products sold at lower price points.
Gross Profit. Our consolidated gross profit increased $33.1 million to $450.6 million (40.0% of consolidated net sales) for 2007 compared to $417.5 million (43.4% of consolidated net sales) for 2006. Our decline in consolidated gross margin was principally due to the sale of our former retail operations in August 2006, which sold products at higher gross margins than our wholesale operations, and the acquisition of Simmons Canada in November 2006, which sells products at lower gross margins than our Domestic segment. Our consolidated gross profit for 2007 included a full year of gross profit from our Canada segment, acquired November 2006, of $38.8 million (31.0% of Canada segment net sales), an increase of $35.3 million compared to 2006. Our consolidated gross profit for 2006 included $32.9 million of gross profit associated with our former retail operations (net of eliminations between our wholesale and retail operations), which operated with a gross margin of 67.2% during that period.
Our Domestic segment gross profit increased $30.7 million to $411.8 million (41.1% of Domestic segment net sales) for 2007 compared to $381.1 million (42.3% of Domestic segment net sales) for 2006. Our Domestic segment gross margin decrease of 1.2 percentage points for 2007 compared to 2006 was due principally to an increase in our conventional bedding material cost per unit and manufacturing cost per unit of 5.9% and 0.3%, respectively. Our material cost per unit increased primarily due to the addition of flame retardant materials to meet the CPSC’s new regulations relating to open flame resistance standards for the mattress industry that became effective on July 1, 2007 and the change in our sales mix to products with higher material content. Our manufacturing cost per unit increased principally due to manufacturing inefficiencies during the first half of 2007 of $4.4 million resulting from the transition to the new product lines and one-time conversion costs of $2.3 million related to complying with the CPSC’s new open flame resistance standard.
SG&A. Our consolidated SG&A increased $34.4 million to $346.3 million (30.7% of consolidated net sales) for 2007 compared to $311.8 million (32.4% of consolidated net sales) for 2006. Our consolidated SG&A for 2007 included $24.9 million of expenses related to our Canada segment (19.9% of Canada segment net sales) acquired in November 2006, an increase of $22.5 million compared to 2006. Our consolidated SG&A for 2006 included $28.2 million of expenses associated with our former retail operations (45.9% of retail net sales). Our Domestic segment SG&A increased $40.1 million to $321.3 million (32.1% of Domestic segment net sales) for 2007 from $281.2 million (31.2% of Domestic segment net sales) for 2006. Our Domestic segment SG&A increased due principally to higher (i) product roll-out costs of $19.2 million resulting primarily from the roll-out of the Beautyrest® 2007 product line that occurred in the first half of 2007; (ii) variable selling expenses of $9.2 million due to incremental unit volume partially offset by lower co-op advertising expenditures due to a shift in sales mix; (iii) consulting and professional fees of $6.5 million due primarily to implementation of a new ERP system, implementation of various cost savings initiatives, and assistance with acquisition integration; (iv) bad debt expense of $3.4 million as a result of increased customer bankruptcies and the overall economic environment; and (iv) salaries and fringe benefits of $3.3 million principally due to increased headcount, partially offset by lower management bonuses.

Amortization of Intangibles. For 2007, amortization of intangibles increased $0.5 million to $6.1 million from $5.7 million for 2006.
Licensing Revenues. For 2007, licensing revenues increased $1.4 million, or 16.0%, to $10.1 million from $8.7 million for 2006. Licensing revenues increased principally as a result of additional royalties generated from licensee sales audits of previous years.
Interest Expense. For 2007, interest expense decreased $5.1 million to $76.2 million from $81.3 million for 2006. Interest expense for 2006 included deferred financing fees and refinancing costs of $6.0 million that were expensed due to the refinancing of our senior credit facility in May 2006 (the “Refinancing”). Excluding the expenses associated with the Refinancing, interest expense increased $0.9 million for 2007 compared to 2006 due principally to more accretion of our Discount Notes. Our non-cash interest expense, which includes accretion of our Discount Notes and the amortization of deferred financing fees, increased $1.2 million to $22.6 million for 2007 compared to $21.4 million for 2006.
Interest Income. For 2007, interest income decreased $0.8 million to $0.5 million from $1.3 million for 2006.
Income Taxes. The combined federal, state, and foreign effective income tax rate of 26.6% for 2007 differs from the federal statutory rate of 35.0% primarily due to a decrease in the U.S. multi-state and Canada federal tax rates applied to deferred items and the reversal of valuation allowances, partially offset by an increase in our liabilities for uncertain tax positions. The combined federal, state, and foreign effective income tax rate of 33.9% for 2006 differs from the federal statutory rate of 35.0% primarily due to a larger book versus tax gain on the sale of SCUSA, partially offset by an increase in tax reserves and the effect of state income taxes.

LIQUIDITY AND CAPITAL RESOURCES
Our principal sources of cash to fund liquidity needs have been (i) cash provided by operating activities of Simmons Bedding and its subsidiaries and (ii) borrowings available under Simmons Bedding’s senior credit facility. Restrictive covenants in our debt agreements and forbearance agreements restrict our ability to pay cash dividends and make other distributions. Our primary use of funds consists of payments for funding working capital increases, capital expenditures, customer supply agreements, principal and interest for our debt, distributions to service Simmons Holdco’s debt, and acquisitions. As of December 27, 2008, we had $54.9 million of cash on hand and less than $0.1 million of availability to borrow under Simmons Bedding’s revolving loan facility. As of May 2, 2009, we had $57.5 million of cash on hand.
As of December 27, 2008, Simmons Bedding was not in compliance with certain covenants of its $540.0 million senior credit facility and was operating under a forbearance agreement with Simmons Bedding’s senior lenders. On January 15, 2009, Simmons Bedding did not make a scheduled payment of interest due on its Subordinated Notes resulting in a default under the indenture governing the Subordinated Notes. As a result, we entered into a forbearance agreement with more than a majority of the outstanding Subordinated Notes holders, pursuant to which such noteholders have agreed to refrain from enforcing their respective rights and remedies under the Subordinated Notes and the related indenture. Both forbearance agreements, as amended, with our senior lenders and the noteholders provide a forbearance period through June 30, 2009 and, upon meeting certain conditions, a further extension to July 31, 2009. We incurred fees and expenses in connection with the forbearance agreements and related amendments.
As a condition to the forbearance agreement with our senior lenders, we initiated a financing restructuring process in December 2008. A special committee of independent directors was formed by our board of directors on January 23, 2009 to evaluate and oversee proposals for restructuring our debt obligations, including seeking additional debt or equity capital and evaluating various strategic alternatives of the Company. There can be no assurance that we will be successful in implementing a restructuring. If we are unable to successfully complete a restructuring, comply with the terms of the forbearance agreements, or extend the forbearance periods as needed to successfully complete a restructuring, our payment obligations under the senior credit facility and the Subordinated Notes may be accelerated. If there is an acceleration of payments under the senior credit facility or the Subordinated Notes, then Holdings would be in default under its Discount Notes and Simmons Holdco would be in default under its Toggle Loan. We would not have the ability to repay any amounts accelerated under our various debt obligations without obtaining additional equity and/or debt financing. An acceleration of payments could result in a voluntary filing of bankruptcy by, or the filing of an involuntary petition for bankruptcy against, Simmons Bedding, THL-SC, Holdings, Simmons Holdco or any of our affiliates. Due to the possibility of such circumstances occurring, we are seeking a negotiated restructuring, including a restructuring of our debt obligations and/or sale of us, our affiliates or our assets, which could occur pursuant to a pre-packaged, pre-arranged or voluntary bankruptcy filing. Any bankruptcy filing could have a material adverse effect on our business, financial condition, liquidity and results of operations. The considerations above raise substantial doubt about our ability to continue as a going concern.
There are substantial risks related to our liquidity. For further information regarding these risks, please see Item 1A “Risk Factors — Risks Related to Our Liquidity.”
The following table summarizes our changes in cash (in millions):

	Fiscal Years Ended
	December 27,	December 29,	December 30,
	2008	2007	2006
Statement of cash flow data:
Cash flows provided by (used in):
Operating activities	$13.4	$66.2	$102.3
Investing activities	(17.1)	(40.4)	(74.2)
Financing activities	32.8	(20.9)	(31.6)
Effect of exchange rate changes on cash	(1.7)	1.9	(0.3)

Change in cash and cash equivalents	27.4	6.7	(3.8)
Cash and cash equivalents
Beginning of year	27.5	20.8	24.6

End of year	$54.9	$27.5	$20.8

Year Ended December 27, 2008 Compared With the Year Ended December 29, 2007
Cash flows from operating activities. For 2008 compared to 2007, our cash flows from operations decreased $52.8 million. The decrease in our cash flow from operations resulted principally from our lower operating results combined with a $9.1 million increase in our working capital (excluding deferred debt issuance costs classified as a current asset in 2008). Our operating results declined in 2008 principally due to lower sales volumes combined with inflation in our material costs resulting in lower gross profit. Our working capital (excluding deferred debt issuance costs), as a percentage of annual net sales, increased to 2.0% as of December 27, 2008 compared to 1.0% as of December 29, 2007. Our working capital increased principally due to a decrease in accounts payable and accrued liabilities of $40.8 million as a result of our sales decrease and timing of vendor and customer payments.
Cash flows used in investing activities. For 2008, our cash flow used in investing activities included $17.1 million for purchases of property, plant and equipment compared to $25.1 million in 2007. For 2007, our cash used in investing activities also included $15.4 million for the ComforPedic Acquisition.
Cash flows provided by (used in) financing activities. For 2008, our financing activities resulted in a $32.8 million source of cash due to borrowings under Simmons Bedding’s revolving loan facility of $64.5 million, which was partially offset by dividend payments to Simmons Holdco of $29.1 million for the payment of interest on Simmons Holdco’s Toggle Loan. For 2007, our financing activities resulted in a $20.9 million use of cash due principally to a $15.0 million voluntary payment on Simmons Bedding’s senior credit facility and a $5.0 million dividend to Simmons Holdco.
Year Ended December 29, 2007 Compared With the Year Ended December 30, 2006
Cash flows from operating activities. For 2007 compared to 2006, our cash flows from operations decreased $36.1 million. The decrease in cash flow from operations resulted primarily from our working capital being a $5.2 million use of cash in 2007 compared to being a $10.6 million source of cash in 2006. Our working capital, as a percentage of net sales, increased to 1.0% as of December 27, 2008 compared to 0.7% as of December 29, 2007. Our working capital was a use of cash in 2007 principally due to a $27.9 million increase in our accounts receivable balance as a result of (i) our sales growth and (ii) our days sales outstanding slowing to 41 days at December 27, 2008 compared to 35 days at December 29, 2007. Our days sales outstanding slowed principally due to customer sales mix and more customers paying based on invoice terms instead of paying early to receive a cash discount. Partially offsetting the increase in receivables, our accrued liabilities increased $21.8 million for 2007 compared to 2006 as a result of the timing of cash payments.
Cash flows used in investing activities. For 2007, our cash flows used in investing activities included $25.1 million for purchases of property, plant and equipment and $15.4 million for the ComforPedic Acquisition. For 2006, our cash used in investing activities included the purchase of Simmons Canada for $113.1 million, net of cash acquired, and capital expenditures of $13.6 million, which were partially offset by the proceeds from the sale of SCUSA of $52.4 million. Our increased purchases of property, plant and equipment in 2007 was principally due to an ongoing upgrade to our Domestic segment ERP system and new manufacturing equipment to help meet increased demand for our products.
Cash flows used in financing activities. For 2007, our financing activities resulted in a $20.9 million use of cash due principally to a $15.0 million voluntary payment on our senior credit facility and a $5.0 million dividend to Simmons Holdco. For 2006, our financing activities resulted in a $31.6 million use of cash due principally to mandatory and voluntary payments on our senior credit facility totaling $29.9 million.

Debt
As of December 27, 2008, our debt outstanding was $988.2 million compared to $901.5 million as of December 29, 2007. Our outstanding debt was primarily Simmons Bedding’s senior credit facility and Subordinated Notes and Holdco’s Discount Notes.
Senior Credit Facility
The senior credit facility provides for a $75.0 million revolving loan facility and a $465.0 million tranche D term loan facility. The revolving loan under the senior credit facility will expire on the earlier of (a) December 19, 2009 or (b) as revolving credit commitments under the facility terminate. As of December 27, 2008, under the revolving loan facility, Simmons Bedding had $64.5 million of borrowings and $10.4 million that was reserved for its reimbursement obligations with respect to outstanding letters of credit. Simmons Bedding incurs an unused line fee of 0.50% per annum on the unused portion of its revolving loan facility.
The tranche D term loans under the senior credit facility will expire on December 19, 2011. The tranche D term loan has a mandatory principal payment of $113.5 million on March 31, 2011 and quarterly mandatory principal payments of $117.2 million from June 30, 2011 through maturity on December 19, 2011. Depending on Simmons Bedding’s leverage ratio, it may be required to prepay a portion of the tranche D term loan with up to 50% of its excess cash flow (as defined in the senior credit facility) from each fiscal year. Simmons Bedding was not required to prepay a portion of the tranche D term loan in fiscal year 2008.
The senior credit facility bears interest at our choice of the Eurodollar Rate or Base Rate (both as defined), plus the applicable interest rate margins. The weighted average interest rate per annum in effect as of December 27, 2008 for the tranche D term loan was 9.6%. The senior credit facility is guaranteed by THL-SC and all of Simmons Bedding’s material domestic subsidiaries. Simmons Bedding has pledged substantially all of its assets to the senior credit facility.
The senior credit facility requires Simmons Bedding to maintain certain financial ratios, including cash interest coverage (adjusted EBITDA to cash interest expense) and total leverage (net debt to adjusted EBITDA) ratios. Adjusted EBITDA (as defined in the senior credit facility) differs from the term “EBITDA” as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes, depreciation and amortization, Adjusted EBITDA, as we interpreted the definition of Adjusted EBITDA from the senior credit facility, also adjusts net income by excluding items or expenses not typically excluded in the calculation of “EBITDA” such as management fees; other non-cash items reducing consolidated net income (including, without limitation, non-cash purchase accounting adjustments and debt extinguishment costs); any extraordinary, unusual or non-recurring gains or losses or charges or credits; and any reasonable expenses or charges related to any issuance of securities, investments permitted, permitted acquisitions, recapitalizations, asset sales permitted or indebtedness permitted to be incurred; less other non-cash items increasing consolidated net income (loss), all of the foregoing as determined on a consolidated basis for Simmons Bedding in conformity with GAAP.
The financial covenants are as follows:
1)	A minimum cash interest coverage ratio, with compliance levels ranging from cash interest coverage of no less than 2.75:1.00 for December 27, 2008 and 3.00:1.00 from March 31, 2009 through each fiscal quarter ending thereafter.
2)	A maximum leverage ratio, with compliance levels ranging from total leverage of no greater than 4.50:1.00 for December 27, 2008 and 4.00:1.00 from March 31, 2009 through each fiscal quarter ending thereafter.
As of September 27, 2008, Simmons Bedding was not in compliance with the maximum leverage financial covenant and certain other covenants contained in its senior credit facility. In response thereto, Simmons Bedding was unable to negotiate a waiver of such defaults with its senior lenders and entered into the First Forbearance Agreement and Second Amendment to the Second Amended and Restated Credit and Guaranty Agreement (“First Forbearance Agreement”) on November 12, 2008 and the Second Forbearance Agreement and Third Amendment to the Second Amended and Restated Credit and Guaranty Agreement and First Amendment to the Pledge and Security Agreement (the “Second Forbearance Agreement”) on December 10, 2008 with its senior lenders. Based on the terms of the First Forbearance Agreement, the senior lenders agreed to, among other things, forbear from exercising their default-related rights and remedies under the senior credit facility against Simmons Bedding through December 10, 2008, provided that Simmons Bedding satisfied certain conditions. The Second Forbearance Agreement extended the forbearance period through March 31, 2009, subject to earlier termination in some circumstances. Simmons Bedding entered into (i) that certain First Amendment to Second Forbearance Agreement; Fourth Amendment to the Second Amended and Restated Credit and Guaranty Agreement and Second Amendment to the Pledge and Security Agreement (the “First Amendment to the Second Forbearance Agreement”) on March 25, 2009, pursuant to which the senior lenders extended the forbearance period under the Second Forbearance Agreement through May 31, 2009 and, upon satisfaction of certain conditions, July 31, 2009 and (ii) that certain Second Amendment to Second Forbearance Agreement; Fifth Amendment to the Second Amended and Restated Credit and Guaranty and Third Amendment to the Pledge and Security Agreement (the “Second Amendment to the Second Forbearance Agreement” and, together with the First Amendment to the Second Forbearance Agreement, the “Amendment to the Second Forbearance Agreement”) on May 27, 2009, pursuant to which the senior lenders extended the forbearance period under the Second Forbearance Agreement through June 30, 2009 and, upon satisfaction of certain conditions, July 31, 2009.

During the forbearance period, the senior lenders will provide no additional loans or financial accommodation to Simmons Bedding except for the issuance, renewal, extension or replacement of letters of credit and revolving loans provided in certain limited circumstances related to the letters of credit as set forth in the forbearance agreements. In addition, Simmons Bedding will not be permitted to, directly or indirectly, incur indebtedness or liens, make investments or restricted junior payments, or consummate any asset sales, except in the ordinary course of business, during the forbearance period.
During the forbearance period under the First Forbearance Agreement, the applicable margin on the revolving loans and tranche D term loans increased 2.0% per annum above the rate otherwise applicable. The Second Forbearance Agreement amended the senior credit facility to, among other things:
•	Increase the applicable margin for both the revolving loans and the tranche D term loans to either Base Rate plus 5.285% per annum or Eurodollar Rate plus 6.285% per annum;

•	Establish a floor for the Base Rate and Eurodollar Rate of 3.25% and 4.25%, respectively, per annum at the earlier of the termination of the Second Forbearance Agreement or March 31, 2009;

•	Eliminate the 2% per annum penalty rate applicable to overdue payments of principal or interest; and

•	Make interest payable on the revolving loans and tranche D term loans as of the last business calendar day of each month.
The Second Forbearance Agreement also required Simmons Bedding to enter into deposit account control agreements with respect to all its bank accounts, with certain exceptions. The Second Forbearance Agreement included certain covenants including:
•	Minimum liquidity requirements whereby Simmons Bedding will maintain a daily cash balance of not less than $2.5 million for any two consecutive business days and an average daily cash balance of not less than $7.5 million for any five consecutive business days;

•	Provide a long-term business plan to the senior lenders by January 7, 2009;

•	Commence a process to solicit new debt and/or equity investment by January 9, 2009;

•	Provide a potential restructuring proposal to the senior lenders by January 26, 2009; and

•	Increased financial reporting requirements.
As of December 27, 2008, Simmons Bedding was in compliance with the covenant requirements of the Second Forbearance Agreement.
The Amendment to the Second Forbearance Agreement amended the senior credit facility to, among other things, increase the applicable margin for both revolving loans and tranche D term loans to either Base Rate plus 6.25% per annum or Eurodollar Rate plus 7.25% per annum.
During the forbearance period, as extended by the Amendment to the Second Forbearance Agreement, Simmons Bedding met its requirements, in addition to the other covenants set forth in the Second Forbearance Agreement, to (a) provide the legal and financial advisors to the senior lenders with weekly updates on the ongoing restructuring process and (b) facilitate a meeting between certain senior lenders and the selected bidders before April 17, 2009.
In connection with the First Forbearance Agreement, Simmons Bedding agreed to pay (a) the senior lenders who approved the agreement a forbearance fee equal to 0.125% of the aggregate outstanding amount of such lender’s outstanding debt under the senior credit facility and (b) the fees and expenses of the lender’s counsel in connection with the First Forbearance Agreement. In connection with the Second Forbearance Agreement, Simmons Bedding agreed to pay (a) the senior lenders who approved the agreement a forbearance fee equal to 0.5% of the aggregate outstanding amount of such lender’s outstanding debt under the senior credit facility and (b) the fees and expenses of the lender’s counsel and financial advisor in connection with the Second Forbearance Agreement. The Company capitalized the lender fees of $3.3 million, of which $1.3 million were paid in 2009, and expensed the third party fees associated with the forbearance agreements.

Subordinated Notes
Simmons Bedding’s Subordinated Notes bear interest at the rate of 7.875% per annum, which is payable semi-annually in cash in arrears on January 15 and July 15. The Subordinated Notes mature on January 15, 2014 and are subordinated in right of payment to all existing and future senior indebtedness of Simmons Bedding.
The Subordinated Notes are redeemable at our option beginning January 15, 2009 at prices decreasing from 103.9% of the principal amount thereof to par on January 15, 2012 and thereafter. We are not required to make mandatory redemption or sinking fund payments with respect to the Subordinated Notes.
Simmons Bedding did not make a scheduled payment of $7.9 million of interest due on January 15, 2009 on the Subordinated Notes resulting in an event of default under the indenture governing the Subordinated Notes. Such event of default enabled the holders of the Subordinated Notes to declare the full amount of the Subordinated Notes immediately due and payable. On February 4, 2009, Simmons Bedding and more than a majority of the outstanding Subordinated Notes holders approved a Forbearance Agreement to the indenture governing the Subordinated Notes (“Subordinated Forbearance Agreement”), pursuant to which such noteholders have agreed to refrain from enforcing their respective rights and remedies under the Subordinated Notes and the related indenture through March 31, 2009. In connection with the Subordinated Forbearance Agreement, Simmons Bedding agreed to pay the fees and expenses of the legal and financial advisors of the committee to the noteholders. Simmons Bedding entered into amendments to the Subordinated Forbearance Agreement on March 25, 2009 and May 27, 2009, whereby a majority of the noteholders extended their forbearance period through May 31, 2009 and June 30, 2009, respectively, and upon meeting certain conditions, a further extension to July 31, 2009. Pursuant to the terms of the Subordinated Forbearance Agreement, the noteholders party to the Subordinated Forbearance Agreement have the obligation to take any actions that are necessary to prevent an acceleration of the payments due under the Subordinated Notes during the forbearance period. Because the noteholders party to the Subordinated Forbearance Agreement represent more than a majority of the Subordinated Notes, they have the power under the indenture to rescind any acceleration of the Subordinated Notes by either the trustee or the minority holders of the Subordinated Notes. In consideration for their entry into the amendment to the Subordinated Forbearance Agreement, the noteholders party to the Subordinated Forbearance Agreement received an amendment fee equal to 0.5% of the aggregate outstanding amount of such holder’s Subordinated Notes.
The indenture for the Subordinated Notes requires Simmons Bedding to comply with certain restrictive covenants, including restrictions on dividends, and limitations on the occurrence of indebtedness, certain payments and distributions, and sales of Simmons Bedding’s assets and stock.
Discount Notes
Our Discount Notes, with an aggregate principal amount at maturity of $269.0 million, bear interest at the rate of 10.0% per annum payable semi-annually in cash in arrears on June 15 and December 15 of each year commencing on June 15, 2010. Prior to December 15, 2009, interest accrues on the Discount Notes in the form of an increase in the accreted value of the Discount Notes. Our ability to make payments on the Discount Notes is dependent on the earnings and distribution of funds from Simmons Bedding to Holdings. Simmons Bedding is prohibited from making certain distributions under the forbearance agreements.
The Discount Notes are redeemable at the our option beginning December 15, 2009 at prices decreasing from 105.0% of the principal amount thereof to par on December 15, 2012 and thereafter. We are not required to make mandatory redemption or sinking fund payments with respect to the Discount Notes.
If any of the Discount Notes are outstanding on June 15, 2010, we are obligated to redeem for cash a portion of each Discount Note then outstanding in an amount equal to (i) the excess of the aggregate amount of accrued and unpaid interest and original issue discount on the Discount Notes over (ii) the issue price of the Discount Notes multiplied by the yield to maturity of the Discount Notes (the “Mandatory Principal Redemption Amount) plus a premium equal to 5.0% (one-half of the coupon) of the Mandatory Principal Redemption Amount. No partial redemption or repurchase of the Discount Notes pursuant to any other provision of the indenture will alter the our obligation to make this redemption with respect to any Discount Notes then outstanding. Assuming no redemptions prior to June 15, 2010, we would be obligated to make a mandatory principal payment of $90.2 million and an interest and premium payment of $18.0 million on June 15, 2010.

The indenture for the Discount Notes requires Holdings to comply with certain restrictive covenants, including a restriction on dividends; and limitations on the incurrence of indebtedness, certain payments and distributions, and sales of Holdings’ assets and stock. Pursuant to the reporting covenants contained in the indentures governing Discount Notes, we agreed to furnish its holders of the Discount Notes all quarterly and annual reports that would be required to be filed with the SEC if we were required to file such reports. We failed to timely file our Quarterly Reports on Form 10-Q for the quarters ended September 27, 2008 and March 28, 2009 and our Annual Report on Form 10-K for the fiscal year ending December 27, 2008 (the “Financial Reports”) with the SEC resulting in the Company’s non-compliance with the reporting covenants. The Company has 60 days after receiving notice from the lenders to cure the non-compliance by providing such information to the lenders. If the Company was unable to cure the non-compliance, there would be an event of default under the indenture governing the Discount Notes.
On April 14, 2009, we received a notice sent on behalf of holders of the Discount Notes, purporting to own more than 25% of the $269.0 million principal amount of the outstanding Discount Notes, pursuant to which such holders have notified us that our failure to furnish to the holders of the Discount Notes (i) a Quarterly Report on Form 10-Q for the third quarter ended September 27, 2008 and (ii) an Annual Report on Form 10-K for the fiscal year ended December 27, 2008, each as required under the indenture governing the Discount Notes, constitutes defaults thereunder. With the filing of this Annual Report on Form 10-K for the fiscal year ending December 27, 2008 along with the filing of the Quarterly Report on Form 10-Q for the third quarter ended September 27, 2008, we have cured these defaults. We have not received notice of non-compliance with the reporting covenant for the Quarterly Report on Form 10-Q for the first quarter ended March 28, 2009. If we receive such notice and were unable to cure the non-compliance within 60 days of receiving such notice, there would be an event of default under the indenture governing the Subordinated Notes.

Toggle Loan
We do not guarantee or have any of our assets pledged as collateral under Simmons Holdco’s $300 million Toggle Loan. The Toggle Loan is structurally subordinated in right of payment to any of our existing and future liabilities. Although we are not obligated to make cash distributions to service principal and interest on the Toggle Loan, Simmons Holdco is dependent on our cash flow to meet the interest and principal payments under the Toggle Loan. The Toggle Loan is not included in our financial statements. During 2008, we provided $29.1 million of cash to Simmons Holdco, reflected as a dividend in our financial statements, so that Simmons Holdco could pay interest on the Toggle Loan, repurchase shares of its common stock, and pay operating expenses of Simmons Holdco. Under the terms of the credit agreement governing the Toggle Loan, Simmons Holdco may elect to pay future interest in cash or add such interest to the principal amount of the Toggle Loan. However, the Second Forbearance Agreement, as amended, prohibits the Company from making distributions to its parent companies during the forbearance period, except in the ordinary course of business. Accordingly, Simmons Holdco has elected to make its February and August 2009 interest payments on the Toggle Loan by adding such interest to the principal amount of the Toggle Loan. The Toggle Loan matures in February 2012. An acceleration of indebtedness under the senior credit facility, Subordinated Notes or Discount Notes would trigger an event of default under the Toggle Loan.
Contractual Obligations and Commercial Commitments
The following table sets forth our contractual obligations and other commercial commitments as of December 27, 2008 (in millions):

		Payment Due by Year
Contractual obligations:	Total	2009	2010-2011	2012-2013	Thereafter

Debt (1)	$988.2	$975.2	$1.0	$1.1	$10.9
Interest payments on long-term debt (2)	330.8	67.1	166.4	68.8	28.5
Operating leases	72.8	17.9	24.4	16.9	13.6
Component purchase commitments	67.6	30.6	37.0	—	—
Other (3)	22.5	3.5	19.0	—	—

Total contractual obligations	$1,481.9	$1,094.3	$247.8	$86.8	$53.0

Other commercial commitments:
Standby letters of credit	$10.4	$10.4	$—	$—	$—

(1)	Includes $23.9 million of original issue discount on the Discount Notes.

(2)	Anticipated interest payments based on current interest rates and amounts outstanding as of December 27, 2008.

(3)	Represents potential earn-out payments related to the ComforPedic Acquisition.
In addition, under the terms of the management agreement entered into in connection with the THL Acquisition, Simmons Bedding is required to pay an affiliate of THL an aggregate fee of no less than $1.5 million a year. The second forbearance agreement prohibits us from paying the THL management fee in cash subsequent to December 10, 2008. Under the terms of the management agreement, it will be terminated by THL upon the consummation of an equity offering and Simmons Bedding will be required to pay THL a termination fee equal to the net present value of the fees payable to THL for a period of seven years from the date of termination. In connection with our restructuring efforts, we have agreed to reimburse the directors of THL for certain legal fees. The management fee is not included in the contractual obligations table.
In 2008, we provided Simmons Holdco $29.1 million of cash in the form of a dividend so that Simmons Holdco could pay cash interest on the Toggle Loan. Simmons Holdco has elected to make its February and August 2009 interest payments on the Toggle Loan by adding such interest to the principal amount of the Toggle Loan. Simmons Holdco may elect to pay future interest in cash or add such interest to the principal amount of the Toggle Loan. The Toggle Loan matures in February 2012. Although we are not an obligor on or guarantor of the Toggle Loan, nor are we obligated to make cash distributions to service principal and interest on the Toggle Loan, Simmons Holdco is dependent on us to make cash distributions to it to make future cash interest and principal payments to service its debt. The interest payment on the Toggle Loan is not included in the contractual obligations table.
Because we are uncertain as to if or when settlements may occur, the contractual obligation table does not reflect our FIN 48 net liability of $17.6 million related to uncertain tax positions. Details regarding this liability are presented in Note B of the Notes to the Consolidated Financial Statements of this Form 10-K.
We anticipate making contributions to the Pension Plan and FAS 106 Plans of approximately $1.1 million and $0.7 million, respectively, in 2009 and no contributions are expected for the RCA in 2009. The contributions principally represent contributions required by funding regulations. Details regarding this liability are presented in Note O of the Notes to the Consolidated Financial Statements of this Form 10-K.

SEASONALITY/OTHER
Our third quarter sales are typically higher than our other fiscal quarters. We attribute this seasonality principally to retailers’ sales promotions related to the 4th of July and Labor Day holidays. For the last five years, third quarter sales have represented on average 27% of our consolidated net sales.
Most of our sales are by short term purchase orders. Because our level of production is generally prompted to meet customer demand, we have a negligible backlog of orders. Most finished goods inventories of bedding products are physically stored at manufacturing locations until shipped (usually within days of manufacture).
RECENTLY ISSUED ACCOUNTING STANDARDS
See Note B in the Notes to our Consolidated Financial Statements in Item 8 for a full description of recent accounting pronouncements, including the expected dates of adoption and estimated effects on our results of operations and financial condition, which is incorporated herein by reference.
FORWARD LOOKING STATEMENTS
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995.
This Annual Report on Form 10-K includes forward-looking statements that reflect our current views about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements. The forward-looking statements in this report speak only as of the date of this report. These forward-looking statements are expressed in good faith and Simmons believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Simmons’s expectations. These factors include, but are not limited to: (i) competitive pressures in the bedding industry; (ii) general economic and industry conditions; (iii) the success of our new products and the future costs to rollout such products; (iv) legal and regulatory requirements; (v) interest rate and credit market risks; (vi) compliance with covenants in, and any defaults under, our debt agreements or instruments; (vii) our ability to comply with the terms of the forbearance agreements, including meeting restructuring milestones, obtain further extensions to the forbearance periods or to develop and implement an organized financial restructuring on acceptable terms, on a timely basis or at all, as well as compliance by the lenders and note holders with the terms of the forbearance agreements; (viii) increased cost of credit and associated fees resulting from the forbearance extensions and any waiver or modification of the senior credit facility by the lenders or any waiver or modification of the Subordinated Notes or other indebtedness; (ix) Simmons being required to immediately repay all amounts outstanding under the senior credit facility resulting from the noncompliance with the covenants which could in turn result in a default under the indebtedness of Simmons as well as Simmons Holdco’s indebtedness; (x) our relationships with and viability of its suppliers; (xi) fluctuations in our costs of raw materials and energy prices; (xii) our relationship with and viability of significant customers and licensees; (xiii) our ability to increase prices on our products and the effect of these price increases on its unit sales; (xiv) an increase in our return rates and warranty claims; (xv) our labor relations; (xvi) encroachments on our intellectual property; (xvii) our product liability claims; (xviii) our level of indebtedness; (xix) foreign currency exchange rate risks; (xx) our future acquisitions; (xxi) our ability to achieve the expected benefits from any personnel realignments; (xxii) higher bad debt expense as a result of increased customer bankruptcies due to instability in the economy and slowing consumer spending; (xxiii) our ability to maintain sufficient liquidity to operate its business; and (xxiv) other risks and factors identified from time to time in our reports filed with the SEC.
All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this Annual Report on Form 10-K and are expressly qualified in their entirety by the cautionary statements included in this Annual Report on Form 10-K. Except as may be required by law, we undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.
The following discussion about our risk-management activities includes forward-looking statements that involve risk and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. See Item 1 “Business — Forward-Looking Statements” for additional information.
Market Risk
The principal market risks to which we are exposed that may adversely affect our results of operations and financial position include changes in future foreign currency exchange rates, interest rates, commodity prices and equity prices. We seek to minimize or manage these market risks through normal operating and financing activities and through the use of derivative instruments, where practicable. We do not trade or use instruments with the objective of earning financial gains on the market fluctuations, nor do we use instruments where there are not underlying exposures.
Foreign Currency Exposures
As a result of our acquisition of Simmons Canada, our earnings are affected by fluctuations in the value of Canadian dollar (Simmons Canada’s functional currency) as compared to the currencies of Simmons Canada’s foreign denominated purchases (principally the U.S. dollar). Foreign currency forward contracts are used in some instances as economic hedges against the earnings effects of such fluctuations. The Company had no forward contracts outstanding at December 27, 2008.
Interest Rate Risk
We are exposed to market risks from changes in interest rates. Our senior credit facility and certain of our other debt instruments are floating rate debt. We currently do not have a hedging program in place to manage fluctuations in long-term interest rates.
On December 27, 2008, we had floating rate debt of $533.4 million. All other factors remaining unchanged, a hypothetical 10% increase or decrease in interest rates on our floating rate debt would impact our income before income taxes by $4.2 million in 2008.
Commodity Price Risk
The major raw materials that we purchase for production are foam, wire, spring components, lumber, cotton, insulator pads, innerspring, foundation constructions, fabrics and roll goods consisting of foam, fiber, ticking and non-wovens. The price and availability of these raw materials are subject to market conditions affecting supply and demand. In particular, the price of many of our goods can be impacted by fluctuations in petrochemical and steel prices. Additionally, our distribution costs can be impacted by fluctuations in diesel prices. We currently do not have a hedging program in place to manage fluctuations in commodity prices.
Equity Price Risk
Our defined benefit plans hold investments in both equity and fixed income securities. Our annual contribution amount to such plans is dependent upon, among other things, the return on the plans’ assets. The annual contribution amount could increase if equity prices decrease. Our estimated contributions to the plans for 2009 are $1.1 million.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholder of Simmons Company:
In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of Simmons Company and its subsidiaries at December 27, 2008 and December 29, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 27, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note A to the consolidated financial statements, the Company’s non-compliance with its debt covenants, its inability to make scheduled debt repayments and uncertainty about the ability to obtain alternative financing arrangements within the next twelve months raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note A. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.
As discussed in Note B to the consolidated financial statements, Simmons Company and its subsidiaries changed their method of accounting for uncertainty in income taxes as of December 31, 2006 and their method of accounting for defined benefit pension and other postretirement plans as of December 29, 2007.
/s/ PricewaterhouseCoopers LLP
April 9, 2009, except for Note S to the consolidated financial statements, as to which the date is May 27, 2009

SIMMONS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands)

	Fiscal Years Ended
	December 27,	December 29,	December 30,
	2008	2007	2006

Net sales	$1,028,700	$1,126,841	$961,625
Cost of products sold	648,804	676,255	544,164

Gross profit	379,896	450,586	417,461

Operating expenses:
Selling, general and administrative expenses	328,928	346,252	311,839
Goodwill impairments	303,885	—	—
Trademark impairments	243,672	—	—
Restructuring charges	10,248	—	—
Gain on sale of Sleep Country USA	—	—	(43,311)
Amortization of intangibles	6,304	6,146	5,655
Licensing revenues	(9,499)	(10,085)	(8,691)

	883,538	342,313	265,492

Operating income (loss)	(503,642)	108,273	151,969

Interest expense	73,479	76,182	81,265
Interest income	(402)	(521)	(1,337)

Income (loss) before income taxes	(576,719)	32,612	72,041
Income tax expense (benefit)	(84,508)	8,663	24,427

Net income (loss)	(492,211)	23,949	47,614

Other comprehensive income (loss):
Foreign currency translation adjustment	(25,998)	21,774	(2,729)
Changes in retirement plans liabilities, net of tax benefit of $1,362	(2,748)	—	—

Comprehensive income (loss)	$(520,957)	$45,723	$44,885

The accompanying notes are an integral part of these consolidated financial statements.

SIMMONS COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 27,	December 29,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$54,930	$27,520
Accounts receivable, less allowances for doubtful receivables, discounts and returns of $5,409 and $4,550	95,932	119,984
Inventories	31,838	35,207
Deferred debt issuance costs	13,791	—
Deferred income taxes	3,119	5,953
Prepaid expenses	8,141	11,167
Other current assets	9,735	8,161

Total current assets	217,486	207,992

Property, plant and equipment, net	86,492	87,449
Goodwill	228,325	540,126
Intangible assets, net	340,471	604,547
Other assets	18,023	37,539

Total assets	$890,797	$1,477,653

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of debt	$975,152	$772
Accounts payable	50,064	72,484
Accrued liabilities	77,997	96,366

Total current liabilities	1,103,213	169,622

Long-term debt	13,036	900,716
Deferred income taxes	98,761	190,321
Other	38,114	28,842

Total liabilities	1,253,124	1,289,501

Commitments and contingencies (Notes K and P)

Stockholder’s equity:
Common stock, $0 01 par value: authorized - 1,000 shares; issued - 100 shares	1	1
Additional paid-in capital	100,190	100,613
Retained earnings (deficit)	(452,596)	68,714
Accumulated other comprehensive income (loss)	(9,922)	18,824

Total stockholder’s equity (deficit)	(362,327)	188,152

Total liabilities and stockholder’s equity (deficit)	$890,797	$1,477,653

The accompanying notes are an integral part of these consolidated financial statements.

SIMMONS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY
(In thousands, except share amounts)

							Accumulated Other
							Comprehensive
							Income (Loss)
						Common	Net Unrealized Gain
			Additional			Stock	(Loss) From		Total
	Common	Common	Paid-In	Retained	Deferred	Held in	Currency	Benefit	Stockholder’s
	Shares	Stock	Capital	Earnings	Comp.	Treasury	Translation	Plans	Equity
December 31, 2005*	100	1	102,382	4,648	(361)	(2,457)	134	—	104,347
Net income	—	—	—	47,614	—	—	—	—	47,614
Foreign currency translation	—	—	—	—	—	—	(2,729)	—	(2,729)

Comprehensive income (loss)				47,614	—	—	(2,729)	—	44,885
Issuance of common stock held in treasury	—	—	13	(301)	—	542	—	—	254
Stock compensation expense	—	—	760	—	—	—	—	—	760
Adoption of Statement of Financial Standard 123R	—	—	(361)	—	361	—	—	—	—
Tax windfall resulting from restricted stock awards	—	—	49	—	—	—	—	—	49
Purchase of treasury stock, at cost	—	—	—	—	—	(434)	—	—	(434)

December 30, 2006*	100	1	102,843	51,961	—	(2,349)	(2,595)	—	149,861
Net income	—	—	—	23,949	—	—	—	—	23,949
Foreign currency translation	—	—	—	—	—	—	21,774	—	21,774

Comprehensive income				23,949	—	—	21,774	—	45,723
Stock compensation expense	—	—	93	—	—	—	—	—	93
Adoption of Statement of Financial Standard 158	—	—	—	—	—	—	—	(355)	(355)
Retirement of treasury stock	—	—	(2,350)	—	—	2,350	—	—	—
Dividend to Simmons Holdco, Inc. (See Note P)	—	—	—	(4,963)	—	—	—	—	(4,963)
Adoption of FIN 48 (See Note B)	—	—	—	(2,233)	—	—	—	—	(2,233)
Tax windfall resulting from restricted stock awards	—	—	27		—	—	—	—	27
Purchase of treasury stock, at cost	—	—	—	—	—	(1)	—	—	(1)

December 29, 2007	100	$1	$100,613	$68,714	$—	$—	$19,179	$(355)	$188,152
Net loss	—	—	—	(492,211)	—	—	—	—	(492,211)
Foreign currency translation	—	—	—	—	—	—	(25,998)	—	(25,998)
Change in retirement plans liabilities, net of tax benefit of $1,362	—	—	—	—	—	—	—	(2,748)	(2,748)

Comprehensive loss				(492,211)	—	—	(25,998)	(2,748)	(520,957)
Stock compensation benefit	—	—	(423)	—	—	—	—	—	(423)
Dividend to Simmons Holdco, Inc. (See Note P)	—	—	—	(29,099)	—	—	—	—	(29,099)

December 27, 2008	100	$1	$100,190	$(452,596)	$—	$—	$(6,819)	$(3,103)	$(362,327)

*	Recast to give effect to the merger (see Note C)
The accompanying notes are an integral part of these consolidated financial statements.

SIMMONS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Years Ended
	December 27,	December 29,	December 30,
	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$(492,211)	$23,949	$47,614
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	39,855	30,625	28,688
Goodwill impairment	303,885	—	—
Trademark impairment	243,672	—	—
Stock compensation expense (benefit)	(423)	93	760
Provision for bad debts, net	7,788	556	(117)
Provision for deferred income taxes	(85,300)	6,673	23,110
Gain on sale of Sleep Country USA	—	—	(43,311)
Non-cash interest expense	25,083	22,583	27,322
Net changes in operating assets and liabilities, net of effects of business acquisitions and dispositions:
Accounts receivable	12,035	(24,351)	5,429
Inventories	2,493	(7,366)	4,954
Other current assets	919	31	(3,233)
Accounts payable	(21,386)	11,328	14,557
Accrued liabilities	(19,045)	14,136	4,265
Other, net	(3,918)	(12,074)	(7,770)

Net cash provided by operating activities	13,447	66,183	102,268

Cash flows from investing activities:
Purchases of property, plant and equipment	(17,103)	(25,055)	(13,553)
Purchase of certain assets of Comfor Products, Inc.	—	(15,379)	—
Purchase of Simmons Canada, net of cash aquired	—	—	(113,098)
Proceeds from the sale of Sleep Country USA, net	—	—	52,417

Net cash used in investing activities	(17,103)	(40,434)	(74,234)

Cash flows from financing activities:
Borrowings on tranche D term loan	—	—	480,000
Payments on tranche D term loan	—	(15,000)	—
Repayments on tranche C term loan	—	—	(369,933)
Repayment of senior unsecured term loan	—	—	(140,000)
Borrowings on the revolving credit facility	64,532	—	—
Payments of other debt, net	(724)	(950)	(477)
Dividends to Simmons Holdco, Inc.	(29,099)	(4,963)	—
Excess tax benefits from stock-based compensation	—	27	49
Payments of debt issuance costs	(1,944)	—	(1,039)
Other	—	(1)	(181)

Net cash provided by (used in) financing activities	32,765	(20,887)	(31,581)

Net effect of exchange rate changes on cash	(1,699)	1,874	(291)

Change in cash and cash equivalents	27,410	6,736	(3,838)
Cash and cash equivalents, beginning of year	27,520	20,784	24,622

Cash and cash equivalents, end of year	$54,930	$27,520	$20,784

Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$50,499	$49,625	$58,504

Cash paid for income taxes	$1,067	$1,347	$1,569

The accompanying notes are an integral part of these consolidated financial statements.

Simmons Company Notes to Consolidated Financial Statements
NOTE A — BASIS OF PRESENTATION, LIQUIDITY AND ABILITY TO CONTINUE AS A GOING CONCERN
Company
Simmons Company and its subsidiaries (collectively the “Company” or “Simmons”) is one of the world’s largest mattress manufacturers, manufacturing and marketing a broad range of products under our well-recognized brand names, including Beautyrest®, Beautyrest Black TM, ComforPedic by SimmonsTM, Natural Care®, Beautyrest BeginningsTM, BeautySleep®, and Deep Sleep®. The Company manufactures, sells and distributes its premium branded bedding products principally to retail and hospitality customers, throughout the U.S. and Canada, and licenses its intellectual property to international companies that manufacture and sell the Company’s premium branded bedding products throughout the world. Additionally, the Company has licensed its intellectual property to U.S. and Canadian manufacturers and distributors of bedding accessories, furniture, air beds and other products. The Company sells products through a diverse North American base of approximately 3,300 retailers, representing over 15,500 outlets, including furniture stores, specialty sleep shops, department stores, furniture rental stores, mass merchandisers and juvenile specialty stores.
Simmons Company (“Simmons Company” or “Holdings”) is a holding company with no material assets other than its ownership of the common stock of its wholly-owned subsidiary, THL-SC Bedding Company (“THL-SC”), which is also a holding company with no material assets other than its ownership of the common stock of its wholly-owned subsidiary, Simmons Bedding Company. All of Simmons Company’s business operations are conducted by Simmons Bedding Company and its subsidiaries (collectively “Simmons Bedding”). Simmons Bedding is a wholly-owned subsidiary of Simmons Company as a result of Holdings’ acquisition of Simmons Holdings, Inc. on December 19, 2003 (the “THL Acquisition”).
During 2006, the Company sold its subsidiary Sleep Country USA, LLC (“SCUSA”), which operated specialty sleep stores, and purchased Simmons Canada Inc. (“Simmons Canada”), a former licensee of Simmons and one of the largest bedding manufacturers in Canada (see Note D — Acquisitions and Dispositions).
During 2007, the Company acquired certain assets of Comfor Products, Inc. (the “ComforPedic Acquisition”), a specialty producer of foam mattresses and pillows, for $15.4 million (including transaction expenses) plus additional cash and equity consideration based on future operating performance (see Note D — Acquisitions and Dispositions).
In February 2007, the Company merged with another entity to become a wholly-owned subsidiary of Simmons Holdco, Inc. (“Simmons Holdco”), a holding company established to borrow $300.0 million under a senior unsecured loan (“Toggle Loan”) to fund a distribution of $278.3 million to the then existing class A stockholders of the Company (see Note C — Merger and Distribution to Stockholders).
Liquidity
As of December 27, 2008, the Company had $54.9 million of cash and cash equivalents and no availability to borrow additional amounts from its revolving loan under Simmons Bedding’s senior credit facility. The Company’s outstanding borrowings consisted of Simmons Bedding’s senior credit facility of $529.5 million, Simmons Bedding’s Subordinated Notes, Simmons Bedding’s industrial revenue bonds of $13.6 million, and Holding’s Discount Notes.
As of December 27, 2008, Simmons Bedding was operating under a forbearance agreement with a majority of its senior lenders as a result of Simmons Bedding failing to meet certain covenants of the senior credit facility as of September 27, 2008. Pursuant to the forbearance agreement, the senior lenders agreed to, among other things, forbear from exercising their default related rights and remedies under the senior credit facility through March 31, 2009, subject to earlier termination in some circumstances. Simmons Bedding entered into amendments to the forbearance agreement on March 25, 2009 and May 27, 2009 with its senior lenders, whereby the senior lenders extended their forbearance period through May 31, 2009 and June 30, 2009, respectively, and upon meeting certain conditions, a further extension to July 31, 2009.

Simmons Company Notes to Consolidated Financial Statements
On January 15, 2009, Simmons Bedding did not make a scheduled payment of interest due on its Subordinated Notes resulting in a default under the indenture governing the Subordinated Notes. On February 14, 2009 such default matured into an event of default, which enabled the holders of the Subordinated Notes to declare the full amount of the Subordinated Notes immediately due and payable. On February 4, 2009, Simmons Bedding and a majority of the outstanding Subordinated Notes holders entered into a forbearance agreement, pursuant to which those noteholders have agreed to refrain from enforcing their respective rights and remedies under the Subordinated Notes and the related indenture through March 31, 2009. Simmons Bedding entered into amendments to the forbearance agreement on March 25, 2009 and May 27, 2009 with a majority of the Subordinated Notes holders, whereby those noteholders extended their forbearance period through May 31, 2009 and June 30, 2009, respectively, and upon meeting certain conditions, a further extension to July 31, 2009. Pursuant to the terms of the forbearance agreement, the noteholders party to the Subordinated Forbearance Agreement have the obligation to take any actions that are necessary to prevent an acceleration of the payments due under the Subordinated Notes during the forbearance period. Because the noteholders party to the Subordinated Forbearance Agreement represent more than a majority of the Subordinated Notes, they have the power under the indenture to rescind any acceleration of the Subordinated Notes by either the trustee or the minority holders of the Subordinated Notes.
Simmons Company failed to file its Quarterly Reports on Form 10-Q for the quarters ended September 27, 2008 and March 28, 2009 and its Annual Report on Form 10-K for the fiscal year ended December 27, 2008 (the “Financial Reports”) with the SEC resulting in the non-compliance with the reporting covenants of the Subordinated Notes, Discount Notes and Toggle Loan. The Company has 60 days after receiving notice from the lenders to cure the non-compliance by providing such information to the lenders. On April 14, 2009, Holdings received notification of non-compliance from the holders of the Discount Notes. With the filing of this Annual Report on Form 10-K for the fiscal year ending December 27, 2008 along with the filing of the Quarterly Report on Form 10-Q for the third quarter ended September 27, 2008, the Company has cured these defaults. The Company has not received notice of non-compliance with the reporting covenant for the Quarterly Report on Form 10-Q for the first quarter ended March 28, 2009. If the Company received such notice and were unable to cure the non-compliance within 60 days of receiving such notice, there would be an event of default under the indenture governing the Subordinated Notes. The Company has not received notification of non-compliance from the Toggle Loan lenders.
As a condition to the forbearance agreement with the senior lenders, the Company initiated a financing restructuring process in December 2008. A special committee of independent directors was formed by our board of directors on January 23, 2009 to evaluate and oversee proposals for restructuring its debt obligations, including seeking additional debt or equity capital and evaluating various strategic alternatives of the Company. There can be no assurance that the Company will be successful in implementing a restructuring. If the Company is unable to successfully complete a restructuring, comply with the terms of the forbearance agreements, or extend the forbearance periods as needed to successfully complete a restructuring, Simmons Bedding’s payment obligations under the senior credit facility and the Subordinated Notes may be accelerated. If there is an acceleration of payments under the senior credit facility or the Subordinated Notes, then Holdings would be in default under its Discount Notes and Simmons Holdco would be in default under its Toggle Loan. Simmons Bedding, Holdings, and Simmons Holdco would not have the ability to repay any amounts accelerated under their various debt obligations without obtaining additional equity and/or debt financing. An acceleration of payments could result in a voluntary filing of bankruptcy by, or the filing of an involuntary petition for bankruptcy against, Simmons Bedding, THL-SC, Holdings, Simmons Holdco or any of their affiliates. Due to the possibility of such circumstances occurring, the Company is seeking a negotiated restructuring, including a restructuring of its debt obligations and/or sale of the Company, its affiliates or its assets, which could occur pursuant to a pre-packaged, pre-arranged or voluntary bankruptcy filing. Any bankruptcy filing could have a material adverse effect on the Company’s business, financial condition, liquidity and results of operations. The considerations above raise substantial doubt about the Company’s ability to continue as a going concern. At December 27, 2008, the Company has recorded all amounts outstanding under the senior credit facility, Subordinated Notes and Discount Notes as a current liability in the accompanying consolidated balance sheet. The unamortized debt issuance costs associated with the senior credit facility, Subordinated Notes and Discount Notes were recorded as a current asset in the accompanying consolidated balance sheet at December 27, 2008 (see Note J — Debt, which contains further information on the Company’s debt and the related forbearance agreements).
Basis of Presentation
The accompanying consolidated financial statements include the accounts of Simmons Company and its wholly- and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the preparation of the consolidated financial statements. The fiscal year of the Company ends on the last Saturday in December. The fiscal years for the consolidated financial statements presented consist of 52-week periods.
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and are presented on the basis that the Company is a going concern. The going concern assumption contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Such financial statements include estimates and assumptions that affect the reported amount of assets and liabilities, and the amounts of revenues and expenses. Actual results could differ from those estimates.

Simmons Company Notes to Consolidated Financial Statements
NOTE B — PRINCIPAL ACCOUNTING POLICIES
CASH AND CASH EQUIVALENTS
The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.
ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS
Accounts receivable consists of trade receivables and miscellaneous receivables recorded net of customer credits and allowances for doubtful receivables, discounts and returns. The Company maintains allowances for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company evaluates the adequacy of the allowance on a periodic basis. The evaluation includes historical loss experience, the aging of the receivable balances, adverse situations that may affect the customer’s ability to pay the receivable, and prevailing economic conditions. If the evaluation of the reserve requirements differs from the actual aggregate allowance, adjustments are made to the allowance. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. Our allowance for doubtful accounts was $3.6 million and $2.7 million as of December 27, 2008 and December 29, 2007, respectively. The Company recorded provisions for bad debt of $7.8 million, $4.3 million and $1.0 million for 2008, 2007 and 2006, respectively.
INVENTORIES
Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value. The cost of inventories includes raw materials, direct labor and manufacturing overhead costs. The Company expenses abnormal amounts of idle facility costs, freight and handling costs as incurred. The Company allocates fixed production overheads to conversion costs based on the normal capacity of the production facilities. The Company provides inventory reserves for excess, obsolete or slow-moving inventory based on changes in customer demand, technology developments and other economic factors.
CUSTOMER SUPPLY AGREEMENTS
The Company from time to time enters into long-term supply agreements with its customers. The Company capitalizes any initial cash or credit memos provided to its customers that are subject to refundability and reduce sales for any initial cash or credit memos provided to its customers that are not subject to refundability. The capitalized costs are included in other assets in the accompanying consolidated balance sheets and are amortized as a reduction of sales based on the terms of the supply agreements. The terms of the supply agreements generally range from one to five years. The consideration used for long-term supply agreements are included in the net change in operating activities “other, net” in the accompanying consolidated statements of cash flows. Amortization related to these contracts was $16.1 million, $10.6 million and $12.3 million in 2008, 2007 and 2006, respectively.
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment is recorded at cost less accumulated depreciation. Depreciation expense is determined principally using the straight-line method over the estimated useful lives for financial reporting and accelerated methods for income tax purposes. Expenditures that substantially increase asset values or extend useful lives are capitalized. Expenditures for maintenance and repairs are expensed as incurred. Leasehold improvements are depreciated no longer than the lease term, except when the lease renewal has been determined to be reasonably assured and failure to renew the lease imposes a penalty on the Company. When property items are retired or otherwise disposed of, amounts applicable to such items are removed from the related asset and accumulated depreciation accounts and any resulting gain or loss is credited or charged to income. Useful lives are generally as follows:

Buildings and improvements	10 - 45 years
Leasehold improvements	2 - 12 years
Machinery and equipment	2 - 15 years
Office furniture and equipment	3 - 7 years
Computer software costs which are capitalized consist of (a) certain external direct costs of materials and services incurred in developing or obtaining internal use software and (b) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project. Costs incurred during the preliminary project stage or for data conversion activities, training, maintenance, or overhead are expensed as incurred. Costs that cannot be separated between maintenance of, and relatively minor upgrades and enhancements to, internal use software are also expensed as incurred. The capitalized computer software costs are included in office furniture and equipment and start depreciating when the software is substantially complete and placed in service.

Simmons Company Notes to Consolidated Financial Statements
GOODWILL
The Company tests goodwill for impairment at the reporting unit level on an annual basis in the fourth quarter by comparing the fair value of its reporting units to their carrying values. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. If the carrying amount exceeds the fair value of the reporting unit, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill.
Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions including revenue growth rates and operating margins, discount rates and future market conditions, among others. Fair value of the Company’s reporting units is generally determined based on an equal weighting of the market approach and income approach methodologies. The market approach estimates fair value by applying multiples of potential earnings, such as EBITDA, of similar public entities. Management believes this approach is appropriate because it provides a fair value using multiples from entities with operations and economic characteristics similar to the Company’s reporting units. The income approach is based on projected future debt-free cash flow that is discounted to present value using factors that consider the timing and risk of the future cash flows. Management believes this approach is appropriate because it provides a fair value estimate based upon the reporting units expected long-term operating and cash flow performance. The income approach also incorporates the potential impact of cyclical downturns, anticipated changes in product sales mix and inflation and other changes in product costs that could occur in the reporting unit and its industry. The income approach is based on a reporting unit’s five year projections of operating results and cash flows that are discounted using the estimate of the market based weighted average cost of capital for the bedding industry. The future operating projections are based on consideration of past performance and the projections and assumptions used in the Company’s current operating plans. Such assumptions are subject to change as a result of changing economic and competitive conditions. As a result of the Company lowering of its projected future operating results due to deterioration of consumer spending and increased material costs, the Company recognized a goodwill impairment charge in 2008 related to its Domestic and Canada reporting units of $294.0 million and $9.9 million, respectively. The Company did not recognize any goodwill impairment charges in 2007 and 2006.
INTANGIBLE ASSETS
Definite-lived intangible assets are amortized using the straight-line method, which the Company believes is most appropriate, over their estimated period of benefit, ranging from ten to twenty-five years. Since the Company has the intent and ability to renew its trademarks and the Company’s branded products have a long history of being a market leader in the bedding industry, the Company determined that its trademarks will generate cash flows for an indefinite period of time and consider trademarks to be indefinite-lived intangible assets. Indefinite-lived intangible assets are not amortized. The Company reviews the useful lives of definite-lived and indefinite-lived intangible assets every reporting period.
The Company evaluates indefinite-lived intangible assets for impairment at least annually or whenever events or circumstances indicate their carrying value might be impaired. The carrying value of an indefinite-lived intangible asset is considered impaired when its carrying value exceeds its fair market value. In such an event, an impairment loss is recognized equal to the amount of that excess.
Fair value of the Company’s trademarks is determined using a relief of royalty method. The relief of royalty method assumes that, in lieu of ownership, a company would be willing to pay a royalty in order to exploit the related benefits of the trademarks. This approach is dependent on a number of factors, including estimate of future operating projections, royalty rates for trademarks, and a discount rate. The future operating projections are based on consideration of past performance and the projections and assumptions used in the Company’s current operating plans. Such assumptions are subject to change as a result of changing economic and competitive conditions. The royalty rate is based on a combination of the Company’s existing agreements to license its trademarks to third-parties and licenses within the furniture and household products industry. The discount rate is based upon the estimate of the market based weighted average cost of capital for the bedding industry. As a result of the Company lowering of its projected future operating results due to deterioration of consumer spending and increased material costs, the Company recognized a trademark impairment charge in 2008 related to its Domestic and Canada reporting segments of $225.8 million and $17.9 million, respectively. The Company did not recognize any trademark impairment charges in 2007 and 2006.

Simmons Company Notes to Consolidated Financial Statements
IMPAIRMENT OF LONG-LIVED ASSETS
The Company reviews all of its long-lived assets for impairment whenever events or circumstances indicate their carrying value may not be recoverable. Management reviews whether there has been impairment by comparing anticipated undiscounted future cash flows from operating activities with the carrying value of the asset. The factors considered by management in this assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors. If impairment is deemed to exist, management would record an impairment charge equal to the excess of the carrying value over the fair value of the impaired assets.
DEBT ISSUANCE COSTS
The Company capitalizes costs associated with the issuance of debt and amortizes the cost as additional interest expense over the lives of the debt using the effective interest rate method. Upon prepayment of the related debt, the Company recognizes a proportional amount of the related debt issuance costs as additional interest expense. Amortization of debt issuance costs of $2.1 million, $2.0 million and $7.6 million in 2008, 2007 and 2006, respectively, is included as a non-cash component of interest expense in the accompanying consolidated statements of operations and comprehensive income (loss). Included in the 2006 amortization of debt issuance costs are $5.0 million of costs expensed in connection with the Company amending its senior credit facility and repaying the senior unsecured term loan in 2006.
TREASURY STOCK
Common stock repurchased by the Company is recorded at cost as a reduction of stockholder’s equity. The Company uses the first-in first-out method of determining the cost of treasury stock that is subsequently reissued. The difference between the cost of treasury stock and the reissuance price is added or deducted from additional paid in capital or retained earnings.
REVENUE RECOGNITION
The Company recognizes revenue, net of estimated returns, when title and risk of ownership passes, which is generally upon delivery of shipments. An insignificant portion of the Company’s revenue is derived from inventory held on consignment with certain customers. The Company recognizes revenue on inventory held on consignment when the title and risk of ownership have transferred to the customer, which is when the inventory held on consignment is used. The Company accrues for estimated costs of warranties, co-op advertising costs, promotional monies and cash discounts at the time the corresponding sales are recognized. Sales are presented net of cash discounts, rebates, returns and certain consideration provided to customers such as co-operative advertising funds, promotional monies, and amortization of supply agreements. The Company uses historical trend information regarding returns to reduce sales for estimated future returns. The Company provides an allowance for bad debts for estimated uncollectible accounts receivable, which is included in selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income (loss).
REBATES
The Company provides volume rebates to certain customers for the achievement of various purchase volume levels. The Company recognizes a liability for the rebate at the point of revenue recognition for the underlying revenue transactions that result in progress by the customer towards earning the rebate. Measurement of the liability is based on the estimated number of customers that will ultimately earn the rebates. Once the rebate is earned, the Company provides the customer cash or a credit memo that is netted against the accounts receivable balance. Rebates were $36.5 million, $36.4 million and $20.2 million in 2008, 2007 and 2006, respectively, and are included as a reduction of sales in the accompanying consolidated statements of operations and comprehensive income (loss).
PRODUCT DELIVERY COSTS
The Company incurred $58.9 million, $60.6 million and $54.4 million in shipping and handling costs associated with the delivery of finished mattress products to its customers in 2008, 2007 and 2006, respectively. These costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income (loss).

Simmons Company Notes to Consolidated Financial Statements
STOCK BASED EMPLOYEE COMPENSATION
The Company adopted the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123 (Revised 2004), Share Based Payment (“SFAS 123R’) on January 1, 2006 (the first day of the 2006 first quarter). Under SFAS 123R, the fair value of the Company’s stock based awards on the date of grant are recognized as an expense over the vesting period. Fair value of the stock is determined by the Company’s board of directors. Simmons Holdco’s enterprise value fluctuates based upon its operating performance, changes in market multiples for comparable publicly traded companies and changes in transaction multiples paid for companies with similar operations as the Company.
The Company used the modified prospective application method of transition under SFAS 123R. Under the modified prospective application method, the Company applies SFAS 123R for new awards granted after January 1, 2006 and for unvested awards as of January 1, 2006. Upon adoption of SFAS 123R, the Company made a one-time cumulative adjustment of less than $0.1 million to record an estimate of the future forfeitures on all outstanding equity awards. Additionally, the Company netted its deferred compensation related to awards issued prior to the adoption of SFAS 123R against additional paid in capital.
FOREIGN CURRENCY
Subsidiaries located outside of the U.S. use the local currency as the functional currency. Assets and liabilities are translated at exchange rates in effect at the consolidated balance sheet date and income and expense accounts at average exchange rates during the year. Resulting translation adjustments are recorded directly to accumulated other comprehensive income (loss), a separate component of stockholder’s equity and are not tax effected since they relate to investments, which are permanent in nature. Foreign currency transactions gains and losses are recognized as incurred in selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income (loss). The Company recognized a foreign currency transaction loss of $1.0 million for 2008, gain of $0.6 million in 2007, and loss of $0.5 million in 2006.
PRODUCT DEVELOPMENT COSTS
Costs associated with the development of new products and changes to existing products are charged to expense as incurred. These costs amounted to approximately $2.9 million, $2.8 million and $2.4 million in 2008, 2007 and 2006, respectively. Such costs are included in selling, general and administrative expense in the accompanying consolidated statements of operations and comprehensive income (loss).
ADVERTISING COSTS
The Company records the cost of advertising, including co-operative advertising, as an expense or a reduction of sales when incurred or no later than when the advertisement appears or the event is run. Co-operative advertising costs are recorded as a selling expense when the customer provides proof of advertising the Company’s products and the payments made to the customer are less than or equal to the cost of the advertisement. Co-operative advertising costs are recorded as a reduction of sales whenever the costs do not meet the criteria for classification as a selling expense. Advertising costs which were recorded as a reduction of sales in the accompanying consolidated statements of operations and comprehensive income (loss) were $23.6 million, $28.6 million and $24.6 million in 2008, 2007 and 2006, respectively. Advertising costs which were recorded as selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income (loss) were $91.6 million, $87.0 million and $89.8 million in 2008, 2007 and 2006, respectively.

Simmons Company Notes to Consolidated Financial Statements
INCOME TAXES
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized. As of December 27, 2008 and December 29, 2007, we had valuation allowances of $22.9 million and $9.3 million, respectively, against the deferred tax assets related to certain tax loss and certain tax credit carryforwards.
The determination of the Company’s provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefit of uncertain tax positions are recorded in the Company’s financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities. When facts and circumstances change, management reassesses these probabilities and records any changes in the financial statements as appropriate.
In the first quarter of 2007, the Company adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for income tax by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the adoption of FIN 48, the Company initially recognized an $18.3 million increase in its liability for uncertain tax positions on the first day of its fiscal year 2007. This was accounted for as a decrease in retained earnings of $2.2 million, and increases in goodwill and deferred tax assets of $12.6 and $3.5 million, respectively.
WARRANTIES
The conventional innerspring bedding products that the Company currently manufactures generally include a non-prorated warranty of ten years. The conventional specialty bedding products that the Company currently manufactures generally include a non-prorated warranty of twenty to twenty-five years. The Company’s juvenile bedding products have warranty periods ranging from five years to a lifetime. The Company records the estimated cost of warranty claims when its products are sold. The Company’s new products undergo extensive quality control testing and are generally constructed using similar techniques and materials of our historical products. Therefore, the Company estimates the cost of warranty claims based on historical sales and warranty returns and the current average costs to settle a warranty claim. The Company includes the estimated impact of recoverable salvage value in the calculation of the current average costs to settle a warranty claim.
The following table presents a reconciliation of the Company’s warranty accrual for 2008, 2007 and 2006 (in thousands):

	December 27,	December 29,	December 30,
	2008	2007	2006
Balance at beginning of year	$4,291	$3,668	$3,009
Additional warranties issued	2,853	2,466	1,627
Accruals related to pre-existing warranties (including change in estimate)	22	296	98
Warranty settlements	(2,403)	(2,139)	(1,066)

Balance at end of year	$4,763	$4,291	$3,668

Simmons Company Notes to Consolidated Financial Statements
PENSION AND OTHER POST-EMPLOYMENT BENEFITS
Pension expense and obligations are actuarially determined and are affected by the Company’s assumptions with respect to the discount rate for obligations, the future rate of increase in compensation levels, and the long term rate of return on plan assets. The assumed discount rate is based upon a portfolio of high-grade corporate bonds, which are used to develop a yield curve. This yield curve is applied to the expected duration of the pension obligation. The rate of increase in compensation levels is based on the Company’s assessment of the current and future economic environment and overall salary trends. The expected long-term rate of return considers the allocation of plan assets, the historical performance of total plan assets, and economic and other indicators of future performance.
In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS 158”). SFAS 158 requires the recognition of the overfunded or underfunded status of a defined benefit post retirement plan as an asset or liability on the Company’s consolidated balance sheet and the recognition of changes in the funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of the funded status of a plan as of the date of the Company’s year end consolidated balance sheet. This pronouncement does not require prior periods to be restated to reflect the impact of SFAS 158. The Company adopted SFAS 158 on December 29, 2007. The adoption of the pronouncement did not impact the Company’s results of operations or cash flows.
The following table summarizes the incremental effect of SFAS 158 adoption on the individual line items in the consolidated balance sheet at December 29, 2007 (in thousands):

	Before	SFAS	After
	adoption of	158 Adjust-	adoption of
	SFAS 158	ments	SFAS 158
Other assets	$37,833	$(294)	$37,539
Total assets	1,477,947	(294)	1,477,653
Other liabilities	28,453	389	28,842
Deferred income taxes	190,649	(328)	190,321
Total liabilities	1,289,440	61	1,289,501
Accumulated other comprehense income	19,179	(355)	18,824
Total stockholder’s equity	188,507	(355)	188,152
Total liabilities and stockholder’s equity	1,477,947	(294)	1,477,653
ENVIRONMENTAL COSTS
Environmental expenditures that relate to current operations are expensed or capitalized when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. Remediation costs that relate to an existing condition caused by past operations are accrued when it is probable that the costs will be incurred and can be reasonably estimated.

Simmons Company Notes to Consolidated Financial Statements
FINANCIAL INSTRUMENTS AND SIGNIFICANT CONCENTRATIONS OF RISK
The carrying amount of the Company’s financial instruments, consisting of cash and cash equivalents, accounts receivable, accounts payable and certain other liabilities, approximate fair value due to their relatively short maturities.
Under Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”), fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. SFAS 157 also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The hierarchy is broken down into three levels:
Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2 — Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly;
Level 3 — Unobservable inputs for which little or no market activity exists.
The fair value of the Company’s tranche D term loan, Subordinated Notes and Discount Notes is based on Level 1 inputs, quoted market prices as of December 27, 2008, which management believes incorporates the Company’s nonperformance risk and credit risk. The following table compares the carrying values and estimated fair values of the Company’s tranche D term loan, Subordinated Notes and Discount Notes at December 27, 2008 (in millions).

	Carrying	Estimated
	Value	Fair Value
Tranche D term loan	$465.0	$245.1 - $267.4
Subordinated notes	$200.0	$54.6
Discount notes	$245.1	$44.1
Cash and cash equivalents are maintained with several major financial institutions in the U.S., Canada and Puerto Rico. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand. Additionally, the Company monitors the financial condition of such institutions and considers the risk of loss remote.
The Company’s accounts receivable arise from sales to numerous customers in a variety of markets principally throughout the U.S., Canada and Puerto Rico. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not, in most cases, require collateral. The Company’s five largest customers aggregated approximately 26%, 23% and 25% of sales for each of 2008, 2007 and 2006, respectively, and no single customer accounted for over 10% of the sales in any of those years.
The Company uses short-term foreign currency swaps within the normal course of business as economic hedges principally to manage foreign currency exchange rate risk. The Company recognizes foreign currency swaps as either an asset or liability measured at its fair value. The changes in fair value of the foreign currency swaps are recognized through current period income. The counterparties to the Company’s foreign currency swap agreements are major financial institutions. The Company has not experienced non-performance by any of its counterparties. As of December 27, 2008, the Company had no foreign currency swaps outstanding.
SELF-INSURANCE
The Company retains a portion of the risks related to its general liability, product liability, automobile, worker’s compensation and health insurance programs. The exposure for unpaid claims and associated expenses, including incurred but not reported losses, generally is estimated with the assistance of external actuaries and by factoring in pending claims and historical trends and data. The estimated accruals for these liabilities could be affected if future occurrences or loss developments significantly differ from utilized assumptions. The estimated liability associated with settling unpaid medical and worker’s compensation claims is included in accrued liabilities. As of December 27, 2008 and December 29, 2007, the Company had a liability for exposures to unpaid self-insured claims of $5.7 million and $5.3 million, respectively.

Simmons Company Notes to Consolidated Financial Statements
RECENTLY ISSUED ACCOUNTING STANDARDS
In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 addresses the measurement of fair value by companies when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS 157 provides a common definition of fair value to be used throughout GAAP, which is intended to make the measurement of fair value more consistent and comparable and improve disclosures about those measures. SFAS 157 clarifies the principal that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. In February 2008, the FASB issued Financial Statement Position (“FSP”) No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13, which removed leasing transactions accounted for under Statement 13 and related guidance from the scope of SFAS 157, and FSP No. 157-2, Partial Deferral of the Effective Date of Statement 157 (“FSP 157-2”), which deferred the effective date of SFAS 157 for all non-financial assets and liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually, to fiscal years beginning after November 15, 2008. The Company implemented SFAS 157 for financial assets and liabilities at the beginning of its fiscal year 2008 and elected to defer the adoption of SFAS 157 for non-financial assets and liabilities until the beginning of its fiscal year 2009 as allowed under FSP 157-2. The implementation of SFAS 157 for financial assets and liabilities did not have a material impact on the Company’s consolidated financial position and results of operations. The Company is still assessing the impact that adopting SFAS 157 for non-financial assets and liabilities will have to its consolidated financial position and results of operations. The major categories of non-financial assets and liabilities that are measured at fair value, for which the Company has not yet applied the provisions of SFAS 157, are as follows: reporting units measured at fair value in the first step of the Company’s goodwill impairment testing and indefinite-lived intangible assets measured at fair value for impairment testing. In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for that Asset Is Not Active (“FSP 157-3”), which clarifies the application of SFAS 157 as it relates to the valuation of financial assets in a market that is not active for those financial assets. This guidance was effective in October 2008 and includes those periods for which financial statements have not been issued. The Company currently does not have financial assets that are valued using inactive markets; therefore, FSP 157-3 will not have an impact on the Company’s consolidated financial statements and results of operations.
In December 2007, the FASB issued SFAS 141 (Revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R replaces FASB Statement No. 141, Accounting for Business Combinations. SFAS 141R requires that the acquisition method of accounting be used in all business combinations and for an acquirer to be identified for each business combination. SFAS 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. It requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. SFAS 141R will be effective for the Company’s business combinations for which the acquisition date is on or after the beginning of fiscal year 2009. The impact on the Company of adopting SFAS 141R will depend on the nature, terms and size of the business combinations completed after the effective date.
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”). SFAS 160 amends ARB No. 51, Consolidated Financial Statements. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 is effective for the Company as of the beginning of fiscal year 2009. The Company currently does not have a non-controlling interest in a subsidiary; therefore, the adoption of SFAS 160 will not have an impact on the Company’s consolidated financial statements and results of operations.

Simmons Company Notes to Consolidated Financial Statements
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). SFAS 161 enhances the disclosure framework of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”). SFAS 161 expands the disclosures to provide an enhanced understanding of (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and (3) how derivative instruments affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for the Company as of the beginning of fiscal year 2009. The Company currently has no derivative instruments; therefore, the adoption of SFAS 161 will not have an impact on the Company’s disclosures.
In December 2008, the FASB issued FASB Staff Position FSP 132(R)-1, Employers Disclosures about Postretirement Benefit Plan Assets (“FSP 132(R)-1”), which provides additional guidance on an employers’ disclosures about plan assets of a defined benefit pension or other post retirement plan. This interpretation is effective for financial statements issued for fiscal years ending after December 15, 2009. The Company is in the process of evaluating the impact of this guidance on its disclosures.
In April 2008, the FASB issued FASB Staff Position No. 142-3, Determination of the Useful Lives of Intangible Assets (“FSP 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, Goodwill and Other Intangible Assets. This staff position will be effective for the Company at the beginning of fiscal year 2009. The Company is in the process of evaluating the impact of this guidance on its consolidated financial statements and results of operations.

Simmons Company Notes to Consolidated Financial Statements
NOTE C — MERGER AND DISTRIBUTION TO STOCKHOLDERS
On February 9, 2007, Simmons Company completed a merger with Simmons Merger Company, a wholly-owned subsidiary of Simmons Holdco, with Simmons Company being the surviving entity and a wholly-owned subsidiary of Simmons Holdco (the “Merger”). As a result of the Merger, the Company’s treasury stock and the issued and outstanding class A and class B common stock were retired and the Company issued 100 shares of new common stock with a $0.01 par value to Simmons Holdco. After the Merger, the ownership structure of Simmons Holdco was identical to the ownership structure of Simmons Company prior to the Merger. The Merger was treated for accounting purposes as a recapitalization whereby the historical common stock and additional paid-in capital have been recast as if the Merger occurred retroactively.
In the Merger, class A stockholders of the Company also received merger consideration equal to their remaining invested capital plus a preferred return on their invested capital. Additionally, Simmons Holdco assumed the rights and obligations of the Company’s Equity Incentive Plan (“Incentive Plan”) and all restricted stock issuances and stock options granted under the Incentive Plan. Since the Incentive Plan provides a compensation incentive for the employees of the Company to perform services, the stock-based compensation expense related to the awards issued under the Incentive Plan is recorded as an expense of the Company and a contribution of capital to the Company by Simmons Holdco.
In connection with the Merger, Simmons Holdco borrowed $300.0 million under the Toggle Loan to fund $278.3 million of merger consideration distributed to the Company’s then existing class A stockholders. For further information on the Toggle Loan (see Note P — Commitments and Contingencies).
NOTE D — ACQUISITIONS AND DISPOSITIONS
2007 Purchase of Certain Assets of CP Holdco, Inc. (“Comfor Products”)
On June 29, 2007, the Company acquired certain intellectual property and other assets of Comfor Products (the “ComforPedic Acquisition”), a specialty producer of foam mattresses and pillows, for $15.4 million (including transaction expenses) plus additional cash and equity consideration based on future operating performance. Following the acquisition, the Company began marketing and selling foam mattresses and pillows under the ComforPedic by SimmonsTM brand name.
The Company recorded the acquisition using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair market values. All future payments attributable to the purchase price will be recorded as additional goodwill.
2006 Purchase of Simmons Canada Inc. (“Simmons Canada”)
On November 15, 2006, the Company acquired Simmons Canada, a former licensee of the Company and a leading manufacturer of mattresses in Canada, for $113.1 million in cash (the “Canada Acquisition”). The Canada Acquisition was funded from cash on hand and $20 million of borrowings on the Company’s revolving loan. Simmons Canada is now a wholly-owned subsidiary of the Company and the results of operations of Simmons Canada have been included in the Company’s consolidated financial statements since the November 15, 2006 acquisition date. The Canada Acquisition provides the Company with direct access to the conventional mattress and foundations market in Canada where Simmons Canada was already one of the leading mattress manufacturers by selling Simmons branded products.
The Company recorded the Canada Acquisition using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their fair values. Fair value of the assets and liabilities assumed was determined based on, but not limited to, discounted expected future cash flows for trademarks and non-contractual customer relationships and current replacement costs for fixed assets.
The following table summarizes the allocation of the purchase price to the fair values of the assets acquired and liabilities assumed as of the date of the acquisition (in thousands):

November 15,
2006
Current assets	$27,279
Property, plant and equipment	17,773
Goodwill	33,381
Other intangibles	62,802
Other assets	800

Total assets acquired	142,035

Current liabilities	(16,945)
Non-current liabilities	(11,991)

Total liabilities assumed	(28,936)

Purchase price net of cash acquired	$113,099

Simmons Company Notes to Consolidated Financial Statements
The intangible assets acquired include non-contractual customer relationships of $17.7 million and trademarks of $45.1 million. The non-contractual customer relationships have a weighted average life of twenty years and will be amortized using the straight line method, which best reflects the utilization of the economic benefits of the agreements. The trademarks have an indefinite life. Goodwill includes a portion of value for assembled workforce which is not separately classified from goodwill. The purchased intangibles and goodwill are not deductible for income tax purposes.
Since the Canada Acquisition was a purchase of stock, the respective tax bases of the assets and liabilities were not changed. As a result, a net deferred tax liability was recorded as of the acquisition date to reflect the difference between the fair value of the assets and liabilities under purchase accounting and the historical tax bases of the assets and liabilities. The reversal of such differences in the future will be recorded through the tax provision.
2006 Sale of SCUSA
On August 29, 2006, the Company sold its subsidiary, SCUSA, to an affiliate of The Sleep Train, Inc. (“Sleep Train”) for net cash proceeds of $52.4 million (“SCUSA Disposition”). The Company recorded a net gain of $43.3 million. This disposition resulted in the Company selling all of its retail bedding segment assets.
Concurrent with the sale of SCUSA, the Company entered into a multi-year supply agreement with Sleep Train which will result in the Company having a significant ongoing interest in the cash flows of SCUSA. Since the Company has an ongoing interest in the cash flows of SCUSA, the Company did not report the gain on disposition or SCUSA’s results of operations as discontinued operations in the accompanying consolidated statements of operations and comprehensive income (loss).
Pro Forma Financial Data
The ComforPedic Acquisition is not considered significant to the Company’s consolidated balance sheet and consolidated statements of operations and comprehensive income (loss). Therefore, pro forma information has not been presented.
The unaudited pro forma consolidated net sales and net income for 2006 were $1,019.3 million and $18.9 million, respectively, and assume that both the Canada Acquisition and the SCUSA Disposition were completed as of the beginning of the Company’s 2006 fiscal year.
The pro forma data may not be indicative of the results that would have been obtained had these events actually occurred at the beginning of the period presented, nor does it intend to be a projection of future results.
NOTE E — RESTRUCTURING CHARGES
In June and October 2008, the Company announced workforce reductions in response to the downturn in the economy since the second half of 2007. These workforce reductions were completed in 2008. Associates terminated under these announced workforce reductions were offered certain benefits including severance, outplacement services and health insurance. The Company recognized a pre-tax restructuring charge for severance and benefits of $3.8 million in 2008 related to these planned workforce reductions, which will be payable through March 2010. The Company will not incur expenses after March 2010 associated with these workforce reductions.
On August 15, 2008, the Bramalea, Ontario facility’s office and production workers, all members of the Canada Auto Workers Union Local 513 (“CAW 513”), ceased work and commenced a strike against the facility. As the strike continued, the Company evaluated its various alternatives, and decided to initiate the actions required to permanently shut down the facility due to the financial impact of the strike and its effect on customers and revenues. The closure of the Ontario Plant was announced on September 8, 2009. In connection with the facility closure, the National Automobile, Aerospace, Transportation and General Workers Union of Canada and its Local 513 filed an unfair labor practice charge and three former production employees filed a wrongful termination claim against the Company on behalf of themselves and a class of similarly situated former employees. In June 2009, the Company entered into tentative settlement agreements as to both disputes, although certain conditions, including obtaining leave of court to dismiss the class action must be met before the settlements will be final. An estimated settlement amount has been recorded as part of the restructuring severance and benefits.

Simmons Company Notes to Consolidated Financial Statements
In September 2008, the Company announced and completed the closure of its Mableton, Georgia manufacturing facility. The decision to close the Mableton facility resulted from the current macroeconomic environment and lower manufacturing requirements.
The Company recognized a pre-tax restructuring charge in 2008 related to the closure of the facilities of $4.7 million, which consisted of $2.4 million in severance and benefits and $2.3 million in lease facility costs. In addition to the costs recognized in 2008, the Company anticipates incurring certain other cash charges related to the closure of the facilities that will be expensed as incurred. These additional charges include cost principally related to maintaining the unoccupied leased facilities and the relocation of manufacturing equipment. While the estimate of these costs, in total, is not yet final, the Company currently expects that the costs will total approximately $1.4 million to be incurred through the first quarter of 2010.
In September 2008, Charles R. Eitel resigned as Chairman and Chief Executive Officer of the Company and entered into a written separation agreement with the Company. Mr. Eitel assumed the role of Vice Chairman of the Board of Directors. The Company recorded a restructuring charge in 2008 of $1.7 million related to severance and benefits payable until September 2010 under the separation agreement.

Simmons Company Notes to Consolidated Financial Statements
The following table represents the pre-tax restructuring charges related to the above initiatives, including facility closures and organizational changes, recognized during the fiscal year ended December 27, 2008, for each operating segment (in thousands):

Year Ended
December 27,
2008
Domestic	$5,988
Canada	4,260

Total	$10,248

The Company incurred no restructuring charges in 2007 and 2006.
The following table reconciles the accrued restructuring charges discussed above for the year ended December 27, 2008 (in thousands):

	Balance at			Foreign	Balance at
	December 29,		Cash	Currency	December 27,
	2007	Expense	Reduction	Translation	2008
Severance and benefit costs	$—	$7,964	$(2,831)	$(202)	$4,931
Facility lease costs	—	2,284	(446)	(241)	1,597

Accrued restructuring charges	$—	$10,248	$(3,277)	$(443)	$6,528

NOTE F — INVENTORIES
Inventories consisted of the following as of December 27, 2008 and December 29, 2007 (in thousands):

	2008	2007
Raw materials	$19,066	$22,669
Work-in-progress	1,009	1,122
Finished goods	11,763	11,416

	$31,838	$35,207

Simmons Company Notes to Consolidated Financial Statements
NOTE G — PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment consisted of the following as of December 27, 2008 and December 29, 2007 (in thousands):

	2008	2007
Land, building and improvements	$30,400	$31,770
Leasehold improvements	11,719	8,541
Machinery and equipment	57,790	50,036
Office furniture and equipment	36,619	28,640
Construction in progress	1,784	8,570

	138,312	127,557
Less accumulated depreciation	(51,820)	(40,108)

	$86,492	$87,449

Depreciation expense for 2008, 2007 and 2006 was $16.9 million, $13.3 million and $10.1 million, respectively. Interest capitalized in 2008 and 2007 was less than $0.1 million in 2008 and $0.8 million in 2007. No interest was capitalized for 2006. The unamortized computer software costs included in office furniture and equipment at December 27, 2008 and December 29, 2007 was $17.8 million and $11.8 million, respectively. The amortization of computer software costs included within depreciation expense for 2008, 2007 and 2006 was $3.4 million, $1.8 million and $1.5 million, respectively.
NOTE H — GOODWILL AND OTHER INTANGIBLE ASSETS
Intangible assets consisted of the following as of December 27, 2008 and December 29, 2007 (in thousands):

		2008			2007
	Weighted	Gross			Gross		Net
	Average	Carrying	Accumulated	Net Carrying	Carrying	Accumulated	Carrying
	Life	Amount	Amortization	Amount	Amount	Amortization	Amount

Definite-lived intangible assets:
Patents	24	$34,484	$(6,743)	$27,741	$34,484	$(5,312)	$29,172
Customer relationships	21	95,033	(20,337)	74,696	98,998	(15,807)	83,191

		$129,517	$(27,080)	$102,437	$133,482	$(21,119)	$112,363

Indefinite-lived intangible assets:
Trademarks		$238,034			$492,184

The aggregate amortization expense associated with the definite-lived intangible assets for the year ended December 27, 2008 was $6.3 million. The estimated amortization expense for definite-lived intangible assets for each of next five years is $6.2 million.
In the fourth quarter of 2008, the Company significantly lowered its projected future operating results for both its Domestic and Canada reporting units based on deterioration of consumer spending and increased material costs. The Company’s five year projections of operating results assumed that the current economic downturn would continue through 2009, followed by recovery in the second half of 2010 through 2011, and long-term industry growth rates for 2012 and beyond. Operating margin assumptions during the five year projection periods were consistent with the Company’s historical averages. The Company used a 17% discount rate to calculate the terminal value of its reporting units, which was higher than the 14% discount rate used in 2007. The Company’s discount rate increased principally as a result of higher risk premiums associated with the Company’s debt due to the combination of the Company being in violation of a debt covenant and disruptions in the credit market as of the testing date. A one percentage point increase in the discount rate would have decreased the fair value of the Domestic and Canada reporting units by $15.0 million and $2.0 million, respectively. A one percentage point decrease in the discount rate would have increased the fair value of the Domestic and Canada reporting units by $15.0 million and $2.5 million, respectively. The Company used a long-term growth factor of 4% to calculate the terminal value of its reporting units, which is consistent with the rate used in 2007. Based on the lower projected future operating results, the Company determined that the forecasted earnings and cash flows of the reporting units no longer supported their carrying value of goodwill. As a result, non-cash pretax goodwill impairment charges were recognized for its Domestic and Canada reporting units of $294.0 million and $9.9 million, respectively. Also, as a result of the Company’s lowered projected future operating results, the carrying value of its trademarks exceeded their fair value. As a result, non-cash pretax trademark impairment charges were recognized for its Domestic and Canada reporting segments of $225.8 million and $17.9 million, respectively. The Company did not recognize any goodwill or trademark impairment charges for 2007 and 2006.

Simmons Company Notes to Consolidated Financial Statements
The table below shows the changes in the carrying amount of goodwill by the reportable segment for the year ended December 27, 2008 (in thousands):

	Domestic	Canada	Consolidated
Balance as of December 29, 2007	$500,221	$39,905	$540,126
Goodwill impairment	(294,000)	(9,885)	(303,885)
Foreign currency translation adjustment	—	(7,901)	(7,901)
Other	(15)	—	(15)

Balance as of December 27, 2008	$206,206	$22,119	$228,325

NOTE I — ACCRUED LIABILITIES
Accrued liabilities consisted of the following as of December 27, 2008 and December 29, 2007 (in thousands):

	2008	2007
Accrued wages and benefits	$20,945	$21,845
Accrued advertising and incentives	22,471	40,576
Accrued interest	14,107	13,592
Other accrued expenses	20,474	20,353

	$77,997	$96,366

NOTE J —DEBT
Debt consisted of the following as of December 27, 2008 and December 29, 2007 (in thousands):

	2008	2007
Senior credit facility:
Revolving loan	$64,532	$—
Tranche D term loan	465,000	465,000

Total senior credit facility	529,532	465,000
7.875% senior subordinated notes due 2014	200,000	200,000
10.0% senior discount notes due 2014, net of discount of $23,894 and $46,835, respectively	245,106	222,165
Other, including capital lease obligations	13,550	14,323

	988,188	901,488
Less current maturities of debt	(975,152)	(772)

	$13,036	$900,716

Simmons Company Notes to Consolidated Financial Statements
Senior Credit Facility
The senior credit facility provides for a $75.0 million revolving loan facility and a $465.0 million tranche D term loan facility. The revolving loan under the senior credit facility will expire on the earlier of (a) December 19, 2009 or (b) as revolving credit commitments under the facility terminate. As of December 27, 2008, under the revolving loan facility, the Company had $64.5 million of borrowings and $10.4 million that was reserved for the Company’s reimbursement obligations with respect to outstanding letters of credit. The Company incurs an unused line fee of 0.50% per annum on the unused portion of its revolving loan facility.
The tranche D term loans under the senior credit facility will expire on December 19, 2011. The tranche D term loan has a mandatory principal payment of $113.5 million on March 31, 2011 and quarterly mandatory principal payments of $117.2 million from June 30, 2011 through maturity on December 19, 2011. Depending on Simmons Bedding’s leverage ratio, it may be required to prepay a portion of the tranche D term loan with up to 50% of its excess cash flow (as defined in the senior credit facility) from each fiscal year. The Company was not required to prepay a portion of the tranche D term loan in fiscal year 2008.
The senior credit facility bears interest at the Company’s choice of the Eurodollar Rate or Base Rate (both as defined), plus the applicable interest rate margins. The weighted average interest rate per annum in effect as of December 27, 2008 for the tranche D term loan was 9.6%. The senior credit facility is guaranteed by THL-SC and all of Simmons Bedding’s material domestic subsidiaries, and Simmons Bedding has pledged substantially all of its assets to the senior credit facility.
The senior credit facility requires Simmons Bedding to maintain certain financial ratios, including cash interest coverage (adjusted EBITDA to cash interest expense) and total leverage (net debt to adjusted EBITDA) ratios. Adjusted EBITDA (as defined in the senior credit facility) differs from the term “EBITDA” as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes, depreciation and amortization, Adjusted EBITDA, as the Company interpreted the definition of Adjusted EBITDA from the senior credit facility, also adjusts net income by excluding items or expenses not typically excluded in the calculation of “EBITDA” such as management fees; other non-cash items reducing consolidated net income (including, without limitation, non-cash purchase accounting adjustments and debt extinguishment costs); any extraordinary, unusual or non-recurring gains or losses or charges or credits; and any reasonable expenses or charges related to any issuance of securities, investments permitted, permitted acquisitions, recapitalizations, asset sales permitted or indebtedness permitted to be incurred, less other non-cash items increasing consolidated net income (loss), all of the foregoing as determined on a consolidated basis for Simmons Bedding in conformity with GAAP.
The financial covenants are as follows:

1)	A minimum cash interest coverage ratio, with compliance levels ranging from cash interest coverage of no less than 2.75:1.00 for December 27, 2008 and 3.00:1.00 from March 31, 2009 through each fiscal quarter ending thereafter.

2)	A maximum leverage ratio, with compliance levels ranging from total leverage of no greater than 4.50:1.00 for December 27, 2008 and 4.00:1.00 from March 31, 2009 through each fiscal quarter ending thereafter.

Simmons Company Notes to Consolidated Financial Statements
For the quarter ended September 27, 2008, Simmons Bedding was not in compliance with the maximum leverage financial covenant and certain other covenants contained in its senior credit facility. In response thereto, Simmons Bedding was unable to negotiate a waiver of such defaults with its senior lenders and entered into the First Forbearance Agreement and Second Amendment to the Second Amended and Restated Credit and Guaranty Agreement (“First Forbearance Agreement”) on November 12, 2008 and the Second Forbearance Agreement and Third Amendment to the Second Amended and Restated Credit and Guaranty Agreement and First Amendment to the Pledge and Security Agreement (the “Second Forbearance Agreement”) on December 10, 2008 with its senior lenders. Based on the terms of the First Forbearance Agreement, the senior lenders agreed to, among other things, forbear from exercising their default-related rights and remedies under the senior credit facility against Simmons Bedding through December 10, 2008, provided that Simmons Bedding satisfied certain conditions. The Second Forbearance Agreement extended the forbearance period through March 31, 2009, subject to earlier termination in some circumstances. Simmons Bedding entered into (i) that certain First Amendment to Second Forbearance Agreement; Fourth Amendment to the Second Amended and Restated Credit and Guaranty Agreement and Second Amendment to the Pledge and Security Agreement (the “First Amendment to the Second Forbearance Agreement”) on March 25, 2009, pursuant to which the senior lenders extended the forbearance period under the Second Forbearance Agreement through May 31, 2009 and, upon satisfaction of certain conditions, July 31, 2009 and (ii) that certain Second Amendment to Second Forbearance Agreement; Fifth Amendment to the Second Amended and Restated Credit and Guaranty Agreement and Third Amendment to the Pledge and Security Agreement (the “Second Amendment to the Second Forbearance Agreement” and, together with the First Amendment to the Second Forbearance Agreeement, the “Amendment to the Second Forbearance Agreement”) on May 27, 2009, pursuant to which the senior lenders extended the forbearance period under the Second Forbearance Agreement through June 30, 2009 and, upon satisfaction of certain conditions, July 31, 2009.
During the forbearance period, the senior lenders will provide no additional loans or financial accommodation to Simmons Bedding except for the issuance, renewal, extension or replacement of letters of credit and revolving loans provided in certain limited circumstances related to the letters of credit as set forth in the forbearance agreements. In addition, Simmons Bedding will not be permitted to, directly or indirectly, incur indebtedness or liens, make investments or restricted junior payments, or consummate any asset sales, except in the ordinary course of business, during the forbearance period.

Simmons Company Notes to Consolidated Financial Statements
During the forbearance period under the First Forbearance Agreement, the applicable margin on the revolving loans and tranche D term loans increased 2.0% per annum above the rate otherwise applicable. The Second Forbearance Agreement amended the senior credit facility to, among other things:
•	Increase the applicable margin for both the revolving loans and the tranche D term loans to either Base Rate plus 5.285% per annum or Eurodollar Rate plus 6.285% per annum;

•	Establish a floor for the Base Rate and Eurodollar Rate of 3.25% and 4.25%, respectively, per annum at the earlier of the termination of the Second Forbearance Agreement or March 31, 2009;

•	Eliminate the 2% per annum penalty rate applicable to overdue payments of principal and interest; and

•	Make interest payable on the revolving loans and tranche D term loans as of the last business calendar day of each month.
The Second Forbearance Agreement also required Simmons Bedding to enter into deposit account control agreements with respect to all its bank accounts, with certain exceptions. The Second Forbearance Agreement included certain covenants including:
•	Minimum liquidity requirements whereby Simmons Bedding will maintain a daily cash balance of not less than $2.5 million for any two consecutive business days and an average daily cash balance of not less than $7.5 million for any five consecutive business days;

•	Provide a long-term business plan to the senior lenders by January 7, 2009;

•	Commence a process to solicit new debt and/or equity investment by January 9, 2009;

•	Provide a potential restructuring proposal to the senior lenders by January 26, 2009; and

•	Increased financial reporting requirements.
As of December 27, 2008, the Company was in compliance with the covenant requirements of the Second Forbearance Agreement.
The Amendment to the Second Forbearance Agreement amended the senior credit facility to, among other things, increase the applicable margin for both revolving loans and tranche D term loans to either Base Rate plus 6.25% per annum or Eurodollar Rate plus 7.25% per annum.
During the forbearance period, as extended by the Amendment to the Second Forbearance Agreement, Simmons Bedding met its requirement, in addition to the other covenants set forth in the Second Forbearance Agreement, to (a) provide the legal and financial advisors to the senior lenders with weekly updates on the ongoing restructuring process and (b) facilitate a meeting between certain senior lenders and the selected bidders before April 17, 2009.
In connection with the First Forbearance Agreement, Simmons Bedding agreed to pay (a) the senior lenders who approved the agreement a forbearance fee equal to 0.125% of the aggregate outstanding amount of such lender’s outstanding debt under the senior credit facility and (b) the fees and expenses of the lender’s counsel in connection with the First Forbearance Agreement. In connection with the Second Forbearance Agreement, Simmons Bedding agreed to pay (a) the senior lenders who approved the agreement a forbearance fee equal to 0.5% of the aggregate outstanding amount of such lender’s outstanding debt under the senior credit facility and (b) the fees and expenses of the lender’s counsel and financial advisor in connection with the Second Forbearance Agreement. The Company capitalized the lender fees of $3.3 million, of which $1.3 million will be paid in 2009, and expensed the third party fees associated with the forbearance agreements.

Simmons Company Notes to Consolidated Financial Statements
Subordinated Notes
Simmons Bedding’s Subordinated Notes bear interest at the rate of 7.875% per annum, which is payable semi-annually in cash in arrears on January 15 and July 15. The Subordinated Notes mature on January 15, 2014 and are subordinated in right of payment to all existing and future senior indebtedness of Simmons Bedding.
The Subordinated Notes are redeemable at the option of the Company beginning January 15, 2009 at prices decreasing from 103.9% of the principal amount thereof to par on January 15, 2012 and thereafter. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Subordinated Notes.
Simmons Bedding did not make a scheduled payment of $7.9 million of interest due on January 15, 2009 on the Subordinated Notes resulting in an event of default under the indenture governing the Subordinated Notes. Such event of default enabled the holders of the Subordinated Notes to declare the full amount of the Subordinated Notes immediately due and payable. On February 4, 2009, Simmons Bedding and a majority of the outstanding Subordinated Notes holders approved a Forbearance Agreement to the Indenture (“Subordinated Forbearance Agreement”), pursuant to which such noteholders have agreed to refrain from enforcing their respective rights and remedies under the Subordinated Notes and the related indenture through March 31, 2009. In connection with the Subordinated Forbearance Agreement, Simmons Bedding agreed to pay the fees and expenses of the legal and financial advisors of the committee to the noteholders. Simmons Bedding entered into amendments to the Subordinated Forbearance Agreement on March 25, 2009 and May 27, 2009, whereby the majority of the outstanding Subordinated Notes holders extended their forbearance period through May 31, 2009 and June 30, 2009, respectively, and upon meeting certain conditions, a further extension to July 31, 2009. Pursuant to the terms of the Subordinated Forbearance Agreement, the noteholders party to the Subordinated Forbearance Agreement have the obligation to take any actions that are necessary to prevent an acceleration of the payments due under the Subordinated Notes during the forbearance period. Because the noteholders party to the Subordinated Forbearance Agreement represent more than a majority of the Subordinated Notes, they have the power under the indenture to rescind any acceleration of the Subordinated Notes by either the trustee or the minority holders of the Subordinated Notes. In consideration for their entry into the amendment to the Subordinated Forbearance Agreement, the noteholders party to the Subordinated Forbearance Agreement received an amendment fee equal to 0.5% of the aggregate outstanding amount of such holder’s Subordinated Notes.
The indenture for the Subordinated Notes requires Simmons Bedding to comply with certain restrictive covenants, including restrictions on dividends, and limitations on the occurrence of indebtedness, certain payments and distributions, and sales of Simmons Bedding’s assets and stock.
Discount Notes
The Company’s senior discount notes, with an aggregate principal amount at maturity of $269.0 million, bear interest at the rate of 10.0% per annum payable semi-annually in cash in arrears on June 15 and December 15 of each year commencing on June 15, 2010. Prior to December 15, 2009, interest accrues on the Discount Notes in the form of an increase in the accreted value of the Discount Notes. The Company’s ability to make payments on the Discount Notes is dependent on the earnings and distribution of funds from Simmons Bedding to Holdings.
The Discount Notes are redeemable at the Company’s option beginning December 15, 2009 at prices decreasing from 105.0% of the principal amount thereof to par on December 15, 2012 and thereafter. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Discount Notes.

Simmons Company Notes to Consolidated Financial Statements
If any of the Discount Notes are outstanding on June 15, 2010, the Company is obligated to redeem for cash a portion of each Discount Note then outstanding in an amount equal to (i) the excess of the aggregate amount of accrued and unpaid interest and original issue discount on the Discount Notes over (ii) the issue price of the Discount Notes multiplied by the yield to maturity of the Discount Notes (the “Mandatory Principal Redemption Amount) plus a premium equal to 5.0% (one-half of the coupon) of the Mandatory Principal Redemption Amount. No partial redemption or repurchase of the Discount Notes pursuant to any other provision of the indenture will alter the obligation of the Company to make this redemption with respect to any Discount Notes then outstanding. Assuming no redemptions prior to June 15, 2010, the Company would be obligated to make a mandatory principal payment of $90.2 million and an interest and premium payment of $18.0 million on June 15, 2010.
The indenture for the Discount Notes requires Holdings to comply with certain restrictive covenants, including a restriction on dividends; and limitations on the incurrence of indebtedness, certain payments and distributions, and sales of Holdings’ assets and stock. Pursuant to the reporting covenants contained in the indentures governing Discount Notes, the Company agreed to furnish its holders of the Discount Notes all quarterly and annual reports that would be required to be filed with the SEC if the Company was required to file such reports. Simmons Company failed to file its Financial Reports with the SEC resulting in the Company’s non-compliance with the reporting covenants. The Company has 60 days after receiving notice from the lenders to cure the non-compliance by providing such information to the lenders. If the Company was unable to cure the non-compliance, there would be an event of default under the indenture governing the Discount Notes.
On April 14, 2009, the Company received a notice sent on behalf of holders of the Discount Notes, purporting to own more than 25% of the $269.0 million principal amount of the outstanding Discount Notes, pursuant to which such holders have notified the Company that its failure to furnish to the holders of the Discount Notes (i) a Quarterly Report on Form 10-Q for the third quarter ended September 27, 2008 and (ii) an Annual Report on Form 10-K for the fiscal year ended December 27, 2008, each as required under the indenture governing the Discount Notes, constitutes defaults thereunder. With the filing of this Annual Report on Form 10-K for the fiscal year ending December 27, 2008 along with the filing of the Quarterly Report on Form 10-Q for the third quarter ended September 27, 2008, the Company has cured these defaults. The Company has not received notice of non-compliance with the reporting covenant for the Quarterly Report on Form 10-Q for the first quarter ended March 28, 2009. If the Company receives such notice and were unable to cure the non-compliance within 60 days of receiving such notice, there would be an event of default under the indenture governing the Discount Notes.

Simmons Company Notes to Consolidated Financial Statements
Toggle Loan
The Company does not guarantee or have any of our assets pledged as collateral under Simmons Holdco’s $300 million Toggle Loan. The Toggle Loan is structurally subordinated in right of payment to any of the Company’s existing and future liabilities. Although the Company is not obligated to make cash distributions to service principal and interest on the Toggle Loan, Simmons Holdco is dependent on the Company’s cash flow to meet the interest and principal payments under the Toggle Loan. The Toggle Loan is not included in the Company’s financial statements. During the 2008, the Company provided $29.1 million of cash to Simmons Holdco, reflected as a dividend in the financial statements of the Company, so that Simmons Holdco could pay interest on the Toggle Loan, repurchase shares of its common stock, and pay operating expenses of Simmons Holdco. Under the terms of the credit agreement governing the Toggle Loan, Simmons Holdco may elect to pay future interest in cash or add such interest to the principal amount of the Toggle Loan. However, the Second Forbearance Agreement, as amended, prohibits the Company from making distributions to its parent companies during the forbearance period, except in the ordinary course of business. Accordingly, Simmons Holdco has elected to make its February and August 2009 interest payments on the Toggle Loan by adding such interest to the principal amount of the Toggle Loan. The Toggle Loan matures in February 2012. An acceleration of indebtedness under the senior credit facility, Subordinated Notes or Discount Notes would trigger an event of default under the Toggle Loan.
Aggregate Long-Term Debt Maturities
As a result of Simmons Bedding not being in compliance with the covenants of the senior credit facility and the forbearance period ends within one year of December 27, 2008, the Company has recorded all amounts outstanding under the senior credit facility as a current portion of debt as of December 27, 2008 in the accompanying consolidated balance sheet. Since the Subordinated Notes and Discount Notes contain default provisions whereby the note holders can accelerate amounts due under both notes if the senior lenders accelerate amounts due under the senior credit facility, the Company recorded all amounts outstanding under the Subordinated Notes and Discount Notes as a current portion of debt as of December 27, 2008 in the accompanying 2008 consolidated balance sheet.
Future maturities of debt, exclusive of the Discount Notes unamortized original issue discount of $23.9 million, as of December 27, 2008 are as follows (in thousands):

2009	$975,152
2010	513
2011	513
2012	709
2013	400
Thereafter	10,901

$988,188

NOTE K — LEASES AND OTHER COMMITMENTS
The Company leases certain manufacturing, office, show room, research and outlet retail facilities and equipment under operating leases. The Company’s lease expense was $24.3 million, $23.6 million and $25.3 million for 2008, 2007 and 2006, respectively. The Company’s lease expense for 2006 included $5.8 million associated with the Company’s retail operations, which were disposed of in August 2006 (see Note D — Acquisitions and Dispositions).
The following is a schedule of the future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 27, 2008 (in thousands):

2009	$17,946
2010	13,624
2011	10,774
2012	9,140
2013	7,741
Thereafter	13,614

$72,839

Simmons Company Notes to Consolidated Financial Statements
The Company has the option to renew certain manufacturing facility leases, with the longest renewal period extending through 2027. Most of the operating leases provide for increased rent payments tied to increases in general price levels.
The Company has various purchase commitments with certain suppliers in which the Company is committed to purchase approximately $30.6 million of raw materials from these vendors in 2009. If the Company does not reach the committed level of purchases, various additional payments could be required to be paid to these suppliers or certain sales volume rebates could be lost.
NOTE L — LICENSING
The Company licenses internationally (excluding Canada) the Simmons® and Beautyrest® trademarks, and many of its other trademarks, processes and patents to third-party manufacturers which produce and distribute Simmons® branded conventional bedding products within their designated territories. These licensing agreements allow the Company to reduce exposure to political and economic risks abroad by minimizing investments in those markets. The Company has 16 foreign licensees and eight sub-licensees. These foreign licensees have rights to sell Simmons-branded products in over 100 countries.
Additionally, the Company has ten domestic and Canadian third-party licensees. Some of these licensees manufacture and distribute juvenile furniture and healthcare-related furniture, and non-bedding upholstered furniture. Additionally, the Company has licensed the Simmons® trademark and other trademarks, generally for limited terms, to manufacturers of occasional use airbeds, futons, comforters, pillows, mattress pads, blankets, and other products.
Licensing revenues are recorded as earned, based upon the sales of licensed products by the Company’s licensees. For 2008, 2007 and 2006 the Company’s licensing agreements as a whole generated royalties and technology fees of approximately $9.5 million, $10.1 million and $8.7 million, respectively.
NOTE M — STOCK BASED COMPENSATION
Under Simmons Holdco’s incentive plans, the Company is authorized to grant up to 821,775 shares of class B common stock of Simmons Holdco as options, restricted stock, warrants or other stock based awards to the management, directors and consultants of the Company. Vesting of awards is subject to the achievement of performance and service criteria. As of December 27, 2008, the Company had issued restricted stock awards, stock option awards and warrants under the incentive plans. Since the Company determined in 2008 that it was unlikely to meet future vesting performance targets for the unvested awards, the Company reversed all previously recognized compensation expense and accruals associated with the unvested awards. Non-cash stock compensation expense/(benefit) recorded in connection with the awards was $(0.4) million for 2008, less than $0.1 million for 2007 and $0.8 million for 2006. The Company paid $0.1 million and $0.7 million in 2008 and 2007, respectively, to settle vested stock based awards.
NOTE N — INCOME TAXES
The components of the provision for income taxes are as follows (in thousands):

	2008	2007	2006

Current tax provision
Federal	$—	$595	$1,115
State	563	595	147
Foreign	214	785	148

	777	1,975	1,410

Deferred tax provision
Federal	(74,586)	9,899	22,485
State	(4,762)	(1,745)	637
Foreign	(5,952)	(1,481)	(12)

	(85,300)	6,673	23,110

Benefit applied to reduce (increase) goodwill	15	15	(93)

Income tax expense (benefit)	$(84,508)	$8,663	$24,427

Simmons Company Notes to Consolidated Financial Statements
Income (loss) before income taxes consisted of the following:

	2008	2007	2006

Domestic	$(535,657)	$29,538	$71,704
Foreign	(41,062)	3,074	337

	$(576,719)	$32,612	$72,041

The reconciliation of the statutory federal income tax rate to the effective income tax rate for 2008, 2007 and 2006 provision for income taxes is as follows (in thousands):

	2008	2007	2006

Income taxes at U.S. federal statutory rate	$(201,851)	$11,414	$25,214
State income taxes, net of U.S. federal benefit	(5,796)	330	1,092
Goodwill and trademark impairments	106,859	—	—
Book-tax difference on sale of SCUSA	—	—	(3,186)
Valuation allowances, net of reversals	14,058	(637)	2,325
Tax loss credit benefits not previously recognized	(2,241)	39	(2,332)
Reversal of other tax accruals — FIN 48 changes	1,259	1,186	1,257
Meals and entertainment	555	824	338
Change in tax rate used to measure deferred taxes	416	(3,698)	—
General business tax credits	(332)	(319)	(324)
Other, net	2,565	(476)	43

Income tax expense (benefit)	$(84,508)	$8,663	$24,427

Components of the Company’s net deferred income tax liability as of December 27, 2008 and December 29, 2007 is as follows (in thousands):

	2008	2007

Current deferred income taxes:
Accounts receivable	$1,540	$1,260
Accrued liabilities, not currently deductible	4,589	5,636
Prepaids and other assets not currently taxable	(1,342)	(1,193)
Inventory bases differences	449	250
Valuation allowance	(2,117)	—

Current deferred income tax assets	3,119	5,953
Non-current deferred income taxes:
Property bases differences	(7,884)	(9,332)
Intangibles bases differences	(109,656)	(202,618)
Retirement accruals	3,674	2,240
Net operating loss carryforwards	27,901	11,971
Income tax credit carryforwards	13,361	13,808
Other noncurrent accrued liabilities, not currently deductible	1,861	2,877
Deferred income	(7,275)	—
Valuation allowance	(20,743)	(9,267)

Noncurrent deferred income tax liabilities	(98,761)	(190,321)

Net deferred income tax liability	$(95,642)	$(184,368)

Simmons Company Notes to Consolidated Financial Statements
As of December 27, 2008, the Company had U.S. federal net operating loss carryforwards of $54.1 million. If not used, these carryforwards will expire in varying amounts between 2023 and 2028. Additionally, as of December 27, 2008, the Company had state net operating loss carryforwards of $108.5 million and Canadian net operating loss carryforwards of $10.8 million. If not used, state operating loss carryforwards will expire in varying amounts between 2009 and 2028, and the Canadian net operating loss will expire in 2028.
As of December 27, 2008, the Company had $4.9 million of general business tax credits, $4.3 million of foreign tax credits, and $1.8 million of minimum tax credits available to offset future payments of U.S. federal income tax. If not used, the general business and foreign tax credits will expire in varying amounts between 2013 and 2028. The minimum tax credits can be carried forward indefinitely. The Company also had $2.3 million of state income tax credits, expiring in varying amounts between 2009 and 2025 and $0.1 million of non-U.S. tax credits available to offset future payments of foreign income tax, which can be carried forward indefinitely. A change in ownership of the Company could potentially limit the utilization of the Company’s net operating losses and tax credit carryforwards.
Realization of the tax benefits of net operating loss carryforwards and tax credit carryforwards is dependent upon the company’s ability to generate sufficient future taxable income in the appropriate taxing jurisdictions and within the applicable carryforward periods. After giving consideration to current forecasts of future taxable income and the expiration period of the carryforward tax benefits, the Company has recorded valuation allowances to offset substantially all net deferred income tax assets.
As of December 27, 2008, a valuation allowance of $22.9 million was recorded for the deferred tax assets related to the following carryforward tax benefits: federal net operating losses ($5.9 million), certain state net operating losses ($6.6 million), foreign tax credits ($3.8 million), general business tax credits ($2.4 million), certain state income tax credits ($2.3 million), federal minimum tax credits ($1.8 million), and foreign jurisdiction income tax credits ($0.1 million). The Company established the valuation allowance for its foreign tax credit carryforwards in the fourth quarter of 2006. As a direct result of the acquisition of Simmons Canada and the impact of such acquisition on the Company’s calculation of net foreign source income, the Company does not believe at the present time that it will be able to fully utilize its foreign tax credits. With respect to state tax benefit carryforwards, the valuation allowance that was originally established in 2005 has been adjusted to reflect additional state tax benefits recognized in 2006, 2007 and 2008 for which the Company does not believe it is more-likely-than-not that such benefits will be realized after giving consideration to the expiration period of the state tax benefit carryforwards and current forecasts of future state taxable income.
As of December 29, 2007, the Company had a valuation allowance of $9.3 million for the deferred tax assets related to the following carryforward tax benefits: foreign tax credits ($2.8 million), certain state net operating loss carryforwards ($4.2 million), certain state income tax credits ($2.2 million), and foreign jurisdiction income tax credits ($0.1 million).
Cumulative undistributed losses of the Company’s international subsidiaries totaled approximately $12.2 million as of December 27, 2008.
In the normal course of business, the Company provides for uncertain tax positions and the related interest and penalties and adjusts its unrecognized tax benefits and accrued interest and penalties accordingly. As of December 27, 2008, the total gross amount of unrecognized tax benefits was $19.9 million. Included therein was $17.7 million of net tax benefits that, if recognized, would impact the Company’s effective tax rate. As of December 29, 2007, the total gross amount of unrecognized tax benefits was $20.1 million. Included therein was $6.6 million of net tax benefits that, if recognized, would impact the Company’s effective tax rate. A reconciliation of the beginning and ending balance of unrecognized tax benefits follows (in thousands):

	2008	2007
Beginning balance	$20,113	$21,397
Additions:
Positions taken during the current year	1,554	1,103
Positions taken during a prior period	149	406
Translation adjustments	—	302
Reductions:
Positions taken during a prior period	(943)	(2,656)
Reductions resulting from lapse of statutes of limitation	(374)	(439)
Settlement with tax authorities	(292)	—
Translation adjustments	(328)	—

Ending balance	$19,879	$20,113

Simmons Company Notes to Consolidated Financial Statements
The Company does not expect any significant changes to the unrecognized tax benefits within twelve months of the reporting date.
The Company classifies interest and penalties related to uncertain income tax positions as income tax expense. As of December 27, 2008 and December 29, 2007, the Company’s uncertain tax positions included interest of $0.9 million and $0.7 million, and penalties of $0.5 million and $0.3 million, respectively.
The Company and its subsidiaries file income tax returns in the U.S., Canada, and Puerto Rico, as well as in multiple state and provincial jurisdictions therein. With few exceptions, the Company is no longer subject to income tax examinations by any taxing authorities for years prior to 1999. The Company is not currently under any U.S., Canada, or Puerto Rico federal income tax audit, nor have there been any notices received of any such anticipated audits. The Company and its subsidiaries are however subjected to occasional state audits. None of the current state income tax audits include any proposed adjustments that would be considered significant, individually or in total, for which reserves have not already been accrued.

Simmons Company Notes to Consolidated Financial Statements
NOTE O — RETIREMENT PLANS
PENSION AND POST RETIREMENT PLANS
In connection with the Canada Acquisition, the Company assumed Simmons Canada’s registered combined non-contributory defined benefit and defined contribution pension plan for substantially all of the employees of Simmons Canada. Under the registered defined benefit plan segment (“Pension Plan”), benefits are based upon an employee’s earnings and years of credited service. The registered defined benefit plan is funded based on the funding requirements of applicable government regulations. In addition, the Company assumed Simmons Canada’s retirement compensation arrangements (“RCA”) for certain senior officials of Simmons Canada which provide retirement benefits in addition to the registered defined benefit plan.
The Company also provides post retirement health care and life insurance benefits (“FAS 106 Plans”) for a small group of current and former employees. The Company accrues the cost of providing post retirement benefits, including medical and life insurance coverage, during the active service period for certain employees. The FAS 106 Plans are unfunded.
The measurement of the Pension Plan, RCA and FAS 106 Plans was as of December 27, 2008 and December 29, 2007 for each respective period. The following table sets forth summarized information for the funded status of the Pension Plan, RCA and FAS 106 Plans (in thousands):

	Pension Plan		RCA Plan		FAS 106 Plans
	2008	2007	2008	2007	2008	2007
Change in benefit obligation
Net benefit obligation at beginning of year	$24,892	$21,208	$4,024	$3,255	$1,970	$2,054
Service cost	997	1,496	7	16	35	34
Interest cost	1,126	1,159	166	179	162	121
Actuarial (gain)/ loss	(3,756)	(2,093)	(309)	195	6,726	(170)
Gross benefits paid	(971)	(897)	(236)	(255)	(724)	(69)
Curtailments/contractual termination benefits	1,728	—	—	—	(2,476)	—
Effect of currency exchange rates	(4,991)	4,019	(773)	634	—	—

Net benefit obligation at end of year	$19,025	$24,892	$2,879	$4,024	$5,693	$1,970

Change in plan assets
Fair value of plan assets at beginning of year	$23,305	$18,551	$5,284	$4,578	$—	$—
Actual return on plan assets	(3,581)	(127)	(474)	97	—	—
Actual employer contributions	1,840	2,134	28	4	725	69
Gross benefits paid (actual)	(972)	(897)	(236)	(255)	(725)	(69)
Effect of currency exchange rates	(4,464)	3,644	(1,011)	860	—	—

Fair value of plan assets at end of year	$16,128	$23,305	$3,591	$5,284	$—	$—

Funded status of plan
Surplus (deficit) at end of year	$(2,897)	$(1,587)	$712	$1,260	$(5,693)	$(1,970)

Simmons Company Notes to Consolidated Financial Statements
The following table sets forth the amounts recognized in the accompanying consolidated balance sheets (in thousands):

	Pension Plan		RCA Plan		FAS 106 Plans
	2008	2007	2008	2007	2008	2007
Amounts recognized in the consolidated balance sheet
Noncurrent asset	$—	$—	$712	$1,260	$—	$—
Current liability	—	—	—	—	(723)	(2,695)
Noncurrent liability	(2,897)	(1,587)	—	—	(4,970)	725

Net amount recognized at end of period	$(2,897)	$(1,587)	$712	$1,260	$(5,693)	$(1,970)

Amounts recognized in accumulated other comprehensive income (loss) before taxes
Unrecognized transition obligation	—	—	—	—	872	1,488
Net actuarial gain (loss)	(452)	905	(545)	(294)	2,954	(170)

Accumulated other comprehensive income (loss)	$(452)	$905	$(545)	$(294)	$3,826	$1,318

The accumulated benefit obligation of the Pension Plan was $17.3 million and $22.6 million as of December 27, 2008 and December 29, 2007, respectively.
The actuarial present value of the benefit obligation of the Pension Plan, RCA and FAS 106 Plans as of December 27, 2008 and December 29, 2007 were determined based on the following weighted average assumptions:

	Pension Plan		RCA Plan		FAS 106 Plans
	2008	2007	2008	2007	2008	2007
Weighted-average assumptions used to determine net pension obligations
Discount rate	6.5%	5.3%	6.3%	5.3%	6.3%	6.1%
Rate of compensation increase	3.5%	3.5%	3.0%	3.0%	N/A	N/A

Simmons Company Notes to Consolidated Financial Statements
The net periodic cost related to the Pension Plan, RCA and FAS 106 Plans included the following components (in thousands):

	Pension Plan			RCA Plan			FAS 106 Plans
			Period			Period
			from			from
			Nov. 15,			Nov. 15,
			2006 to			2006 to
			Dec. 30,			Dec. 30,
	2008	2007	2006	2008	2007	2006	2008	2007	2006
Components of net periodic cost
Service cost	$997	$1,496	$174	$7	$16	3	$35	$34	$32
Interest cost	1,126	1,159	131	166	179	20	162	121	102
Amortization of transition obligation	—	—	—	—	—	—	233	248	248
Amortization of loss	—	—	—	—	—	—	37	—	—
Expected return on plan assets	(1,372)	(2,093)	(156)	(147)	195	(20)	—	—	—
Curtailment/contractual termination benefits	1,728	—	—	—	—	—	1,472	—	—

Net periodic cost	$2,479	$562	$149	$26	$390	$3	$1,939	$403	$382

Simmons Company Notes to Consolidated Financial Statements
The one time curtailment gain of $0.6 million and a contractual termination benefits charge of $2.3 million both related to the pension plan as a result of the closure of our Bramalea, Ontario plant. The one time curtailment loss of $1.5 million related to the FAS 106 Plans resulted from the closure of our Atlanta, Georgia plant (see Note E — Restructuring Charges).
The other changes in plan assets and benefit obligations recognized in other comprehensive income included the following pre-tax components (in thousands):

	Pension	RCA	FAS 106
	Plan	Plan	Plans
	2008	2008	2008
Other changes in plan assets and benefit obligations recognized in other comprehensive income
Current year actuarial loss	$(1,183)	$(308)	$(4,249)
Amortization of transition obligation	—	—	232
Amortization of (gain) loss	—	—	37
Effect of currency exchange rates	(105)	(27)	—

Total loss recognized in other comprehensive income	$(1,288)	$(335)	$(3,980)

The estimated net loss for the Pension Plan and RCA Plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year will be zero and $0.1 million, respectively. The estimated net loss and transition obligation for the FAS 106 Plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $0.2 million and $0.2 million, respectively.
The obligations and net periodic cost for the FAS 106 Plans are determined based on assumptions relating to health care cost increases. These assumptions do not have a significant effect on the obligations or net periodic cost. A 1% increase or decrease in the assumed health care cost trend rate would not have a material effect on the obligations or components of net periodic cost.

	Pension Plan			RCA Plan			FAS 106 Plans
			Period			Period
			from			from
			Nov. 15,			Nov. 15,
			2006 to			2006 to
			Dec. 30,			Dec. 30,
	2008	2007	2006	2008	2007	2006	2008	2007	2006
Weighted-average assumptions used to determine net pension costs for the period
Discount rate	5.5%	5.0%	5.0%	5.3%	5.0%	5.0%	6.3%	6.1%	6.0%
Expected return on plan assets	7.0%	7.0%	7.0%	3.5%	3.5%	3.5%	N/A	N/A	N/A
Rate of compensation increase	3.0%	3.5%	3.5%	3.0%	3.0%	3.0%	N/A	N/A	N/A
The assumed discount rate is based upon a portfolio of high-grade corporate bonds, which are used to develop a yield curve. This yield curve is applied to the expected duration of the pension obligation.
The allocation, by asset category, of the assets of the Pension Plan and RCA as of December 27, 2008 and December 29, 2007 was as follows:

	Pension Plan		RCA Plan
	2008	2007	2008	2007
Equity securities	59.0%	55.7%	59.0%	55.8%
Debt securities	37.2%	32.6%	37.4%	33.2%
Cash	3.8%	11.7%	3.6%	11.0%

Total	100.0%	100.0%	100.0%	100.0%

Simmons Company Notes to Consolidated Financial Statements
The Company’s investment strategy for the Pension Plan and RCA is to maximize the long-term rate of return on plan assets within an acceptable level of risk. The Pension Plan investment policy establishes a target allocation range for each asset class and the fund is managed using these guidelines. The target allocation of the plans is 60% equity securities and 40% debt securities. The plans use a number of investment approaches including equity and fixed income funds in which the underlying securities are marketable in order to achieve this target allocation. The expected rate of return was determined by modeling the expected long-term rates of return for each asset class held by the plan based on current economic conditions.
The following table sets forth the expected benefit payments related to the Pension Plan and the RCA to be paid out in the periods indicated (in thousands):

	Pension	RCA	FAS 106
Year	Plan	Plan	Plans
2009	$960	$233	$723
2010	870	233	699
2011	910	233	670
2012	976	233	653
2013	1,060	241	528
2014-2018	6,513	1,273	1,968
The Company anticipates making contributions to the Pension Plan and FAS 106 Plans of approximately $1.1 million and $0.7 million, respectively, in 2009 and no contributions are expected for the RCA in 2009. The contributions to the Pension Plan principally represent contributions required by funding regulations.
OTHER PLANS
The Company has a defined contribution 401(k) plan for substantially all of its U.S. employees other than certain union employees that participate in multi-employer pension plans sponsored by a union. In 2008, 2007 and 2006, the Company made contributions to the 401(k) plan and the defined contribution segment of the Pension Plan in the aggregate of $4.7 million, $4.6 million and $4.1 million, respectively.
The Company also makes contributions to multi-employer pension plans in the U.S. and Canada sponsored by various unions for the Company’s employees who are members of a union. In 2008, 2007 and 2006, the Company made contributions of $1.6 million, $1.9 million and $1.7 million, respectively, in the aggregate to such plans. In addition, the Company maintains unfunded supplemental executive retirement plans (“SERP”) for certain employees and former employees of the Company. The Company had an accrued liability of $3.1 million and $3.2 million as of December 27, 2008 and December 29, 2007, respectively for the SERP.

Simmons Company Notes to Consolidated Financial Statements
NOTE P — COMMITMENTS AND CONTINGENCIES
From time to time, the Company has been involved in various legal proceedings. In November 2008, three former employees filed a wrongful dismissal class action against the Company’s subsidiary, Simmons Canada Inc., on behalf of themselves and a proposed class comprised of the unionized former employees who were terminated as a result of the Company’s closure of its Bramalea, Ontario facility in September 2008. In June 2009, the Company entered into tentative settlement agreements with the plaintiffs, however, the agreement will not be final until certain conditions are met, including plaintiffs’ obtaining leave of court to dismiss the case. With the exception of this matter, the Company believes that all litigation is routine in nature and incidental to the conduct of the Company’s business, and that none of this litigation, if determined adversely to the Company, would have a material adverse effect on the Company’s financial condition or results of its operations.
The Company does not guarantee or have any of our assets pledged as collateral under Simmons Holdco’s $300 million Toggle Loan. The Toggle Loan is structurally subordinated in right of payment to any of the Company’s existing and future liabilities. Although the Company is not obligated to make cash distributions to service principal and interest on the Toggle Loan, Simmons Holdco is dependent on the Company’s cash flow to meet the interest and principal payments under the Toggle Loan. The Toggle Loan is not included in the Company’s financial statements. During the 2008, the Company provided $29.1 million of cash to Simmons Holdco, reflected as a dividend in the financial statements of the Company, so that Simmons Holdco could pay interest on the Toggle Loan, repurchase shares of its common stock, and pay operating expenses of Simmons Holdco. Under the terms of the credit agreement governing the Toggle Loan, Simmons Holdco may elect to pay future interest in cash or add such interest to the principal amount of the Toggle Loan. However, the Second Forbearance Agreement, as amended, prohibits the Company from making distributions to its parent companies during the forbearance period, except in the ordinary course of business. Accordingly, Simmons Holdco has elected to make its February and August 2009 interest payments on the Toggle Loan by adding such interest to the principal amount of the Toggle Loan. The Toggle Loan matures in February 2012. An acceleration of indebtedness under the senior credit facility, Subordinated Notes or Discount Notes would trigger an event of default under the Toggle Loan.
NOTE Q — SEGMENT INFORMATION
As a result of the Canada Acquisition and SCUSA Disposition (see Note D — Acquisition and Disposition), the Company has determined that it has two reportable segments organized by geographic area, Domestic (including Puerto Rico) and Canada. Both segments manufacture, sell and distribute premium branded bedding products to retail customers and institutional users of bedding products, such as the hospitality industry.
The Company evaluates segment performance and allocates resources based on net sales and Adjusted EBITDA. Adjusted EBITDA differs from the term “EBITDA” as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes, depreciation and amortization, Adjusted EBITDA also adjusts net income by excluding items or expenses not typically excluded in the calculation of “EBITDA” such as management fees and unusual or non-recurring items as defined by the Company’s senior credit facility. Management believes the aforementioned approach is the most informative representation of how management evaluates performance. Adjusted EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.
The following table summarizes our segment information for the years ended December 27, 2008, December 29, 2007, and December 30, 2006 (in thousands):

Simmons Company Notes to Consolidated Financial Statements
Year Ended December 27, 2008
(In thousands)

	Domestic	Canada	Eliminations	Totals

Net sales to external customers	$900,875	$127,825	$—	$1,028,700
Intersegment net sales	7,282	—	(7,282)	—
Adjusted EBITDA	105,790	9,945	—	115,735
Depreciation and amortization expense	34,285	5,570	—	39,855
Expenditures for long-lived assets	14,949	2,154	—	17,103
Assets	909,704	114,527	(133,434)	890,797

Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(457,073)	$(35,138)	$—	$(492,211)
Depreciation and amortization	34,285	5,570	—	39,855
Income tax expense (benefit)	(78,278)	(6,230)	—	(84,508)
Interest expense	65,570	7,909	—	73,479
Goodwill impairment	294,000	9,885	—	303,885
Trademark impairment	225,800	17,872	—	243,672
Transaction expenses including integration costs	1,441	—	—	1,441
Non-recurring professional service fees	500	—	—	500
Restructuring charges	5,988	4,260	—	10,248
Financial reorganization charges	4,859	—	—	4,859
Operational reorganization charges	2,745	3,420	—	6,165
Management fees	(885)	2,725	—	1,840
Non-cash stock compensation expense	(423)	—	—	(423)
ERP system implementation costs	1,776	240	—	2,016
Loss (gain) on foreign currency transactions	1,748	(757)	—	991
State taxes in lieu of income taxes	664	—	—	664
Product regulatory compliance	2,774	—	—	2,774
Other	299	189	—	488

Adjusted EBITDA	$105,790	$9,945	$—	$115,735

Simmons Company Notes to Consolidated Financial Statements
Year Ended December 29, 2007
(In thousands)

	Domestic	Canada	Eliminations	Totals

Net sales to external customers	$1,001,491	$125,350	$—	$1,126,841
Intersegment net sales	913	—	(913)	—
Adjusted EBITDA	136,934	20,033	—	156,967
Depreciation and amortization expense	25,808	4,817	—	30,625
Expenditures for long-lived assets	21,877	3,178	—	25,055
Assets	1,436,944	178,048	(137,339)	1,477,653

Reconciliation of net income to Adjusted EBITDA:
Net income	$21,580	$2,369	$—	$23,949
Depreciation and amortization	25,808	4,817	—	30,625
Income tax expense	9,339	(676)	—	8,663
Interest expense	68,226	7,956	—	76,182
Transaction expenses including integration costs	4,336	266	—	4,602
Non-recurring professional service fees	3,062	—	—	3,062
Operational reorganization charges	2,111	319	—	2,430
Product regulatory compliance	2,260	—	—	2,260
Management fees	(2,849)	4,524	—	1,675
Non-cash stock compensation expense	93	—	—	93
ERP system implementation costs	1,575	—	—	1,575
(Gain) loss on foreign currency transactions	(1,044)	453	—	(591)
State taxes in lieu of income taxes	844	—	—	844
Other	1,593	5	—	1,598

Adjusted EBITDA	$136,934	$20,033	$—	$156,967

Simmons Company Notes to Consolidated Financial Statements
Year Ended December 30, 2006
(In thousands)

	Domestic	Canada	Other*	Eliminations	Totals

Net sales to external customers	$887,356	$12,724	$61,545	$—	$961,625
Intersegment net sales	12,627	—	—	(12,627)	—
Adjusted EBITDA	141,362	1,931	6,077	(86)	149,284
Depreciation and amortization expense	27,221	591	876	—	28,688
Expenditures for long-lived assets	11,627	147	1,779	—	13,553
Assets	1,345,668	142,363	—	(114,377)	1,373,654

Reconciliation of net income to Adjusted EBITDA:
Net income (loss)	$13,768	$(78)	$34,010	$(86)	$47,614
Depreciation and amortization	27,221	591	876	—	28,688
Income tax expense	10,922	15	13,490	—	24,427
Interest expense	80,319	927	19	—	81,265
Gain on sale of Sleep Country USA	—	—	(43,311)	—	(43,311)
Transaction expenses including integration costs	815	432	453	—	1,700
Operational reorganization charges	4,727	—	—	—	4,727
Product regulatory compliance	673				673
Management fees	1,113	240	306	—	1,659
Non-cash stock compensation expense	760	—	—	—	760
Loss (gain) on foreign currency transactions	745	(196)	—	—	549
State taxes in lieu of income taxes	486	—	234	—	720
Other	(187)	—	—	—	(187)

Adjusted EBITDA	$141,362	$1,931	$6,077	$(86)	$149,284

*	Other consists of retail operations prior to the sale of Sleep Country USA, LLC in August 2006.

Simmons Company Notes to Consolidated Financial Statements
NOTE R — RELATED PARTY TRANSACTIONS
In connection with the THL Acquisition, the Company entered into a management agreement (“THL management agreement”) with THL pursuant to which THL renders certain advisory and consulting services to the Company. In consideration of those services, the Company agreed to pay THL management fees equal to the greater of $1.5 million or an amount equal to 1.0% of the consolidated Adjusted EBITDA of Simmons Bedding for such fiscal year, but before deduction of any such fee. The fees are paid semi-annually. The Company also reimburses THL for all out-of-pocket expenses incurred by THL in connection with their services provided under the THL management agreement. The second forbearance agreement prohibits the Company from paying the THL management fee in cash subsequent to December 10, 2008. In connection with our restructuring efforts, we have agreed to reimburse the directors of THL for certain legal fees.
Included in selling, general and administrative expenses in the accompanying Consolidated statements of operations and comprehensive income (loss) was $1.8 million for 2008 and $1.7 million for 2007 and 2006 related to the management fees and expenses for services provided by THL to the Company. As of December 27, 2008 and December 27, 2007, the Company had accrued management fees and expenses of $0.6 million and $0.1 million; respectively, in the accompanying consolidated balance sheets.
NOTE S — SUBSEQUENT EVENTS
On November 12, 2008, Simmons Bedding entered into a forbearance agreement with a majority of its senior lenders to refrain from exercising their default related rights and remedies under the senior credit facility. Since November 12, 2008, Simmons Bedding entered into another forbearance agreement with a majority of its senior lenders on December 10, 2008 and amended that forbearance agreement on March 25, 2009 and May 27, 2009 to, among other things, extend the forbearance period initially contemplated under the original agreement. The last amendment on May 27, 2009 extended the forbearance period through June 30, 2009 and, upon meeting certain conditions July 31, 2009.
On January 15, 2009, Simmons Bedding did not make a scheduled payment of interest due on its Subordinated Notes resulting in a default under the indenture governing the Subordinated Notes. As a result, Simmons Bedding has subsequently entered into a forbearance agreement with more than a majority of the outstanding Subordinated Notes holders, pursuant to which such noteholders have agreed to refrain from enforcing their respective rights and remedies under the Subordinated Notes and the related indenture. Simmons Bedding entered into amendments to the forbearance agreement on March 25, 2009 and May 27, 2009 with a majority of its noteholders, whereby those noteholders extended their forbearance periods through May 31, 2009 and June 30, 2009, respectively, and upon meeting certain additional conditions, a further extension to July 31, 2009.
As a condition to the forbearance agreement with the senior lenders, the Company initiated a financing restructuring process in December 2008. A special committee of independent directors was formed by the Company’s board of directors on January 23, 2009 to evaluate and oversee proposals for restructuring its debt obligations, including seeking additional debt or equity capital and evaluating various strategic alternatives of the Company. There can be no assurance that the Company will be successful in implementing a restructuring. If the Company is unable to successfully complete a restructuring, comply with the terms of the forbearance agreements, or extend the forbearance periods as needed to successfully complete a restructuring, our payment obligations under the senior credit facility and the Subordinated Notes may be accelerated. If there is an acceleration of payments due under the senior credit facility or the Subordinated Notes, then Holdings would be in default under its Discount Notes and Simmons Holdco would be in default under its Toggle Loan. Simmons Bedding, Holdings, and Simmons Holdco would not have the ability to repay any amounts accelerated under their various debt obligations without obtaining additional equity and/or debt financing. An acceleration of payments could result in a voluntary filing of bankruptcy by, or the filing of an involuntary petition for bankruptcy against, Simmons Bedding, THL-SC, Holdings, Simmons Holdco and/or any of their affiliates. Due to the possibility of such circumstances occurring, the Company is seeking a negotiated restructuring, including a restructuring of its debt obligations and/or sale of the Company, its affiliates or its assets, which could occur pursuant to a pre-packaged, pre-arranged or voluntary bankruptcy filing. Any bankruptcy filing could have a material adverse effect on the Company’s business, financial condition, liquidity and results of operations. The considerations above raise substantial doubt about the Company’s ability to continue as a going concern.
In connection with the closure of the Company’s Bramalea, Ontario facility, the National Automobile, Aerospace, Transportation and General Workers Union of Canada and its Local 513 filed an unfair labor practice charge and three former production employees filed a wrongful termination claim against the Company on behalf of themselves and a class of similarly situated former employees. In June 2009, the Company has entered into tentative settlement agreements as to both disputes, although certain conditions, including obtaining leave of court to dismiss the class action must be met before the settlements will be final. An estimated settlement amount has been recorded in 2008 as part of the restructuring severance and benefits.

Simmons Company Notes to Consolidated Financial Statements
NOTE T — GUARANTOR / NON-GUARANTOR STATEMENTS
Simmons Bedding’s Subordinated Notes are fully and unconditionally guaranteed, on a joint and several basis, and on an unsecured, senior subordinated basis by Holdings and THL-SC (the “Parent Guarantors”) and all of Simmons Bedding’s active domestic subsidiaries (the “Subsidiary Guarantors”). All of the Subsidiary Guarantors are 100% owned by Simmons Bedding. None of Simmons Bedding’s direct or indirect subsidiaries located in U.S. territories or outside of the United States guarantee the Subordinated Notes (the “Non-Guarantor Subsidiaries”). The Supplemental Consolidating Condensed Financial Statements provide additional guarantor/non-guarantor information.
Supplemental Consolidating Condensed Statements of Operations
For the Year Ended December 27, 2008
(In thousands)

		Issuer and Guarantors
		Simmons
	Parent	Bedding	Subsidiary	Non-Guarantor
	Guarantors	Company	Guarantors	Subsidiaries	Eliminations	Consolidated

Net sales	$—	$(94,782)	$993,727	$137,037	$(7,282)	$1,028,700
Cost of products sold	—	3,400	547,389	105,297	(7,282)	648,804

Gross profit	—	(98,182)	446,338	31,740	—	379,896

Operating expenses:
Selling, general and administrative expenses	(11)	218,512	86,867	33,808	—	339,176
Goodwill and trademark impairments	—	—	519,800	27,757	—	547,557
Amortization of intangibles	—	2,955	2,400	949	—	6,304
Intercompany fees	—	(321,540)	318,169	3,371	—	—
Licensing revenues	—	(1,427)	(7,270)	(802)	—	(9,499)

	(11)	(101,500)	919,966	65,083	—	883,538

Operating income (loss)	11	3,318	(473,628)	(33,343)	—	(503,642)

Interest expense	23,241	41,434	853	7,951	—	73,479
Interest income	—	(98)	(71)	(233)	—	(402)

Loss from subsidiaries	(477,110)	(429,027)	—	—	906,137	—

Loss before income taxes	(500,340)	(467,045)	(474,410)	(41,061)	906,137	(576,719)
Income tax expense (benefit)	(8,129)	10,065	(80,229)	(6,215)	—	(84,508)

Net loss	$(492,211)	$(477,110)	$(394,181)	$(34,846)	$906,137	$(492,211)

Simmons Company Notes to Consolidated Financial Statements
Supplemental Consolidating Condensed Statements of Operations
For the Year Ended December 29, 2007
(In thousands)

		Issuer and Guarantors
		Simmons
	Parent	Bedding	Subsidiary	Non-Guarantor
	Guarantors	Company	Guarantors	Subsidiaries	Eliminations	Consolidated

Net sales	$—	$(107,928)	$1,098,346	$137,336	$(913)	$1,126,841
Cost of products sold	—	3,205	579,627	94,336	(913)	676,255

Gross profit	—	(111,133)	518,719	43,000	—	450,586

Operating expenses:
Selling, general and administrative expenses	(5)	226,661	92,806	26,790	—	346,252
Amortization of intangibles	—	2,955	2,251	940	—	6,146
Intercompany fees	—	(335,360)	330,054	5,306	—	—
Licensing revenues	—	(1,170)	(8,058)	(857)	—	(10,085)

	(5)	(106,914)	417,053	32,179	—	342,313

Operating income (loss)	5	(4,219)	101,666	10,821	—	108,273

Interest expense	20,814	46,397	913	8,058	—	76,182
Interest income	—	(93)	(117)	(311)	—	(521)

Income from subsidiaries	37,475	106,543	—	—	(144,018)	—

Income before income taxes	16,666	56,020	100,870	3,074	(144,018)	32,612
Income tax expense (benefit)	(7,283)	18,545	(1,903)	(696)	—	8,663

Net income	$23,949	$37,475	$102,773	$3,770	$(144,018)	$23,949

Simmons Company Notes to Consolidated Financial Statements
Supplemental Consolidating Condensed Statements of Operations
For the Year Ended December 30, 2006
(In thousands)

		Issuer and Guarantors
		Simmons
	Parent	Bedding	Subsidiary	Non-Guarantor
	Guarantors	Company	Guarantors	Subsidiaries	Eliminations	Consolidated

Net sales	$—	$(94,581)	$1,033,782	$22,470	$(46)	$961,625
Cost of products sold	—	3,069	524,801	16,340	(46)	544,164

Gross profit	—	(97,650)	508,981	6,130	—	417,461

Operating expenses:
Selling, general and administrative expenses	235	200,966	106,372	4,266	—	311,839
Amortization of intangibles	—	3,222	2,324	109	—	5,655
Intercompany fees	—	(320,490)	319,394	1,096	—	—
Gain on sale of SCUSA	—	—	(43,311)	—	—	(43,311)
Licensing revenues	—	(1,190)	(6,733)	(768)	—	(8,691)

	235	(117,492)	378,046	4,703	—	265,492

Operating income (loss)	(235)	19,842	130,935	1,427	—	151,969

Interest expense	19,039	61,203	904	119	—	81,265
Interest income	—	(2,168)	(140)	971	—	(1,337)

Income from subsidiaries	60,142	118,251	—	—	(178,393)	—

Income before income taxes	40,868	79,058	130,171	337	(178,393)	72,041
Income tax expense (benefit)	(6,746)	18,916	12,121	136	—	24,427

Net income	$47,614	$60,142	$118,050	$201	$(178,393)	$47,614

Simmons Company Notes to Consolidated Financial Statements
Supplemental Consolidating Condensed Balance Sheets
As of December 27, 2008
(In thousands)

		Issuer and Guarantors
		Simmons
	Parent	Bedding	Subsidiary	Non-Guarantor
	Guarantors	Company	Guarantors	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$—	$46,255	$2,337	$6,338	$—	$54,930
Accounts receivable	—	—	75,634	21,904	(1,606)	95,932
Inventories	—	37	27,414	4,387	—	31,838
Other	2,602	17,086	12,505	2,593	—	34,786

Total current assets	2,602	63,378	117,890	35,222	(1,606)	217,486

Property, plant and equipment, net	—	23,335	44,429	18,728	—	86,492
Goodwill and other intangibles, net	—	68,381	439,337	61,078	—	568,796
Other assets	34,736	100,000	512	8,758	(125,983)	18,023
Net investment in and advances to (from) affiliates	(154,430)	434,362	299,351	(1,797)	(577,486)	—

Total assets	$(117,092)	$689,456	$901,519	$121,989	$(705,075)	$890,797

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$245,106	$729,533	$300	$213	$—	$975,152
Accounts payable and accrued liabilities	129	55,714	58,212	30,172	(16,166)	128,061

Total current liabilities	245,235	785,247	58,512	30,385	(16,166)	1,103,213

Long-term debt	—	6,598	12,200	70,935	(76,697)	13,036
Deferred income taxes	—	39,930	88,782	4,775	(34,726)	98,761
Other non-current liabilities	—	25,113	8,319	4,682	—	38,114

Total liabilities	245,235	856,888	167,813	110,777	(127,589)	1,253,124

Stockholder’s equity	(362,327)	(167,432)	733,706	11,212	(577,486)	(362,327)

Total liabilities and stockholder’s equity	$(117,092)	$689,456	$901,519	$121,989	$(705,075)	$890,797

Simmons Company Notes to Consolidated Financial Statements
Supplemental Consolidating Condensed Balance Sheets
As of December 29, 2007
(In thousands)

		Issuer and Guarantors
		Simmons
	Parent	Bedding	Subsidiary	Non-Guarantor
	Guarantors	Company	Guarantors	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$—	$8,241	$4,087	$15,192	$—	$27,520
Accounts receivable	—	—	93,399	26,726	(141)	119,984
Inventories	—	37	30,041	5,129	—	35,207
Other	—	9,859	13,008	2,414	—	25,281

Total current assets	—	18,137	140,535	49,461	(141)	207,992

Property, plant and equipment, net	—	24,818	38,423	24,208	—	87,449
Goodwill and other intangibles, net	—	71,335	961,552	111,786	—	1,144,673
Other assets	29,508	126,973	586	3,695	(123,223)	37,539
Net investment in and advances to (from) affiliates	380,949	910,379	287,881	(2,219)	(1,576,990)	—

Total assets	$410,457	$1,151,642	$1,428,977	$186,931	$(1,700,354)	$1,477,653

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$—	$300	$472	$—	$772
Accounts payable and accrued liabilities	140	66,681	86,762	25,168	(9,901)	168,850

Total current liabilities	140	66,681	87,062	25,640	(9,901)	169,622

Long-term debt	222,165	665,000	12,500	87,919	(86,868)	900,716
Deferred income taxes	—	32,859	171,284	12,773	(26,595)	190,321
Other non-current liabilities	—	20,754	3,867	4,221	—	28,842

Total liabilities	222,305	785,294	274,713	130,553	(123,364)	1,289,501

Stockholder’s equity	188,152	366,348	1,154,264	56,378	(1,576,990)	188,152

Total liabilities and stockholder’s equity	$410,457	$1,151,642	$1,428,977	$186,931	$(1,700,354)	$1,477,653

Simmons Company Notes to Consolidated Financial Statements
Supplemental Consolidating Condensed Statements of Cash Flows
For the Year Ended December 27, 2008
(In thousands)

		Issuer and Guarantors
		Simmons
	Parent	Bedding	Subsidiary	Non-Guarantor
	Guarantors	Company	Guarantors	Subsidiaries	Eliminations	Consolidated

Net cash provided by (used in) operating activities	$—	$(35,906)	46,765	$2,588	$—	$13,447

Cash flows from investing activities:
Purchase of property, plant and equipment, net	—	(4,016)	(10,694)	(2,393)	—	(17,103)

Net cash used in investing activities	—	(4,016)	(10,694)	(2,393)	—	(17,103)

Cash flows from financing activities:
Borrowings of senior credit facility	—	64,532	—	—	—	64,532
Payment of other long-term obligations	—	—	(302)	(422)	—	(724)
Payments of debt issuance costs	—	(1,944)	—	—	—	(1,944)
Dividend to Simmons Holdco, Inc.	(29,099)	—	—	—	—	(29,099)
Receipt from (distribution to) affiliates	29,099	15,348	(37,519)	(6,928)	—	—

Net cash provided by (used in) financing activities	—	77,936	(37,821)	(7,350)	—	32,765

Net effect of exchange rate change	—	—	—	(1,699)	—	(1,699)

Change in cash and cash equivalents	—	38,014	(1,750)	(8,854)	—	27,410
Cash and cash equivalents:
Beginning of period	—	8,241	4,087	15,192	—	27,520

End of period	$—	$46,255	$2,337	$6,338	$—	$54,930

Simmons Company Notes to Consolidated Financial Statements
Supplemental Consolidating Condensed Statements of Cash Flows
For the Year Ended December 29, 2007
(In thousands)

		Issuer and Guarantors
		Simmons
	Parent	Bedding	Subsidiary	Non-Guarantor
	Guarantors	Company	Guarantors	Subsidiaries	Eliminations	Consolidated

Net cash provided by (used in) operating activities	$(311)	$(44,987)	$100,341	$11,140	$—	$66,183

Cash flows from investing activities:
Purchase of property, plant and equipment, net	—	(13,648)	(8,065)	(3,342)	—	(25,055)
Acquisition of certain assets of Comfor Products, Inc.	—	(15,379)	—	—	—	(15,379)

Net cash used in investing activities	—	(29,027)	(8,065)	(3,342)	—	(40,434)

Cash flows from financing activities:
Payments of senior credit facility	—	(15,000)	—	—	—	(15,000)
Payment of other long-term obligations	—	—	(302)	(648)	—	(950)
Repurchase of common stock, net	(1)	—	—	—	—	(1)
Dividend to Simmons Holdco, Inc.	(4,963)	—	—	—	—	(4,963)
Excess tax benefits from stock-based compensation	27	—	—	—	—	27
Receipt from (distribution to) affiliates	5,248	87,413	(93,492)	831	—	—

Net cash provided by (used in) financing activities	311	72,413	(93,794)	183	—	(20,887)

Net effect of exchange rate change	—	—	—	1,874	—	1,874

Change in cash and cash equivalents	—	(1,601)	(1,518)	9,855	—	6,736
Cash and cash equivalents:
Beginning of period	—	9,842	5,605	5,337	—	20,784

End of period	$—	$8,241	$4,087	$15,192	$—	$27,520

Simmons Company Notes to Consolidated Financial Statements
Supplemental Consolidating Condensed Statements of Cash Flows
For the Year Ended December 30, 2006
(In thousands)

		Issuer and Guarantors
		Simmons
	Parent	Bedding	Subsidiary	Non-Guarantor
	Guarantors	Company	Guarantors	Subsidiaries	Eliminations	Consolidated

Net cash provided by (used in) operating activities	$173	$(51,974)	$151,180	$2,889	$—	$102,268

Cash flows from investing activities:
Purchase of property, plant and equipment, net	—	(7,990)	(5,389)	(174)	—	(13,553)
Proceeds from the sale of Sleep Country USA, net	—	52,417	—	—	—	52,417
Purchase of Simmons Canada	—	(122,900)	—	9,802	—	(113,098)

Net cash provided by (used in) investing activities	—	(78,473)	(5,389)	9,628	—	(74,234)

Cash flows from financing activities:
Borrowings under new senior credit facility, net	—	480,000	—	—	—	480,000
Payments of senior credit facility	—	(369,933)	—	—	—	(369,933)
Repayment of senior unsecured term loan	—	(140,000)	—	—	—	(140,000)
Payment of other long-term obligations	—	—	(201)	(276)	—	(477)
Repurchase of common stock, net	(181)	—	—	—	—	(181)
Payment of financing fees	(41)	(998)	—	—	—	(1,039)
Excess tax benefits from stock-based compensation	49	—	—	—	—	49
Receipt from (distribution to) affiliates	—	151,395	(141,412)	(9,983)	—	—

Net cash provided by (used in) financing activities	(173)	120,464	(141,613)	(10,259)	—	(31,581)

Net effect of exchange rate change	—	—	—	(291)	—	(291)

Change in cash and cash equivalents	—	(9,983)	4,178	1,967	—	(3,838)
Cash and cash equivalents:			—
Beginning of period	—	19,825	1,427	3,370	—	24,622

End of period	$—	$9,842	$5,605	$5,337	$—	$20,784

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.
None.
ITEM 9A(T). CONTROLS AND PROCEDURES.
Disclosure Controls and Procedures
The Company maintains a set of disclosure controls and procedures designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized, and reported, within the time periods specified in SEC rules and forms. An evaluation was carried out under the supervision and with the participation of the Company’s management, including the President and Chief Operating Officer (“President”) and the Chief Financial Officer (“CFO”), of the effectiveness of the Company’s disclosure controls and procedures. Based on that evaluation, the President and CFO have concluded that the Company’s disclosure controls and procedures are effective as of December 27, 2008.
Management’s Report on Internal Control over Financial Reporting
Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s President and CFO to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with U.S. generally accepted accounting principles.
The Company’s internal control over financial reporting includes policies and procedures that:
Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets of the Company;
Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the directors of the Company; and
Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.
Management has assessed the effectiveness of its internal control over financial reporting as of December 27, 2008 based on the framework established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this assessment, management has determined that the Company’s internal control over financial reporting was effective as of December 27, 2008.
This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the SEC that permit the Company to provide only management’s report in this annual report.
Changes in Internal Control over Financial Reporting
There has been no change in our internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, identified in connection with the evaluation that occurred during the fourth quarter of 2008 that has materially affected our internal control over financial reporting.

PART III
ITEM 10.   DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.
MANAGEMENT AND DIRECTORS
Our directors and principal officers and their positions and ages as of May 1, 2009 are as follows:

Name	Age	Position
Stephen G. Fendrich	48	President and Chief Operating Officer
Dominick A. Azevedo	54	Executive Vice President — Sales
William S. Creekmuir	53	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Kristen K. McGuffey	43	Executive Vice President, General Counsel and Secretary
Timothy F. Oakhill	46	Executive Vice President — Marketing and Licensing
Kimberly A. Samon	41	Executive Vice President — Human Resources and Assistant Secretary
Mark F. Chambless	52	Senior Vice President — Corporate Controller and Assistant Secretary
Charles R. Eitel	59	Vice Chairman — Board of Directors
Todd M. Abbrecht	40	Director
William P. Carmichael	65	Director
David A. Jones	59	Director
B. Joseph Messner	56	Director
Scott A. Schoen	50	Director
George R. Taylor	38	Director
The present principal occupations and recent employment history of each of our principal officers and directors listed above is as follows:
Stephen G. Fendrich joined us in February 2003 in connection with our acquisition of SC Holdings, Inc. (“SC Holdings”) and has served as President and Chief Operating Officer since January 2008. In October 2008, Mr. Fendrich assumed leadership of the Company from Mr. Eitel, our former Chairman and Chief Executive Officer (“CEO”), while maintaining his current position of President and Chief Operating Officer. Prior to assuming his current position, Mr. Fendrich served as Executive Vice President — Sales from August 2005 through December 2007 and prior to that served as President and CEO of our subsidiaries, SC Holdings and SCUSA, which Mr. Fendrich joined in September 2002. Prior to joining SC Holdings and SCUSA, Mr. Fendrich was Executive Vice President of Franchise Stores for The Mattress Firm from February 2002 to September 2002. From November 2000 to February 2002, Mr. Fendrich performed consulting work for The Mattress Firm franchises. From 1986 to November 2000, Mr. Fendrich held various positions with The Mattress Firm including Vice President and Chief Financial Officer and Vice President of Finance and Real Estate. Mr. Fendrich was one of the founders of The Mattress Firm in 1986.
Dominick A. Azevedo joined us in May 1997 and has served as Executive Vice President — Sales since January 2008. Prior to assuming his current position, Mr. Azevedo served as Senior Vice President of Sales from July 2007 to January 2008 and served as Senior Vice President of Sales — East from May 2007 to July 2007. Between June 1998 and May 2007, Mr. Azevedo served in various Vice President of Sales positions for our company. Prior to joining the Company, Mr. Azevedo held various positions in retail management from 1979 to 1997 for Rhodes Furniture, Huffman Koos and Dean Carpet.
William S. Creekmuir joined us in April 2000 and serves as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary. Mr. Creekmuir is our Principal Financial Officer. Mr. Creekmuir served as one of our directors from April 2000 to August 2004. Prior to joining us, Mr. Creekmuir served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of LADD Furniture, Inc. (“LADD”), a publicly traded furniture manufacturer. Prior to joining LADD in 1992, he worked 15 years with the international public accounting firm KPMG in their audit practice, the last five years of which he was a partner, including partner in charge of their national furniture manufacturing practice. Mr. Creekmuir is also Chairman of the Statistics Committee of ISPA, a member of the Board of Advisors to the Martha and Spencer Love School of Business at Elon University, a member of the Advisory Board of Art Van Furniture, Inc. and a Certified Public Accountant.

Kristen K. McGuffey joined us in November 2001 and has served as Executive Vice President, General Counsel and Secretary since March 2007. Prior to assuming her current position, Ms. McGuffey served as Senior Vice President — General Counsel and Secretary since August 2002 and prior to that served as Vice President — General Counsel and Assistant Secretary. Prior to joining us, from March 2000 to October 2001, Ms. McGuffey was employed by Viewlocity, Inc., with the most recent position of Executive Vice President and General Counsel. From March 1997 to February 2000, Ms. McGuffey was a partner of and, prior to that, an associate at Morris, Manning & Martin LLP.
Timothy F. Oakhill joined us in January 1997 and has served as Executive Vice President - Marketing and Licensing since March 2007. Prior to assuming his current position, Mr. Oakhill served as Senior Vice President — Marketing and Licensing since July 2005. Prior July 2005, Mr. Oakhill served as Vice President — International and Domestic Licensing since January 2004. Prior to January 2004, Mr. Oakhill managed various Simmons brands, including Beautyrest® from August 2003 to January 2004, and BackCare® and Deep Sleep® from January 1997 to August 2003. Prior to joining us, Mr. Oakhill served as Marketing Manager for Eastman — Kodak Company and as an account supervisor for Bates Worldwide.
Kimberly A. Samon joined us in April 2006 and has served as Executive Vice President — Human Resources and Assistant Secretary since March 2007. Prior to assuming her current position, Ms. Samon served as Senior Vice President — Human Resources and Assistant Secretary. Prior to joining us, from April 2004 to April 2006, Ms. Samon was a co-founder and partner of the law firm W. Edwin Litton, LLC and a co-owner and chief executive officer of Olivia Litton International, a human resource consulting company. From April 2003 to February 2004, Ms. Samon was a Director — Human Resources, East for Fedex Corporation’s office and print center business unit, formerly Kinko’s Inc. From April 2002 to March 2003, Ms. Samon was a Human Resource Practice Leader for Lacerte Technologies, Inc. From January 1998 to December 2001, Ms. Samon worked for HQ Global Workplaces, Inc., in various positions including Senior Vice President and Chief People Office/Labor and Employment Counsel.
Mark F. Chambless joined us in May 1995 and has served as Senior Vice President, Corporate Controller and Assistant Secretary since June 2007. Prior to this position, Mr. Chambless served as Vice President, Corporate Controller and Assistant Secretary from December 2005 to June 2007 and as Vice President and Corporate Controller from February 2000 to December 2005. Mr. Chambless was the Corporate Controller from November 1995 through February 2000, and prior to that served as a Divisional Controller. Mr. Chambless is the Principal Accounting Officer for our company. Prior to joining us, Mr. Chambless worked nine years at Sealy Corporation where he held various positions including Plant Controller, Operations Manager and Divisional Controller.
Charles R. Eitel joined us in January 2000 and has served as Vice Chairman of the Board of Directors since October 2008. Prior to assuming his current position, Mr. Eitel served as our Chairman of the Board of Directors and Chief Executive Officer from January 2000 through September 2008. Prior to joining us, Mr. Eitel served as President and Chief Operating Officer of Interface, Inc., a leading global manufacturer and marketer of floor coverings, interior fabrics and architectural raised floors. Prior to serving as Chief Operating Officer, he held the positions of Executive Vice President of Interface, President and Chief Executive Officer of the Floor Coverings Group, and President of Interface Flooring Systems, Inc. Mr. Eitel is also a director of Duke Realty Corporation. Mr. Eitel is a past Chairman of the Board of Directors of the ISPA.
Todd M. Abbrecht has been a director of our company since December 2003, following the consummation of the THL Acquisition. Mr. Abbrecht is a Managing Director of Thomas H. Lee Partners, which he joined in 1992. Prior to joining the firm, Mr. Abbrecht was in the mergers and acquisitions department of Credit Suisse First Boston. Mr. Abbrecht is also a director of Aramark Corporation, Dunkin’ Brands, Inc. and Warner Chilcott Holdings Company, Limited.

William P. Carmichael became a director of our company in May 2004. Mr. Carmichael co-founded The Succession Fund in 1998. Prior to forming The Succession Fund, Mr. Carmichael had 26 years of experience in various financial positions with global consumer product companies, including Senior Vice President with Sara Lee Corporation, Senior Vice President and Chief Financial Officer of Beatrice Foods Company, and Vice President of Esmark, Inc. Mr. Carmichael is also a director of Cobra Electronics Corporation, The Finish Line, Inc., and Spectrum Brands, Inc. (“Spectrum Brands”). Mr. Carmichael is also Chairman of the Board of Trustees of the Columbia Funds Series Trust, Columbia Funds Master Investment Trust, Columbia Funds Variable Insurance Trust I and Columbia Funds Series Trust II. Mr. Carmichael is a Certified Public Accountant. Mr. Carmichael served as a director of Spectrum Brands when it declared bankruptcy on February 3, 2009.
David A. Jones has been a director of our company since December 2003, following the consummation of the THL Acquisition. Mr. Jones has been Senior Advisor to Oakhill Capital Partners since February 2008. Mr. Jones served as the non — executive Chairman of the Board of Directors of Spectrum Brands from May 2007 to September 2007 and as the Chairman of the Board of Directors and Chief Executive Officer of Spectrum Brands from September 1996 to May 2007. From 1996 to April 1998, he also served as President of Spectrum Brands. From 1995 to 1996, Mr. Jones was President, Chief Executive Officer and Chairman of the Board of Directors of Thermoscan, Inc. Mr. Jones is also a director of Pentair, Inc.
B. Joseph Messner became a director of our company in August 2004. Mr. Messner served as the Chairman of the Board of Directors and Chief Executive Officer of Bushnell Outdoor Products from 1999 through September 2008. Mr. Messner was President and CEO of First Alert, Inc. from 1996 through 1999. Mr. Messner is a member of Wind Point Partners Executive Advisor Group.
Scott A. Schoen has been a director of our company since December 2003, following the consummation of the THL Acquisition. Mr. Schoen is co-President of Thomas H. Lee Partners, which he joined in 1986. Prior to joining the firm, Mr. Schoen was in the Private Finance Department of Goldman, Sachs & Co. Mr. Schoen is also a director of The Nielsen Company. Mr. Schoen is a member of the Board of Trustees of Spaulding Rehabilitation Hospital Network and is also a member of the President’s Council of the United Way of Massachusetts Bay. He is also a member of the Advisory Board of the Yale School of Management and the Yale Development Board. Mr. Schoen served as a director of Syratech Corporation when it declared bankruptcy on February 16, 2005 and was a director of Refco Group Ltd. when it declared bankruptcy on October 17, 2005.
George R. Taylor has been a director of our company since December 2003, following the consummation of the THL Acquisition. Mr. Taylor is a Managing Director at Thomas H. Lee Partners, which he joined in 1996. Prior to joining the firm, Mr. Taylor was at ABS Capital Partners. Mr. Taylor is also a director of Progressive Moulded Products, Ltd. Mr. Taylor served as a director of Syratech Corporation when it declared bankruptcy on February 16, 2005.

COMPOSITION OF OUR BOARD OF DIRECTORS
Our board of directors currently consists of seven members. Each of our directors will hold office until his successor has been elected and qualified. Our executive officers are elected by and serve at the discretion of our Board of Directors. There are no family relationships between any of our directors or executive officers. Our independent directors, as defined by the New York Stock Exchange, are Messrs. Carmichael, Jones, and Messner.
COMMITTEES OF OUR BOARD OF DIRECTORS
Our board of directors has established a special committee, an executive committee, an audit committee, a compensation committee and a nominating and governance committee.
Special Committee: The members of the special committee are Messrs. Carmichael and Messner. The special committee was formed by the board of directors on January 23, 2009 for Simmons Bedding and January 30, 2009 for Simmons Holdco, Holdings and THL-SC to evaluate and oversee proposals for the restructuring of our debt obligations, including evaluating other strategic alternatives for Simmons Holdco and its subsidiaries.
Executive Committee: The members of the executive committee are Messrs. Carmichael and Messner. The executive committee was formed by the board of directors in connection with the transition of the management of the operations of the Company from Mr. Eitel, our former Chairman and CEO, to Mr. Fendrich, our President and Chief Operating Officer, on October 1, 2008. The initial members of the executive committee were Messrs. Jones, Messner and Schoen. On January 23, 2009, Messrs. Jones and Schoen were replaced as members of the committee with Mr. Carmichael. The committee was formed to perform specific tasks as requested by the board; to provide advice and guidance to senior management concerning the operations of the company; and to perform regular reporting to the board on the committees’ activities.
Audit Committee: The members of the audit committee are Messrs. Carmichael, Jones and Taylor. The audit committee is governed by a board of directors approved charter stating its responsibilities. The audit committee oversees management regarding the conduct and integrity of our financial reporting, systems of internal accounting and financial and disclosure controls. The audit committee reviews the qualifications, engagement, compensation, independence and performance of our independent auditors, their conduct of the annual audit and their engagement for any other services. The audit committee also oversees management regarding our legal and regulatory compliance and the preparation of an annual audit committee report as required by the SEC. In addition, the board of directors has determined that William P. Carmichael, an independent director, is an “audit committee financial expert” as defined by the SEC rules.
The audit committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board No. 1, as adopted by the PCAOB in Rule 3600T, and has discussed with the independent accountants the independent accountants’ independence. Based on such review and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in this Annual Report on Form 10-K.
Compensation Committee: The members of the compensation committee are Messrs. Abbrecht and Schoen. The compensation committee is responsible for our general compensation policies, and in particular is responsible for setting and administering the policies that govern executive compensation, including determining and approving the compensation of our senior executive officers; reviewing and approving management incentive compensation policies and programs; and reviewing and approving equity compensation programs and exercising discretion over the administration of such programs.
Nominating and Governance Committee: The members of the nominating and governance committee are Messrs. Abbrecht, Messner and Schoen. The purpose of the nominating and governance committee is to identify, screen and review individuals qualified to serve as directors. The nominating and governance committee also develops and recommends to the board of directors approval of, if appropriate, and overseeing implementation of our corporate governance guidelines and principles including the Simmons Code of Ethics for Chief Executive and Senior Financial Officers (“Code of Ethics”) and the Simmons Code of Conduct and Ethics. The nominating and governance committee also reviews on a regular basis our overall corporate governance policies and recommends improvements when necessary.
From time to time, the board of directors may contemplate establishing other committees.

Compensation Committee Interlocks and Insider Participation
None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.
CODE OF ETHICS
We have a Code of Ethics within the meaning of 17 CFR Section 229.406 that applies to our CEO, CFO and Corporate Controller. Our Code of Ethics is available on our website (www.simmons.com). If we make an amendment to this Code of Ethics, or grant a waiver from a provision of this Code of Ethics then we will make any required disclosure of such amendment or waiver on our website or in a current report on Form 8-K filed with the SEC.

ITEM 11. EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis of compensation arrangements of our named executive officers for 2008 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
Introduction
We are privately owned and controlled by THL, a private equity fund. THL beneficially owned approximately 71.1% of our issued and outstanding fully-diluted capital stock as of December 27, 2008, including the period in which the 2008 compensation elements for our executive officers were determined, and held three of seven seats on our board of directors.
Our compensation strategy, as it relates to named executive officers, has been designed to support and complement the successful long-term growth of the Company. Our objective in compensating our executive officers is to increase the enterprise value for our shareholders.
In September 2008, Mr. Eitel, who had served as our Chairman and Chief Executive Officer, resigned from the Company and his duties were assumed by Mr. Fendrich, our President and Chief Operating Officer, and the Executive Committee. Mr. Eitel remains a Vice Chairman of our board. In March 2009, Robert P. Burch, our former Executive Vice President — Operations, resigned from the Company and his duties were assumed by Mr. Fendrich and Mr. Burch’s previous direct reports. Our current executive officers other than Mr. Fendrich are Mr. Creekmuir, our Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary; Mr. Azevedo, our Executive Vice President — Sales; Ms. Samon, our Executive Vice President — Human Resources and Assistant Secretary; Ms. McGuffey, our Executive Vice President, General Counsel and Secretary; and Mr. Oakhill, our Executive Vice President — Marketing and Licensing (collectively referred to as the “executive leadership team” or “ELT”). Our highly compensated named executive officers for 2008, as defined by the SEC, are Messrs. Fendrich, Creekmuir, Burch, Azevedo, Oakhill and Eitel.
Corporate Governance
Compensation Committee Authority
Executive officer compensation is administered by the compensation committee of our board of directors, which is composed of two members following the resignation of Mr. Eitel in September 2008. Mr. Eitel served on the compensation committee until September 25, 2008. Mr. Schoen has served as the compensation committee chairman and Mr. Abbrecht has served as a member since the THL Acquisition. Each member approved the compensation arrangements described in this compensation discussion and analysis. Our board of directors appoints the compensation committee members and delegates to the compensation committee the direct responsibility for, among other matters:
•	approving, in advance, the compensation and employment arrangements for our senior executive officers;

•	reviewing and approving management incentive compensation policies and programs; and

•	reviewing and approving equity compensation programs and exercising discretion over the administration of such programs.
The compensation committee met three times in 2008.

Role of Compensation Experts
Pursuant to its charter, the compensation committee is authorized to obtain at our expense compensation surveys, reports on the design and implementation of compensation programs for directors, officers and employees, and other data and documentation as the compensation committee considers appropriate. In addition, the compensation committee has the authority to retain and terminate any outside counsel or other experts or consultants engaged to assist it in the evaluation of compensation of our directors and executive officers. The compensation committee relied on past consulting advice, new survey data, as well as the factors below in deciding executive compensation for 2008:
•	the qualifications, skills and experience level of the respective executive officer;

•	the position, role and responsibility of the respective executive officer in the company; and

•	the general business and particular compensation experience and knowledge of the compensation committee’s members.
Role of Our Executive Officers in the Compensation Process
Prior to his resignation, Mr. Eitel was actively involved in providing recommendations to the compensation committee in its evaluation and design of 2008 compensation programs for our executive officers, including the recommendation of individual compensation levels for executive officers other than himself. Mr. Eitel relied on market data on similar-sized manufacturing companies provided by survey data and his own personal experience serving in the capacity as our chief executive officer or executive officer of other companies as well as publicly available information for comparable compensation guidance. Mr. Eitel provided this specific market information to the compensation committee. Mr. Eitel attended all of the compensation committee’s meetings while a committee member. Ms. Samon, Executive Vice President of Human Resources, worked closely with Mr. Eitel to offer market data and to prepare recommendations to the compensation committee.
Executive Officer Compensation Strategy and Philosophy
Our executive officer compensation strategy has been designed to attract and retain highly qualified executive officers and to align their interests with those of investors by linking significant components of executive officer compensation with the achievement of specific business and strategic objectives and our overall financial performance. We seek to employ executive officers who are financially and ethically driven and accordingly, we offer a compensation package that places a significant amount of total compensation at risk by providing a substantial form of it as equity incentives. Because we are a mid-size company with significant growth targets, we also ensure that base salaries for executives are competitive to that of larger companies.
It has been our view that the total compensation for executive officers should consist of the following components:
•	base salaries;

•	annual cash incentive awards;

•	long-term equity incentive compensation; and

•	certain perquisites and other benefits
Historically, we have considered long-term equity incentive compensation to be the most important element of our compensation program for executive officers. Since the THL Acquisition, THL has expected our executive management team to significantly increase the enterprise value of our company. We believe that meaningful equity participation by each executive officer is the primary motivating factor that will result in significant increases in enterprise value and sales growth. This belief is reflected in the aggregate awards of restricted stock and stock options that have been made to our executive officers.
It has been our philosophy that optimal alignment between stockholders and named executive officers is best achieved by providing a greater amount of total compensation in the form of equity rather than cash based salary. Accordingly, we have designed total compensation programs for our executive officers to provide base compensation levels, annual cash incentive award opportunities and long-term incentive compensation awards that are economically equivalent to typical programs available for comparable executive officers in similarly sized companies. The compensation committee determined compensation levels that it concluded were appropriate based on market data, the general business and particular compensation experience and knowledge of its members gained from working with private equity owned companies and with public companies.

Our 2008 incentive compensation program elements were primarily structured to reward our executive officers for achieving certain financial and business objectives, including the following:
•	achieving company-wide Adjusted EBITDA targets; and
•	achieving company-wide sales targets.
We believe that the attainment of these specific financial objectives assists in the fulfillment of certain of our strategic objectives, namely:
•	to increase our enterprise value;
•	to grow our company in an efficient manner; and
•	to conserve and optimally utilize cash resources for the future growth of our business.
Components of Compensation
Base Salaries
The base salaries of our named executive officers are reviewed on an annual basis as well as at the time of a promotion or other material change in responsibilities. Adjustments in base salary are based on an evaluation of market data, our company-wide performance and the individual executive’s contribution to our performance. All executive officers’ compensation is reviewed in December for compensation adjustments to take place on January 1 of the following calendar year. For the 2009 year, our named executive officers elected not to take base salary increases.
Annual Cash Incentive Awards
2008 Management Bonus Plan. Our named executive officers participated in an annual cash incentive award program, the 2008 Management Bonus Plan. This program is available to administrative staff and professionals, managers, senior managers and executive officers. The purpose of each executive officer’s 2008 Management Bonus Plan was to create financial incentives aligned with the overriding objective of increasing enterprise value.
In March 2008, the compensation committee approved financial targets established for us. These targets included the achievement of specified threshold levels of EBITDA, adjusted for certain non-recurring or non-cash items as allowed under our senior credit facility, (“Adjusted EBITDA”) and revenue, adjusted to exclude certain payments to customers recorded as reductions of revenue under GAAP, (“Adjusted Revenue”) for our 2008 fiscal year. These financial targets and the associated performance levels that were established represented the factors that the compensation committee deemed most important and which, if achieved, would likely result in an increase in enterprise value. The specific performance levels were determined with reference to our 2008 budget, which we used to manage our day-to-day business and were determined by our board of directors as representing an aggressive level of growth and financial performance for us in 2008.
Our 2008 financial targets were based on an Adjusted EBITDA target of $204.4 million and an Adjusted Revenue target of $1,392.9 million.
To be eligible to receive a bonus under the plan, we must achieve 91% of the Adjusted EBITDA target and 91% of the Adjusted Revenue. The bonus target is weighted 85% toward achieving the Adjusted EBITDA target and 15% toward achieving the Adjusted Revenue target. The portion of the bonus target related to Adjusted EBITDA is prorated as follows:

% of EBITDA Achieved	% of Bonus
91%	10%
92%	20%
93%	30%
94%	40%
95%	50%
96%	60%
97%	70%
98%	80%
99%	90%
100%	100%

The portion of the bonus target related to Adjusted Revenue was prorated from 0% to 100% for Adjusted Revenue between $1,253.6 million and $1,392.9 million.
Each executive officer was eligible to receive a “bonus” factor which was applied to performance achieved beyond reaching the 100% target. For every percent increase over the financial target, Mr. Eitel’s bonus target increases 5% and Messrs. Fendrich’s, Creekmuir’s, Burch’s, Azevedo’s and Oakhill’s increase 4%.
The following table summarizes, for each highly compensated named executive officer, the target cash incentive awards under the 2008 Management Bonus Plan. Due to our performance, no cash incentive awards were due under the 2008 Management Bonus Plan; however, the compensation committee elected to pay discretionary bonuses, which included certain named executive officers.

Name	Bonus Target	Bonus Paid
Charles R. Eitel	$714,000	$—
Stephen G. Fendrich	350,000	100,000
William S. Creekmuir	261,000	100,000
Robert P. Burch	204,000	37,500
Dominick A. Azevedo	150,000	37,500
Timothy F. Oakhill	159,000	37,500
Long-Term Incentive Compensation
Overview
We administer a long-term incentive compensation awards through the Third Amended and Restated Equity Incentive Plan (“Equity Plan”). The purpose of the Equity Plan is to provide an incentive to management to continue their employment over a long term and to align their interests with those of the Company and its stockholders by providing a stake in our continued growth and success. The plan permits awards of stock options, stock appreciation rights, restricted stock awards, stock units and dividend equivalent rights.
We have awarded restricted stock and stock option awards as the primary form of equity compensation. We have generally considered and made equity awards under three circumstances:
•	upon hiring new executive officers, vice-presidents and directors;
•	as a result of promotion; and
•	to existing executive officers, vice-presidents and directors after evaluating internal equity across the management team.
Restricted stock and stock option awards that we have granted vest upon attainment of performance-based measures. Performance-based awards are forfeitable if specified financial performance targets are not achieved within a specified period of time.
Restricted Stock and Stock Option Practices
We have awarded all stock options to purchase our common stock to executive officers at the fair value of the common stock on the grant date. We have not back-dated any option awards. The fair value of all options granted was determined by our board of directors based on a recommendation from the compensation committee, which utilized a contemporaneous independent valuation of our common stock provided to us by a third-party valuation firm that the compensation committee engaged for such purpose.
As a privately owned company, there has been no market for our common stock. Accordingly, in 2008, we had no program, plan or practice pertaining to the time of stock option grants to executive officers coinciding with the release of material non-public information.
Perquisites and Other Personal Benefits
We provide certain perquisites to our executives. These perquisites provide flexibility to the executives and increase travel efficiencies, allowing more productive use of executive time, in turn allowing greater focus on company-related activities. More detail on these perquisites may be found in the narrative following the Summary Compensation Table.

Compensation Committee Evaluation of Executive Officer Compensation for 2009
In the fourth quarter of 2008, the compensation committee evaluated executive officers’ pay and approved the cash bonuses for 2009 as follows:
•	established 2009 periodic cash bonus targets that are calculated as a percentage of the participant’s base salary, with performance metrics which provide for a range of payments in the given period beginning with no bonus below threshold performance metrics, and up to additional bonus payouts for exceeding the performance metrics; and
•	established performance metrics for achieving a cash bonus which are directly linked to our 2009 operating budget.
Based on current market data and conditions, our named executive officers elected to forgo salary increases in 2009.
Tax Implications of Executive Compensation
We do not believe that Section 162(m) of the Internal Revenue Code, which limits deductions for executive compensation paid in excess of $1.0 million, would be applicable, and accordingly, our compensation committee did not consider its impact in determining compensation levels for our highly compensated executive officers in 2008.
Accounting Implications of Executive Compensation
The Summary Compensation and Director Compensation Tables below used the principles set forth in SFAS 123R to recognize expense for new awards granted after January 1, 2006 and for unvested awards as of January 1, 2006. The non-cash stock compensation expense for stock-based awards that we grant is recognized ratably over the requisite vesting period. We continue to believe that stock options, restricted stock and other forms of equity compensation are an essential component of our compensation strategy, and we intend to continue to offer these awards in the future.

Summary Compensation Table for Fiscal Years 2008, 2007 and 2006
The following table sets forth the aggregate compensation awarded to, earned by or paid to our highly compensated executive officers for 2008, 2007 and 2006.

				Stock	Option	All Other
Name & Principal Position	Year	Salary (1)	Bonus (2)	Awards (3)	Awards(3)	Compensation		Total
Stephen G. Fendrich, President & COO	2008	$500,000	$100,000	$(13,095)	$—	$31,045	(4)	617,950
	2007	330,000	84,200	5,093	—	28,583	(4)	447,876
	2006	315,000	264,031	28,373	—	419,657	(4)	1,027,061

William S. Creekmuir, CFO	2008	435,000	100,000	(50,327)	—	32,742	(5)	517,415
	2007	422,000	107,600	19,512	—	31,324	(5)	580,436
	2006	405,000	339,469	67,103	—	39,680	(5)	851,252

Robert P. Burch, EVP — Operations	2008	340,000	37,500	(29,250)	—	29,871	(6)	378,121
	2007	330,000	84,200	11,375	—	37,314	(6)	462,889
	2006	310,000	259,840	63,376	—	73,227	(6)	706,443

Dominick A. Avezedo, EVP — Sales	2008	250,000	37,500	(1,942)	(7,040)	240,663	(7)	519,181
	2007	190,692	32,200	(3,668)	7,040	31,242	(7)	257,506
	2006	165,495	67,948	7,216	—	11,642	(7)	252,301

Timothy F. Oakhill, EVP — Marketing	2008	265,000	37,500	(12,819)	—	91,775	(8)	382,086
	2007	248,333	60,300	4,492	—	62,035	(8)	375,160
	2006	222,000	120,790	17,557	—	20,885	(8)	381,232

Charles R. Eitel, former Chairman and CEO	2008	630,000	—	(80,523)	—	471,831	(9)	1,021,308
	2007	815,000	294,400	31,315	—	187,482	(9)	1,328,188
	2006	780,000	856,239	107,364	—	243,839	(9)	1,987,442

(1)	Reflects annual base salary.

(2)	Reflects management bonus earned for achieving financial performance targets and/or discretionary bonuses received.

(3)	Reflects the stock based compensation expense recognized under SFAS 123(R). For a discussion of assumptions made in the valuation, see “Note M — Stock-Based Compensation” to our audited financial statements included elsewhere in this Annual Report on Form 10-K. In 2008, we determined that the Company was unlikely to meet future vesting performance targets for the unvested awards, therefore the unvested awards had no market value as of December 27, 2008 and we reversed all stock compensation expense recognized in prior years associated with unvested awards in 2008.

(4)	Reflects perquisites that we paid for (i) employer contributions to our 401(k) plan of $13,800, $6,750 and $6,600 for 2008, 2007 and 2006, respectively; (ii) an annual car allowance of $9,000 for 2008, 2007 and 2006; (iii) life-insurance and long-term disability insurance premiums of $1,582 for 2008 and 2007 and $1,345 for 2006; (iv) financial consulting expense of $5,000 for 2007 and 2006; (v) annual physical exam of $2,500 for 2008 and $3,375 for 2007; (vi) mattress sets of $1,930, $1,255 and $4,616 for 2008, 2007 and 2006, respectively; (vii) non-business travel expenses of $1,143 for 2006; (viii) personal use of the corporate jet of $760 for 2006; (ix) reimbursement of selling expenses related to the sale of Mr. Fendrich’s personal residence of $235,678 for 2006; (x) relocation allowance of $12,803 for 2006; and (xi) the assumption of taxes for certain taxable benefits of $2,233, $1,621 and $142,712 for 2008, 2007 and 2006, respectively.

(5)	Reflects perquisites that we paid for (i) employer contributions to our 401(k) plan of $13,800, $13,500 and $13,200 for 2008, 2007 and 2006, respectively; (ii) an annual car allowance of $9,000 for 2008, 2007 and 2006; (iii) life-insurance and long-term disability insurance premiums of $5,255 for 2008, 2007 and 2006; (iv) mattress sets of $2,837, $1,021 and $3,936 for 2008, 2007 and 2006, respectively; (v) financial consulting expense of $5,000 for 2006; (vi) fees paid to serve as a director of a subsidiary of $280 for 2006; and (vii) the assumption of taxes for certain taxable benefits of $1,850, $2,548 and $3,009 for 2008, 2007 and 2006, respectively.

(6)	Reflects perquisites that we paid for (i) employer contributions to our 401(k) plan of $6,900, $6,750 and $6,600 for 2008, 2007 and 2006, respectively; (ii) an annual car allowance of $9,000 for 2008, 2007 and 2006; (iii) financial consulting expense of $5,000 for 2008, 2007 and 2006; (iv) life-insurance and long-term disability insurance premiums of $2,497 for 2008 and 2007 and $2,162 for 2006; (v) annual physical exam of $2,500 for 2008 and 2007 and $4,625 for 2006; (vi) non-business travel expense of $5,712 and $4,958 for 2007 and 2006, respectively; (vii) mattress sets of $1,773, $4,654 and $4,194 for 2008, 2007 and 2006, respectively; (viii) relocation allowance of $23,282 for 2006; and (ix) the assumption of taxes for certain taxable benefits of $2,201, $1,201 and $13,406 for 2008, 2007, and 2006, respectively.

(7)	Reflects perquisites that we paid for (i) employer contributions to our 401(k) plan of $13,800, $12,944 and $11,642 for 2008, 2007 and 2006, respectively; (ii) life-insurance and long-term disability insurance premiums of $5,881 for 2008; (iii) annual physical exam of $3,375 for 2008; (iv) relocation allowance of $145,664 and $13,458 for 2008 and 2007, respectively; and (v) the assumption of taxes for certain taxable benefits of $71,943 and $4,840 for 2008 and 2007, respectively.

(8)	Reflects perquisites that we paid for (i) employer contributions to our 401(k) plan of $13,800, $13,500 and $13,200 for 2008, 2007 and 2006, respectively; (ii) financial consulting expense of $5,000 for 2008 and 2007; (iii) life-insurance and long-term disability insurance premiums of $2,143 for 2008 and $1,203 for 2007 and 2006; (iv) annual physical exam of $2,500 for 2008 and 2007 and $4,000 for 2006; (v) business school tuition and associated travel expense of $67,082 and $37,180 for 2008 and 2007; (vi) fees paid to serve as a director of a subsidiary of $284 and $560 for 2007 and 2006, respectively; (vii) mattress sets of $1,167 for 2007; and (viii) the assumption of taxes for certain taxable benefits of $1,250, $1,201 and $1,922 for 2008, 2007 and 2006, respectively.

(9)	Reflects perquisites that we paid for (i) personal use of corporate jet of $81,410, $116,685 and $160,299 for 2008, 2007 and 2006, respectively; (ii) commuting expenses from Mr. Eitel’s principle residence to our corporate headquarters of $23,398, $10,138 and $15,583 for 2008, 2007 and 2006, respectively; (iii) employer contributions to our 401(k) plan of $6,900, $13,500 and $13,200 for 2008, 2007 and 2006, respectively; (iv) an annual car allowance of $9,000 for 2008 and $12,000 for 2007 and 2006, respectively; (v) mattress sets of $5,746, $9,104 and $11,691 for 2008, 2007 and 2006, respectively; (vi) life-insurance and long-term disability insurance premiums of $7,537 for 2008 and $13,742 for 2007 and 2006; (vii) club membership dues of $4,120, $8,743 and $7,678 for 2008, 2007 and 2006, respectively; (viii) the assumption of taxes for certain taxable benefits of $13,537, $3,570 and $6,933 for 2008, 2007 and 2006, respectively; (ix) non-business travel expenses of $2,713 for 2006; (x) severance of $210,000 for 2008; (xi) annual physical exam of $2,683 for 2008; and (xii) consulting fees of $107,500 for 2008.

Grants of Plan-Based Awards in Fiscal Year 2008
During fiscal year 2008, no grants were made to our named executive officers pursuant to our equity incentive plans.
Executive Employment Arrangements
Messrs. Eitel and Creekmuir entered into executive employment agreements with us in December 2003, which were amended in 2005 and 2007. Mr. Fendrich entered into an executive employment agreement with us in December 2007 that was effective January 1, 2008. Messrs. Eitel’s, Creekmuir’s and Fendrich’s agreements have two-year terms with evergreen renewal provisions and contain usual and customary restrictive covenants, including two-year non-competition provisions, non-disclosure of proprietary information provisions, provisions relating to non-solicitation/no hire of employees or customers and non-disparagement provisions. In the event of a termination without “cause” or departure for “good reason,” the terminated executives are entitled to severance equal to two years salary plus an amount equal to their pro-rated bonus for the year of termination.
Mr. Burch’s offer of employment contained usual and customary restrictive covenants, including a two-year non-compete, a duty of non-disclosure, and provision relating to non-solicitation/no hire of employees or customers and non-disparagement. Mr. Burch received no compensation in connection with his departure from our company in 2009. Messrs. Avezedo’s and Oakhill’s offer of employment contains usual and customary restrictive covenants, including a one-year non-compete, a duty of non-disclosure, and provision relating to non-solicitation/no hire of employees or customers and non-disparagement. In the event of a termination with “cause” or departure for “good reason,” Messrs. Avezedo and Oakhill are entitled to severance equal to one year of salary.
Potential Post-Employment Payments and Payments on a Change in Control
The information below describes and quantifies certain compensation that would become payable under existing arrangements if the named executive’s employment had terminated on December 27, 2008, given the named executive’s compensation as of such date and based on our fair value of the stock price on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under our 401(k) plan and accrued vacation pay. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

		Other than
		Cause or
		Good	Justifiable	Death and
Name & Principal Position	Benefit	Reason	Cause	Incapacity
Stephen G. Fendrich, President & COO	Severance(1)	$1,000,000	—	—
	Health insurance(2)	34,138	—	—

William S. Creekmuir, CFO	Severance(1)	870,000	—	—
	Health insurance(2)	21,460	—	—

Robert P. Burch, EVP — Operations	Severance(1)	680,000	—	—

Dominick A. Azevedo, EVP — Sales	Severance(1)	250,000	—	—

Timothy F. Oakhill, EVP — Marketing	Severance(1)	265,000	—	—

(1)	For termination for other than cause or good reason by the Company or for good reason by the executive, Messrs. Creekmuir, Fendrich and Burch would be entitled to twice their annual salary, and Messrs. Azevedo and Oakhill would be entitled to their annual salary.

(2)	We shall contribute to Messrs. Creekmuir’s and Fendrich’s (including dependents) coverage under our medical, dental and vision plans for a period of up to two years following termination for other than cause or good reason. After termination, Mr. Creekmuir (including spouse) can continue his coverage under our medical, dental and vision plans at the executive’s COBRA rates until death of the executive and his spouse.
None of our named executive officers have c provisions in their agreements that provide for a cash payout in connection with a change of control of the Company.

Outstanding Equity Awards at 2008 Fiscal Year-End
The following table reflects all outstanding equity awards held by our named executive officers as of December 27, 2008:

	Option Awards				Stock Awards
							Equity
	Equity						Incentive
	Incentive				Equity		Plan
	Plan				Incentive		Awards:
	Awards:				Plan		Market or
	Number of				Awards:		Payout
	Securities				Number of		Value of
	Underlying				Unearned		Unearned
	Unexercised	Option	Option		Shares that		Shares that
	Unearned	Exercise	Expiration		have not		have not
Name & Principal Position	Options	Price	Date		Vested		Vested(4)
Stephen G. Fendrich, President & COO	30,000	$18.82	1/16/2018	(1)	18,000	(3)	—
William S. Creekmuir, CFO	—	—	—		68,824	(3)	—
Robert P. Burch, EVP — Operations	—	—	—		40,001	(3)	—
Dominick A. Azevedo, EVP Sales	6,120	18.82	1/16/2018	(1)	2,451	(3)	—
	3,440	31.33	6/1/2017	(2)	—		—
Timothy F. Oakhill, EVP — Marketing	—	—	—		9,900	(3)
Charles R. Eitel, former Chairman and CEO	—	—	—		110,117	(3)	—

(1)	Mr. Fendrich’s and Mr. Azevedo’s stock option awards vest ratably over a four year period based on the Company meeting annual Adjusted EBITDA targets starting in 2008.

(2)	Mr. Azevedo’s stock option award vests ratably over a four year period based on the Company meeting annual Adjusted EBITDA targets starting in 2007.

(3)	The unvested restricted stock awards can only vest based on a change of control resulting in Simmons Holdco’s meeting a certain multiple of money target.

(4)	In 2008, we determined that the Company was unlikely to meet future vesting performance targets for the unvested awards, therefore the unvested awards had no market value as of December 27, 2008.
Option Exercises and Stock Vested in 2008
Since the Company failed to meet the awards vesting targets, none of the restricted stock or stock option awards vested. No stock options were exercised in 2008.
DIRECTOR COMPENSATION
In 2008, directors who also served as employees or who were affiliated with significant stockholders received no compensation for serving on our board of directors. Non-employee directors not affiliated with a significant stockholder receive director fees of $25,000 per year plus an additional $5,000 for each special board or audit, compensation or nominating and governance committee meeting that they attend in person and an additional $1,000 for such meetings that they attend telephonically. In addition, non-employee directors not affiliated with a significant stockholder serving on the executive committee received additional director fees of $20,000 per month from October 1, 2008 through January 22, 2009. After January 23, 2009, directors serving on the executive committee received director fees of $7,500 per month and directors serving on the special committee received director fees of $7,500 per month. For each executive and special committee meeting, the directors attend after January 23, 2009 an additional $5,000 for the first day of the meeting and $2,500 for each consecutive additional day for meetings attended in person and an additional $1,000 for the meetings that they attend telephonically.
All members of our board of directors are reimbursed for their usual and customary expenses incurred in connection with attending all board and other committee meetings. Upon joining our board of directors, each of the non-employee directors not affiliated with a significant stockholder were granted restricted stock awards of 2,500 shares of our class B common stock, which is subject to time and performance-based vesting.
The following table sets for the aggregate compensation awarded to, earned by or paid to our directors during 2008.

Director Compensation for the 2008 Fiscal Year

	Fees Earned or	Stock
Name	Paid in Cash	Awards (1)	Total
William P. Carmichael	$57,000	$(1,097)	$55,903
David A. Jones	47,000	(1,097)	45,903
B. Joseph Messner	44,000	(1,097)	42,903

(1)	Reflects the stock based compensation expense recognized under SFAS 123(R). For a discussion of assumptions made in the valuation, see “Note M — Stock-Based Compensation” to our audited financial statements included elsewhere in this Annual Report on Form 10-K. In 2008, we determined that the Company was unlikely to meet future vesting performance targets for the unvested awards, therefore the unvested awards had no market value as of December 27, 2008 and we reversed all stock compensation expense recognized in prior years associated with unvested awards in 2008.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The compensation committee is responsible for our general compensation policies, and in particular is responsible for setting and administering the policies that govern executive compensation. The compensation committee evaluates the performance of our ELT and determines the compensation levels for the same.
The objective of the compensation committee is to establish policies and programs to attract and retain key executives, and to reward performance by these executives which benefit us. The primary elements of executive compensation are base salary, annual cash incentive awards, long-term equity incentive compensation awards and certain other perquisites and other benefits. The salary is based on factors such as the individual executive officer’s position, role and level of responsibility in the Company; the qualifications, skills, performance and experience of the respective executive officer; and a comparison to similar positions in the Company and in comparable companies. The annual cash incentive awards are currently based on our performance measured against attainment of financial objectives. Long-term equity incentive awards generally have vesting schedules tied to the achievement of our certain financial objectives and are intended to align management’s interests with ours and our stockholders in promoting our long-term growth. Further information on each of these compensation elements follows.
Salaries
For the other executive officers, base salaries are adjusted annually by the ELT, following a review by the member of the ELT to whom the executive officer reports. In the course of the review, performance of the individual with respect to specific objectives is evaluated, as are any increases in responsibility, and competitive salaries, internally and externally, for similar positions. The specific objectives for each executive officer are set by the particular ELT member to whom the executive officer reports, and will vary annually for each executive position based on our objectives.

Annual Cash Bonuses
Certain of our employees are eligible, pursuant to their offers of employment, to receive annual cash bonuses based on our performance measured against attainment of financial objectives.
Long-Term Equity Incentive Awards
We adopted the Equity Plan and ComforPedic Incentive Plan to provide incentives to our management and independent directors and our affiliates by granting them restricted stock, warrants and stock option awards of our class B common stock. These awards granted to management are intended to provide an incentive for management to continue their employment over a long term and to align their interests with ours by providing a stake in the same. The compensation committee recommends grants to the board which determines whether such grants are appropriate. In making such recommendations, the compensation committee takes into account the total number of shares available for grant, prior grants outstanding, and estimated requirements for future grants. In addition, the committee considers the performance of the executive position held and length of employment with us in determining an individual’s award. The compensation committee also recommends modifications to the terms of award to the board. Individual awards take into account the individual’s level within the organization, scope of responsibilities and performance.
Other Benefits
Periodically, the compensation committee assesses the other benefits provided to our executive officers and other managers.
The compensation committee continually reviews our compensation programs to ensure the overall package is competitive, balanced, and that proper incentives and rewards are provided.
The compensation committee has reviewed the compensation discussion and analysis and discussed that analysis with management. Based on its review and discussions with management, the committee recommended to our board of directors that the compensation discussion and analysis be included in the Company’s Annual Report on Form 10-K for 2008.
Compensation Committee:
Todd M. Abbrecht
Scott A. Schoen

ITEM 12.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding our beneficial ownership, by each member of the board of directors, each of our named executive officers, and each member of our board of directors and our executive officers as a group. As a result of the Merger, our securityholders exchanged their shares of Simmons Company for shares of Simmons Holdco that are identical to the type and number of Simmons Company shares prior to the Merger. Simmons Holdco outstanding securities consisted of 3,821,099 shares of class A common stock and 684,481 shares of class B common stock as of June 1, 2009. The class B common stock was issued to employees pursuant to a restricted stock agreement under the Equity Plan. See Item 13 “Certain Relationships and Related Party Transactions — Amended and Restated Certificate of Incorporation of Simmons Company.” The class A common stock and class B common stock generally have identical voting rights. To our knowledge, each such stockholder has sole voting and investment power as to the common stock shown unless otherwise noted. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

		Percentage		Percentage
	Class A	of Class A	Class B	of Class B
	Common	Common	Common	Common	Percent
Name and Address	Stock	Stock	Stock	Stock	of Total
Principal Securityholders:
Thomas H. Lee Partners L.P. and Affiliates (1)	3,270,940.05	85.6%	—	—%	72.6%
Fenway Partners Capital Fund II, L.P. and Affiliates (2)	387,837.03	10.1%	—	—	8.6%
Directors and Executive Officers:
Charles R. Eitel (3) (5)	60,000.00	1.6%	183,529.00	26.8%	5.4%
Dominick A. Azevedo(3) (4) (6)	971.48	*	3,440.00	*	*
William S. Creekmuir (3) (4) (5)	32,382.75	*	114,706.00	16.8%	3.3%
Stephen G. Fendrich (3) (4) (6)	—	—	42,500.00	6.2%	0.9%
Kristen K. McGuffey (3) (4)	4,069.50	*	15,000.00	2.2%	*
Timothy F. Oakhill (3) (4)	3,250.00	*	15,000.00	2.2%	*
Kimberly A. Samon (3) (4) (6)	—	—	11,000.00	1.6%	*
Todd M. Abbrecht (1)	3,270,940.05	85.6%	—	—	72.6%
William P. Carmichael (3)	—	—	2,500.00	*	*
David A. Jones (3) (5)	2,000.00	*	2,500.00	*	*
B. Joseph Messner (3)	—	—	2,500.00	*	*
Scott A. Schoen (1)	3,270,940.05	85.6%	—	—	72.6%
George R. Taylor (1)	3,270,940.05	85.6%	—	—	72.6%
All directors and named executive officers as a group (13 persons) (1) (4)	3,373,613.78	88.3%	392,675.00	57.4%	83.6%

*	less than 1%

(1)	Includes interests owned by each of Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V. L.P., Thomas H. Lee Investors Limited Partnership, 1997 Thomas H. Lee Nominee Trust, Great-West Investors LP, Putnam Investment Holdings, LLC, Putnam Investments Employees’ Securities Company I, LLC, and Putnam Investments Employees’ Securities Company II, LLC. Thomas H. Lee Equity Fund V, L.P. and Thomas H. Lee Parallel Fund V, L.P. are Delaware limited partnerships, whose general partner is THL Equity Advisors V, LLC, a Delaware limited liability company. Thomas H. Lee Equity (Cayman) Fund V, L.P. is an exempted limited partnership formed under the laws of the Cayman Islands, whose general partner is also THL Equity Advisors V, LLC, which is registered in the Cayman Islands as a foreign company. Thomas H. Lee Investors Limited Partnership (f/k/a THL-CCI Limited Partnership) is a Massachusetts limited partnership, whose general partner is THL Investment Management Corp., a Massachusetts corporation. Thomas H. Lee Advisors, LLC, a Delaware limited liability company, is the general partner of Thomas H. Lee Partners, a Delaware limited partnership, which is the sole member of THL Equity Advisors V, LLC. The 1997 Thomas H. Lee Nominee Trust is a trust with US Bank, N.A. serving as Trustee. Thomas H. Lee has voting and investment control over common shares owned of record by the 1997 Thomas H. Lee Nominee Trust.

Scott A. Schoen is co-President of Thomas H. Lee Advisors, LLC and a Vice President of THL Investment Management Corp. Todd M. Abbrecht is a Managing Director of Thomas H. Lee Advisors, LLC and a vice president of THL Investment Management Corp. George R. Taylor is a Managing Director of Thomas H. Lee Advisors, LLC. Each of Messrs. Schoen, Abbrecht and Taylor may be deemed to beneficially own class A common shares held of record by Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P. and Thomas H. Lee Equity (Cayman) Fund V. L.P. Furthermore, each of Messrs. Schoen and Abbrecht may be deemed to beneficially own class A common shares held of record by Thomas H. Lee Investors Limited Partnership. Each of these individuals disclaims beneficial ownership of such common shares except to the extent of their pecuniary interest therein.

The address of Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P., Thomas H. Lee Investors Limited Partnership, the 1997 Thomas H. Lee Nominee Trust, Scott A. Schoen, Todd M. Abbrecht and George R. Taylor is 100 Federal Street, Boston, Massachusetts 02110.

Putnam Investment Holdings, LLC, Putnam Investments Employees’ Securities Company I, LLC and Putnam Investments Employees’ Securities Company II, LLC are co-investment entities of Thomas H. Lee Partners and each disclaims beneficial ownership of any securities other than the securities held directly by such entity. The address for the Putnam entities is One Post Office Square, Boston, Massachusetts 02109.

The address of Great-West Investors LP is c/o Great-West Life & Annuity Insurance Company, 8515 C. Orchard Road 3T2, Greenwood Village, Colorado 80111.

(2)	Includes interest owned by Simmons Holdings, LLC; FPIP, LLC and FPIP Trust, LLC. Peter Lamm and Richard Dresdale have voting and/or investment control over the shares held by Fenway Partners Capital Fund II, L.P. The address for Fenway Capital Fund II, L.P. is 152 West 57th Street, 59th Floor, New York, New York 10019.

(3)	The address of Charles R. Eitel, Dominick A. Azevedo, William S. Creekmuir, Stephen G. Fendrich, Kristen K. McGuffey, Timothy F. Oakhill, Kimberly A. Samon, David A. Jones, William P. Carmichael, and B. Joseph Messner is c/o Simmons Company, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328.

(4)	Pursuant to a securityholders agreement, the CEO or, in absence of a CEO, the CFO has the voting power of the employees and executive officers as to their Class A and vested Class B common stock shown. For the unvested Class B shares, the employees and executive officers are required to vote their common stock in the same manner as the majority stockholder.

(5)	Includes shares held in trust for or by immediate family members.

(6)	Excludes 30,000 shares, 2,000 shares and 9,560 shares of class B common stock that may be acquired upon the vesting and exercise of non-qualified stock options held by Mr. Fendrich, Ms. Samon, and Mr. Azevedo, respectively. All of Mr. Fendrich’s and Ms. Samon’s stock options and 6,120 of Mr. Azevedo stock options vest ratably over a four year period based on the Company meeting certain annual Adjusted EBITDA targets starting in 2008. Mr. Azevedo’s remaining stock options vest ratably over a four year period based on the Company meeting certain annual Adjusted EBITDA targets starting in 2007. Since the Company did not meet the Adjusted EBITDA target for 2007 and 2008, 7,500 of Mr. Fendrich’s stock options, 500 of Ms. Samon’s stock options, and 3,250 of Mr. Azevedo’s stock options did not vest and can only vest based on the change of control provisions of the stock option agreement.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information as of December 27, 2008 regarding our equity compensation plans. The plans pursuant to which we may make equity grants is the Equity Plan that was approved by our board of directors and securityholders on November 30, 2006 and The Simmons Manufacturing Co., LLC’s Comfor-Pedic Division Incentive Plan (“ComforPedic Incentive Plan”). As a result of the Merger, our Equity Plan was assumed by Simmons Holdco.

Number of
securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation
	outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected
	and rights	and rights	in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	118,670	$23.54	29,993
Column (a) of the table excludes restricted stock awards issued under the Equity Plan, which authorizes the board of directors to grant up to 821,775 shares of class B common stock through options, restricted stock awards, or other awards to our employees, directors and consultants. As of December 27, 2008, we had issued restricted stock awards and stock options under the Equity Plan and warrants under the ComforPedic Incentive Plan. The shares shown in column (c) are remaining shares of class B common stock available for issuance after taking into consideration the shares of class B common stock issued as a restricted stock award or underlying stock options and warrants granted.

ITEM 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.
SEC regulations require that we disclose any transaction, or series of similar transactions, since the beginning of 2008, or any contemplated transactions, in which the Company was or is to be a participant, in whom the amount involved exceeds $120,000 and in which any of the following persons had or will have a direct or indirect material interest:
•	our directors or nominees for director;

•	our executive officers;
•	persons owning more than 5% of our outstanding voting securities; or

•	the immediate family members of any of the persons identified in the preceding three bullets.
The SEC refers to these types of transactions as related person transactions and to the persons listed in the bullets as related persons. The SEC is concerned about related person transactions because such transactions, if not properly monitored, may present risks of conflicts of interest or the appearance of conflicts of interest.
Review and Approval of Related Person Transactions. We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal department, working together with our outside legal advisors, is responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. Each director and executive officer annually completes a questionnaire to identify their related interests and persons, and to notify us of changes in that information. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed under this Item of our Annual Report on Form 10-K.
MANAGEMENT AGREEMENT
Pursuant to the management agreement entered into in connection with the THL Acquisition, THL Managers V, LLC renders certain advisory and consulting services to Simmons Bedding. In consideration of those services, Simmons Bedding agreed to pay to THL Managers V, LLC, an affiliate of Thomas H. Lee Partners L.P., semi-annually, an aggregate per annum management fee equal to the greater of:
•	$1,500,000; or
•	an amount equal to 1.0% of the consolidated earnings before interest, taxes, depreciation and amortization of Simmons Bedding for such fiscal year, but before deduction of any such fee.
Simmons Bedding paid management fees, inclusive of expenses, of $1.8 million in 2008.
Simmons Bedding also agreed to indemnify THL Managers V, LLC and its affiliates from and against all losses, claims, damages and liabilities arising out of or related to the performance by Thomas H. Lee Partners Managers V, LLC of the services pursuant to the management agreement. In connection with our restructuring efforts, we have agreed to reimburse the directors of THL for certain legal fees.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SIMMONS COMPANY
We have amended and restated our Certificate of Incorporation to eliminate different classes of common stock. Our second Amended and Restated Certificate of Incorporation previously provided for two classes of common stock — class A common stock, earning a preferred return of 6% per annum, and class B common stock. Class A common stock was held by THL, Fenway Partners, directors, former directors and those members of management who elected to acquire such shares in connection with the THL Acquisition. Our third Amended and Restated Certificate of Incorporation sets forth a single class of common stock, identical in all respects and entitling the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.
SECURITYHOLDERS’ AGREEMENT AND EQUITY REGISTRATION RIGHTS AGREEMENT
In connection with the Merger, the Securityholders’ Agreement and the Registration Rights Agreement were terminated, and substantially similar documents were entered into among Simmons Holdco and its securityholders.

ITEM 14.   PRINCIPAL ACCOUNTANT FEES AND SERVICES.
Aggregate fees which were billed to us by our principal accountants, PricewaterhouseCoopers LLP, for audit services related to the two most recent fiscal years was $984,374 and $925,261 for 2008 and 2007, respectively. Audit services consist of fees for the audit of the Company’s annual consolidated financial statements, the review of financial statements included in the Company’s quarterly Form 10-Q reports, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, registration statements and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. Audit Fees also include advice on accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits the non-U.S. jurisdictions require. We have not been billed for any services other than audit services for the two most recent fiscal years.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor. The Audit Committee has approved the pre-authorization of audit and non-audit services up to $50,000.
PART IV
ITEM 15.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a)(1)	The following consolidated financial statements of Simmons Company and its subsidiaries are included in Part II, Item 8:
Report of Independent Registered Public Accounting Firm
Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 27, 2008, December 29, 2007 and December 30, 2006
Consolidated Balance Sheets at December 27, 2008 and December 29, 2007
Consolidated Statements of Changes in Stockholder’s Equity (Deficit) for the years ended December 27, 2008, December 29, 2007 and December 30, 2006
Consolidated Statements of Cash Flows for the years ended December 27, 2008, December 29, 2007 and December 30, 2006
Notes to the Consolidated Financial Statements

(a)(2)	Financial Statement Schedule

Schedule II — Valuation Accounts

(a)(3)	The exhibits to this report are listed in section (b) of Item 15 below.
(b)	Exhibits:
The following exhibits are filed with or incorporated by reference into this Form 10-K. For the purposes of this exhibit index, references to “Simmons Bedding” include Simmons Bedding, both prior to and following the transactions that occurred on December 19, 2003. The exhibits which are denominated by an asterisk (*) were previously filed as a part of, and are hereby incorporated by reference from either the (i) Registration Statement on Form S-4 under the Securities Act of 1933 for Simmons Bedding, File No. 333-76723 (referred to as “1999 S-4”), (ii) Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 for Simmons Bedding (referred to as “9/30/00 10-Q”), (iii) Quarterly Report on Form 10-Q for the quarter ended March 30, 2002 for Simmons Bedding (referred to as “3/30/02 10-Q”), (iv) Annual Report on Form 10-K for the year ended December 28, 2002 for Simmons Bedding (referred to as “2002 10-K”), (v) Annual Report on Form 10-K for the year ended December 27, 2003 for Simmons Bedding (referred to as “2003 10-K”), (vi) Current Report on Form 8-K filed September 2, 2004 for Simmons Bedding (referred to as “9/02/04 8-K”), (vii) registration statement on Form S-4 under the Securities Act of 1933 for Simmons Company, File No. 333-124138 (referred to as “2005 S-4”), (viii) Current Report on Form 8-K filed August 4, 2005 for Simmons Bedding (referred to as “8/4/05 8-K”), (ix) Current Report on Form 8-K filed September 21, 2005 for Simmons Bedding (referred to as “9/21/05 8-K”), (x) Current Report on Form 8-K filed December 13, 2005 for Simmons Bedding (referred to as “12/13/05 8-K”), (xi) Current Report on Form 8-K filed December 19, 2005 for Simmons Bedding (referred to as “12/19/05 8-K”), (xii) Current Report on Form 8-K filed April 4, 2006 for Simmons Company (referred to as “4/6/06 8-K”), (xiii) Current Report on Form 8-K filed April 19, 2006 for Simmons Company (referred to as “4/19/06 8-K”), (xiv) Current Report on Form 8-K filed April 24, 2006 for Simmons Company (referred to as “4/24/06 8-K), (xv) Current Report on Form 8-K filed May 31, 2006 for Simmons Company (referred to as “5/31/06 8-K”), (xvi) Quarterly Report on Form 10-Q for the quarter ended July 1, 2006 for Simmons Company (referred to as “7/1/06 10-Q”), (xvii) Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 for Simmons Company (referred to as “9/30/06 10-Q”), (xviii) Current Report on Form 8-K filed October 5, 2006 for Simmons Company (referred to as “10/5/06 8-K”), (xix) Current Report on Form 8-K filed December 6, 2006 for Simmons Company (referred to as “12/6/06 8-K”), (xx) Current Report on Form 8-K filed February 12, 2007 (referred to as “2/12/07 8-K”), (xxi) Current Report on Form 8-K filed June 8, 2007 (referred to as “6/8/07 8-K”), (xxii) Current Report on Form 8-K filed December 7, 2007 (referred to as “12/7/07 8-K”), (xxiii) Annual Report on Form 10-K for the year ended December 29, 2007 for Simmons Company (referred to as “2007 10-K”), (xxix) Quarterly Report on Form 10-Q for the quarter ended June 28, 2008 for Simmons Company (referred to as “6/28/08 10-Q”), (xxx) Quarterly Report on Form 10-Q for the quarter ended September 27, 2008 for Simmons Company (referred to as “9/27/08 10-Q), (xxxi) Current Report on Form 8-K filed December 10, 2008 for Simmons Company (referred to as “12/10/08 8-K”), (xxxii) Current Report on Form 8-K filed February 17, 2009 for Simmons Company (referred to as “2/17/09 8-K”) and (xxxiii) Current Report on Form 8-K filed March 30, 2009 for Simmons Company (referred to as “3/30/09 8-K”). Exhibits filed herewith have been denoted by a pound sign (#).

EXHIBIT INDEX

Number	Description
*2.1	Agreement and Plan of Merger dated as of December 19, 2003, by and between THL Bedding Company and Simmons Holdings, Inc. (2003 10-K)

*2.2	Agreement and Plan of Merger dated as of December 19, 2003, by and between Simmons Company and Simmons Holdings, Inc. (2003 10-K)

*3.1	Amended and Restated Certificate of Incorporation of Simmons Company. (2005 S-4)

*3.1.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of THL Bedding Holding Company. (2005 S-4)

*3.1.2	Second Amended and Restated Articles of Incorporation of Simmons Company. (12/06/06 8-K)

*3.1.3	Third Amended and Restated Certificate of Incorporation of Simmons Company. (2/12/07 8-K)

*3.2	Certificate of Ownership and Merger of Simmons Company with and into Simmons Holdings, Inc. (2003 10-K)

*3.2.1	The Merger Agreement dated February 7, 2007 by and among Simmons Holdco, Inc., Simmons Merger Company and Simmons Company. (2/12/07 8-K)

*3.3	Amended and Restated By-laws of Simmons Company. (2005 S-4)

*4.1
Indenture (including form of note) dated as of December 19, 2003, among Simmons Bedding Company (f/k/a THL Bedding Company), the Guarantors party thereto and Wells Fargo Bank Minnesota, National Association, as trustee. (2003 10-K)

*4.2	Indenture (including form of note) dated as of December 15, 2004 between Simmons Company and Wells Fargo Bank, National Association, as trustee. (2005 S-4)

*4.3	Exchange and Registration Rights Agreement dated December 15, 2004 among Simmons Company and the Initial Purchasers. (2005 S-4)

*10.1	Lease Agreement at Concourse between Concourse I, Ltd., as Landlord, and Simmons Bedding, as Tenant, dated as of April 20, 2000, as amended. (9/30/00 10-Q)

*10.1.1	Second Amendment to Lease Agreement at Concourse between Teachers Concourse, LLC, as Landlord, and Simmons Bedding, as Tenant, dated as of October 6, 2006. (9/30/06 10-Q)

#10.1.2	Third Amendment to Lease Agreement at Concourse between Teachers Concourse, LLC, as Landlord, and Simmons Bedding, as Tenant, dated as of October 1, 2008.

*10.2
Loan Agreement, dated as of November 1, 1982, between the City of Janesville, Wisconsin and Simmons Bedding, as successor by merger to Simmons Manufacturing Company, Inc., relating to $9,700,000 City of Janesville, Wisconsin Industrial Development Revenue Bond, Series A. (1999 S-4)

*10.3
Loan Agreement between the City of Shawnee and Simmons Bedding relating to the Indenture of Trust between City of Shawnee, Kansas and State Street Bank and Trust Company of Missouri, N.A., as Trustee, dated as of December 1, 1996 relating to $5,000,000 Private Activity Revenue Bonds, Series 1996. (1999 S-4)

*10.4	Loan Agreement dated as of December 12, 1997 between Simmons Caribbean Bedding, Inc. and Banco Santander Puerto Rico. (1999 S-4)

*10.5	Simmons Retirement Savings Plan adopted February 1, 1987, as amended and restated January 1, 2002. (3/30/02 10-Q)

*10.5.1	First Amendment to the Simmons Retirement Savings Plan effective for years beginning after December 31, 2001. (3/30/02 10-Q)

*10.6	Retirement Plan for Simmons Company Employees adopted October 31, 1987, as amended and restated May 1, 1997. (3/30/02 10-Q)

*10.7	First Amendment to the Retirement Plan for Simmons Company Employees effective for years ending after December 31, 2001. (3/30/02 10-Q)

Number	Description
*10.8	Stock Purchase Agreement dated as of November 17, 2003, by and among Simmons Holdings, Inc., THL Bedding Company and the sellers named therein. (2003 10-K)

*10.9
ESOP Stock Sale Agreement dated as of November 21, 2003, by and among Simmons Holdings, Inc., State Street Bank and Trust Company, solely in its capacity as trustee, of the Simmons Company Employee Stock Ownership Trust, and THL Bedding Company. (2003 10-K)

*10.10
Amendment to Employee Stock Ownership Plan Trust Agreement dated as of December 16, 2003, between Simmons Company and State Street Bank and Trust Company, as trustee under the Trust Agreement. (2003 10-K)

*10.11	Management Agreement dated as of December 19, 2003, by and between Simmons Company and THL Managers V, LLC. (2003 10-K)

*10.12	Senior Manager Restricted Stock Agreement dated as of December 19, 2003, between THL Bedding Company and Charles R. Eitel. (2003 10-K)

*10.12.1	Senior Manager Amended and Restated Restricted Stock Agreement dated as of April 17, 2006, among Simmons Company and Charles R. Eitel. (4/24/06 8-K)

*10.12.2	First Amendment to Amended and Restated Restricted Stock Agreement dated as of January 10, 2007, among Simmons Company and Charles R. Eitel. (2007 10-K)

*10.12.3	Second Amendment dated June 30, 2008 to the Amended and Restated Restricted Stock Agreement dated April 17, 2006 among LLLP Eitel Investments and Simmons Holdco, Inc. (6/28/08 10-Q)

*10.13	Senior Manager Restricted Stock Agreement dated as of December 19, 2003, between THL Bedding Company and William S. Creekmuir. (2003 10-K)

*10.13.1	Senior Manager Amended and Restated Restricted Stock Agreement dated as of April 17, 2006, among Simmons Company and William S. Creekmuir. (4/24/2006 8-K)

*10.13.2	First Amendment to Amended and Restated Restricted Stock Agreement dated as of January 10, 2007, among Simmons Company and William S. Creekmuir. (2007 10-K)

*10.13.3	Second Amendment dated June 30, 2008 to the Amended and Restated Restricted Stock Agreement dated April 17, 2006 among William S. Creekmuir and Simmons Holdco, Inc. (6/28/08 10-Q)

*10.14	Employment Agreement dated as of December 19, 2003, among THL Bedding Holding Company, Simmons Company and Charles R. Eitel. (2003 10-K)

*10.14.1	Supplement to Employee Agreement dated December 7, 2005 between Charles R. Eitel and Simmons Company and Simmons Bedding Company. (12/13/05 8-K)

*10.14.2	Second Supplement to Employee Agreement dated December 5, 2007 between Charles R. Eitel and Simmons Holdco, Simmons Company and Simmons Bedding Company. (2007 10-K)

*10.15	Employment Agreement dated as of December 19, 2003, among THL Bedding Holding Company, Simmons Company and William S. Creekmuir. (2003 10-K)

*10.15.1	Supplement to Employee Agreement dated December 9, 2005 between William S. Creekmuir and Simmons Company and Simmons Bedding Company. (12/13/05 8-K)

*10.15.2	Second Supplement to Employee Agreement dated December 5, 2007 between William S. Creekmuir and Simmons Holdco, Simmons Company and Simmons Bedding Company. (2007 10-K)

*10.16
Amended and Restated Credit and Guaranty Agreement, dated as of August 27, 2004, among Simmons Bedding Company, as Company, THL-SC Bedding Company and certain subsidiaries of the Company, as Guarantors, the financial institutions listed therein, as Lenders, UBS Securities LLC, as Joint Lead Arranger and as Co-Syndication Agent, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, General Electric Capital Corporation, as Co-Documentation Agent, CIT Lending Services Corporation, as Co-Documentation Agent, and Goldman Sachs Credit Partners L.P., as Sole Bookrunner, a Joint Lead Arranger and as Co-Syndication Agent. (9/02/04 8-K)

Number	Description
*10.16.1	First Amendment dated December 16, 2005 to the Amended and Restated Credit and Guaranty Agreement dated as of August 27, 2004. (12/19/05 8-K)

*10.16.2
Second Amended and Restated Credit and Guaranty Agreement, dated as of May 25, 2006, among Simmons Bedding Company, as Company, THL-SC Bedding Company and certain subsidiaries of the Company, as Guarantors, the financial institutions listed therein, as Lenders, Goldman Sachs Credit Partners L.P., as Sole Bookrunner, Lead Arranger and Syndication Agent, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, General Electric Capital Corporation, as Co-Documentation Agent and CIT Lending Services Corporation, as Co-Documentation Agent. (5/31/06 8-K)

*10.16.3	First Amendment dated February 9, 2007 to the Second Amended and Restated Credit and Guaranty Agreement dated May 25, 2006. (2/12/07 8-K)

*10.16.4	Second Forbearance Agreement; Third Amendment to the Second Amended and Restated Credit and Guaranty Agreement and First Amendment to the Pledge and Security Agreement. (12/10/08 8-K)

*10.16.5
First Amendment to Second Forbearance Agreement; Fourth Amendment to the Second Amended and Restated Credit and Guaranty Agreement and Second Amendment to the Pledge and Security Agreement. (3/30/09 8-K)

*10.17
Senior Unsecured Term Loan and Guaranty Agreement, dated December 19, 2003, among THL Bedding Company, as Company, THL-SC Bedding Company and certain subsidiaries of the Company, as Guarantors, the financial institutions listed therein, as Lenders, Goldman Sachs Credit Partners L.P., as Sole Bookrunner, a Joint Lead Arranger and as Co-Syndication Agent, UBS Securities LLC, as Joint Lead Arranger and as Co-Syndication Agent, and Deutsche Bank AG, New York Branch, as Administrative Agent. (2003 10-K)

*10.18
Assumption Agreement, dated December 19, 2003, made by Simmons Holdings, Inc., Simmons Company and certain subsidiaries of Simmons, as Guarantors, in favor of Deutsche Bank, AG, New York Branch, as Administrative Agent for banks and other financial institutions or entities, the Lenders, parties to the Credit Agreement and Term Loan Agreement. (2003 10-K)

*10.19	Pledge and Security Agreement dated December 19, 2003, between each of the grantors party thereto and Deutsche Bank AG, New York Branch, as the Collateral Agent. (2003 10-K)

*10.20	2002 Stock Option Plan. (2002 10-K)

*10.21	Simmons Company Employee Stock Ownership Plan adopted January 31, 1998, as amended and restated December 29, 2001. (3/30/02 10-Q)

*10.21.1	First Amendment to the Simmons Company Employee Stock Ownership Plan effective for years ending after December 31, 2001. (3/30/02 10-Q)

*10.22	Offer of Employment dated as of July 14, 2005, among Simmons Bedding and Robert P. Burch. (8/4/05 8-K)

*10.22.1	Non-Compete Agreement dated as of July 14, 2005, among Simmons Bedding and Robert P. Burch. (8/4/05 8-K)

*10.23	Employment Agreement dated as of December 7, 2007 between Simmons Holdco, Inc., Simmons Bedding Company and Stephen G. Fendrich. (12/7/07 8-K)

*10.24	Restricted Stock Agreement dated as of September 9, 2005, between Simmons Company and Robert P. Burch. (9/21/05 8-K)

*10.24.1	Amended and Restated Restricted Stock Agreement dated as of April 17, 2006, among Simmons Company and Robert P. Burch. (4/24/06 8-K)

*10.24.2	First Amendment to Amended and Restated Restricted Stock Agreement dated as of January 10, 2007, among Simmons Company and Robert P. Burch. (2007 10-K)

*10.24.3	Second Amendment dated June 30, 2008 to the Amended and Restated Restricted Stock Agreement dated April 17, 2006 among Robert P. Burch and Simmons Holdco, Inc. (6/28/08 10-Q)

*10.25	Restricted Stock Agreement dated as of March 31, 2006, between Simmons Company and Stephen G. Fendrich. (4/6/06 8-K)

Number	Description
*10.25.1	Amended and Restated Restricted Stock Agreement dated as of April 18, 2006, between Simmons Company and Stephen G. Fendrich. (4/24/06 8-K)

*10.25.2	First Amendment to Amended and Restated Restricted Stock Agreement dated as of January 10, 2007, among Simmons Company and Stephen G. Fendrich. (2007 10-K)

*10.25.3	Second Amendment dated June 30, 2008 to the Amended and Restated Restricted Stock Agreement dated March 31, 2006 among Stephen G. Fendrich and Simmons Holdco, Inc. (6/28/08 10-Q)

*10.26	General Release and Separation Agreement dated as of March 31, 2006, among Simmons Bedding, Simmons Company and Rhonda C. Rousch. (4/19/06 8-K)

*10.27	Employment Agreement dated as of November 10, 2006, among Simmons Company, Simmons Bedding Company and Gary S. Matthews. (9/30/06 10-Q)

*10.28	Unit Purchase Agreement by and among ST San Diego, LLC, Sleep Country USA, Inc., SC Holdings, Inc. and Simmons Bedding Company. (7/1/06 10-Q)

*10.29	General Release and Separation Agreement dated as of June 7, 2007, among Simmons Bedding, Simmons Company and Gary S. Matthews. (6/8/07 8-K)

*10.30	Amended and Restated Restricted Stock Agreement dated as of April 14, 2006 for December 2003 issuance, between Simmons Company and Timothy Oakhill. (2007 10-K)

*10.30.1	First Amendment to Amended and Restated Restricted Stock Agreement dated as of January 10, 2007, between Simmons Company and Timothy Oakhill. (2007 10-K)

*10.31	Amended and Restated Restricted Stock Agreement dated as of April 14, 2006 for September 2005 issuance, between Simmons Company and Timothy Oakhill. (2007 10-K)

*10.31.1	First Amendment to Amended and Restated Restricted Stock Agreement dated as of January 10, 2007, between Simmons Company and Timothy Oakhill. (2007 10-K)

*10.31.2	Second Amendment dated June 30, 2008 to the Amended and Restated Restricted Stock Agreement dated April 17, 2006 among Timothy F. Oakhill and Simmons Holdco, Inc. (6/28/08 10-Q)

*10.32	Restricted Stock Agreement dated as of September 29, 2006, between Simmons Company and Timothy Oakhill. (10/5/06 8-K)

*10.32.1	First Amendment to Amended and Restated Restricted Stock Agreement dated as of January 10, 2007, between Simmons Company and Timothy Oakhill. (2007 10-K)

*10.32.2	Second Amendment dated June 30, 2008 to the Restricted Stock Agreement dated September 29, 2006 among Timothy F. Oakhill and Simmons Holdco, Inc. (6/28/08 10-Q)

*10.33	Employee Letter Agreement dated January 9, 2006 among Simmons Company, Simmons Bedding Company and Timothy F. Oakhill. (2007 10-K)

*10.34	Stock Option Agreement dated January 16, 2008 among Simmons Holdco, Inc. and Stephen G. Fendrich. (2007 10-K)

*10.34.1	First Amendment dated June 30, 2008 to the Stock Option Agreement dated January 16, 2008 among Stephen G. Fendrich and Simmons Holdco, Inc. (6/28/08 10-Q)

*10.35	Forbearance Agreement to Indenture. (2/17/09 8-K)

*10.35.1	Amendment No. 1 to Forbearance Agreement to Indenture. (3/30/09 8-K)

*10.36	General Release and Separation Agreement between Charles R. Eitel, Simmons Holdco, Inc., Simmons Company, THL-SC Bedding Company, and Simmons Bedding Company dated September 30, 2008. (9/27/08 10-Q)

#10.37	Restricted Stock Agreement dated March 31, 2006 between Simmons Company and Dominick A. Azevedo.

#10.37.1	Amended and Restated Restricted Stock Agreement dated as of April 17, 2006, between Simmons Company and Dominick A. Azevedo.

Number	Description
#10.38	Stock Options Agreement dated July 11, 2007 between Simmons Holdco, Inc. and Dominick A. Azevedo.

#10.39	Stock Options Agreement dated January 16, 2008 between Simmons Holdco, Inc. and Dominick A. Azevedo.

#10.40	Employee Letter Agreement dated September 28, 2008 among Simmons Holdco, Inc. and Dominick A. Azevedo.

#12.1	Computation of ratio of earnings to fixed charges

*21.1	Subsidiaries of Simmons Company (2007 10-K)

#31.1	Certification of President and Chief Operating Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

#31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

#32.1	Certification of President and Chief Operating Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

#32.2	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

SIMMONS COMPANY
SCHEDULE II — VALUATION ACCOUNTS

Col. A	Col. B	Col. C	Col. D	Col. E
	Balance at			Balance at
	Beginning of			End of
Description	Period	Additions	Deductions	Period
Fiscal year ended December 27, 2008
Doubtful accounts	$2,716	$7,788	$6,910	$3,594
Discounts and returns, net	1,834		19	1,815

	$4,550	$7,788	$6,929	$5,409

Fiscal year ended December 29, 2007
Doubtful accounts	$1,967	$4,271	$3,522	$2,716
Discounts and returns, net	2,362		528	1,834

	$4,329	$4,271	$4,050	$4,550

Fiscal year ended December 30, 2006
Doubtful accounts	$1,661	$958	$652	$1,967
Discounts and returns, net	2,371		9	2,362

	$4,032	$958	$661	$4,329

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SIMMONS COMPANY
(Registrant)

June 10, 2009	By:	/s/ William S. Creekmuir William S. Creekmuir, Executive Vice President,
Chief Financial Officer, Treasurer and
Assistant Secretary (Principal Financial Officer)
KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William S. Creekmuir, jointly and severally, his or her attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each said attorneys-in-fact or his substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ Stephen G. Fendrich Stephen G. Fendrich	June 10, 2009
President and Chief Operating Officer
(Principal Executive Officer)

/s/ Todd M. Abbrecht Todd M. Abbrecht, Director	June 10, 2009

/s/ William P. Carmichael William P. Carmichael, Director	June 10, 2009

/s/ Charles R. Eitel Charles R. Eitel, Vice-Chairman of the Board of Directors	June 10, 2009

/s/ David A. Jones David A. Jones, Director	June 10, 2009

/s/ B. Joseph Messner B. Joseph Messner, Director	June 10, 2009

/s/ Scott A. Schoen Scott A. Schoen, Director	June 10, 2009

/s/ George R. Taylor	June 10, 2009
George R. Taylor, Director

/s/ Mark F. Chambless Mark F. Chambless, Senior Vice President — Corporate	June 10, 2009
Controller and Assistant Secretary (Principal Accounting Officer)

EXHIBIT B-2
Simmons Company’s Form 10-Q for the quarter ended June 27, 2009
Please see attached.

Exhibit B-2
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 27, 2009
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission file number 333-124138
SIMMONS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	20-0646221

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Concourse Parkway, Suite 800, Atlanta, Georgia	30328-6188

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (770) 512-7700
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes: ☐ No: ☑
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes: ☑ No: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer: ☐	Accelerated filer: ☐	Non-accelerated filer: ☑	Smaller reporting company: ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes: ☐ No: ☑
The number of shares of the registrant’s common stock outstanding as of August 1, 2009: 100
DOCUMENTS OR PARTS THEREOF INCORPORATED BY REFERENCE: None

PART I — FINANCIAL INFORMATION
Item 1. Financial Statements
Simmons Company and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
and Comprehensive Income (Loss)
(In thousands)

	Quarter Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

Net sales	$218,004	$267,683	$440,571	$544,564
Cost of products sold	123,719	166,473	251,390	333,680

Gross profit	94,285	101,210	189,181	210,884

Operating expenses:
Selling, general and administrative expenses	68,444	81,095	137,802	169,646
Restructuring charges	6,887	1,464	14,237	1,464
Amortization of intangibles	1,553	1,587	3,094	3,176
Licensing revenues	(1,752)	(2,460)	(3,875)	(5,028)

	75,132	81,686	151,258	169,258

Operating income	19,153	19,524	37,923	41,626

Interest expense	24,994	17,590	47,814	35,536
Interest income	(46)	(103)	(52)	(234)

Income (loss) before income taxes	(5,795)	2,037	(9,839)	6,324
Income tax expense (benefit)	(34)	856	(857)	2,628

Net income (loss)	(5,761)	1,181	(8,982)	3,696

Other comprehensive income (loss):
Foreign currency translation adjustment	5,190	765	3,682	(4,599)
Change in retirement plans liabilities	120	77	120	77

Comprehensive income (loss)	$(451)	$2,023	$(5,180)	$(826)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

2

Simmons Company and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	June 27,	December 27,
	2009	2008 *
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$67,341	$54,930
Accounts receivable, less allowances for doubtful receivables, discounts and returns of $4,938 and $5,409	100,799	95,932
Inventories	31,258	31,838
Deferred financing fees	12,468	13,791
Deferred income taxes	2,174	3,119
Prepaid expenses	11,435	8,141
Other current assets	6,780	9,735

Total current assets	232,255	217,486

Property, plant and equipment, net	79,862	86,492
Goodwill	229,461	228,325
Intangible assets, net	339,362	340,471
Other assets	15,030	18,023

Total assets	$895,970	$890,797

*	Derived from the Company’s 2008 audited consolidated financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

3

Simmons Company and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	June 27,	December 27,
	2009	2008 *
	(Unaudited)

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Current maturities of long-term debt	$987,090	$975,152
Accounts payable	37,181	50,064
Accrued liabilities	90,735	77,997

Total current liabilities	1,115,006	1,103,213

Long-term debt	12,929	13,036
Deferred income taxes	97,135	98,761
Other	38,482	38,114

Total liabilities	1,263,552	1,253,124

Commitments and contingencies

Stockholder’s deficit:
Common stock, $0.01 par value: authorized - 1,000 shares; issued - 100 shares	1	1
Additional paid-in capital	100,190	100,190
Accumulated deficit	(461,653)	(452,596)
Accumulated other comprehensive loss	(6,120)	(9,922)

Total stockholder’s deficit	(367,582)	(362,327)

Total liabilities and stockholder’s deficit	$895,970	$890,797

*	Derived from the Company’s 2008 audited condensed consolidated financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

4

Simmons Company and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 27,	June 28,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(8,982)	$3,696
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	15,920	18,664
Provision for bad debts	2,454	1,085
Provision for deferred income taxes	(857)	1,277
Non-cash interest expense	13,817	12,234
Non-cash stock compensation expense	—	(3)
Net changes in operating assets and liabilities:
Accounts receivable	(6,322)	(10,170)
Inventories	850	(4,337)
Other current assets	(293)	1,430
Accounts payable	(13,140)	(3,068)
Accrued liabilities	12,259	(11,111)
Other, net	(2,024)	(5,957)

Net cash provided by operating activities	13,682	3,740

Cash flows from investing activities:
Purchases of property, plant and equipment	(869)	(12,634)

Net cash used in investing activities	(869)	(12,634)

Cash flows from financing activities:
Borrowings on revolving loan	—	24,000
Payments of other debt	(107)	(285)
Financing fees	(541)	—
Dividends to Bedding Superholdco	(75)	(16,519)

Net cash provided by (used in) financing activities	(723)	7,196

Net effect of exchange rate changes on cash	321	(526)

Change in cash and cash equivalents	12,411	(2,224)
Cash and cash equivalents, beginning of period	54,930	27,520

Cash and cash equivalents, end of period	$67,341	$25,296

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

5

Simmons Company and Subsidiaries
Unaudited Condensed Consolidated Statement of Changes in Stockholder’s Deficit
(In thousands, except share amounts)

					Accumulated Other
					Comprehensive Income
					(Loss)
					Net Unrealized Gain
			Additional		(Loss) From		Total
	Common	Common	Paid-In	Retained	Currency	Benefit	Stockholder’s
	Shares	Stock	Capital	Deficit	Translation	Plans	Deficit
December 27, 2008	100	$1	$100,190	$(452,596)	$(6,819)	$(3,103)	$(362,327)
Net loss	—	—	—	(8,982)	—	—	(8,982)
Change in retirement plans liabilities	—	—	—	—	—	120	120
Foreign currency translation	—	—	—	—	3,682	—	3,682

Comprehensive income (loss)	—	—	—	(8,982)	3,682	120	(5,180)
Dividend to Bedding Superholdco	—	—	—	(75)	—	—	(75)

June 27, 2009 (unaudited)	100	$1	$100,190	$(461,653)	$(3,137)	$(2,983)	$(367,582)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

6

A. Basis of Presentation, Liquidity and Ability to Continue as a Going Concern
Company
Simmons Company (“Holdings”) is a holding company with no operating assets. Through its wholly-owned subsidiary THL-SC Bedding Company, which is also a holding company, Simmons Company owns the common stock of Simmons Bedding Company. On August 20, 2009, THL-SC Bedding Company filed a certificate of amendment of certificate of incorporation to change its name to Bedding Holdco Incorporated (“Bedding Holdco”). On August 20, 2009, Simmons Holdco, Inc., Holdings’ parent company, also filed a certificate of amendment of certificate of incorporation to change its name to Bedding Superholdco Incorporated (“Bedding Superholdco”). All of Simmons Company’s business operations are conducted by Simmons Bedding Company and its direct and indirect subsidiaries (collectively “Simmons Bedding”). Simmons Company, together with its subsidiaries (collectively the “Company” or “Simmons Company”), is one of the largest bedding manufacturers in North America.
Liquidity
As of June 27, 2009, the Company had $67.3 million of cash and cash equivalents and less than $0.1 million of availability to borrow additional amounts from its revolving loan under Simmons Bedding’s senior credit facility. The Company’s outstanding borrowings consisted of Simmons Bedding’s senior credit facility of $529.5 million, Simmons Bedding’s $200.0 million 7.875% senior subordinated notes (“Subordinated Notes”), Simmons Bedding’s other debt of $13.4 million, and Holding’s $257.0 million 10.0% senior discount notes (“Discount Notes”).
Since September 27, 2008, Simmons Bedding has not been in compliance with certain covenants of its $540.0 million senior credit facility. After being unable to obtain a waiver or an amendment from its senior lenders to its senior credit facility, Simmons Bedding entered into an initial and subsequent forbearance agreement with a majority of its senior lenders pursuant to which the senior lenders agreed to refrain from enforcing their respective rights and remedies under the senior credit facility through March 31, 2009, subject to earlier termination in some circumstances. Simmons Bedding entered into amendments to the forbearance agreement on March 25, 2009, May 27, 2009, June 30, 2009, and August 14, 2009 with its senior lenders, whereby the senior lenders extended their forbearance period through May 31, 2009, June 30, 2009, August 14, 2009, and August 31, 2009, respectively.
On January 15, 2009 and July 15, 2009, Simmons Bedding did not make its scheduled interest payments due on its Subordinated Notes resulting in defaults under the indenture governing the Subordinated Notes. On February 14, 2009, the default associated with the failure to pay the interest due on January 15, 2009 matured into an event of default, which gave the holders of the Subordinated Notes the right to declare the full amount of the Subordinated Notes immediately due and payable. On February 4, 2009, Simmons Bedding and a majority of the outstanding Subordinated Notes holders entered into a forbearance agreement, pursuant to which such noteholders agreed to refrain from enforcing their respective rights and remedies under the Subordinated Notes and the related indenture through March 31, 2009. Simmons Bedding entered into amendments to the forbearance agreement on March 25, 2009, May 27, 2009, June 30, 2009, and August 14, 2009 with a majority of the Subordinated Notes holders, whereby such noteholders extended their forbearance period through May 31, 2009, June 30, 2009, August 14, 2009, and August 31, 2009, respectively. Pursuant to the terms of the forbearance agreement, the noteholders party to the forbearance agreement have the obligation to take any actions that are necessary to prevent an acceleration of the payments due under the Subordinated Notes during the forbearance period. Because the noteholders party to the forbearance agreement represents a majority of the Subordinated Notes, they have the power under the indenture to rescind any acceleration of the Subordinated Notes by either the trustee or the minority holders of the Subordinated Notes.

7

As a condition to the forbearance agreement with Simmons Bedding’s senior lenders, the Company initiated a restructuring process in December 2008. A special committee of independent directors was formed by our board of directors on January 23, 2009 to evaluate and oversee proposals for restructuring the Company’s debt obligations, including seeking additional debt or equity capital and evaluating various strategic alternatives, including a possible sale of Simmons Bedding, Bedding Holdco, Holdings, Bedding Superholdco or any of their affiliates or assets. There can be no assurance that the Company will be successful in implementing a restructuring or any other strategic alternatives. If the Company is unable to successfully complete a restructuring, comply with the terms of the forbearance agreements, or extend the forbearance periods as needed to successfully complete a restructuring, Simmons Bedding’s payment obligations under the senior credit facility and the Subordinated Notes may be accelerated. If there is an acceleration of payments or default under the senior credit facility or Subordinated Notes, then Holdings would be in default under its Discount Notes and Bedding Superholdco would be in default under its $300.0 million senior unsecured loan (“Toggle Loan”). The Company would not have the ability to repay any amounts accelerated under its various debt obligations without obtaining additional equity and/or debt financing. An acceleration of payments or default could result in a voluntary filing of bankruptcy by, or the filing of an involuntary petition for bankruptcy against, Simmons Bedding, Bedding Holdco, Holdings, Bedding Superholdco or any of their affiliates. Due to the possibility of such circumstances occurring, the Company is seeking a negotiated restructuring, including a restructuring of its debt obligations and/or sale of Simmons Bedding, Bedding Holdco, Holdings, Bedding Superholdco or any of their affiliates or assets, which could occur pursuant to a pre-packaged, pre-arranged or voluntary bankruptcy filing. Any bankruptcy filing could have a material adverse effect on the Company’s business, financial condition, liquidity and results of operations. The considerations above raise substantial doubt about the Company’s ability to continue as a going concern. The Company has recorded all amounts outstanding under the senior credit facility, Subordinated Notes and Discount Notes as a current liability in the accompanying consolidated balance sheet.
The unamortized debt issuance costs associated with the senior credit facility, Subordinated Notes and Discount Notes were recorded as a current asset in the accompanying consolidated balance sheet (see Note E — Debt, which contains further information regarding the Company’s debt and related forbearance agreements). We continue to amortize the debt issuance costs over the remaining life of the debt using the effective interest method.
In connection with all of the above, the Company incurred restructuring expenses in the quarter and six months ended June 27, 2009 aggregating $6.6 million and $13.9 million, respectively.
Basis of Presentation
These condensed consolidated financial statements of the Company are unaudited, and have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and Rule 10-01 of Regulation S-X for interim financial information. The unaudited condensed consolidated financial statements are presented on the basis that the Company is a going concern. The going concern assumption contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
The accompanying unaudited condensed consolidated financial statements contain all adjustments which, in the opinion of management, are necessary to present fairly the financial position of the Company as of June 27, 2009, and its results of operations and cash flows for the periods presented herein. All adjustments in the periods presented herein are normal and recurring in nature unless otherwise disclosed. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 27, 2008. Operating results for the periods ended June 27, 2009 are not necessarily indicative of future results that may be expected for the fiscal year ending December 26, 2009 or for any future period.
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP includes some amounts that are based upon management estimates and judgments. Future actual results could differ from such current estimates.
B. Inventories
A summary of inventories follows (in thousands):

	June 27,	December 27,
	2009	2008
Raw materials	$18,174	$19,066
Work-in-progress	962	1,009
Finished goods	12,122	11,763

	$31,258	$31,838

8

C. Goodwill
The changes in the carrying amount of goodwill for the six months ended June 27, 2009 are as follows (in thousands):

	Domestic	Canada	Consolidated
Balance as of December 27, 2008	$206,206	$22,119	$228,325
Foreign currency translation adjustment	—	1,140	1,140
Other	(4)	—	(4)

Balance as of June 27, 2009	$206,202	$23,259	$229,461

D. Warranties
The bedding products that the Company currently manufactures generally include non-prorated warranties as follows:
•	conventional innerspring — 10 years;

•	conventional specialty bedding products — 20 to 25 years; and

•	juvenile bedding products — 5 years to lifetime
The Company records the estimated cost of warranty claims when its products are sold. The Company’s new products undergo extensive quality control testing and are generally constructed using similar techniques and materials of our historical products. Therefore, the Company estimates the cost of warranty claims based on historical sales and warranty returns and the current average costs to settle a warranty claim. The Company includes the estimated impact of recoverable salvage value in the calculation of the current average costs to settle a warranty claim.
The following table presents a reconciliation of the Company’s warranty accrual for the periods ended June 27, 2009 and June 28, 2008 (in thousands):

	Quarter Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008
Balance at beginning of period	$4,904	$4,576	$4,763	$4,291
Additional warranties issued	723	895	1,449	1,665
Warranty settlements	(661)	(806)	(1,562)	(1,352)
Accruals related to pre-existing warranties (including change in estimate)	125	79	441	140

Balance at end of period	$5,091	$4,744	$5,091	$4,744

E. Debt
Debt consisted of the following as of June 27, 2009 and December 27, 2008 (in thousands):

	June 27,	December 27,
	2009	2008
Senior credit facility:
Revolving loan	$64,532	$64,532
Tranche D term loan	465,000	465,000

Total senior credit facility	529,532	529,532
7.875% senior subordinated notes due 2014	200,000	200,000
10.0% senior discount notes, due 2014, net of discount of $11,956 and $23,894, respectively	257,044	245,106
Other, principally industrial revenue bonds	13,443	13,550

	1,000,019	988,188
Less current portion	(987,090)	(975,152)

	$12,929	$13,036

9

Senior Credit Facility
The senior credit facility provides for a $75.0 million revolving loan facility and a $465.0 million tranche D term loan facility. The revolving loan under the senior credit facility will expire on the earlier of (a) December 19, 2009 or (b) as revolving credit commitments under the facility terminate. As of June 27, 2009, under the revolving loan facility, the Company had $64.5 million of borrowings and $10.4 million that was reserved for the Company’s reimbursement obligations with respect to outstanding letters of credit. The Company incurs an unused line fee of 0.375% per annum on the unused portion of its revolving loan facility.
The tranche D term loans under the senior credit facility will expire on December 19, 2011. The tranche D term loan has a mandatory principal payment of $113.5 million on March 31, 2011 and quarterly mandatory principal payments of $117.2 million from June 30, 2011 through maturity on December 19, 2011. Depending on Simmons Bedding’s leverage ratio, it may be required to prepay a portion of the tranche D term loan with up to 50% of its excess cash flow (as defined in the senior credit facility) from each fiscal year. The Company was not required to prepay a portion of the tranche D term loan during the first six months of 2009.
The senior credit facility bears interest at the Company’s choice of the Eurodollar Rate or Base Rate (both as defined), plus the applicable interest rate margins. The weighted average interest rate per annum in effect as of June 27, 2009 for the tranche D term loan was 10.5%. The senior credit facility is guaranteed by Bedding Holdco and all of Simmons Bedding’s domestic subsidiaries, and Simmons Bedding has pledged substantially all of its assets to the senior credit facility.
The senior credit facility requires Simmons Bedding to maintain certain financial ratios, including cash interest coverage (adjusted EBITDA to cash interest expense) and total leverage (net debt to adjusted EBITDA) ratios. Adjusted EBITDA (as defined in the senior credit facility) differs from the term “EBITDA” as it is commonly used. In addition to adjusting net income (loss) to exclude interest expense, income taxes, depreciation and amortization, Adjusted EBITDA, as the Company interprets the definition of Adjusted EBITDA from the senior credit facility, also adjusts net income (loss) by excluding items or expenses not typically excluded in the calculation of “EBITDA” such as management fees; other non-cash items reducing consolidated net income (loss); any extraordinary, unusual or non-recurring gains or losses or charges or credits; and any reasonable expenses or charges related to any issuance of securities, investments permitted, permitted acquisitions, recapitalizations, asset sales permitted or indebtedness permitted to be incurred, less other non-cash items increasing consolidated net income (loss), all of the foregoing as determined on a consolidated basis for Simmons Bedding in conformity with GAAP.
The financial covenants are as follows:
1)	A minimum cash interest coverage ratio of no less than 3.00:1.00 from June 27, 2009 through each fiscal quarter ending thereafter.
2)	A maximum leverage ratio of no greater than 4.00:1.00 from June 27, 2009 through each fiscal quarter ending thereafter.

10

For the quarter ended September 27, 2008, Simmons Bedding was not in compliance with the maximum leverage financial covenant and certain other covenants contained in its senior credit facility. In response thereto, Simmons Bedding was unable to negotiate a waiver of such defaults with its senior lenders and entered into the First Forbearance Agreement and Second Amendment to the Second Amended and Restated Credit and Guaranty Agreement (“First Forbearance Agreement”) on November 12, 2008 and the Second Forbearance Agreement and Third Amendment to the Second Amended and Restated Credit and Guaranty Agreement and First Amendment to the Pledge and Security Agreement (the “Second Forbearance Agreement”) on December 10, 2008 with its senior lenders. Based on the terms of the First Forbearance Agreement, the senior lenders agreed to, among other things; forbear from exercising their default-related rights and remedies under the senior credit facility against Simmons Bedding through December 10, 2008, provided that Simmons Bedding satisfied certain conditions. The Second Forbearance Agreement extended the forbearance period through March 31, 2009, subject to earlier termination in some circumstances. Simmons Bedding entered into (i) that certain First Amendment to Second Forbearance Agreement; Fourth Amendment to the Second Amended and Restated Credit and Guaranty Agreement and Second Amendment to the Pledge and Security Agreement (the “First Amendment to the Second Forbearance Agreement”) on March 25, 2009, pursuant to which the senior lenders extended the forbearance period under the Second Forbearance Agreement through May 31, 2009 and, upon satisfaction of certain conditions, July 31, 2009; (ii) that certain Second Amendment to Second Forbearance Agreement; Fifth Amendment to the Second Amended and Restated Credit and Guaranty Agreement and Third Amendment to the Pledge and Security Agreement (the “Second Amendment to the Second Forbearance Agreement”) on May 27, 2009, pursuant to which the senior lenders extended the forbearance period under the Second Forbearance Agreement through June 30, 2009 and, upon satisfaction of certain conditions, July 31, 2009; (iii) that certain Third Amendment to Second Forbearance Agreement; Sixth Amendment to the Second Amended and Restated Credit and Guaranty Agreement (the “Third Amendment to the Second Forbearance Agreement”) on June 30, 2009, pursuant to which the senior lenders extended the forbearance period under the Second Forbearance Agreement through August 14, 2009; and (iv) that certain Fourth Amendment to Second Forbearance Agreement; Seventh Amendment to the Second Amended and Restated Credit and Guaranty Agreement (the “Fourth Amendment to the Second Forbearance Agreement” and, together with the First Amendment to the Second Forbearance Agreement, the Second Amendment to the Second Forbearance Agreement, and the Third Amendment to the Second Forbearance Agreement, the “Amendment to the Second Forbearance Agreement”) on August 14, 2009, pursuant to which the senior lenders extended the forbearance period under the Second Forbearance Agreement through August 31, 2009.
During the forbearance period, the senior lenders will provide no additional loans or financial accommodation to Simmons Bedding except for the issuance, renewal, extension or replacement of letters of credit and revolving loans provided in certain limited circumstances related to the letters of credit as set forth in the forbearance agreements. In addition, Simmons Bedding will not be permitted to, directly or indirectly, incur indebtedness or liens, make investments or restricted junior payments, or consummate any asset sales, except in the ordinary course of business, during the forbearance period.

11

During the forbearance period under the First Forbearance Agreement, the applicable margin on the revolving loans and tranche D term loans increased 2.0% per annum above the rate otherwise applicable. The Second Forbearance Agreement amended the senior credit facility to, among other things:
•	Increase the applicable margin for both the revolving loans and the tranche D term loans to either Base Rate plus 5.285% per annum or Eurodollar Rate plus 6.285% per annum;

•	Establish a floor for the Base Rate and Eurodollar Rate of 4.25% and 3.25%, respectively, per annum at the earlier of the termination of the Second Forbearance Agreement or March 31, 2009;

•	Eliminate the 2% per annum penalty rate applicable to overdue payments of principal and interest; and

•	Make interest payable on the revolving loans and tranche D term loans as of the last business calendar day of each month.
The Second Forbearance Agreement also required Simmons Bedding to enter into deposit account control agreements with respect to all its bank accounts, with certain exceptions. The Second Forbearance Agreement included certain covenants including:
•	Minimum liquidity requirements whereby Simmons Bedding will maintain a daily cash balance of not less than $2.5 million for any two consecutive business days and an average daily cash balance of not less than $7.5 million for any five consecutive business days;

•	Providing a long-term business plan to the senior lenders by January 7, 2009;

•	Commencing a process to solicit new debt and/or equity investment by January 9, 2009;

•	Providing a potential restructuring proposal to the senior lenders by January 26, 2009; and

•	Increased financial reporting requirements.
As of June 27, 2009, the Company was in compliance with the covenant requirements of the Second Forbearance Agreement, as amended.
The First Amendment to the Second Forbearance Agreement amended the senior credit facility to, among other things; increase the applicable margin for both revolving loans and tranche D term loans to Base Rate plus 6.25% per annum or Eurodollar Rate plus 7.25% per annum.
In connection with the First Forbearance Agreement, Simmons Bedding agreed to pay (a) the senior lenders who approved the agreement a forbearance fee equal to 0.125% of the aggregate outstanding amount of such lender’s outstanding debt under the senior credit facility ($0.6 million) and (b) the fees and expenses of the lender’s counsel in connection with the First Forbearance Agreement. In connection with the Second Forbearance Agreement, Simmons Bedding agreed to pay (a) the senior lenders who approved the agreement a forbearance fee equal to 0.5% of the aggregate outstanding amount of such lender’s outstanding debt under the senior credit facility ($2.6 million) and (b) the fees and expenses of the lender’s counsel and financial advisor in connection with the Second Forbearance Agreement. The Company capitalized the lender fees of $3.3 million in 2008 and expensed the third party fees associated with the forbearance agreements as incurred.
In connection with the Third Amendment to the Second Forbearance Agreement, Simmons Bedding agreed to pay the senior lenders who approved the agreement a forbearance fee equal to 0.15% of the aggregate outstanding amount of approving lender’s outstanding debt ($0.7 million), which the Company capitalized for the quarter ending September 26, 2009.
During the forbearance period as extended, Simmons Bedding has met various covenants and other provisions related to continued progress in its restructuring efforts and reporting on the status of the restructuring process.

12

Subordinated Notes
Simmons Bedding’s Subordinated Notes bear interest at the rate of 7.875% per annum, which is payable semi-annually in cash in arrears on January 15 and July 15. The Subordinated Notes mature on January 15, 2014 and are subordinated in right of payment to all existing and future senior indebtedness of Simmons Bedding.
The Subordinated Notes are redeemable at the option of the Company beginning January 15, 2009 at prices decreasing from 103.9% of the principal amount thereof to par on January 15, 2012 and thereafter. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Subordinated Notes.
The indenture for the Subordinated Notes requires Simmons Bedding to comply with certain restrictive covenants, including restrictions on dividends, and limitations on the occurrence of indebtedness, certain payments and distributions, and sales of Simmons Bedding’s assets and stock.
Simmons Bedding did not make scheduled interest payments of $7.9 million due on January 15, 2009 and July 15, 2009 on the Subordinated Notes resulting in defaults under the indenture governing the Subordinated Notes. On February 14, 2009, the default associated with the failure to pay the interest due on January 15, 2009 matured into an event of default, which gave the holders of the Subordinated Notes the right to declare the full amount of the Subordinated Notes immediately due and payable. On February 4, 2009, Simmons Bedding and a majority of the outstanding Subordinated Notes holders approved a Forbearance Agreement to the Indenture (“Subordinated Forbearance Agreement”), pursuant to which such noteholders agreed to refrain from enforcing their respective rights and remedies under the Subordinated Notes and the related indenture through March 31, 2009. In connection with the Subordinated Forbearance Agreement, Simmons Bedding also agreed to pay the fees and expenses of the legal and financial advisors of the committee to the noteholders. Simmons Bedding entered into amendments to the Subordinated Forbearance Agreement on March 25, 2009, May 27, 2009, June 30, 2009, and August 14, 2009, whereby the majority of the outstanding Subordinated Notes holders extended their forbearance period through May 31, 2009, June 30, 2009, August 14, 2009, and August 31, 2009, respectively. Pursuant to the terms of the Subordinated Forbearance Agreement, the noteholders party to the Subordinated Forbearance Agreement have the obligation to take any actions that are necessary to prevent an acceleration of the payments due under the Subordinated Notes during the forbearance period. Because the noteholders parties to the Subordinated Forbearance Agreement represent a majority of the Subordinated Notes, they have the power under the indenture to rescind any acceleration of the Subordinated Notes by either the trustee or the minority holders of the Subordinated Notes. In consideration for their entry into the March 25, 2009 amendment to the Subordinated Forbearance Agreement, the noteholders party to the Subordinated Forbearance Agreement received an amendment fee equal to 0.5% of the aggregate outstanding amount of such holder’s Subordinated Notes ($0.5 million). The Company capitalized the lender fees of $0.5 million in the quarter ended March 28, 2009 and expensed the third party fees associated with the forbearance agreements as incurred.

13

Discount Notes
The Company’s Discount Notes, with an aggregate principal amount at maturity of $269.0 million, bear interest at the rate of 10.0% per annum payable semi-annually in cash in arrears on June 15 and December 15 of each year commencing on June 15, 2010. Prior to December 15, 2009, interest accrues on the Discount Notes in the form of an increase in the accreted value of the Discount Notes. The Company’s ability to make payments on the Discount Notes is dependent on the earnings and distribution of funds from Simmons Bedding to Holdings.
The Discount Notes are redeemable at the Company’s option beginning December 15, 2009 at prices decreasing from 105.0% of the principal amount thereof to par on December 15, 2012 and thereafter. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Discount Notes.
If any of the Discount Notes are outstanding on June 15, 2010, the Company is obligated to redeem for cash a portion of each Discount Note then outstanding in an amount equal to (i) the excess of the aggregate amount of accrued and unpaid interest and original issue discount on the Discount Notes over (ii) the issue price of the Discount Notes multiplied by the yield to maturity of the Discount Notes (the “Mandatory Principal Redemption Amount”) plus a premium equal to 5.0% (one-half of the coupon) of the Mandatory Principal Redemption Amount. No partial redemption or repurchase of the Discount Notes pursuant to any other provision of the indenture will alter the obligation of the Company to make this redemption with respect to any Discount Notes then outstanding. Assuming no redemptions prior to June 15, 2010, the Company would be obligated to make a mandatory principal payment of $90.2 million and an interest and premium payment of $18.0 million on June 15, 2010.
The indenture for the Discount Notes requires Holdings to comply with certain restrictive covenants, including a restriction on dividends; and limitations on the incurrence of indebtedness, certain payments and distributions, and sales of Holdings’ assets and stock. Holdings was in compliance with such covenants as of June 27, 2009.
Debt & Related Unamortized Debt Issue Costs Classification
As a result of the covenant default and the lenders having the right to demand payment within the next twelve months on the senior credit facility, Subordinated Notes and, to the extent the rights under the senior credit facility were accelerated, the Discount Notes, the Company has reclassified these debt obligations from non-current liabilities to current liabilities and the related unamortized debt issue costs from non-current assets to current assets on the accompanying condensed consolidated balance sheets.

14

F. Segment Information
The Company has determined that it has two reportable segments organized by geographic area, Domestic (including Puerto Rico) and Canada. Both segments manufacture, sell and distribute premium branded bedding products to retail customers and institutional users of bedding products, such as the hospitality industry.
The Company evaluates segment performance and allocates resources based on net sales and Adjusted EBITDA. Adjusted EBITDA differs from the term “EBITDA” as it is commonly used. In addition to adjusting net income (loss) to exclude interest expense, income taxes, depreciation and amortization, Adjusted EBITDA also adjusts net income (loss) by excluding items or expenses not typically excluded in the calculation of “EBITDA” such as management fees and unusual or non-recurring items as defined by the Company’s senior credit facility. Management believes the aforementioned approach is the most informative representation of how management evaluates performance. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.
The following tables summarize our segment information for the periods ended June 27, 2009 and June 28, 2008:
Quarter Ended June 27, 2009
(In thousands)

	Domestic	Canada	Eliminations	Totals

Net sales to external customers	$193,249	$24,755	$—	$218,004
Intersegment net sales	2,032	—	(2,032)	—
Adjusted EBITDA	31,544	2,635	(56)	34,123
Depreciation and amortization expense	6,886	1,069	—	7,955
Expenditures for long-lived assets	450	227	—	677
Segment assets	910,793	112,030	(126,853)	895,970

Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(4,914)	$(791)	$(56)	$(5,761)
Depreciation and amortization	6,886	1,069	—	7,955
Income taxes	169	(203)	—	(34)
Interest expense	23,235	1,759	—	24,994
Restructuring charges	6,672	215	—	6,887
Management fees	55	320	—	375
Gain on foreign currency	(773)	(185)	—	(958)
State taxes in lieu of income taxes	70	—	—	70
Product regulatory compliance	428	—	—	428
Other	(284)	451	—	167

Adjusted EBITDA	$31,544	$2,635	$(56)	$34,123

15

Quarter Ended June 28, 2008
(In thousands)

	Domestic	Canada	Eliminations	Totals

Net sales to external customers	$229,112	$38,571	$—	$267,683
Intersegment net sales	143	—	(143)	—
Adjusted EBITDA	28,963	4,372	—	33,335
Depreciation and amortization expense	9,049	1,399	—	10,448
Expenditures for long-lived assets	6,435	907	—	7,342
Segment assets	1,443,340	180,504	(138,338)	1,485,506

Reconciliation of net income to Adjusted EBITDA:
Net income	$75	$1,106	$—	$1,181
Depreciation and amortization	9,049	1,399	—	10,448
Income taxes	1,299	(443)	—	856
Interest expense	15,499	2,091	—	17,590
Transaction expenses including integration costs	84	—	—	84
Restructuring charges	1,464	—	—	1,464
Relocation of facilities	329	116	—	445
Non-recurring professional service fees	12	—	—	12
Management fees	(143)	520	—	377
ERP system implementation costs	603	—	—	603
Gain on foreign currency	(50)	(278)	—	(328)
State taxes in lieu of income taxes	191	—	—	191
Other	551	(139)	—	412

Adjusted EBITDA	$28,963	$4,372	$—	$33,335

16

Six Months Ended June 27, 2009
(In thousands)

	Domestic	Canada	Eliminations	Totals

Net sales to external customers	$393,843	$46,728	$—	$440,571
Intersegment net sales	5,059	—	(5,059)	—
Adjusted EBITDA	66,528	2,930	(56)	69,402
Depreciation and amortization expense	13,851	2,069	—	15,920
Expenditures for long-lived assets	642	227	—	869

Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(6,511)	$(2,415)	$(56)	$(8,982)
Depreciation and amortization	13,851	2,069	—	15,920
Income taxes	993	(1,850)	—	(857)
Interest expense	44,398	3,416	—	47,814
Restructuring charges	14,022	215	—	14,237
Management fees	203	622	—	825
(Gain) loss on foreign currency	(615)	133	—	(482)
State taxes in lieu of income taxes	133	—	—	133
Product regulatory compliance	645	—	—	645
Other	(591)	740	—	149

Adjusted EBITDA	$66,528	$2,930	$(56)	$69,402

17

Six Months Ended June 28, 2008
(In thousands)

	Domestic	Canada	Eliminations	Totals

Net sales to external customers	$474,114	$70,450	$—	$544,564
Intersegment net sales	206	—	(206)	—
Adjusted EBITDA	59,254	7,062	—	66,316
Depreciation and amortization expense	15,930	2,734	—	18,664
Expenditures for long-lived assets	10,848	1,786	—	12,634

Reconciliation of net income to Adjusted EBITDA:
Net income	$3,493	$203	$—	$3,696
Depreciation and amortization	15,930	2,734	—	18,664
Income taxes	3,551	(923)	—	2,628
Interest expense	31,330	4,206	—	35,536
Transaction expenses including integration costs	191	—	—	191
Non-recurring professional service fees	726	—	—	726
Restructuring charges	1,464	—	—	1,464
Relocation of facilities	814	189	—	1,003
Management fees	(178)	1,043	—	865
ERP system implementation costs	1,085	—	—	1,085
(Gain) loss on foreign currency	354	(883)	—	(529)
State taxes in lieu of income taxes	297	—	—	297
Other	197	493	—	690

Adjusted EBITDA	$59,254	$7,062	$—	$66,316

18

G. Restructuring Charges
In June and October 2008, the Company announced workforce reductions in response to the downturn in the economy since the second half of 2007. These workforce reductions were completed in 2008. Associates terminated under these announced workforce reductions were offered certain benefits including severance, outplacement services and health insurance. The Company recognized a pre-tax restructuring charge for severance and benefits of $3.8 million in 2008 ($1.5 million in the quarter and six months ended June 28, 2008) related to these planned workforce reductions, which will be payable through March 2010. The Company will not incur cash payments after March 2010 associated with these workforce reductions.
On August 15, 2008, the Bramalea, Ontario facility’s office and production workers, all members of the Canada Auto Workers Union and its Local 513 (“CAW 513”), ceased work and commenced a strike against the facility. As the strike continued, the Company evaluated its various alternatives, and decided to initiate the actions required to permanently shut down the facility due to the financial impact of the strike and its effect on customers and revenues. The closure of the Bramalea, Ontario facility was announced in September 2008. In connection with the facility closure, CAW 513 filed an unfair labor practice charge against Holdings, Simmons Bedding and Simmons Canada Inc. (“Simmons Canada”), and three former production employees filed a wrongful termination claim against Simmons Canada on behalf of themselves and a class of similarly situated former employees. The unfair labor practice charge was settled and the Ontario Labour Relations Board dismissed the matter in June 2009. The wrongful termination claim was dismissed in July 2009. An estimated settlement amount was recorded as part of the restructuring severance and benefits in 2008 and payment is expected during the third quarter of 2009.
In September 2008, the Company announced and completed the closure of its Mableton, Georgia manufacturing facility. The decision to close the Mableton, Georgia facility resulted from the then current macroeconomic environment and lower manufacturing requirements.
The Company recognized a pre-tax restructuring charge in 2008 related to the closure of the Bramalea, Ontario and Mableton, Georgia facilities of $4.7 million, which consisted of $2.4 million in severance and benefits and $2.3 million in lease facility costs. In addition to the costs recognized in 2008, the Company anticipates incurring certain other exit charges related to the closure of the facilities that will be expensed as incurred. These additional charges include cost principally related to maintaining the unoccupied leased facilities and the relocation of manufacturing equipment. While the estimate of these costs, in total, is not yet final, the Company currently expects that the costs will total approximately $1.4 million to be incurred through the first quarter of 2010. The Company incurred $0.3 million of such exit charges in both the quarter and six months ended June 27, 2009.
In September 2008, Charles R. Eitel resigned as Chairman and Chief Executive Officer of the Company and entered into a written separation agreement with the Company. Mr. Eitel assumed the role of Vice Chairman of the Board of Directors. The Company recorded a restructuring charge in 2008 of $1.7 million related to severance and benefits payable until September 2010 under the separation agreement.
The following table represents the pre-tax restructuring charges related to the above initiatives, including facility closures and organizational changes, recognized during the quarter and six months ended June 28, 2008:

	Quarter	Six Months
	Ended	Ended
	June 28,	June 28,
	2008	2008
Domestic	$1,464	$1,464

Total	$1,464	$1,464

19

The following table reconciles the accrued restructuring charges discussed above for the six months ended June 27, 2009 (in thousands):

	Balance at			Foreign	Balance at
	December 27,		Cash	Currency	June 27,
	2008	Adjustments	Reduction	Translation	2009
Severance and benefit costs	$4,931	$27	$(1,729)	$93	$3,322
Facility lease costs	1,597	—	(890)	46	753

Accrued restructuring charges	$6,528	$27	$(2,619)	$139	$4,075

In addition to the restructuring charges discussed above, the Company incurred legal and professional fees in connection with the Company’s restructuring of $6.6 million and $13.9 million during the quarter and six months ended June 27, 2009, respectively (see Note A — Basis of Presentation, Liquidity and Ability to Continue as a Going Concern).

20

H. Commitments and Contingencies
From time to time, the Company has been involved in various legal proceedings. In November 2008, CAW 513 filed an unfair labor practice charge against Holdings, Simmons Bedding and Simmons Canada and three former production employees filed a wrongful termination claim against Simmons Canada on behalf of themselves and a class of similarly situated former employees (see Note G — Restructuring Charges).
On June 10, 2009, Tempur-Pedic International Inc., Tempur-Pedic Management, Inc. and Tempur-Pedic North America, LLC (collectively “Tempur-Pedic”) filed a lawsuit against certain bedding manufacturers, including Simmons Bedding and its subsidiary, The Simmons Manufacturing Co., LLC (“Simmons Manufacturing”), alleging such companies are violating one of their patents. The lawsuit, which was filed in the U.S. District Court for the Western District of Virginia, outlines patent infringement claims against each of the defendant companies. The Company intends to defend this action and cannot, at this time, reasonably predict the ultimate outcome of the lawsuit. While the Company does not expect that any sums it may have to pay in connection with this or any other legal proceeding would have a materially adverse effect on its consolidated financial position or net cash flows, a future charge for damage awards could have a significant impact on the Company’s net income in the period in which it is recorded.
With the exception of the matters discussed above, the Company believes that all current litigation is routine in nature, incidental to the conduct of its business and not material.
The Company does not guarantee nor have any of our assets pledged as collateral under Bedding Superholdco’s $300 million Toggle Loan. The Toggle Loan is structurally subordinated in right of payment to any of the Company’s existing and future liabilities. Although the Company is not obligated to make cash distributions to service principal and interest on the Toggle Loan, Bedding Superholdco is dependent on the Company’s cash flows to meet the interest and principal payments under the Toggle Loan. The Toggle Loan is not included in the Company’s financial statements. Under the terms of the credit agreement governing the Toggle Loan, Bedding Superholdco may elect to pay future interest in cash or add such interest to the principal amount of the Toggle Loan. However, the Second Forbearance Agreement, as amended, prohibits the Company from making distributions to its parent companies during the forbearance period, except in the ordinary course of business. Accordingly, Bedding Superholdco elected to make its February 2009, August 2009 and February 2010 interest payments on the Toggle Loan by adding such interest to the principal amount of the Toggle Loan. The Toggle Loan matures in February 2012. An acceleration of indebtedness under the senior credit facility, Subordinated Notes or Discount Notes would trigger an event of default under the Toggle Loan.
I. Fair Value of Financial Instruments
The carrying amount of the Company’s financial instruments, consisting of cash and cash equivalents, accounts receivable, accounts payable and certain other liabilities, approximate fair value due to their relatively short maturities.
Under Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”), fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. SFAS 157 also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The hierarchy is broken down into three levels:
Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2 — Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly;
Level 3 — Unobservable inputs for which little or no market activity exists.
The fair value of the Company’s tranche D term loan, Subordinated Notes and Discount Notes is based on Level 2 inputs, based on quotes from dealers, where obtainable, or the value of the most recent trade in the market. The following table compares the carrying values and estimated fair values of the Company’s tranche D term loan, Subordinated Notes and Discount Notes at June 27, 2009 (in millions).

	Carrying	Estimated
	Value	Fair Value
Tranche D term loan	$465.0	$430.1 - $441.8
Subordinated notes	$200.0	$90.0
Discount notes	$257.0	$25.6

21

J. Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”), SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 addresses the measurement of fair value by companies when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS 157 provides a common definition of fair value to be used throughout GAAP, which is intended to make the measurement of fair value more consistent and comparable and improve disclosures about those measures. SFAS 157 clarifies the principal that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The Company adopted SFAS 157 for financial assets and liabilities at the beginning of its fiscal year 2008 and adopted SFAS 157 for nonfinancial assets and liabilities at the beginning of its fiscal year 2009. The adoption of SFAS 157 did not have a material impact on the Company’s consolidated financial position and results of operations. The Company is still assessing the impact that SFAS 157 will have on its goodwill and intangible asset impairment testing, which is performed annually during the Company’s fiscal fourth quarter unless a triggering event indicates that such test should be performed earlier in the year.
In December 2007, the FASB issued SFAS 141 (Revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R replaces FASB Statement No. 141, Accounting for Business Combinations. SFAS 141R requires that the acquisition method of accounting be used in all business combinations and for an acquirer to be identified for each business combination. SFAS 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. It requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquire at the acquisition date, measured at their fair values as of that date. SFAS 141R is effective for the Company and business combinations for which the acquisition date is on or after the beginning of fiscal year 2009. The impact on the Company of adopting SFAS 141R will depend on the nature, terms and size of the business combinations completed after the effective date.
In December 2008, the FASB issued FSP FAS 132(R)-1, Employers Disclosures about Postretirement Benefit Plan Assets (“FSP 132(R)-1”). This FSP amends FASB Statement No. 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. FAS 132(R)-1 provides guidance on an employer’s disclosure about plan assets of a defined benefit pension or other postretirement plans. This standard is effective for fiscal years ending after December 15, 2009. The Company is assessing the impact of this guidance on the Company’s consolidated financial statements.
In April 2009, the FASB issued FSP FAS 107-1 and ABP 28-1, Interim Disclosure about Fair Value of Financial Instruments (“FSP 107-1 and ABP 28-1”). This FSP amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. This FSP is effective for interim reporting periods ending after June 15, 2009. This FSP was adopted by the Company for the quarter ended June 27, 2009 and the Company’s disclosures have been properly adjusted to reflect the adoption of this statement.
In May 2009, the FASB issued SFAS 165, Subsequent Events (“SFAS 165”). SFAS 165 establishes principles and requirements for subsequent events. The statement details the period after the balance sheet date during which the Company should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which the Company should recognize events or transactions occurring after the balance sheet date in its financial statements and the required disclosures for such events. This statement is effective for interim or annual reporting periods ending after June 15, 2009. This statement was adopted by the Company for the quarter ended June 27, 2009 and the Company’s disclosures have been properly adjusted to reflect the adoption of this statement.
In June 2009, the FASB issued SFAS 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“SFAS 168). SFAS 168 amends SFAS 162, Fair Value Accounting — An Overview of FASB Statements 157 and 159. SFAS 168 confirms the FASB Accounting Standards Codification (Codification) will become the single official source of authoritative US GAAP (other than guidance issued by the Securities and Exchange Commission), superseding existing FASB, American Institute of Certified Public Accountants (AICPA), Emerging Issues Task Force (EITF), and related literature. Therefore, only one level of authoritative US GAAP will exist. The Codification does not change US GAAP; it introduces a new structure that is organized in an easily accessible online research system. The Codification becomes effective for interim and annual periods ending on or after September 15, 2009.
In June 2009, the FAS issued FSP FAS 157-4, Determining Fair Value when the Volume and Level of Activity have significantly decreased and Identifying Transaction that are not Orderly (“FSP 157-4”). FSP 157-4 provides additional guidance to highlight and expands on the factors that should be considered in estimating fair value when there has been a significant decrease in market activity for a financial asset. The FSP is effective for periods ending after June 15, 2009. This FSP was adopted by the Company for the quarter ended June 27, 2009 and had no impact on the Company’s consolidated financial statements.

22

Simmons Company and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
K. Subsequent Events
In November 2008, CAW 513 filed an unfair labor practice charge against Holdings, Simmons Bedding and Simmons Canada and three former production employees filed a wrongful termination claim against Simmons Canada on behalf of themselves and a class of similarly situated former employees.  In July 2009, the wrongful termination claim was dismissed (See Note G – Restructuring Charges).
On August 14, 2009, Simmons Bedding amended its forbearance agreements with the majority of its senior lenders and noteholders to extend the forbearance period through August 31, 2009.
On August 18, 2009, Simmons Bedding amended its Amended and Restated Certificate of Incorporation to provide for three classes of directors, as nearly equal in number as possible.  The current members of the Board of Directors of Simmons Bedding will be divided into three classes.  The term of office of the first class of directors will expire in 2009, the term of office of the second class of directors will expire in 2010 and the term of the third class of directors will expire in 2011.
On August 20, 2009, THL-SC Bedding Company filed a certificate of amendment of certificate of incorporation to change its name to Bedding Holdco Incorporated.  On August 20, 2009, Simmons Holdco, Inc., Holdings’ parent company, also filed a certificate of amendment of certificate of incorporation to change its name to Bedding Superholdco Incorporated.
The Company evaluated all subsequent event activity through August 21, 2009 (the issue date of this Quarterly Report on Form 10-Q) and concluded that no additional subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to the financial statements.
L. Guarantor / Non-Guarantor Statements
Simmons Bedding’s 7.875% senior subordinated notes due 2014 are fully and unconditionally guaranteed, on a joint and several basis, and on an unsecured, senior subordinated basis by Holdings and Bedding Holdco (the “Parent Guarantors”) and all of Simmons Bedding’s active domestic subsidiaries (the “Subsidiary Guarantors”).  All of the Subsidiary Guarantors are 100% owned by Simmons Bedding.  None of Simmons Bedding’s direct or indirect subsidiaries located in U.S. territories or outside of the U.S. guarantee the 7.875% senior subordinated notes due 2014 (the “Non-Guarantor Subsidiaries”).  The Supplemental Consolidating Condensed Financial Statements provide additional guarantor/non-guarantor information.

23

Supplemental Consolidating Condensed Statements of Operations
For the Quarter Ended June 28, 2008
(In thousands)

		Issuer and Guarantors
		Simmons		Non-
	Parent	Bedding	Guarantor	Guarantor
	Guarantors	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net sales	$—	$(24,569)	$251,681	$40,714	$(143)	$267,683
Cost of products sold	—	809	135,593	30,214	(143)	166,473

Gross profit	—	(25,378)	116,088	10,500	—	101,210

Operating expenses:
Selling, general and administrative expenses	—	52,921	22,489	7,149	—	82,559
Amortization of intangibles	—	738	600	249	—	1,587
Intercompany fees	—	(77,884)	77,348	536	—	—
Licensing revenues	—	(381)	(1,891)	(188)	—	(2,460)

	—	(24,606)	98,546	7,746	—	81,686

Operating income	—	(772)	17,542	2,754	—	19,524
Interest expense	5,693	9,592	193	2,112	—	17,590
Interest income	—	(9)	(9)	(85)	—	(103)
Income from subsidiaries	5,454	14,145	—	—	(19,599)	—

Income before income taxes	(239)	3,790	17,358	727	(19,599)	2,037
Income tax expense (benefit)	(1,420)	(1,664)	4,382	(442)	—	856

Net income	$1,181	$5,454	$12,976	$1,169	$(19,599)	$1,181

24

Simmons Company and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
Supplemental Consolidating Condensed Statements of Operations
For the Six Months Ended June 27, 2009
(In thousands)

		Issuer and Guarantors
		Simmons		Non-
	Parent	Bedding	Guarantor	Guarantor
	Guarantors	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net sales	$—	$(39,908)	$435,039	$50,499	$(5,059)	$440,571
Cost of products sold	—	828	218,154	37,411	(5,003)	251,390

Gross profit	—	(40,736)	216,885	13,088	(56)	189,181

Operating expenses:
Selling, general and administrative expenses	—	103,994	35,888	12,157	—	152,039
Amortization of intangibles	—	1,477	1,200	417	—	3,094
Intercompany fees	—	(148,750)	147,163	1,587	—	—
Licensing revenues	—	(550)	(3,013)	(312)	—	(3,875)

	—	(43,829)	181,238	13,849	—	151,258

Operating income (loss)	—	3,093	35,647	(761)	(56)	37,923
Interest expense	12,144	31,859	378	3,433	—	47,814
Interest income	—	(21)	(2)	(29)	—	(52)
Income from subsidiaries	3,162	31,086	—	—	(34,248)	—

Income before income taxes	(8,982)	2,341	35,271	(4,165)	(34,304)	(9,839)
Income tax expense (benefit)	—	(821)	1,789	(1,825)	—	(857)

Net income (loss)	$(8,982)	$3,162	$33,482	$(2,340)	$(34,304)	$(8,982)

25

Simmons Company and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
Supplemental Consolidating Condensed Statements of Operations
For the Six Months Ended June 28, 2008
(In thousands)

		Issuer and Guarantors
		Simmons		Non-
	Parent	Bedding	Guarantor	Guarantor
	Guarantors	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net sales	$—	$(46,721)	$516,962	$74,529	$(206)	$544,564
Cost of products sold	—	1,611	277,510	54,765	(206)	333,680

Gross profit	—	(48,332)	239,452	19,764	—	210,884

Operating expenses:
Selling, general and administrative expenses	—	111,745	44,902	14,463	—	171,110
Amortization of intangibles	—	1,477	1,200	499	—	3,176
Intercompany fees	—	(161,882)	160,048	1,834	—	—
Licensing revenues	—	(782)	(3,824)	(422)	—	(5,028)

	—	(49,442)	202,326	16,374	—	169,258

Operating income	—	1,110	37,126	3,390	—	41,626
Interest expense	11,336	19,522	435	4,243	—	35,536
Interest income	—	(16)	(41)	(177)	—	(234)
Income from subsidiaries	11,749	27,817	—	—	(39,566)	—

Income before income taxes	413	9,421	36,732	(676)	(39,566)	6,324
Income tax expense (benefit)	(3,283)	(2,328)	9,163	(924)	—	2,628

Net income	$3,696	$11,749	$27,569	$248	$(39,566)	$3,696

26

Simmons Company and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
Supplemental Consolidating Condensed Balance Sheets
As of June 27, 2009
(In thousands)

		Issuer and Guarantors
		Simmons		Non-
	Parent	Bedding	Subsidiary	Guarantor
	Guarantors	Company	Guarantors	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$—	$53,032	$6,715	$7,594	$—	$67,341
Accounts receivable	—	—	79,680	21,930	(811)	100,799
Inventories	—	37	25,166	6,111	(56)	31,258
Other	2,440	25,280	2,999	2,138	—	32,857

Total current assets	2,440	78,349	114,560	37,773	(867)	232,255

Property, plant and equipment, net	—	21,027	41,082	17,753	—	79,862
Goodwill and other intangibles, net	—	66,903	438,133	63,787	—	568,823
Other assets	34,739	98,049	475	1,909	(120,142)	15,030
Net investment in and advances to (from) affiliates	(147,588)	420,497	12,245	(2,487)	(282,667)	—

Total assets	$(110,409)	$684,825	$606,495	$118,735	$(403,676)	$895,970

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$257,044	$729,532	$300	$214	$—	$987,090
Accounts payable and accrued liabilities	129	62,248	51,053	27,000	(12,514)	127,916

Total current liabilities	257,173	791,780	51,353	27,214	(12,514)	1,115,006

Long-term debt	—	—	12,200	74,441	(73,712)	12,929
Deferred income taxes	—	38,220	90,349	3,292	(34,726)	97,135
Other non-current liabilities	—	25,540	8,106	4,836	—	38,482

Total liabilities	257,173	855,540	162,008	109,783	(120,952)	1,263,552

Stockholder’s equity (deficit)	(367,582)	(170,715)	444,487	8,952	(282,724)	(367,582)

Total liabilities and stockholder’s equity (deficit)	$(110,409)	$684,825	$606,495	$118,735	$(403,676)	$895,970

27

Simmons Company and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
Supplemental Consolidating Condensed Balance Sheets
As of December 27, 2008
(In thousands)

		Issuer and Guarantors
		Simmons		Non-
	Parent	Bedding	Subsidiary	Guarantor
	Guarantors	Company	Guarantors	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$—	$46,255	$2,337	$6,338	$—	$54,930
Accounts receivable	—	—	75,634	21,904	(1,606)	95,932
Inventories	—	37	27,414	4,387	—	31,838
Other	2,602	17,086	12,505	2,593	—	34,786

Total current assets	2,602	63,378	117,890	35,222	(1,606)	217,486

Property, plant and equipment, net	—	23,335	44,429	18,728	—	86,492
Goodwill and other intangibles, net	—	68,381	439,337	61,078	—	568,796
Other assets	34,736	100,000	512	8,758	(125,983)	18,023
Net investment in and advances to (from) affiliates	(154,430)	434,362	299,351	(1,797)	(577,486)	—

Total assets	$(117,092)	$689,456	$901,519	$121,989	$(705,075)	$890,797

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$245,106	$729,533	$300	$213	$—	$975,152
Accounts payable and accrued liabilities	129	55,714	58,212	30,172	(16,166)	128,061

Total current liabilities	245,235	785,247	58,512	30,385	(16,166)	1,103,213

Long-term debt	—	6,598	12,200	70,935	(76,697)	13,036
Deferred income taxes	—	39,930	88,782	4,775	(34,726)	98,761
Other non-current liabilities	—	25,113	8,319	4,682	—	38,114

Total liabilities	245,235	856,888	167,813	110,777	(127,589)	1,253,124

Stockholder’s equity (deficit)	(362,327)	(167,432)	733,706	11,212	(577,486)	(362,327)

Total liabilities and stockholder’s equity (deficit)	$(117,092)	$689,456	$901,519	$121,989	$(705,075)	$890,797

28

Simmons Company and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
Supplemental Consolidating Condensed Statements of Cash Flows
For the Six Months Ended June 27, 2009
(In thousands)

		Issuer and Guarantor
		Simmons		Non-
	Parent	Bedding	Guarantor	Guarantor
	Guarantors	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net cash provided by (used in) operating activities	$(45)	$(30,759)	$43,906	$580	$—	$13,682

Cash flows from investing activities:
Purchase of property, plant and equipment, net	—	(329)	(313)	(227)	—	(869)

Net cash used in investing activities	—	(329)	(313)	(227)	—	(869)
Cash flows from financing activities:
Receipts from (distribution to) affiliates	120	38,406	(39,215)	689	—	—
Financing fees	—	(541)	—	—	—	(541)
Dividend to Bedding Superholdco	(75)	—	—	—	—	(75)
Repayment of long-term obligations	—	—	—	(107)	—	(107)

Net cash provided by (used in) financing activities	45	37,865	(39,215)	582	—	(723)
Net effect of exchange rate changes	—		—	321	—	321

Change in cash and cash equivalents	—	6,777	4,378	1,256	—	12,411
Cash and cash equivalents:
Beginning of period	—	46,255	2,337	6,338	—	54,930

End of period	$—	$53,032	$6,715	$7,594	$—	$67,341

29

Simmons Company and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
Supplemental Consolidating Condensed Statements of Cash Flows
For the Six Months Ended June 28, 2008
(In thousands)

		Issuer and Guarantors
		Simmons		Non-
	Parent	Bedding	Guarantor	Guarantor
	Guarantors	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net cash provided by (used in) operating activities	$(3)	$(33,425)	$31,877	$5,291	$—	$3,740

Cash flows from investing activities:
Purchase of property, plant and equipment, net	—	(3,820)	(7,012)	(1,802)	—	(12,634)

Net cash used in investing activities	—	(3,820)	(7,012)	(1,802)	—	(12,634)
Cash flows from financing activities:
Dividends to Bedding Superholdco	(16,519)	—	—	—	—	(16,519)
Borrowings on revolving loan	—	24,000	—	—	—	24,000
Repayment of long-term obligations	—	—	—	(285)	—	(285)
Receipt from (distribution to) affiliates	16,522	8,926	(25,378)	(70)	—	—

Net cash provided by (used in) financing activities	3	32,926	(25,378)	(355)	—	7,196

Net effect of exchange rate changes	—	—	—	(526)	—	(526)

Change in cash and cash equivalents	—	(4,319)	(513)	2,608	—	(2,224)
Cash and cash equivalents:
Beginning of period	—	8,241	4,087	15,192	—	27,520

End of period	$—	$3,922	$3,574	$17,800	$—	$25,296

30

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our audited consolidated financial statements as of December 27, 2008, including related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our Annual Report on Form 10-K for the year ended December 27, 2008, and the unaudited interim financial statements included elsewhere in this report.
Business Overview
We are one of the world’s largest mattress manufacturers, manufacturing and marketing a broad range of products under our well-recognized brand names. We have two reportable segments organized by geographic area, Domestic (U.S. including Puerto Rico) and Canada. In 2008, we derived approximately 88% of our net sales from our Domestic segment.
Since September 27, 2008, Simmons Bedding has not been in compliance with certain covenants of its $540.0 million senior credit facility. After being unable to obtain a waiver or an amendment from its senior lenders to its senior credit facility, Simmons Bedding entered into an initial and subsequent forbearance agreement with a majority of its senior lenders pursuant to which the senior lenders agreed to refrain from enforcing their respective rights and remedies under the senior credit facility through March 31, 2009, subject to earlier termination in some circumstances. Simmons Bedding entered into amendments to the forbearance agreement with its senior lenders on March 25, 2009, May 27, 2009, June 30, 2009, and August 14, 2009, whereby the senior lenders extended their forbearance period through May 31, 2009, June 30, 2009, August 14, 2009, and August 31, 2009, respectively.
On January 15, 2009 and July 15, 2009, Simmons Bedding did not make its scheduled interest payments due on its Subordinated Notes resulting in defaults under the indenture governing the Subordinated Notes. On February 14, 2009, the default associated with the failure to pay the interest due on January 15, 2009 matured into an event of default, which gave the holders of the Subordinated Notes the right to declare the full amount of the Subordinated Notes immediately due and payable. On February 4, 2009, Simmons Bedding and a majority of the outstanding Subordinated Notes holders entered into a forbearance agreement, pursuant to which such noteholders agreed to refrain from enforcing their respective rights and remedies under the Subordinated Notes and the related indenture through March 31, 2009. Simmons Bedding entered into amendments to the forbearance agreement with a majority of the Subordinated Notes holders on March 25, 2009, May 27, 2009, June 30, 2009, and August 14, 2009, whereby such noteholders extended their forbearance period through May 31, 2009, June 30, 2009, August 14, 2009, and August 31, 2009, respectively. Pursuant to the terms of the forbearance agreement, the noteholders party to the forbearance agreement have the obligation to take any actions that are necessary to prevent an acceleration of the payments due under the Subordinated Notes during the forbearance period. Because the noteholders party to the forbearance agreement represents a majority of the Subordinated Notes, they have the power under the indenture to rescind any acceleration of the Subordinated Notes by either the trustee or the minority holders of the Subordinated Notes.
As a condition to the forbearance agreement with Simmons Bedding’s senior lenders, the Company initiated a restructuring process in December 2008. A special committee of independent directors was formed by our board of directors on January 23, 2009 to evaluate and oversee proposals for restructuring the Company’s debt obligations, including seeking additional debt or equity capital and evaluating various strategic alternatives, including a possible sale of Simmons Bedding, Bedding Holdco, Holdings, Bedding Superholdco or any of our affiliates or assets. There can be no assurance that the Company will be successful in implementing a restructuring or any other strategic alternatives. If the Company is unable to successfully complete a restructuring, comply with the terms of the forbearance agreements, or extend the forbearance periods as needed to successfully complete a restructuring, Simmons Bedding’s payment obligations under the senior credit facility and the Subordinated Notes may be accelerated. If there is an acceleration of payments or default under the senior credit facility or Subordinated Notes, then Holdings would be in default under its Discount Notes and Bedding Superholdco would be in default under its $300.0 million senior unsecured loan Toggle Loan. The Company would not have the ability to repay any amounts accelerated under its various debt obligations without obtaining additional equity and/or debt financing. An acceleration of payments or default could result in a voluntary filing of bankruptcy by, or the filing of an involuntary petition for bankruptcy against, Simmons Bedding, Bedding Holdco, Holdings, Bedding Superholdco or any of their affiliates. Due to the possibility of such circumstances occurring, the Company is seeking a negotiated restructuring, including a restructuring of its debt obligations and/or sale of Simmons Bedding, Bedding Holdco, Holdings, Bedding Superholdco or any of their affiliates or assets, which could occur pursuant to a pre-packaged, pre-arranged or voluntary bankruptcy filing. Any bankruptcy filing could have a material adverse effect on the Company’s business, financial condition, liquidity and results of operations. The considerations above raise substantial doubt about the Company’s ability to continue as a going concern. For further information regarding our debt covenant violations and related forbearance agreements, please see Part II, Item 1A “Risk Factors — Risks Related to Our Liquidity” and Part I, Item 2 “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Liquidity and Capital Resources.”

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Results of Operations
The following table sets forth historical consolidated financial information as a percent of net sales:

	Quarter Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of products sold	56.8%	62.2%	57.1%	61.3%

Gross margin	43.2%	37.8%	42.9%	38.7%

Operating expenses:
Selling, general and administrative expenses	31.4%	30.3%	31.3%	31.2%
Restructuring charges	3.2%	0.5%	3.2%	0.3%
Amortization of intangibles	0.7%	0.6%	0.7%	0.6%
Licensing revenues	-0.8%	-0.9%	-0.9%	-0.9%

	34.5%	30.5%	34.3%	31.1%

Operating income	8.8%	7.3%	8.6%	7.6%

Interest expense	11.5%	6.6%	10.9%	6.5%
Interest income	0.0%	0.0%	0.0%	0.0%

Income (loss) before income taxes	-2.7%	0.8%	-2.2%	1.2%
Income tax expense (benefit)	0.0%	0.3%	-0.2%	0.5%

Net income (loss)	-2.6%	0.4%	-2.0%	0.7%

Quarter Ended June 27, 2009 as Compared to the Quarter Ended June 28, 2008
Net Sales. Our consolidated net sales decreased $49.7 million, or 18.6%, to $218.0 million for the quarter ended June 27, 2009 compared to $267.7 million for the quarter ended June 28, 2008 principally due to a decline in our Domestic segment net sales. Our Domestic segment net sales decreased $34.0 million, or 14.8%, to $195.3 million (includes $2.0 million of inter-segment net sales) for the quarter ended June 27, 2009 compared to $229.3 million (includes $0.1 million in inter-segment net sales) during the same period of 2008. Our Domestic segment net sales decreased for the quarter ended June 27, 2009 primarily as a result of a decrease in our conventional bedding unit volume of 15.5%, or approximately $33.4 million, and our average unit selling price (“AUSP”) of 0.9%, or approximately $1.7 million, compared to the same period of 2008. We attribute our conventional bedding unit volume decline principally to the weak U.S. macroeconomic environment resulting in consumers delaying or foregoing their purchases of mattresses. Our conventional bedding AUSP decreased principally due to a shift in our product sales mix.
Our Canada segment net sales decreased $13.8 million to $24.8 million for the quarter ended June 27, 2009 compared to $38.6 million for the quarter ended June 28, 2008. In local currency, our Canada segment net sales decreased for the quarter ended June 27, 2009 by 26.4% compared to the same period of 2008 due to a decline in conventional bedding unit volume of 28.9%, which was partially offset by an increase in conventional bedding AUSP of 3.5%. Our Canada segment unit volume decreased principally due to a weak retail environment in Canada and production issues following the closure of our Bramalea, Ontario facility in September 2008 resulting in less customer promotional activity during the second quarter of 2009 compared to the same period of 2008. Our Canada segment AUSP increased principally due to price increases implemented in the third quarter of 2008, the introduction of a new 2009 product line, and a shift in sales mix to higher priced products.

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Gross Profit. Our consolidated gross profit decreased $6.9 million to $94.3 million (43.2% of consolidated net sales) for the quarter ended June 27, 2009 compared to $101.2 million (37.8% of consolidated net sales) for the quarter ended June 28, 2008. Our Domestic segment gross profit decreased $4.3 million to $87.1 million (44.6% of Domestic segment net sales) for the quarter ended June 27, 2009 compared to $91.4 million (39.9% of Domestic segment net sales) for the quarter ended June 28, 2008. Our Domestic segment gross margin increased 4.7 percentage points for the second quarter of 2009 compared to the same period of 2008 principally due to a decrease in our conventional bedding material costs per unit of 10.9% and our conventional bedding manufacturing cost per unit of 4.7%. Our material cost per unit decreased primarily due to deflation in the costs of raw materials, particularly in the price of foam, steel and lumber. Our manufacturing cost per unit decreased principally due to our operating one less manufacturing facility due to the closure of our Mableton, Georgia facility in September 2008 and on-going labor and overhead cost containment initiatives, partially offset by fixed manufacturing costs being absorbed by fewer units.
Our Canada segment gross profit decreased $2.5 million to $7.3 million (29.4% of Canada segment net sales) for the quarter ended June 27, 2009 compared to $9.8 million (25.5% of Canada segment net sales) for the quarter ended June 28, 2008. Our Canada segment gross margin increased 3.9 percentage points due primarily to (i) reduced plant overhead as a result of the closure of our Bramalea, Ontario facility in September 2008; (ii) deflation in material costs; and (iii) a change in our sales mix.
Selling, General and Administrative Expenses (“SG&A”). Our consolidated SG&A decreased $12.7 million for the quarter ended June 27, 2009 to $68.4 million (31.4% of consolidated net sales) compared to $81.1 million (30.3% of consolidated net sales) for the quarter ended June 28, 2008. Our Domestic segment SG&A decreased $11.5 million to $62.9 million (32.3% of Domestic segment net sales) for the quarter ended June 27, 2009 from $74.4 million (32.4% of Domestic segment net sales) for the quarter ended June 28, 2008. Our Domestic segment SG&A decreased principally due to (i) lower volume variable selling and distribution expenses of $7.4 million due principally to lower sales volumes; (ii) lower salaries and fringe benefits of $4.7 million principally due to our July and November 2008 reductions in workforce; and (iii) lower fixed selling and brand development expenses of $1.8 million principally due to the timing of floor sample shipments and cost savings initiatives. Partially offsetting these decreases for the quarter ended June 27, 2009 compared to the same period of 2008, we incurred incremental bonus expense of $3.1 million as a result of our financial performance exceeding our budget and additional bad debt expense of $1.0 million.
Our Canada segment SG&A decreased $1.1 million to $5.6 million (22.5% of Canada segment net sales) for the quarter ended June 27, 2009 from $6.7 million (17.4% of Canada segment net sales) for the quarter ended June 28, 2008. Our Canada segment SG&A decreased principally due to lower volume variable selling expenses and cost savings initiatives.
Restructuring Charges. For the quarter ended June 27, 2009, restructuring costs increased $5.4 million to $6.9 million compared to $1.5 million for the quarter ended June 28, 2008. For the quarter ended June 27, 2009, restructuring costs consisted of legal and professional fees associated with our financial restructuring efforts of $6.6 million and exit costs associated with the closure of our Bramalea, Ontario and Mableton, Georgia manufacturing facilities in September 2008 of $0.3 million. For the quarter ended June 28, 2008, restructuring costs consisted of $1.5 million related to severance and benefits costs associated with the workforce reduction announced in June 2008.
Amortization of Intangibles. For the quarter ended June 27, 2009, amortization of intangibles decreased less than $0.1 million to $1.6 million compared the quarter ended June 28, 2008.
Interest Expense. For the quarter ended June 27, 2009, interest expense increased $7.4 million to $25.0 million from $17.6 million for the quarter ended June 28, 2008. The increased interest expense for the quarter ended June 27, 2009 was primarily due to higher (i) base rates on our senior credit facility as a result of increased interest rate margins related to our senior lender forbearance agreement and (ii) average outstanding borrowings during the period. Our non-cash interest expense, which includes accretion of our Discount Notes and the amortization of deferred financing fees, increased $0.6 million to $6.8 million for the quarter ended June 27, 2009 compared to $6.1 million for the quarter ended June 28, 2008.
Income Taxes: The effective income tax rate for the quarter ended June 27, 2009 of 0.6% was lower than the 42.0% tax rate for the same quarter of the prior year, principally due to the effect of valuation allowances applied against net operating losses in the second quarter of 2009 that resulted in the non-recognition of tax benefits in the U.S. tax jurisdiction.

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Six Months Ended June 27, 2009 as Compared to the Six Months Ended June 28, 2008
Net Sales. Our consolidated net sales decreased $104.0 million, or 19.1%, to $440.6 million for the six months ended June 27, 2009 compared to $544.6 million for the six months ended June 28, 2008 principally due to a decline in our Domestic segment net sales. Our Domestic segment net sales decreased $75.4 million, or 15.9%, to $398.9 million (includes $5.1 million of inter-segment net sales) for the six months ended June 27, 2009 compared to $474.3 million (includes $0.2 million in inter-segment net sales) during the same period of 2008. Our Domestic segment net sales decreased for the six months ended June 27, 2009 primarily as a result of a decrease in our conventional bedding unit volume of 16.9%, or approximately $76.4 million. We attribute our conventional bedding unit volume decline principally to the weak U.S. macroeconomic environment resulting in consumers delaying or foregoing their purchases of mattresses. Our conventional bedding AUSP remained unchanged for the six months ended June 27, 2009 compared to the six months ended June 28, 2008.
Our Canada segment net sales decreased $23.7 million to $46.7 million for the six months ended June 27, 2009 compared to $70.5 million for the six months ended June 28, 2008. In local currency, our Canada segment net sales decreased for the six months ended June 27, 2009 by 20.9% compared to the same period of 2008 due to a decline in conventional bedding unit volume of 22.1%, which was partially offset by an increase in our conventional bedding AUSP of 1.2%. Our Canada segment unit volume decreased principally due to a weak retail environment in Canada and production issues following the closure of our Bramalea, Ontario facility in September 2008 resulting in less customer promotional activity during the first six months of 2009 compared to the same period of 2008. Our Canada segment AUSP increased principally due to a price increase implemented in the third quarter of 2008, the introduction of the new 2009 product line, and a shift in sales mix to higher priced products.

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Gross Profit. Our consolidated gross profit decreased $21.7 million to $189.2 million (42.9% of consolidated net sales) for the six months ended June 27, 2009 compared to $210.9 million (38.7% of consolidated net sales) for the six months ended June 28, 2008. Our Domestic segment gross profit decreased $15.2 million to $177.2 million (44.4% of Domestic segment net sales) for the six months ended June 27, 2009 compared to $192.4 million (40.6% of Domestic segment net sales) for the six months ended June 28, 2008. Our Domestic segment gross margin increased 3.8 percentage points for the first six months of 2009 compared to the same period of 2008 principally due to a decrease in our conventional bedding material cost per unit of 8.6% and our conventional bedding manufacturing cost per unit of 0.3%. Our material cost per unit decreased primarily due to deflation in the costs of raw materials, particularly in the price of foam, steel and lumber. Our manufacturing cost per unit decreased principally due to our operating one less manufacturing facility due to the closure of our Mableton, Georgia facility in September 2008 and on-going labor and overhead cost containment initiatives, partially offset by fixed manufacturing costs being absorbed by fewer units.
Our Canada segment gross profit decreased $6.4 million to $12.0 million (25.7% of Canada segment net sales) for the six months ended June 27, 2009 compared to $18.5 million (26.2% of Canada segment net sales) for the six months ended June 28, 2008. Our Canada segment gross margin decreased 0.5 percentage points due primarily to (i) the purchasing of more products from the Domestic segment, which is more costly than to manufacture in Canada, following the closure of our Bramalea, Ontario facility in September 2008 and (ii) inflation in material costs.
Selling, General and Administrative Expenses (“SG&A”). Our consolidated SG&A decreased $31.8 million for the six months ended June 27, 2009 to $137.8 million (31.3% of consolidated net sales) compared to $169.6 million (31.2% of consolidated net sales) for the six months ended June 28, 2008. Our Domestic segment SG&A decreased $29.5 million to $126.5 million (31.8% of Domestic segment net sales) for the six months ended June 27, 2009 from $156.1 million (32.9% of Domestic segment net sales) for the six months ended June 28, 2008. Our Domestic segment SG&A decreased principally due to (i) lower volume variable selling and distribution expenses of $16.0 million due principally to lower sales volumes; (ii) lower salaries and fringe benefits of $8.1 million principally due to our July and November 2008 reductions in workforce; and (iii) lower fixed selling and brand development expenses of $7.3 million principally due to the timing of floor sample shipments and cost savings initiatives. Partially offsetting these decreases for the six months ended June 27, 2009 compared to the same period of 2008 we incurred incremental bonus expense of $5.8 million as a result of our financial performance exceeding our budget and additional bad debt expense of $1.3 million.
Our Canada segment SG&A decreased $2.3 million to $11.3 million (24.1% of Canada segment net sales) for the six months ended June 27, 2009 from $13.6 million (19.3% of Canada segment net sales) for the six months ended June 28, 2008. Our Canada segment SG&A decreased principally due to lower volume variable selling expenses and cost savings initiatives.
Restructuring Charges. For the six months ended June 27, 2009, restructuring costs increased $12.8 million to $14.2 million compared to $1.5 million for the six months ended June 28, 2008. For the six months ended June 27, 2009, restructuring costs consisted of legal and professional fees associated with our financial restructuring efforts $13.9 million and exit costs associated with the closure of our Bramalea, Ontario and Mableton, Georgia manufacturing facilities in September 2008 of $0.3 million. For the six months ended June 28, 2008, restructuring costs consisted of severance and benefits costs associated with the workforce reduction announced in June 2008.
Amortization of Intangibles. For the six months ended June 27, 2009, amortization of intangibles decreased $0.1 million to $3.1 million compared to $3.2 million for the six months ended June 28, 2008.
Interest Expense. For the six months ended June 27, 2009, interest expense increased $12.3 million to $47.8 million from $35.5 million for the six months ended June 28, 2008. The increased interest expense for the six months ended June 27, 2009 was primarily due to higher (i) base rates on our senior credit facility as a result of increased interest rate margins related to our senior lender forbearance agreements and (ii) average outstanding borrowings during the period. Our non-cash interest expense, which includes accretion of our Discount Notes and the amortization of deferred financing fees, increased $1.6 million to $13.8 million for the six months ended June 27, 2009 compared to $12.2 million for the six months ended June 28, 2008.
Income Taxes: The effective income tax rate for the six months ended June 27, 2009 of 8.7% was lower than the 41.6% tax rate for the same six months of the prior year, principally due to the effect of valuation allowances applied against net operating losses in the first six months of 2009 that resulted in the non-recognition of tax benefits in the U.S. tax jurisdiction.

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Liquidity and Capital Resources
Our principal sources of cash to fund liquidity needs are (i) cash provided by operating activities of Simmons Bedding and (ii) borrowings available under Simmons Bedding’s senior credit facility. Restrictive covenants in our debt agreements restrict our ability to pay cash dividends and make other distributions. Our primary use of funds consists of payments for working capital requirements, capital expenditures, customer supply agreements, principal and interest for our debt, and acquisitions. As of June 27, 2009, we had $67.3 million of cash on hand and less than $0.1 million of availability to borrow under Simmons Bedding’s revolving loan facility. As of August 1, 2009, we had $64.5 million of cash on hand.
Since September 27, 2008, Simmons Bedding has not been in compliance with certain covenants of its $540.0 million senior credit facility. After being unable to obtain a waiver or an amendment from its senior lenders to its senior credit facility, Simmons Bedding entered into an initial and subsequent forbearance agreement with a majority of its senior lenders pursuant to which the senior lenders agreed to refrain from enforcing their respective rights and remedies under the senior credit facility through March 31, 2009, subject to earlier termination in some circumstances. Simmons Bedding entered into amendments to the forbearance agreement with its senior lenders on March 25, 2009, May 27, 2009, June 30, 2009, and August 14, 2009, whereby the senior lenders extended their forbearance period through May 31, 2009, June 30, 2009, August 14, 2009, and August 31, 2009, respectively.
On January 15, 2009 and July 15, 2009, Simmons Bedding did not make its scheduled interest payments due on its Subordinated Notes resulting in defaults under the indenture governing the Subordinated Notes. On February 14, 2009, the default associated with the failure to pay the interest due on January 15, 2009 matured into an event of default, which gave the holders of the Subordinated Notes the right to declare the full amount of the Subordinated Notes immediately due and payable. On February 4, 2009, Simmons Bedding and a majority of the outstanding Subordinated Notes holders entered into a forbearance agreement, pursuant to which such noteholders agreed to refrain from enforcing their respective rights and remedies under the Subordinated Notes and the related indenture through March 31, 2009. Simmons Bedding entered into amendments to the forbearance agreement with a majority of the Subordinated Notes holders on March 25, 2009, May 27, 2009, June 30, 2009, and August 14, 2009, whereby such noteholders extended their forbearance period through May 31, 2009, June 30, 2009, August 14, 2009, and August 31, 2009, respectively. Pursuant to the terms of the forbearance agreement, the noteholders party to the forbearance agreement have the obligation to take any actions that are necessary to prevent an acceleration of the payments due under the Subordinated Notes during the forbearance period. Because the noteholders party to the forbearance agreement represent a majority of the Subordinated Notes, they have the power under the indenture to rescind any acceleration of the Subordinated Notes by either the trustee or the minority holders of the Subordinated Notes.
As a condition to the forbearance agreement with Simmons Bedding’s senior lenders, the Company initiated a restructuring process in December 2008. A special committee of independent directors was formed by our board of directors on January 23, 2009 to evaluate and oversee proposals for restructuring the Company’s debt obligations, including seeking additional debt or equity capital and evaluating various strategic alternatives, including a possible sale of Simmons Bedding, Bedding Holdco, Holdings, Bedding Superholdco or any of our affiliates or assets. There can be no assurance that the Company will be successful in implementing a restructuring. If the Company is unable to successfully complete a restructuring, comply with the terms of the forbearance agreements, or extend the forbearance periods as needed to successfully complete a restructuring, Simmons Bedding’s payment obligations under the senior credit facility and the Subordinated Notes may be accelerated. If there is an acceleration of payments or default under the senior credit facility or Subordinated Notes, then Holdings would be in default under its Discount Notes and Bedding Superholdco would be in default under its $300.0 million senior unsecured loan Toggle Loan. The Company would not have the ability to repay any amounts accelerated under its various debt obligations without obtaining additional equity and/or debt financing. An acceleration of payments or default could result in a voluntary filing of bankruptcy by, or the filing of an involuntary petition for bankruptcy against, Simmons Bedding, Bedding Holdco, Holdings, Bedding Superholdco or any of their affiliates. Due to the possibility of such circumstances occurring, the Company is seeking a negotiated restructuring, including a restructuring of its debt obligations and/or sale of the Company, its affiliates, or assets, which could occur pursuant to a pre-packaged, pre-arranged or voluntary bankruptcy filing. Any bankruptcy filing could have a material adverse effect on the Company’s business, financial condition, liquidity and results of operations. The considerations above raise substantial doubt about the Company’s ability to continue as a going concern.
There are substantial risks related to our liquidity. For further information regarding these risks, please see Part II, Item 1A “Risk Factors — Risks Related to Our Liquidity.”

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The following table summarizes our changes in cash (in millions):

	Six Months Ended
	June 27,	June 28,
	2009	2008
Statement of Cash Flow Data:
Cash flows provided by (used in):
Operating activities	$13.7	$3.7
Investing activities	(0.9)	(12.6)
Financing activities	(0.7)	7.2
Effect of exchange rate changes on cash	0.3	(0.5)

Increase (decrease) in cash and cash equivalents	12.4	(2.2)
Cash and cash equivalents:
Beginning of period	54.9	27.5

End of period	$67.3	$25.3

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Six Months Ended June 27, 2009 as Compared to Six Months Ended June 28, 2008
Cash flows provided by Operating Activities. Our cash flows provided by operating activities increased $10.0 million for the six months ended June 27, 2009 compared to the six months ended June 28, 2008. The increase in cash provided for the first six months of 2009 compared to the same period of the prior year was primarily due to less cash utilized for working capital offset by lower operating results due principally to our restructuring costs. Our working capital (excluding deferred debt issuance costs classified as a current asset) increased $3.8 million during the first six months of 2009 compared to a $23.9 million increase during the same period of 2008. Our working capital increased less for the first six months of 2009 compared to the same period of 2008 principally due to lower sales volumes and timing of vendor payments.
Cash flows used in Investing Activities. For the six months ended June 27, 2009, our cash flows used in investing activities decreased $11.7 million compared to the same period of 2008 due to a decrease in capital spending. Our purchases of property, plant and equipment decreased in 2009 principally due to a reduction in projects in line with the current economic environment. In addition, our 2008 purchases were higher than normal due to the upgrade of our Domestic segment ERP system and the purchase of new manufacturing equipment to help meet anticipated future demand for our products.
Cash flows provided by (used in) Financing Activities. For the six months ended June 27, 2009, our financing activities resulted in a $0.7 million use of cash due to $0.5 million in forbearance fees paid to the holders of our Subordinated Notes, $0.1 million in debt payments and a dividend payment of less than $0.1 million to Bedding Superholdco. For the six months ended June 28, 2008, our financing activities resulted in a $7.2 million source of cash principally due to $24.0 million of borrowings under our revolving credit facility, partially offset by a $16.5 million dividend payment to Bedding Superholdco.
Debt
As of June 27, 2009, our debt outstanding was $1,000.0 million compared to $988.2 million as of December 27, 2008. Our outstanding debt was primarily Simmons Bedding’s senior credit facility and Subordinated Notes and Holdco’s Discount Notes.
Senior Credit Facility
The senior credit facility provides for a $75.0 million revolving loan facility and a $465.0 million tranche D term loan facility. The revolving loan under the senior credit facility will expire on the earlier of (a) December 19, 2009 or (b) as revolving credit commitments under the facility terminate. As of June 27, 2009, under the revolving loan facility, Simmons Bedding had $64.5 million of borrowings and $10.4 million that was reserved for its reimbursement obligations with respect to outstanding letters of credit. Simmons Bedding incurs an unused line fee of 0.375% per annum on the unused portion of its revolving loan facility.
The tranche D term loans under the senior credit facility will expire on December 19, 2011. The tranche D term loan has a mandatory principal payment of $113.5 million on March 31, 2011 and quarterly mandatory principal payments of $117.2 million from June 30, 2011 through maturity on December 19, 2011. Depending on Simmons Bedding’s leverage ratio, it may be required to prepay a portion of the tranche D term loan with up to 50% of its excess cash flow (as defined in the senior credit facility) from each fiscal year. We were not required to prepay a portion of the tranche D term loan during the first six months of 2009.
The senior credit facility bears interest at our choice of the Eurodollar Rate or Base Rate (both as defined), plus the applicable interest rate margins. The weighted average interest rate per annum in effect as of June 27, 2009 for the tranche D term loan was 10.5%. The senior credit facility is guaranteed by Bedding Holdco and all of Simmons Bedding’s domestic subsidiaries. Simmons Bedding has pledged substantially all of its assets to the senior credit facility.
The senior credit facility requires Simmons Bedding to maintain certain financial ratios, including cash interest coverage (adjusted EBITDA to cash interest expense) and total leverage (net debt to adjusted EBITDA) ratios. Adjusted EBITDA (as defined in the senior credit facility) differs from the term “EBITDA” as it is commonly used. In addition to adjusting net income (loss) to exclude interest expense, income taxes, depreciation and amortization, Adjusted EBITDA, as we interprets the definition of Adjusted EBITDA from the senior credit facility, also adjusts net income (loss) by excluding items or expenses not typically excluded in the calculation of “EBITDA” such as management fees; other non-cash items reducing consolidated net income (loss); any extraordinary, unusual or non-recurring gains or losses or charges or credits; and any reasonable expenses or charges related to any issuance of securities, investments permitted, permitted acquisitions, recapitalizations, asset sales permitted or indebtedness permitted to be incurred; less other non-cash items increasing consolidated net income (loss), all of the foregoing as determined on a consolidated basis for Simmons Bedding in conformity with GAAP.

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The financial covenants are as follows:
1)	A minimum cash interest coverage ratio of no less than 3.00:1.00 from June 27, 2009 through each fiscal quarter ending thereafter.
2)	A maximum leverage ratio of no greater than 4.00:1.00 from June 27, 2009 through each fiscal quarter ending thereafter.
Since September 27, 2008, Simmons Bedding was not in compliance with the maximum leverage financial covenant and certain other covenants contained in its senior credit facility. In response thereto, Simmons Bedding was unable to negotiate a waiver of such defaults with its senior lenders and entered into the First Forbearance Agreement and Second Amendment to the Second Amended and Restated Credit and Guaranty Agreement (“First Forbearance Agreement”) on November 12, 2008 and the Second Forbearance Agreement and Third Amendment to the Second Amended and Restated Credit and Guaranty Agreement and First Amendment to the Pledge and Security Agreement (the “Second Forbearance Agreement”) on December 10, 2008 with its senior lenders. Based on the terms of the First Forbearance Agreement, the senior lenders agreed to, among other things; forbear from exercising their default-related rights and remedies under the senior credit facility against Simmons Bedding through December 10, 2008, provided that Simmons Bedding satisfied certain conditions. The Second Forbearance Agreement extended the forbearance period through March 31, 2009, subject to earlier termination in some circumstances. Simmons Bedding entered into (i) that certain First Amendment to Second Forbearance Agreement; Fourth Amendment to the Second Amended and Restated Credit and Guaranty Agreement and Second Amendment to the Pledge and Security Agreement (the “First Amendment to the Second Forbearance Agreement”) on March 25, 2009, pursuant to which the senior lenders extended the forbearance period under the Second Forbearance Agreement through May 31, 2009 and, upon satisfaction of certain conditions, July 31, 2009; (ii) that certain Second Amendment to Second Forbearance Agreement; Fifth Amendment to the Second Amended and Restated Credit and Guaranty and Third Amendment to the Pledge and Security Agreement (the “Second Amendment to the Second Forbearance Agreement”) on May 27, 2009, pursuant to which the senior lenders extended the forbearance period under the Second Forbearance Agreement through June 30, 2009 and, upon satisfaction of certain conditions, July 31, 2009; (iii) that certain Third Amendment to Second Forbearance Agreement; Sixth Amendment to the Second Amended and Restated Credit and Guaranty Agreement (the “Third Amendment to the Second Forbearance Agreement”) on June 30, 2009, pursuant to which the senior lenders extended the forbearance period under the Second Forbearance Agreement through August 14, 2009; and (iv) that certain Fourth Amendment to Second Forbearance Agreement; Seventh Amendment to the Second Amended and Restated Credit and Guaranty Agreement (the “Fourth Amendment to the Second Forbearance Agreement” and, together with the First Amendment to the Second Forbearance Agreement, the Second Amendment to the Second Forbearance Agreement and the Third Amendment to the Second Forbearance Agreement, the “Amendment to the Second Forbearance Agreement”) on August 14, 2009, pursuant to which the senior lenders extended the forbearance period under Second Forbearance Agreement through August 31, 2009.
During the forbearance period, the senior lenders will provide no additional loans or financial accommodation to Simmons Bedding except for the issuance, renewal, extension or replacement of letters of credit and revolving loans provided in certain limited circumstances related to the letters of credit as set forth in the forbearance agreements. In addition, Simmons Bedding will not be permitted to, directly or indirectly, incur indebtedness, liens, investments, restricted junior payments, or consummate any asset sales, except in the ordinary course of business, during the forbearance period.
During the forbearance period under the First Forbearance Agreement, the applicable margin on the revolving loans and tranche D term loans increased 2.0% per annum above the rate otherwise applicable. The Second Forbearance Agreement amended the senior credit facility to, among other things:
•	Increase the applicable margin for both the revolving loans and the tranche D term loans to either Base Rate plus 5.285% per annum or Eurodollar Rate plus 6.285% per annum;

•	Establish a floor for the Base Rate and Eurodollar Rate of 4.25% and 3.25%, respectively, per annum at the earlier of the termination of the Second Forbearance Agreement or March 31, 2009;

•	Eliminate the 2% per annum penalty rate applicable to overdue payments of principal and interest; and

•	Make interest payable on the revolving loans and tranche D term loans as of the last business calendar day of each month.

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The Second Forbearance Agreement also required Simmons Bedding to enter into deposit account control agreements with respect to all its bank accounts, with certain exceptions. The Second Forbearance Agreement included certain covenants including:
•	Minimum liquidity requirements whereby Simmons Bedding will maintain a daily cash balance of not less than $2.5 million for any two consecutive business days and an average daily cash balance of not less than $7.5 million for any five consecutive business days;

•	Providing a long-term business plan to the senior lenders by January 7, 2009;

•	Commencing a process to solicit new debt and/or equity investment by January 9, 2009;

•	Providing a potential restructuring proposal to the senior lenders by January 26, 2009; and

•	Increased financial reporting requirements.
As of June 27, 2009, the Company was in compliance with the covenant requirements of the Second Forbearance Agreement, as amended.

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The First Amendment to the Second Forbearance Agreement amended the senior credit facility to, among other things; increase the applicable margin for both revolving loans and tranche D term loans to Base Rate plus 6.25% per annum or Eurodollar Rate plus 7.25% per annum.
In connection with the First Forbearance Agreement, Simmons Bedding agreed to pay (a) the senior lenders who approved the agreement a forbearance fee equal to 0.125% of the aggregate outstanding amount of such lender’s outstanding debt under the senior credit facility ($0.6 million) and (b) the fees and expenses of the lender’s counsel in connection with the First Forbearance Agreement. In connection with the Second Forbearance Agreement, Simmons Bedding agreed to pay (a) the senior lenders who approved the agreement a forbearance fee equal to 0.5% of the aggregate outstanding amount of such lender’s outstanding debt under the senior credit facility ($2.6 million) and (b) the fees and expenses of the lender’s counsel and financial advisor in connection with the Second Forbearance Agreement. The Company capitalized the lender fees of $3.3 million in 2008 and expensed the third party fees associated with the forbearance agreements as incurred. In connection with the Third Amendment to the Second Forbearance Agreement, Simmons Bedding agreed to pay the senior lenders who approved the agreement a forbearance fee equal to 0.15% of the aggregate outstanding amount of approving lender’s outstanding debt ($0.7 million), which the Company capitalized for the quarter ending September 26, 2009.
During the forbearance period as extended, Simmons Bedding has met various covenants and other provisions related to continued progress in its restructuring efforts and reporting on the status of the restructuring process.
Subordinated Notes
Simmons Bedding’s $200.0 million senior subordinated notes due 2014 bear interest at the rate of 7.875% per annum, which is payable semi-annually in cash in arrears on January 15 and July 15. The Subordinated Notes mature on January 15, 2014 and are subordinated in right of payment to all existing and future senior indebtedness of Simmons Bedding.
The Subordinated Notes are redeemable at the option of the Company beginning January 15, 2009 at prices decreasing from 103.938% of the principal amount thereof to par on January 15, 2012 and thereafter. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Subordinated Notes.
The indenture for the Subordinated Notes require Simmons Bedding to comply with certain restrictive covenants, including restrictions on dividends, and limitations on the occurrence of indebtedness, certain payments and distributions, and sales of Simmons Bedding’s assets and stock.
Simmons Bedding did not make scheduled interest payments of $7.9 million due on January 15, 2009 and July 15, 2009 on the Subordinated Notes resulting in defaults under the indenture governing the Subordinated Notes. On February 14, 2009, the default associated with the failure to pay the interest due on January 15, 2009 matured into an event of default, which gives the holders of the Subordinated Notes the right to declare the full amount of the Subordinated Notes immediately due and payable. On February 4, 2009, Simmons Bedding and a majority of the outstanding Subordinated Notes holders approved a Forbearance Agreement to the indenture governing the Subordinated Notes (“Subordinated Forbearance Agreement”), pursuant to which such noteholders agreed to refrain from enforcing their respective rights and remedies under the Subordinated Notes and the related indenture through March 31, 2009. In consideration for their entry into the amendment to the Subordinated Forbearance Agreement, the noteholders party to the forbearance agreement received an amendment fee equal to 0.5% of the aggregate outstanding amount of such holder’s Subordinated Notes ($0.5 million). In connection with the Subordinated Forbearance Agreement, Simmons Bedding also agreed to pay the fees and expenses of the legal and financial advisors of the committee to the noteholders. Simmons Bedding entered into amendments to the Subordinated Forbearance Agreement on March 25, 2009, May 27, 2009, June 30, 2009, and August 14, 2009, whereby a majority of the noteholders extended their forbearance period through May 31, 2009, June 30, 2009, August 14, 2009, and August 31, 2009, respectively. Pursuant to the terms of the Subordinated Forbearance Agreement, the noteholders party to the Subordinated Forbearance Agreement have the obligation to take any actions that are necessary to prevent an acceleration of the payments due under the Subordinated Notes during the forbearance period. Because the noteholders party to the Subordinated Forbearance Agreement represent a majority of the Subordinated Notes, they have the power under the indenture to rescind any acceleration of the Subordinated Notes by either the trustee or the minority holders of the Subordinated Notes.

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Discount Notes
Our Discount Notes, with an aggregate principal amount at maturity of $269.0 million, bear interest at the rate of 10.0% per annum payable semi-annually in cash in arrears on June 15 and December 15 of each year commencing on June 15, 2010. Prior to December 15, 2009, interest will accrue on the Discount Notes in the form of an increase in the accreted value of the Discount Notes. The Company’s ability to make payments on the Discount Notes is dependent on the earnings and distribution of funds from Simmons Bedding to Holdings. Simmons Bedding is prohibited from making certain distributions under the forbearance agreements.
The Discount Notes are redeemable at the our option beginning December 15, 2009 at prices decreasing from 105.0% of the principal amount thereof to par on December 15, 2012 and thereafter. We are not required to make mandatory redemption or sinking fund payments with respect to the Discount Notes.
If any of the Discount Notes are outstanding on June 15, 2010, we are obligated to redeem for cash a portion of each Discount Note then outstanding in an amount equal to (i) the excess of the aggregate amount of accrued and unpaid interest and original issue discount on the Discount Notes over (ii) the issue price of the Discount Notes multiplied by the yield to maturity of the Discount Notes (the “Mandatory Principal Redemption Amount) plus a premium equal to 5.0% (one-half of the coupon) of the Mandatory Principal Redemption Amount. No partial redemption or repurchase of the Discount Notes pursuant to any other provision of the indenture will alter our obligation to make this redemption with respect to any Discount Notes then outstanding. Assuming no redemptions prior to June 15, 2010, we would be obligated to make a mandatory principal payment of $90.2 million and an interest and premium payment of $18.0 million on June 15, 2010.
The indenture for the Discount Notes requires Holdings to comply with certain restrictive covenants, including a restriction on dividends; and limitations on the incurrence of indebtedness, certain payments and distributions, and sales of Holdings’ assets and stock. Holdings was in compliance with such covenants as of June 27, 2009.
Toggle Loan
We do not guarantee or have any of our assets pledged as collateral under Bedding Superholdco’s $300 million Toggle Loan. The Toggle Loan is structurally subordinated in right of payment to any of our existing and future liabilities. Although we are not obligated to make cash distributions to service principal and interest on the Toggle Loan, Bedding Superholdco is dependent on our cash flow to meet the interest and principal payments under the Toggle Loan. The Toggle Loan is not included in our financial statements. Under the terms of the credit agreement governing the Toggle Loan, Bedding Superholdco may elect to pay future interest in cash or add such interest to the principal amount of the Toggle Loan. However, the Second Forbearance Agreement, as amended, prohibits us from making distributions to its parent companies during the forbearance period, except in the ordinary course of business. Accordingly, Bedding Superholdco has elected to make its February 2009, August 2009 and February 2010 interest payments on the Toggle Loan by adding such interest to the principal amount of the Toggle Loan. The Toggle Loan matures in February 2012. An acceleration of indebtedness under the senior credit facility, Subordinated Notes or Discount Notes would trigger an event of default under the Toggle Loan.
Seasonality/Other
Our third fiscal quarter sales are typically higher than sales for our other fiscal quarters. We attribute this seasonality principally to retailers’ sales promotions related to the 4th of July and Labor Day holidays. For the last five years, third quarter sales have represented on average 27% of our consolidated net sales.
Accounting Pronouncements
See Note J in the Notes to our Unaudited Condensed Consolidated Financial Statements in Item 1 for a full description of recent accounting pronouncements, including the expected dates of adoption and estimated effects on our results of operations and financial condition, which is incorporated herein by reference.

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Forward Looking Statements
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. This quarterly report on Form 10-Q includes forward-looking statements that reflect our current views about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements. The forward-looking statements in this report speak only as of the date of this report. These forward-looking statements are expressed in good faith and Simmons believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Simmons’s expectations. These factors include, but are not limited to: (i) compliance with covenants in, and any defaults under, our debt agreements or instruments; (ii) our ability to (a) comply with the terms of the forbearance agreements, including meeting certain conditions contained therein, (b) obtain further extensions to the forbearance periods, or (c) develop and implement a restructuring on acceptable terms, on a timely basis or at all; (iii) compliance by the lenders and noteholders with the terms of the forbearance agreements; (iv) increased cost of credit and associated fees resulting from the forbearance extensions and any waiver or modification of the senior credit facility by the lenders or any waiver or modification of the Subordinated Notes or other indebtedness; (v) Simmons Bedding being required to immediately repay all amounts outstanding under the senior credit facility resulting from the noncompliance with the covenants thereunder or otherwise being in default under its debt which could in turn result in a default under the indebtedness of Simmons Bedding, Simmons Company or Bedding Superholdco or could result in a bankruptcy filing by or against us or any of our affiliates and have an adverse impact on the value of our and our affiliate’s debt and equity securities; (vi) the potential adverse impact of any restructuring or any related pre-arranged or voluntary bankruptcy filing on our business, financial condition, liquidity, results of operations and the value of our and our affiliate’s debt and equity securities; (vii) interest rate and credit market risks; (viii) competitive pressures in the bedding industry; (ix) general economic and industry conditions; (x) our ability to launch new products on a timely basis, the success of our new products and the future costs to rollout such products; (xi) legal and regulatory requirements; (xii) our relationships with and viability of our suppliers, significant customers and licensees; (xiii) fluctuations in our costs of raw materials and energy prices; (xiv) our ability to hold or increase prices on our products and the related effect on our unit sales; (xv) an increase in our return rates and warranty claims; (xvi) our labor relations; (xvii) encroachments on our intellectual property; (xviii) our product liability, intellectual property and other litigation claims; (xix) our level of indebtedness; (xx) foreign currency exchange rate risks; (xxi) our future acquisitions; (xxii) our ability to achieve the expected benefits from any personnel realignments; (xxiii) higher bad debt expense as a result of increased customer bankruptcies due to instability in the economy and slowing consumer spending; (xxiv) our ability to maintain sufficient liquidity to operate our business; and (xxv) other risks and factors identified from time to time in our reports filed with the Securities Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.
All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this Quarterly Report on Form 10-Q and are expressly qualified in their entirety by the cautionary statements included in this Quarterly Report on Form 10-Q. Except as may be required by law, we undertake no obligation to publicly update or revise forward-looking statements, which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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Item 3. Quantitative and Qualitative Disclosures about Market Risk
Information relative to our market risk sensitive instruments by major category should be read in conjunction with the related disclosure contained in Item 7A of our Annual Report on Form 10-K for the fiscal year ended December 27, 2008.
Market Risk
The principal market risks to which we are exposed that may adversely affect our results of operations and financial position include changes in future foreign currency exchange rates, interest rates, commodity prices and equity prices. We seek to minimize or manage these market risks through normal operating and financing activities and through the use of derivative instruments, where practicable. We do not trade or use instruments with the objective of earning financial gains on the market fluctuations, nor do we use instruments where there are not underlying exposures.
Foreign Currency Exposures
As a result of our acquisition of Simmons Canada, our earnings are affected by fluctuations in the value of the Canadian dollar (Simmons Canada’s functional currency) as compared to the currencies of Simmons Canada’s foreign denominated purchases (principally the U.S. dollar). Foreign currency forward contracts are used in some instances as economic hedges against the earnings effects of such fluctuations. The Company had no forward contracts outstanding at June 27, 2009.
Interest Rate Risk
We are exposed to market risks from changes in interest rates. Our senior credit facility and certain of our other debt instruments are floating rate debt. We currently do not have a hedging program in place to manage fluctuations in long-term interest rates.
On June 27, 2009, we had floating rate debt of $533.3 million. All other factors remaining unchanged, a hypothetical 10% increase or decrease in interest rates on our floating rate debt would impact our income before income taxes by $5.6 million for the quarter ended June 27, 2009.
Commodity Price Risk
The major raw materials that we purchase for production are foam, wire, spring components, lumber, cotton, insulator pads, foundation constructions, fabrics and roll goods consisting of foam, fiber, ticking and non-wovens. The price and availability of these raw materials are subject to market conditions affecting supply and demand. In particular, the price of many of our goods can be impacted by fluctuations in petrochemical and steel prices. Additionally, our distribution costs can be impacted by fluctuations in diesel prices. We currently do not have a hedging program in place to manage fluctuations in commodity prices.
Equity Price Risk
Our defined benefit plans hold investments in both equity and fixed income securities. Our annual contribution amount to such plans is dependent upon, among other things, the return on the plans’ assets. The annual contribution amount could increase if equity prices decrease. Our estimated contributions to the plans for 2009 are expected to be $1.1 million.
Item 4T. Internal Controls and Procedures
Disclosure Controls and Procedures
The Company maintains a set of disclosure controls and procedures designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized, and reported, within the time periods specified in SEC rules and forms. An evaluation was carried out under the supervision and with the participation of the Company’s management, including the President and Chief Operating Officer (“President”) and Chief Financial Officer (“CFO”), of the effectiveness of the Company’s disclosure controls and procedures. Based on that evaluation, the President and CFO have concluded that the Company’s disclosure controls and procedures are effective as of June 27, 2009.
Changes in Internal Control over Financial Reporting
There were no changes in internal controls in the second quarter of 2009 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

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PART II — OTHER INFORMATION
Item 1. Legal Proceedings
See paragraph 1 and 2 of Note H to the Unaudited Condensed Consolidated Financial Statements, Part 1, Item 1 included herein.
Item 1A. Risk Factors
In addition to the other information set forth in this report, you should carefully consider the risk factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 27, 2008, which could materially affect our business, financial condition or future results. To the extent that the risk factors set forth below appear in our Annual Report on Form 10-K, the risk factors set forth below amend and supplement those risk factors with the same titles contained in such previously filed reports.
Risks Related to Our Liquidity and Restructuring
We are not in compliance with certain covenants under the senior credit facility and the indenture governing the Subordinated Notes, and as a result we have entered into related forbearance agreements. If we are unable to successfully complete a restructuring, comply with the terms of the forbearance agreements, or extend the forbearance periods as needed to complete a restructuring, our payment obligations under the senior credit facility and the Subordinated Notes may be accelerated, which could lead to a bankruptcy filing. A bankruptcy filing would subject our business and operations to certain risks and have a negative effect on the value of our debt.
Simmons Bedding’s senior credit facility requires us to maintain specified consolidated financial ratios and satisfy certain consolidated financial tests. At September 27, 2008, December 27, 2008, March 28, 2009 and June 27, 2009, Simmons Bedding was not in compliance with the maximum leverage financial covenant and certain other covenants contained in its senior credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Debt — Senior Credit Facility.” As a result, since November 12, 2008, Simmons Bedding has operated under a forbearance agreement with its senior lenders. Pursuant to the forbearance agreement, the senior lenders agreed to, among other things, forbear from exercising their default related rights and remedies under the senior credit facility through March 31, 2009, subject to earlier termination in some circumstances. Simmons Bedding entered into amendments to the forbearance agreement with its senior lenders on March 25, 2009, May 27, 2009, June 30, 2009, and August 14, 2009, whereby the senior lenders extended their forbearance period through May 31, 2009, June 30, 2009, August 14, 2009, and August 31, 2009, respectively. We have incurred fees and expenses in connection with this forbearance agreement and related amendments. In addition, we have entered into deposit account control agreements with our senior lenders that may limit our access to cash held in such accounts in the case of an event of default under the senior credit facility.
On January 15, 2009 and July 15, 2009, Simmons Bedding did not make the scheduled payment of interest due on its Subordinated Notes resulting in a default under the indenture governing the Subordinated Notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Debt — Subordinated Notes.” On February 4, 2009, Simmons Bedding and the holders of a majority of the outstanding Subordinated Notes entered into a forbearance agreement, pursuant to which such holders have agreed to refrain from enforcing their respective rights and remedies under the Subordinated Notes and the related indenture through March 31, 2009. Simmons Bedding entered into amendments to the forbearance agreement on March 25, 2009, May 27, 2009, June 30, 2009, and August 14, 2009, whereby such holders extended their forbearance period through May 31, 2009, June 30, 2009, August 14, 2009, and August 31, 2009, respectively. Pursuant to the terms of the forbearance agreement, such holders have agreed to take any actions that are necessary to prevent an acceleration of the payments due under the Subordinated Notes during the forbearance period. Because such holders represent a majority of the Subordinated Notes, they have the power under the indenture to rescind any acceleration of the Subordinated Notes by either the trustee or the other holders of the Subordinated Notes.
We have incurred fees and expenses in connection with the forbearance agreements and related amendments, which are reflected in our restructuring charges, as well as increased interest margins.
If we are unable to successfully complete a restructuring, comply with the terms of the forbearance agreements, or extend the forbearance periods as needed to successfully complete a restructuring, our payment obligations under the senior credit facility and the Subordinated Notes may be accelerated. If there is an acceleration of payments under the senior credit facility or the Subordinated Notes, then Holdings would be in default under its Discount Notes and Bedding Superholdco would be in default under its Toggle Loan. We would not have the ability to repay any amounts accelerated under our various debt obligations without obtaining additional equity and/or debt financing. An acceleration of payments or default could result in a voluntary filing of bankruptcy by, or the filing of an involuntary petition for bankruptcy against, Simmons Bedding, Bedding Holdco, Holdings, Bedding Superholdco or any of our affiliates. Due to the possibility of such circumstances occurring, we are seeking a negotiated restructuring, including a restructuring of our debt obligations and/or sale of us, our affiliates, our assets or assets of our affiliates, which could occur pursuant to a pre-packaged, pre-arranged or voluntary bankruptcy filing.

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Any bankruptcy by or against us or our affiliates would subject our business and operations to various risks, including (i) the incurrence of significant costs, including expenses for legal counsel and professional advisors, (ii) difficulty maintaining or increasing our sales, (iii) difficulty obtaining and maintaining relationships with dealers, suppliers and vendors, which may require us to pay them on a current cash basis, (iv) difficulty in maintaining our manufacturing operations, (v) difficulty in retaining and motivating key employees or recruiting new employees, (vi) difficulty in maintaining or obtaining sufficient financing to fund our operations and any reorganization plan and meet future obligations, (vii) potential defaults under our contractual obligations such as leases and (viii) the incurrence of cancellation of indebtedness income that is equal to or in excess of our accrued net operating losses and tax credits and that could result in an increase in our cash tax payments and our effective tax rate and reduce our cash flows from operations. In addition, we may not be able to successfully develop or consummate a plan of reorganization that is acceptable to the bankruptcy court and our creditors, investors and other stakeholders. Any bankruptcy filing would adversely impact the ability of Simmons Bedding, Bedding Holdco, Holdings or Bedding Superholdco to repay their respective debt. Any debt or equity holder of Simmons Bedding, Holdings or Bedding Superholdco could suffer the loss of a significant part or all of its loan or investment as a result of a bankruptcy filing.
We and our affiliates currently have substantial indebtedness that we or our affiliates may be unable to extend, refinance or repay, and we are seeking to implement a restructuring. Any restructuring could have a negative impact on our business and liquidity and investments in the debt and equity securities of Simmons Bedding, Holdings, and Bedding Superholdco. In addition, a restructuring may not be successful. A restructuring or a failure to implement a restructuring could result in a bankruptcy filing, which would have a material adverse effect on our business, financial conditions, liquidity and operations, raise substantial doubt about our ability to continue as a going concern and effect the value of our debt.
We currently have a substantial amount of debt that we may be unable to extend, refinance or repay. If we are unable to refinance or extend our debt, or such debt is accelerated due to our default because we are unable to comply with the terms of the forbearance agreements or otherwise, or if we are unable to extend the forbearance periods as needed to successfully complete a restructuring, our assets will not be sufficient to repay such debt in full, and our available cash flow will not be adequate to maintain our current operations. A special committee of independent directors was formed by our board of directors to evaluate and oversee proposals for a restructuring, including a possible sale of Simmons Bedding, Bedding Holdco, Holdings, Bedding Superholdco or any of our affiliates or the assets of Simmons Bedding, Bedding Holdco, Holdings, Bedding Superholdco or any of our affiliates, which could likely occur pursuant to a pre-packaged, pre-arranged or voluntary filing of bankruptcy. Such bankruptcy filing could have the material adverse impacts described above. In addition, any restructuring may require us to obtain debtor-in-possession financing which may not be available in the amounts required, on acceptable terms, on a timely basis or at all. Current credit market conditions could make it more difficult to obtain acceptable debtor-in-possession financing or to refinance our indebtedness as part of any restructuring. If we are unable to obtain any requisite debtor-in-possession financing, we may not be able to successfully implement our restructuring. There can be no assurance that we will be successful in implementing a restructuring.
Even if we are successful in implementing a restructuring, the terms of such restructuring could have a negative impact on our business and liquidity, including (i) limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service or refinancing or to fund operations, (ii) limiting our ability to use or prohibiting our use of any operating cash flow to pay dividends to service our or Bedding Superholdco’s debt or fund our business, (iii) limiting our ability to capitalize on our business opportunities and react to competitive pressures and regulatory changes and (iv) limiting our ability or increasing the costs to refinance our debt. In addition, if the restructuring and any related bankruptcy filing involves the sale of Simmons Bedding or its assets, we may not have any remaining operating assets to generate cash flow to repay the debt of Simmons Bedding, Bedding Holdco, Holdings, Bedding Superholdco or any of our affiliates and the proceeds may not be sufficient to repay such debt in full, and, as a result, any debt or equity holder of Simmons Bedding, Simmons or Bedding Superholdco could suffer the loss of a significant part or all of its loan or investment.
If we are unable to successfully complete a restructuring, comply with the terms of the forbearance agreements or extend the forbearance periods prior to a successful completion of a restructuring, our senior lenders and holders of Subordinated Notes will be entitled to accelerate their debt upon the termination of the forbearance agreements. If there is an acceleration of payments under the senior credit facility, then Simmons Bedding would be in default under its Subordinated Notes, Holdings would be in default under its Discount Notes, and Bedding Superholdco would be in default under its Toggle Loan. We would not have the ability to repay any amounts accelerated under our various debt obligations without obtaining additional equity and/or debt financing. An acceleration of payments or default could result in a voluntary filing of bankruptcy by Simmons Bedding, Bedding Holdco, Holdings, Bedding Superholdco or any of our affiliates or the filing of an involuntary petition for bankruptcy against Simmons Bedding, Bedding Holdco, Holdings, Bedding Superholdco or any of our affiliates, which would have the material adverse impacts described above.

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Our financial statements have been prepared assuming that we will continue as a going concern. However, if we do not retain the necessary financing to meet our obligations and pay our liabilities when they come due or restructure our debt in a manner satisfactory to our lenders, it could result in a voluntary filing of bankruptcy by Simmons Bedding, Bedding Holdco, Holdings, Bedding Superholdco or any of our affiliates or the filing of an involuntary petition for bankruptcy against Simmons Bedding, Bedding Holdco, Holdings, Bedding Superholdco or any of our affiliates, which would have the material adverse impacts described above.
The factors described in this Quarterly Report on Form 10-Q, including in the footnotes to our consolidated financial statements, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from this uncertainty. In addition, our independent registered public accounting firm has included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern in their audit report for the fiscal year ended December 27, 2008. No assurances can be made regarding our ability to satisfy our liquidity and working capital requirements, to obtain the necessary financing to meet our obligations and pay our liabilities when they come due or our ability to successfully complete a restructuring. Failure to successfully implement a restructuring on a timely basis or at all would result in depleting our available funds and not being able to pay our obligations when they become due and continue as a going concern. Failure to satisfy such obligations and our other liquidity and working capital requirements could result in a voluntary filing of bankruptcy by Simmons Bedding, Bedding Holdco, Holdings, Bedding Superholdco or any of our affiliates or the filing of an involuntary petition for bankruptcy against Simmons Bedding, Bedding Holdco, Holdings, Bedding Superholdco or any of our affiliates, which would have the material adverse impacts described above.
The senior credit facility and the indentures related to our debt instruments contain various covenants which limit management’s discretion in the operation of our business.
The senior credit facility and the indentures related to the Subordinated Notes, the Discount Notes and the Toggle Loan and the existing forbearance agreements related to the senior credit facility and the Subordinated Notes contain various provisions which limit management’s discretion in managing our business by, among other things, restricting our ability to:
•	borrow money;
•	pay dividends on stock or repurchase stock;
•	make certain types of investments and other restricted payments;
•	create liens;
•	sell certain assets or merge with or into other companies;
•	enter into certain transactions with affiliates;
•	sell stock in certain of our subsidiaries; and
•	restrict dividends or other payments from our subsidiaries.
In addition, the senior credit facility requires Simmons Bedding to meet certain financial ratios. Covenants in the senior credit facility require Simmons Bedding to use a portion of the proceeds it receives in specified debt or equity issuances to repay outstanding borrowings under its senior credit facility.
Even if we are able to refinance or extend our indebtedness or enter into a successful restructuring plan, our substantial indebtedness could still adversely affect our financial health and reduce the cash available to support our business and operations.
On a consolidated basis, we are currently highly leveraged. As of June 27, 2009, we had $1,000.0 million of total indebtedness outstanding and less than $0.1 million available on our revolving loan under our senior credit facility. Even if we are able to successfully complete a restructuring, we may still maintain some indebtedness. Any indebtedness could have important consequences. For example, it could:
•	make it more difficult for Simmons to satisfy its obligations with respect to our outstanding debt, and a failure to comply with any financial and other restrictive covenants could result in an event of default under our debt instruments and agreements;
•	increase our vulnerability to general adverse economic and industry conditions;
•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

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•	limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;
•	increase our vulnerability to interest rate increases, as borrowings under the senior credit facility and certain other debt are at variable rates, resulting from financial market conditions, ratings downgrades or other factors;
•	place us at a competitive disadvantage compared to our competitors that have less debt; and
•	limit, among other things, our ability to borrow additional funds.
In addition, we may be able to incur additional indebtedness in the future. If new debt is added, the related risks described above could intensify.
Each of Holdings and Bedding Superholdco is a holding company with no operations. Each of Holdings and Bedding Superholdco may not have access to the cash flow and other assets of its subsidiaries that may be needed to make payments on its respective debt obligations.
Holdings is a holding company that conducts no operations. Its primary assets are deferred financing fees and the capital stock of Bedding Holdco, which in turn is a holding company that conducts no operations and the only assets of which are the capital stock of Simmons Bedding. Bedding Superholdco is our parent company and it has no material assets other than its ownership of our capital stock. Operations are conducted through Simmons Bedding and its subsidiaries, and Holdings’ ability to make payments on the Discount Notes and Bedding Superholdco’s ability to make payments on the Toggle Loan are solely dependent on the earnings and distribution of funds from Simmons Bedding and its subsidiaries through loans, dividends or otherwise. However, none of Holdings’ or Bedding Superholdco’s subsidiaries is obligated to make capital contributions, dividends, loans or other payments available to it for payment on the Discount Notes or the Toggle Loan. The terms of the senior credit facility and the forbearance agreements significantly restrict Simmons Bedding from paying dividends and otherwise transferring assets to Holdings or to Bedding Superholdco, except for administrative, legal and accounting services. Further, the Subordinated Notes significantly restrict Simmons Bedding and its subsidiaries from paying dividends to Holdings or to Bedding Superholdco and otherwise transferring assets to Holdings or to Bedding Superholdco. Given the restrictions in Simmons Bedding’s existing debt instruments, we currently anticipate that, in order to pay interest on or the principal amount at maturity of the Discount Notes or Toggle Loan, we would be required to adopt one or more alternatives, such as refinancing all of our indebtedness, selling our equity securities or the equity securities or assets of Simmons Bedding, or seeking capital contributions or loans from our affiliates. There can be no assurance that any of the foregoing actions could be effected as part of the restructuring on satisfactory terms, if at all, or that any of the foregoing actions would enable us to refinance our indebtedness or pay interest on or the principal amount of the Discount Notes or Toggle Loan, or that any of such actions would be permitted by the terms of any other debt instruments of ours or our subsidiaries then in effect. In addition, it is likely that any restructuring that we would implement would not enable us to make any further payments on the Discount Notes or Toggle Loan, and as a result, any equity or debt holder of Simmons Bedding, Holdings or Bedding Superholdco could suffer the loss of a significant part or all of its loan or investment.
The actions of Bedding Superholdco’s controlling stockholder could conflict with the interests of the holders of our debt.
Bedding Superholdco’s stockholders include affiliates of THL, affiliates of Fenway Partners and certain members of our management and directors. As of December 27, 2008, affiliates of THL owned 71.1% of all voting stock. THL has the ability to elect all of the members of our board of directors, subject to certain voting agreements under our stockholders’ agreement, appoint new management and approve any action requiring the approval of our stockholders. The directors have the corporate authority, subject to any restrictions under our debt and forbearance agreements, to make decisions affecting our capital structure, including the issuance of additional indebtedness, the terms of any restructuring and the declaration of dividends. In February 2007, Bedding Superholdco borrowed $300.0 million under the Toggle Loan to distribute $278.3 million to certain of Holdings’ then existing stockholders. In 2004, the net proceeds of the issuance of the $269.0 million aggregate amount of the Discount Notes were used to pay a $162.7 million dividend to stockholders. In addition, transactions may be pursued that could enhance THL’s equity investment while involving risks to our interests or the interests of our investors. In particular, these and other actions of Bedding Superholdco’s controlling stockholder could negatively impact the debt or equity holders of Simmons Bedding, Holdings or Bedding Superholdco.
We are vulnerable to interest rate risk with respect to our debt, which could lead to an increase in interest expense and reduce our cash available for operations.
We are subject to interest rate risk in connection with our variable rate indebtedness. Interest rate changes could increase the amount of our interest payments and thus negatively impact our future earnings and cash flows. Our annual interest expense on our floating rate indebtedness will increase by $0.7 million for each 1/8th percentage point increase in interest rates.

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Risks Related to Our Business
Deteriorating economic conditions could negatively affect our revenues and profitability.
General U.S. and world economic conditions have weakened significantly, and we expect this weakness to continue for the balance of 2009. The unemployment rate is expected to continue to rise, consumer confidence and spending, including spending on larger homes or second homes, has decreased dramatically and the stock market remains extremely volatile. In addition, in an economic recession or under other adverse economic conditions, customers and vendors may be more likely to fail to meet contractual terms or their payment obligations. Such failures will impact our cash flow and ability to repay our indebtedness. A further decline in economic conditions may have continued material adverse effect on our business.
We operate in the highly competitive bedding industry, and if we are unable to compete successfully, we may lose customers and our sales may decline.
The bedding industry is highly competitive. There are approximately 550 bedding manufacturers in the U.S. The top six manufacturers (including us) accounted for approximately 67% of the conventional bedding industry’s wholesale revenues in 2008 and the top 15 accounted for 81% of wholesale revenues, according to Furniture/Today, an industry publication. The highly competitive nature of the bedding industry means we are continually subject to the potential loss of market share or the inability to gain market share, difficulty in raising prices, and margin reductions. We may not be able to compete effectively in the future. In addition, some of our principal competitors may be less highly-leveraged, have greater access to financial or other resources, have lower cost operations and/or be better able to withstand changing market conditions.
Regulatory requirements relating to our products may increase our costs, alter our manufacturing processes and impair our product performance.
Our products are and will continue to be subject to regulation in the U.S. and Canada by various federal, state, provincial and local regulatory authorities. In addition, other governments and agencies in other jurisdictions regulate the sale and distribution of our products. Compliance with these regulations may negatively impact our business. For example, the products manufactured, distributed and sold by the Company come within the scope of several provisions of the Consumer Product Safety Improvement Act of 2008 (“CPSIA”), which was signed into law on August 14, 2008. CPSIA Section 102 requires that as of November 12, 2008, a Certificate of Compliance (“COC”) issued by the manufacturer accompany all products subject to regulation by the CPSC, that the COC be provided to all distributors and retailers to whom such regulated product is shipped, and that the COC be available for inspection upon request of the CPSC. All of the products subject to regulation by the CPSC that we manufacture were accompanied by a COC in advance of the November 12, 2008 deadline, and we are able to produce the COCs upon request, in accordance with current federal law. Further, CPSIA Section 101 establishes limitations on the levels of lead that may be present in certain products intended for use by children; similarly, CPSIA Section 108 regulates the levels of certain phthalates which may be present in certain products intended for use by children. Many of the juvenile products manufactured or distributed by us are subject to and comply with these regulations. We are currently preparing to meet the requirements of CPSIA Section 104 at such time as a final rule becomes effective. CPSIA Section 104 will require registration of certain children’s products. We will continue to monitor rulemaking by the CPSC and to work toward compliance with additional requirements of the CPSIA, particularly with respect to juvenile products sold by us, and expect to be in full compliance in advance of the respective effective dates. We incurred and will continue to incur significant costs related to the new standards. In addition, the CPSC and other regulatory agencies may also adopt new laws, rules and regulations relating to other standards. Our product solutions will not necessarily meet all future standards. Compliance with such new laws, rules and regulations may increase our costs, alter our manufacturing processes and impair the performance of our products. Further, any bankruptcy filing by or against us could adversely affect our ability to comply with new laws, rules or regulations on a timely basis.
Legal and regulatory requirements may impose costs or charges on us that impair our business and reduce our profitability.
Our marketing and advertising practices could become the subject of proceedings before regulatory authorities or the subject of claims by other parties which could require us to alter or end these practices or adopt new practices that are not as effective or are more expensive. In addition, our operations are subject to federal, state, provincial and local laws and regulations relating to pollution, environmental protection, occupational health and safety and labor and employee relations. We may not be in complete compliance with all such requirements at all times. Under various environmental laws, we may be held liable for the costs of remediation of releases of hazardous substances at any properties currently or previously owned or operated by us or at any site to which we sent hazardous substances for disposal. Such liability may be imposed without fault, and the amount of such liability could be material. We are subject to investigation under various labor and employment laws and regulations by both governmental entities and employees and former employees. Should liability be imposed as a result of such activity, particularly in the context of class or multi-plaintiff litigation, our profitability could be reduced. Further, any bankruptcy filing by or against us or our affiliates would result in significant expense for legal counsel and professional advisors.

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Our new product launches may not be successful, which could cause a decline in our market share and our level of profitability.
Each year we invest significant time and resources in research and development to improve our product offerings. In addition, we incur increased costs in the near term associated with the introduction of new product lines, including training of our employees in new manufacturing, sales processes, and the production and placement of new floor samples for our customers. We are subject to a number of risks inherent in new product introductions, including development delays, failure of new products to achieve anticipated levels of market acceptance, and costs associated with failed product introductions. In addition, we have a limited ability to increase prices on existing products, and any failure of new product introductions may reduce our ability to sell our products at appropriate price levels. Further, any bankruptcy filing by or against us or our affiliates could adversely affect our ability to improve our product offerings.
We may experience further fluctuations in our operating results due to seasonality, which could make sequential quarter to quarter comparison an unreliable indication of our performance.
We have historically experienced and expect to continue to experience seasonal and quarterly fluctuations in net sales and operating income. Our third quarter sales are typically higher than our other fiscal quarters. We attribute this seasonality principally to retailers’ sales promotions related to the 4th of July and Labor Day holidays. This seasonality means that a sequential quarter to quarter comparison may not be a good indication of our performance or how we will perform in the future.
We rely on a relatively small number of suppliers and third-party providers, and if we experience difficulty with a major supplier or a major third-party provider, we may have difficulty finding alternative sources. This could disrupt our business.
We purchase substantially all of our conventional bedding raw materials centrally to obtain volume discounts and achieve economies of scale. We obtain a large percentage of our raw materials from a small number of suppliers. For the year ended December 27, 2008, we purchased approximately 74% of our raw materials from ten suppliers. As a result of the current economic climate, our suppliers have experienced and may in the future experience disruptions in their relationships with their suppliers, which disrupt their ability to provide us with requisite supplies and negatively impact our manufacturing. Any future supply disruptions could adversely affect our ability to manufacture our products and sales.
We have supply agreements with several suppliers including L&P, Foamex, and National Standard Company. However, there is no guarantee that we will be able to renew these agreements. With the exception of certain products of L&P, Foamex and National Standard Company, we believe that we can readily replace our supply, if or when the need arises, within 90 days as we have already identified and use alternative resources.
L&P supplies the majority of certain bedding components (including certain spring components, insulator pads, wire, fiber, quilt backing and flange material) to the U.S. bedding industry. In 2008, we purchased approximately 30% of our raw materials from L&P. To ensure an adequate supply of various components, we have entered into agreements with L&P, generally expiring in the year 2010, for the supply of certain spring components. Among other things, these agreements generally require us to purchase a majority of our requirements of several components from L&P. National Standard Company is our exclusive supplier for the stranded wire used in our Advanced Pocketed Coil™ products. Foamex is our exclusive supplier for NxG™ visco-foam used in all of our Comforpedic® and Beautyrest NxG™ products.
Because we may not be able to find alternative sources for some of these components on terms as favorable to us as we currently receive, or at all, our business, financial condition and results of operations could be impaired if we lose L&P, Foamex or National Standard Company as a supplier. Further, if we do not reach committed levels of purchases, certain sales volume rebates or exclusivity to certain products could be lost.
Additionally, our domestic operations primarily utilize three third-party logistics providers which, in the aggregate, accounted for approximately 62% of our outbound wholesale shipments for the year ended December 27, 2008.
Any bankruptcy filing by or against us or our affiliates could adversely affect our ability to obtain new or maintain existing relationships with suppliers and logistics providers. Any instability of, or change in our relationship with, these providers could materially disrupt our business.

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We are subject to fluctuations in the cost and availability of raw materials, which could increase our costs or disrupt our production.
The major raw materials that we purchase for production are foam, wire, spring components, lumber, cotton, insulator pads, innersprings, foundation constructions, fabrics and roll goods consisting of fiber, ticking and non-wovens. The price and availability of these raw materials, as well as the cost of fuel to transport our products to market, are subject to market conditions affecting supply and demand. During 2007 and 2008, the cost of these components remained elevated above historical averages. Further, the price of lumber we obtain from Canada has increased as a result of increased tariffs and may increase due to adverse fluctuations in exchange rates. Additionally, during 2007 and 2008, our distribution costs were negatively impacted by the rapid rise in diesel prices. Our financial condition and results of operations may be impaired by further increases in raw material and diesel costs to the extent we are unable to pass those higher costs on to our customers. In addition, if these materials are not available on a timely basis or at all, we may not be able to produce our products, and our sales may decline.
Because we depend on our significant customers, a decrease or interruption in their business with us could reduce our sales and profits.
Our top five customers collectively accounted for approximately 26% of our bedding shipments for the year ended December 27, 2008. Most of our customer arrangements are by purchase order or are terminable at will. Several of our customer arrangements are governed by long-term supply agreements. A substantial decrease or interruption in business from our significant customers could result in a reduction in net sales, an increase in bad debt expense or the loss of future business, any of which could impair our business, financial condition or results of operations. Additionally, the expiration of a long-term supply agreement could result in the loss of future business, or the payment of additional amounts to secure a contract renewal or an increase in required advertising support, any of which could impair our business, financial condition or results of operations. Further, if our customers seek bankruptcy protection, they could act to terminate all or a portion of their business with us, originate new business with our competitors and terminate or assign our long-term supply agreements, which could impair our results of operations. Any loss of revenue from our major customers, including the non-payment or late payment of our invoices, could materially adversely affect our business, results of operations and financial condition.
Retailers may, and in the past some of our retailers did, consolidate, undergo restructurings or reorganizations, or realign their affiliations. These events may result, and have temporarily resulted, in a decrease in the number of stores that carry or carried our products, an increase in the ownership concentration in the retail industry, and/or our being required to record significant bad debt expense and write-off the unamortized portion of expenditures for customer supply agreements. Retailers may decide to carry only a limited number of brands of mattress products, which could affect our ability to sell our products to them on favorable terms, if at all, and could negatively impact our business, financial condition or results of operations. Any bankruptcy by or against us or our affiliates could adversely affect our relationship with retailers, which could impair our business, financial condition or results of operations.
If our cost cutting measures are not successful, we may become less competitive.
A variety of factors could prevent us from achieving our goal of better aligning our product offerings and cost structure with customer needs in the current business environment through reducing our operating expenses and eliminating redundancies. For example, our efforts to consolidate our plants could cause our other facilities to have to operate above optimal capacity and could increase distribution expenses. If we receive unanticipated orders, these incremental volumes could be unprofitable due to the higher costs of operating above our optimal capacity. In addition, we may not be able to sufficiently increase capacity to meet any increased demand. As a result, we may not achieve our expected cost savings in the time anticipated, or at all. In such case, our results of operations and profitability may be negatively impacted, making us less competitive and potentially causing us to lose market share.
A change or deterioration in labor relations or the inability to renew our collective bargaining agreements could disrupt our business operations and increase our costs, which could negatively impact sales and decrease our profitability.
At eight of our 21 manufacturing facilities our employees (approximately 56% of our workforce at December 27, 2008) are represented by various labor unions with separate collective bargaining agreements. Our collective bargaining agreements are typically negotiated for two- to five-year terms. We may not be able to renew these contracts on a timely basis or on favorable terms. It is possible that labor union efforts to organize employees at additional non-union facilities may be successful. It is also possible that we may experience labor-related work stoppages in the future. Any of these developments could disrupt our business operations or increase costs, which could negatively impact our sales and profitability.
The loss of the services of any member of our executive leadership team could impair our ability to execute our business strategy and negatively impact our business, financial condition and results of operations.
We depend on the continued services of our executive leadership team, including Stephen Fendrich, our President and Chief Operating Officer; Dominick Azevedo, our Executive Vice President — Sales; William Creekmuir, our Executive Vice President and Chief Financial Officer; Kristen McGuffey, our Executive Vice President and General Counsel; Timothy Oakhill, our Executive Vice President — Marketing and Licensing; and Kimberly Samon, our Executive Vice President — Human Resources. The loss of any of our key officers could impair our ability to execute our business strategy and negatively impact our business, financial condition and results of operations. We have non-compete agreements with our executive leadership team. We do not carry key man insurance for any of our management executives. Any bankruptcy filing by or against us or our affiliates could adversely affect our ability to retain and motivate our executive leadership team or other key employees.

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Our international operations are subject to foreign exchange, tariff and tax risks and our ability to expand in certain international markets is limited by the terms of licenses we have granted to manufacture and sell Simmons products.
We currently conduct significant operations in Canada. Our Canadian operations are subject to fluctuations in currency exchange rates, the potential imposition of trade restrictions, and tariff and other tax increases. We have also limited our ability to independently expand in certain international markets where we have granted licenses to manufacture and sell Simmons products. Fluctuations in the currency exchange rate between the U.S. dollar and the Canadian dollar may affect our shareholders equity and our financial condition or results of operations. In addition, as a result of a recent tax treaty between the United States and Canada, the withholding tax on transfers of cash from our Canadian operations to our U.S. operations has increased substantially which could impact our results of operations.
We have substantial funds held at few financial institutions that exceed the insurance coverage offered by the FDIC, the loss of which would have a severe negative affect on our operations and liquidity.
As of June 27, 2009, we had approximately $67.3 million held in accounts at few financial institutions in the United States, Canada and Puerto Rico. Although the FDIC insures deposits in banks and thrift institutions up to $250,000 per eligible account, the amount that we have deposited at these banks substantially exceeds the FDIC limit. If any of the financial institutions where we have deposited funds were to fail, we may lose some or all of our deposited funds that exceed the FDIC’s $250,000 insurance coverage limit. Such a loss would have a severe negative effect on our operations and liquidity.
We have retirement plans that are currently under funded and we will be required to make cash payments to the plans, reducing the cash available for our business.
We have a registered combined non-contributory defined benefit and defined contribution pension plan for substantially all of the employees of Simmons Canada and a retirement compensation arrangements (“RCA”) for certain senior officials of Simmons Canada. As of December 27, 2008, the projected benefit obligation exceeded the fair value of the plan assets of the defined benefit segment of the pension plan (“Pension Plan”) by $2.9 million. As of December 27, 2008, the fair value of the plan assets exceeded the projected benefit obligation of the RCA by $0.7 million. We expect to make estimated minimum funding contributions totaling approximately $1.1 million in 2009 related to the Pension Plan. No contributions are expected for the RCA in 2009. We also have unfunded supplemental executive retirement plans (“SERP”) for certain former executives. As of December 27, 2008, we had a liability of $3.1 million related to the SERP and anticipate making contributions to the SERP of $0.2 million in 2009. If the performance of the assets in the Pension Plan do not meet our expectations, or if other actuarial assumptions are modified, our future cash payments to the Pension Plan could be higher than we expected.
If we are not able to protect or maintain our trademarks, patents, trade secrets and other intellectual property, we may not be able to prevent competitors from developing similar products or from marketing in a manner that capitalizes on our trademarks, patents and other intellectual property.
Brands and branded products are very important to our business. We have a large number of well-known trademarks and service marks registered in the U.S., Canada and abroad, and we continue to pursue many pending applications to register marks domestically and internationally. We also have a significant portfolio of patents and patent applications that have been issued or are being pursued both domestically and abroad. In addition, certain marks, trade secrets, know-how and other proprietary materials that we use in our business are not registered or subject to patent protection. Our intellectual property is important to the design, manufacture, marketing and distribution of our products and services.
To compete effectively with other companies, we must maintain the proprietary nature of our owned and licensed intellectual property and maintain our trade secrets, know-how and other proprietary materials. Despite our efforts, we cannot eliminate the following risks:
•	it may be possible for others to circumvent our trademarks and service marks, patents and other rights;
•	our products and promotional materials, including trademarks, service marks, may now or in the future violate the proprietary rights of others;
•	we may be prevented from using our own trademarks, service marks, product designs or manufacturing technology, if challenged;
•	it may be cost prohibitive to enforce or defend our trademarks, service marks, patents and other rights;
•	our pending applications regarding trademarks, service marks and patents may not result in marks being registered or patents being issued;
•	we may be unable to protect our technological advantages when our patents expire; and
•	our trade secrets, know-how and other proprietary materials may be revealed to the public or our competitors and no longer provide protection for the related intellectual property.

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The nature and value of our intellectual property may be affected by a change in law domestically or abroad. In light of the political and economic circumstances in certain foreign jurisdictions, our rights may not be enforced or enforceable in foreign countries even if they are validly issued or registered.
While we do not believe that our overall success depends upon any particular intellectual property rights, any inability to maintain the proprietary nature of our intellectual property could have a material negative effect on our business. For example, an action to enforce our rights, or an action brought by a third party challenging our rights, could impair our financial condition or results of operations, either as a result of a negative ruling with respect to our use, the validity or enforceability of our intellectual property or through the time consumed and legal costs involved in bringing or defending such an action.
We may face exposure to product liability claims, which could reduce our liquidity and profitability and reduce consumer confidence in our products.
We face an inherent business risk of exposure to product liability claims if the use of any of our products results in personal injury or property damage. In the event that any of our products prove to be defective or if they are determined not to meet state or federal legal requirements, we may be required to recall or redesign those products, which could be costly and impact our profitability. We maintain insurance against product liability claims, but such coverage may not continue to be available on terms acceptable to us and such coverage may not be adequate to cover types of liabilities actually incurred. A successful claim brought against us if not fully covered by available insurance coverage, or any claim or product recall that results in significant adverse publicity against us, could have a material negative effect on our business and/or result in consumers purchasing fewer of our products, which could also reduce our liquidity and profitability.
An increase in our return rates or an inadequacy in our warranty reserves could reduce our liquidity and profitability.
Our return rates may not remain within our historical levels. An increase in return rates could significantly impair our liquidity and profitability. We also generally provide our customers with a limited warranty against manufacturing defects on our conventional innerspring and specialty bedding products of ten and 20 to 25 years, respectively. Our juvenile bedding products generally have warranty periods ranging from five years to a lifetime. The historical costs to us of honoring warranty claims have been within management’s expectations. However, as we have released new products in recent years, many new products are fairly early in their product life cycles. Because our products have not been in use by our customers for the full warranty period, we rely on the combination of historical experience and product testing for the development of our estimate for warranty claims. However, our actual level of warranty claims could prove to be greater than the level of warranty claims we estimated based on our products’ performance during product testing. We have also experienced non-warranty returns for reasons generally related to order entry errors, shipping damage, and to accommodate customers. If our warranty and non-warranty reserves are not adequate to cover future claims, their inadequacy could reduce our liquidity and profitability.
Additional terrorist attacks in the U.S. or against U.S. targets or actual or threats of war or the escalation of current hostilities involving the U.S. or its allies could negatively impact our business, financial condition or results of operations.
Additional terrorist attacks in the U.S. or against U.S. targets, or threats of war or the escalation of current hostilities involving the U.S. or its allies, or military or trade disruptions impacting our domestic or foreign suppliers of components of our products, may impact our operations, including, but not limited to, causing supply chain disruptions and decreased sales of our products. These events could also cause an increase in oil or other commodity prices, which could adversely affect our raw materials or transportation costs. More generally, any of these events could cause consumer confidence and spending to decrease. These events also could cause or act to prolong an economic recession in the U.S. or abroad. Any of these occurrences could have a significant impact on our business, financial condition or results of operations.
An outbreak of swine flu or a pandemic, or the threat of a pandemic, may adversely impact our ability to produce and deliver our products or may adversely impact consumer demand.
A significant outbreak of swine flu, or a similar pandemic, or even a perceived threat of such an outbreak, could cause significant disruptions to our supply chain, manufacturing capability, corporate support infrastructure or distribution system that could adversely impact our ability to produce and deliver products. Similarly, such events could cause significant adverse impacts on consumer confidence and consumer demand generally. Any of these occurrences could have a significant impact on our business, financial condition or results of operations.
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds
None.

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Item 3. Defaults Upon Senior Securities
See Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
Item 4. Submission of Matters to a Vote of Security Holders
None.
Item 5. Other Information
Amendments to Articles of Incorporation.
On August 18, 2009, Simmons Bedding amended its amended and restated certificate of incorporation to provide for three classes of directors, as nearly equal in number as possible. Accordingly, the current members of the Board of Directors of Simmons Bedding will be divided into three classes. The term of office of the first class of directors will expire in 2009, the term of office of the second class of directors will expire in 2010 and the term of the third class of directors will expire in 2011. The amended and restated certificate of incorporation of Simmons Bedding is filed herewith as Exhibit 3.1.
On August 20, 2009, THL-SC Bedding Company filed a certificate of amendment of certificate of incorporation to change its name to Bedding Holdco Incorporated. On August 20, 2009, Simmons Holdco, Inc., Holdings’ parent company, also filed a certificate of amendment of certificate of incorporation to change its name to Bedding Superholdco Incorporated. The certificates of amendment of certificate of incorporation are filed herewith as Exhibits 3.2 and 3.3.
Item 6. Exhibits

3.1	Third Amended and Restated Certificate of Incorporation of Simmons Bedding.

3.2	Certificate of Amendment of Certificate of Incorporation of THL-SC Bedding Company.

3.3	Certificate of Amendment of Certificate of Incorporation of Simmons Holdco Inc.

10.1
Second Amendment to Second Forbearance Agreement and Fifth Amendment to the Second Amended and Restated Credit and Guaranty Agreement dated as of May 27, 2009, by and among Simmons Bedding, Bedding Holdco and certain subsidiaries of Simmons Bedding, and the senior lenders.

10.2	Amendment No. 2 to Forbearance Agreement to Indenture dated May 27, 2009, by and among Simmons Bedding Company, the Guarantors (as defined in the Indenture) and the Amending Holders.

31.1	President and Chief Operating Officer Certification of the Type Described in Rule 13a — 14(a) and Rule 15d — 14(a).

31.2	Chief Financial Officer Certification of the Type Described in Rule 13a — 14(a) and Rule 15d — 14(a).

32.1	Certification of President and Chief Operating Officer pursuant to 18 U.S.C. Section 1350 (furnished herewith).

32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350 (furnished herewith).

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, Simmons Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMMONS COMPANY

By:	/s/ William S. Creekmuir
William S. Creekmuir
Executive Vice President & Chief Financial Officer
Date: August 21, 2009

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Exhibit C
EXHIBIT C
PROJECTED FINANCIAL INFORMATION OF SERTA HOLDINGS
Serta Holdings has prepared its projected financial results on a consolidated basis for the calendar years 2009, 2010, 2011, 2012 and 2013 (the “Projections”). Estimates for 2009 comprise unaudited actual results from management accounts for the nine months ended September 30, 2009 and projections for the period October 1, 2009 to December 31, 2009. The financial information discussed herein includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. See “Cautionary Statement Regarding Forward Looking Statements” in the Disclosure Statement.
The Projections included in this document have been prepared by, and are the responsibility of, Serta Holdings’ management. The Projections were not prepared to comply with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants and the Rules and Regulations of the Securities and Exchange Commission. Serta Holdings’ independent auditors have neither examined, compiled nor performed any procedures with respect to the Projections and accordingly do not express any opinion or any other form of assurance with respect to the Projections, assume no responsibility for the Projections and disclaim any association with the projections. Results set forth in the financial projections should not be viewed as indicative of future results. Except for purposes of the Disclosure Statement, Serta Holdings does not publish projections of its anticipated financial position or results of operations.
SIGNIFICANT ASSUMPTIONS FOR FINANCIAL PROJECTIONS
SERTA HOLDINGS HAS PREPARED THESE FINANCIAL PROJECTIONS BASED UPON THE FOLLOWING ASSUMPTIONS THAT THEY BELIEVE TO BE REASONABLE UNDER THE CIRCUMSTANCES. MANY OF THE ASSUMPTIONS ON WHICH THE FINANCIAL PROJECTIONS ARE BASED ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES. INEVITABLY, SOME ASSUMPTIONS WILL NOT MATERIALIZE AND UNANTICIPATED EVENTS AND CIRCUMSTANCES MAY AFFECT THE ACTUAL FINANCIAL RESULTS. THEREFORE, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE PROJECTION PERIOD MAY VARY FROM THE PROJECTED RESULTS AND THE VARIATIONS MAY BE MATERIAL. ALL HOLDERS OF CLAIMS AND INTERESTS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE URGED TO EXAMINE CAREFULLY ALL OF THE ASSUMPTIONS ON WHICH THE FINANCIAL PROJECTIONS ARE BASED IN EVALUATING THE PLAN.
General
•	Methodology. The Projections were developed based on assumptions of macroeconomic and industry factors, as well as factors specific to Serta Holdings’ brands, products and customers. These assumptions were developed by Serta Holdings’ management using their best business judgment. The Projections were prepared in good faith by Serta Holdings’ management using the same accounting policies, to the extent applicable, as those used to prepare its historical financial statements.
•	Fiscal Years. Financial projections are presented on a calendar year end.
•	Effective Date. The Financial Projections assume an Effective Date of March 15, 2010.
•	Macroeconomic and Industry Environment. The projections reflect management’s expectation of the bedding industry reverting to historical levels of unit and AUSP growth going forward, driven by a broader economic recovery beginning in late 2010 and 2011.

Exhibit C-1

Projected Income Statement
•	Revenues. Net revenues are projected to increase 7.4% in 2010, 7.6% in 2011 and 5.9% in 2012 and 2013. Management expects Serta Holdings’ unit sales to grow in line with the rest of the bedding industry and AUSP to increase as a result of inflation and changes in product mix toward higher-end products.
•	Cost of Goods Sold. Cost of goods sold primarily includes raw material costs (steel, foams, fabric and others) with labor and overhead being a smaller portion of the total cost. Annual inflation factors were applied to various material categories as well as variable overhead based on expected commodity price increases and product mix shifts and adjusted for anticipated productivity and efficiency gains such as reduced pounds of scrap per piece and reduced direct labor hours per piece. Fixed manufacturing overhead is projected to increase in line with inflation.
•	Gross Margins. Gross margins are expected to remain flat at 40.5% driven primarily by commodity price inflation adjusted for improvements in manufacturing efficiency and labor productivity.
•	Selling, General and Administrative Expenses. SG&A expenses primarily consist of variable expenses, such as distribution costs which are expected to remain flat as a percentage of revenue going forward and selling and advertising costs which are expected to increase moderately as a percentage of revenue over the projection period. SG&A expenses also include fixed expenses, such as salaries and fringe benefits which are expected to grow in line with inflation.
•	Other Operating Expenses. Other operating expenses include the amortization of intangible assets, non-cash stock-based compensation, plant closure costs and a goodwill impairment charge in 2008. The projections reflect management’s expectation that there will be no goodwill impairment charges and plant closure costs. Non-cash stock-based compensation expense and amortization reflect scheduled amounts through 2013.
•	Tax Shield. Prior to the acquisition of NBC and certain of its affiliates by AOT in 2005, NBC was a limited liability company that was treated as partnership for tax purposes. As a result of the acquisition by AOT of 100% of the NBC interests and subsequent acquisitions, the tax basis of the company’s assets were increased to their fair market values, resulting in additional tax deductible amortization over a 15-year period. The amortization associated with the increase in tax basis reduces Serta Holdings’ taxable income by approximately $48 million annually. On a present value basis assuming blended U.S. federal and state income tax rate of 40% and a discount rate equal to 11%, the value of this tax shield is expected to be approximately $123 million as of December 31, 2009. As of December 31, 2008, Serta Holdings had approximately $40 million of net operating losses that may be available to reduce taxable income throughout the projection period and beyond.
•	Capital Expenditures. Serta Holdings expects to spend approximately $7 million per annum on maintenance and expansion capital expenditures, based on historical maintenance capital spending requirements and project-level budgets for expansion capex.

Exhibit C-2

•	Working Capital. Accounts Receivable and Accounts Payable levels are projected to fluctuate with Revenues and throughout the year based on historical seasonality and levels. Inventory turns are projected to remain constant going forward.
•	Capital Structure and Interest Expense. Interest expense projections are based on Serta Holdings’ existing capital structure using the forward LIBOR curve (adjusted for hedges currently in place). The projections assume that upon maturity the capital structure is refinanced by another facility with substantially similar terms.
•	Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). For purposes of the projections, Adjusted EBITDA is a pro forma measure defined as operating income (loss) plus the amortization of intangible assets, depreciation, goodwill impairment charge, non-cash stock-based compensation, gains and losses on property and equipment, management fees, plant closure costs and other credit agreement related adjustments. Adjusted EBITDA is presented because it is used by Serta Holdings’ lenders for purposes of compliance with provisions of its credit agreements and assessment of credit evaluation, by management and the investors in assessing the operating performance of the company and the determination of management incentive compensation.

Exhibit C-3

Serta Holdings Financial Information

	Actual		9ME		LTM	Estimated	Forecast
($ in millions)	2007	2008	Sep-08	Sep-09	Sep-09	2009E	2010P	2011P	2012P	2013P

Net Sales	$756.4	$812.2	$649.8	$573.9	$736.3	$742.3	$797.0	$857.3	$908.2	$962.2

Cost of Goods Sold	450.0	524.0	419.5	335.2	439.7	434.7	474.3	510.0	540.6	572.6

Gross Profit	306.4	288.2	230.3	238.7	296.6	307.6	322.7	347.2	367.6	389.5

Selling & Advertising Expense	141.5	145.9	122.3	105.3	128.9	132.1	145.5	157.2	166.2	176.2
Delivery Expense	31.7	38.9	31.7	24.1	31.4	34.2	38.5	40.4	41.7	43.1
Administrative Expense	38.3	42.6	31.4	33.4	44.6	48.4	42.7	44.2	45.7	47.3
Other Operating Expenses	12.1	90.1	7.6	8.8	91.4	9.6	9.0	5.8	5.8	5.8

Operating Income / (Loss)	$82.8	$(29.3)	$37.4	$67.0	$0.2	$83.4	$86.9	$99.6	$108.2	$117.2

Reconciliation to Adjusted EBITDA
Operating Income / (Loss)	$82.8	$(29.3)	$37.4	$67.0	$0.2	$83.4	$86.9	$99.6	$108.2	$117.2
Amortization of Intangibles	7.4	7.4	5.6	5.6	7.4	7.4	6.9	5.8	5.8	5.8
Severance & Restructuring (Plant Closures)	2.2	2.5	0.2	0.4	2.8	—	—	—	—	—
Goodwill Impairment	—	77.8	—	—	77.8	—	—	—	—	—
Depreciation Expense	8.5	8.4	6.5	6.5	8.4	8.5	8.5	8.5	8.5	8.5
Other Credit Agreement Adjustments	4.1	3.4	2.2	3.2	4.4	2.7	2.7	0.5	0.5	0.5

Adjusted EBITDA	$105.0	$70.2	$51.9	$82.7	$101.0	$102.0	$105.0	$114.4	$123.0	$132.0

	Actual			Estimated		Forecast
($ in millions)	2007	2008	Sep-09	Dec-09	Mar-10	2010P	2011P	2012P	2013P

Cash	$53.3	$29.1	$97.3	$100.6	$104.9	$116.8	$133.3	$149.3	$166.8
Current Assets exc. Cash	113.8	126.5	121.2	91.0	111.9	98.7	121.7	129.2	137.1
Current Liabilities exc. Debt	105.3	104.9	109.3	81.6	101.5	88.9	110.4	117.3	124.5
Total Long-Term Debt	631.8	627.6	624.4	613.5	599.6	560.8	507.0	454.6	397.9

Exhibit C-4

Exhibit D
EXHIBIT D
PROJECTED FINANCIAL INFORMATION OF NEW PARENT
Set forth below are the pro forma and projected financial results for New Parent on a combined basis for calendar years 2009, 2010, 2011, 2012 and 2013 (the “New Parent Projections”). The financial information discussed herein includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. See “Cautionary Statement Regarding Forward Looking Statements” in the Disclosure Statement.
The New Parent Projections included in this document have been prepared by, and are the responsibility of, the management of Serta Holdings and Simmons Company. The New Parent Projections were not prepared to comply with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants and the Rules and Regulations of the Securities and Exchange Commission. Serta Holdings’ independent auditors and the Company’s independent registered public accounting firm have neither examined, compiled nor performed any procedures with respect to the New Parent Projections and accordingly do not express any opinion or any other form of assurance with respect to the New Parent Projections, assume no responsibility for the New Parent Projections and disclaim any association with the projections. Results set forth in the financial projections should not be viewed as indicative of future results. Except for purposes of the Disclosure Statement, the Purchasers do not publish projections of the anticipated financial position or results of operations of New Parent.
SIGNIFICANT ASSUMPTIONS FOR FINANCIAL PROJECTIONS
THE FINANCIAL PROJECTIONS FOR NEW PARENT ARE BASED UPON THE FOLLOWING ASSUMPTIONS THAT THEY BELIEVE TO BE REASONABLE UNDER THE CIRCUMSTANCES. MANY OF THE ASSUMPTIONS ON WHICH THE PROJECTIONS ARE BASED ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES. INEVITABLY, SOME ASSUMPTIONS WILL NOT MATERIALIZE AND UNANTICIPATED EVENTS AND CIRCUMSTANCES MAY AFFECT THE ACTUAL FINANCIAL RESULTS. THEREFORE, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE PROJECTION PERIOD MAY VARY FROM THE PROJECTED RESULTS AND THE VARIATIONS MAY BE MATERIAL. ALL HOLDERS OF CLAIMS AND INTERESTS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE URGED TO EXAMINE CAREFULLY ALL OF THE ASSUMPTIONS ON WHICH THE FINANCIAL PROJECTIONS ARE BASED IN EVALUATING THE PLAN.
Assumptions
•	Equity Capitalization. The equity capitalization of New Parent will consist of approximately $310 million of Class B membership interests issued in return for new capital invested as part of this transaction; up to $15 million of Class A Units issued to Eligible Investors in accordance with the Plan; and $200 million of Class A membership interests issued to the Sponsors and their affiliates and co-investors who are currently equity holders of Serta Holdings as well as management, employees and independent directors of Serta Holdings in exchange for all of the outstanding stock of Serta Holdings. Additional Class B Membership interests may be issued to fund additional working capital needs or strategic transactions.
•	Operations. The combined financial projections assume that Simmons Company and Serta Holdings will continue to operate as separate and independent entities. Any transactions between the two entities, whether to realize synergies or for any other reason, will be negotiated at arm’s length in accordance with the provisions of the master services agreement between the two companies. Only nominal incremental tax, audit and board fees are expected to be incurred at the New Parent.

Exhibit D-1

•	Cost Savings. Run-rate cost savings totaling approximately $50 million annually are expected to be achieved within 18 to 36 months after the closing. Cost savings are primarily expected to be derived from improvements in raw material sourcing through volume purchasing and vendor best-pricing, optimization of logistics including expansion of in-house logistics capabilities and implementation of manufacturing best practices. Based on a detailed investigation of cost-savings opportunities, it is expected that approximately 51% of the total cost savings will be realized by Simmons Company and 49% will be realized by Serta Holdings and its subsidiaries.
•	Cost to Achieve Synergies. Aggregate cost of achieving the aforementioned synergies is expected to be in the $30-40 million range. These expenses will be incurred in the form of capital expenditures and non-recurring restructuring costs.
•	Effective Date. The New Parent Projections assume an Effective Date of March 15, 2010.
•	Pro Forma. The 2009 financial information presented below is pro forma to assume an Effective Date as of the beginning of 2009. The March 15, 2010 balance sheet presented below is pro forma to assume an Effective Date as of March 15, 2010. The pro forma information does not purport to be indicative of the financial position and results that actually would have been obtained had the transactions been completed as of the assumed Effective Date and for the period presented or that may be obtained in the future.
New Parent Financial Information

	Pro Forma	Forecast
($ in millions)	2009E	2010P	2011P	2012P	2013P

Net Sales	$1,645.4	$1,861.5	$2,017.0	$2,104.1	$2,248.0

Cost of Goods Sold	949.0	1,136.5	1,232.8	1,293.6	1,377.3
Gross Profit	$696.4	$725.0	$784.2	$810.5	$870.6

SG&A	561.3	565.5	571.5	591.5	632.6
Operating Income / (Loss)	$135.1	$159.5	$212.7	$219.0	$238.1

Adjusted EBITDA	$232.5	$225.6	$260.2	$268.6	$286.6

Run-Rate Cost Savings	50.0

Adj. EBITDA w/ Run-Rate Cost Savings	$282.5

	Pro Forma	Forecast
($ in millions)	Mar-10	2010P	2011P	2012P	2013P

Cash	$119.3	$182.0	$254.4	$342.1	$443.4
Current Assets	272.0	266.1	303.1	314.9	332.7
Current Liabilities	211.7	220.0	253.5	265.5	283.3
Total Long-Term Debt	1,047.6	1,005.0	947.7	885.2	815.8

Exhibit D-2

Pro Forma Capitalization — Serta Holdings

PF
$ in millions	Mar-10

Cash	$104.9

1st Lien Term Loan	389.6
2nd Lien Term Loan	210.0
Total Net Debt	$494.7

Common Equity	200.0
TEV inc. Tax Shield	$694.7

(-) PV of Serta Tax Shield	(122.9)

TEV exc. Tax Shield	$571.8

Pro Forma Capitalization — Simmons

PF
$ in millions	Mar-10

Cash	$14.4

Existing IRB’s	13.0
New ABL Revolver (1)	10.0
New Sr. Sec. Notes	425.0
Total Net Debt	$433.6

New Preferred (2)	314.5
New Common Equity — Holdco	15.0

TEV	$763.2

(1)	Such amount may not be drawn if LC’s can be rolled to new ABL facility.

(2)	Assumes all Holdco Noteholders elect to purchase common equity and includes purchaser fees and expenses.

Exhibit D-3

Pro Forma Capitalization — New Parent

PF
$ in millions	Mar-10

Simmons Cash	$14.4
Serta Holdings Cash	104.9

Serta Holdings 1st Lien Term Loan	389.6
Serta Holdings 2nd Lien Term Loan	210.0
Serta Holdings Net Debt	$494.7

Existing Simmons IRB’s	13.0
New Simmons ABL Revolver	10.0
New Simmons Sr. Sec. Notes	425.0
Simmons Net Debt	$433.6

Total Net Debt	$928.4

New Preferred	314.5
New Common Equity — HoldCo	15.0
Common Equity — Serta Holdings Contributed Equity	200.0
TEV inc. Tax Shield	$1,457.9

(-) PV of Serta Holdings Tax Shield	(122.9)

TEV exc. Tax Shield	$1,335.0

Exhibit D-4

Exhibit E
EXHIBIT E
DESCRIPTION OF CLASS A UNITS
The following is a summary of the material terms of the Class A Units being offered to Eligible Investors and certain related provisions of the Amended and Restated Operating Agreement of New Parent (the “Operating Agreement”) and of the Delaware Limited Liability Company Act (“DLLCA”). In addition to reviewing this description, Eligible Investors contemplating a purchase of Class A Units should review SECTION XII — “CERTAIN FACTORS TO BE CONSIDERED” of the Disclosure Statement for a discussion of some of risks that should be considered prior to making any investment decision.

Issuer	New Parent, the direct or indirect owner of the Company and AOT after effectiveness of the Plan.

Class A Units	Class A units in New Parent having a subscription price of $1,000 per unit (“Class A Units”). Upon effectiveness of the Plan, Class A Units will be held by: (i) the Sponsors and their affiliates and co-investors who currently are the equity holders of AOT, (ii) the owners of other assets contributed to New Parent at or prior to effectiveness of the Plan, (iii) management, employees and independent directors pursuant to a management and employee compensation and stock ownership plan approved by the Sponsors, and (iii) any Eligible Investors holding allowed Holdco Note Claims that elect to use cash distributions under the Plan to purchase Class A Units in accordance with the Plan (the “Permitted Class A Units” and, together with the Permitted Class B Units, the “Permitted Initial Interests”).

Class A Units shall be subscribed for and purchased at par. The aggregate subscription price for the initial Class A Units issued in exchange for the capital stock of AOT and other assets contributed to New Parent at or prior to Closing in connection with the transactions contemplated by the Plan shall be $200 million, provided that such amount shall be increased by the aggregate amount received by AOT after September 24, 2009 representing the exercise price for any options to acquire AOT stock exercised during such period.

New Parent reserves the right to divide the Class A Units for purposes of the definitive Operating Agreement into two sub-classes, Class A-1 Units and Class A-2 Units. Only Ontario Teachers (for a portion of its Units) will hold Class A-2 Units. The Class A-1 Units and Class A-2 Units would be identical, except that the Class A-2 Units shall not vote with respect to election of the Board of Managers (“Board”) of New Parent and shall be entitled to receive supplemental distributions in an amount equal to the management fees payable to Ares and its affiliates provided that the aggregate of management fees and the supplemental distributions referenced above payable to the Sponsors and their affiliates shall not exceed $2 million annually, plus documented out-of-pocket expenses. Such supplement distributions will be payable prior to the application of the Distribution Waterfall described below.

Exhibit E-1

Class B Units	New Parent also is issuing upon effectiveness of the Plan Class B units in New Parent having a subscription price of $1,000 per unit (“Class B Units”), to finance a portion of the costs of acquiring the Company pursuant to the Plan Sponsor Agreement, together with related fees and expenses of New Parent, and potentially to finance other acquisitions of assets by New Parent and its subsidiaries from licensees or other parties. New Parent estimates that the aggregate subscription price of Class B Units initially issued will be less than $365 million, although the final amount of Class B Units to be issued will depend upon the financial requirements of New Parent. New Parent does not intend to raise indebtedness to finance the Plan, but reserves the right to do so or to raise indebtedness at any time thereafter.

New cash investments by the Sponsors, their affiliates and co-investors in New Parent at effectiveness of the Plan will be made by purchasing Class B Units. The Sponsors may subscribe for the necessary Class B Units themselves or may seek to obtain acquisition financing commitments from others. For example, New Parent has obtained acquisition financing commitments from DDJ Capital Management, LLC, Farallon Capital Management, LLC, Sola Ltd, and Solus Core Opportunities Master Fund Ltd. (the “New Parent Financing Parties”) to purchase $55 million of the Class B Units. However, the Sponsors have agreed with the Debtors that, regardless of the commitments from the New Parent Financing Parties or any other person, each Sponsor remains obligated with respect to its guarantee of the purchase price due at Closing under the Plan Sponsor Agreement to the extent described under “SECTION IV.D. — EVENTS LEADING TO THE CHAPTER 11 CASES — GUARANTEE” in the Disclosure Statement, subject to the terms and conditions of the Plan Sponsor Agreement.

Initial Capitalization	Other than the Class A Units and the Class B Units upon confirmation of the Plan, New Parent will have no other outstanding equity or equity-like securities or instruments or options, rights, convertible securities or similar securities providing for the issuance of any additional equity or equity-like securities or instruments.

There is no limit on the number of Class A Units or Class B Units that may be issued upon effectiveness of the Plan. In addition, subject to the preemptive rights in favor of Class B Units (but not Class A Units), the Operating Agreement authorizes the Board to issue additional units at any time and from time to time, whether of an existing class or series or a new class or series, in each case on such terms and conditions as the Board may determine.

Liquidation Preference	Class A Units have no liquidation preference. Class B Units are entitled to a “Liquidation Preference” equal to the initial subscription price per share as reduced from time to time by the aggregate amount of all distributions paid per share of Class B Units. The then outstanding Liquidation Preference shall accrete at a 6% rate, compounded annually. The Liquidation Preference shall never be less than zero.

Exhibit E-2

Distributions	All cash or non-cash dividends or distributions paid with respect to the equity securities of New Parent (other than supplemental distributions with respect to Class A-2 Units or pursuant to management and employee compensation and stock ownership plans approved by the Sponsors) shall be applied as follows (the “Distribution Waterfall”):

first, to make distributions on a pro rata basis on the Class B Units until such time as their Liquidation Preference has been reduced to zero;

second, to make distributions on a pro rata basis on the Class A Units other than those issued pursuant to an equity incentive or ownership plan until such time as there has been paid $1,000 per such unit;

third, to make distributions on a pro rata basis on certain Class A Units issued pursuant to an equity incentive or ownership plan until such time as there has been paid $1,000 per such unit;

fourth, to make “catch-up” distributions on a pro rata basis to all Class A Units until the aggregate amount of distributions for each such Class A Unit since the Closing equals the aggregate amount of distributions for each Class B Units since the Closing; and

fifth, to make distributions on Class A Units and Class B Units on a pro rata basis.

100% of all distributable net cash and non-cash proceeds received by New Parent arising from a “Sale of the Company”, defined as the sale of all or substantially all of the consolidated assets of New Parent (whether held by New Parent or one or more of its subsidiaries and whether by way of an asset sale, security sale, tender offer, merger or other similar transaction) shall be distributed to New Parent’s equity holders in accordance with the Distribution Waterfall, unless New Parent and each holder of Class B Units other than those held by the Sponsors or their affiliates consent in writing.

Conversion Upon IPO	In connection with an initial public offering of common stock by New Parent (an “IPO”), the Class A Units and the Class B Units shall automatically convert, without any action by the holders thereof, into fully paid and nonassessable shares of common stock or other similar equity securities (the “Converted Securities”). The amount of Converted Securities to be issued to any holder of Class A or Class B Units shall be determined by applying the Distribution Waterfall to the market value of all Class A and Class B Units pursuant to such procedure as the Board shall approve.

Exhibit E-3

Management; Limited Voting Rights	The Board will have the exclusive right and full power and authority to manage and control the business and affairs of New Parent. The Board will be elected by the holders of Class A-1 Units holding a plurality of the Class A-1 Units present in person or represented by proxy and entitled to vote on the election of managers at any meeting of members.

As of the effective date of the Plan, because of the level of their holdings of Class A-1 Units, the Sponsors will control the vote with respect to the election of managers. It is not anticipated that other holders of Class A-1 Units, whether individually or in the aggregate, other than the Sponsors, will have any representation on the Board or influence in the manner in which New Parent is managed.

The Operating Agreement also will specify that the members of the Board are subject to fiduciary duties to the members of New Parent to the extent of the fiduciary duties owed by directors of a Delaware corporation to its stockholders; provided, however, that the corporate opportunity doctrine will not apply and that the Operating Agreement may eliminate or limit the personal liability of the managers to the extent permitted under Section 102(b)(7) of the Delaware General Corporation Law. These are important limitations on investors’ rights, and Eligible Investors considering an investment in the Class A-1 Units should consult with their own legal counsel prior to making an investment decision.

The Class A Units do not have special voting or approval rights or other minority protections available in some other private companies. However, the majority in interest of the Class B Units which are not held by the Sponsors or any of their affiliates or co-investors do have the right to approve the entrance into or material amendment or modification of any related party transactions among New Parent and/or its controlled subsidiaries, on the one hand, and the Sponsors and/or any of their affiliates (other than New Parent and/or its controlled affiliates), on the other hand (other than (x) management fees to Ares or its affiliates pursuant to a management agreement and supplemental distributions to Ontario Teachers with respect to its Class A-2 Units which in the aggregate shall not exceed $2 million in the aggregate during any calendar year, plus reasonable documented out-of-pocket expenses, and (y) the participation by the Sponsors and/or their affiliates in the financing of the transactions contemplated by the Plan), to the extent any such transaction is not at least as favorable to New Parent or the applicable controlled subsidiary as a transaction with a third party on arm’s-length terms.

Reporting	New Parent will provide to each holder of Class A or Class B Units annual and quarterly consolidated financial statements, including a balance sheet, income statement and statement of cash flows. In addition, New Parent has agreed to provide the New Parent Financing Parties and their affiliates committing to invest in Class B Units with the following additional information so long as they maintain a certain minimum holding of Class B Units: (a) such quarterly reporting as AOT Bedding Holdings Corp. (or its subsidiaries), Holdco (or its subsidiaries) and/or New Parent provides to its debt investors from time to time, and (b) reasonable access to Sponsor directors and officers on the Board. New Parent may or may not agree to provide additional financial information from time to time. The provision of all information shall be subject to such confidentiality restrictions as New Parent or the Sponsors may reasonably require.

Exhibit E-4

Drag and Tag Rights	The Sponsors will have the right to drag-along holders of the Class A or Class B Units in a transaction (a “Change of Control Transaction”) involving (i) a Sale of the Company to any person or entity other than a Sponsor or any of its affiliates or (ii) a sale to any person or entity other than a Sponsor or any of its affiliates of a majority of the equity interests in New Parent. In the case of any drag-along sale, holders of Class A or Class B Units shall be entitled to participate in the net cash or non cash proceeds of the sale in accordance with the Distribution Waterfall as provided in “Distributions” above, and shall only be required to sell their units (a) in proportion to the sale by the Sponsors of their Class A and/or Class B Units in such sale, (b) on no less favorable terms and conditions as the Sponsors and (c) without giving any representations or warranties (or otherwise having liability) to the purchaser other than as to clear title, due authority, required approvals and absence of conflicts. Notwithstanding the foregoing, drag-along rights shall expire upon an IPO.

Following the disposition of one-third, in the aggregate, taking into consideration all prior transfers, of the outstanding Class A Units by the Sponsors, the holders of Class A or Class B Units will have the right to tag-along, in connection with any disposition of Class A Units by the Sponsors, provided that the holders of Class B Units will tag on an as converted basis and without separate payment of the Liquidation Preference. Following the disposition of one-third, in the aggregate, taking into consideration all prior transfers, of the outstanding Class B Units by the Sponsors, the holders of Class B Units will have the right to tag-along in connection with any disposition of Class B Units by the Sponsors. Notwithstanding the foregoing, tag-along rights will not apply to transfers among the Sponsors and/or their affiliates and/or limited partners. Subject to the drag-along outlined above, the holders of Class A and Class B Units shall also be permitted to tag-along in any Change of Control transaction and all proceeds from the sale of interests in such Change of Control transaction shall be distributed pursuant to the Distribution Waterfall. In addition, tag-along rights shall expire upon an IPO.

Transfer Restrictions	The Class A Units are subject to significant restrictions on transfer.

Prior to an initial public offering of New Parent, no member shall transfer any Class A Units, other than in one of the following transactions:

• with respect to a transfer by Ares or Ontario Teachers, a transfer with the prior written consent of the other;

• a transfer pursuant to the drag-along or tag-along provisions described in “Drag and Tag Rights” above;

Exhibit E-5

• a transfer to a Permitted Transferee (as defined below);

• a transfer to a person that is also a member immediately prior to the consummation of such transfer or to its Permitted Transferee;

•     a transfer of Class A Units with the prior written consent of New Parent, which shall not be unreasonably withheld, conditioned or delayed, subject to a right of first refusal in favor of the Sponsors and New Parent providing for a five business day period in which the Sponsors and New Parent may elect to accept or reject the offer and, if the offer is rejected, a 60-day selling period for the transferring member; or

•     if a member holds Class A Units and Class B Units, a transfer of all or a portion of the Class B Units and all of the Class A Units held by such member, if any, with the prior written consent of New Parent, which shall not be unreasonably withheld, conditioned or delayed, subject to a right of first offer in favor of the Sponsors and New Parent providing for a five business day period in which the Sponsors and New Parent may elect to accept or reject the offer and, if the offer is rejected, a 60-day selling period for the transferring member.

“Permitted Transferee” means:

•     with respect to any member who is a natural person, (a) such member’s spouse, parents, grandparents and descendents, including adopted relationships and the spouses of all such persons (the foregoing persons being a “Family Group”) and (b) any trust which is for the primary benefit of such Member and/or such Member’s Family Group (a “Trust”) or a charitable organization which is controlled by such member;

•     with respect to any member that is a Trust, such Trust’s beneficiaries, the members of the Trust’s beneficiaries’ respective Family Groups, and any corporation, partnership, limited liability company or other entity in which the beneficial owners of all the equity interests are members of such Trust’s beneficiaries’ respective Family Groups and/or the Trust; and

•     with respect to any member that is a fund, (a) any investment manager, investment advisor or general partner of such member, (b) any investment fund, investment account or investment entity whose investment manager, investment advisor or general partner is such member or (c) any investment fund, investment account or investment entity whose investment manager, investment advisor or general partner is the same entity as such member’s investment manager, investment advisor or general partner, provided that in no event shall the limited partners of such member constitute Permitted Transferees.

Exhibit E-6

Notwithstanding the foregoing, a proposed transfer of units will not be effective:

• if the proposed transferee is any of New Parent’s competitors, customers or suppliers or any of their respective controlled, commonly controlled or controlling affiliates;

•     until the proposed transferee, if not already a party to the Operating Agreement, has executed a joinder and any other standard and customary documentation as may be required by New Parent form time to time;

• if such transfer is for units in minimum denominations of less than $5 million in initial subscription price, unless such units represent all of the units held by the transferring member;

•     if the proposed transferee is not a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) or a fund or account under common management with a “qualified institutional buyer”;

• if such transfer does not comply with applicable securities laws; and

•     if, after giving effect to such transfer, more than 400 persons (excluding the Sponsors, their respective affiliates, and the managers, officers and employees of New Parent and its subsidiaries) would hold of record equity securities of any class of New Parent for purposes of Section 12(g) of the Exchange Act.

In addition, the Operating Agreement limits the total number of record holders that may hold any class of equity securities of New Parent at any one time to 400 (excluding the Sponsors, their respective affiliates, and the managers, officers and employees of New Parent and its subsidiaries) (or such larger number established by the Board) and authorizes New Parent (i) to notify an Affected Member (as defined below) that it has 10 days to (x) rescind the transaction causing such member to become an Affected Member or (y) otherwise reconfigure its ownership of the units to cause such member to no longer be an Affected Member and (ii) if the member remains an Affected Member after such 10-day period, to (xx) require that the Affected Member transfer its units to an existing member (not affiliated with any Sponsor) in the event that the limit is exceeded or (yy) if no transfer is practicable in a timely manner to avoid the registration requirements of Section 12(g), New Parent may redeem an Affected Member’s units to reduce the number

Exhibit E-7

of record holders to 400 (or such larger number established by the Board). The price at which such transfer or redemption shall be effected will not be less than the greater of (x) the fair market value of the units as determined in good faith by the Board and (y) the subscription price of the units. Pending such a compulsory transfer or redemption, the Affected Member whose units are to be transferred or redeemed shall not have the right to vote or receive distributions in respect of such units. The Board may from time to time, without the approval of the members, increase the maximum number of record holders that may hold any class of equity securities of New Parent at any one time. “Affected Member” shall mean (i) a member which is the purported transferee of units pursuant to a transfer which causes the record holders that hold any class of equity securities of New Parent at any one time to exceed 400 (or such larger number established by the Board) as calculated for purposes of Section 12(g) of the Securities Exchange Act of 1934 (excluding the Sponsors, their respective affiliates, and the managers, officers and employees of New Parent and its subsidiaries) or (ii) (x) if New Parent concludes that record holders that held any class of equity securities of New Parent on the Effective Date of the Plan exceeded 400 (or such larger number established by the Board) as calculated for purposes of Section 12(g) (excluding the Sponsors, their respective affiliates, and the managers, officers and employees of New Parent and its subsidiaries), those members holding the smallest number of units of such class of equity securities of New Parent on the Effective Date of the Plan required to transfer their units to cause the record holders of such class of equity securities of New Parent at such time to equal 400 (or such larger number established by the Board) as calculated for purposes of Section 12(g) (excluding the Sponsors, their respective affiliates, and the managers, officers and employees of New Parent and its subsidiaries) or (y) if New Parent concludes that record holders that held any class of equity securities of New Parent exceeded 400 (or such larger number established by the Board) as calculated for purposes of Section 12(g) (excluding the Sponsors, their respective affiliates, and the managers, officers and employees of New Parent and its subsidiaries) after the Effective Date of the Plan as the result of a change in the nature of the ownership of a member’s units, the member the nature of whose ownership so changed.

Preemptive Rights	Holders of Class A Units will not benefit from preemptive rights. The Sponsors and other holders of Class B Units will have preemptive rights as they may agree from time to time.

Registration Rights	The Class A Units will be issued to Eligible Investors will be offered and sold in reliance on the exemption afforded under section 1145(a)(1) of the Bankruptcy Code and deemed to be made in a public offering under section 1145(c) of the Bankruptcy Code. Accordingly, as a general matter, Eligible Holders, other than underwriters or affiliates of the issuer, should be free to resell such securities without registration under the Securities Act and New Parent is not undertaking to provide registration rights to all of its members. New Parent reserves the right to grant to underwriters, affiliates or purchasers of larger positions, whether in Class A Units, Class B Units or other interests, such registration rights as may be separately agreed from time to time.

Exhibit E-8

Tax Matters	New Parent will elect to be classified as a corporation for U.S. federal income tax purposes effective as of the date of its formation; provided, however, that if New Parent subsequently elects to be classified as a partnership for U.S. federal income tax purposes, New Parent shall comply with the tax covenants set forth below.

Neither New Parent nor Holdings shall engage, directly or indirectly through any entity owned by New Parent or Holdings that is treated as a pass-through entity for U.S. federal income tax purposes, in any activity that could result in unrelated business taxable income within the meaning of Section 512 of the Internal Revenue Code of 1986, as amended (the “Code”) (including by reason of Section 514 of the Code) or income effectively connected with a U.S. trade or business for U.S. federal income tax purposes being allocated to any of the members of New Parent or Holdings, or that could result in a member of New Parent or Holdings being treated as engaged in a U.S. trade or business for U.S. federal income tax purposes by reason of its investments.

The Operating Agreement shall include such other provisions relating to tax matters as investors in the Class B Units or as New Parent may determine from time to time, subject to the rights of the Sponsors and other investors in New Parent.

Dissolution	New Parent will be dissolved and liquidated upon the earliest to occur of the following events:

• the determination by the Board that continued operation of New Parent is not in the best interest of the members;

• any event which makes it unlawful for New Parent to be continued; or

• the entry of a decree of judicial dissolution pursuant to the DLLCA.

The proceeds of sale and all other assets of New Parent will be applied in accordance with the provisions described under “—Distributions” above after the prior payment with respect to the debts and liabilities of New Parent and the expenses of liquidation or distribution, as may be determined by the Board, and the setting up of any reserves which the Board shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of New Parent or the members arising out of or in connection with New Parent.

Exhibit E-9

Amendments	Except as expressly provided in the Operating Agreement, any provision of the Operating Agreement may be amended from time to time by the Board. Notwithstanding the foregoing, (a) any amendment or modification to the Operating Agreement which adversely affects the rights or privileges of the Class B Units shall require the affirmative vote by members holding at least a majority of the issued and outstanding Class B Units, other than those held by the Sponsors, their respective affiliates or Ares’ co-investors, and (b) any amendment or modification of the preemptive rights in favor of holders of Class B Units which adversely affects the rights or privileges of the Class B Units shall require the affirmative vote by each member holding Class B Units.

Exhibit E-10

EXHIBIT F
Liquidation Analysis and Best Interests Test
Please see attached.

Exhibit F
Simmons Company
Liquidation Analysis Assumptions
As of August 2009 Unaudited Balance Sheet
General Assumptions
The Liquidation analysis reflects the estimated cash proceeds, net of liquidation related costs, which would be realized if the debtors were to be liquidated in a Chapter 7 proceeding. Underlying the liquidation analysis are a number of assumptions that, although considered to be reasonable and accurate, are inherently subject to significant business, economic and competitive uncertainties and contingencies outside the control of the debtors and management. Given the preceding, there can be no assurance that the values reflected in the liquidation analysis would be realized in the event of such liquidation, and actual results could vary materially from those shown here. The liquidation analysis is based upon assumptions with respect to certain liquidation decisions which could be subject to change. The liquidation period would allow for the collection of accounts receivables, sale of inventory and the sale of fixed assets. The duration of the process is estimated to be 9 months.
Below provides additional information related to assumptions used to generate the liquidation analysis. Specific recovery percentages are provided in the following pages of this report.
(1)	Cash
Cash and cash equivalents are presented on a consolidated basis as represented by the Debtors’ August 2009 unaudited financial statements. Cash and cash equivalents are assumed to be 100% recoverable.
(2)	Accounts Receivable
The liquidation assumes recovery of A/R balances in the 0 — > 90 days level and is adjusted for risks of charge backs, non collection, cash discounts and other normal and ordinary course customer deductions. Based on the estimated aged recovery percentages the blended recovery ranges are from 57% — 69%.
(3)	Inventories
The company has little work in process (WIP) inventory given its just in time manufacturing process. Value would be recovered from raw materials and to a lesser extent finished goods. The inventory reserve of $7.3mm (company currently buying materials below standard cost) is an accounting adjustment and will have no recovery value. Based on the inventory classes the blended recovery ranges are from 10% — 20%
(4)	Other Current Assets
Some prepaid deposits and royalty receivables are assumed to have a liquidation recovery value or off - set to wind down expenses. Deferred financing fees, deferred taxes and other current assets are assumed to have no liquidation recovery value. The recovery ranges from 0% — 3%.
(5)	Property Plant and Equipment
The sale process of PP&E may take up to a year and value would be impacted for the carrying costs and changes in the market value of the property. The blended recovery ranges from 18% to 33%.
Confidential

1

(6)	Goodwill
It is assumed that Goodwill will have no Liquidation recovery value.
(7)	Trademarks
It is assumed that Trademarks will have some recovery value based on the strong brand name. The ranges of recovery are from 10% — 40%.
(8)	Patents & Customer Relations
It is assumed that Patents & Customer Relations will have some recovery value based on the Pocketed-Coil® process. The ranges of recovery are from 10% — 40%.
(9)	Deferred Fees
It is assumed that Deferred Fees will have no Liquidation recovery value.
(10)	Other Assets
Fees related to product placement payments to customers are assumed to have no liquidation recovery value.
(11)	Wind Down Costs
Operating expenses, including rent and personnel costs were estimated and assumed to decrease after the first three months of the nine month wind down. The wind down costs also include estimates for the final tax return preparation, the Trustee’s legal counsel and the Trustee’s financial advisors.
(12)	Claims — Administrative, secured, priority, unsecured
Secured claims are bank debt, outstanding letters of credit and industrial revenue bonds currently totaling $553,216. The liquidation analysis illustrates that after secured claims and the cost to administer the Chapter 7 process, all of the proceeds are exhausted. Given this analysis, no estimate was made for Administrative, Priority or Other classes of claims.
Source: Internal unaudited financial statements and trial balance as of August 2009
Confidential

2

Simmons Company — Including Canada and Puerto Rico
Summary of Assets, Liabilities, & Estimated Recovery
Amounts in Thousands

		August 2009 Balance	Recovery Percentage		Recovery Amount
	Notes	Sheet Value	Low	High	Low		High
Cash	(1)	$66,168	100%	100%		$66,168		$66,168
Accounts Receivable	(2)	$112,092	57%	69%		$64,362		$77,064
Inventory	(3)	$27,893	10%	20%		$2,789		$5,579
Other Current Assets	(4)	$31,939	0%	3%	$			$958

Total Current Assets		$238,091				$133,319		$149,768

Property, Plant, & Equipment	(5)	$79,340	18%	33%		$14,564		$26,547
Goodwill	(6)	$230,856	0%	0%	$		$
Trademarks	(7)	$213,969	10%	40%		$21,397		$85,587
Patents & Customer Relations	(8)	$126,781	10%	40%		$12,678		$50,712
Deferred Fees	(9)	$538	0%	0%	$		$
Other Assets	(10)	$13,872	0%	0%	$		$

Long-Term Assets, Net		$665,355				$48,639		$162,847

Total Proceeds Available for Distribution		$903,447				$181,958		$312,615

Wind Down Costs
Wind Down Costs (Operating Expenses & Other Professional Fees)	(11)				-$	13,638	-$	13,638
Trustee Fees	3%				-$	5,459	-$	9,378
Commissions/cost of liquidation PP&E of equipment	10%				-$	1,456	-$	2,655

Total Wind Down Costs					-$	20,553	-$	25,671

Net Proceeds Available after Wind Down Costs						$161,405		$286,944

Claims of Secured Creditors
Revolving Credit Facility due 12/2009		$64,532
Letters of Credit		$10,277
Sr. Sec Term Loan due 12/2011		$465,000
IRB’s		$13,407

Subtotal		$553,216
Recovery Dollars for Secured Creditors						$161,405		$286,944
Recovery Percentage for Secured Creditors						29.2%		51.9%

Net Proceeds Available after Claims of Secured Creditors						$0.0		$0.0

Administrative and Other Priority Claims	(12)
Recovery Dollars for Administrative and Other Priority Claims						$0.0		$0.0
Recovery Percentage for Administrative and Other Priority Claims						0.0%		0.0%

Net Proceeds Available after Administrative and Priority Claims						$0.0		$0.0

General Unsecured Claims
Recovery Dollars for Unsecured Claims						$0.0		$0.0
Recovery Percentage for Unsecured Claims						0.0%		0.0%

Net Proceeds Available after General Unsecured Claims						$0.0		$0.0

Confidential

3

Exhibit G
EXHIBIT G
PROJECTED FINANCIAL INFORMATION OF SIMMONS COMPANY
Simmons Company has prepared their projected financial results on a consolidated basis for the 52 weeks ended December 26, 2009, 52 weeks ended December 25, 2010, the 53 weeks ended December 31, 2011, 52 weeks ended December 29, 2012 and 52 weeks ended December 28, 2013 (the “Projections”). The consolidated entity includes operations in the United States, Puerto Rico, and Canada. This projected financial information has been prepared for Simmons Company on a consolidated basis that includes all of the Debtors; however, if the Plan is approved and consummated, the Purchasers will acquire the Company, which excludes Simmons Company. Because Simmons Company does not have operations independent of Bedding Holdco and its other consolidated subsidiaries, the only differences between the consolidated financial information of Simmons Company and Bedding Holdco are items related to Simmons Company’s ownership of Bedding Holdco. As a result, the Debtors do not believe the differences between the projected financial information for Simmons Company and for Bedding Holdco, in each case on a consolidated basis, are material to a decision to accept or reject the Plan or, if applicable, to purchase Class A Units. The financial information discussed herein includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. See “Cautionary Statement Regarding Forward Looking Statements” in the Disclosure Statement.
The Projections included in this document have been prepared by, and are the responsibility of, Simmons Company’s management. The Projections were not prepared to comply with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants and the Rules and Regulations of the Securities and Exchange Commission. Simmons Company’s registered public accounting firm have neither examined, compiled nor performed any procedures with respect to the Projections contained herein and, accordingly, do not express an opinion or any other form of assurance with respect to the Projections, assume no responsibility for the Projections and disclaim any association with the Projections. The PricewaterhouseCoopers LLP report included in this document relates to the Company’s historical financial information. It does not extend to the projections and should not be read to do so. The information contained in the Projections is furthermore different from that required to be included in the reports filed by Simmons Company pursuant to the securities and exchange act of 1934, as amended and might not be indicative of Simmons Company’s financial condition or operating results that would be reflected in the financial statements of Simmons Company or in its reports pursuant to the exchange act. Results set forth in the financial projections should not be viewed as indicative of future results. Except for purposes of the Disclosure Statement, Simmons Company does not publish projections of their anticipated financial position or results of operations.
SIGNIFICANT ASSUMPTIONS FOR FINANCIAL PROJECTIONS
SIMMONS COMPANY HAS PREPARED THESE FINANCIAL PROJECTIONS BASED UPON THE FOLLOWING ASSUMPTIONS THAT THEY BELIEVE TO BE REASONABLE UNDER THE CIRCUMSTANCES. MANY OF THE ASSUMPTIONS ON WHICH THE FINANCIAL PROJECTIONS ARE BASED ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES. INEVITABLY, SOME ASSUMPTIONS WILL NOT MATERIALIZE AND UNANTICIPATED EVENTS AND CIRCUMSTANCES MAY AFFECT THE ACTUAL FINANCIAL RESULTS. THEREFORE, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE PROJECTION PERIOD MAY VARY FROM THE PROJECTED RESULTS AND THE VARIATIONS MAY BE MATERIAL. ALL HOLDERS OF CLAIMS AND INTERESTS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE URGED TO EXAMINE CAREFULLY ALL OF THE ASSUMPTIONS ON WHICH THE FINANCIAL PROJECTIONS ARE BASED IN EVALUATING THE PLAN.

Exhibit G-1

General
•	Methodology. The Projections were prepared on a bottom-up basis by brand/sub-brand taking into consideration macroeconomic and industry forecasts, brand launch assumptions, Simmons’ historical performance and management’s business judgment. The Projections were prepared in good faith by Simmons Company’s management using the same accounting policies, to the extent applicable, as those used to prepare its historical financial statements. The Projections assume the Company’s current restructuring plan is implemented through a consensual and short chapter 11 process.
•	Fiscal Years. Simmons Company has a 52 or 53 week fiscal year. The 2009 fiscal year ends on December 26, 2009, the 2010 fiscal year ends on December 25, 2010, the 2011 fiscal year ends on December 31, 2011, the 2012 fiscal year ends on December 29, 2012, and the 2013 fiscal year ends on December 28, 2013.
•	Effective Date. The Financial Projections assume an Effective Date of March 15, 2010.
•	Macroeconomic and Industry Environment. The Projections reflect management’s judgment for the bedding industry based on the International Sleep Products Association “ISPA” forecasts and general inflation estimates. Economic recovery expected to begin midyear 2010 and the Company begins to benefit from a similar sales spike as the industry experienced in 1983 (post recession). Economic recovery continues in 2011 and the Company continues to benefit from a similar sales spike as the industry experienced in 1983 (post 1980 — 1982 recession). In 1983, after the last consumer-led recession, the bedding industry experienced dollar sales growth of ~16% (unit growth of ~14%). The Company projects similar dollar sales growth to occur in Q4 2010 and into 2011. Company projects in 2012 and 2013 industry growth rates revert to historical average of 6%, which is based on ISPA’s long-term compound annual growth rate since 1974.
•	Bonding Capacity. The projections of the Debtors’ financial performance assume that the Debtors will be able to achieve a successful arrangement with their surety providers for the continued provision of bid and performance bonds. Even if the Debtors are able to obtain sufficient bonding capacity, they will likely be required to secure such bonds with a significant amount of cash collateral.

[1]	The projected income statements for 2010 — 2013 were originally prepared in late 2008 and updated in early 2009 for the launch of the BeautySleep product line. The original projections exclude the effects of potential changes in the capital structure of the Company following the restructuring. The Company has commenced its budgeting process for 2010 but the budget will not be complete until late in 2009. Based on preliminary analysis, including year-to-date 2009 performance and updated assumptions for the 2010 budget, management believes:
•	2010 net sales will be in the range of approximately $950 — $960 million

•	2010 gross margins will be approximately two percentage points better than previously projected, but approximately 3 percentage points less than 2009 estimated results due to anticipated inflation, pricing pressures and sales mix

•	2010 adjusted EBITDA will be in the range of $120 — $125 million

Exhibit G-2

Projected Income Statement
•	Revenues. Total revenues are projected to increase 17.9% in 2010, 8.9% in 2011, 3.1% in 2012, and 7.5% in 2013[1]. The Financial Projections are based on maintaining key relationships with all major customers and continuing operations with current business segments. Significant line launches are planned in 2010 and limited line launches in 2012. Typical unit lift and changes in AUSP assumptions, associated with a new line roll-out, were applied to each sub-brand in its scheduled time period. The out year assumptions for overall company unit and AUSP growth were modeled after long term industry averages and Simmons results versus the industry. It is forecasted that the anticipated economic recovery will drive an increase in unit sales as consumers re-enter the market for consumer durables and it will also lead to an increase in AUSP due to mix as consumers traded up to higher price point mattresses both within a sub-brand and between sub-brands.
•	Cost of Goods Sold. Cost of goods consists primarily of raw material costs, principally steel, polyurethane and latex foams, wood and fabric. Labor and overhead represent a smaller percentage of cost of goods. Material prices are influenced by various supply and demand factors as well as the underlying prices of certain commodities, such as steel and petro-chemical prices. Annual material, labor and variable overhead inflation factors were applied to each of the sub-brand cost per unit amounts to determine the cost per unit for the following year. The overall material inflation factor was calculated by using a weighted average percent of total material cost by raw material category times the estimated annual inflation percent of each raw material category. These raw material inflation factors by category looked at average historical inflation rates for each category and were normalized for major supply disruptions. It was assumed that any major unplanned raw material inflation would be offset by unplanned price increases. Annual labor and variable overhead inflation were estimated based on historical average inflation. Fixed overhead costs were built each year based on known rent increases and a fixed cost inflation factor applied to the fixed cost base.
•	Gross Margins. Gross margins are expected to remain relatively constant at 37.5% in 2010, 37.7% in 2011, 37.0% in 2012 and 37.4% in 2013[1]. Execution of line launches is an important part to maintaining gross margins. Gross margins for 2010 are negatively impacted by an estimated $3.3 million write-up of inventory to fair market value less the cost to dispose as a result of the assumed acquisition of Bedding Holdco and its subsidiaries on March 15, 2010.
•	Selling, General and Administrative Expenses. SG&A expenses primarily consist of volume variable expenses, such as selling and distribution costs. SG&A expenses also include fixed expenses, such as salaries and fringe benefits. SG&A expense as a percentage of total revenue is expected to decline from 30.6% in 2010 to 27.7% in 2011, 27.5% in 2012 and 27.8% in 2013. The SG&A spending assumptions include an increase in volume variable expenses as a percentage of total revenue in 2011, 2012 and 2013 compared to 2010 due to inflation in diesel costs and a shift in sales mix.

The Company has not updated its projections for 2011 — 2013. However, based upon year-to-date 2009 results and initial budget assumptions for 2010, management believes:

•	Although year over year growth estimates remain unchanged, net sales levels are forecasted to be lower than presented due to lower sales levels in 2009 and 2010

•	Gross margins will be better than plan as a result of greater than expected decreases in commodity costs in 2009 benefiting future years

•	Forecasted adjusted EBITDA for 2010 — 2013 will remain in the range originally planned

Exhibit G-3

•	Adjusted EBITDA. For purposes of the Financial Projections, Adjusted EBITDA is a pro forma measure defined as earnings before interest and taxes plus depreciation and amortization, certain other expenses and other non-recurring costs as defined by the Company’s senior credit facility. Adjusted EBITDA is a metric used by the Company’s management, and is frequently used by the financial community to provide insight into an organization’s operating trends and facilitate comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Adjusted EBITDA detail should be read in conjunction with the reconciling GAAP detail provided below.
•	Interest Expense. Based on the transaction contemplated by the Plan, interest expense is assumed to be approximately $49 million annually in the projection period based on the 11.25% interest rate on the exit financing and the stated interest rates on the Janesville and Kansas City IRBs and Banco Santander Loan.
•	Income Taxes. The Financial Projections assume a weighted-average annual effective income tax rate of 37% for Simmons Company. The income tax projections assume that in connection with the Plan, the Company’s NOL carryforwards and other tax attributes will be eliminated.
•	Capital Expenditures. Simmons Company has assumed annual capital expenditures requirements of approximately $12 million for maintenance and expansion for 2010, 2012 and 2013 and assumed approximately $16 million for maintenance and expansion for 2011. The capital expenditure assumptions were built bottom-up by project or segment including replacement, capacity, automation, innovation, information technology, Canada, Juvenile and other as yet unidentified projects.
•	Working Capital. Accounts Receivable levels fluctuate with overall revenues, with the assumption that Simmons Company will approximately maintain its current average day’s sales outstanding. Inventory values are generally flat based on the assumption of maintaining optimal operation levels for production. Accounts Payable assumes historical credit terms with major suppliers consistent with normal terms prior to the filing date.
•	Pro Forma Balance Sheet. The unaudited pro forma consolidated balance sheet of Simmons Bedding Company as of March 15, 2010 has been adjusted to give effect to the transactions as if it had occurred on such date (the “Pro Forma Consolidated Balance Sheet”). The Pro Forma Consolidated Balance Sheet reflects the financial position of the ongoing enterprise. The Pro Forma Consolidated Balance Sheet for March 15, 2010 is based on the latest currently available information, and on certain assumptions that Simmons Company’s management believe are reasonable under the circumstances. The Pro Forma Consolidated Balance Sheet does not purport to be indicative of the financial position and results that actually would have been obtained had the transactions been competed as of the date and for the period presented or that may be obtained in the future.

Exhibit G-4

Simmons Company Financial Information

	Actual		8ME		LTM	Estimated	Forecast
($ in millions)	2007	2008	Aug-08	Aug-09	Aug-09	2009E	2010P	2011P	2012P	2013P

Net sales	$1,126.8	$1,028.7	$743.7	$608.2	$893.2	$903.1	$1,064.4	$1,159.7	$1,195.9	$1,285.8

Cost of goods sold	676.3	648.8	456.6	346.8	539.0	514.3	662.2	722.8	753.0	804.7

Gross profit	$450.6	$379.9	$287.1	$261.4	$354.2	$388.8	$402.3	$436.9	$442.9	$481.1

SG&A	336.2	329.7	221.3	198.8	307.3	330.9	325.9	320.7	328.9	357.1
Impairment of goodwill & intangibles	—	547.6	—	—	547.6	—	—	—	—	—
Amortization of intangibles	6.1	6.3	4.2	4.1	6.2	6.2	3.8	3.1	3.1	3.2

Operating income / (loss)	$108.3	$(503.6)	$61.6	$58.5	$(506.8)	$51.7	$72.6	$113.1	$110.8	$120.9

Interest expense, net	75.7	73.1	47.7	65.9	91.2	82.2	61.3	50.0	50.1	50.1

Earnings (loss) before taxes	32.6	(576.7)	13.9	(7.4)	(598.0)	(30.5)	11.3	63.1	60.8	70.8
Income tax expense (benefit)	8.7	(84.5)	7.3	0.3	(91.4)	(13.1)	4.2	23.3	22.5	26.2

Net income (loss)	$23.9	$(492.2)	$6.6	$(7.8)	$(506.6)	$(17.4)	$7.1	$39.7	$38.3	$44.6

Reconciliation to Adjusted EBITDA
Net income / (loss)	$23.9	$(492.2)	$6.6	$(7.8)	$(506.6)	$(17.4)	$7.1	$39.7	$38.3	$44.6
Interest expense, net	75.7	73.1	47.7	65.9	91.2	82.2	61.3	50.0	50.1	50.1
Income tax expense (benefit)	8.7	(84.5)	7.3	0.3	(91.4)	(13.1)	4.2	23.3	22.5	26.2
Depreciation	13.9	17.4	11.2	10.7	17.0	15.7	18.0	18.8	19.6	19.5
Amortization of intangibles	6.1	6.3	4.2	4.1	6.2	6.2	3.8	3.1	3.1	3.2
Amortization of upfront fees	10.6	16.1	9.2	6.2	13.1	9.5	10.4	10.8	12.1	11.2
Impairment charges	—	547.6	—	—	547.6	—	—	—	—	—
Interest income	0.5	0.4	0.3	0.1	0.2	0.1	—	—	—	—
Management fee	1.7	1.8	1.2	1.1	1.7	1.6	—	—	—	—
Restructuring expenses	1.7	10.8	2.5	18.6	26.8	45.6	15.9	—	—	—
Other	14.1	18.9	4.7	(0.1)	14.2	0.1	(0.1)	(0.1)	(0.0)	(0.0)

Adjusted EBITDA	$156.9	$115.7	$94.9	$99.2	$120.0	$130.5	$120.6	$145.7	$145.6	$154.6

	Actual			Pro Forma	Forecast
($ in millions)	2007	2008	Aug-09	Mar-10	2010P	2011P	2012P	2013P

Cash	$27.5	$54.9	$66.2	$14.4	$61.6	$107.2	$155.6	$210.4
Current assets exc. cash	180.5	162.6	171.9	160.1	167.5	181.4	185.7	195.6
Current liabilities	168.9	128.1	124.9	110.2	131.1	143.1	148.2	158.8
Total long-term debt	901.5	988.2	1004.4	448.0	447.5	447.1	446.6	446.2

Exhibit G-5

Exhibit H
EXHIBIT H
List of Subsidiaries
SIMMONS COMPANY
Bedding Holdco Incorporated
BEDDING HOLDCO INCORPORATED
Simmons Bedding Company
SIMMONS BEDDING COMPANY
The Simmons Manufacturing Co., LLC
Windsor Bedding Co, LLC
World of Sleep Outlets, LLC
Simmons Contract Sales, LLC
Dreamwell, Ltd.
Simmons Capital Management, LLC
Simmons Export Co.

EXHIBIT I
Organizational Chart of the Debtors

EXHIBIT I

Organizational Chart of the Debtors

EXHIBIT J
Debt Commitment Letter
Please see attached.

Exhibit J
EXECUTION COPY
October 8, 2009
AOT Bedding Intermediate Holdings, LLC
c/o National Bedding Company, L.L.C.
2600 Forbs Avenue
Hoffman Estates, IL 60192
Attn: Robert Sherman
COMMITMENT LETTER
$75 MILLION SENIOR SECURED CREDIT FACILITY
Dear Mr. Sherman:
As we, Wells Fargo Foothill, LLC (“WFF” or “we” or “us”), understand, AOT Bedding Super Holdings, LLC (“SuperHoldings”), a newly formed entity directly or indirectly controlled by an investor group consisting of an affiliated fund of Ares Management, LLC (“Ares”) and Ontario Teachers’ Pension Plan Board (“Teachers” and, together with Ares and their respective affiliates and any other stockholders of AOT Bedding Holdings Corp. who become co-investors hereunder, the “Sponsor”) and AOT Bedding Intermediate Holdings, LLC (“Holdings” or “you”), a newly formed, wholly owned subsidiary of SuperHoldings, intend to acquire (the “Acquisition”), directly or indirectly, all of the newly issued capital stock of Bedding Holdco Incorporated (the “Company”), the direct parent company of Simmons Bedding Company (the “Borrower”, together with the Company and its subsidiaries, the “Acquired Business”) pursuant to a plan of reorganization (the “Plan of Reorganization”) with respect to the Acquired Business to be confirmed and consummated in one or more voluntary cases (the “Bankruptcy Case”) commenced under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). WFF further understands that Holdings is desirous of obtaining financing for the Borrower in order to (a) to repay the Borrower’s secured working capital indebtedness on the effective date (the “Effective Date”) of the Plan of Reorganization, (b) to otherwise enable the Acquired Business to consummate the Plan of Reorganization on the Effective Date, (c) finance general corporate purposes of the Acquired Business, and (d) pay fees and expenses associated with the transaction contemplated hereby (the “Transaction”).
We are pleased to confirm our commitment to provide the Borrower a $75,000,000 senior secured credit facility (the “Facility”) on the terms and conditions set forth in this commitment letter and the exhibits attached hereto (the “Commitment Letter”) and the term sheet and the annexes attached thereto (the “Term Sheet”). The parties acknowledge that the Term Sheet and this Commitment Letter (a) summarize all of the substantive conditions precedent to the Facility, and (b) do not purport to summarize all of the covenants, representations, warranties and other provisions that will be contained in the definitive documentation for the Facility. The parties agree that such covenants, representations, warranties and other provisions (to the extent not already addressed in the Term Sheet or this Commitment Letter) will be customary and commercially reasonable for transactions of this type or as otherwise reasonably acceptable to Holdings and WFF.
Capitalized terms used herein and the accompanying Annexes shall have the meanings set forth herein and therein unless otherwise defined herein or therein.
Syndication
The parties agree that the syndication provisions shall be as set forth on Exhibit A hereto. Notwithstanding anything to the contrary in this Commitment Letter or the Term Sheet, neither the completion nor the success of syndication is a condition to the closing or funding of the Facility.
Expenses and Indemnification
You agree (a) to pay or reimburse all reasonable and documented out-of-pocket fees, costs, and expenses (including, without limitation, reasonable fees and disbursements of counsel except as set forth herein, filing and recording fees, and reasonable costs and expenses associated with due diligence, travel, appraisals, valuations, audits, and syndication, but limited to reasonable fees and disbursements of one law firm to WFF and one law firm in each relevant foreign jurisdiction) (the “Expenses”) incurred by or on behalf of WFF (whether before, on, or after the date hereof) in connection with (i) legal and business due diligence, (ii) the preparation, negotiation, execution, and delivery of this Commitment Letter and the Term Sheet and any and all documentation for the Facility, (iii) the syndication of the Facility, and (iv) the enforcement of any of WFF’s rights and remedies under this Commitment Letter, in each case irrespective of whether the Transaction is consummated, and (b) to indemnify, defend, and hold harmless WFF, each of its affiliates, and each of their officers, directors, employees, agents, advisors, attorneys, and representatives (each, an “Indemnified Person”) as set forth on Exhibit B hereto. In order to enable Holdings to understand the extent of its obligations under this paragraph, WFF agrees to advise Holdings if Expenses are at or about $75,000 (the “Expense Amount”). Except as set forth in this and the next sentence, the Expense Amount is not a cap or limitation on Holdings’ obligations under this paragraph, except that at any time that Holdings receives such updated information as to the amount of Expenses accrued or advice relative to the Expenses being at or about the Expense Amount from WFF, Holdings shall have the right to request in writing that WFF cease pursuing the financing for the Transaction and cease incurring new Expenses and Holdings’ obligations under this paragraph shall terminate with respect to any Expenses first incurred by WFF after the date of its receipt of such request. If WFF does not advise Holdings if its Expenses are at or about the Expense Amount promptly after they reach such level and in the absence of any further written agreement by the parties hereto, the obligation of Holdings with respect to Expenses shall be limited to the Expense Amount.
Fees

You agree to pay or cause Company to pay the fees set forth on Annex A-I and Annex A-II to the Term Sheet to WFF, in immediately available funds, as and when indicated therein.
Conditions
The commitment of WFF to provide the Facility shall be subject to (a) the negotiation, execution and delivery of definitive documentation customary for transactions of this type and consistent with the terms and conditions set forth herein and in the Term Sheet (the “Loan Documents”), in form and substance reasonably satisfactory to WFF, (b) since the date of the Plan Sponsor Agreement relative to the Acquisition dated September 24, 2009 (such agreement, as in effect on the date hereof, the “Plan Sponsor Agreement”), there has not occurred any Company Material Adverse Effect (as that term is defined in the Plan Sponsor Agreement), and (c) the performance of your obligations set forth herein and in the Term Sheet, and the satisfaction or waiver of the conditions set forth herein and in Annex B of the Term Sheet.
Confidentiality
(a) You agree that this Commitment Letter (including the Term Sheet) is for your confidential use only and that neither its existence, nor the terms hereof, will be disclosed by you to any person other than the Sponsor’s and Holdings’ respective officers, directors, employees, accountants, attorneys, affiliates and other agents and advisors who have been advised of the confidential nature of the matter, and then only on a “need-to-know” basis in connection with the Transaction contemplated hereby. The foregoing notwithstanding, you may (i) provide a copy hereof (including the Term Sheet) to the Acquired Business (so long as it has been advised not to disclose this Commitment Letter other than to its officers, directors, employees, accountants, attorneys, and other agents and advisors who have been advised of the confidential nature of the matter, and then only on a “need-to-know” basis in connection with the Transaction contemplated hereby), (ii) following your acceptance of this Commitment Letter in accordance herewith and your return of an executed counterpart of this Commitment Letter to us, make public filings or other disclosures of the terms and conditions hereof (including the Term Sheet, but redacting Exhibit A and Annex A-II to the Term Sheet to exclude the flex provisions and the provisions pertaining to pricing and fees), (x) to the office of the U.S. Trustee, to any ad-hoc or statutorily appointed committee of unsecured creditors, and to their respective representative and professional advisors and (y) as you are required by law to make, (iii) disclose this Commitment Letter (including the Term Sheet) (x) as required by law or compulsory legal process in any legal, judicial, administrative or other regulatory proceeding, including, without limitation, the Bankruptcy Case, or otherwise, (y) (A) to the agents and lenders under the credit facility in existence on the date hereof and available to the debtors during the pendency of the Bankruptcy Case (redacting Annex A-II to the Term Sheet to exclude the provisions pertaining to pricing and fees) or (B) otherwise in connection with the Bankruptcy Case (redacting Annex A-II to the Term Sheet to exclude the provisions pertaining to pricing and fees) or (z) as requested by a governmental or regulatory authority (in each case Holdings agrees to inform WFF promptly to the extent practicable to do so and permitted by law), (iv) disclose the Term Sheet to Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. (redacting Annex A-II to the Term Sheet to exclude the provisions pertaining to pricing and fees), (v) disclose the Commitment Letter and the Term Sheet to (x) Bank of America, N.A. (“BofA”), in connection with BofA evaluating WFF’s offer to assign a portion of its commitments hereunder pursuant to the terms hereof and (y) the purchasers of the Senior

Secured Notes (as defined in the Term Sheet) of the Borrower to be issued prior to or concurrently with the closing of the Facility and (vi) disclose the Commitment Letter and the Term Sheet in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter; provided that prior to any disclosure to a party other than Holdings, Company, the Lenders (as defined in the Term Sheet), their respective affiliates and their respective counsel under this clause (vi) with respect to litigation involving a party other than Holdings, Company, the Lenders, and their respective affiliates, the disclosing party agrees to provide WFF with prior notice thereof.
(b) WFF agrees that non-public, confidential information regarding Holdings, the Acquired Business and their respective subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by WFF in a confidential manner, and shall not be disclosed by WFF to persons who are not parties to this Commitment Letter, except: (i) to WFF’s officers, directors, employees, attorneys, advisors, accountants, auditors, and consultants to WFF on a “need to know” basis in connection with Transaction contemplated hereby and on a confidential basis, (ii) to subsidiaries and affiliates of WFF, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this clause (b), (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (iv), the disclosing party agrees to provide Holdings with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Holdings pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance by Holdings, (vi) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (vi) the disclosing party agrees to provide Holdings with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Holdings pursuant to the terms of the subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by WFF), (viii) in connection with any proposed assignment or participation of WFF’s interest in the Facility, provided that any such proposed assignee or participant shall have agreed to receive such information subject to the terms of this clause (b), and (ix) in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter; provided that prior to any disclosure to a party other than Holdings, Company, the Lenders (as defined in the Term Sheet), their respective affiliates and their respective counsel under this clause (ix) with respect to litigation involving a party other than Holdings, Company, the Lenders, and their respective affiliates, the disclosing party agrees to provide Holdings with prior notice thereof.
(c) Anything to the contrary in this Commitment Letter notwithstanding you agree that (i) WFF shall have the right to provide information concerning the Facility to loan syndication and reporting services, and (ii) the projections, any marketing materials and all other information provided by or on behalf of you and your and the Company’s affiliates to WFF regarding Sponsor, Holdings and their respective affiliates, the Transaction and the other transactions contemplated hereby in connection with the Facility may be disseminated by or on behalf of WFF to prospective lenders and other persons, who have agreed to be bound by customary confidentiality undertakings (including, “click-through” agreements), all in accordance with WFF’s standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at potential lender or other meetings). You (and you will use commercially reasonable efforts to cause the Borrower to) hereby further authorize WFF to download copies of Sponsor’s and the Borrower’s logos from their respective websites and post copies thereof on an Intralinks® or similar workspace and use the logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Facility.
Information
In issuing this Commitment Letter, WFF is relying on the accuracy of the information furnished to it by or on behalf of Sponsor and/or Holdings and their affiliates, without independent verification thereof. Holdings acknowledges that it is a condition precedent to the funding of the Facility that (a) all written information (other than forward looking information and projections of future financial performance (collectively, the “Projections”)) concerning Company and its subsidiaries (the “Information”) that has been, or is hereafter, made available by or on behalf of Sponsor or Holdings or their affiliates in connection with the Transaction is, or when delivered shall be, when considered as a whole, complete and correct in all material respects and does not, or shall not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements have been made, and (b) all Projections that have been or are hereafter made available by or on behalf of Sponsor or Holdings or their affiliates in connection with the Transaction are, or when delivered shall be, prepared in good faith on the basis of information and assumptions that are believed by Sponsor or Holdings to be reasonable at the time such Projections were prepared (you hereby acknowledge that the most recent Projections delivered by or on behalf of Sponsor or Holdings to WFF were prepared on August 15, 2009); it being recognized by WFF that projections of future events are not to be viewed as facts and actual results may vary significantly from projected results.
Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities
You acknowledge that WFF or one or more of its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.
You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, on the one hand, and WFF, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether WFF or one or more of its affiliates has advised or is advising you on other matters, (b) WFF, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of WFF, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that WFF or one or more of its affiliates is engaged in a broad range of transactions that may involve interests that differ from your interests and that WFF does not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against WFF for breach of fiduciary duty or alleged breach of fiduciary duty in respect of any of the transactions contemplated by this Commitment Letter and agree that WFF shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. For the avoidance of doubt, the provisions of this paragraph apply only to the transactions contemplated by this Commitment Letter and the relationships and duties created in connection with the transactions contemplated by this Commitment Letter.
You further acknowledge that one or more of WFF’s affiliates are full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, WFF or one or more of WFF’s affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, and Company and other companies with which you or Company may have commercial or other relationships. With respect to any debt or other securities and/or financial instruments so held by WFF or one or more of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
Break-Up Fee
You agree that if Holdings or Sponsor or any of your affiliates consummate the Acquisition and, in connection with the Acquisition, obtain an asset-backed revolving debt financing alternative to the Facility (other than a debt financing (i) provided by Holdings, Ares, Teachers or any of their affiliates or (ii) in which WFF holds not less than 50% of the commitments and has pricing and other economic terms either substantially similar to the Facility or more favorable to WFF), then you immediately shall pay to WFF, in immediately available funds, a fee equal to $375,000 (which amount is in addition to any other amount paid or payable hereunder).
Governing Law, Etc.
This Commitment Letter, the Term Sheet, and any claim or dispute concerning the subject matter hereof or thereof shall be governed by, and construed in accordance with, the law of the State of New York. Each of the parties hereto consents to the exclusive jurisdiction and venue of the federal and/or state courts located in New York, New York. This Commitment Letter (together with the Term Sheet) sets forth the entire agreement between the parties with respect to the matters addressed herein, supersedes all prior communications, written or oral, with respect hereto, and may not be amended, supplemented, or modified except in a writing signed by the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or other electronic transmission shall be equally effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter shall not be assignable by you (except to an affiliate of Holdings that is directly or indirectly controlled by Ares and Teachers) without the prior written consent of WFF (any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. Notwithstanding any other provision of this Commitment Letter, WFF agrees to offer to assign 50% of the commitments under this Commitment Letter to BofA upon the following terms and subject to the following conditions: (a) the assignment must be for at least 30% of the total commitments under the Facility; (b) BofA and WFF shall be co-lead arrangers under this Commitment Letter, in each case with WFF as the lead loan arranger; and (c) BofA shall be entitled to a pro rata percentage of the fees otherwise payable to WFF under Annex A-I to the Term Sheet and the Closing Fee under Annex A-II to the Term Sheet. In the event that this Commitment Letter is terminated or expires, the Expenses and Indemnification, Fees, Confidentiality, Sharing Information; Absence of Fiduciary Relationship; Affiliate Transactions, Governing Law, Etc., and Waiver of Jury Trial provisions hereof shall survive such termination or expiration. Anything contained herein to the contrary notwithstanding, your obligations under this Commitment Letter, other than your obligations under the paragraph captioned “Syndication”, shall terminate at the time of the execution and delivery of the Loan Documents relative to the Facility.
Waiver of Jury Trial
To the maximum extent permitted by applicable law, each party hereto irrevocably waives any and all rights to a trial by jury in any action or proceeding (whether based on contract, tort, or otherwise) arising out of or relating to this Commitment Letter or the Transaction contemplated hereby or the actions of WFF or any of its affiliates in the negotiation, performance, or enforcement of this Commitment Letter.
Patriot Act
WFF hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), WFF may be required to obtain, verify and record information that identifies the Loan Parties (as defined in the Term Sheet), which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow WFF to identify the Loan Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. You agree to use commercially reasonable efforts to cause Company to provide WFF, prior to the Closing Date, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

This Commitment Letter shall expire at 3:00 p.m. (New York time) on October 9, 2009, unless prior thereto WFF has received a copy of this Commitment Letter signed by Holdings. In the event the initial funding under the Facility does not occur on or prior to March 15, 2010 then WFF’s commitment to provide the Facility shall automatically expire on such date. If you elect to deliver your signed counterpart of this Commitment Letter by telecopier or other electronic transmission, please arrange for the executed original to follow by next-day courier.

Very truly yours, WELLS FARGO FOOTHILL, LLC
By:	/s/ David A. Ernst
	Name:	David A. Ernst
	Title:	Vice President

ACCEPTED AND AGREED TO
this 8th day of October, 2009

AOT BEDDING INTERMEDIATE HOLDINGS, LLC

By:	AOT Bedding Super Holdings, LLC,
its sole member

By:	Ares Corporate Opportunities Fund III, L.P.,
its member

By:	ACOF Operating Manager III LLC,
its manager

By:	/s/ Nav Rahemtulla

	Name:	Nav Rahemtulla
	Title:	Authorized Signatory

and

By:	Ontario Teachers’ Pension Plan Board,
its member

By:	/s/ Romeo Leemrijse

	Name:	Romeo Leemrijse
	Title:	Director

EXHIBIT A
Syndication Provisions
WFF may syndicate the financing for the Transaction to additional lenders with a corresponding reduction in WFF’s share of the Facility. Any assignment by WFF of its commitment under the Commitment Letter will be made with the prior written consent of Holdings (prior to the closing of the Facility), and the Borrower (after the closing of the Facility), in each case, such consent shall not be required in connection with an assignment to Bank of America, N.A. and shall not be unreasonably withheld, conditioned or delayed. WFF will manage all aspects of any syndication, including the timing of all offers to potential lenders and the acceptance of commitments, the amount offered, and the compensation provided; provided, that WFF shall notify and consult with Holdings (prior to the closing of the Facility) and Borrower (after the closing of the Facility) regarding each potential lender and the amount offered to such lender.
If WFF elects to syndicate the Facility, Holdings agrees to use commercially reasonable efforts to assist WFF in forming a syndicate acceptable to WFF and Holdings. Such assistance shall include but not be limited to (a) using commercially reasonable efforts to make senior management and representatives of Borrower available to participate in meetings and to provide information to potential lenders and participants at such times and places as WFF may reasonably request; and (b) using commercially reasonable efforts to provide all information reasonably deemed necessary by WFF to complete the syndication, subject to confidentiality agreements in form and substance reasonably satisfactory to Holdings and WFF. In addition, Holdings agrees that WFF shall have the right to provide information concerning the Facility to loan syndication and reporting services.
[REDACTED]

EXHIBIT B
Indemnification Provisions
Capitalized terms used herein shall have the meanings ascribed to them in the commitment letter, dated October 8, 2009 (the “Commitment Letter”) addressed to AOT Bedding Intermediate Holdings, LLC (the “Indemnifying Party”) from Wells Fargo Foothill, LLC (“WFF”).
To the fullest extent permitted by applicable law, the Indemnifying Party agrees that it will indemnify, defend, and hold harmless each of the Indemnified Persons from and against (i) any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, (ii) any and all actions, suits, proceedings and investigations in respect thereof, and (iii) any and all legal or other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) the Transaction, (b) the Commitment Letter or the Facility, or (c) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions in, information furnished by Indemnifying Party or Company, or any of their subsidiaries or affiliates, or any other person in connection with the Transaction or the Commitment Letter; provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement of an Indemnified Person to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of such Indemnified Person.
These Indemnification Provisions shall be in addition to any liability which the Indemnifying Party may have to the Indemnified Persons.
If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness; provided, however, that any failure by any of the Indemnified Persons to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder. WFF, on behalf of the Indemnified Persons, shall have the right to retain counsel of its choice to represent the Indemnified Persons, and the Indemnifying Party shall pay the reasonable and documented fees, expenses, and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party. The Indemnifying Party shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent, which consent shall not be unreasonably withheld. Without the prior written consent of WFF, the Indemnifying Party shall not settle or compromise any claim, permit a default or consent to the entry of any judgment in respect thereof.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Persons collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, none of the Indemnified Persons shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Person pursuant to the Commitment Letter.
Neither expiration nor termination of WFF’s commitments under the Commitment Letter or funding or repayment of the loans under the Facility shall affect these Indemnification Provisions which shall remain operative and continue in full force and effect.

TERM SHEET
This Term Sheet is part of the commitment letter, dated October 8, 2009 (the “Commitment Letter”), addressed to AOT Bedding Intermediate Holdings, LLC by Wells Fargo Foothill, LLC (“WFF”) and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein and the accompanying Annexes shall have the meanings set forth in the Commitment Letter unless otherwise defined herein or therein.

Borrower:	Simmons Bedding Company (“Simmons”), reorganized debtor under a plan of reorganization (the “Plan of Reorganization”) confirmed in a case (the “Bankruptcy Case”) commenced under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and certain of Simmons’ present and future domestic subsidiaries as are reasonably acceptable to WFF (Simmons and such subsidiaries, collectively, the “US Borrowers”) and present and future subsidiaries organized under the laws of Canada as are acceptable to WFF (collectively, the “Canadian Borrowers” and, together with the US Borrowers, collectively, the “Borrowers”).

Guarantors:	Bedding Holdco Incorporated (“Parent”) and all of Parent’s present and future United States and Canadian subsidiaries (other than Borrowers and unrestricted subsidiaries); provided, that, any Canadian Subsidiary that is characterized as a corporation for US federal income tax purposes shall only guaranty the obligations of the Canadian Borrowers. Such Guarantors, together with Borrowers, each a “Loan Party” and collectively, the “Loan Parties”).

Lenders and Agent:	WFF and such other lenders (the “Lenders”) as Agent, Holdings and the Borrowers elect to include within the syndicate in accordance with Exhibit A to the Commitment Letter. WFF shall act as the sole agent for the Lenders (in such capacity, the “Agent”).

Facility:	A senior secured credit facility (the “Facility”) with a maximum credit amount (“Maximum Credit Amount”) of $75,000,000. Under the Facility, Lenders will provide Borrowers with a revolving credit facility (the “Revolver”).

Closing Date:	The date on or before March 15, 2010 on which the borrowings under the Facility are made and the Acquisition is consummated (the “Closing Date”).

Revolver:	Advances under the Revolver (“Advances”) will be available up to a maximum amount outstanding at any one time of $75,000,000 (the “Maximum Revolver Amount”). In addition, Advances under the Revolver may not, at any time, exceed the Borrowing Base (as hereinafter defined).

A portion of the Revolver shall be made available to the US Borrowers (the “US Revolver”) and a portion of the Revolver shall be made available to the Canadian Borrowers in an amount to be determined based on further diligence (the “Canadian Revolver”).

Borrowing Base:	85% of the amount of Borrowers’ eligible accounts (including eligible “Other Receivables”, as defined in the description of notes with respect to the Senior Secured Notes), not older than 90 days from invoice date and net of customary reserves including a reserve of 1% for each incremental percentage in dilution over 5%, and 95% of the amount of cash held in Blocked Deposit Accounts (as defined below).

In addition, the Borrowing Base would include availability based upon Borrowers’ inventory up to the least of the following: (i) 65% of eligible inventory, net of customary reserves, (ii) 85% times the net orderly liquidation value of Borrowers’ eligible inventory, and (iii) 33% of the amount of credit availability created by Borrowers’ eligible accounts.

The Borrowing Base with respect to the US Revolver shall be based solely on accounts and inventory of the US Borrowers and the Borrowing Base with respect to the Canadian Revolver shall be based solely on accounts and inventory of the Canadian Borrowers.

“Blocked Deposit Accounts” will mean deposit accounts maintained at Wells Fargo Bank, N.A. or Wachovia Bank, N.A. that are the subject of control agreements among the applicable Borrower, Agent and the depository. Agent shall not be required to release deposits held in such Blocked Deposit Accounts to the Borrowers if (i) an event of default has occurred and is continuing or (ii) if after giving effect to the release of such deposits, the outstanding revolving loans and letters of credit would exceed availability under the Revolver.

Letter of Credit Subfacility:	Under the Revolver, Borrowers will be entitled to request that Agent issue guarantees of payment (“Letters of Credit”) with respect to letters of credit issued by Wells Fargo Bank, N.A. in an aggregate amount not to exceed $30,000,000 at any one time outstanding; which sublimit may be divided between the US Revolver and the Canadian Revolver to be determined based on further diligence. The aggregate amount of outstanding Letters of Credit will be reserved against the credit availability created under the Borrowing Base and the Maximum Revolver Amount.

Optional Prepayment:	The Advances may be prepaid in whole or in part from time to time and without penalty or premium. The Facility may be prepaid and the commitments terminated in whole at any time upon 3 business days prior written notice.

Use of Proceeds:	To (i) repay Borrowers’ secured working capital indebtedness on the effective date (the “Effective Date”) of the Plan of Reorganization, (ii) otherwise enable Borrowers to consummate the Plan of Reorganization on the Effective Date, (iii) fund certain fees and expenses associated with the Facility and the Transaction, and (iv) finance the ongoing general corporate needs of Borrowers.

Fees and Interest Rates:	As set forth on Annex A-I and A-II.

Term:	4 years from the Closing Date but not to exceed 90 days prior to the maturity of the Senior Secured Notes (as defined below) (“Maturity Date”).

Collateral:	A (a) first priority perfected security interest in all of the Loan Parties’ now owned or hereafter acquired (i) accounts (but excluding such accounts for equipment sold or leased) and certain royalty and licensing receivables, (ii) inventory, (iii) to the extent evidencing or governing any of the items referred to in the preceding clauses, general intangibles, documents, contract rights, chattel paper (including tangible chattel paper and electronic chattel paper) and instruments (including promissory notes), (iv) to the extent relating to any of the items referred to in the preceding clauses, guarantees, letters of credit, security and other credit enhancements, letter-of-credit rights and supporting obligations, (v) cash and cash equivalents from whatever source derived, all lockboxes (excluding safe deposit boxes), deposit accounts and, solely to the extent constituting cash or cash equivalents or representing a claim to cash equivalents, securities accounts as original collateral, (vi) all intercompany loans and advances among the Loan Parties, (vii) to the extent relating to any of the items referred to in the preceding clauses, books and records and (viii) proceeds of any of the foregoing to the extent they would otherwise constitute Working Capital Assets, including proceeds received in respect of Working Capital Assets from casualty insurance or condemnation, and excluding all Asset Sale Proceeds Accounts (as defined below) and all cash, Cash Equivalents, Money, Instruments, Securities, Investment Property and Financial Assets (as each such term is defined in the Uniform Commercial Code for the State of New York) held in or credited to any Asset Sale Proceeds Account (collectively, the “Working Capital Assets”) and (b) second priority perfected security interest in (i) substantially all of the Loan Parties’ now owned or hereafter acquired property and assets (other than Working Capital Assets) and all proceeds and products thereof to the extent they would otherwise constitute Senior Secured Notes Assets and any proceeds received upon an asset sale or event of loss with respect to the Senior Secured Notes Assets to the extent they are held in an Asset Sale Proceeds Account, including proceeds received in respect of Senior Secured Notes Assets from casualty insurance or condemnation (collectively, the “Senior Secured Notes Assets”), in each case subject to permitted liens and customary excluded collateral (including special purpose and de-minimus deposit accounts acceptable to Agent in its reasonable discretion) and other exceptions (to be mutually agreeable to Agent and Borrowers), and (ii) in all of the stock (or other ownership interests in) of each Loan Party other than Parent and all proceeds and products thereof. “Asset Sales Proceeds Accounts” means deposit and/or securities accounts maintained exclusively for the purpose of holding proceeds of identifiable cash proceeds received upon an asset sale or event of loss with respect to any Senior Secured Notes Assets and any proceeds and any investment of such Cash Proceeds, in each case, constituting cash, Cash Equivalents, Money, Instruments, Securities, Investment Property and/or Financial Assets.

The priority of the security interests and related creditor rights between the Facility and the $425 million of senior secured notes (the “Senior Secured Notes”) will be set forth in an intercreditor agreement (the “Intercreditor Agreement”).

Representations and Warranties:	The credit agreement governing the Facility will include such representations and warranties to be made by the Loan Parties and their respective subsidiaries as are usual and customary for financings of this type, including representations and warranties (certain of which will be subject to materiality thresholds, baskets and customary or bankruptcy-related exceptions and qualifications to be negotiated in the definitive Loan Documents) regarding: due organization and qualification; subsidiaries; due authorization; no conflict; governmental consents; binding obligations; perfected liens; title to assets; no encumbrances; jurisdiction of organization; location of chief executive office; organizational identification number; commercial tort claims; litigation; compliance with laws; no material adverse change; fraudulent transfer; employee benefits; environmental condition; intellectual property; leases; deposit accounts and securities accounts; complete disclosure; material contracts; Patriot Act and OFAC; indebtedness; payment of taxes; margin stock; governmental regulation; Parent as holding company; acquisition documents; eligible accounts; eligible inventory; location of inventory and equipment; inventory records, entry of the Confirmation Order (as defined in Annex B) and satisfaction of the conditions to effectiveness of the Plan of Reorganization, or as may be agreed.

Affirmative Covenants:	The credit agreement governing the Facility will include such affirmative covenants (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be negotiated in the definitive Loan Documents) applicable to the Loan Parties and their respective subsidiaries as are usual and customary for financings of this type, including covenants regarding: financial statements, reports, and certificates; collateral reporting; existence; maintenance of properties; taxes; insurance; inspection; compliance with laws; environmental; disclosure updates; formation of subsidiaries; further assurances; lender meetings; material contracts; employee benefits, location of inventory and equipment and satisfaction of the ongoing obligations under the Plan of Reorganization, or as may be agreed.

Negative Covenants:	The credit agreement governing the Facility will include such negative covenants (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be negotiated in the definitive Loan Documents) applicable to the Loan Parties and their respective subsidiaries as are usual and customary for financings of this type, including covenants regarding: limitations on: indebtedness; liens; fundamental changes; disposal of assets; change of name; nature of business; prepayments and amendments; change of control; distributions; accounting methods; investments; transactions with affiliates; use of proceeds; Parent as a holding company; consignments; and inventory and equipment with bailees, or as may be agreed.

Financial Covenants:	If at any time excess availability falls below $14,000,000 (a “Covenant Event”), Simmons, on a consolidated basis, shall be required to maintain fixed charge coverage ratio of not less than 1.1:1.0; provided, that, no default or event of default shall occur as a result of Simmons failing to maintain such fixed charge coverage ratio if within 15 days after the applicable Covenant Event Simmons receives a cash equity contribution (an “Equity Contribution”) resulting in excess availability being equal to or greater than $14,000,000; provided, further, that Agent and Lenders shall not be obligated to make any loans or issue any letters of credit during the period from the occurrence of such Covenant Event until Simmons receives such Equity Contribution.

Collection:	The Borrowers would direct all of their customers to remit all payments either to (i) deposit accounts that are the subject of springing control agreements among the applicable Borrower, Agent, and the depository bank, or (ii) Blocked Deposit Accounts, and would be required promptly to remit any payments received by them to one of these deposit accounts. All collections received would be subject to a one business day clearance charge.

Events of Default:	The credit agreement governing the Facility will include such events of default applicable to the Loan Parties and their respective subsidiaries as are usual and customary for financings of this type, including (and certain of which will be subject to materiality thresholds, exceptions and grace periods to be negotiated in the definitive Loan Documents): non-payment of obligations; non-performance of covenants and obligations; material judgments; bankruptcy or insolvency; any restrainment against all or a material portion of business affairs; default on other material debt (including secured hedging agreements); breach of any representation or warranty; limitation or termination of any guarantee with respect to the Facility; impairment of security; employee benefits; and actual or asserted invalidity or unenforceability of any Facility documentation or liens securing obligations under the Facility documentation.

Conditions Precedent to Closing:	The conditions set forth on Annex B.

Assignments:	Each Lender shall be permitted to assign, in an amount not less than $1.0 million, its rights and obligations under the Loan Documents, or any part thereof, to any person or entity with the consent of Agent and Borrowers (such consent not to be unreasonably withheld, delayed or conditioned); provided that no consent by Borrowers shall be required for assignments (a) to another Lender, an affiliate of a Lender or an approved fund under common control with a Lender, or (b) after the occurrence and during the continuance of a default or an event of default. Subject to customary voting limitations, each Lender shall be permitted to sell participations in such rights and obligations, or any part thereof to any person or entity without the consent of Borrowers.

Governing Law and Forum:	State of New York

Counsel to Agent:	Goldberg Kohn

Annex A-I
Interest Rates and Fees

Interest Rate Options	Borrowers may elect that the loans bear interest at a rate per annum equal to:

(i) the Base Rate plus 4.50%; or

(ii) the LIBOR Rate plus 3.50% (the “LIBOR Margin”).

As used herein:

The “Base Rate” means the greatest of (a) the prime lending rate as publicly announced from time to time by Wells Fargo Bank, N.A., (b) the Federal Funds Rate plus 1/2% and (c) the three-month LIBOR rate (which shall be determined daily) plus 1.00%.

The “LIBOR Rate” means the rate per annum appearing on Bloomberg L.P.’s (the “Service”) Page BBAM (official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service or any successor to or substitute for such Service 2 Business Days prior to the commencement of the requested Interest Period, adjusted by the reserve percentage prescribed by governmental authorities as determined by Agent. The LIBOR Rate shall be available for interest periods of 1, 2 and 3 months.

Interest Payment Dates	In the case of loans bearing interest based upon the Base Rate (“Base Rate Loans”), monthly in arrears.

In the case of Loans bearing interest based upon the LIBOR Rate (“LIBOR Rate Loans”), on the last day of each relevant interest period.

Letter of Credit Fees	An amount equal to the LIBOR Margin per annum times the undrawn amount of each Letter of Credit, payable in cash monthly in arrears, plus the charges imposed by the letter of credit issuing bank; provided however, that if the Default Rate is in effect, the Letter of Credit Fee shall be increased by an additional 2.0% per annum.

Default Rate	At any time when an event of default has occurred and is continuing and upon written election of

Required Lenders (to be defined in the Loan Documents) all amounts due under the Facility shall bear interest at 2.0% above the interest rate otherwise applicable thereto.

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

Unused Revolver Fee	A fee in an amount equal to 0.50% per annum times the unused portion of the Revolver shall be due and payable monthly in arrears.

Annex A-II
Fees
[REDACTED]

Annex B
The initial availability of the Facility is subject to the satisfaction of each of the following conditions precedent:
(a) Delivery of Loan Documents customary for transactions of this type duly executed by the Loan Parties (or applicable third parties as the case may be) including a credit agreement, security agreements, control agreements, landlord waivers, mortgages, pledge agreements, intercreditor agreements and intercompany subordination agreements, and receipt of other documentation customary for transactions of this type including legal opinions, officers’ certificates, governing documents, evidence of corporate authority and certificates of status, payoff letters, instruments necessary to perfect the Agent’s first priority security interest in the Collateral, and certificates of insurance policies and/or endorsements naming Agent as additional insured or loss payee, as the case may be, all in form and substance consistent with the terms set forth in the Commitment Letter and otherwise on customary and commercially reasonable terms as may be agreed by the parties hereto; provided, that, to the extent the any landlord agreement, mortgage, certificates of insurance policies and/or endorsements naming Agent as additional insured or loss payee, as the case may be, or control agreement is not provided on the Closing Date after the Borrowers’ use of commercially reasonable efforts to do so, the delivery of such document shall not constitute a condition precedent to the availability of the Facility on the Closing Date but (i) such item shall be required to be delivered within a commercially reasonable time after the Closing Date and in any event within 90 days thereafter and (ii) to the extent certificates of casualty insurance and/or endorsements covering inventory are not received on the Closing Date, Agent may exclude inventory from the Borrowing Base until such certificates and/or endorsements are delivered;
(b) Receipt of all documentation and other information required by bank regulatory authorities in connection with the Facility under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act;
(c) Minimum availability under the Facility plus unrestricted cash and cash equivalents of the Loan Parties (excluding cash and cash equivalents included in the Borrowing Base) at closing, after giving effect to the initial use of proceeds (including the payment of all fees and expenses (including Expenses), of not less than $35,000,000;
(d) The following transactions shall have occurred prior to or concurrently with the initial extension of credit under the Facility:
(i) There shall have been contributed to the equity of Parent at least $275,000,000 in cash from Sponsor and its respective affiliates and any other co-investors in AOT Bedding Holdings Corp., on terms and conditions reasonably satisfactory to Agent;
(ii) The Acquisition shall be consummated in accordance with all applicable requirements of law;
(iii) The Plan Sponsor Agreement, and the Restructuring Support Agreement (as defined in the Plan Sponsor Agreement and all other material documentation associated with the Acquisition (collectively, the “Acquisition Documentation”) shall be in form and substance reasonably satisfactory to Agent (Agent hereby confirms that the terms of the Plan Sponsor Agreement and Restructuring Support Agreement provided to it on or prior to that date of the Commitment Letter are satisfactory); and
(iv) the Acquisition shall be completed on the closing date in all material respects in accordance with the terms and conditions of the Acquisition Documentation, and no such terms or conditions shall have been amended or waived in any respect (other than amendments and waivers not adverse to Agent and/or Lenders in any respect) without the prior written consent of the Agent, which consent shall not be unreasonably withheld, conditioned or delayed.
(e) Receipt of documentation evidencing the offering of the Senior Secured Notes in an aggregate principal amount not to exceed $425,000,000 by the Borrowers, all in form and substance reasonably satisfactory to Agent (Agent hereby confirms that the terms expressly set forth in the Description of Notes most recently provided to it on or prior to that date of the Commitment Letter are satisfactory), and delivery of intercreditor agreements in respect of the Senior Secured Notes, in form and substance reasonably satisfactory to Agent;
(f) There has been no material change in Simmons’ corporate structure since the date of the Commitment Letter except as contemplated by the Plan (as defined below) and, after giving effect to the Transactions, the Borrowers and their subsidiaries shall not have outstanding any material indebtedness for borrowed money or preferred stock, other than (i) this Facility, (ii) up to $425 million of indebtedness under the Senior Secured Notes and (iii) certain other indebtedness and preferred stock expressly permitted under the Plan (as defined below) or the Plan Sponsor Agreement, including, without limitation, the Borrowers’ IRB loans and the Loan Agreement, dated December 12, 1997, between Banco Santander Puerto Rico and Simmons Caribbean Bedding, Inc. (which is guaranteed by Simmons Bedding Company);
(g) Completion by Agent of the initial Borrowing Base, the results of which are reasonably satisfactory to Agent;
(h) Either (1) the “Confirmation Order” (as defined in the Plan Sponsor Agreement) shall have become a “Final Order” as defined in the Plan (as defined below) or (2) an order approving the Facility pursuant to sections 364(c), (d), and (e) of the Bankruptcy Code, in form and substance reasonably satisfactory to Agent and based on a motion heard on not less than 15 days’ notice, shall have been entered by the Bankruptcy Court (“Replacement DIP Order”); and
(i) The “Confirmation Order” (as defined in the Plan Sponsor Agreement) shall have been entered and effective no fewer than 10 days prior to the Closing Date and shall not be subject to stay. The approved plan of reorganization attached to the Plan Sponsor Agreement (as in effect on the date hereof) as Exhibit A (the “Plan”) and entered Confirmation Order shall be in substantially identical form and substance as are attached to the Plan Sponsor Agreement as in effect on the date hereof, except for any amendment, modification, supplement or waiver made to the Confirmation Order or the Plan with the consent of the Agent, which consent shall not be unreasonably withheld, conditioned or delayed, and except for such modifications reasonably required by Agent to reflect and approve the assumption by the Reorganized Debtors of the Facility authorized by the Replacement DIP Order, if applicable. All conditions precedent to the effectiveness of the Plan shall have been satisfied (or, with the prior written consent Agent, waived) in the reasonable judgment of Agent; provided, however, that except as consented to by Agent, the Bankruptcy Court’s retention of jurisdiction under the Confirmation Order shall not govern the enforcement of the Loan Documents or any rights or remedies related thereto.

EXHIBIT K
ABL Commitment Letter
Please see attached.

Exhibit K
EXECUTION COPY
PROPRIETARY AND CONFIDENTIAL
NOT FOR FURTHER DISTRIBUTION

Ares Management LLC	DDJ Capital Management, LLC
on behalf of certain funds and/or accounts that it manages and/or advises 2000 Avenue of the Stars 12th Floor Los Angeles, CA 90067	on behalf of certain funds and/or accounts that it manages and/or advises 130 Turner Street Building #3, Suite 600 Waltham, MA 02144

Farallon Capital Management, LLC One Maritime Plaza Suite 2100 San Francisco, CA 94111	Fixed Income Group of J.P. Morgan Investment Management Inc. 383 Madison Avenue New York, NY 10179

MSD SBI, L.P. 645 Fifth Avenue, 21st Floor New York, NY 10022	Oak Hill Advisors, L.P. on behalf of certain funds and/or accounts that it manages and/or advises 1114 Avenue of the Americas, 27th Floor New York, NY 10036

Oaktree Capital Management, L.P. As agent on behalf of certain funds and accounts 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071	Sola Ltd Solus Core Opportunities Master Fund Ltd c/o Solus Alternative Asset Management LP 430 Park Avenue, 9th Floor New York, NY 10022

Waddell & Reed Investment Management Company 6300 Lamar Avenue P.O. Box 29217 Shawnee Mission, KS 66201	Ivy Investment Management Company 6300 Lamar Avenue P.O. Box 29217 Shawnee Mission, KS 66201
September 24, 2009
AOT Bedding Intermediate Holdings, LLC
c/o National Bedding Company, L.L.C.
2600 Forbs Avenue
Hoffman Estates, IL 60192
Attention: Robert Sherman

Commitment to Purchase
Ladies and Gentlemen:
We are pleased to confirm the arrangements under which each of the entities set forth on Exhibit A hereto (as may be novated in accordance with the assignment provisions of this Commitment Letter, each a “Commitment Party” and collectively the “Commitment Parties”), severally and not jointly, commits to AOT Bedding Intermediate Holdings, LLC (“Holdings”) to purchase, and Holdings commits to cause Issuer (as defined below) to issue, notes to provide financing for the transactions described below on the terms and subject to the conditions set forth in this letter and in Exhibits A, B and C attached hereto (collectively, as amended from time to time in accordance with the terms hereof, the “Commitment Letter”).
You have informed us that AOT Bedding Super Holdings, LLC (“SuperHoldings”), a newly formed entity directly or indirectly controlled by one or more affiliated funds of Ares Management LLC (“Ares”) and Ontario Teachers’ Pension Plan Board (“Teachers” and, together with Ares and their respective affiliates, the “Sponsor”), and Holdings, a newly formed, wholly owned subsidiary of SuperHoldings, intend to acquire, directly or indirectly, all of the newly issued capital stock of Bedding Holdco Incorporated (the “Company”), the direct parent company of Simmons Bedding Company (“Opco” or “Borrower”, together with the Company and its subsidiaries, the “Acquired Business”) pursuant to the plan of reorganization (the “Plan”) described in the Plan Sponsor Agreement (as defined below) with respect to the Acquired Business to be confirmed and consummated in one or more voluntary cases (the “Bankruptcy Cases”) under Chapter 11 of Title 11 of the United States Bankruptcy Code, 11 U.S.C. §§101, et seq., (the “Bankruptcy Code”) to be commenced by the Company and Borrower in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Concurrently herewith, you are entering into that certain Plan Sponsor Agreement (as amended or otherwise modified from time to time in accordance with Exhibit C, the “Plan Sponsor Agreement”) by and among SuperHoldings, Holdings, Simmons Company, the Company, Opco, and its direct and indirect domestic subsidiaries. For purposes of this Commitment Letter, the “Acquisition” refers to any direct or indirect acquisition of all or substantially all the common stock or assets of the Company pursuant to the Plan Sponsor Agreement and a plan of reorganization approved by the class of holders of Opco Notes and Holdco Notes (each as defined below) in accordance with Section 1126(b) of the Bankruptcy Code.
You have also informed us that the Acquisition pursuant to the Plan Sponsor Agreement and the working capital requirements of the Acquired Business after consummation of the Acquisition will be financed from the following sources:
•
$425 million of aggregate principal amount of the initial series of senior secured term notes to be issued by the Borrower (the “Issuer”) and guaranteed by the “Guarantors” described in Exhibit B (the “Guarantors”) having the terms set forth in Exhibit B (the “Notes”);

•
up to $75 million under a senior secured revolving credit facility (the “ABL Facility”) having terms and conditions which are permitted by the description of the Notes, attached as Exhibit B or as otherwise are reasonably satisfactory to (i) Holdings and (ii) Commitment Parties holding more than 50% of total Commitments (“Majority Commitment Parties”); and

•	common equity investments in Holdings in an amount of gross proceeds of not less than $300 million (the “Equity Contribution”) that do not constitute Disqualified Stock (as defined in Exhibit B).
Commitment
Each Commitment Party is pleased to confirm its several, but not joint, commitment (each, a “Commitment” and collectively, the “Commitments”) to Holdings to purchase, directly or through one or more of its affiliates, and Holdings is pleased to confirm its commitment (the “Issue Commitment”) to cause Issuer to issue and sell to such Commitment Party, at the closing of the Acquisition (the “Closing Date”), the percentage specified for each such Commitment Party on Exhibit A hereto of the $425 million in aggregate principal amount of the Notes, in each case, on the terms, and subject to the conditions, set forth in this Commitment Letter.
It is anticipated that the Notes will be issued in a private placement and will not be eligible for resale without restrictions. The note purchase agreement for the Notes (the “Note Purchase Agreement”) will contain (a) a covenant for the Issuer to deliver on the Closing Date any and all documentation and information necessary to satisfy the requirements of Rule 144A(d)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (b) a customary representation and warranty (with customary materiality qualifiers) with respect to the most recent financial information described in Legal and Documentary Conditions (attached as Exhibit C hereto) #6 and 7 and a customary 10b-5 representation and warranty regarding the Disclosure Statement (as defined in the Plan Sponsor Agreement), the Information Statement (as defined below), Rule 144A(d)(4) information and any supporting information prepared by the Company to describe the Company to potential purchasers of Notes, and (c) a customary securities law indemnity for the Commitment Parties by the Company with respect thereto. The Notes will not benefit from registration rights.
The payment price for the purchase of the Notes shall be equal to 100% of the aggregate principal amount of the notes listed on Exhibit A and each Commitment Party shall pay, and Holdings directs such Commitment Party to pay, the amount indicated in Exhibit A as the commitment amount (the “Commitment Amount”) of such Commitment Party to the Issuer in cash at closing of the Acquisition, without setoff or counterclaim, in partial satisfaction of the purchase price payable under the Plan Sponsor Agreement and, as part of a simultaneous transaction, netted against such Commitment Party’s and its affiliates’ distributions to be made simultaneously under the Plan pursuant to a standard set of closing date payment instructions.
This Commitment Letter, the Plan, the Plan Sponsor Agreement, the Equity Contribution, the Acquisition and all of the transactions contemplated hereby or thereby are referred to herein as the “Transactions”.
There are and shall be no titles awarded to any Commitment Party or any Eligible Purchaser (as defined below) and no fees shall be payable in connection with any Commitment except as expressly provided otherwise herein.

Placement of the Notes
The assignment by any Commitment Party of any portion of its Commitment is subject to the Section entitled “Limitation on Assignments;” provided that, except as provided therein or if Holdings consents to novation (such consent not to be unreasonably withheld), no such assignment shall relieve the Commitment Party of its obligations hereunder at any time prior to the funding of such Commitment Party’s Commitment. You have agreed that the Note Purchase Agreement (for the period ending on the date of the issuance of the Notes) and the indenture that will govern the Notes (the “Indenture”) (as of and after the date of the issuance of the Notes) will require the Issuer to deliver on the Closing Date any and all documentation and information necessary to satisfy the requirements of Rule 144A(d)(4) promulgated under the Securities Act. Any future offers by the Commitment Parties to potential purchasers of the Notes must be to “qualified institutional buyers” as defined in Rule 144A(a)(1) under the Securities Act or to persons who are not “U.S. persons” as defined in Rule 902(k) under the Securities Act or institutions that are institutional “accredited investors” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act (“Eligible Purchasers”) and in each case, be subject to customary provisions of the Indenture to be part of the definitive documentation and otherwise in accordance with applicable law. Each Commitment Party hereby represents and warrants that it is acquiring the Notes for its own account (or for accounts over which it exercises investment authority) and not with a view to distribution thereof.
In addition, the Note Purchase Agreement shall include an obligation of the Company to use commercially reasonable efforts (a) to provide to the Commitment Parties within 60 days of the date of issuance of the Notes an information statement (the “Information Statement”) including (i) the financial statements referenced in Legal and Documentary Conditions (attached as Exhibit C hereto) #6 and 7, (ii) the information required by Rule 144A(d)(4), (iii) a description of the Notes and related definitive documentation, (iv) a discussion of ‘risk factors’, and (v) such other information as the Company, in consultation with the initial Commitment Parties, reasonably believes appropriate to describe the Notes, the Company and the business of the Company to secondary purchasers of Notes, (b) to obtain a rating of the Notes by at least two nationally recognized statistical rating organizations within 60 days of the date of issuance of the Notes, and (c) to make the Notes DTC eligible within 60 days of the date of issuance of the Notes. If the Company shall have failed to take any of the actions set forth in clauses (a), (b) and (c) above (for the avoidance of doubt, regardless of the Company’s commercially reasonable efforts) on or prior to the 60th day following the date of issuance, the Indenture for the Notes shall provide that the Notes shall bear supplemental interest from (but excluding) such 60th day until the first date on which all such actions have been taken at a rate per annum equal to 0.50%.
Specific Performance
Notwithstanding anything in this Commitment Letter or the Plan to the contrary, each Commitment Party hereby acknowledges and agrees that Holdings and the Issuer would be irreparably damaged by any breach of this Commitment Letter by such Commitment Party (including, without limitation, the failure of such Commitment Party to fund its Commitment hereunder) and, without prejudice to the rights and remedies otherwise available to Holdings or the Issuer, each Commitment Party agrees that Holdings, or in the case of a Condition Failure (as defined below) the Issuer, shall be entitled to equitable relief, including an injunction or specific performance, in the event of any breach or threatened breach of the provisions of this Commitment Letter. Such remedies shall not be deemed to be exclusive remedies but shall be in addition to all other remedies available at law or equity to Holdings or the Issuer.
Liquidated Damages
If Holdings breaches either (i) its obligation to cause Issuer to issue and sell the Notes to any Commitment Party in order to consummate the Acquisition or (ii) its obligations under the second paragraph of the “Termination; Survival” Section below, you agree to pay upon consummation of the Acquisition to such Commitment Party as liquidated damages, as its sole and exclusive remedy in the case of such breach and in lieu of any other right, claim, cause of action, loss or damages (including specific performance) that could be asserted by such Commitment Party against you in connection with this Commitment Letter or the debt financing transaction contemplated hereby, an amount (the “Liquidated Damages”) equal to 7.0% of such Commitment Party’s Commitment Amount.
Notwithstanding the foregoing, no amounts shall be payable to any Commitment Party pursuant to this paragraph if such Commitment Party has been offered, and failed to purchase, notes having terms and conditions substantially similar to those set forth in this Commitment Letter (it being understood that any notes being offered to such Commitment Party will not be substantially similar to those set forth in this Commitment Letter unless (A) each financial term of such notes (including, without limitation, the interest rate, maturity and call protections thereof) is identical except for variations that, with respect to such financial term, are de minimis or more favorable to such Commitment Party, (B) the rights and remedies of the holders of such notes and any agent or trustee in respect thereof are identical in all material respects to those set forth in this Commitment Letter, (C) the ranking, guarantors and secured status of the notes is identical or more favorable to such Commitment Party (other than de minimis changes in the scope and nature of collateral), and (D) any other divergence from the terms and conditions set forth in this Commitment Letter, taken as a whole with all such divergences, would not be materially adverse to such Commitment Party solely in its capacity as a provider of its Commitment hereunder).
Confidentiality
This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor any of its terms or substance shall be disclosed, directly or indirectly, to any other person except (i) to (A) the persons party to the Plan Sponsor Agreement, (B) the persons party to the preferred equity investment anticipated to be consummated concurrently with the purchase of the Notes, (C) the persons party to the Second Amended and Restated Credit and Guaranty Agreement, dated as of May 25, 2006 (as has been amended, restated, supplemented or otherwise modified from time to time), among Opco, as borrower, the Company and the domestic subsidiaries of Opco, as guarantors, Deutsche Bank AG, New York Branch, as administrative agent, and other lenders, issuing banks, and parties thereto (the “Senior Debt Credit Agreement”), (D) the persons party to the ABL Facility, (E) the trustee and/or the holders of Opco’s $200 million aggregate principal amount of 7.875% Senior Subordinated Notes due January 15, 2014 (the “Opco Notes”), (F) the trustee and/or the holders of the Simmons Company’s $269 million aggregate principal amount of 10% Senior Discount Notes due 2014

(the “Holdco Notes”), and (G) Holdings’ and each of Holdings’ and Simmons Company and its subsidiaries’ respective directors, officers, employees, attorneys, accountants, agents, advisors and other representatives who need to know such information and are informed of the confidential nature of such information and such attorneys, accountants, agents, advisors and other representatives are or have been advised of their obligation to keep information of this type confidential, (ii) in any legal, judicial, administrative or other regulatory proceeding, including, without limitation, the Bankruptcy Cases, or as otherwise required by law or regulation or as requested by a governmental or regulatory authority (in which case Holdings agrees, to the extent permitted by law, to inform the Commitment Parties promptly in advance thereof), and (iii) the existence and contents of this Commitment Letter may be disclosed in the Plan, the disclosure statement for the Plan or any prospectus or offering memorandum relating to the Notes or in connection with any public filing requirement.
Each of the Commitment Parties shall use all nonpublic information received by it in connection with its Commitment and the Transactions solely in connection with the Commitment, the investment contemplated by this Commitment Letter or in connection with the Transactions and in compliance with securities laws and regulations and shall treat confidentially all such information and the terms and contents of this Commitment Letter; provided, however, that nothing herein shall prevent such Commitment Party from disclosing any such information (i) in any legal, judicial, administrative or other regulatory proceeding, including, without limitation, the Bankruptcy Cases, or otherwise as required by applicable law or regulation (in which case such Commitment Party shall promptly notify Holdings, in advance, to the extent permitted by law), (ii) prior to the Closing Date, to the persons party to the Plan Sponsor Agreement, the persons party to the Senior Debt Credit Agreement, the persons party to the ABL Facility, the trustee and/or the holders of the Opco Notes and the trustee and/or the holders of the Holdco Notes and their respective directors, officers, employees, attorneys, accountants, agents, advisors and other representatives, (iii) upon the request or demand of any governmental or regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall notify Holdings as soon as reasonably practicable if such notification does not violate the terms of such request or demand or applicable law), (iv) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party who need to know such information and are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to any of its affiliates solely in connection with the Commitments and the related transactions (provided that such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for their affiliates’ compliance with this paragraph), (vi) to the extent any such information becomes publicly available other than by reason of disclosure by any Commitment Party in breach of this Commitment Letter or from a source not known by such Commitment Party (or not known by such Commitment Party to be bound by confidentiality obligations to the Issuer), (vii) to the extent applicable, and only in respect of the information received in connection with the Commitment, for purposes of establishing a “due diligence” defense and (viii) following the Closing Date, in connection with the trading of the Notes to third parties to the extent permitted by law.

Conditions to Commitment
The Commitment of each Commitment Party hereto is subject to the following conditions precedent:
1.
The Equity Contribution shall have been funded or shall be funded contemporaneously with the purchase of the Notes and the funding of the Commitment and Holdings shall have contributed, or shall contribute contemporaneously with the purchase of the Notes such Equity Contribution to the Issuer; and

2.	The legal and documentary conditions described in Exhibit C shall, subject to the “Amendment” section set forth below, have been satisfied.
The Issue Commitment with respect to each Commitment Party is subject to the satisfaction or waiver by Holdings of the following conditions precedent:
1.
Such Commitment Party shall have provided or given adequate assurances of its readiness to provide at closing of the Acquisition gross cash proceeds to the Issuer in an amount equal to the amount of its Commitment in exchange for the Notes to be purchased by such Commitment Party;

2.	The consummation of the Acquisition; and

3.
Such Commitment Party shall have executed and delivered (or be willing to execute and deliver) the documents set forth in the condition described in #3 to Exhibit C and shall have made (or be willing to make) any representation reasonably required to be made in the documents set forth in the condition described in #3 in Exhibit C relating to securities law exemptions, provided that each Commitment Party shall be permitted to represent that it is either a “qualified institutional buyer”, non-“U.S. persons” or an institution that is an institutional “accredited investor,” each as defined in the Securities Act.

Each Commitment Party shall work in good faith with Holdings to prepare and agree on the forms of all definitive documentation and other legal and documentary conditions relating to its investment as promptly as practicable after the approval of the Plan Sponsor Order (as defined in the Plan Sponsor Agreement), in each case on terms consistent with this Commitment Letter. The parties agree that this Commitment includes all material terms for the purchase of the Notes by the Commitment Parties and is intended to be a binding commitment of purchase and sale effective as of the date hereof.
Limitation of Liability
Except as set forth in the “Liquidated Damages” section, in no event will any party hereto or any of its affiliates or any of their respective officers, directors, partners, trustees, employees, affiliates, stockholders, advisors, agents, attorneys in fact, representatives or controlling persons be liable for consequential, indirect, punitive or special damages as a result of any failure to issue or purchase the Notes or otherwise in connection with the transactions contemplated by this

Commitment Letter. Except in the case of gross negligence, willful misconduct or bad faith of such person, no such person will be liable for any damages arising from the use by unauthorized persons of any written information, any financial projections or any other materials sent through electronic, telecommunications or other information transmission systems.
Termination; Survival
Each Commitment Party’s Commitment, Holdings’ Issue Commitment and all other obligations under this Commitment Letter will be terminated upon the earlier of (x) the date of termination of the Plan Sponsor Agreement; and (y) March 15, 2010 (any such date, the “Termination Date”).
This Commitment Letter may at any time (whether before or after its scheduled expiration or termination in accordance with its terms) be amended by an instrument in writing signed by Holdings and the Supermajority Commitment Parties (as defined below) to extend the Termination Date if it would otherwise terminate pursuant to clause (y) of the preceding paragraph, for one or more consecutive 30 day periods, so long as there continues to be a confirmed or confirmable Plan involving the Acquisition; provided that if Supermajority Commitment Parties have requested and Holdings has refused to consent to any such extension, Holdings agrees that it shall not consummate the Acquisition pursuant to the Plan Sponsor Agreement.
Upon any expiration or termination of this Commitment Letter, there shall be no liability under this Commitment Letter on the part of any Commitment Party or Holdings or any of its subsidiaries, other than any liability arising out of or relating to any breach prior to or upon termination. Notwithstanding the foregoing, the following Sections shall remain in full force and effect until the execution and delivery of Definitive Documentation (as defined below): “Confidentiality;” “Termination; Survival;” “Liquidated Damages;” “Limitation of Liability;” “Specific Performance;” and “Additional Matters.”
“Supermajority Commitment Parties” shall mean the Commitment Parties (other than any Commitment Party affiliated with Ares Management LLC (together, “Ares Capital Markets Affiliates”)) holding more than 66 2/3% of the total Commitments (excluding from total Commitments for the purpose of such calculation the Commitments of Ares Capital Markets Affiliates).
Limitation on Assignments; Funding Failure
This Commitment Letter may not be assigned by you to any person other than to an affiliate of Holdings who becomes the purchaser of the Acquired Business under the Plan Sponsor Agreement and has assumed and agreed to perform for the Commitment Parties’ benefit all of Holdings’ obligations to the Commitment Parties under this Commitment Letter. Each Commitment Party may not assign its Commitment and agreements hereunder, in whole or in part, to any person other than an affiliate of such Commitment Party or a fund or account on whose behalf such Commitment Party acts as an agent or manager, or a fund that is under common investment management, provided that no such assignment shall release such Commitment Party from its obligations to Holdings hereunder unless (i) such assignee has assumed in writing all obligations of such Commitment Party hereunder and (ii) such assignee is a fund with assets under management of at least twenty times the Commitment Amount being assigned. Any purported assignment made other than in accordance with this paragraph shall be void.
Notwithstanding any other provision of this Commitment Letter, Holdings shall have the right to require any Defaulting Commitment Party or Adverse Commitment Party, as applicable, to assign its Commitment to either (i) another Commitment Party (with the consent of such Commitment Party who is the assignee of such Commitment) or (ii) another entity that assumes in writing all of such Commitment hereunder. For the avoidance of doubt, such assignee may be any affiliate of Holdings or any Sponsor and Holdings may pay to such assignee such fees or other consideration as it determines appropriate in consideration with such assignment. For purposes of the foregoing, (a) a Commitment Party shall be a “Defaulting Commitment Party” if a deficit has arisen from the failure of such Commitment Party to fund or provide adequate assurances of its readiness to fund its commitment amount on the Closing Date and such failure is not otherwise remedied (whether through the exercise of specific performance rights provided herein or otherwise), and (b) a Commitment Party shall be an “Adverse Commitment Party” if such Commitment Party, its controlled, controlling or commonly controlled affiliates or their respective officers, directors, agents or representatives shall have (i) materially breached any obligations under the Restructuring Support Agreement, dated as of the date hereof (as amended or otherwise modified from time to time, the “Restructuring Support Agreement”), by and among Simmons Company, the Company, Opco, Holdings and SuperHoldings, on the one hand, and certain lenders under the Senior Secured Credit Facility and certain holders of the Opco Notes and Holdco Notes, on the other hand, while a party thereto and such breach remains uncured for a period of 3 business days following written notice from the Purchaser (as defined in the Plan Sponsor Agreement) or (ii) directly or indirectly, filed or joined in the filing of any motion, pleading or notice in the Bankruptcy Case (as defined in the Plan Sponsor Agreement) or any related appellate proceeding that objects to or challenges the Plan, the Plan Sponsor Order, the Confirmation Order, the Disclosure Statement (in each case, as defined in the Plan Sponsor Agreement) or the transactions contemplated by the Plan Sponsor Agreement, provided that no Commitment Party shall become an Adverse Commitment Party (1) because of any action taken or motion, pleading or notice filed (X) to object to or oppose any proposed Restructuring Document (as defined in the Restructuring Support Agreement), or amendments, modifications or supplements to any Restructuring Document that are inconsistent with the terms and conditions of any other Restructuring Document to which it is a party or beneficiary or to this Commitment Letter or the Equity Commitment Letter or (Y) to enforce its rights under the Restructuring Support Agreement or any Restructuring Document to which it is a party; or (2) if any of the Plan Proponents (as defined in the Plan) shall have amended or modified any of the provisions of the Plan specified in Section 2.3 of the Restructuring Support Agreement in violation of Section 2.3 of the Restructuring Support Agreement but only to the extent such Commitment Party is a beneficiary thereof. For the avoidance of doubt, the Commitment of an Adverse Commitment Party shall remain in full force and effect until the Commitment of such Adverse Commitment Party is assumed and assigned in accordance herewith.

Third Party Beneficiaries
This Commitment Letter is intended to be solely for the benefit of the parties hereto and, except as set forth in this paragraph, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and any purported assignment not in conformity herewith shall be null and void and of no force and effect; provided that the Issuer is intended to be, and shall be, a third party beneficiary of, and of Holdings’ rights and remedies under, this Commitment Letter, it being understood that the Issuer shall not be entitled to exercise any rights or remedies hereunder unless the Acquisition is not consummated as a result of the failure of the condition precedent set forth in Section 8.1(g) of the Plan Sponsor Agreement (as in effect on the date hereof except as amended in accordance with the terms of Exhibit C) as it relates to Exit Financing (as defined in the Plan Sponsor Agreement) to be satisfied (such event, a “Condition Failure”).
Amendment
Except as provided under the “Termination; Survival” Section with respect to extensions of the term of this Commitment Letter, this Commitment Letter may not be amended or any term or provision hereof waived or otherwise modified except by an instrument in writing signed by Holdings and the Majority Commitment Parties, provided that, (i) Holdings’ and each Commitment Party’s consent shall be required with respect to (A) a decrease in the stated interest rate of the Notes, (B) an extension of the maturity date of the Notes, (C) a change in the call provision in a manner that is adverse to the Commitment Parties, (D) an increase in the principal amount of the Notes in excess of $425 million, (E) an increase in the commitments under the ABL Facility in excess of $75 million, (F) a material reduction in the collateral or a change in the priority of the liens securing the Notes, (G) a change in the identity of the Sponsor under the Plan Sponsor Agreement, (H) to the extent affected, a change in the Commitment Amount of such Commitment Party, (I) an amendment to the definition of Majority Commitment Parties or Supermajority Commitment Parties, (J) any waiver or amendment to the assignability of this Commitment Letter, (K) any modification, amendment or waiver of the covenants, representations and warranties and indemnities to be included in the Note Purchase Agreement as set forth above under “Commitments”, (L) any modification, amendment or waiver of the 1st condition set forth under “Conditions to Commitment”, the first sentence of the 1st condition set forth on Exhibit C or the 2nd condition set forth on Exhibit C with respect to a default in respect of covenants to be included in the Note Purchase Agreement as set forth above under “Commitments” (together, the “Unanimous Closing Conditions”), or (M) any amendment to clause (i), (iii) or (iv) of this proviso to the Section “Amendment”; (ii) the Issuer’s consent shall be required with respect to any modifications to the conditions set forth in this Commitment Letter; bankruptcy court jurisdiction in the event of a Condition Failure; an amendment to the “Specific Performance” Section; the Issuer’s status as a third party beneficiary as set forth above; the definition of a Condition Failure; an amendment to the “Termination; Survival” Section and an amendment to the “Limitation on Assignments; Funding Failure” Section; (iii) except as specifically set forth therein, the consent of Holdings and Supermajority Commitment Parties shall be required with respect to any amendments to the “Termination; Survival” Section; and (iv) the consent of Supermajority Commitment Parties, (such consent not to be unreasonably withheld or delayed in the case of any waiver under Legal and Documentary Conditions

(attached as Exhibit C hereto) #2, 3(B), 5 and 11 that is reasonably necessary for the consummation of the transactions specified in the Plan), shall be required to modify, amend or waive any closing condition set forth herein, including under “Conditions to Commitment” and Exhibit C hereto, other than the Unanimous Closing Conditions.
Additional Matters
The Commitment Parties hereby notify the Sponsor, Holdings and the Acquired Business that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), they and each Eligible Purchaser may be required to obtain, verify and record information that identifies the Sponsor, the Issuer and each of the Guarantors, which information includes the name and address of the Sponsor, the Issuer and each of the Guarantors and other information that will allow the Commitment Parties and each Eligible Purchaser to identify the Sponsor, the Issuer and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party and each Eligible Purchaser.
The Commitment Parties and Holdings and their respective equity holders and affiliates may have economic interests that are in conflict or that conflict with those of the Issuer, the Acquired Business, or the equity holders or affiliates or any of the foregoing. Each Commitment Party and Holdings agree that each Commitment Party and Holdings each has acted and will continue to act under this Commitment Letter and in connection with the Transactions for its own account as an independent actor and that nothing in this Commitment Letter or otherwise creates or will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty as among the Commitment Parties or between any Commitment Party and Holdings or between any Commitment Party or Holdings and any of the Issuer, the Acquired Business, or any of the equity holders or affiliates of any of the foregoing. Each of Holdings and each Commitment Party acknowledge and agree that it has consulted its own legal and financial advisors to the extent it deems it appropriate to do so and that it is responsible for making its own independent judgment with respect to this Commitment Letter, all Transactions and the process leading thereto. Each of Holdings and each Commitment Party agrees that it will not claim that any of Holdings or any Commitment Party, or any equity owner or affiliate of Holdings or any Commitment Party, has rendered advisory services of any nature or respect with respect to the Transactions, or owes a fiduciary or similar duty to it in connection with the Transactions or the process leading thereto.
Each party hereto agrees for itself and its affiliates that any suit or proceeding arising in respect to this Commitment Letter or the purchase and sale of the Notes contemplated hereby will be tried exclusively in the U.S. District Court for the Southern District of New York, or if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York; provided that if the Condition Failure occurs, the parties agree that the Bankruptcy Court shall have sole and exclusive jurisdiction with respect to any suit or proceeding arising in respect to this Commitment Letter and the purchase and sale of the Notes contemplated hereby, and each party hereto agrees for itself and its affiliates to submit to the exclusive jurisdiction of, and to venue in, such courts. Any right to trial by jury with respect to any action or proceeding arising in connection with, or as a result of, this Commitment Letter or the purchase and sale of the Notes contemplated hereby is hereby waived by the parties hereto. This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York; provided that the “Material Adverse Change” condition set forth in Exhibit C shall be governed by and construed in accordance with the laws of the State of Delaware.
This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in .pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter is the only agreement that has been entered into among the parties hereto with respect to the Notes and sets forth the entire understanding of the parties with respect thereto and supersedes any prior written or oral agreements among the parties hereto with respect to the Notes.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to Commitment Parties the enclosed copy of this Commitment Letter, on or before the close of business on September 24, 2009, whereupon this Commitment Letter will become binding between us. If this Commitment Letter has not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.

Very truly yours, ARES MANAGEMENT LLC on behalf of certain funds and/or accounts that it manages and/or advises
By:	/s/ Seth J. Brufsky
	Name:	Seth J. Brufsky
	Title:	Authorized Signatory

DDJ CAPITAL MANAGEMENT, LLC, on behalf of certain funds and/or accounts that it manages and/or advises
By:	/s/ David J. Breazzano
	Name:	David J. Breazzano
	Title:	President
SPRINGBOK, L.L.C.
By:	Farallon Capital Management, L.L.C., its
manager and attorney in fact

By:	/s/ Rajiv A. Patel
	Name:	Rajiv A. Patel
	Title:	Managing Member
J.P. MORGAN INVESTMENT MANAGEMENT INC., on behalf of certain accounts set forth on Exhibit A
By:	/s/ Robert L. Cook
	Name:	Robert L. Cook
	Title:	Managing Director
MSD SBI, L.P.
By:	/s/ Marc R. Lisker
	Name:	Marc R. Lisker
	Title:	Manager and General Counsel

OAK HILL ADVISORS, L.P., on behalf of certain private funds and separate accounts that it manages set forth on Exhibit A
By:	Oak Hill Advisors GenPar, L.P.
its general partner

By:	Oak Hill Advisors MGP, Inc.
its managing general partner

By:	/s/ Scott D. Krase
	Name:	Scott D. Krase
	Title:	Authorized Signatory
OAKTREE CAPITAL MANAGEMENT, L.P.
By:	/s/ Desmund Shirazi
	Name:	Desmund Shirazi
	Title:	Managing Director

By:	/s/ Frances Nelson
	Name:	Frances Nelson
	Title:	Managing Director
SOLA LTD
By:	/s/ Christopher Pucillo
	Name:	Christopher Pucillo
	Title:	Director
SOLUS CORE OPPORTUNITIES MASTER FUND LTD
By:	/s/ Christopher Pucillo
	Name:	Christopher Pucillo
	Title:	Director

Waddell & Reed Investment Management Company
By:	/s/ William Nelson
	Name:	William Nelson
	Title:	Senior Vice President
Ivy Investment Management Company
By:	/s/ Bryan C. Krug
	Name:	Bryan C. Krug
	Title:	Vice President

ACCEPTED AND AGREED AS OF SEPTEMBER 24, 2009:
AOT BEDDING INTERMEDIATE HOLDINGS, LLC

By:	AOT Bedding Super Holdings, LLC,
its sole member

By:	Ares Corporate Opportunities Fund III, L.P.,
its member

By:	ACOF Operating Manager III LLC,
its manager

By:	/s/ Nav Rahemtulla

	Name:	Nav Rahemtulla
	Title:	Authorized Signatory

and

By:	Ontario Teachers’ Pension Plan Board,
its member

By:	/s/ Romeo Leemrijse

	Name:	Romeo Leemrijse
	Title:	Director

Exhibit A
[REDACTED]

Exhibit B
[REDACTED]

Exhibit C
Legal and Documentary Conditions
In addition to the conditions described in the body of the Commitment Letter, the obligations of each Commitment Party under the Commitment Letter are subject to the satisfaction or waiver (in accordance with the “Amendments” Section thereof) of the following additional conditions precedent (capitalized terms used and not otherwise defined in this Exhibit C having the meaning attributed thereto in the Commitment Letter or Exhibit B):
1. Consummation of Plan Sponsor Agreement; Plan. The Acquisition shall be consummated pursuant to the Plan Sponsor Agreement concurrently with the purchase of the Notes and no provision thereof shall have been amended or waived and no consent shall have been granted thereunder by any Purchaser Entity (with such term, for purposes of this Exhibit C, having the meaning attributed thereto in the Plan Sponsor Agreement and, for the avoidance of doubt, including any affiliate of Holdings who becomes a purchaser of the Acquired Business under the Purchase Agreement), in each case, in any respect materially adverse to the Commitment Parties, solely in their capacity as providers of their respective Commitment. No Purchaser Entity shall have consented to any amendment or modification of the Plan attached as Exhibit A to the Plan Sponsor Agreement that would require the consent of such Purchaser Entity (including pursuant to the Plan or Plan Sponsor Agreement) other than one that would not be materially adverse to the Commitment Parties, solely in their capacity as providers of their respective Commitment.
2. Absence of Defaults. There shall not exist any default or event of default under the Indenture after giving effect to the use of the proceeds of the Notes and the Equity Contribution. There shall not exist any default or event of default under the Note Purchase Agreement (other than with respect to representations and warranties) and the Specified Representations of the Issuer set forth therein shall be true and complete in all material respects.
3. Definitive Documentation; Customary Closing Documents. (A) The other relevant parties shall have executed and delivered (or be willing to execute and deliver) (a) the Note Purchase Agreement, containing terms consistent in all material respects with this Commitment Letter and otherwise substantially similar to the Note Purchase Agreement dated as of December 10, 2003, by and among the Issuer and the other parties thereto (including a representation by each purchaser thereunder that it is an Eligible Purchaser), except that the Note Purchase Agreement (i) shall not contain any closing conditions other than as specified in this Commitment Letter; (ii) shall not contain any representations and warranties by the Issuer or Holdings other than with respect to corporate power and authority, due authorization, execution and delivery, in each case as they relate to the entering into and performance of the relevant definitive documentation, the enforceability of the relevant definitive documentation, Federal Reserve margin regulations, the Investment Company Act and, in the case of the Notes, the status of the Notes as senior debt and the creation of security interests (such representations and warranties, the “Specified Representations”) and the representation to be included in the Note Purchase Agreement and described in the Commitment Letter under “Commitment” and (iii) as the Commitment Parties are not underwriters, shall not contain a requirement for an offering memorandum or other offering documentation beyond the documentation and information necessary to satisfy the requirements of Rule 144A(d)(4) promulgated under the Securities Act and the Information Statement; (b) the Indenture consistent with the terms set forth in Exhibit B and otherwise containing customary terms for senior secured high yield notes issued in a private placement and eligible for resale on a “144A-for-life” basis; and (c) a pledge and security agreement covering the Collateral; in each of cases (a) through (c) in form and substance reasonably satisfactory to the Supermajority Commitment Parties and Holdings (collectively, the “Definitive Documentation”); and (B) the Commitment Parties shall have received customary closing certificates (including a solvency certificate of a financial officer as to the solvency of the Borrower and its subsidiaries, taken as a whole, after giving effect to the Plan), customary legal opinions (for the avoidance of doubt, other than a 10b-5 letter), corporate records, financing statements, good standing certificates and other customary closing documents for the closing for a private placement of senior secured high yield notes.
4. Discharge of Existing Debt. After giving effect to the Transactions, the Borrower and its subsidiaries shall have (A) outstanding no material indebtedness for borrowed money or preferred stock, other than (i) up to $75 million of indebtedness under the ABL Facility, (ii) up to $425.0 million of indebtedness under the Notes, and (iii) certain other indebtedness and preferred stock permitted under the Plan or the Plan Sponsor Agreement, including, without limitation, the IRB Debt and (B) no liens in respect of borrowed money, other than liens permitted by or expressly provided for under the ABL Facility, the Plan, the Plan Sponsor Agreement or the Indenture.
5. Intercreditor Agreement. To the extent an ABL Facility shall have been entered into, the agent, on behalf of itself and the lenders, under the ABL Facility shall have entered into an intercreditor agreement (the “Intercreditor Agreement”) with the trustee on behalf of the purchasers of the Notes (the “Trustee”) that is not materially less favorable to the holders of Notes than the terms described on Exhibit B.
6. Audited Financial Statements. The Commitment Parties shall have received audited consolidated balance sheets and related statements of operations, stockholder’s equity and cash flows, together with all related notes and schedules thereto, accompanied by the reports thereon of the accountants of Simmons Company and its subsidiaries as of and for the three most recently completed fiscal years ended at least ninety days before the Closing Date, which (x) were prepared in all material respects in accordance with the books of account and other financial records of Simmons Company, (y) except as disclosed in the notes and schedules thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented, and (z) present fairly in all material respects the consolidated financial condition, results of operations and cash flows of Simmons Company, as applicable, as at the dates and for the periods indicated therein, except to the extent any failure of the foregoing clauses to be true and correct (without giving effect to any materiality qualification) does not result in or constitute a Company Material Adverse Effect (as defined in the Plan Sponsor Agreement as of the date hereof).
7. Unaudited Financial Statements. The Commitment Parties shall have received (a) unaudited consolidated balance sheets and related statements of operations, stockholder’s equity and cash flows of Simmons Company and its subsidiaries for each fiscal quarter ended after the date of this Commitment Letter and at least sixty (60) days before the Closing Date, which were prepared in accordance with GAAP, subject to the absence of footnotes and normal year-end adjustments, and (b) a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of Simmons Company and its subsidiaries for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least sixty (60) days prior to the Closing Date, prepared after giving effect to the Transactions, as if such Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).
8. PATRIOT Act. The Issuer shall have delivered all documentation and other information reasonably required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in any case, requested in writing by the Commitment Parties at least three business days prior to the Closing Date.
9. Confirmation Order. The Confirmation Order (as defined in the Plan Sponsor Agreement) shall have been entered on the docket of the Bankruptcy Court in a form that is substantially similar to the form attached to the Plan Sponsor Agreement, with such amendments or modifications as are not materially adverse to the Commitment Parties, solely in their capacity as providers of their respective Commitment. The Confirmation Order shall not be stayed or vacated.
10. Material Adverse Change. Except as otherwise contemplated by the Plan Sponsor Agreement or the Plan, since December 27, 2008, no Company Material Adverse Effect has occurred which would excuse the Purchaser from its obligation to consummate the Acquisition.
11. Collateral. All filings, recordations, searches and other actions reasonably necessary or desirable to create and perfect the first priority and second priority (as applicable) liens and security interests in respect of the collateral securing the Notes shall have been duly made (including, without limitation, the filing of financing statements under the Uniform Commercial Code), customary short-form security agreements with respect to intellectual property shall have been executed and delivered to the Notes Collateral Agent for filing with the U.S. Patent and Trademark Office and the U.S. Copyright Office and certificates representing the capital stock and membership interests of the Borrower and Guarantors shall have been delivered to the collateral agent under the Indenture; provided, that, to the extent the creation of any lien on any collateral or perfection of such lien requires any action on the part of any third party (including, without limitation, delivery of reasonably satisfactory mortgages, title insurance policies, surveys and other customary documentation in connection with real estate collateral) and is not provided on the Closing Date after the Issuer’s use of commercially reasonable efforts to do so (other than in respect of the filing of financing statements and the delivery of short-form security agreements and, if in existence, certificates representing capital stock and membership interests, in each case as set forth above), the creation or perfection (as applicable) of such lien shall not constitute a condition precedent to the issuance of the Notes on the Closing Date but such action shall be required to have been taken within a commercially reasonable time after the Closing Date and in any event within 90 days thereafter; provided, further, that (1) no control agreement will be required with respect to any deposit or securities accounts (x) so long as the ABL Collateral Agent shall have entered into a control agreement with respect to such accounts serving as agent with respect to the perfection of the Notes Collateral Agent’s security interest therein or (y) with respect to which the ABL Collateral Agent has not required a control agreement and that are (A) payroll, trust or tax withholding accounts funded in the ordinary course of business or required by applicable law, (B) deposit or concentration accounts funded in the ordinary course of business the average daily balance of which for the most recently completed period of twelve consecutive months does not aggregate more than $3,000,000 or (C) checking or demand deposit accounts used solely for disbursements in the ordinary course of business and subject to automatic ACH or wire transfer on each banking day of all funds on deposit therein to a concentration account subject to an account control agreement with the ABL Collateral Agent or the Notes Collateral Agent (subject to clause (B) above) and (2) the Collateral Documents will not require scheduling or notice to the Notes Collateral Agent in respect of Commercial Tort Claims (as such term is defined in the Uniform Commercial Code for the State of New York) unless the aggregate claimed damages thereunder exceeds $5,000,000.